Form 10-K, Exhibit 13
period 1993-12-31
COCA COLA CO
filed 1994-03-14
CIK 21344

                                                                   EXHIBIT 13.1

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES


Management's primary objective is to maximize share-owner value over time.
To accomplish this objective, The Coca-Cola Company and subsidiaries (the Company) have developed a comprehensive business strategy that emphasizes maximizing long-term cash flows. This strategy focuses on continuing aggressive investment in the high-return soft drink business, increasing returns on existing investments and optimizing the cost of capital through appropriate financial policies. The success of this strategy is evidenced by the growth in the Company's cash flows and earnings, its increased returns on total capital and equity and the total return to its share owners over time.

INVESTMENTS
The Company has a global business system which distributes its products in more than 195 countries. With this pervasive global business system in place, the Company is well positioned to capitalize on new investment opportunities as they arise. Within the last two years, the Company has gained entry into several countries, such as Romania and India. The Company has also rapidly expanded its system across relatively untapped markets such as China, East Central Europe and Indonesia.
  Management seeks investments that strategically enhance existing operations and offer cash returns that exceed the Company's long-term after-tax weighted average cost of capital, estimated by management to be approximately 11 percent as of January 1, 1994. The Company's soft drink business generates inherent high returns on capital, providing an attractive area for continued investment. With international per capita consumption of Company products at only 11 percent of the U.S. level, attractive investment opportunities exist in many international markets for the Company and its bottlers to expand production and distribution systems. Even in countries such as the United States, which have more developed soft drink markets, additional high-return investments can be made to increase product choices and availability, enhance marketing focus and improve overall efficiency. The Company has already benefited from the continued consolidation of production and distribution networks, plus investment in the latest technology and information systems.
  Capital expenditures on property, plant and equipment and the percentage distribution by geographic area for 1993, 1992 and 1991 are as follows (dollars in millions):

Year Ended December 31,                              1993          1992             1991
- ------------------------------------------------------------------------------------------
Capital expenditures                                 $800         $1,083            $792
- ------------------------------------------------------------------------------------------
  United States                                       23%            22%             25%
  Africa                                               1%             1%              1%
  European Community                                  33%            41%             45%
  Latin America                                       19%            20%             14%
  Northeast Europe/Middle East                        18%            13%              8%
  Pacific & Canada                                     6%             3%              7%
==========================================================================================

  In addition to capital expenditures, the Company has made significant investments in bottling operations over the last decade. The principal objective of these investments is to ensure strong and efficient production, distribution and marketing systems in order to maximize long-term growth in volume, cash flows and share-owner value of both the bottler and the Company.
  When considered appropriate, the Company makes equity investments in bottling companies (typically between 20 percent and 50 percent). Through these investments, the Company is able to help focus and improve sales and marketing programs, assist in the development of effective business and information systems

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES

and help establish capital structures appropriate for these respective operations. In 1993, the Company purchased a 30 percent interest in Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA) to assist in further strengthening important bottling territories in Mexico. Also in 1993, the Company purchased shares which constitute a 10 percent voting interest in Panamerican Beverages, Inc., which owns operations in Mexico, Brazil and Colombia.
  In certain situations, management believes it is advantageous to own a controlling interest in bottling operations. In 1989, the Company purchased the largest of the Coca-Cola bottling operations in France to improve the distribution system and customer relationships in that country. To compensate for limited local resources in eastern Germany, the Company invested directly in a wholly owned bottling subsidiary that could quickly capitalize on soft drink opportunities.
  In restructuring the bottling system, the Company periodically takes temporary majority ownership positions in bottlers. The length of ownership is influenced by various factors, including operational changes, management changes and the process of identifying appropriate new investors.
  At December 31, 1993, the Company owned approximately 51 percent of Coca-Cola Amatil Limited, an Australian-based bottler of Company products. The Company intends to reduce its ownership interest to below 50 percent within the next year. Accordingly, the investment has been accounted for by the equity method of accounting.
  At December 31, 1993, the Company had $69 million of investments that represented majority interests in companies other than Coca-Cola Amatil that were not consolidated. These investments were accounted for by the cost or equity methods, depending on the circumstances. These investments relate primarily to temporary majority interests that management expects to reduce to below 50 percent. For example, the Company recently reduced its voting and economic ownership interest in The Coca-Cola Bottling Company of New York, Inc. to below 50 percent, consistent with its stated intention of ending temporary control after completing certain organizational changes. Based on management's estimates, the aggregate fair values of these majority-owned investments exceeded their carrying values at December 31, 1993.
  In 1993, the Company's consolidated bottling, canning and fountain/post-mix operations produced and distributed approximately 16 percent of worldwide unit case volume. Equity investee bottlers produced and distributed an additional 38 percent of worldwide unit case volume.
  The following table illustrates the excess of the calculated fair values, based on quoted closing prices of publicly traded shares, for selected bottling investments over the Company's carrying values (in millions):

                                                  Carrying          Fair
December 31,                                      Value            Value             Excess
===========================================================================================
1993
Coca-Cola Amatil Limited                        $  592            $1,202             $  610
Coca-Cola Enterprises Inc.                         498               859                361
Coca-Cola FEMSA, S.A. de C.V.                      206               467                261
Coca-Cola Beverages Ltd.                            18                98                 80
Coca-Cola Bottling Co. Consolidated                 86               101                 15
- -------------------------------------------------------------------------------------------
Equity Method Investees                         $1,400            $2,727             $1,327
===========================================================================================
Selected Cost Method Investees
  Grupo Continental, S.A.                       $    3            $   84             $   81
  Panamerican Beverages, Inc.                       32               112                 80
===========================================================================================

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES

INCREASING RETURNS
The Company manages its concentrate and bottling operations to increase volume and its share of soft drink sales, while at the same time optimizing profit margins. The Company also provides expertise and resources to its equity investees to strengthen their businesses and to build long-term volume, cash flows and share-owner value.
  Through cost control, efficient allocation of marketing resources and price increases generally in line with local inflation, the Company was able to maintain or improve margins in 1993 despite difficult economic climates in many international markets.
  Increases in per capita consumption of soft drinks in the industry and the Company's share of industry sales drive the success of the Company's investments. In emerging markets, the Company's primary emphasis is raising the per capita consumption levels by expanding availability of the Company's products. In these emerging markets, investments are made in the basic infrastructure of the system: facilities, distribution networks and sales equipment. These investments are made primarily through local bottlers, matching their local expertise with the Company's focus and experience. Point-of-sale merchandising and product sampling are used to establish consumer awareness, building product acceptability. As demand expands, the Company increases consumer awareness of its products to improve the Company's share of industry sales. Advertising is used to expand the consumer's perception of appropriate consumption occasions. New products and larger packages provide the consumer with a wider array of choices.
  Growth in volume and the Company's share of industry sales also depend, in part, on continuous reinvestment in advertising. Advertising establishes and builds affinity for the Company's trademarks in the minds of the consumers. Advertising expenditures were $1.1 billion in 1993 and 1992 and $1.0 billion in 1991.
  Volume and profits have benefited from the Company's ownership of and investments in bottling operations. While the bottling business has relatively lower margins on revenue compared to the concentrate business, aggressive investment in soft drink infrastructure has resulted in growth in profits, share of sales and unit case volume at the bottler level, which in turn generates gallon shipment gains for the concentrate business.
  Equity income, which primarily represents returns from the Company's unconsolidated bottling investments, was $91 million in 1993. The Company's joint ventures and investments in bottling entities include Coca-Cola Enterprises Inc., Coca-Cola Amatil, Coca-Cola FEMSA and Coca-Cola & Schweppes Beverages Ltd.


FINANCIAL POLICIES
Maximizing share-owner value necessitates optimizing the Company's cost of capital through appropriate financial policies.
  Debt Financing: The Company maintains debt levels considered prudent based on the Company's cash flows, interest coverage and the percentage of debt to the Company's total capital. The Company's overall cost of capital is lowered by the use of debt financing, resulting in increased return to share owners.
  The Company's capital structure and financial policies have resulted in long-term credit ratings of "AA" from Standard & Poor's and "Aa3" from Moody's, as well as the highest credit ratings available for its commercial paper programs. The Company's strong financial position and cash flows allow for opportunistic access to financing in financial markets around the world.
  Foreign Currency Management: With approximately 79 percent of operating income in 1993 generated by operations outside the United States, foreign currency management is a key element of the Company's financial policies. The

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES


Company benefits from operating in a number of different currencies, because weakness in any particular currency is often offset by strengths in other currencies. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies, and using foreign currency borrowings when appropriate to finance investments outside the United States.
  Share Repurchases: In July 1992, the Board of Directors authorized a plan to repurchase up to 100 million additional shares of the Company's common stock through the year 2000. In 1993, the Company repurchased 13 million shares approved under this plan and approximately 1 million additional shares to complete its 1989 share repurchase plan of 80 million shares. The total cost of these 1993 repurchases was approximately $586 million. From the inception of share repurchase programs in 1984 to December 31, 1993, the Company has repurchased 429 million shares at a total cost of approximately $5.8 billion. This represents over 26 percent of the Company's common shares that were outstanding at the beginning of 1984. In 1993, the Company purchased an additional 3 million shares of common stock for treasury related to the exercise of stock options by employees.
  Dividend Policy: Strong earnings growth has enabled the Company to increase the cash dividend per common share by an average annual compound growth rate of 12 percent since December 31, 1983. The annual common stock dividend was $.68 per share, $.56 per share and $.48 per share in 1993, 1992 and 1991, respectively. At its February 1994 meeting, the Board of Directors increased the quarterly dividend per common share to $.195, equivalent to a full-year common dividend of $.78 in 1994. This is the 32nd consecutive year in which the Board of Directors has approved common stock dividend increases.
  With approval from the Board of Directors, management has maintained a common stock dividend payout ratio of approximately 40 percent of net income.
The 1993 dividend payout ratio was 41 percent.


MEASURING PERFORMANCE
A significant portion of the increase in the rate of growth of the Company's earnings, returns and cash flows can be attributed to the Company's actions to increase its investments in the high-margin, high-return soft drink business; increase share of sales and volume growth for its products; and manage its existing asset base effectively and efficiently.
  Economic Profit and Economic Value Added provide management a framework to measure the impact of value-oriented actions. Economic Profit is defined as net operating profit after taxes in excess of a computed capital charge for average operating capital employed. Economic Value Added represents the growth in Economic Profit from year to year.
  Over the last 10 years, Economic Profit has increased at an average annual compound rate of 27 percent, resulting in Economic Value Added to the Company of $1.4 billion. Over the same period, the Company's stock price has increased at an average rate of 26 percent. Management believes that, over the long term, growth in Economic Profit, or Economic Value Added, will have a positive impact on the growth in share-owner value.


TOTAL RETURN TO SHARE OWNERS
During the past decade, share owners of the Company have enjoyed an excellent return on their investment. A $100 investment in the Company's common stock at December 31, 1983, together with reinvested dividends, would be worth

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES

approximately $1,286 at December 31, 1993, an average annual compound return of 29 percent.


                 ECONOMIC PROFIT AND COMPANY STOCK PRICE
                       (GRAPHIC MATERIAL OMITTED)



                                          Year Ended December 31,      Compound
                                        ---------------------------      Growth
                                           1983             1993           Rate
- -------------------------------------------------------------------------------
Economic Profit (In millions)              $138            $1,495           27%
Stock Price                               $4.46            $44.63           26%
===============================================================================

Over the last 10 years, economic profit has increased at an average rate of 27 percent, while the Company's stock has increased on average 26 percent.



MANAGEMENT'S DISCUSSION AND ANALYSIS

LINES OF BUSINESS
Soft Drinks: The Company is the largest manufacturer, marketer and distributor of soft drink concentrates and syrups in the world. It manufactures soft drink concentrates and syrups, which it sells to bottling and canning operations, and manufactures fountain/post-mix soft drink syrups, which it sells to authorized fountain wholesalers and some fountain retailers. The Company has substantial equity investments in numerous soft drink bottling and canning operations, and it owns and operates certain bottling and canning operations outside the United States.
Foods: The foods business sector's principal business is processing and marketing juice and juice-drink products. It is the largest marketer of juice and juice-drink products in both the United States and the world.


VOLUME
Soft Drinks: The Company measures soft drink volume in two ways: gallon shipments of concentrates and syrups, and equivalent unit cases of finished product. Gallon shipments represent the primary business of the Company since they measure concentrates and syrups sold by the Company to its bottling system. Most of the Company's revenues are based on this measure of wholesale activity. The Company also monitors unit case volume, a measure of finished product sold by the bottling system to retail customers, who make sales to consumers. Management believes unit case volume more accurately measures the underlying strength of the global business system because it measures trends at the retail level and is less impacted by inventory management practices at the wholesale level. Fountain/post-mix syrups sold by the Company directly to customers are included in both measures simultaneously.
  For the years 1993 and 1992, the Company increased unit case and gallon volume in its worldwide markets. The percentage increases over the prior year by geographic group and in total are as follows:


Year Ended December 31,                                  1993                    1992
- ---------------------------------------------------------------------------------------------
                                                Unit                      Unit
                                                Cases        Gallons      Cases      Gallons
- ---------------------------------------------------------------------------------------------
Worldwide                                        5%            4%           3%          3%
=============================================================================================
International Sector                             6%            5%           4%          3%
   Africa                                        4%            6%           7%         10%
   European Community                            1%            2%           5%          3%
   Latin America                                 6%            6%           0%          0%
   Northeast Europe/Middle East                 19%           20%          21%         22%
   Pacific                                       7%            3%           3%          2%
=============================================================================================
North America Sector (1)                         5%            2%           2%          1%
  United States                                  5%            2%           2%          2%
=============================================================================================

(1) Consists of United States and Canada

FINANCIAL REVIEW INCORPORATING                      THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS                AND SUBSIDIARIES

  Worldwide soft drink unit case volume increased 5 percent in 1993 as the Company expanded into new markets in East Central Europe, the Middle East and the Pacific. Volume increases in these new markets more than offset weaker than expected results in the more established markets of Europe and Japan, which suffered from record-setting cold and rainy summer seasons as well as weak economic environments. Each region experienced a volume increase over 1992 results, which were also negatively impacted by difficult economic environments in a number of the Company's major markets, including the United States and Brazil.
  In 1993, unit case growth in the newly created Africa group was led by a 12 percent increase in Nigeria, resulting from increased product availability and promotions.
  A cool and wet summer season slowed unit case growth in the European Community in 1993. Volume in Great Britain increased 6 percent in 1993 after growing only 3 percent in 1992.
  Volume in Latin America recovered in 1993, with Mexico reporting unit case growth of 8 percent. Volume in 1992 was even with the prior year primarily because of an 18 percent decrease in unit cases in Brazil, where severe economic conditions eroded consumer purchasing power. This decline was offset by unit case volume growth of 3 percent in Mexico and 30 percent in Argentina in 1992.
  Volume growth in Northeast Europe and the Middle East was driven by expansion into new markets in Poland, Romania and the remaining countries of East Central Europe and continued expansion of the Company's infrastructure in many existing markets.
  In the Pacific, unit case growth in 1993 was driven by a 38 percent increase in China and a 22 percent increase in Australia. Unit case volume in Japan for 1993 was even with the prior year, reflecting the cold and wet summer. In 1992, unit cases increased 2 percent in Japan and 29 percent in China, offsetting a 1 percent decrease in the Philippines, where natural disasters hampered distribution.
  In the United States, growth in the Company's fountain business drove unit case volume growth of 5 percent in 1993. Slow economic recovery impacted volume in 1992.

Foods

Year Ended December 31,                                         1993             1992
- -------------------------------------------------------------------------------------
Total Volume                                                     16%              0 %
   Orange Juice                                                  18%             (7)%
   Other Juice Drinks                                            14%              5 %
=====================================================================================

  Total unit volume in the foods business sector increased by 16 percent in 1993, driven by aggressive pricing and marketing. Total unit volume in the foods business sector was unchanged in 1992 following a 12 percent increase in volume in the prior year.

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES

OPERATIONS
Net Operating Revenues and Gross Margin: In 1993, revenues for the Company's soft drink business increased 7 percent, reflecting an increase in gallon shipments and continued expansion of bottling and canning operations, partially offset by the adverse effect of a stronger U.S. dollar versus most key foreign currencies. Revenues for the foods business sector increased 5 percent in 1993, as volume increases more than offset price reductions.
  For the Company's soft drink business, revenues grew 15 percent in 1992, primarily due to gallon shipment increases, favorable exchange movement, price increases and continued expansion of bottling and canning operations. Revenues for the foods business sector in 1992 increased 2 percent primarily due to price increases.
  On a consolidated basis, the Company's worldwide net revenues grew 7 percent in 1993 while gross profit grew 10 percent. The Company's gross margin expanded to 63 percent in 1993 from 61 percent in 1992 due to lower costs for aspartame and orange solids. Gross profits grew 16 percent in 1992 on consolidated revenue growth of 13 percent.
Selling, Administrative and General Expenses: Selling expenses were $4.4 billion in 1993, $4.0 billion in 1992 and $3.5 billion in 1991. The increase in 1993 was due primarily to increased promotional activity. The increase in 1992 was due primarily to higher marketing investments in line with expansion of the business.
  Administrative and general expenses were $1.3 billion in 1993, $1.2 billion in 1992 and $1.1 billion in 1991. The increases for both years were due primarily to expansion of the business, particularly newly formed, Company-owned bottling operations. Also, administrative and general expenses in 1993 include provisions of $63 million related to increasing efficiencies in European, domestic and corporate operations. Administrative and general expenses, as a percentage of net operating revenues, were approximately 10 percent in 1993 and 1992 and 9 percent in 1991.
Operating Income and Operating Margin: Operating income grew 12 percent in 1993, after increasing 19 percent in 1992. Operating margins grew to 22 percent in 1993 from 21 percent in 1992. The expansion in operating margins resulted from gross margin expansion.


                                MARGIN ANALYSIS
                           (Graphic Material Omitted)

Year Ended December 31,                       1991           1992         1993
- --------------------------------------------------------------------------------
Net Operating Revenues (In billions)         $11.6          $13.1        $14.0
Gross Margin                                  60%            61%          63%
Operating Margin                              20%            21%          22%
================================================================================


The Company's gross profit and operating income have increased due to both growth in revenues and expansion of margins.

Interest Income and Interest Expense: In 1993, interest expense was approximately even with the prior year while interest income decreased 12 percent. Interest income and interest expense declined in 1992, primarily due to lower interest rates.
Equity Income: Equity income increased 40 percent in 1993 due primarily to new bottling investments and improved results at Coca-Cola Amatil and Coca-Cola Nestle Refreshments, offset by the results at the Company's Canadian affiliate, Coca-Cola Beverages Ltd. In the fourth quarter, Coca-Cola Beverages recorded a pretax restructuring charge of $126 million, which reduced the Company's equity income by $42 million.
  Equity income increased 63 percent, to $65 million, in 1992 due primarily to one-time charges recorded by Coca-Cola Enterprises in 1991, partially offset by increased start-up costs of Coca-Cola Nestle Refreshments in 1992.
Other Income (Deductions)-Net: In 1993, other income (deductions)-net increased $86 million, primarily due to gains on sales of certain real estate and

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES



bottling investments. This includes a $50 million pretax gain recognized on the sale of citrus groves in the United States and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan.
  Other income (deductions)-net in 1992 was lower than 1991 due to nonrecurring gains recorded in 1991.
Gain on Issuance of Stock by Coca-Cola Amatil: In the fourth quarter of 1993, Coca-Cola Amatil purchased a bottling operation in Indonesia by issuing approximately 8 million shares of common stock, which resulted in a noncash pretax gain of $12 million for the Company.
Income Taxes: The Company's effective tax rate was 31.3 percent in 1993, 31.4 percent in 1992 and 32.1 percent in 1991. The Company's effective tax rate reflects the favorable U.S. tax treatment from manufacturing facilities in Puerto Rico that operate under a negotiated exemption grant as well as the tax benefit derived from significant operations outside the United States which are taxed at rates lower than the U.S. statutory rate of 35 percent. Changes to U.S. tax law enacted in 1993 will limit the utilization of the favorable tax treatment from operations in Puerto Rico beginning in 1994, and will exert upward pressure on the Company's effective tax rate.
Transition Effect of Changes in Accounting Principles: As of January 1, 1993, the Company recognized an after-tax charge of $12 million resulting from the adoption of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits (SFAS 112). The cumulative charge consists primarily of health benefits for surviving spouses and disabled employees.
  As of January 1, 1992, the Company recognized an after-tax charge of $219 million resulting from the adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other
Than Pensions (SFAS 106). The cumulative charge consists of postretirement health care and life insurance benefit obligations to employees of the Company and the Company's portion of postretirement benefit obligations of its equity investees. The Company elected to absorb this charge immediately rather than amortize the obligation over a period of up to 20 years.
Income Per Common Share: Accelerated by the Company's share repurchase program, income per common share before changes in accounting principles grew 17 percent and 18 percent in 1993 and 1992, respectively. Net income per common share grew 33 percent in 1993, reflecting the $.17 per share impact of the adoption of SFAS 106 in 1992.


LIQUIDITY AND CAPITAL RESOURCES
One of the Company's financial strengths is its ability to generate cash from operations in excess of requirements for capital reinvestment and dividends. Free Cash Flow: Free Cash Flow is the cash from operations remaining after the Company has satisfied its business reinvestment opportunities. Management focuses on growing long-term Free Cash Flow to achieve management's primary objective, maximizing share-owner value. The Company uses Free Cash Flow, along with borrowings, to make share repurchases and dividend payments. The consolidated statements of cash flows are summarized as follows (in millions):

Year Ended December 31,                 1993         1992        1991
- -----------------------------------------------------------------------
Cash flows provided by (used in):
  Operations                          $ 2,508     $ 2,232     $ 2,084
  Investment activities                  (885)     (1,359)     (1,124)
- -----------------------------------------------------------------------
Free Cash Flow                          1,623         873         960
Cash flows provided by (used in):
  Financing                            (1,540)       (917)     (1,331)
  Exchange                                (41)        (58)         -
- -----------------------------------------------------------------------
Increase (decrease) in cash           $    42     $  (102)    $  (371)
=======================================================================

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES


  Cash provided by operations continued to grow in 1993, reaching $2.5 billion, resulting from growth in net income before the noncash charges for depreciation and amortization. In 1992, cash from operations totaled $2.2 billion, a 7 percent increase over 1991. After extensive investment in eastern Europe and other emerging markets during 1992, the Company's purchases of property, plant and equipment declined $283 million in 1993. This decline, coupled with the receipt of proceeds on the sales of real estate in Japan and the United States and various bottling investments, resulted in a decrease in cash used in investment activities in 1993. Cash used in investment activities increased in 1992 due primarily to purchases of property, plant and equipment, investments and acquisitions of bottling operations, offset by the collection of certain finance subsidiary receivables added in 1991.
  The finance subsidiary made additional borrowings in 1993 to fund increased receivables. The increase in marketable securities and other assets in 1993 and 1992 was primarily attributed to an increase in marketable securities held in accordance with a negotiated income tax exemption grant for the Company's manufacturing facilities in Puerto Rico. The balance also increased due to additional deferred tax assets in 1993. Timing of tax payments, including those attributable to the sales of real estate, resulted in an increase in accrued taxes of 33 percent in 1993. In 1992, payments collected by the finance subsidiary were used to reduce notes payable. The noncash charge for the change in accounting for postretirement benefits other than pensions resulted in an increase in other long-term liabilities and a decrease in deferred tax liabilities in 1992.
Financing: Financing activities primarily represent the Company's net borrowing activities, dividend payments and share repurchases. Cash used in financing activities totaled $1.5 billion in 1993, $917 million in 1992 and $1.3 billion in 1991. The change between years was due primarily to net reductions of debt in 1993 and 1991 compared to net borrowings in 1992. Cash used to purchase common stock for treasury decreased to $680 million in 1993, from $1.3 billion in 1992.
  The Company aggressively manages its mix of short-term versus long-term debt to lower its overall cost of borrowing. This process, coupled with the share repurchase program and investment activity, resulted in current liabilities exceeding current assets at December 31, 1993.
  The Company manages its debt levels based on the following financial measurements and ratios:

Year Ended December 31,                                                1993           1992            1991
- ---------------------------------------------------------------------------------------------------------------
Net debt (in billions)                                               $ 1.6           $ 1.8           $ 1.0
Net debt to net capital                                                 26%             32%             19%
Free cash flow to net debt                                             100%             48%             95%
Interest coverage                                                       18x             16x             13x
Ratio of earnings to fixed charges                                    15.7x           14.1x           11.6x
===============================================================================================================


  Debt levels are measured excluding the debt of the Company's finance subsidiary, and are net of cash, cash equivalents and marketable securities in excess of operating requirements and net of temporary bottling investments.
  At December 31, 1993, the Company had $1.4 billion in lines of credit and other short-term credit facilities contractually available, under which $150

FINANCIAL REVIEW INCORPORATING                     THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS               AND SUBSIDIARIES


million was outstanding. Included were $1.0 billion in lines designated to support commercial paper and other borrowings, under which no amounts were outstanding at December 31, 1993.
Exchange: International operations are subject to certain opportunities and risks, including currency fluctuations and government actions. The Company closely monitors its methods of operating in each country and adopts strategies responsive to changing economic and political environments.
  The Company uses approximately 46 functional currencies. In 1993, 1992 and 1991, weighted average exchange rates for certain key foreign currencies that are traded on exchange markets strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,                                 1993             1992               1991
- --------------------------------------------------------------------------------------------------
Key market-traded currencies                            (3)%              5 %                1 %
  Australian dollar                                     (7)%             (5)%                1 %
  British pound                                        (15)%              1 %               (1)%
  Canadian dollar                                       (8)%             (4)%                1 %
  German mark                                           (5)%              8 %               (3)%
  Japanese yen                                          15 %              6 %                8 %
==================================================================================================

  The change in the foreign currency translation adjustment in 1993 was due primarily to the weakening of certain European currencies against the U.S. dollar. Exchange losses recorded in other income (deductions)-net amounted to $74 million in 1993, $25 million in 1992 and $22 million in 1991. Exchange losses include the remeasurement of certain currencies into functional currencies and costs of hedging certain transaction and balance sheet exposures. Additional information concerning the Company's hedging activities is presented on page 63.


IMPACT OF INFLATION AND CHANGING PRICES
Inflation is a factor in many markets around the world and consequently impacts the way the Company operates. In general, management believes the Company is able to increase prices to counteract the effects of increasing costs and generate sufficient cash flows to maintain its productive capability.


ADDITIONAL INFORMATION
For additional information concerning the Company's operations, cash flows, liquidity and capital resources, this analysis should be read in conjunction with the information on pages 54 through 72 of this report. Additional information concerning operations in different lines of business and geographic areas is presented on pages 69 and 70.

SELECTED FINANCIAL DATA           THE COCA-COLA COMPANY AND SUBSIDIARIES


                                                                     Compound Growth Rates               Year Ended December 31,
                                                                   --------------------------         ------------------------------
(In millions except per share data, ratios and growth rates)        5 Years         10 Years           1993 (2)         1992 (3),(4)
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues                                                 11.6%          10.7%            $13,957          $13,074
Cost of goods sold                                                      8.5%           7.2%              5,160            5,055
- ----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                           13.7%          13.5%              8,797            8,019
Selling, administrative and general expenses                           13.4%          13.2%              5,695            5,249
- ----------------------------------------------------------------------------------------------------------------------------------
Operating income                                                       14.2%          14.1%              3,102            2,770
Interest income                                                                                            144              164
Interest expense                                                                                           168              171
Equity income                                                                                               91               65
Other income (deductions)-net                                                                                4              (82)
Gain on issuance of stock by subsidiaries                                                                   12                -
- ------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
  and changes in accounting principles                                 14.4%          13.8%              3,185            2,746
Income taxes                                                           13.2%          10.3%                997              863
- ------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before changes
  in accounting principles                                             15.0%          15.8%            $ 2,188          $ 1,883
====================================================================================================================================
Net income                                                             15.8%          14.6%            $ 2,176          $ 1,664
Preferred stock dividends                                                                                    -                -
- ------------------------------------------------------------------------------------------------------------------------------------
Net income available to common share owners                            16.0%          14.6%            $ 2,176          $ 1,664
====================================================================================================================================
Average common shares outstanding                                                                        1,302            1,317
PER COMMON SHARE DATA
Income from continuing operations before changes
  in accounting principles                                             17.8%          18.4%            $  1.68          $  1.43
Net income                                                             18.7%          17.3%               1.67             1.26
Cash dividends                                                         17.8%          11.9%                .68              .56
Market price at December 31                                            31.9%          25.9%              44.63            41.88
BALANCE SHEET DATA
Cash, cash equivalents and current marketable securities                                               $ 1,078          $ 1,063
Property, plant and equipment-net                                                                        3,729            3,526
Depreciation                                                                                               333              310
Capital expenditures                                                                                       800            1,083
Total assets                                                                                            12,021           11,052
Long-term debt                                                                                           1,428            1,120
Total debt                                                                                               3,100            3,207
Share-owners' equity                                                                                     4,584            3,888
Total capital (1)                                                                                        7,684            7,095
OTHER KEY FINANCIAL MEASURES (1)
Total-debt-to-total-capital                                                                               40.3%            45.2%
Net-debt-to-net-capital                                                                                   26.2%            31.9%
Return on common equity                                                                                   51.7%            46.4%
Return on capital                                                                                         31.2%            29.4%
Dividend payout ratio                                                                                     40.6%            44.3%
Economic profit                                                                                        $ 1,495          $ 1,293
====================================================================================================================================

(1) See Glossary on page 76.
        Following are the above-referenced definitions extracted from page 76:
    GLOSSARY OF TERMS

     DIVIDEND PAYOUT RATIO: Calculated by dividing cash dividends on common stock by net income available to common share owners.

     ECONOMIC PROFIT: Represents net operating profit after taxes in excess of a computed capital charge for average operating capital employed.

     NET DEBT AND NET CAPITAL: Net of cash, cash equivalents and marketable securities in excess of operating requirements and temporary bottling investments. The net-debt-to-net-capital ratio excludes debt and excess cash of the Company's finance subsidiary.

     RETURN ON CAPITAL: Calculated by dividing income from continuing operations before changes in accounting principles less tax-adjusted interest expense by average total capital.

     RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations before changes in accounting principles less preferred stock dividends by average common share-owners' equity.

     TOTAL CAPITAL:  Equals share-owners' equity plus interest-bearing debt.

(2) In 1993, the Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits.
(3) In 1992, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.
(4) The Company adopted SFAS No. 109, Accounting for Income Taxes, in 1992 by restating financial statements beginning in 1989.

SELECTED FINANCIAL DATA           THE COCA-COLA COMPANY AND SUBSIDIARIES


                                                      Year Ended December 31,
- ---------------------------------------------------------------------------------------------------------------------------------
   1991 (4)       1990 (4)       1989 (4)       1988           1987           1986           1985           1984           1983
- ---------------------------------------------------------------------------------------------------------------------------------

 $ 11,572       $ 10,236       $  8,622       $  8,065       $  7,658       $  6,977       $  5,879       $  5,442       $  5,056
    4,649          4,208          3,548          3,429          3,633          3,454          2,909          2,738          2,580
- ---------------------------------------------------------------------------------------------------------------------------------
    6,923          6,028          5,074          4,636          4,025          3,523          2,970          2,704          2,476
    4,604          4,076          3,348          3,038          2,701          2,626          2,163          1,855          1,648
- ---------------------------------------------------------------------------------------------------------------------------------
    2,319          1,952          1,726          1,598          1,324            897            807            849            828
      175            170            205            199            232            154            151            133             90
      192            231            308            230            297            208            196            128             77
       40            110             75             92             64             45             52             42             35
       41             13             66            (33)             -             35             69             13              2
        -              -              -              -             40            375              -              -              -
- ----------------------------------------------------------------------------------------------------------------------------------

    2,383          2,014          1,764          1,626          1,363          1,298            883            909            878
      765            632            553            537            496            471            314            360            374
- ----------------------------------------------------------------------------------------------------------------------------------

 $  1,618       $  1,382       $  1,211       $  1,089       $    867       $    827       $    569       $    549       $    504
===================================================================================================================================
 $  1,618       $  1,382       $  1,537       $  1,045       $    916       $    934       $    722       $    629       $    559
        1             18             21              7              -              -              -              -              -
- ----------------------------------------------------------------------------------------------------------------------------------
 $  1,617       $  1,364       $  1,516 (5)   $  1,038       $    916       $    934       $    722       $    629       $    559
===================================================================================================================================
    1,333          1,337          1,384          1,458          1,509          1,547          1,573          1,587          1,635


 $   1.21       $   1.02       $    .86       $    .74       $    .57       $    .53       $    .36       $    .35       $    .31
     1.21           1.02           1.10 (5)        .71            .61            .60            .46            .40            .34
      .48            .40            .34            .30            .28            .26            .25            .23            .22
    40.13          23.25          19.31          11.16           9.53           9.44           7.04           5.20           4.46

 $  1,117       $  1,492       $  1,182       $  1,231       $  1,489       $    895       $    843       $    768       $    559
    2,890          2,386          2,021          1,759          1,602          1,538          1,483          1,284          1,247
      254            236            181            167            152            151            130            119            111
      792            593            462            387            304            346            412            300            324
   10,189          9,245          8,249          7,451          8,606          7,675          6,341          5,241          4,540
      985            536            549            761            909            996            801            631            428
    2,288          2,537          1,980          2,124          2,995          1,848          1,280          1,310            520
    4,239          3,662          3,299          3,345          3,187          3,479          2,948          2,751          2,912
    6,527          6,199          5,279          5,469          6,182          5,327          4,228          4,061          3,432

     35.1%          40.9%          37.5%          38.8%          48.4%          34.7%          30.3%          32.3%          15.2%
     19.2%          23.7%          14.7%          18.9%          15.4%          10.9%          15.6%          19.7%           5.6%
     41.3%          41.4%          39.4%          34.7%          26.0%          25.7%          20.0%          19.4%          17.7%
     27.5%          26.8%          26.5%          21.3%          18.3%          20.1%          16.8%          16.7%          16.4%
     39.5%          39.2%          31.0% (5)      42.1%          46.0%          43.1%          53.8%          57.9%          65.3%
 $  1,029       $    878       $    821       $    748       $    417       $    311       $    269       $    268       $    138
===================================================================================================================================

(5) Net income available to common share owners in 1989 includes after-tax gains of $604 million ($.44 per common share) from the sales of the Company's equity interest in Columbia Pictures Entertainment, Inc. and the Company's bottled water business and the transition effect of $265 million related to the change in accounting for income taxes. Excluding these nonrecurring items, the dividend payout ratio in 1989 was 39.9 percent.

CONSOLIDATED BALANCE SHEETS     THE COCA-COLA COMPANY AND SUBSIDIARIES


December 31,                                                                          1993             1992
- ----------------------------------------------------------------------------------------------------------------
(In millions except share data)
ASSETS


CURRENT
Cash and cash equivalents                                                            $    998         $   956
Marketable securities, at cost                                                             80             107
- ----------------------------------------------------------------------------------------------------------------
                                                                                        1,078           1,063

Trade accounts receivable, less allowances of
 $39 in 1993 and $33 in 1992                                                            1,210           1,055
Finance subsidiary receivables                                                             33              31
Inventories                                                                             1,049           1,019
Prepaid expenses and other assets                                                       1,064           1,080
- ----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                    4,434           4,248
- ----------------------------------------------------------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
Investments
 Coca-Cola Enterprises Inc.                                                               498             518
 Coca-Cola Amatil Limited                                                                 592             548
 Other, principally bottling companies                                                  1,125           1,097
Finance subsidiary receivables                                                            226              95
Marketable securities and other assets                                                    868             637
- ----------------------------------------------------------------------------------------------------------------
                                                                                        3,309           2,895
- ----------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                                                      197             203
Buildings and improvements                                                              1,616           1,529
Machinery and equipment                                                                 3,380           3,137
Containers                                                                                403             374
- ----------------------------------------------------------------------------------------------------------------
                                                                                        5,596           5,243
Less allowances for depreciation                                                        1,867           1,717
- ----------------------------------------------------------------------------------------------------------------
                                                                                        3,729           3,526
- ----------------------------------------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                                                      549             383
- ----------------------------------------------------------------------------------------------------------------
                                                                                     $ 12,021         $11,052
================================================================================================================

LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses                                                $  2,217         $ 2,253
Loans and notes payable                                                                 1,409           1,967
Finance subsidiary notes payable                                                          244             105
Current maturities of long-term debt                                                       19              15
Accrued taxes                                                                           1,282             963
- ----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                               5,171           5,303
- ----------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT                                                                          1,428           1,120
- ----------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES                                                                         725             659
- ----------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                                                     113              82
- ----------------------------------------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
Common stock, $.25 par value-
   Authorized: 2,800,000,000 shares
   Issued: 1,703,526,299 shares in 1993; 1,696,202,840 shares in 1992                     426             424
Capital surplus                                                                         1,086             871
Reinvested earnings                                                                     9,458           8,165
Unearned compensation related to
 outstanding restricted stock                                                             (85)           (100)
Foreign currency translation adjustment                                                  (420)           (271)
- ----------------------------------------------------------------------------------------------------------------
                                                                                       10,465           9,089
Less treasury stock, at cost
 (406,072,817 common shares in 1993; 389,431,622 common shares in 1992)                 5,881           5,201
- ----------------------------------------------------------------------------------------------------------------
                                                                                        4,584           3,888
- ----------------------------------------------------------------------------------------------------------------
                                                                                     $ 12,021         $11,052
================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME     THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                                                  1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------
(In millions except per share data)
NET OPERATING REVENUES                                              $ 13,957         $ 13,074         $ 11,572
Cost of goods sold                                                     5,160            5,055            4,649
- ---------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                           8,797            8,019            6,923
Selling, administrative and general expenses                           5,695            5,249            4,604
- ---------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                       3,102            2,770            2,319
Interest income                                                          144              164              175
Interest expense                                                         168              171              192
Equity income                                                             91               65               40
Other income (deductions)-net                                              4              (82)              41
Gain on issuance of stock by Coca-Cola Amatil                             12               -                -
- ---------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
 CHANGES IN ACCOUNTING PRINCIPLES                                      3,185            2,746            2,383
Income taxes                                                             997              863              765
- ---------------------------------------------------------------------------------------------------------------
INCOME BEFORE CHANGES IN
 ACCOUNTING PRINCIPLES                                                 2,188            1,883            1,618
Transition effects of changes in
 accounting principles
  Postemployment benefits                                                (12)               -                -
  Postretirement benefits other than pensions
   Consolidated operations                                                 -             (146)               -
   Equity investments                                                      -              (73)               -
- ---------------------------------------------------------------------------------------------------------------
NET INCOME                                                             2,176            1,664            1,618
Preferred stock dividends                                                  -                -                1
- ---------------------------------------------------------------------------------------------------------------
NET INCOME AVAILABLE TO COMMON SHARE OWNERS                         $  2,176         $  1,664         $  1,617
===============================================================================================================
INCOME PER COMMON SHARE
Before changes in accounting principles                             $   1.68         $   1.43         $   1.21
Transition effects of changes in
 accounting principles
  Postemployment benefits                                              ( .01)             -                 -
  Postretirement benefits other than pensions
   Consolidated operations                                                 -            ( .11)              -
   Equity investments                                                      -            ( .06)              -
- ---------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                         $   1.67     $       1.26         $   1.21
===============================================================================================================
AVERAGE COMMON SHARES OUTSTANDING                                      1,302            1,317            1,333
===============================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS     THE COCA-COLA COMPANY AND SUBSIDIARIES



Year Ended December 31,                                                  1993             1992             1991
- -----------------------------------------------------------------------------------------------------------------
(In millions)
OPERATING ACTIVITIES
 Net income                                                         $  2,176         $  1,664         $  1,618
 Transition effects of changes
  in accounting principles                                                12              219               -
 Depreciation and amortization                                           360              322              261
 Deferred income taxes                                                   (62)             (27)             (94)
 Equity income, net of dividends                                         (35)             (30)             (16)
 Foreign currency adjustments                                              9               24               66
 Gains on sales of assets                                                (84)               -              (35)
 Other noncash items                                                      78              103               33
 Net change in operating assets and liabilities                           54              (43)             251
- -----------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                          2,508            2,232            2,084
- -----------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
 Decrease (increase) in current
  marketable securities                                                   29              (52)               3
 Additions to finance subsidiary receivables                            (177)             (54)            (210)
 Collections of finance subsidiary receivables                            44              254               52
 Acquisitions and purchases of investments                              (816)            (717)            (399)
 Proceeds from disposals of investments and
  other assets                                                           621              247              180
 Purchases of property, plant and equipment                             (800)          (1,083)            (792)
 Proceeds from disposals of property, plant
  and equipment                                                          312               47               44
 All other investing activities                                          (98)              (1)              (2)
- -----------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                 (885)          (1,359)          (1,124)
- -----------------------------------------------------------------------------------------------------------------

  Net cash provided by operations
   after reinvestment                                                  1,623              873              960
- -----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
 Issuances of debt                                                       445            1,381              990
 Payments of debt                                                       (567)            (432)          (1,246)
 Preferred stock redeemed                                                  -                -              (75)
 Common stock issued                                                     145              131               39
 Purchases of common stock for treasury                                 (680)          (1,259)            (399)
 Dividends (common and preferred)                                       (883)            (738)            (640)
- -----------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                               (1,540)            (917)          (1,331)
- -----------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                                    (41)             (58)               -
- -----------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
 Net increase (decrease) during the year                                  42             (102)            (371)
 Balance at beginning of year                                            956            1,058            1,429
- -----------------------------------------------------------------------------------------------------------------
 Balance at end of year                                             $    998         $    956         $  1,058
=================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY     THE COCA-COLA COMPANY
                                                    AND SUBSIDIARIES

                                                                                            Outstanding    Foreign
Three Years Ended                              Preferred   Common   Capital     Reinvested   Restricted    Currency    Treasury
December 31, 1993                                Stock      Stock   Surplus      Earnings      Stock     Translation    Stock
- ---------------------------------------------------------------------------------------------------------------------------------
(In millions except per share data)
BALANCE DECEMBER 31, 1990                        $ 75     $ 420     $  513       $6,261      $  (68)      $     4      $ (3,543)
Sales of stock to employees exercising
  stock options                                     -         1         38            -           -             -            (2)
Tax benefit from employees' stock
  option and restricted stock plans                 -         -         20            -           -             -             -
Translation adjustments                             -         -          -            -           -            (9)            -
Stock issued under restricted stock plans,
  less amortization of $22                          -         1         69            -         (47)            -             -
Purchases of common stock for treasury              -         -          -            -           -             -          (397)
Redemption of preferred stock                     (75)        -          -            -           -             -             -
Net income                                          -         -          -        1,618           -             -             -
Dividends
  Preferred                                         -         -          -           (1)          -             -             -
  Common (per share-$.48)                           -         -          -         (639)          -             -             -
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1991                           -       422        640        7,239        (115)           (5)       (3,942)
Sales of stock to employees exercising
  stock options                                     -         2        129            -           -             -           (34)
Tax benefit from employees' stock
  option and restricted stock plans                 -         -         93            -           -             -             -
Translation adjustments                             -         -          -            -           -          (266)            -
Stock issued under restricted stock plans,
  less amortization of $25                          -         -          9            -          15             -             -
Purchases of common stock for treasury              -         -          -            -           -             -        (1,225)
Net income                                          -         -          -        1,664           -             -             -
Common dividends (per share-$.56)                   -         -          -         (738)          -             -             -
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1992                           -       424        871        8,165        (100)         (271)       (5,201)
Sales of stock to employees exercising
  stock options                                     -         2        143            -           -             -           (94)
Tax benefit from employees' stock
  option and restricted stock plans                 -         -         66            -           -             -             -
Translation adjustments                             -         -          -            -           -          (149)            -
Stock issued under restricted stock plans,
  less amortization of $19                          -         -          6            -          15             -             -
Purchases of common stock for treasury              -         -          -            -           -             -          (586)
Net income                                          -         -          -        2,176           -             -             -
Common dividends (per share-$.68)                   -         -          -         (883)          -             -             -
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993                        $  -     $ 426     $1,086       $9,458      $  (85)      $  (420)     $ (5,881)
===================================================================================================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


1.  ACCOUNTING POLICIES
The significant accounting policies and practices followed by The Coca-Cola Company and subsidiaries (the Company) are as follows:


CONSOLIDATION
The consolidated financial statements include the accounts of the Company and all subsidiaries except where control is temporary or does not rest with the Company. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, are accounted for by the equity method. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. The Company's investments in other companies are carried at cost. All significant intercompany accounts and transactions are eliminated.
  Certain amounts in the prior years' financial statements have been reclassified to conform to the current-year presentation.


NET INCOME PER COMMON SHARE
Net income per common share is computed by dividing net income less dividends on preferred stock by the weighted average number of common shares outstanding.


CASH EQUIVALENTS
Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.


INVENTORIES
Inventories are valued at the lower of cost or market. In general, cost is determined on the basis of average cost or first-in, first-out methods. However, for certain inventories, cost is determined on the last-in, first-out
(LIFO) method. The excess of current costs over LIFO stated values amounted to approximately $9 million and $24 million at December 31, 1993 and 1992, respectively.


PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost, less allowances for depreciation. Property, plant and equipment are depreciated principally by the straight-line method over the estimated useful lives of the assets.


GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets are stated on the basis of cost and are being amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Accumulated amortization was approximately $50 million and $26 million at December 31, 1993 and 1992, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES

CHANGES IN ACCOUNTING PRINCIPLES
Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits (SFAS 112), was adopted as of January 1, 1993. SFAS 112 requires employers to accrue the costs of benefits to former or inactive employees after employment, but before retirement. The Company recorded an accumulated obligation of $12 million, which is net of deferred taxes of $8 million. The increase in annual pretax postemployment benefits expense in 1993 was immaterial to Company operations.
  In 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 requires that the carrying value of certain investments be adjusted to their fair value. The Company's required adoption date is January 1, 1994. The Company expects to record an increase to share-owners' equity of approximately $65 million in 1994 from the adoption of SFAS 115.


2.  INVENTORIES
Inventories consist of the following (in millions):


December 31,                                                                              1993              1992
- -----------------------------------------------------------------------------------------------------------------
Raw materials and supplies                                                            $  689               $  620
Work in process                                                                            4                   23
Finished goods                                                                           356                  376
- -----------------------------------------------------------------------------------------------------------------
                                                                                      $1,049               $1,019
=================================================================================================================


3.  BOTTLING INVESTMENTS
The Company invests in bottling companies to ensure the strongest and most efficient production, distribution and marketing systems possible.


COCA-COLA ENTERPRISES INC.
Coca-Cola Enterprises is the largest bottler of Company products in the world. The Company owns approximately 44 percent of the outstanding common stock of Coca-Cola Enterprises, and, accordingly, accounts for its investment by the equity method of accounting. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                                                          1993       1992
- --------------------------------------------------------------------------------------------------------
Current assets                                                                      $  746      $  701
Noncurrent assets                                                                    7,936       7,384
- --------------------------------------------------------------------------------------------------------
  Total assets                                                                      $8,682      $8,085
========================================================================================================
Current liabilities                                                                 $1,007      $1,304
Noncurrent liabilities                                                               6,415       5,527
- --------------------------------------------------------------------------------------------------------
  Total liabilities                                                                 $7,422      $6,831
========================================================================================================
Share-owners' equity                                                                $1,260      $1,254
========================================================================================================
Company equity investment                                                           $  498      $  518
========================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


Year Ended December 31,                                               1993             1992             1991
- -----------------------------------------------------------------------------------------------------------------
Net operating revenues                                               $5,465           $5,127           $3,915
Cost of goods sold                                                    3,372            3,219            2,420
- -----------------------------------------------------------------------------------------------------------------
Gross profit                                                         $2,093           $1,908           $1,495
=================================================================================================================
Operating income                                                     $  385           $  306           $  120
=================================================================================================================
Operating cash flow(1)                                               $  804           $  695           $  538
=================================================================================================================
Loss before changes
  in accounting principles                                           $  (15)          $  (15)          $  (83)
=================================================================================================================
Net loss available
  to common share owners                                             $  (15)          $ (186)          $  (92)
=================================================================================================================
Company equity loss                                                  $   (6)          $   (6)          $  (40)
=================================================================================================================

(1) Excludes nonrecurring charges.

  The above 1992 net loss of Coca-Cola Enterprises includes $171 million of noncash, after-tax charges resulting from the adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106) and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
109) as of January 1, 1992. The Company's financial statements reflect the adoption of SFAS 109 by Coca-Cola Enterprises as if it occurred on January 1, 1989.
  The 1991 results of Coca-Cola Enterprises include pretax restructuring charges of $152 million and a pretax charge of $15 million to increase insurance reserves.
  In a 1991 merger, Coca-Cola Enterprises acquired Johnston Coca-Cola Bottling Group, Inc. (Johnston) for approximately $196 million in cash and 13 million shares of Coca-Cola Enterprises common stock. The Company exchanged its 22 percent ownership interest in Johnston for approximately $81 million in cash and approximately 50,000 shares of Coca-Cola Enterprises common stock, resulting in a pretax gain of $27 million to the Company. The Company's ownership interest in Coca-Cola Enterprises was reduced from 49 percent to approximately 44 percent as a result of this transaction.
  If the Johnston acquisition had been completed on January 1, 1991, Coca-Cola Enterprises' 1991 pro forma net loss available to common share owners would have been approximately $137 million. Summarized financial information and net concentrate/syrup sales related to Johnston prior to its acquisition by Coca-Cola Enterprises have been combined with other equity investments below.
  Net concentrate/syrup sales to Coca-Cola Enterprises were $961 million in 1993, $889 million in 1992 and $626 million in 1991. Coca-Cola Enterprises purchases sweeteners through the Company under a pass-through arrangement, and, accordingly, related collections from Coca-Cola Enterprises and payments to suppliers are not included in the Company's consolidated statements of income. These transactions amounted to $211 million in 1993, $225 million in 1992 and $185 million in 1991. The Company also provides certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
  The Company engages in a wide range of marketing programs, media advertising and other similar arrangements to promote the sale of Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


products in territories in which Coca-Cola Enterprises operates. The Company's direct support for certain Coca-Cola Enterprises' marketing activities and participation with Coca-Cola Enterprises in cooperative advertising and other marketing programs amounted to approximately $256 million in 1993, $253 million in 1992 and $199 million in 1991.
  In April 1993, the Company purchased majority ownership interests in two bottling companies in Tennessee along with the rights to purchase the remaining minority interests. Such ownership interests and a bottling operation in the Netherlands were sold to Coca-Cola Enterprises in June 1993. The Company received approximately $260 million in cash plus the assumption of indebtedness and carrying costs resulting in an after-tax gain of $11 million or approximately $.01 per share.
  In 1992, the Company sold 100 percent of the common stock of the Erie, Pennsylvania, Coca-Cola bottler to Coca-Cola Enterprises for approximately $11 million, which approximated the Company's original investment plus carrying costs. In January 1994, the Company sold common stock representing a 9 percent voting interest in The Coca-Cola Bottling Company of New York, Inc. (CCNY) to Coca-Cola Enterprises for approximately $6 million, which approximated the Company's investment.
  If valued at the December 31, 1993, quoted closing price of the publicly traded Coca-Cola Enterprises shares, the calculated value of the Company's investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $361 million.


OTHER EQUITY INVESTMENTS
The Company owns approximately 51 percent of Coca-Cola Amatil, an Australian-based bottler of Company products. In the fourth quarter of 1993, Coca-Cola Amatil issued approximately 8 million shares of stock to acquire the Company's franchise bottler in Jakarta, Indonesia. This transaction resulted in a pretax gain of approximately $12 million and diluted the Company's ownership interest to the present level. The Company intends to reduce its ownership interest in Coca-Cola Amatil to below 50 percent. Accordingly, the investment has been accounted for by the equity method of accounting.
  At December 31, 1993, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola Amatil was approximately $191 million, which is being amortized over 40 years. The Company recorded equity income from Coca-Cola Amatil of $40 million, $28 million and $15 million in 1993, 1992 and 1991, respectively. These amounts are net of the amortization charges discussed above.
  In January 1993, Coca-Cola Amatil sold its snack-food segment for approximately $299 million, and recognized a gain of $169 million. The Company's ownership interest in the sale proceeds received by Coca-Cola Amatil approximated the carrying value of the Company's investment in the snack-food segment.
  In 1993, the Company acquired a 30 percent equity interest in Coca-Cola FEMSA, S.A. de C.V., which operates bottling facilities in the Valley of Mexico and Mexico's southeastern region, for $195 million. At December 31, 1993, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola FEMSA was approximately $130 million, which is being amortized over 40 years.
  Also in 1993, the Company entered into a joint venture with Coca-Cola Bottling Co. Consolidated (Consolidated), establishing the Piedmont Coca-Cola Bottling Partnership (Piedmont), which will operate certain bottling territories in the United States acquired from each company. The Company has made a cash contribution of $70 million to the partnership for a 50 percent ownership

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


interest. Consolidated has contributed bottling assets valued at approximately $48 million and approximately $22 million in cash for the remaining 50 percent interest. Piedmont has purchased assets and stock of certain bottling companies from the Company for approximately $163 million, which approximated the Company's carrying cost, and certain bottling assets from Consolidated for approximately $130 million. The Company beneficially owns a 30 percent economic interest and a 23 percent voting interest in Consolidated.
  Operating results include the Company's proportionate share of income from equity investments since the respective dates of investment. A summary of financial information for the Company's equity investments, other than Coca-Cola Enterprises, is as follows (in millions):

December 31,                                                                            1993                   1992
- -------------------------------------------------------------------------------------------------------------------
Current assets                                                                       $ 2,294                $ 1,945
Noncurrent assets                                                                      4,780                  4,172
- -------------------------------------------------------------------------------------------------------------------
  Total assets                                                                       $ 7,074                $ 6,117
===================================================================================================================
Current liabilities                                                                  $ 1,926                $ 2,219
Noncurrent liabilities                                                                 2,366                  1,720
- -------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                  $ 4,292                $ 3,939
===================================================================================================================
Share-owners' equity                                                                 $ 2,782                $ 2,178
===================================================================================================================
Company equity investments                                                           $ 1,629                $ 1,387
===================================================================================================================

Year Ended December 31,                                                1993            1992                  1991
- -------------------------------------------------------------------------------------------------------------------
Net operating revenues                                              $  8,168         $ 7,027                $ 7,877
Cost of goods sold                                                     5,385           4,740                  5,244
- -------------------------------------------------------------------------------------------------------------------
Gross profit                                                        $  2,783         $ 2,287                $ 2,633
===================================================================================================================
Operating income                                                    $    673         $   364                $   560
===================================================================================================================
Operating cash flow                                                 $    984         $   923                $   979
===================================================================================================================
Income before changes
  in accounting principles                                          $    258         $   199                $   214
===================================================================================================================
Net income                                                          $    258         $    74                $   214
===================================================================================================================
Company equity income                                               $     97         $    71                $    80
===================================================================================================================
Equity investments include certain non-bottling investees.

  Net income for the Company's equity investments in 1993 reflects an $86 million after-tax charge recorded by Coca-Cola Beverages Ltd., related to restructuring its operations in Canada.
  Net sales to equity investees, other than Coca-Cola Enterprises, were $1.2 billion in 1993 and $1.3 billion in 1992 and 1991. The Company participates in various marketing, promotional and other activities with these investees, the majority of which are located outside the United States.
  If valued at the December 31, 1993, quoted closing prices of shares actively traded on stock markets, the net calculated value of the Company's

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


equity investments in publicly traded bottlers, other than Coca-Cola Enterprises, would have exceeded the Company's carrying value by approximately $966 million.
  The consolidated balance sheet caption Other, principally bottling companies, also includes various investments that are accounted for by the cost method.


4.  FINANCE SUBSIDIARY
Coca-Cola Financial Corporation (CCFC) provides loans and other forms of financing to Coca-Cola bottlers and customers for the acquisition of sales-related equipment and for other business purposes. The approximate contractual maturities of finance receivables for the five years succeeding December 31, 1993, are as follows (in millions):

       1994                 1995                 1996                 1997             1998
- -------------------------------------------------------------------------------------------
       $ 33               $ 32                  $ 31               $ 16              $ 118
===========================================================================================

These amounts do not reflect possible prepayments or renewals.

  In 1993, CCFC provided a $100 million subordinated loan to CCNY and issued a $50 million letter of credit on CCNY's behalf of which $18 million was outstanding at December 31, 1993.
  In connection with the 1991 acquisition of Sunbelt Coca-Cola Bottling Company, Inc. by Consolidated, CCFC purchased 25,000 shares of Consolidated preferred stock for $50 million, provided to Consolidated a $153 million bridge loan and issued a $77 million letter of credit on Consolidated's behalf. Consolidated redeemed the 25,000 shares of preferred stock for $50 million plus accrued dividends in 1992. Consolidated also repaid all amounts due under the bridge loan in 1992. In 1993, the letter of credit was withdrawn.


5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following (in millions):

December 31,                                                                            1993                1992
- ------------------------------------------------------------------------------------------------------------------
Accrued marketing                                                                    $  371               $  374
Container deposits                                                                      122                  117
Accrued compensation                                                                    119                   99
Accounts payable and
  other accrued expenses                                                              1,605                1,663
- ------------------------------------------------------------------------------------------------------------------
                                                                                     $2,217               $2,253
==================================================================================================================

6.  SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
Loans and notes payable consist primarily of commercial paper issued in the United States. At December 31, 1993, the Company had $1.4 billion in lines of credit and other short-term credit facilities contractually available, under which $150 million was outstanding. Included were $1.0 billion in lines

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


designated to support commercial paper and other borrowings, under which no amounts were outstanding at December 31, 1993. These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to the Company.


7.  ACCRUED TAXES
Accrued taxes consist of the following (in millions):

December 31,                                                                          1993             1992
- --------------------------------------------------------------------------------------------------------------
Income taxes                                                                         $1,106             $820
Sales, payroll and other taxes                                                          176              143
- --------------------------------------------------------------------------------------------------------------
                                                                                     $1,282             $963
==============================================================================================================


8.  LONG-TERM DEBT
Long-term debt consists of the following (in millions):

December 31,                                                                            1993                 1992
- -------------------------------------------------------------------------------------------------------------------
7 3/4% U.S. dollar notes due 1996                                                      $  250               $  250
5 3/4% Japanese yen notes due 1996                                                        270                  241
5 3/4% German mark notes due 1998(1)                                                      147                  156
7 7/8% U.S. dollar notes due 1998                                                         249                  249
6 5/8% U.S. dollar notes due 2002                                                         149                  149
6% U.S. dollar notes due 2003                                                             150                  -
7 3/8% U.S. dollar notes due 2093                                                         148                  -
Other, due 1994 to 2013(2)                                                                 84                   90
- -------------------------------------------------------------------------------------------------------------------
                                                                                        1,447                1,135
Less current portion                                                                       19                   15
- -------------------------------------------------------------------------------------------------------------------
                                                                                       $1,428               $1,120
===================================================================================================================

(1) Portions of these notes have been swapped for liabilities denominated in other currencies.
(2) The weighted average interest rate is approximately 7.8 percent.

  Maturities of long-term debt for the five years succeeding December 31, 1993, are as follows (in millions):

    1994                  1995                 1996                 1997             1998
- -----------------------------------------------------------------------------------------
     $19                   $43                  $527                 $5              $400
=========================================================================================

  The above notes include various restrictions, none of which are presently significant to the Company.
  Interest paid was approximately $158 million, $174 million and $160 million in 1993, 1992 and 1991, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


9.  FINANCIAL INSTRUMENTS
The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, loans and notes payable approximate the respective fair values due to the short maturities of these instruments. The fair values for marketable debt and equity securities, investments, receivables, long-term debt and hedging instruments are based primarily on quoted market prices for those or similar instruments. A comparison of the carrying value and fair value of these financial instruments is as follows (in millions):

                                                                                      Carrying            Fair
December 31,                                                                           Value              Value
- -------------------------------------------------------------------------------------------------------------------
1993
Current marketable securities                                                        $    80            $   102
Investments (1)                                                                           88                259
Finance subsidiary receivables                                                           259                265
Marketable securities and other assets                                                   868                865
Long-term debt                                                                        (1,447)            (1,531)
Hedging instruments                                                                       31               (142)
===================================================================================================================
1992
Current marketable securities                                                        $   107            $   125
Investments(1)                                                                           258                300
Finance subsidiary receivables                                                           126                135
Marketable securities and other assets                                                   637                636
Long-term debt                                                                        (1,135)            (1,156)
Hedging instruments                                                                      102                 99
==================================================================================================================

(1) The consolidated balance sheet caption, Other, principally bottling companies, also includes equity investments of $1.0 billion and $839 million at December 31, 1993 and 1992, respectively.

HEDGING TRANSACTIONS
The Company has entered into hedging transactions to reduce its exposure to adverse fluctuations in interest and foreign exchange rates. While the hedging instruments are subject to the risk of loss from changes in exchange rates, these losses would generally be offset by gains on the exposures being hedged. Realized and unrealized gains and losses on hedging instruments that are designated and effective as hedges of firmly committed foreign currency transactions are recognized in income in the same period as the hedged transaction. Approximately $9 million of losses realized on settled contracts entered into as hedges of firmly committed transactions in 1994, 1995 and 1996, were deferred at December 31, 1993.
  From time to time, the Company purchases foreign currency option contracts to hedge anticipated transactions over the succeeding three years. Net unrealized gains/losses from hedging anticipated transactions were not material at December 31, 1993 or 1992.
  At December 31, 1993 and 1992, the Company had forward exchange contracts, swaps, options and other financial market instruments, principally to exchange foreign currencies for U.S. dollars, of $4.6 billion and $4.9 billion, respectively. These amounts are representative of amounts maintained throughout 1993. Maturities of financial market instruments held at December 31, 1993, are as follows (in millions):

 1994              1995             1996            1997 through 2003
- -------------------------------------------------------------------------
 $ 2,266           $ 753            $ 666                $ 961
=========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


  Although pretax losses recognized on hedging transactions in 1993 amounted to $29 million, such losses were fully offset by income recognized on the exposures being hedged.


GUARANTEES
At December 31, 1993, the Company was contingently liable for guarantees of indebtedness owed by third parties of $140 million, of which $39 million is related to independent bottling licensees. In the opinion of management, it is not probable that the Company will be required to satisfy these guarantees. The fair value of these contingent liabilities is immaterial to the Company's consolidated financial statements.


10.  PREFERRED STOCK
The Company canceled the 3,000 issued shares of its $1 par value Cumulative Money Market Preferred Stock (MMP) in 1993 and returned the shares to the status of authorized but unissued shares. None of the MMP had been outstanding since 1991, when the final 750 shares of the 3,000 shares originally issued were redeemed.


11.  COMMON STOCK
Common shares outstanding and related changes for the three years ended December 31, 1993, are as follows (in millions):

                                                1993                1992                1991
- ---------------------------------------------------------------------------------------------
Outstanding at January 1,                      1,307               1,329               1,336
Issued to employees
  exercising stock options                         7                   9                   4
Issued under restricted
  stock plans                                      -                   -                   3
Purchased for treasury
  Share repurchase programs                      (14)                (30)                (14)
  Stock option plan activity                      (3)                 (1)                  -
- ---------------------------------------------------------------------------------------------
Outstanding at December 31,                    1,297               1,307               1,329
=============================================================================================


12.  RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
The Company sponsors restricted stock award plans, stock option plans, Incentive Unit Agreements and Performance Unit Agreements.
  Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Plans), 20 million and 12 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of the Company.
  At December 31, 1993, 17 million shares were available for grant under the Restricted Stock Plans. The participant is entitled to vote and receive dividends on the shares, and, under the 1983 Restricted Stock Award Plan, the participant is reimbursed by the Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if the participant leaves the Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


for reasons other than retirement, disability or death, absent a change in control of the Company. On July 18, 1991, the Restricted Stock Plans were amended to specify age 62 as the minimum retirement age. The 1983 Restricted Stock Award Plan was further amended to conform to the terms of the 1989 Restricted Stock Award Plan by requiring a minimum of five years of service between the date of the award and retirement. The amendments affect shares granted after July 18, 1991.

  Under the Company's 1991 Stock Option Plan (the Option Plan), a maximum of 60 million shares of the Company's common stock may be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. No stock appreciation rights have been granted since 1990, and the Company presently does not intend to grant additional stock appreciation rights in the future. Options outstanding at December 31, 1993, also include various options granted under previous plans. Further information relating to options is as follows (in millions, except per share amounts):

                                                                           1993            1992          1991
- -----------------------------------------------------------------------------------------------------------------
Outstanding at January 1,                                                    31              36            33
Granted                                                                       6               4             8
Exercised                                                                    (7)             (9)           (4)
Canceled                                                                      -               -            (1)
- -----------------------------------------------------------------------------------------------------------------
Outstanding at December 31,                                                  30              31            36
=================================================================================================================
Exercisable at December 31,                                                  22              23            24
=================================================================================================================
Shares available at December 31,
 for options that may be granted                                             45              51            55
=================================================================================================================
Prices per share
 Exercised                                                               $4-$41          $4-$28        $3-$28
 Unexercised at December 31,                                             $5-$44          $4-$41        $4-$30
=================================================================================================================

  In 1988, the Company entered into Incentive Unit Agreements, whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 1.2 million shares of the Company's common stock at the measurement dates. Under the Incentive Unit Agreements, the employee is reimbursed by the Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. As of December 31, 1993, 400,000 units had been paid and 800,000 units were outstanding.
  In 1985, the Company entered into Performance Unit Agreements, whereby certain officers were given the right to receive cash awards based on the difference in the market value of approximately 2.2 million shares of the Company's common stock at the measurement dates and the base price of $5.16, the market value as of January 2, 1985. As of December 31, 1993, 780,000 units have been paid and approximately 1.4 million units were outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


13.  PENSION BENEFITS
The Company sponsors and/or contributes to pension plans covering substantially all U.S. employees and certain employees in international locations. The benefits are primarily based on years of service and the employees' compensation for certain periods during the last years of employment. Pension costs are generally funded currently, subject to regulatory funding limitations. The Company also sponsors nonqualified, unfunded defined benefit plans for certain officers and other employees. In addition, the Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.

  Total pension expense for all benefit plans, including defined benefit plans, amounted to approximately $57 million in 1993, $49 million in 1992 and $42 million in 1991. Net periodic pension cost for the Company's defined benefit plans consists of the following (in millions):

                                                                       U.S. Plans                International Plans
                                                              ----------------------------  ----------------------------
Year Ended December 31,                                         1993       1992      1991       1993      1992      1991
- ------------------------------------------------------------------------------------------  ----------------------------
Service cost-benefits earned during the period                $  17      $  15     $  13      $  17     $  18     $  16
Interest cost on projected benefit obligation                    53         50        46         22        20        18
Actual return on plan assets                                    (77)       (36)     (113)       (27)      (19)      (18)
Net amortization and deferral                                    31         (9)       71         13         3         1
- ------------------------------------------------------------------------------------------   ---------------------------
Net periodic pension cost                                     $  24      $  20     $  17      $  25     $  22     $  17
==========================================================================================   ===========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES

The funded status for the Company's defined benefit plans is as follows (in millions):

                                                                              U.S. Plans
                                                                ---------------------------------------
                                                                Assets Exceed           Accumulated
                                                                 Accumulated              Benefits
                                                                  Benefits              Exceed Assets
- ---------------------------------------------------------------------------------  --------------------
December 31,                                                   1993      1992         1993       1992
- ---------------------------------------------------------------------------------  --------------------
Actuarial present value of
  benefit obligations
       Vested benefit obligation                              $ 481      $401       $ 109     $  82
=================================================================================  ====================
       Accumulated benefit obligation                         $ 523      $431       $ 111     $  89
=================================================================================  ====================
       Projected benefit obligation                           $ 598      $520       $ 133     $ 101
Plan assets at fair value(1)                                    631       587           2         1
- ---------------------------------------------------------------------------------  --------------------
Plan assets in excess of (less than) projected benefit
  obligation                                                     33        67        (131)(2)  (100)(2)
Unrecognized net (asset) liability at transition                (34)      (37)         17        19
Unrecognized prior service cost                                   8        23          15         3
Unrecognized net (gain) loss                                    (24)      (61)         36        24
Adjustment required to recognize minimum liability                -         -         (46)      (33)
- ---------------------------------------------------------------------------------  --------------------
Accrued pension asset (liability) included
  in the consolidated balance sheet                           $ (17)     $ (8)      $(109)    $ (87)
=================================================================================  ====================
(1) Primarily listed stocks, bonds and government securities.
(2) Substantially all of this amount relates to nonqualified, unfunded defined benefit plans.
                                                                           International Plans
                                                           ------------------------------------------------
                                                                Assets Exceed          Accumulated
                                                                 Accumulated            Benefits
                                                                  Benefit             Exceed Assets
- -------------------------------------------------------------------------------  --------------------------
December 31,                                                 1993        1992           1993      1992
- -------------------------------------------------------------------------------  --------------------------
Actuarial present value of
  benefit obligations
       Vested benefit obligation                             $139      $119             $110        $ 90
===============================================================================  ==========================
       Accumulated benefit obligation                        $151      $127             $126        $100
===============================================================================  ==========================
       Projected benefit obligation                          $196      $167             $177        $148
Plan assets at fair value(1)                                  200       188               94          73
- -------------------------------------------------------------------------------  --------------------------
Plan assets in excess of (less than) projected benefit
  obligation                                                    4        21              (83)        (75)
Unrecognized net (asset) liability at transition              (16)       (6)              34          33
Unrecognized prior service cost                                 -         -                9           8
Unrecognized net (gain) loss                                   28         2               (3)         (3)
Adjustment required to recognize minimum liability              -         -               (7)         (3)
- -------------------------------------------------------------------------------  --------------------------
Accrued pension asset (liability) included
  in the consolidated balance sheet                          $ 16      $ 17             $(50)       $(40)
===============================================================================  ==========================
(1) Primarily listed stocks, bonds and government securities.
(2) Substantially all of this amount relates to nonqualified, unfunded defined benefit plans.

The assumptions used in computing the preceding information are as follows:
                                                                                       International Plans
                                                                U.S. Plans           (weighted average rates)
                                                     -----------------------------  -------------------------
Year Ended December 31,                              1993        1992        1991   1993      1992       1991
- ----------------------------------------------------------------------------------  -------------------------
Discount rates                                      7 1/4%      8 1/2%         9%   6 1/2%        7%   7 1/2%
Rates of increase in compensation levels            4 3/4%          6%         6%       5%    5 1/2%       6%
Expected long-term rates of return on assets        9 1/2%      9 1/2%     9 1/2%       7%        7%   7 1/2%
==================================================================================  =========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES



14.  OTHER POSTRETIREMENT BENEFITS
The Company has plans providing postretirement health care and life insurance benefits to substantially all U.S. employees and certain employees in international locations who retire with a minimum of five years of service. The Company adopted SFAS 106 for all U.S. and international plans as of January 1, 1992. In 1992, the Company recorded an accumulated obligation for consolidated operations of $146 million, which is net of $92 million in deferred tax benefits. The Company also recorded an additional charge of $73 million, net of $13 million of deferred tax benefits, representing the Company's proportionate share of accumulated postretirement benefit obligations recognized by bottling investees accounted for by the equity method.
  Net periodic cost for the Company's postretirement health care and life insurance benefits consists of the following (in millions):

Year Ended December 31,                                                                   1993              1992
- ----------------------------------------------------------------------------------------------------------------
Service cost                                                                             $  10             $   9
Interest cost                                                                               21                20
Other                                                                                       (1)                -
- ----------------------------------------------------------------------------------------------------------------
                                                                                         $  30             $  29
================================================================================================================

  The Company contributes to a Voluntary Employees' Beneficiary Association trust that will be used to partially fund health care benefits for future retirees. The Company is funding benefits to the extent contributions are tax-deductible, which under current legislation is limited. In general, retiree health benefits are paid as covered expenses are incurred. The funded status for the Company's postretirement health care and life insurance plans is as follows (in millions):

December 31,                                                                              1993              1992
- ----------------------------------------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligations:
     Retirees                                                                            $ 132             $ 111
     Fully eligible active plan participants                                                35                34
     Other active plan participants                                                        131               113
- ----------------------------------------------------------------------------------------------------------------
Total benefit obligation                                                                   298               258
Plan assets at fair value (1)                                                               42                24
- ----------------------------------------------------------------------------------------------------------------
Plan assets less than benefit obligation                                                  (256)             (234)
Unrecognized net loss                                                                       23                 -
- ----------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit
  liability included in the
  consolidated balance sheet                                                             $(233)            $(234)
================================================================================================================

(1) Consists of corporate bonds, government securities and short-term investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


  The assumptions used in computing the preceding information are as follows:

Year Ended December 31,                                                               1993              1992
- ----------------------------------------------------------------------------------------------------------------
Discount Rate                                                                        7 1/4%             8 1/2%
Rate of increase in compensation levels                                              4 3/4%             6%
- ----------------------------------------------------------------------------------------------------------------

  The rate of increase in the per capita costs of covered health care benefits is assumed to be 11 percent in 1994, decreasing gradually to 5 1/2 percent by the year 2005. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1993, by approximately $35 million and increase net periodic postretirement benefit cost by approximately $4 million in 1993.


15.  INCOME TAXES
Income before income taxes and changes in accounting principles consists of the following (in millions):

Year Ended December 31,                                                 1993             1992              1991
- ---------------------------------------------------------------------------------------------------------------
United States                                                         $1,035          $  762            $  648
International                                                          2,150           1,984             1,735
- ---------------------------------------------------------------------------------------------------------------
                                                                      $3,185          $2,746            $2,383
===============================================================================================================

  Income tax expense (benefit) consists of the following (in millions):


                                    United                   State &
Year Ended December 31,             States                     Local            International       Total
- ---------------------------------------------------------------------------------------------------------
1993
    Current                         $356                    $34                   $669           $1,059
    Deferred(1)                      (64)                     5                     (3)             (62)
1992
    Current                         $278                    $36                   $576           $  890
    Deferred(1)                      (60)                    (1)                    34              (27)
1991
    Current                         $233                    $31                   $595           $  859
    Deferred                         (89)                    (5)                     -              (94)
=========================================================================================================

(1) Additional deferred tax benefits of $8 million in 1993 and $105 million in 1992 have been included in the SFAS 112 and SFAS 106 transition effect charges, respectively.

  The Company made income tax payments of approximately $650 million, $856 million and $672 million in 1993, 1992 and 1991, respectively.

  A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,                                                    1993         1992      1991
- --------------------------------------------------------------------------------------------------------
Statutory U.S. federal rate                                                35.0%        34.0%     34.0%
State income taxes-net of
 federal benefit                                                            1.0          1.0       1.0
Earnings in jurisdictions taxed
 at rates different from the
 statutory U.S. federal rate                                               (5.1)        (3.8)     (3.1)
Equity income                                                              (1.7)        (1.0)      (.6)
Other-net                                                                   2.1          1.2        .8
- --------------------------------------------------------------------------------------------------------
                                                                           31.3%        31.4%     32.1%
========================================================================================================


  The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following (in millions):

December 31,                                                                             1993            1992
- ---------------------------------------------------------------------------------------------------------------
Deferred tax assets:
 Benefit plans                                                                       $    298         $   297
 Liabilities and reserves                                                                 177             119
 Net operating loss carryforwards                                                         141             101
 Other                                                                                    120              84
- ---------------------------------------------------------------------------------------------------------------
 Gross deferred tax assets                                                                736             601
 Valuation allowance                                                                      (75)            (63)
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                               $    661         $   538
===============================================================================================================
Deferred tax liabilities:
 Property, plant and equipment                                                       $    342         $   312
 Equity investments                                                                       180             197
 Intangible assets                                                                         52              68
 Other                                                                                     61              43
- ---------------------------------------------------------------------------------------------------------------
 Total                                                                               $    635         $   620
===============================================================================================================
Net deferred tax asset (liability)(1)                                                $     26         $   (82)
===============================================================================================================

(1) Deferred tax assets of $139 million have been included in the consolidated balance sheet caption marketable securities and other assets at December 31, 1993.

  At December 31, 1993, the Company had $403 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $293 million must be utilized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


within the next five years, and $110 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

  As the result of changes in U.S. tax law, the Company was required to record charges for additional taxes and tax-related expenses that reduced net income by approximately $51 million in 1993. The Company's effective tax rate reflects the favorable U.S. tax treatment from manufacturing facilities in Puerto Rico that operate under a negotiated exemption grant that expires December 31, 2009, as well as the tax benefit derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent. Changes to U.S. tax law enacted in 1993 will limit the utilization of the favorable tax treatment from operations in Puerto Rico beginning in 1994, and will exert upward pressure on the Company's effective tax rate.
  Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. The cumulative amount of unremitted earnings of international subsidiaries that are expected to be indefinitely reinvested, exclusive of amounts that, if remitted, would result in little or no tax, is approximately $426 million at December 31, 1993. The taxes that would be paid upon remittance of these earnings are approximately $149 million.

16.  NET CHANGE IN OPERATING ASSETS AND LIABILITIES
The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

Year Ended December 31,                                              1993             1992          1991
- ----------------------------------------------------------------------------------------------------------
Increase in trade
 accounts receivable                                                $(151)           $(147)        $ (32)
Increase in inventories                                               (41)            (138)           (3)
Increase in prepaid expenses
 and other assets                                                     (76)            (112)         (326)
Increase (decrease) in
 accounts payable
 and accrued expenses                                                 (44)             405           267
Increase in accrued taxes                                             355               57           244
Increase (decrease) in
 other liabilities                                                     11             (108)          101
- ----------------------------------------------------------------------------------------------------------
                                                                    $  54            $ (43)        $ 251
==========================================================================================================


17.  ACQUISITIONS AND INVESTMENTS
During 1993, the Company's acquisition and investment activity, which includes investments in bottling operations in Mexico, Belgium and the United States, totaled $816 million. During 1992 and 1991, the Company's acquisition and investment activity totaled $717 million and $399 million, respectively. None of the acquisitions in 1992 or 1991 were individually significant.
  As discussed in Note 3, the Company purchased bottling operations in Tennessee that were subsequently sold to Coca-Cola Enterprises along with a bottling operation in the Netherlands. Note 3 also includes a discussion of the Company's 1993 investments in bottling operations in Mexico and in the United States.
  The acquisitions have been accounted for by the purchase method of accounting, and, accordingly, their results have been included in the consolidated financial statements from their respective dates of acquisition. Had the results of these businesses been included in operations commencing with 1991, the reported results would not have been materially affected.


18.  NONRECURRING ITEMS
Upon a favorable court decision in 1993, the Company reversed the previously recorded reserves for bottler litigation, resulting in a $13 million reduction to selling, administrative and general expenses and a $10 million reduction to interest expense. Selling, administrative and general expenses for 1993 also include provisions of $63 million to increase efficiencies in European, domestic and corporate operations. Also in 1993, equity income has been reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


Other income (deductions)-net includes a $50 million pretax gain recorded by the foods business sector upon the sale of citrus groves in the United States, and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan.
  Other income (deductions)-net in 1991 includes a $69 million pretax gain on the sale of property no longer required as a result of consolidating manufacturing operations in Japan and a $27 million pretax gain on the sale of the Company's 22 percent ownership interest in Johnston to Coca-Cola Enterprises. Selling, administrative and general expenses and interest expense in 1991 include the original charges of $13 million and $8 million, respectively, for bottler litigation reversed in 1993. In addition, 1991 equity income has been reduced by $44 million related to restructuring charges recorded by Coca-Cola Enterprises.


                  NET OPERATING REVENUES BY LINE OF BUSINESS
                          (Graphic Material Omitted)

Year Ended December 31,                    1991         1992         1993
- --------------------------------------------------------------------------
Net Operating Revenues (in millions)    $11,572      $13,074      $13,957
- --------------------------------------------------------------------------
   Foods                                    14%          13%          13%
   Soft Drinks - International              63%          65%          66%
   Soft Drinks - United States              23%          22%          21%
==========================================================================

                     OPERATING INCOME BY LINE OF BUSINESS
                          (Graphic Material Omitted)

Year Ended December 31,                    1991         1992         1993
- --------------------------------------------------------------------------
Operating Income (in millions)           $2,319       $2,770       $3,102
- --------------------------------------------------------------------------
   Foods                                     4%           4%           4%
   Soft Drinks - International              79%          80%          79%
   Soft Drinks - United States              17%          16%          17%
==========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


19.  LINES OF BUSINESS
The Company operates in two major lines of business: soft drinks and foods (principally juice and juice-drink products). Information concerning operations in these businesses is as follows (in millions):

                                                         Soft Drinks
                                               ------------------------------
                                               United States    International            Foods     Corporate       Consolidated
- -------------------------------------------------------------------------------------------------------------------------------
1993
Net operating revenues                                $2,966           $9,205           $1,766       $    20            $13,957
Operating income                                         618(1)         2,753 (1)          127          (396)(1)          3,102
Identifiable operating assets                          1,956            5,809              761         1,280 (3)          9,806
Equity income                                                                                             91 (1)             91
Investments (principally bottling companies)                                                           2,215              2,215
Capital expenditures                                     136              557               30            77                800
Depreciation and amortization                             91              172               38            59                360
===============================================================================================================================
1992
Net operating revenues                                $2,813           $8,551           $1,675       $    35            $13,074
Operating income                                         510            2,521              112          (373)             2,770
Identifiable operating assets                          1,812            5,251              791         1,035 (3)          8,889
Equity income                                                                                             65                 65
Investments (principally bottling companies)                                                           2,163              2,163
Capital expenditures                                     169              736               38           140              1,083
Depreciation and amortization                             87              157               35            43                322
===============================================================================================================================
1991
Net operating revenues                                $2,645           $7,245           $1,636       $    46            $11,572
Operating income                                         469            2,141              104          (395)             2,319
Identifiable operating assets                          1,447            4,742              755         1,124 (3)          8,068
Equity income                                                                                             40 (2)             40
Investments (principally bottling companies)                                                           2,121              2,121
Capital expenditures                                     131              547               57            57                792
Depreciation and amortization                             82              112               30            37                261
===============================================================================================================================

Intercompany transfers between sectors are not material.

(1) Operating income for soft drink operations in the United States, International operations and Corporate were reduced by $13 million, $33 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.
(2) Reduced by $44 million related to restructuring charges recorded by Coca-Cola Enterprises.
(3) Corporate identifiable operating assets are composed principally of marketable securities and fixed assets.

                                                         Soft Drinks
Compound Growth Rates                          ------------------------------
Ending 1993                                    United States    International            Foods         Consolidated
- -------------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                                                8%              15%               3%                  12%
   10 years                                               7%              14%               5%                  11%
===================================================================================================================
Operating income
   5 years                                               12%              16%               7%                  14%
   10 years                                              10%              17%               1%                  14%
===================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         THE COCA-COLA COMPANY
                                                   AND SUBSIDIARIES


20. OPERATIONS IN GEOGRAPHIC AREAS
Information about the Company's operations in different geographic areas is as follows (in millions):

                                                                                 Northeast
                               United                 European        Latin        Europe/   Pacific &
                               States      Africa    Community      America    Middle East      Canada   Corporate     Consolidated
- -----------------------------------------------------------------------------------------------------------------------------------
1993
Net operating revenues         $4,586      $  255       $3,834       $1,683         $  677      $2,902      $   20          $13,957
Operating income                  730(1)      152          872(1)       582            152       1,010        (396)(1)        3,102
Identifiable operating assets   2,682         153        2,777        1,220            604       1,090       1,280 (3)        9,806
Equity income                                                                                                   91 (1)           91
Investments
 (principally bottling companies)                                                                            2,215            2,215
Capital expenditures              165           6          239          141            129          43          77              800
Depreciation and amortization     127           3           99           33             22          17          59              360
===================================================================================================================================
1992  (4)
Net operating revenues         $4,339      $  242       $3,984       $1,383         $  546      $2,545      $   35          $13,074
Operating income                  608         129          889          502            108         907        (373)           2,770
Identifiable operating assets   2,563         139        2,587        1,185            435         945       1,035 (3)        8,889
Equity income                                                                                                   65               65
Investments
 (principally bottling companies)                                                                            2,163            2,163
Capital expenditures              204          12          386          188            120         33          140            1,083
Depreciation and amortization     121           3           99           27             14         15           43              322
===================================================================================================================================
1991  (4)
Net operating revenues         $4,125      $  206       $3,338       $1,103         $  408      $2,346      $   46          $11,572
Operating income                  560         105          768          405             99         777        (395)           2,319
Identifiable operating assets   2,161         126        2,558          815            297         987       1,124 (3)        8,068
Equity income                                                                                                   40 (2)           40
Investments
 (principally bottling companies)                                                                            2,121            2,121
Capital expenditures              185           6          331          106             55          52          57              792
Depreciation and amortization     111           2           66           23              7          15          37              261
===================================================================================================================================

Intercompany transfers between geographic areas are not material.
Identifiable liabilities of operations outside the United States amounted to approximately $1.9 billion at December 31, 1993 and 1992, and $1.8 billion at December 31, 1991.

(1) Operating income for the United States, European Community and Corporate were reduced by $13 million, $33 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.

(2) Reduced by $44 million related to restructuring charges recorded by Coca-Cola Enterprises.

(3) Corporate identifiable operating assets are composed principally of marketable securities and fixed assets.

(4) In 1993, the Company divided its Northeast Europe/Africa group into the Northeast Europe/Middle East and Africa groups. Accordingly, previous years' results have been reclassified to reflect this change.

                                                                                 Northeast
Compound Growth Rates          United                 European        Latin        Europe/   Pacific &
Ending 1993                    States      Africa    Community      America    Middle East      Canada                 Consolidated
- -----------------------------------------------------------------------------------------------------------------------------------
Net operating revenues
  5 years                         6%         11 %         19%          24%            24%          7%                          12%
  10 years                        6%         (4)%         18%          15%            21%         13%                          11%
===================================================================================================================================
Operating income
  5 years                        11%         20 %         13%          27%            17%         12%                          14%
  10 years                        8%          2 %         19%          24%            22%         18%                          14%
===================================================================================================================================

                  NET OPERATING REVENUES BY GEOGRAPHIC AREA
                          (Graphic Material Omitted)

Year Ended December 31,                   1991         1992         1993
- --------------------------------------------------------------------------
Net Operating Revenues (in millions)   $11,572      $13,074      $13,957
- --------------------------------------------------------------------------
   Pacific & Canada                        20%          19%          21%
   Northeast Europe/Middle East             3%           4%           5%
   Latin America                           10%          11%          12%
   European Community                      29%          31%          27%
   Africa                                   2%           2%           2%
   United States                           36%          33%          33%
==========================================================================

                     OPERATING INCOME BY GEOGRAPHIC AREA
                          (Graphic Material Omitted)

Year Ended December 31,                   1991         1992         1993
- --------------------------------------------------------------------------
Operating Income (in millions)          $2,319       $2,770       $3,102
- --------------------------------------------------------------------------
   Pacific & Canada                        28%          29%          29%
   Northeast Europe/Middle East             4%           4%           4%
   Latin America                           15%          16%          17%
   European Community                      28%          28%          25%
   Africa                                   4%           4%           4%
   United States                           21%          19%          21%
==========================================================================

REPORT OF INDEPENDENT AUDITORS     THE COCA-COLA COMPANY AND SUBSIDIARIES


BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, share-owners' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
  As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postemployment benefits. As discussed in Note 14 to the consolidated financial statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions.



/s/ Ernst & Young



Atlanta, Georgia
January 25, 1994



QUARTERLY DATA (UNAUDITED)                THE COCA-COLA COMPANY AND SUBSIDIARIES


For the years ended December 31, 1993 and 1992
(In millions except per share data)


                                                          First      Second      Third      Fourth        Full
 1993                                                   Quarter     Quarter    Quarter     Quarter        Year
- ---------------------------------------------------------------------------------------------------------------
 Net operating revenues                                  $3,056      $3,899     $3,629      $3,373     $13,957
 Gross profit                                             1,963       2,435      2,286       2,113       8,797
 Income before change in accounting principle               454         678        590         466       2,188
 Net income                                                 442         678        590         466       2,176
 Income per share before change in
   accounting principle                                     .35         .52        .45         .36        1.68
 Net income per share                                       .34         .52        .45         .36        1.67
===============================================================================================================

                                                          First      Second      Third      Fourth        Full
 1992                                                   Quarter     Quarter    Quarter     Quarter        Year
- ---------------------------------------------------------------------------------------------------------------
 Net operating revenues                                  $2,772      $3,550     $3,508      $3,244     $13,074
 Gross profit                                             1,740       2,177      2,122       1,980       8,019
 Income before change in accounting principle               386         565        540         392       1,883
 Net income                                                 167         565        540         392       1,664
 Income per share before change in
   accounting principle                                     .29         .43        .41         .30        1.43
 Net income per share                                       .13         .43        .41         .30        1.26
===============================================================================================================

The Company filed a Form 8-K with the Securities and Exchange Commission in January 1994 restating the 1993 quarterly reports for the adoption of a change in accounting for postemployment benefits. The after-tax transition charge related to the restatement reduced first quarter net income by $12 million ($.01 per share).

The third quarter of 1993 includes an after-tax impact of $47 million due to changes in U.S. tax law which reduced full year after-tax income by $51 million ($.04 per share) and the reversal of previously recorded reserves for bottler litigation of $23 million ($.01 per share after income taxes).

The fourth quarter of 1993 includes provisions to increase efficiencies of $63 million ($.03 per share after income taxes), a reduction of $42 million ($.02 per share after income taxes) related to restructuring charges by an equity investee, a gain from the sale of real estate in Japan ($34 million, or $.02 per share after income taxes), a gain from the sale of citrus groves in the United States ($50 million, or $.02 per share after income taxes) and a gain recognized on the issuance of stock by an equity investee of $12 million ($.01 per share after income taxes).

The first quarter of 1992 includes the after-tax transition charge of $219 million related to the change in accounting for postretirement benefits other than pensions. This charge decreased net income per share by $.16 for the quarter and $.17 for the year. The sum of net income per share for the four quarters was $.01 higher than the reported full year amount due to rounding.

STOCK PRICES

Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company stock for each quarter of 1993 and 1992.

                                  First                Second                 Third                 Fourth
 1993                           Quarter               Quarter               Quarter                Quarter
- -----------------------------------------------------------------------------------------------------------
 High                           $ 44.13               $ 43.63               $ 44.75               $  45.13
 Low                              40.00                 37.50                 41.75                  40.00
 Close                            42.63                 43.00                 42.25                  44.63
===========================================================================================================

                                  First                Second                 Third                 Fourth
 1992                           Quarter               Quarter               Quarter                Quarter
- -----------------------------------------------------------------------------------------------------------



 High                           $ 41.69               $ 45.13               $ 45.38               $  44.50
 Low                              35.56                 38.88                 39.75                  36.50
 Close                            40.88                 40.00                 40.50                  41.88
===========================================================================================================

SHARE-OWNER INFORMATION



COMMON STOCK
Ticker symbol: KO

The Coca-Cola Company is one of 30 companies in the Dow Jones Industrial
Average.

Common stock of The Coca-Cola Company is listed and traded on the New York Stock Exchange, which is the principal market for the common stock, and also is traded on the Boston, Cincinnati, Midwest, Pacific and Philadelphia stock exchanges. Outside the United States, the Company's common stock is listed and traded on the German exchange in Frankfurt and on Swiss exchanges in Zurich, Geneva, Bern, Basel and Lausanne.

Share owners of record at year-end: 179,165

Shares outstanding at year-end: 1.3 billion

DIVIDENDS
At its February 1994 meeting, the Company's Board of Directors increased the quarterly dividend to 19.5 cents per share, equivalent to an annual dividend of 78 cents per share. The Company has increased dividends each of the last 32 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 291 consecutive quarterly dividends beginning in 1920.

DIVIDEND AND CASH INVESTMENT PLAN
All share owners of record are invited to participate in the Dividend and Cash Investment Plan. The Plan provides a convenient, economical and systematic method of acquiring additional shares of the Company's common stock. The Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. Share owners also may purchase Company stock through voluntary cash investments of up to $60,000 per year.
  All costs and commissions associated with joining and participating in the plan are paid by the Company.
  The Plan's administrator, First Chicago Trust Company of New York, purchases stock for voluntary cash investments on or about the first of each month, and for dividend reinvestment on April 1, July 1, October 1 and December 15.
  At year-end, 48 percent of share owners of record were participants in the Plan. In 1993, share owners invested $21.6 million in dividends and $27.5 million in cash in the Plan.

ANNUAL MEETING OF SHARE OWNERS
April 20, 1994, at 9 a.m. local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware

PUBLICATIONS
THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q ARE AVAILABLE FREE OF CHARGE FROM THE OFFICE OF THE SECRETARY, THE COCA-COLA COMPANY, P.O. DRAWER 1734, ATLANTA, GEORGIA 30301.
  A Notice of Annual Meeting of Share Owners and Proxy Statement are furnished to share owners in advance of the annual meeting. Progress Reports, containing financial results and other information, are distributed quarterly to share owners.
  Also available from the Office of the Secretary are Coca-Cola, A Business System Toward 2000: Our Mission in the 1990s and The Chronicle of Coca-Cola Since 1886.

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
(404) 676-2121

MAILING ADDRESS
The Coca-Cola Company
P.O. Drawer 1734
Atlanta, Georgia 30301

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash Investment Plan:

Registrar and Transfer Agent
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
(800) 446-2617
or
(201) 324-0498
or
Office of the Secretary
The Coca-Cola Company
(404) 676-2777

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

ANNUAL REPORT REQUESTS
(800) 438-2653

                             GRAPHICS APPENDIX LIST

                FORM 10-K ANNUAL REPORT OF THE COCA-COLA COMPANY
                      FOR THE YEAR ENDED DECEMBER 31, 1993

         EDGAR VERSION (Exhibit 13.1)                                TYPESET (PAPER) VERSION
Financial Review Incorporating Management's             Page 47 -- bar chart depicting Economic Profit and
Discussion and Analysis; Economic Profit and Company    Company Stock Price (the text and data points used in
Stock Price -- bar chart omitted                        this chart appear in the text of the EDGAR version).

Financial Review Incorporating Management's             Page 49 -- bar chart depicting Margin Analysis (Net
Discussion and Analysis; Management's Discussion and    Operating Revenues, Gross Margin and Operating
Analysis; Margin Analysis -- bar chart omitted          Margin) (the text and data points used in this chart
                                                        appear in the text of the Edgar version).

Notes to Consolidated Financial Statements; Net         Page 68 -- bar charts depicting Net Operating
Operating Revenues by Line of Business and Operating    Revenues by Line of Business and Operating Income by
Income by Line of Business (following Note 18.          Line of Business (the text and data points used in
Nonrecurring Items) -- bar charts omitted               these charts appear in the text of the EDGAR
                                                        version).

Notes to Consolidated Financial Statements; Net         Page 71 -- bar charts depicting Net Operating
Operating Revenues by Geographic Area and Operating     Revenues by Geographic Area and Operating Income by
Income by Geographic Area (following Note 20.           Geographic Area (the text and data points used in
Operations in Geographic Areas) -- bar charts           these charts appear in the text of the EDGAR
omitted                                                 version).