Form 10-K405, Exhibit 13
period 1994-12-31
COCA COLA CO
filed 1995-03-13
CIK 21344

EXHIBIT 13.1




        FINANCIAL REVIEW-THE COCA-COLA COMPANY AND SUBSIDIARIES
        -------------------------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



Management's primary objective is to maximize share-owner value over time. To accomplish this objective, The Coca-Cola Company and subsidiaries (the Company) have developed a comprehensive business strategy that emphasizes maximizing long-term cash flows, consistently improving Economic Profit and creating Economic Value Added. This strategy focuses on continuing aggressive investment in the high-return soft drink business, increasing returns on existing investments and optimizing the cost of capital through appropriate financial policies. The success of this strategy is evidenced by growth in the Company's volume, cash flows, earnings and economic profit, its increased returns on total capital and equity, and the total return to its share owners over time.

INVESTMENTS
With a pervasive global business system that distributes its products in more than 195 countries, the Company is well positioned to capitalize on new investment opportunities as they arise. Within the last several years, the Company has gained entry into Romania, as well as re-entry into several countries, including Vietnam, South Africa and India. The Company also continues to expand its business system rapidly across emerging markets such as China, East Central Europe and Indonesia.
     Management seeks investments that strategically enhance existing operations and offer cash returns that exceed the Company's long-term after-tax weighted average cost of capital, estimated by management to be approximately 11 percent. The Company's soft drink business consistently generates high returns on capital, providing an attractive area for continued investment. With international per capita consumption of Company products at only 11 percent of the U.S. level, attractive investment opportunities exist in many international markets for the Company and its bottlers to expand production and distribution systems. In highly developed soft drink markets, additional high-return investments are made to increase product selection and availability, enhance product appeal and improve overall efficiency. The Company continues to benefit from the consolidation of production and distribution networks and investment in the latest technology and information systems.
     Capital expenditures on property, plant and equipment and the percentage distribution by geographic area for 1994, 1993 and 1992 are as follows (dollars in millions):

Year Ended December 31,       1994      1993       1992
- ---------------------------------------------------------
Capital expenditures          $878      $800     $1,083
- ---------------------------------------------------------
  United States                 32%       23%        22%
  Africa                         3%        1%         1%
  European Community            26%       33%        41%
  Latin America                 16%       19%        20%
  Northeast Europe/
    Middle East                 19%       18%        13%
  Pacific & Canada               4%        6%         3%
=========================================================

     In addition to capital expenditures, the Company has made significant investments in bottling operations over the last decade, ensuring strong and efficient production, distribution and marketing systems and maximizing long-term growth in volume, cash flows and share-owner value of the Company and the bottler system.
     When appropriate, the Company makes equity investments in bottling companies. Through these investments, the Company is able to help focus and improve sales and marketing programs, assist in the development of effective business and information systems and help establish capital structures appropriate for these respective operations. During 1994, a joint venture known as the Coca-Cola Bottling Companies of Egypt was formed following the privatization of the Egyptian public sector bottler. In 1993, the Company purchased a 30 percent interest in Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA) to assist in further strengthening strategic bottling territories in Latin America. Also in 1993, the Company purchased shares constituting a 10 percent voting interest in Panamerican Beverages, Inc., which owns bottling operations in Mexico, Brazil and Colombia.
     In restructuring the bottling system, the Company occasionally purchases temporary majority interests in companies. The length of ownership is influenced by various factors, including operational changes, management changes and the process of identifying appropriate new investors/operators. These investments are generally accounted for by the equity method and relate primarily to temporary majority interests that management intends to reduce to below 50 percent. For example, the Company reduced its voting interest in Coca-Cola Amatil Limited (Coca-Cola Amatil) in early 1995 and in The Coca-Cola Bottling Company of New York, Inc. in January 1994 to below 50 percent, consistent with its stated intention of ending temporary control after completing certain organizational changes.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



     In certain situations, owning a controlling interest in bottling operations is advantageous, compensating for limited local resources or facilitating improvements in customer relationships.
     As the process of restructuring majority-owned bottlers is completed, the Company will consider selling its majority interests to other companies within the Company's bottling system or selling shares of those bottlers to the public. In 1994, the Company sold a controlling 51 percent interest in the previously wholly owned bottler in Argentina, Coca-Cola S.A. Industrial, Comercial y Financiera, to Coca-Cola FEMSA.
     The following table illustrates the excess of the calculated fair values, based on quoted closing prices of publicly traded shares, over the Company's carrying values for selected equity method investees (in millions):

                                      Carrying       Fair
December 31,                             Value      Value    Excess
- ---------------------------------------------------------------------
1994
Coca-Cola Amatil Limited                 $ 694    $ 1,230   $   536
Coca-Cola Enterprises Inc.                 524      1,014       490
Coca-Cola FEMSA, S.A. de C.V.              187        351       164
Coca-Cola Beverages Ltd.                    10         60        50
Coca-Cola Bottling Co. Consolidated         85         73       (12)
- ---------------------------------------------------------------------
                                                            $ 1,228
- ---------------------------------------------------------------------

     In 1994, consolidated bottling and fountain operations produced and distributed approximately 16 percent of the Company's worldwide unit case volume. Cost and equity investee bottlers produced and distributed an additional 36 percent of the Company's worldwide unit case volume.

INCREASING RETURNS
The Company manages its concentrate and bottling operations to increase volume and its share of worldwide soft drink sales, while at the same time optimizing profit margins. The Company also provides expertise and resources to its equity investees to strengthen their businesses and to build long-term volume, cash flows and share-owner value.
     By controlling costs through more efficient purchasing, manufacturing and distribution processes, allocating marketing resources efficiently and implementing price increases generally in line with local inflation, the Company was able to improve operating margins in 1994.
     Expanding the worldwide availability of Company products, increasing per capita consumption of soft drinks and advancing the Company's share of industry sales drive the success of the Company's global investments. In new and emerging markets, the Company's primary emphasis is on raising per capita consumption levels by expanding availability of the Company's products. In these new and emerging markets, major investments are made in the basic infrastructure of the system: facilities, distribution networks and sales equipment. These investments are made by acquiring or forming strategic business alliances with local bottlers, matching local expertise with the Company's focus and experience. Point-of-sale merchandising and product sampling are used to establish consumer awareness and build product acceptability. The Company increases consumer awareness and the appeal of its products by using integrated marketing programs, including advertising, to build consumer affinity for the Company's trademarks. Advertising expenditures were $1,308 million in 1994, $1,126 million in 1993 and $1,107 million in 1992.
     In leading-edge markets, growth is driven, in part, by providing the consumer with new products and additional serving sizes.
     The Company's ownership of and investments in bottling operations also help increase volume and profits. While the bottling business generally provides lower margins on revenue compared to the concentrate business, the Company's consolidated operations continue to increase profits on a per-gallon basis. In addition, the Company's aggressive investment in bottling infrastructure has resulted in profit growth and enhanced sales and unit case volume at the bottler level, which in turn generates increased gallon shipments for the concentrate business.
     Equity income, which primarily represents returns from the Company's unconsolidated bottling investments, reached $134 million in 1994.

FINANCIAL POLICIES
To maximize share-owner value, the Company optimizes its cost of capital through appropriate financial policies.
DEBT FINANCING
The Company maintains debt levels considered prudent based on its cash flow, interest coverage and percentage of debt to total capital. The Company lowers its overall cost of capital through the use of debt financing which increases the return on share-owners' equity.
     The Company's capital structure and financial policies have earned long-term credit ratings of "AA" from Standard & Poor's and "Aa3" from Moody's, as well as the highest credit ratings available for the Company's commercial paper programs.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



FINANCIAL RISK MANAGEMENT
The Company employs the use of derivative financial instruments for the purpose of reducing exposure to financial risks.
     With approximately 79 percent of operating income in 1994 generated by operations outside the United States, the Company benefits from operating in a variety of currencies, as weakness in any particular currency is often offset by strengths in other currencies.
     Most foreign currency exposures are managed on a consolidated basis, allowing the Company to net certain exposures and thus take advantage of any natural offsets. Forward exchange contracts are used to adjust the currency mix of recorded assets and liabilities, further reducing the exposure from adverse fluctuations in exchange rates. The Company also enters into forward exchange contracts and swaps and purchases options to hedge both firmly committed and anticipated but not yet firmly committed transactions, and net investments in certain international operations.
     The Company uses only liquid spot, forward, option and swap contracts. It does not enter into leveraged, structured or illiquid contracts. Additionally, the Company does not enter into derivative financial instruments for trading purposes. As a matter of policy, all derivative positions are used to hedge underlying economic exposures by mitigating the risk of changes in currency, interest rate and other market risks on a matched basis. Any gains or losses on hedging transactions are generally offset by gains or losses on the underlying exposures being hedged.
SHARE REPURCHASES
In July 1992, the Board of Directors authorized a plan to repurchase up to 100 million shares of the Company's common stock through the year 2000. In 1994, the Company repurchased 25 million shares under this plan at a total cost of approximately $1.2 billion. From the inception of share repurchase programs in 1984 to December 31, 1994, the Company has repurchased 454 million shares at an average price per share of $15.45.
DIVIDEND POLICY
Strong earnings growth has enabled the Company to increase the cash dividend per common share by an average annual compound growth rate of 13 percent since December 31, 1984. The annual common stock dividend was $.78 per share, $.68 per share and $.56 per share in 1994, 1993 and 1992, respectively. At its February 1995 meeting, the Board of Directors increased the quarterly dividend per common share to $.22, equivalent to a full-year common dividend of $.88 in 1995, the 33rd consecutive annual increase.
     The Board of Directors has maintained a common stock dividend payout ratio of approximately 40 percent of net income, including the 1994 dividend payout ratio.

MEASURING PERFORMANCE
Economic Profit and Economic Value Added provide a direct framework for measuring the impact of value-oriented actions. Economic Profit is defined as net operating profit after taxes in excess of a computed capital charge for average operating capital employed. Economic Value Added represents the growth in Economic Profit from year to year.
     Beginning in 1994, the Company expanded the use of Economic Value Added as a performance measurement tool. Measured over a three year time frame, long-term incentive bonuses for certain employees of the Company are now determined, in part, by comparison against Economic Profit target levels. This change in performance measures was made to more closely align management's focus on the key drivers of the business. Management believes that a clear focus on the components of Economic Profit, and the resultant growth in Economic Value Added over time, leads to the creation of share-owner wealth.
     Over the last 13 years, the Company has increased its Economic Profit at an average annual compound rate of 26 percent, resulting in Economic Value Added to the Company of $1.9 billion. Over the same period, the Company's stock price has increased at an average annual compound rate of 25 percent.

TOTAL RETURN TO SHARE OWNERS
During the past decade, share owners of the Company have received an excellent return on their investment. A $100 investment in the Company's common stock at December 31, 1984, together with reinvested dividends, would be worth approximately $1,237 at December 31, 1994, an average annual compound return of 29 percent.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



MANAGEMENT'S DISCUSSION AND ANALYSIS

LINES OF BUSINESS
SOFT DRINKS
The Company is the largest manufacturer, marketer and distributor of soft drink concentrates and syrups in the world. It manufactures soft drink concentrates and syrups, which it sells to bottling and canning operations, and manufactures fountain soft drink syrups, which it sells to authorized fountain wholesalers and some fountain retailers. The Company has substantial equity investments in numerous soft drink bottling and canning operations, and it owns and operates certain bottling and canning operations outside the United States.
FOODS
The foods business sector's principal business is processing and marketing juice and juice-drink products. It is the largest marketer of juice and juice-drink products in the world. During 1994, management responsibility for the Minute Maid Juices To Go and Fruitopia product lines was transferred from the foods business sector to the United States and international soft drinks business. Prior years' net operating revenues and operating income have been reclassified to conform to the current year presentation.

VOLUME
SOFT DRINKS
The Company measures soft drink volume in two ways: gallon shipments of concentrates and syrups and equivalent unit cases of finished product. Gallon shipments represent the primary business of the Company, since they measure concentrates and syrups sold by the Company to its bottling system. Most of the Company's revenues are based on this measure of "wholesale" activity. The Company also monitors unit case volume, a measure of finished product sold by the bottling system to retail customers, who make sales to consumers. Management believes unit case volume more accurately measures the underlying strength of the global business system because it measures trends at the retail level and is less impacted by inventory management practices at the wholesale level. Fountain syrups sold by the Company directly to customers are included in both measures simultaneously.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN
Revenues for the Company's soft drink business increased 18 percent in 1994, primarily due to increased gallon shipments, selected price increases, continued expansion of the Company's bottling and canning operations and a weaker U.S. dollar versus key hard currencies. Revenues for the foods business sector in 1994 increased 3 percent, primarily due to price increases for orange juice products.
     In 1993, revenues for the Company's soft drink business increased 8 percent, reflecting an increase in gallon shipments and continued expansion of bottling and canning operations, partially offset by the adverse effect of a stronger U.S. dollar versus most key hard currencies. Revenues for the foods business sector were even in 1993, as volume increases offset price reductions.
     On a consolidated basis, the Company's worldwide net revenues grew 16 percent in 1994, while gross profit grew 14 percent. The Company's gross margin contracted to 62 percent in 1994 from 63 percent in 1993, primarily due to the acquisition of bottling and canning operations, which typically have lower gross profit to net revenue relationships, but offer strong cash flows.
     On a consolidated basis, gross profits grew 10 percent in 1993 on net revenue growth of 7 percent. The Company's gross margin expanded to 63 percent in 1993 from 61 percent in 1992 due to lower costs for materials such as aspartame and orange solids.
SELLING, ADMINISTRATIVE AND GENERAL EXPENSES
Selling expenses were $4,931 million in 1994, $4,360 million in 1993 and $4,006 million in 1992. The increase in 1994 and 1993 was primarily due to higher marketing investments in support of the Company's volume growth.
     Administrative and general expenses were $1,366 million in 1994, $1,335 million in 1993 and $1,243 million in 1992. The increase in 1994 and 1993 was due primarily to expansion of the business, particularly newly formed, Company-owned bottling operations. Also, administrative and general expenses in 1993 included provisions of $63 million related to increasing efficiencies in European, domestic and corporate operations. Administrative and general expenses, as a percentage of net operating revenues, were approximately 8 percent in 1994 and 10 percent in 1993 and 1992.
OPERATING INCOME AND OPERATING MARGIN
Operating income grew 20 percent in 1994, after increasing 12 percent in 1993. Operating margins grew to 23 percent in 1994 from 22 percent in 1993. The expansion in operating margins is attributable to revenue growth outpacing moderate growth in selling, administrative and general expenses.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



MARGIN ANALYSIS
                            [bar chart]

Year Ended December 31,                  1992         1993         1994
- -------------------------------------------------------------------------
Net Operating Revenues (In billions)     $13.1        $14.0        $16.2
Gross Margin                              61%          63%          62%
Operating Margin                          21%          22%          23%
=========================================================================
The Company's gross profit and operating income have increased due to growth in revenues and expansion of operating margins.

INTEREST INCOME AND INTEREST EXPENSE
Interest income increased 26 percent in 1994 due primarily to rising interest rates and higher average investments in cash equivalents and marketable securities. Interest expense increased 18 percent in 1994 as a result of rising interest rates.
     In 1993, interest expense was approximately even with the prior year while interest income decreased 12 percent.
EQUITY INCOME
Equity income increased 47 percent to $134 million in 1994 due primarily to increased earnings from Coca-Cola Enterprises and Coca-Cola & Schweppes Beverages Ltd. and improved results from Coca-Cola Beverages Ltd.
     Equity income increased 40 percent to $91 million in 1993 due primarily to new bottling investments and improved results at Coca-Cola Amatil and Coca-Cola Nestle Refreshments, offset by the results at Coca-Cola Beverages Ltd.
OTHER INCOME (DEDUCTIONS)-NET
In 1994, other income (deductions)-net decreased $100 million, primarily due to recognition in 1993 of approximately $84 million of pretax gains on sales of real estate and bottling investments (described below). No transactions resulting in significant gains occurred in 1994.
     In 1993, other income (deductions)-net increased $86 million, primarily due to gains on sales of certain real estate and bottling investments. This includes a $50 million pretax gain recognized on the sale of citrus groves in the United States, and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan.
GAIN ON ISSUANCE OF STOCK BY COCA-COLA AMATIL
In the fourth quarter of 1993, Coca-Cola Amatil purchased a bottling operation in Indonesia by issuing approximately 8 million shares of common stock, resulting in a noncash pretax gain of $12 million for the Company.
INCOME TAXES
The Company's effective tax rates of 31.5 percent in 1994, 31.3 percent in 1993 and 31.4 percent in 1992 reflect the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.
TRANSITION EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) as of January 1, 1994, resulting in an after-tax increase to share-owners' equity of $60 million, with no effect on net income. SFAS 115 changes the method of accounting for certain debt and marketable equity securities from a historical cost basis to a fair value approach.
     As of January 1, 1993, the Company recognized an after-tax charge of $12 million resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112). The cumulative charge consists primarily of health benefits for surviving spouses and disabled employees.
     As of January 1, 1992, the Company recognized an after-tax charge of $219 million resulting from the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The cumulative charge consists of postretirement health care and life insurance benefit obligations to employees of the Company and the Company's portion of postretirement benefit obligations of its equity investees. The Company elected to absorb this charge immediately rather than amortize the obligation over a period of up to 20 years. INCOME PER SHARE
Accelerated by the Company's share repurchase program, income per share before changes in accounting principles grew 18 percent and 17 percent in 1994 and 1993, respectively. Net income per share grew 19 percent in 1994.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



LIQUIDITY AND CAPITAL RESOURCES
The ability to generate cash from operations in excess of requirements for capital reinvestment and dividends remains one of the Company's significant financial strengths. The Company anticipates that its operating activities in 1995 will continue to provide sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion.
FREE CASH FLOW
Free Cash Flow, which represents the cash remaining from operations after the Company has satisfied its business reinvestment opportunities, increased by 32 percent to $2.1 billion in 1994. Management focuses on growing Free Cash Flow to achieve the Company's primary objective, maximizing share-owner value. The Company uses Free Cash Flow, along with borrowings, to pay dividends and make share repurchases. The consolidated statements of cash flows are summarized as follows (in millions):

Year Ended December 31,          1994      1993      1992
- ----------------------------------------------------------
Cash flows provided by
(used in):
   Operations                 $ 3,183   $ 2,508   $ 2,232
   Investment activities       (1,037)     (885)   (1,359)
- ----------------------------------------------------------
Free Cash Flow                  2,146     1,623       873
Cash flows provided by
(used in):
   Financing                   (1,792)   (1,540)     (917)
   Exchange                        34       (41)      (58)
- ----------------------------------------------------------
Increase (decrease) in cash   $   388   $    42   $  (102)
==========================================================

     Cash provided by operations continued to grow in 1994, reaching $3.2 billion, resulting from growth in net income before noncash charges for depreciation and amortization and increased dividends from equity method investments. In 1993, cash from operations totaled $2.5 billion, a 12 percent increase over 1992, resulting primarily from growth in net income.
     The Company continued to invest extensively in Eastern Europe, the Middle East and Southeast Asia in 1994. Continued investment, principally in bottling companies, along with equity income, net of dividends received, contributed to an overall increase in the carrying value of the Company's equity method investments in 1994 and 1993. Cash used for acquisitions and investments, principally in bottling companies, declined by $300 million in 1994. However, this decline was more than offset by a reduction in proceeds from disposals of property, plant and equipment and investments and other assets, resulting in an overall increase in net cash used in investing activities of 17 percent.
     A decline in purchases of securities and property, plant and equipment, coupled with the receipt of proceeds on the sales of real estate in Japan and the United States and various bottling investments, resulted in a net decrease in cash used in investment activities in 1993.
     The Company's finance subsidiary made additional borrowings in 1994 and 1993 to fund increased receivables. The increase in 1994 in marketable securities and the carrying value of cost method investments is due in part to the Company's adoption of SFAS 115, which reflects a noncash adjustment to fair value. A portion of the increase in marketable securities and other assets in 1994, as well as the majority of the increase in 1993, was attributable to an increase in securities held in accordance with a negotiated income tax exemption grant for the Company's manufacturing facilities in Puerto Rico. The balance also increased due to deferred tax assets generated in 1994 and 1993.
     Timing of tax payments, including those attributable to the sales of real estate, resulted in an increase in accrued taxes of 33 percent in 1993.
FINANCING ACTIVITIES
Financing activities primarily represent the Company's net borrowing activities, dividend payments and share repurchases. Net cash used in financing activities totaled $1.8 billion in 1994, $1.5 billion in 1993 and $917 million in 1992. The change between years was due, in part, to net borrowings of debt in 1994 and 1992, compared to net reductions of debt in 1993. Cash used to purchase common stock for treasury increased to $1.2 billion in 1994, from $680 million in 1993.
     The Company's reputation, global presence and strong capital position afford it access to key financial markets around the world, enabling the Company to raise funds with a low effective cost. This posture, coupled with the Company's aggressive management of its mix of short-term versus long-term debt, results in a lower overall cost of borrowing. The Company's debt management policies, in association with the share repurchase program and investment activity, typically result in current liabilities exceeding current assets.
     The Company manages its debt levels based on the following financial measurements and ratios:

Year Ended December 31,          1994      1993      1992
- -----------------------------------------------------------
Net debt (in billions)          $ 1.5     $ 1.6     $ 1.8
Net debt to net capital            23%       26%       32%
Free cash flow to net debt        141%      100%       48%
Interest coverage                  19x       18x       16x
Ratio of earnings to
  fixed charges                  16.8x     15.7x     14.1x
===========================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



     Debt levels are measured excluding the debt of the Company's finance subsidiary, and are net of cash, cash equivalents and marketable securities in excess of operating requirements and net of temporary bottling investments.
     Commercial paper is the Company's primary source of short-term financing. At December 31, 1994, the Company had $2.8 billion in lines of credit and other short-term credit facilities available, under which $2.0 billion was outstanding. Included was $1.8 billion outstanding in commercial paper borrowings. The 1994 increase in loans and notes payable is primarily attributable to additional commercial paper borrowings resulting from the Company's management of its mix of short and long-term debt.
EXCHANGE
International operations are subject to certain opportunities and risks, including currency fluctuations and government actions. The Company closely monitors its methods of operating in each country and adopts strategies responsive to changing economic and political environments, providing flexibility to take advantage of changing foreign currencies and interest rates.
     The Company uses approximately 49 functional currencies. In 1994, 1993 and 1992, the weighted average exchange rates for certain key foreign currencies that are traded on exchange markets strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,         1994     1993     1992
- --------------------------------------------------------
Key market-traded currencies     3 %     (3)%      5 %
   Australian dollar             9 %     (7)%     (5)%
   British pound                 2 %    (15)%      1 %
   Canadian dollar              (5)%     (8)%     (4)%
   French franc                 (1)%     (3)%      9 %
   German mark                   2 %     (5)%      8 %
   Japanese yen                  9 %     15 %      6 %
========================================================

     The change in the foreign currency translation adjustment in 1994 was due primarily to the weakening of the U.S. dollar against certain key currencies. Exchange losses recorded in other income (deductions)- net amounted to $25 million in 1994, $74 million in 1993 and $25 million in 1992. Exchange losses include the remeasurement of certain currencies into functional currencies and the costs of hedging certain transaction and balance sheet exposures.
     Additional information concerning the Company's hedging activities is presented on pages 55 through 57.

IMPACT OF INFLATION AND CHANGING PRICES
Inflation is a factor in many markets around the world and consequently impacts the way the Company operates. In general, the Company is able to increase prices to counteract the effects of increasing costs and generate sufficient cash flows to maintain its productive capability.

OUTLOOK
By operating in a global business environment whereby the majority of the Company's operating income is generated by operations outside the United States, the Company benefits from operating in a variety of currencies, as currency devaluations and economic weakness in any particular region are often offset by strengths in other currencies and regional economies. Additionally, management of the Company has various operational initiatives available to offset the unfavorable impact of such events.
     Although future economic events cannot be predicted with accuracy and recessionary conditions in certain markets may present uncertainties, management believes continued expansion into the developing population centers of the world presents further opportunity for growth. The strength of the Company's brands, its broad global presence in both developed and developing markets, and its strong financial condition, allow the Company the flexibility to take advantage of growth opportunities and to continue to increase share-owner value.

ADDITIONAL INFORMATION
For additional information concerning the Company's operations, cash flows, liquidity and capital resources, this analysis should be read in conjunction with the information on pages 46 through 66 of this report. Additional information concerning operations in different lines of business and geographic areas is presented on pages 63 and 64.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

SELECTED FINANCIAL DATA

                                                                Compound Growth Rates    Year Ended December 31,
                                                               -----------------------  ------------------------
(In millions except per share data, ratios and growth rates)     5 Years    10 Years       1994(2)      1993(3)
- ----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues                                            13.4%      11.5%        $ 16,172     $ 13,957
Cost of goods sold                                                11.7%       8.5%           6,167        5,160
- ----------------------------------------------------------------------------------------------------------------
Gross profit                                                      14.5%      14.0%          10,005        8,797
Selling, administrative and general expenses                      13.5%      13.0%           6,297        5,695
- ----------------------------------------------------------------------------------------------------------------
Operating income                                                  16.5%      15.9%           3,708        3,102
Interest income                                                                                181          144
Interest expense                                                                               199          168
Equity income                                                                                  134           91
Other income (deductions)-net                                                                  (96)           4
Gain on issuance of stock by equity investees                                                   --           12
- ----------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
   and changes in accounting principles                           16.1%      15.2%           3,728        3,185
Income taxes                                                      16.2%      12.5%           1,174          997
- ----------------------------------------------------------------------------------------------------------------
Income from continuing operations before changes
   in accounting principles                                       16.1%      16.6%        $  2,554     $  2,188
================================================================================================================
Net income                                                        10.7%(6)   15.0%        $  2,554     $  2,176
Preferred stock dividends                                                                       --           --
- ----------------------------------------------------------------------------------------------------------------
Net income available to common share owners                       11.0%(6)   15.0%        $  2,554     $  2,176
================================================================================================================
Average common shares outstanding                                                            1,290        1,302
PER COMMON SHARE DATA
Income from continuing operations before changes
   in accounting principles                                       18.1%      18.9%        $   1.98     $   1.68
Net income                                                        12.5%      17.3%            1.98         1.67
Cash dividends                                                    18.1%      13.0%             .78          .68
Market price at December 31                                       21.7%      25.8%           51.50        44.63
BALANCE SHEET DATA
Cash, cash equivalents and current marketable securities                                  $  1,531     $  1,078
Property, plant and equipment-net                                                            4,080        3,729
Depreciation                                                                                   382          333
Capital expenditures                                                                           878          800
Total assets                                                                                13,873       12,021
Long-term debt                                                                               1,426        1,428
Total debt                                                                                   3,509        3,100
Share-owners' equity                                                                         5,235        4,584
Total capital(1)                                                                             8,744        7,684
OTHER KEY FINANCIAL MEASURES(1)
Total-debt-to-total-capital                                                                   40.1%        40.3%
Net-debt-to-net-capital                                                                       22.6%        26.2%
Return on common equity                                                                       52.0%        51.7%
Return on capital                                                                             32.7%        31.2%
Dividend payout ratio                                                                         39.4%        40.6%
Economic profit                                                                           $  2,012     $  1,495
================================================================================================================
(1)See Glossary on page 70.
   Following are the above-referenced definitions extracted from page 70:
   GLOSSARY OF TERMS

   DIVIDEND PAYOUT RATIO: Calculated by dividing cash dividends on common stock by net income available to common share owners.

   ECONOMIC PROFIT: Represents net operating profit after taxes in excess of a computed capital charge for average operating capital employed.

   NET DEBT AND NET CAPITAL: Debt and capital in excess of cash, cash equivalents and marketable securities not required for operations and temporary bottling investments. The net-debt-to-net-capital ratio excludes debt and excess cash of the Company's finance subsidiary.

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

(2)In 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(3)In 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
(4)In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."
(5)The Company adopted SFAS No. 109, "Accounting for Income Taxes," in 1992 by restating financial statements beginning in 1989.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------




- ---------------------------------------------------------------------------------------------------------
  1992(4,5)   1991(5)     1990(5)     1989(5)     1988        1987        1986        1985        1984
- ---------------------------------------------------------------------------------------------------------

$ 13,074    $ 11,572    $ 10,236    $  8,622    $  8,065    $  7,658    $  6,977    $  5,879    $  5,442
   5,055       4,649       4,208       3,548       3,429       3,633       3,454       2,909       2,738
- ---------------------------------------------------------------------------------------------------------
   8,019       6,923       6,028       5,074       4,636       4,025       3,523       2,970       2,704
   5,249       4,604       4,076       3,348       3,038       2,701       2,626       2,163       1,855
- ---------------------------------------------------------------------------------------------------------
   2,770       2,319       1,952       1,726       1,598       1,324         897         807         849
     164         175         170         205         199         232         154         151         133
     171         192         231         308         230         297         208         196         128
      65          40         110          75          92          64          45          52          42
     (82)         41          13          66         (33)         --          35          69          13
      --          --          --          --          --          40         375          --          --
- ---------------------------------------------------------------------------------------------------------

   2,746       2,383       2,014       1,764       1,626       1,363       1,298         883         909
     863         765         632         553         537         496         471         314         360
- ---------------------------------------------------------------------------------------------------------

$  1,883    $  1,618    $  1,382    $  1,211    $  1,089    $    867    $    827    $    569    $    549
=========================================================================================================
$  1,664    $  1,618    $  1,382    $  1,537    $  1,045    $    916    $    934    $    722    $    629
      --           1          18          21           7          --          --          --          --
- ---------------------------------------------------------------------------------------------------------
$  1,664    $  1,617    $  1,364    $  1,516(6) $  1,038    $    916    $    934    $    722    $    629
=========================================================================================================
   1,317       1,333       1,337       1,384       1,458       1,509       1,547       1,573       1,587


$   1.43    $   1.21    $   1.02    $    .86    $    .74    $    .57    $    .53    $    .36    $    .35
    1.26        1.21        1.02        1.10(6)      .71         .61         .60         .46         .40
     .56         .48         .40         .34         .30         .28         .26         .25         .23
   41.88       40.13       23.25       19.31       11.16        9.53        9.44        7.04        5.20

$  1,063    $  1,117    $  1,492    $  1,182    $  1,231    $  1,489    $    895    $    843    $    768
   3,526       2,890       2,386       2,021       1,759       1,602       1,538       1,483       1,284
     310         254         236         181         167         152         151         130         119
   1,083         792         593         462         387         304         346         412         300
  11,052      10,189       9,245       8,249       7,451       8,606       7,675       6,341       5,241
   1,120         985         536         549         761         909         996         801         631
   3,207       2,288       2,537       1,980       2,124       2,995       1,848       1,280       1,310
   3,888       4,239       3,662       3,299       3,345       3,187       3,479       2,948       2,751
   7,095       6,527       6,199       5,279       5,469       6,182       5,327       4,228       4,061

    45.2%       35.1%       40.9%       37.5%       38.8%       48.4%       34.7%       30.3%       32.3%
    31.9%       19.2%       23.7%       14.7%       18.9%       15.4%       10.9%       15.6%       19.7%
    46.4%       41.3%       41.4%       39.4%       34.7%       26.0%       25.7%       20.0%       19.4%
    29.4%       27.5%       26.8%       26.5%       21.3%       18.3%       20.1%       16.8%       16.7%
    44.3%       39.5%       39.2%       31.0%(6)    42.1%       46.0%       43.1%       53.8%       57.9%
$  1,293    $  1,029    $    878    $    821    $    748    $    417    $    311    $    269    $    268
=========================================================================================================
(6)Net income available to common share owners in 1989 includes after-tax gains of $604 million ($.44 per common share) from the sales of the Company's equity interest in Columbia Pictures Entertainment,
   Inc. and the Company's bottled water business and the transition effect of $265 million related to the change in accounting for income taxes. Excluding these nonrecurring items, the dividend payout ratio in 1989 was 39.9 percent.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

CONSOLIDATED BALANCE SHEETS


December 31,                                                   1994            1993
- ------------------------------------------------------------------------------------
(In millions except share data)

ASSETS

CURRENT
Cash and cash equivalents                                  $  1,386        $    998
Marketable securities                                           145              80
- ------------------------------------------------------------------------------------
                                                              1,531           1,078
Trade accounts receivable, less allowances of
 $33 in 1994 and $39 in 1993                                  1,470           1,210
Finance subsidiary receivables                                   55              33
Inventories                                                   1,047           1,049
Prepaid expenses and other assets                             1,102           1,064
- ------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                          5,205           4,434
- ------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
  Coca-Cola Enterprises Inc.                                    524             498
  Coca-Cola Amatil Limited                                      694             592
  Other, principally bottling companies                       1,114           1,037
Cost method investments, principally bottling companies         178              88
Finance subsidiary receivables                                  255             226
Marketable securities and other assets                        1,163             868
- ------------------------------------------------------------------------------------
                                                              3,928           3,309
- ------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                            221             197
Buildings and improvements                                    1,814           1,616
Machinery and equipment                                       3,776           3,380
Containers                                                      346             403
- ------------------------------------------------------------------------------------
                                                              6,157           5,596
Less allowances for depreciation                              2,077           1,867
- ------------------------------------------------------------------------------------
                                                              4,080           3,729
- ------------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                            660             549
- ------------------------------------------------------------------------------------
                                                           $ 13,873        $ 12,021
====================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

December 31,                                                   1994            1993
- -----------------------------------------------------------------------------------
LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses                      $  2,564        $  2,217
Loans and notes payable                                       1,757           1,409
Finance subsidiary notes payable                                291             244
Current maturities of long-term debt                             35              19
Accrued taxes                                                 1,530           1,282
- ------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                     6,177           5,171
- ------------------------------------------------------------------------------------

LONG-TERM DEBT                                                1,426           1,428
- ------------------------------------------------------------------------------------

OTHER LIABILITIES                                               855             725
- ------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                           180             113
- ------------------------------------------------------------------------------------


SHARE-OWNERS' EQUITY
Common stock, $.25 par value
  Authorized: 2,800,000,000 shares
  Issued: 1,707,627,955 shares in 1994;
   1,703,526,299 shares in 1993                                 427             426
Capital surplus                                               1,173           1,086
Reinvested earnings                                          11,006           9,458
Unearned compensation related to outstanding
 restricted stock                                               (74)            (85)
Foreign currency translation adjustment                        (272)           (420)
Unrealized gain on securities available-for-sale                 48              --
- ------------------------------------------------------------------------------------
                                                             12,308          10,465

Less treasury stock, at cost (431,694,661
 shares in 1994; 406,072,817 shares in 1993)                  7,073           5,881
- ------------------------------------------------------------------------------------
                                                              5,235           4,584
- ------------------------------------------------------------------------------------
                                                           $ 13,873        $ 12,021
====================================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,                                      1994         1993         1992
- ---------------------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                                   $ 16,172     $ 13,957     $ 13,074
Cost of goods sold                                          6,167        5,160        5,055
- ---------------------------------------------------------------------------------------------
GROSS PROFIT                                               10,005        8,797        8,019
Selling, administrative and general expenses                6,297        5,695        5,249
- ---------------------------------------------------------------------------------------------
OPERATING INCOME                                            3,708        3,102        2,770
Interest income                                               181          144          164
Interest expense                                              199          168          171
Equity income                                                 134           91           65
Other income (deductions)-net                                 (96)           4          (82)
Gain on issuance of stock by Coca-Cola Amatil                  --           12           --
- ---------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
 CHANGES IN ACCOUNTING PRINCIPLES                           3,728        3,185        2,746
Income taxes                                                1,174          997          863
- ---------------------------------------------------------------------------------------------
INCOME BEFORE CHANGES IN ACCOUNTING PRINCIPLES              2,554        2,188        1,883
Transition effects of changes in accounting principles
 Postemployment benefits                                       --          (12)          --
 Postretirement benefits other than pensions
   Consolidated operations                                     --           --         (146)
   Equity investments                                          --           --          (73)
- ---------------------------------------------------------------------------------------------
NET INCOME                                               $  2,554     $  2,176     $  1,664
=============================================================================================

INCOME PER SHARE
Before changes in accounting principles                  $   1.98     $   1.68     $   1.43
Transition effects of changes in accounting principles
 Postemployment benefits                                       --         (.01)          --
 Postretirement benefits other than pensions
   Consolidated operations                                     --           --         (.11)
   Equity investments                                          --           --         (.06)
- ---------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                     $   1.98     $   1.67     $   1.26
=============================================================================================
AVERAGE SHARES OUTSTANDING                                  1,290        1,302        1,317
=============================================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                     1994         1993          1992
- ---------------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                               $ 2,554      $ 2,176      $ 1,664
Transition effects of changes in accounting principles        --           12          219
Depreciation and amortization                                411          360          322
Deferred income taxes                                         58          (62)         (27)
Equity income, net of dividends                               (4)         (35)         (30)
Foreign currency adjustments                                  (6)           9           24
Gains on sales of assets                                      --          (84)          --
Other noncash items                                           41           78          103
Net change in operating assets and liabilities               129           54          (43)
- ---------------------------------------------------------------------------------------------
 Net cash provided by operating activities                 3,183        2,508        2,232
- ---------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Additions to finance subsidiary receivables                  (94)        (177)         (54)
Collections of finance subsidiary receivables                 50           44          254
Acquisitions and investments, principally
 bottling companies                                         (311)        (611)        (388)
Purchases of securities                                     (758)        (621)        (656)
Proceeds from disposals of investments and other assets      856        1,066          522
Purchases of property, plant and equipment                  (878)        (800)      (1,083)
Proceeds from disposals of property, plant and equipment     109          312           47
Other investing activities                                   (11)         (98)          (1)
- --------------------------------------------------------------------------------------------
 Net cash used in investing activities                    (1,037)        (885)      (1,359)
- --------------------------------------------------------------------------------------------

 Net cash provided by operations after reinvestment        2,146        1,623          873
- --------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                            491          445        1,381
Payments of debt                                            (154)        (567)        (432)
Issuances of stock                                            69          145          131
Purchases of stock for treasury                           (1,192)        (680)      (1,259)
Dividends                                                 (1,006)        (883)        (738)
- --------------------------------------------------------------------------------------------
 Net cash used in financing activities                    (1,792)      (1,540)        (917)
- --------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                         34          (41)         (58)
- --------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year                      388           42         (102)
Balance at beginning of year                                 998          956        1,058
- --------------------------------------------------------------------------------------------
 Balance at end of year                                  $ 1,386      $   998      $   956
============================================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY


                              Number of
                                 Common                                  Outstanding      Foreign   Unrealized
Three Years Ended                Shares    Common   Capital  Reinvested   Restricted     Currency      Gain on  Treasury
December 31, 1994           Outstanding     Stock   Surplus    Earnings        Stock  Translation   Securities     Stock
- ------------------------------------------------------------------------------------------------------------------------
(In millions except                       |
per share data)                           |
BALANCE DECEMBER 31, 1991       1,329     | $ 422   $  640    $  7,239     $ (115)      $   (5)      $  --     $ (3,942)
Stock issued to employees                 |
   exercising stock options         9     |     2      129          --         --           --          --           --
Tax benefit from employees'               |
   stock option and restricted            |
   stock plans                     --     |    --       93          --         --           --          --           --
Stock issued under restricted             |
   stock plans, less                      |
   amortization of $25             --     |    --        9          --         15           --          --           --
Translation adjustments            --     |    --       --          --         --         (266)         --           --
Purchases of stock for treasury   (31)(1) |    --       --          --         --           --          --       (1,259)
Net income                         --     |    --       --       1,664         --           --          --           --
Dividends (per share-$.56)         --     |    --       --        (738)        --           --          --           --
- ------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1992       1,307     |   424      871       8,165       (100)        (271)         --       (5,201)
Stock issued to employees                 |
   exercising stock options         7     |     2      143          --        --            --          --           --
Tax benefit from employees'               |
   stock option and restricted            |
   stock plans                     --     |    --       66          --        --            --          --           --
Stock issued under restricted             |
   stock plans, less                      |
   amortization of $19             --     |    --        6          --        15            --          --           --
Translation adjustments            --     |    --       --          --        --          (149)         --           --
Purchases of stock for                    |
   treasury                       (17)(1) |    --       --          --        --            --          --         (680)
Net income                         --     |    --       --       2,176        --            --          --           --
Dividends (per share-$.68)         --     |    --       --        (883)       --            --          --           --
- ------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993       1,297     |   426    1,086       9,458       (85)         (420)         --       (5,881)
Transition effect of change               |
   in accounting for certain              |
   debt and marketable                    |
   equity securities, net of              |
   deferred taxes                  --     |    --       --          --        --            --          60           --
Stock issued to employees                 |
   exercising stock options         4     |     1       68          --        --            --          --           --
Tax benefit from employees'               |
   stock option and                       |
   restricted stock plans          --     |    --       17          --        --            --          --           --
Stock issued under restricted             |
   stock plans, less                      |
   amortization of $13             --     |    --        2          --        11            --          --           --
Translation adjustments            --     |    --       --          --        --           148          --           --
Net change in unrealized gain             |
   on securities, net of                  |
   deferred taxes                  --     |    --       --          --        --            --         (12)          --
Purchases of stock for treasury   (25)(1) |    --       --          --        --            --          --       (1,192)
Net income                         --     |    --       --       2,554        --            --          --           --
Dividends (per share-$.78)         --     |    --       --      (1,006)       --            --          --           --
- --------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994       1,276     | $ 427    $ 1,173  $ 11,006     $ (74)       $ (272)       $ 48     $ (7,073)
==========================================================================================================================
(1)Common stock purchased from employees exercising stock options amounted to 208 thousand, 2.7 million and 1.3 million shares for the years ending December 31, 1994, 1993 and 1992, respectively.

See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  ACCOUNTING POLICIES
The significant accounting policies and practices followed by The
Coca-Cola Company and subsidiaries (the Company) are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of the Company and all subsidiaries except where control is temporary or does not rest with the Company. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, are accounted for by the equity method. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. The Company's investments in other companies are carried at cost or fair value, where appropriate. All significant intercompany accounts and transactions are eliminated.
     Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

NET INCOME PER SHARE
Net income per share is computed by dividing net income by the weighted average number of shares outstanding.

CASH EQUIVALENTS
Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.

INVENTORIES
Inventories are valued at the lower of cost or market. In general, cost is determined on the basis of average cost or first-in, first-out methods. However, for certain inventories, cost is determined on the last-in, first-out (LIFO) method. The excess of current costs over LIFO stated values amounted to approximately $15 million and $9 million at December 31, 1994 and 1993, respectively.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Accumulated amortization was approximately $77 million and $50 million at December 31, 1994 and 1993, respectively.

CHANGES IN ACCOUNTING PRINCIPLES
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), was adopted as of January 1, 1994. SFAS 115 requires that the carrying value of certain investments be adjusted to their fair value. Upon adoption of SFAS 115, the Company recorded an increase to share-owners' equity of $60 million, which is net of deferred taxes of $44 million.
     Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112), was adopted as of January 1, 1993. SFAS 112 requires employers to accrue the costs of benefits to former or inactive employees after employment, but before retirement. Upon adoption, the Company recorded an accumulated obligation of $12 million, which is net of deferred taxes of $8 million.

2.  INVENTORIES
Inventories consist of the following (in millions):

December 31,                        1994            1993
- ------------------------------------------------------------
Raw materials and supplies         $   728          $   689
Work in process                          4                4
Finished goods                         315              356
- ------------------------------------------------------------
                                   $ 1,047          $ 1,049
============================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.  BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC.
Coca-Cola Enterprises is the largest soft drink bottler in the world. The Company owns approximately 44 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, accounts for its investment by the equity method of accounting. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                      1994         1993
- --------------------------------------------------------------------
Current assets                                 $   809      $   746
Noncurrent assets                                7,928        7,936
- --------------------------------------------------------------------
  Total assets                                 $ 8,737      $ 8,682
====================================================================
Current liabilities                            $ 1,088      $ 1,007
Noncurrent liabilities                           6,310        6,415
- --------------------------------------------------------------------
  Total liabilities                            $ 7,398      $ 7,422
====================================================================
Share-owners' equity                           $ 1,339      $ 1,260
====================================================================
Company equity investment                      $   524      $   498
====================================================================

Year Ended December 31,             1994          1993         1992
- --------------------------------------------------------------------
Net operating revenues           $ 6,011       $ 5,465      $ 5,127
Cost of goods sold                 3,703         3,372        3,219
- --------------------------------------------------------------------
Gross profit                     $ 2,308       $ 2,093      $ 1,908
====================================================================
Operating income                 $   440       $   385      $   306
====================================================================
Operating cash flow(1)           $   901       $   804      $   695
====================================================================
Income (loss) before changes
   in accounting principles      $    69       $   (15)     $   (15)
====================================================================
Net income (loss) available
   to common share owners        $    67       $   (15)     $  (186)
====================================================================
Company equity income (loss)     $    30       $    (6)     $    (6)
====================================================================
(1)Excludes nonrecurring charges.

     The 1992 net loss of Coca-Cola Enterprises includes $171 million of noncash, after-tax charges resulting from the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) as of January 1, 1992. The Company's financial statements reflect the adoption of SFAS 109 by Coca-Cola Enterprises as if it occurred on January 1, 1989.
     The Company's net concentrate/syrup sales to Coca-Cola Enterprises were $1.2 billion in 1994, $961 million in 1993 and $889 million in 1992. Coca-Cola Enterprises purchases sweeteners through the Company under a pass-through arrangement, and accordingly, related collections from Coca-Cola Enterprises and payments to suppliers are not included in the Company's consolidated statements of income. These transactions amounted to $254 million in 1994, $211 million in 1993 and $225 million in 1992. The Company also provides certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
     The Company engages in a wide range of marketing programs, media advertising and other similar arrangements to promote the sale of Company products in territories in which Coca-Cola Enterprises operates. The Company's direct support for certain marketing activities of Coca-Cola Enterprises and participation with Coca-Cola Enterprises in cooperative advertising and other marketing programs amounted to approximately $319 million in 1994, $256 million in 1993 and $253 million in 1992. In addition, in 1994 the Company committed to provide approximately $34 million to Coca-Cola Enterprises under a Company program which encourages bottlers to invest in building and supporting soft drink infrastructure.
     In January 1994, the Company sold common stock representing a 9 percent voting interest in The Coca-Cola Bottling Company of New York, Inc. (CCNY) to Coca-Cola Enterprises, thereby reducing the Company's ownership in CCNY below 50 percent.
     If valued at the December 31, 1994, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of the Company's investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $490 million.
OTHER EQUITY INVESTMENTS
At December 31, 1994, the Company owned approximately 50 percent of Coca-Cola Amatil, an Australian-based bottler of Company products that operates in 12 countries. In early 1995, the Company reduced its ownership in Coca-Cola Amatil to approximately 49 percent and, accordingly, the investment has been accounted for by the equity method.
     In the fourth quarter of 1993, Coca-Cola Amatil issued approximately 8 million shares of stock to acquire the Company's franchise bottler in Jakarta, Indonesia. This transaction resulted in a pretax gain for the Company of approximately $12 million.
     At December 31, 1994, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola Amatil was approximately $191 million, which is being amortized over 40 years.
     In 1993, the Company acquired a 30 percent equity interest in Coca-Cola FEMSA, which operates bottling facilities in Mexico and Argentina, for $195 million. At December 31, 1994, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola FEMSA was approximately $108 million, which is being amortized over 40 years.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Operating results include the Company's proportionate share of income from equity investments since the respective dates of investment. A summary of financial information for the Company's equity investments, other than Coca-Cola Enterprises, is as follows (in millions):

December 31,                                1994            1993
- ------------------------------------------------------------------
Current assets                            $ 2,747         $ 2,294
Noncurrent assets                           5,316           4,780
- ------------------------------------------------------------------
   Total assets                           $ 8,063         $ 7,074
==================================================================
Current liabilities                       $ 2,382         $ 1,926
Noncurrent liabilities                      2,669           2,366
- ------------------------------------------------------------------
   Total liabilities                      $ 5,051         $ 4,292
==================================================================
Share-owners' equity                      $ 3,012         $ 2,782
==================================================================
Company equity investment                 $ 1,808         $ 1,629
==================================================================

Year Ended December 31,      1994           1993            1992
- ------------------------------------------------------------------
Net operating revenues     $ 9,668        $ 8,168         $ 7,027
Cost of goods sold           6,397          5,385           4,740
- ------------------------------------------------------------------
Gross profit               $ 3,271        $ 2,783         $ 2,287
==================================================================
Operating income           $   987        $   673         $   364
==================================================================
Operating cash flow        $ 1,280        $   984         $   923
==================================================================
Income before changes
 in accounting principles  $   323        $   258         $   199
==================================================================
Net income                 $   323        $   258         $    74
==================================================================
Company equity income      $   104        $    97         $    71
==================================================================
Equity investments include certain non-bottling investees.

     Net income for the Company's equity investments in 1993 reflects an $86 million after-tax charge recorded by Coca-Cola Beverages Ltd., related to restructuring its operations in Canada.
     Net sales to equity investees other than Coca-Cola Enterprises were $1.2 billion in 1994 and 1993 and $1.3 billion in 1992. The Company also participates in various marketing, promotional and other activities with these investees, the majority of which are located outside the United States.
     If valued at the December 31, 1994, quoted closing prices of shares actively traded on stock markets, the calculated value of the Company's equity investments in publicly traded bottlers other than Coca-Cola Enterprises would have exceeded the Company's carrying value by approximately $738 million.

4.  FINANCE SUBSIDIARY
Coca-Cola Financial Corporation (CCFC) provides loans and other forms of financing to Coca-Cola bottlers and customers for the acquisition of sales-related equipment and for other business purposes. The approximate contractual maturities of finance receivables for the five years succeeding December 31, 1994, are as follows (in millions):

  1995        1996        1997        1998        1999
- ---------------------------------------------------------
  $ 55        $ 41        $ 30       $ 129        $ 17
=========================================================
These amounts do not reflect possible prepayments or renewals.

     CCFC has provided $100 million in subordinated loans to CCNY and has agreed to issue up to $50 million in letters of credit on CCNY's behalf, of which $26 million was committed at December 31, 1994.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following (in millions):

December 31,                             1994            1993
- ---------------------------------------------------------------
Accrued marketing                     $   425         $   371
Container deposits                        112             122
Accrued compensation                      189             169
Accounts payable
   and other accrued expenses           1,838           1,555
- ---------------------------------------------------------------
                                      $ 2,564         $ 2,217
===============================================================

6.  SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
Loans and notes payable consist primarily of commercial paper issued in the United States. At December 31, 1994, the Company had $2.8 billion in lines of credit and other short-term credit facilities available, under which $2.0 billion was outstanding. Included was $1.8 billion outstanding in commercial paper borrowings. The Company's weighted average interest rates for notes payable to financial institutions and commercial paper, respectively, were approximately
10.7 and 5.8 percent at December 31, 1994, and 9.7 and 3.3 percent at December 31, 1993. The weighted average interest rate for notes payable to financial institutions reflects the impact of borrowing in certain high inflation countries.
     These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to the Company.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7. ACCRUED TAXES
Accrued taxes consist of the following (in millions):

December 31,                                1994             1993
- ------------------------------------------------------------------
Income taxes                             $ 1,312          $ 1,106
Sales, payroll and other taxes               218              176
- ------------------------------------------------------------------
                                         $ 1,530          $ 1,282
==================================================================

8.  LONG-TERM DEBT
Long-term debt consists of the following (in millions):

December 31,                                1994             1993
- -------------------------------------------------------------------
7 3/4% U.S. dollar notes due 1996        $   250          $   250
5 3/4% Japanese yen notes due 1996           301              270
5 3/4% German mark notes due 1998(1)         161              147
7 7/8% U.S. dollar notes due 1998            250              249
6 5/8% U.S. dollar notes due 2002            149              149
6% U.S. dollar notes due 2003                150              150
7 3/8% U.S. dollar notes due 2093            116              148
Other, due 1995 to 2013(2)                    84               84
- -------------------------------------------------------------------
                                           1,461            1,447
Less current portion                          35               19
- -------------------------------------------------------------------
                                         $ 1,426          $ 1,428
===================================================================
(1)Portions of these notes have been swapped for liabilities denominated in other currencies.
(2)The weighted average interest rate is approximately 9.4 percent.

     After giving effect to interest rate management instruments (see
Note 10), the principal amount of the Company's long-term debt that had fixed and variable interest rates, respectively, was $849 million and $612 million at December 31, 1994, and $1,297 million and $150 million at December 31, 1993. The weighted average interest rate on the Company's long-term debt was 6.6 and 6.0 percent at December 31, 1994 and 1993, respectively.
     Maturities of long-term debt for the five years succeeding December 31, 1994, are as follows (in millions):

  1995        1996        1997        1998        1999
- ---------------------------------------------------------
  $ 35       $ 574         $ 7       $ 418         $ 4
=========================================================

     The above notes include various restrictions, none of which are presently significant to the Company.
     Interest paid was approximately $197 million, $158 million and $174 million in 1994, 1993 and 1992, respectively.

9.  FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, loans and notes payable approximate their respective fair values due to the short maturities of these instruments. The fair values for debt and marketable equity securities, investments, receivables, long-term debt and hedging instruments are based primarily on quoted market prices for those or similar instruments. A comparison of the carrying value and fair value of these financial instruments is as follows (in millions):

                                          Carrying            Fair
December 31,                                 Value           Value
- -------------------------------------------------------------------
1994
Current marketable securities              $   145         $   145
Finance subsidiary receivables                 310             315
Cost method investments,
 principally bottling companies                178             236
Marketable securities and other assets       1,163           1,156
Long-term debt                              (1,461)         (1,416)
Hedging instruments                             64            (293)
====================================================================
1993
Current marketable securities              $    80         $   102
Finance subsidiary receivables                 259             265
Cost method investments,
 principally bottling companies                 88             259
Marketable securities and other assets         868             865
Long-term debt                              (1,447)         (1,531)
Hedging instruments                             31            (142)
===================================================================

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
As discussed in Note 1, the Company adopted SFAS 115 at January 1, 1994, changing the method of accounting for certain debt and marketable equity security investments from a historical cost basis to a fair value approach. Under SFAS 115, investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. At January 1 and December 31, 1994, the Company had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred taxes, reported in share-owners' equity. Debt securities categorized as held-to-maturity are stated at amortized cost.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Available-for-sale and held-to-maturity securities consist of the following (in millions):

                                         Gross         Gross    Estimated
                                    Unrealized    Unrealized         Fair
December 31,                 Cost        Gains        Losses        Value
- --------------------------------------------------------------------------
1994
Available-for-sale
  securities

     Equity securities    $    48        $  76         $  (4)     $   120
     Collateralized
       mortgage
       obligations            150           --           (11)         139
     Other debt
       securities              32           --            --           32
- --------------------------------------------------------------------------
                          $   230        $  76         $ (15)     $   291
==========================================================================

Held-to-maturity
  securities

    Bank and
      corporate debt      $ 1,388        $  --         $  --      $ 1,388
    Other debt
      securities               68           --            --           68
- --------------------------------------------------------------------------
                          $ 1,456        $  --         $  --      $ 1,456
==========================================================================

These investments were included in the following captions on the consolidated balance sheet (in millions):

                            Available-for-Sale           Held-to-Maturity
December 31,                        Securities                 Securities
- --------------------------------------------------------------------------
1994
Cash and cash equivalents                $  --                    $ 1,041
Current marketable securities               87                         58
Cost method investments,
  principally bottling companies            58                         --
Marketable securities
  and other assets                         146                        357
- --------------------------------------------------------------------------
                                         $ 291                    $ 1,456
==========================================================================

The contractual maturities of these investments as of December 31, 1994, were as follows (in millions):

                            Available-for-Sale           Held-to-Maturity
                                Securities                  Securities
- --------------------------------------------------------------------------
                                          Fair       Amortized       Fair
                             Cost        Value            Cost      Value
- --------------------------------------------------------------------------
1995                        $  27        $  27         $ 1,099    $ 1,099
1996-1999                       5            5             315        315
After 1999                     --           --              42         42
Collateralized
  mortgage obligations        150          139              --         --
Equity securities              48          120              --         --
- --------------------------------------------------------------------------
                            $ 230        $ 291         $ 1,456    $ 1,456
==========================================================================

     Gross realized gains on sales of available-for-sale securities totaled $1 million for the year ended December 31, 1994. Gross realized losses for the same period were not material. The cost of securities sold is based on the specific identification method.

10.  HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
The Company employs the use of derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest and foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The Company effectively monitors the use of these derivative financial instruments through the use of objective measurement systems, well-defined market and credit risk limits and timely reports to senior management according to prescribed guidelines.
INTEREST RATE MANAGEMENT
Management of the Company has developed and implemented a policy to maintain the percentage of fixed and variable rate debt within certain parameters. The Company enters into interest rate swap agreements which maintain the fixed/variable mix within these defined parameters. In these swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These contracts had maturities ranging from 1 to 10 years at December 31, 1994. Variable rates are predominately linked to the LIBOR (London Interbank Offered Rate). Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.
     Additionally, the Company enters into interest rate cap agreements that entitle the Company to receive from a financial institution the amount, if any, by which the Company's interest payments on its variable rate debt exceed pre-specified interest rates through 1997. Premiums paid for interest rate cap agreements are included in prepaid expenses and other assets and are amortized to interest expense over the terms of the respective agreements. Payments received pursuant to the interest rate cap agreements, if any, are recognized as an adjustment of the interest expense on the underlying debt instruments.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



FOREIGN CURRENCY MANAGEMENT
The purpose of the Company's foreign currency hedging activities is to reduce the risk that the eventual dollar net cash inflows resulting from sales to foreign customers will be adversely affected by changes in exchange rates.
     The Company enters into forward exchange contracts and purchases currency options to hedge certain firm sale commitments denominated in foreign currencies (principally European currencies and Japanese yen). The Company also purchases currency options to hedge certain anticipated but not yet firmly committed sales, as well as anticipated foreign currency remittances from certain international operations above contractual minimums. These are expected to be denominated primarily in European currencies and Japanese yen. Premiums paid as well as net deferred realized gains and losses are included in prepaid expenses and other assets and are recognized in income, along with unrealized gains and losses, in the same period as the hedged transaction. Approximately $10 million and $9 million of net losses realized on settled contracts entered into as hedges of firmly committed transactions which have not yet occurred were deferred at December 31, 1994 and 1993, respectively. Net deferred gains/losses from hedging anticipated but not yet firmly committed transactions were not material at December 31, 1994 or 1993.
     Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment.
     The estimated fair values of derivatives used to hedge or modify the Company's risks will fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments and the overall reduction in the Company's exposure to adverse fluctuations in interest and foreign exchange rates.
     The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to interest rates, exchange rates or other financial indices.
     The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of the Company's derivative financial instruments outstanding at December 31, 1994 and 1993 (in millions):

                           Notional
                          Principal    Carrying      Fair
December 31,                Amounts      Values    Values     Maturity
- -----------------------------------------------------------------------
1994
Interest rate
   management

   Swap agreements
      Assets                $   626        $  3    $  (30)   1995-2003
      Liabilities               225          (1)        1    1995-2005
   Interest rate caps
      Assets                    400           3         5    1995-1997

Foreign currency
   management

   Forward contracts
      Assets                  1,887          24        33    1995-1996
      Liabilities               666         (10)       (9)   1995
   Swap agreements
      Assets                    399          23        22    1995-2000
      Liabilities             2,104         (44)     (356)   1995-2002
   Purchased options
      Assets                  3,485          66        41    1995-1996
=======================================================================
                            $ 9,792        $ 64    $ (293)
=======================================================================
1993
Interest rate
   management

   Swap agreements
      Assets                $    28        $ --    $    3    1995
      Liabilities               345          (7)       (4)   1995-2003

Foreign currency
   management

   Forward contracts
      Assets                    436          11        11    1994
      Liabilities               590          (9)       (9)   1994-1996
   Swap agreements
      Assets                    848          14        14    1994-1998
      Liabilities             1,147          --      (182)   1994-2002
   Purchased options
      Assets                  1,252          22        25    1994-1996
=======================================================================
                            $ 4,646        $ 31    $ (142)
=======================================================================

     Virtually all of the Company's derivatives are "over-the-counter" instruments.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Maturities of derivative financial instruments held at December 31, 1994, are as follows (in millions):

    1995          1996         1997       1998 THROUGH 2005
- ------------------------------------------------------------
 $ 6,441       $ 1,100        $ 990                 $ 1,261
============================================================

     The Company has established strict counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Counterparty exposures are monitored daily and any downgrade in credit rating receives immediate review. If a downgrade in the credit rating of a counterparty were to occur, the Company has provisions to require collateral in the form of U.S. government securities for transactions with maturities in excess of three years. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions. As a result, the Company considers the risk of counterparty default to be minimal.

11.  COMMITMENTS AND CONTINGENCIES
At December 31, 1994, the Company was contingently liable for guarantees of indebtedness owed by third parties of $170 million, of which $44 million is related to independent bottling licensees.
     At December 31, 1994, the Company, through its finance subsidiary, has committed to provide $100 million in the form of subordinated loans to an equity investee bottler to fund certain transactions over the next five years.
     The Mitsubishi Bank Limited has provided a yen denominated guarantee for the equivalent of $261 million in support of a suspension of enforcement of a tax assessment levied by the Japanese tax authorities. The Company has agreed to indemnify Mitsubishi if amounts are paid pursuant to the guarantee. This matter is being reviewed by the tax authorities of the United States and Japan under the tax treaty signed by the two nations to prevent double taxation. Any additional tax payable to Japan should be offset by tax credits in the United States and would not adversely affect earnings.
     In the opinion of management, it is not probable that the Company will be required to satisfy these guarantees or indemnification agreements. The fair value of these contingent liabilities is immaterial to the Company's consolidated financial statements.
     It is also the opinion of management that the Company's exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by the Company's operations.

12.  RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
The Company sponsors restricted stock award plans, stock option plans, Incentive Unit Agreements and Performance Unit Agreements.
     Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Plans), 20 million and 12 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of the Company.
     At December 31, 1994, 17 million shares were available for grant under the Restricted Stock Plans. Participants are entitled to vote and receive dividends on the shares, and under the 1983 Restricted Stock Award Plan, participants are reimbursed by the Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves the Company for reasons other than retirement, disability or death, absent a change in control of the Company. On July 18, 1991, the Restricted Stock Plans were amended to specify age 62 as the minimum retirement age. The 1983 Restricted Stock Award Plan was further amended to conform to the terms of the 1989 Restricted Stock Award Plan by requiring a minimum of five years of service between the date of the award and retirement. The amendments affect shares granted after July 18, 1991.
     Under the Company's 1991 Stock Option Plan (the Option Plan), a maximum of 60 million shares of the Company's common stock may be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. No stock appreciation rights have been granted since 1990, and the Company presently does not intend to grant additional stock appreciation rights in the future. Options outstanding at December 31, 1994, also include various options granted under previous plans.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Further information relating to options is as follows (in millions, except per share amounts):

                                       1994         1993        1992
- ----------------------------------------------------------------------
Outstanding at January 1,                30           31          36
Granted                                   7            6           4
Exercised                                (4)          (7)         (9)
- ----------------------------------------------------------------------
Outstanding at December 31,              33           30          31
======================================================================
Exercisable at December 31,              22           22          23
======================================================================
Shares available at December 31,
   for options that may be granted       38           45          51
Prices per share
   Exercised                         $5-$44       $4-$41      $4-$28
   Unexercised at December 31,       $6-$51       $5-$44      $4-$41
======================================================================

     In 1988, the Company entered into Incentive Unit Agreements whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 1.2 million shares of the Company's common stock at the measurement dates. Under the Incentive Unit Agreements, the employee is reimbursed by the Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. In 1993, 400,000 units were paid, leaving 800,000 units outstanding at December 31, 1993. No units were paid in 1994, leaving the number of units outstanding unchanged at December 31, 1994.
     In 1985, the Company entered into Performance Unit Agreements, whereby certain officers were given the right to receive cash awards based on the difference in the market value of approximately 2.2 million shares of the Company's common stock at the measurement dates and the base price of $5.16, the market value as of January 2, 1985. In 1993, 780,000 units were paid, leaving approximately 1.4 million units outstanding at December 31, 1993. No units were paid in 1994, leaving the number of units outstanding unchanged at December 31, 1994.

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

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Total pension expense for all benefit plans, including defined benefit plans, amounted to approximately $73 million in 1994, $57 million in 1993 and $49 million in 1992. Net periodic pension cost for the Company's defined benefit plans consists of the following (in millions):

                                                      U.S. Plans         International Plans
                                                 --------------------   ---------------------
Year Ended December 31,                           1994   1993   1992     1994   1993   1992
- ---------------------------------------------------------------------   ---------------------
Service cost-benefits earned during the period    $ 22   $ 17   $ 15    $ 24    $ 17   $ 18
Interest cost on projected benefit obligation       53     53     50      25      22     20
Actual return on plan assets                        (4)   (77)   (36)    (21)    (27)   (19)
Net amortization and deferral                      (44)    31     (9)      5      13      3
- ---------------------------------------------------------------------   ---------------------
Net periodic pension cost                         $ 27   $ 24   $ 20    $ 33    $ 25    $22
=====================================================================   =====================

For certain U.S. plans, the Company has authorized a cost of living adjustment for retirees effective April 1, 1995. The funded status of the plans at December 31, 1994, reflects this adjustment. The funded status for the Company's defined benefit plans is as follows (in millions):

                                                  U.S. Plans                                International Plans
                                 --------------------------------------------  ----------------------------------------------
                                     Assets Exceed       Accumulated Benefits        Assets Exceed       Accumulated Benefits
                                  Accumulated Benefits      Exceed Assets        Accumulated Benefits       Exceed Assets
December 31,                         1994     1993        1994      1993           1994      1993         1994      1993
- ------------------------------------------------------  ---------------------  -----------------------  --------------------
Actuarial present value of
  benefit obligations
   Vested benefit obligation        $ 479    $ 481       $  101    $  109          $ 156     $ 139        $ 147     $ 110
======================================================  ====================  ========================  ====================
   Accumulated benefit obligation   $ 521    $ 523       $  104    $  111          $ 157     $ 151        $ 175     $ 126
======================================================  =====================  =======================  ====================
   Projected benefit obligation     $ 599    $ 598       $  125    $  133          $ 199     $ 196        $ 237     $ 177
Plan assets at fair value(1)          597      631            2         2            235       200          110        94
- ------------------------------------------------------  ---------------------  -----------------------  --------------------
Plan assets in excess of
   (less than) projected
   benefit obligation                  (2)      33         (123)(2)  (131)(2)         36         4         (127)      (83)
Unrecognized net (asset)
   liability at transition            (30)     (34)          15        17            (18)      (16)          36        34
Unrecognized prior service cost        37        8           15        15              4        --           13         9
Unrecognized net (gain) loss          (30)     (24)          18        36             (1)       28           16        (3)
Adjustment required to recognize
   minimum liability                   --       --          (28)      (46)            --        --           (9)       (7)
- ------------------------------------------------------  ---------------------  -----------------------  --------------------
Accrued pension asset (liability)
  included in the consolidated
  balance sheet                     $ (25)   $ (17)      $ (103)   $ (109)         $  21     $  16        $ (71)    $ (50)
======================================================  =====================  =======================  ====================
(1)Primarily listed stocks, bonds and government securities.
(2)Substantially all of this amount relates to nonqualified, unfunded defined benefit plans.

The assumptions used in computing the preceding information are as follows:

                                                                                    International Plans
                                                           U.S. Plans             (weighted average rates)
                                                 -----------------------------  ------------------------------
Year Ended December 31,                            1994      1993      1992        1994      1993      1992
- ------------------------------------------------------------------------------  ------------------------------
Discount rates                                    8 1/4%    7 1/4%    8 1/2%      6%        6 1/2%     7%
Rates of increase in compensation levels          5 1/4%    4 3/4%    6%          4 1/2%    5%         5 1/2%
Expected long-term rates of return on assets      9 1/2%    9 1/2%    9 1/2%      6%        7%         7%
==============================================================================  ===============================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



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

Year Ended December 31,            1994          1993         1992
- -------------------------------------------------------------------
Service cost                       $ 12          $ 10         $  9
Interest cost                        21            21           20
Other                                (1)           (1)          --
- -------------------------------------------------------------------
                                   $ 32          $ 30         $ 29
===================================================================

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

December 31,                                 1994            1993
- ------------------------------------------------------------------
Accumulated postretirement
  benefit obligations:
    Retirees                                $  128         $  132
    Fully eligible active
     plan participants                          35             35
    Other active plan participants             120            131
- ------------------------------------------------------------------
Total benefit obligation                       283            298
Plan assets at fair value(1)                    41             42
- ------------------------------------------------------------------
Plan assets less than benefit obligation      (242)          (256)
Unrecognized prior service cost                 (3)            --
Unrecognized net (gain) loss                    (7)            23
- ------------------------------------------------------------------
Accrued postretirement benefit
  liability included in the
  consolidated balance sheet                $ (252)        $ (233)
==================================================================
(1)Consists of corporate bonds, government securities and short-term investments.

     The assumptions used in computing the preceding information are as follows:

Year Ended December 31,                      1994         1993       1992
- ---------------------------------------------------------------------------
Discount rate                               8 1/4%       7 1/4%     8 1/2%
Rate of increase in compensation levels     5 1/4%       4 3/4%     6%
- ---------------------------------------------------------------------------

     The rate of increase in the per capita costs of covered health care benefits is assumed to be 10 1/2 percent in 1995, decreasing gradually to 5 3/4 percent by the year 2005. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1994, by approximately $32 million and increase net periodic postretirement benefit cost by approximately $5 million in 1994.

15.  INCOME TAXES
Income before income taxes and changes in accounting principles consists of the following (in millions):

Year Ended December 31,                      1994         1993       1992
- --------------------------------------------------------------------------
United States                             $ 1,214      $ 1,035    $   762
International                               2,514        2,150      1,984
- --------------------------------------------------------------------------
                                          $ 3,728      $ 3,185    $ 2,746
==========================================================================

     Income tax expense (benefit) consists of the following
(in millions):

Year Ended         United       State &
December 31,       States         Local    International         Total
- ------------------------------------------------------------------------
1994
 Current            $ 299         $ 38             $ 779       $ 1,116
 Deferred              24            5                29            58
1993
 Current            $ 356         $ 34             $ 669       $ 1,059
 Deferred(1)          (64)           5                (3)          (62)
1992
 Current            $ 278         $ 36             $ 576       $   890
 Deferred(1)          (60)          (1)               34           (27)
========================================================================
(1)Additional deferred tax benefits of $8 million in 1993 and $105 million in 1992 have been included in the SFAS 112 and SFAS 106 transition effect charges, respectively.

     The Company made income tax payments of approximately $785 million, $650 million and $856 million in 1994, 1993 and 1992, respectively.

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,               1994           1993          1992
- ------------------------------------------------------------------------
Statutory U.S. federal rate           35.0%          35.0%         34.0%
State income taxes-net of
   federal benefit                     1.0            1.0           1.0
Earnings in jurisdictions taxed
   at rates different from the
   statutory U.S. federal rate        (4.3)          (5.1)         (3.8)
Equity income                         (1.1)          (1.7)         (1.0)
Other-net                               .9            2.1           1.2
- ------------------------------------------------------------------------
                                      31.5%          31.3%         31.4%
========================================================================

     The Company's effective tax rate reflects the favorable U.S. tax treatment from manufacturing facilities in Puerto Rico that operate under a negotiated exemption grant that expires December 31, 2009. Changes to U.S. tax law enacted in 1993 limited the utilization of the favorable tax treatment from operations in Puerto Rico in 1994. The Company's effective tax rate also reflects the tax benefit derived from having significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent. As a result of changes in U.S. tax law, the Company was required to record charges for additional taxes and tax-related expenses that reduced net income by approximately $51 million in 1993.
     Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from international subsidiaries that are expected to be indefinitely reinvested is approximately $328 million at December 31, 1994. The taxes that would be paid upon remittance of these earnings are approximately $115 million.
     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following (in millions):

December 31,                           1994            1993
- ------------------------------------------------------------
Deferred tax assets:
   Benefit plans                      $ 324           $ 298
   Liabilities and reserves             169             177
   Net operating loss carryforwards     108             141
   Other                                128             120
- ------------------------------------------------------------
   Gross deferred tax assets            729             736
   Valuation allowance                  (46)            (75)
- ------------------------------------------------------------
                                      $ 683           $ 661
============================================================
Deferred tax liabilities:
   Property, plant and equipment      $ 362           $ 342
   Equity investments                   188             180
   Intangible assets                     34              52
   Other                                 72              61
- ------------------------------------------------------------
                                      $ 656           $ 635
============================================================
Net deferred tax asset(1)             $  27           $  26
============================================================
(1)Deferred tax assets of $207 and $139 million have been included in the consolidated balance sheet caption "marketable securities and other assets" at December 31, 1994 and 1993, respectively.

     At December 31, 1994, the Company had $387 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $187 million must be utilized within the next five years, and $200 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

16.  NET CHANGE IN OPERATING ASSETS AND LIABILITIES
The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

Year Ended December 31,                 1994         1993         1992
- -----------------------------------------------------------------------
Increase in trade
   accounts receivable                $ (169)      $ (151)      $ (147)
(Increase) decrease in inventories        43          (41)        (138)
Increase in prepaid expenses
   and other assets                     (273)         (76)        (112)
Increase (decrease) in accounts
   payable and accrued expenses          197          (44)         405
Increase in accrued taxes                200          355           57
Increase (decrease) in
   other liabilities                     131           11         (108)
- -----------------------------------------------------------------------
                                      $  129       $   54       $  (43)
=======================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17.  ACQUISITIONS AND INVESTMENTS
During 1994, the Company's acquisition and investment activity, which included investments in bottling operations, totaled $311 million. During 1993 and 1992, the Company's acquisition and investment activity totaled $611 and $388 million, respectively.
     These acquisitions have been accounted for by the purchase method of accounting, and accordingly, their results have been included in the consolidated financial statements from their respective dates of acquisition. Had the results of these businesses been included in operations commencing with 1992, the reported results would not have been materially affected.
     During 1994, the Company invested approximately $120 million in a joint venture known as the Coca-Cola Bottling Companies of Egypt. This joint venture was formed following the privatization of the Egyptian public sector bottler. In 1993, the Company acquired a 30 percent interest in Coca-Cola FEMSA, which operates bottling facilities in Mexico and Argentina, for $195 million. None of the acquisitions in 1992 were individually significant.

18.  NONRECURRING ITEMS
Upon a favorable court decision in 1993, the Company reversed previously recorded reserves for bottler litigation, resulting in a $13 million reduction to selling, administrative and general expenses and a $10 million reduction to interest expense. Selling, administrative and general expenses for 1993 also include provisions of $63 million to increase efficiencies in European, domestic and corporate operations. Also in 1993, equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd. Other income (deductions)-net included a $50 million pretax gain recorded by the foods business sector upon the sale of citrus groves in the United States, and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan.

19.  SUBSEQUENT EVENTS
In early 1995, the Company sold 100 percent of the capital stock of Coca-Cola Poland Ltd. and Coca-Cola West Poland Ltd. to Coca-Cola Amatil for total consideration of approximately $238 million, subject to certain contingent adjustments.
     In early 1995, the Company reduced its voting and economic ownership in Coca-Cola Amatil to approximately 49 percent, consistent with its stated intention of ending temporary control.


NET OPERATING REVENUES BY LINE OF BUSINESS
                [bar chart]

Year Ended December 31,             1992         1993         1994
- ----------------------------------------------------------------------
    Foods                            13%          12%          11%
    Soft Drinks-International        65%          66%          67%
    Soft Drinks-United States        22%          22%          22%


OPERATING INCOME BY LINE OF BUSINESS
                [bar chart]

Year Ended December 31,             1992         1993         1994
- ----------------------------------------------------------------------
    Foods                             3%           3%           3%
    Soft Drinks-International        79%          78%          79%
    Soft Drinks-United States        18%          19%          18%

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



20.  LINES OF BUSINESS
The Company operates in two major lines of business: soft drinks and foods (principally juice and juice-drink products). Information concerning operations in these businesses is as follows (in millions):

                                        Soft Drinks
                             ---------------------------------
                             United States       International          Foods         Corporate        Consolidated
- --------------------------------------------------------------------------------------------------------------------
1994
Net operating revenues            $ 3,506             $ 10,906        $ 1,728           $    32            $ 16,172
Operating income                      761                3,261            123              (437)              3,708
Identifiable operating assets       2,301                6,875            731             1,456(1)           11,363
Equity income                                                                               134                 134
Investments (principally
 bottling companies)                                                                      2,510               2,510
Capital expenditures                  214                  536             39                89                 878
Depreciation and amortization          92                  221             38                60                 411
====================================================================================================================
1993
Net operating revenues            $ 3,052              $ 9,205        $ 1,680           $    20            $ 13,957
Operating income                      680(2)             2,753(2)         117              (448)(2)           3,102
Identifiable operating assets       1,956                5,809            761             1,280(1)            9,806
Equity income                                                                                91(2)               91
Investments (principally
 bottling companies)                                                                      2,215               2,215
Capital expenditures                  136                  557             30                77                 800
Depreciation and amortization          91                  172             38                59                 360
====================================================================================================================
1992
Net operating revenues            $ 2,813              $ 8,551        $ 1,675           $    35            $ 13,074
Operating income                      560                2,521            112              (423)              2,770
Identifiable operating assets       1,812                5,251            791             1,035(1)            8,889
Equity income                                                                                65                  65
Investments (principally
 bottling companies)                                                                      2,163               2,163
Capital expenditures                  169                  736             38               140               1,083
Depreciation and amortization          87                  157             35                43                 322
====================================================================================================================
Intercompany transfers between sectors are not material.
Certain prior year amounts related to net operating revenues and operating income have been reclassified to conform to the current year presentation.

(1)Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.
(2)Operating income for soft drink operations in the United States, International operations and
   Corporate was reduced by $13 million, $33 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.


                                     Soft Drinks
Compound Growth Rates      -------------------------------
Ending 1994                 United States    International       Foods                  Consolidated
- -------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                            10%              18%          2%                           13%
   10 years                            8%              16%          3%                           12%
========================================================================================================
Operating income
   5 years                            14%              17%          7%                           17%
   10 years                           12%              19%          0%                           16%
========================================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



21.  OPERATIONS IN GEOGRAPHIC AREAS
Information about the Company's operations by geographic area is as follows (in millions):

                                                                           Northeast
                               United              European      Latin       Europe/    Pacific &
                               States    Africa   Community    America   Middle East       Canada   Corporate    Consolidated
- ------------------------------------------------------------------------------------------------------------------------------
1994
Net operating revenues         $ 5,092    $ 522     $ 4,255    $ 1,928        $ 880       $ 3,463     $    32        $ 16,172
Operating income                   869      182         984        713          184         1,213        (437)          3,708
Identifiable operating assets    2,991      357       3,295      1,164          771         1,329       1,456(1)       11,363
Equity income                                                                                             134             134
Investments
   (principally bottling
   companies)                                                                                           2,510           2,510
Capital expenditures               252       27         201        129          149            31          89             878
Depreciation and amortization      128        6         130         36           32            19          60             411
==============================================================================================================================
1993
Net operating revenues         $ 4,586    $ 255     $ 3,834    $ 1,683        $ 677        $ 2,902    $    20        $ 13,957
Operating income                   782(2)   152         872(2)     582          152          1,010       (448)(2)       3,102
Identifiable operating assets    2,682      153       2,777      1,220          604          1,090      1,280(1)        9,806
Equity income                                                                                              91(2)           91
Investments
   (principally bottling
   companies)                                                                                           2,215           2,215
Capital expenditures               165        6         239        141          129             43         77             800
Depreciation and amortization      127        3          99         33           22             17         59             360
==============================================================================================================================
1992
Net operating revenues         $ 4,339    $ 242     $ 3,984    $ 1,383        $ 546        $ 2,545    $    35        $ 13,074
Operating income                   658      129         889        502          108            907       (423)          2,770
Identifiable operating assets    2,563      139       2,587      1,185          435            945      1,035(1)        8,889
Equity income                                                                                              65              65
Investments
   (principally bottling
   companies)                                                                                           2,163           2,163
Capital expenditures               204       12         386        188          120             33        140           1,083
Depreciation and amortization      121        3          99         27           14             15         43             322
==============================================================================================================================
Intercompany transfers between geographic areas are not material.
Certain prior year amounts related to operating income have been reclassified to conform to the current year presentation.
Identifiable liabilities of operations outside the United States amounted to approximately $2.5 billion at December 31, 1994, and $1.9 billion at December 31, 1993 and 1992.

(1)Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.
(2)Operating income for the United States, European Community and Corporate was reduced by $13 million, $33 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.


                                                                           Northeast
Compounded Growth Rates        United              European      Latin       Europe/    Pacific &
Ending 1994                    States    Africa   Community    America   Middle East       Canada                Consolidated
- ------------------------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                         7%       27%         18%        24%           27%          12%                         13%
   10 years                        6%        6%         18%        16%           24%          14%                         12%
==============================================================================================================================
Operating income
   5 years                        13%       18%         13%        26%           23%          15%                         17%
   10 years                        9%        7%         20%        23%           21%          19%                         16%
==============================================================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------


NET OPERATING REVENUE BY GEOGRAPHIC AREA
                     [bar chart]

Year Ended December 31,             1992         1993         1994
- ----------------------------------------------------------------------
    Pacific & Canada                 19%          21%          22%
    Northeast Europe/Middle East      4%           5%           5%
    Latin America                    11%          12%          12%
    European Community               31%          27%          26%
    Africa                            2%           2%           3%
    United States                    33%          33%          32%



OPERATING INCOME BY GEOGRAPHIC AREA
                     [bar chart]

Year Ended December 31,             1992         1993         1994
- ----------------------------------------------------------------------
    Pacific & Canada                 28%          29%          29%
    Northeast Europe/Middle East      3%           4%           5%
    Latin America                    16%          16%          17%
    European Community               28%          25%          24%
    Africa                            4%           4%           4%
    United States                    21%          22%          21%




REPORT OF INDEPENDENT AUDITORS


BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, share-owners' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postemployment benefits.


                                      /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 24, 1995

                THE COCA-COLA COMPANY AND SUBSIDIARIES
                --------------------------------------

QUARTERLY DATA (UNAUDITED)
(In millions except per share data)

                             First      Second       Third      Fourth         Full
Year Ended December 31,    Quarter     Quarter     Quarter     Quarter         Year
- -------------------------------------------------------------------------------------
1994
Net operating revenues     $ 3,352     $ 4,342     $ 4,461     $ 4,017     $ 16,172
Gross profit                 2,110       2,675       2,701       2,519       10,005
Net income                     521         758         708         567        2,554
Net income per share           .40         .59         .55         .44         1.98
=====================================================================================
1993(1)
Net operating revenues     $ 3,056     $ 3,899     $ 3,629     $ 3,373     $ 13,957
Gross profit                 1,963       2,435       2,286       2,113        8,797
Income before change in
   accounting principle        454         678         590         466        2,188
Net income                     442         678         590         466        2,176
Income per share before
   change in accounting
   principle                   .35         .52         .45         .36         1.68
Net income per share           .34         .52         .45         .36         1.67
=====================================================================================
(1)The first quarter of 1993 included an after-tax transition charge of $12 million
   ($.01 per share) related to the change in accounting for postemployment benefits.
   The third quarter of 1993 included an after-tax impact of $47 million due to changes in U.S. tax law which reduced full year after-tax income by $51 million
   ($.04 per share) and the reversal of previously recorded reserves for bottler litigation of $23 million ($.01 per share after income taxes). The fourth quarter of 1993 included provisions to increase efficiencies of $63 million ($.03 per share after income taxes), a reduction of $42 million ($.02 per share after income taxes)
   related to restructuring charges recorded by an equity investee, a gain from the sale of real estate in Japan ($34 million, or $.02 per share after income taxes), a gain from the sale of citrus groves in the United States ($50 million, or
   $.02 per share after income taxes) and a gain recognized on the issuance of stock by an equity investee of $12 million ($.01 per share after income taxes).

STOCK PRICES

Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1994 and 1993.

                             First        Second        Third      Fourth
                           Quarter       Quarter      Quarter     Quarter
- --------------------------------------------------------------------------
1994
High                        $44.75        $42.38       $50.00      $53.50
Low                          40.13         38.88        41.00       48.00
Close                        40.63         40.63        48.63       51.50
==========================================================================
1993
High                        $44.13        $43.63       $44.75      $45.13
Low                          40.00         37.50        41.75       40.00
Close                        42.63         43.00        42.25       44.63
==========================================================================

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

Share owners of record at year-end: 195,036

Shares outstanding at year-end: 1.276 billion

DIVIDENDS
At its February 1995 meeting, the Company's Board of Directors increased the quarterly dividend to 22 cents per share, equivalent to an annual dividend of 88 cents per share. The Company has increased dividends each of the last 33 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 295 consecutive quarterly dividends beginning in 1920.

DIVIDEND AND CASH INVESTMENT PLAN
All share owners of record are invited to participate in the Dividend and Cash Investment Plan. The Plan provides a convenient, economical and systematic method of acquiring additional shares of the Company's common stock. The Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. Share owners also may purchase Company stock through voluntary cash investments of up to $60,000 per year.
  All costs and commissions associated with joining and participating in the plan are paid by the Company.
  The Plan's administrator, First Chicago Trust Company of New York, purchases stock for voluntary cash investments on or about the first of each month, and for dividend reinvestment on April 1, July 1, October 1 and December 15.
  At year-end, 52 percent of share owners of record were participants in the Plan. In 1994, share owners invested $24.6 million in dividends and $32.3 million in cash in the Plan.

ANNUAL MEETING OF SHARE OWNERS
April 19, 1995, at 9 a.m. local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware

PUBLICATIONS
THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON
FORM 10-Q ARE AVAILABLE FREE OF CHARGE FROM THE OFFICE OF THE SECRETARY, THE COCA-COLA COMPANY, P.O. DRAWER 1734, ATLANTA, GEORGIA 30301.
  A "Notice of Annual Meeting of Share Owners and Proxy Statement" are furnished to share owners in advance of the annual meeting. Interim reports, containing financial results and other information, are also distributed to share owners.
  Also available from the Office of the Secretary are "Our Mission and Our Commitment" and "The Chronicle of Coca-Cola Since 1886".

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

Registrar and Transfer Agent
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
(800) 446-2617 or (201) 324-0498
For hearing impaired: (201) 222-4955
E-mail: FCTC@DELPHI.COM
or
Office of the Secretary
The Coca-Cola Company
(404) 676-2777

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

ANNUAL REPORT REQUESTS
(800) 438-2653
                                  -71-