Form 10-K405, Exhibit 13
period 1995-12-31
COCA COLA CO
filed 1996-03-14
CIK 21344

EXHIBIT 13.1


                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



We exist for one reason: to maximize share-owner value over time. To accomplish this mission, The Coca-Cola Company and its subsidiaries (our Company) have developed a comprehensive business strategy focused on four key objectives: (1) increasing volume, (2) expanding share of worldwide beverage sales, (3) maximizing long-term cash flows, and (4) improving economic profit and creating economic value added. We achieve these objectives by investing aggressively in the high-return beverages business and by optimizing our cost of capital through appropriate financial policies.

INVESTMENTS
With a global business system that operates in nearly 200 countries and generates superior cash flows, our Company is uniquely positioned to capitalize on profitable new investment opportunities. Our criterion for investment is simple but strict: We seek to invest in opportunities that strategically enhance our existing operations and offer cash returns that exceed the Company's long-term after-tax weighted average cost of capital, estimated by management to be approximately 11 percent.
    Because it consistently generates high returns on capital, our beverages business is a particularly attractive area for investment. In new and emerging markets, where increasing the penetration of our products is our primary goal, the bulk of our investments is dedicated to infrastructure enhancements: facilities, distribution networks, sales equipment and technology. These investments are made by acquiring or forming strategic business alliances with local bottlers, and by matching local expertise with our Company's experience and focus. In highly developed beverage markets, where our primary goals include increasing consumer awareness and broadening the appeal of our products, the bulk of our expenditures is dedicated to marketing activities, such as creating new products and serving sizes, and improving the efficiency of production and distribution.
    Currently, 60 percent of the world's population live in markets where the average person consumes less than 10 servings of our products per year, offering high-potential growth opportunities for our Company and its bottlers. In fact, the emerging markets of China, India, Indonesia and Russia represent approximately 44 percent of the world's population, but, on a combined basis, their average per capita consumption of our products is approximately 1 percent of the United States level. As a result, we will continue aggressively investing to ensure that our products are pervasive, preferred and offer the best price relative to value.
    Our investment strategy focuses primarily on capital expenditures, bottling operations and marketing activities.
CAPITAL EXPENDITURES
Capital expenditures on property, plant and equipment and the percentage distribution by geographic area for 1995, 1994 and 1993 are as follows (dollars in millions):

Year Ended December 31,        1995           1994           1993
--------------------------------------------------------------------
Capital expenditures          $ 937          $ 878          $ 800
--------------------------------------------------------------------
     United States              33%            32%            23%
     Africa                      2%             3%             1%
     Greater Europe             45%            42%            51%
     Latin America              10%            16%            19%
     Middle & Far East
        and Canada              10%             7%             6%
====================================================================

BOTTLING OPERATIONS
We invest heavily in bottling operations to maximize the strength and efficiency of our production, distribution and marketing systems around the world. These aggressive investments result in increases in unit case volume, net revenues and profits at the bottler level, which in turn generate increased gallon shipments for the Company's concentrate business. As a result, both the Company and our bottlers benefit from long-term growth in volume, cash flows and share-owner value.
    We designate certain bottling operations in which we have invested as anchor bottlers due to their level of responsibility and performance. Anchor bottlers, which include Coca-Cola Amatil Limited (Coca-Cola Amatil) and Coca-Cola Enterprises Inc. (Coca-Cola
Enterprises), are strongly committed to the strategic goals of the Company and to furthering the interests of our worldwide production, distribution and marketing systems. They tend to be large and geographically diverse, and have strong financial and management resources.
    In addition to our anchor bottlers, we will continue making investments in bottling operations of new and emerging markets and in existing bottling operations that require restructuring or rebuilding.
Our investments in a bottler can represent either a noncontrolling or a controlling interest, depending on the bottler's capital structure and its available resources at the time of our investment.
    Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses. Specifically, we help improve sales and marketing programs, assist in the development of effective business and information systems and help establish appropriate capital

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



structures. In 1995, we increased our economic interest in Panamerican Beverages, Inc. (Panamerican Beverages) from 7 to 13 percent and designated it as an anchor bottler. Panamerican Beverages owns bottling operations in Mexico, Brazil, Colombia and Costa Rica. Also in 1995, we contributed assets to a new joint venture, Coca-Cola Sabco (Proprietary) Limited (Coca-Cola Sabco), also an anchor bottler, in return for a 16 percent economic interest and notes receivable. Coca-Cola Sabco will strengthen our distribution system in south and east Africa. During 1994, we formed a joint venture known as the Coca-Cola Bottling Companies of Egypt following the privatization of the Egyptian public sector bottler. In 1993, our Company purchased a 30 percent economic interest in another anchor bottler, Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA), to assist in further strengthening strategic bottling territories in Latin America.
    The following table illustrates the excess of the calculated fair values, based on quoted closing prices of publicly traded shares, over our Company's carrying values for selected equity method investees (in millions):

                                   Carrying      Fair
December 31,                          Value     Value    Excess
----------------------------------------------------------------------
1995
Coca-Cola Amatil Limited               $682    $1,579    $  897
Coca-Cola Enterprises Inc.              556     1,513       957
Coca-Cola FEMSA, S.A. de C.V.            86       264       178
Coca-Cola Beverages Ltd.                 11       123       112
Coca-Cola Bottling Co. Consolidated      84        97        13
----------------------------------------------------------------------
                                                         $2,157
======================================================================

    Equity income, primarily from investments in unconsolidated bottling investments, reached $169 million in 1995.
    In certain situations, it is advantageous to acquire a controlling interest in bottling operations. Although not our primary long-term business strategy, owning a controlling interest allows us to compensate for limited local resources or facilitate improvements in customer relationships while building or restructuring the bottling operations. While bottling businesses typically generate lower margins on revenue than our concentrate business, they can increase revenues and operating profits on a per-gallon basis. In 1995, we acquired controlling interests in certain bottling operations in Italy and Venezuela. By providing capital and marketing expertise to these newly acquired bottlers, we intend to strengthen our bottling territories and market positions in those countries.
    In line with our long-term bottling strategy, we will consider options for reducing our ownership interest in a consolidated bottler.
One such option is to sell our interest in a consolidated bottling operation to one of our equity investee bottlers. In these situations, we continue participating in the previously consolidated bottler's earnings through our portion of the equity investee's income.
    Currently, we are holding preliminary discussions to sell our bottling and canning operations located in Belgium and France to Coca-Cola Enterprises. During 1995, we sold our controlling interests in certain bottling operations in Poland, Croatia and Romania to Coca-Cola Amatil. In 1994, our Company sold a controlling 51 percent interest in the previously wholly owned bottler in Argentina, Coca-Cola S.A. Industrial, Comercial y Financiera, to Coca-Cola FEMSA.
    In 1995, consolidated bottling and fountain operations produced and distributed approximately 16 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling interest produced and distributed an additional 36 percent of our worldwide unit case volume.
MARKETING ACTIVITIES
In addition to investments in bottling and distribution infrastructure, we also make significant expenditures in support of our trademarks.
Through prudent expenditures on marketing activities, we enhance global consumer awareness of our products. Enhancing consumer awareness builds consumer preference for our products, which produces growth in volume, per capita consumption of our products and our share of worldwide beverage sales.
    We build consumer awareness and product appeal for our trademarks using integrated marketing programs. These programs include activities such as advertising, point of sale merchandising and product sampling.
Each of these activities contributes to building consumer awareness and product preference.
    Through our bottling investments and strategic alliances with other bottlers of Company products, we are able to develop and implement integrated marketing programs on a global basis. In developing a global strategy for a Company trademark, we perform product and packaging research, establish brand positioning, develop precise consumer communications and seek consumer feedback. Examples of recent successes with our global brand strategies include the Coca-Cola Classic theme, "Always," and, for Sprite, "Obey Your Thirst."
    As part of our ongoing efforts to maximize the impact of our advertising expenditures, we recently began assigning specific brands to individual advertising agencies. This approach enables us to enhance each brand's global

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



positioning, increase accountability and use the Company's marketing expenditures more efficiently and effectively.
    During 1995, our Company's direct marketing expenses, which include our expenditures on consumer marketing activities, increased 11 percent to reach $3,834 million.

FINANCIAL STRATEGIES
We use several strategies to optimize our cost of capital, which is a key component of our ability to maximize share-owner value.
DEBT FINANCING
We maintain debt levels considered prudent based on our cash flow, interest coverage and percentage of debt to total capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.
    Our capital structure and financial policies have earned long-term credit ratings of "AA" from Standard & Poor's and "Aa3" from Moody's, and the highest credit ratings available for our commercial paper programs.
FINANCIAL RISK MANAGEMENT
We use derivative financial instruments to reduce our exposure to financial risks.
    With approximately 82 percent of our 1995 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others.
    Most of our foreign currency exposures are managed on a consolidated basis, which allows us to net certain exposures and thus take advantage of any natural offsets. We use forward exchange contracts to adjust the currency mix of our recorded assets and liabilities, which further reduces our exposure from adverse fluctuations in exchange rates. In addition, we enter into forward exchange and swap contracts and purchase options to hedge both firmly committed and anticipated transactions, as appropriate, and net investments in certain international operations.
    We use primarily liquid spot, forward, option and swap contracts. Our Company does not enter into leveraged or structured contracts. Additionally, we do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are used to hedge underlying economic exposures by mitigating certain risks such as changes in currency, interest rates and other market factors on a matched basis. Gains or losses on hedging transactions are offset by gains or losses on the underlying exposures being hedged.
SHARE REPURCHASES
In July 1992, our Board of Directors authorized a plan to repurchase up to 100 million shares of our Company's common stock through the year 2000. In 1995, we repurchased 29 million shares under this plan at a total cost of approximately $1.8 billion. As of December 31, 1995, we have repurchased 67 million shares under the July 1992 plan.
    Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 1995, our Company has repurchased 483 million shares, representing 30 percent of the shares outstanding as of January 1, 1984, at an average price per share of $18.21.
DIVIDEND POLICY
Because of our continually strong earnings growth, our Board of Directors has increased the cash dividend per common share by an average annual compound growth rate of 13 percent since December 31, 1985. Our annual common stock dividend was $.88 per share, $.78 per share and $.68 per share in 1995, 1994 and 1993, respectively. At its February 1996 meeting, our Board of Directors again increased our quarterly dividend per share to $.25, equivalent to a full-year dividend of $1.00 in 1996, the 34th consecutive annual increase.
    Our 1995 dividend payout ratio was approximately 37 percent of our net income. It is the intention of our Board of Directors to gradually reduce our dividend payout ratio to 30 percent over time.

MEASURING PERFORMANCE
Economic profit and economic value added provide a framework for measuring the impact of value-oriented actions. We define economic profit as net operating profit after taxes in excess of a computed capital charge for average operating capital employed. Economic value added represents the growth in economic profit from year to year.
    Recently, we began expanding the use of economic value added as a performance measurement tool. Both annual incentive awards and long-term incentive awards for most eligible employees are now determined, in part, by comparison against economic profit target levels. These changes in performance measures were made to ensure that our management team is clearly focused on the key drivers of our business. We intend to continue expanding the use of economic profit and the related concept of value creation in measuring performance. We believe that a clear focus on the components of economic profit, and the resultant growth in economic value added over time, leads to the creation of share-owner wealth.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



    Over the last 10 years, we have increased our economic profit at an average annual compound rate of 23 percent, resulting in economic value added to the Company of $1.9 billion. Over the same period, our Company's stock price has increased at an average annual compound rate of 27 percent.

TOTAL RETURN TO SHARE OWNERS
Share owners of our Company have received an excellent return on their investment over the past decade. A $100 investment in our Company's common stock on December 31, 1985, together with reinvested dividends, was worth approximately $1,287 on December 31, 1995, an average annual compound return of 29 percent.


MANAGEMENT'S DISCUSSION AND ANALYSIS

LINES OF BUSINESS
BEVERAGES
Our beverages business is the largest manufacturer, marketer and distributor of soft drink and noncarbonated beverage concentrates and syrups in the world. We manufacture beverage concentrates and syrups, and in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. In addition, we have substantial ownership interests in numerous bottling and canning operations.
FOODS
Our foods business produces, markets and distributes principally juice and juice-drink products. It is the largest marketer of juice and juice-drink products in the world.

VOLUME
BEVERAGES
We measure beverage volume in two ways: (1) gallon shipments of concentrates and syrups and (2) equivalent unit cases of finished product. Gallon shipments represent our primary business, since they measure the volume of concentrates and syrups we sell to our bottling system. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished product our bottling system sells to retail customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level and is less impacted by inventory management practices at the wholesale level. Fountain syrups sold directly to our customers are included in both measures simultaneously.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN
In 1995, revenues from our beverages business increased 13 percent, reflecting an increase in gallon shipments, selective price increases and continued expansion of our bottling and canning operations. Revenues from our foods business decreased 7 percent in 1995, resulting from implementation of a strategy to reduce short-term price promotions and increase long-term brand-building and marketing investments.
    In 1994, revenues from our beverages business increased 18 percent, primarily due to increased gallon shipments, selective price increases, continued expansion of our bottling and canning operations and a weaker U.S. dollar versus key currencies. Revenues for our foods business increased 3 percent in 1994 as a result of price increases for orange juice products.
    On a consolidated basis, our net revenues grew 11 percent and our gross profit grew 11 percent in 1995. Our gross margin declined to 61 percent in 1995 from 62 percent in 1994, primarily due to higher costs for materials such as sweeteners and packaging.
    On a consolidated basis, our worldwide net revenues grew 16 percent in 1994, while gross profit grew 14 percent. Our gross margin contracted to 62 percent in 1994 from 63 percent in 1993, primarily due to the acquisition of bottling and canning operations, which typically have lower gross profit to net revenue relationships, but offer strong cash flows.
SELLING, ADMINISTRATIVE AND GENERAL EXPENSES
Selling expenses were $5,399 million in 1995, $4,931 million in 1994 and $4,360 million in 1993. The increases in 1995 and 1994 were primarily due to higher marketing investments in support of our Company's volume growth.
    Administrative and general expenses were $1,587 million in 1995, $1,366 million in 1994 and $1,335 million in 1993. The increase in 1995 reflects higher expenses related to stock-based employee benefits and a nonrecurring provision of $86 million to increase efficiencies in the Company's operations in the United States and Europe. The increase in 1994 was due primarily to expansion of our business, particularly newly formed Company-owned bottling operations. Administrative and general expenses, as a percentage of net operating revenues, were approximately 9 percent in 1995, 8 percent in 1994 and 10 percent in 1993.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



OPERATING INCOME AND OPERATING MARGIN
On a consolidated basis, our operating income grew 10 percent in 1995, on top of a 20 percent increase in 1994. During 1995, operating income for our beverages business rose approximately 14 percent primarily as a result of increased revenues. Our foods business reported a modest loss of $14 million in 1995, due to its decline in net revenues and a nonrecurring provision for increasing efficiencies. Our consolidated operating margin was 23 percent in 1995 and 1994.

MARGIN ANALYSIS

                              [bar chart]

Year ended December 31,               1993        1994         1995
----------------------------------------------------------------------
Net operating revenues
 (in billions)                       $14.0       $16.2        $18.0
Gross margin                           63%         62%          61%
Operating margin                       22%         23%          23%
======================================================================
Our Company's gross profit and operating income growth are a result of increasing revenues.



INTEREST INCOME AND INTEREST EXPENSE
In 1995, our interest income increased 35 percent as a result of higher average interest rates outside of the United States. Interest expense increased 37 percent in 1995, reflecting higher commercial paper balances.
    Interest income increased 26 percent in 1994, due primarily to rising interest rates and higher average investments in cash equivalents and marketable securities. Interest expense increased 18 percent in 1994 as a result of rising interest rates.
EQUITY INCOME
Equity income increased 26 percent to $169 million in 1995, due primarily to improved results at Coca-Cola FEMSA, Coca-Cola Nestle Refreshments, Coca-Cola Bottlers Philippines, Inc. and Coca-Cola Beverages Ltd.
    Equity income increased 47 percent to $134 million in 1994, resulting from increased earnings from Coca-Cola Enterprises and Coca-Cola & Schweppes Beverages Ltd. and improved results from Coca-Cola Beverages Ltd.
OTHER INCOME (DEDUCTIONS)-NET
In 1995, other income (deductions)-net increased $124 million, and includes gains recorded on the sale of bottling operations in Poland, Croatia and Romania.
    In 1994, other income (deductions)-net decreased $102 million, primarily due to recognition in 1993 of approximately $84 million of pretax gains on sales of real estate and bottling investments. These 1993 gains include a $50 million pretax gain recognized on the sale of citrus groves in the United States and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan. No transactions resulting in significant gains occurred in 1994.
GAIN ON ISSUANCE OF STOCK BY COCA-COLA AMATIL
In July 1995, Coca-Cola Amatil completed a public offering in Australia of approximately 97 million shares of common stock. In connection with the offering, our ownership in Coca-Cola Amatil was reduced to approximately 40 percent. We recognized a non-cash pretax gain of approximately $74 million as a result of this transaction.
    In the fourth quarter of 1993, Coca-Cola Amatil purchased a bottling operation in Indonesia by issuing approximately 8 million shares of common stock, resulting in a non-cash pretax gain of $12 million for our Company.
INCOME TAXES
Our effective tax rates of 31.0 percent in 1995, 31.5 percent in 1994 and 31.3 percent in 1993 reflect the tax benefit we derive from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.
TRANSITION EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). We will adopt the provisions of SFAS 121 on January 1, 1996. SFAS 121 standardizes the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets. We do not expect the adoption of SFAS 121 to have a material impact on our results of operations or financial position. However, the provisions of SFAS 121 will require certain charges historically recorded by our Company in other income (deductions)-net to be included in operating income.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



    We adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities"
(SFAS 115) as of January 1, 1994, resulting in an after-tax increase to share-owners' equity of $60 million, with no effect on net income. SFAS 115 changed our method of accounting for certain debt and marketable equity securities from a historical cost basis to a fair value approach.
INCOME PER SHARE
Accelerated by our Company's share repurchase program, our net income per share grew 20 percent and 19 percent in 1995 and 1994, respectively. Income per share before changes in accounting principles grew 18 percent in 1994.

LIQUIDITY AND CAPITAL RESOURCES
Our ability to generate cash from operations in excess of our capital reinvestment and dividend requirements is one of our chief financial strengths. We anticipate that our operating activities in 1996 will continue to provide us with sufficient cash flows to capitalize on opportunities for business expansion and to meet all of our financial commitments.
FREE CASH FLOW
Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our primary objective, maximizing share-owner value over time. We use free cash flow, along with borrowings, to pay dividends and make share repurchases. The consolidated statements of our cash flows are summarized as follows (in millions):

Year Ended December 31,             1995        1994        1993
----------------------------------------------------------------------
Cash flows provided by
(used in):
   Operations                      $3,115      $3,183      $2,508
   Investment activities           (1,013)     (1,037)       (885)
----------------------------------------------------------------------
FREE CASH FLOW                      2,102       2,146       1,623
Cash flows provided by
(used in):
   Financing
      Share repurchases            (1,796)     (1,192)       (680)
      Other financing activities     (482)       (600)       (860)
   Exchange                           (43)         34         (41)
----------------------------------------------------------------------
Increase (decrease) in cash        $ (219)     $  388      $   42
======================================================================


    Cash provided by operations amounted to $3.1 billion, a 2 percent decrease from 1994. This 1995 decrease primarily resulted from increases in accounts receivable and inventories related to the increase in our net revenues, and an increase in prepaid expenses and other assets. In 1994, cash from operations totaled $3.2 billion, a 27 percent increase over 1993, resulting primarily from growth in our net income before non-cash charges for depreciation and amortization and increased dividends from equity method investments.
    As compared to 1994, net cash used in investment activities decreased in 1995, primarily attributable to an increase in proceeds from disposals of investments and other assets. Specifically, during 1995, we sold our interests in the bottling operations of Poland, Croatia and Romania.
    While cash used for acquisitions and investments, principally bottling companies, declined in 1994, that decline was more than offset by a reduction in proceeds from disposals of property, plant and equipment and investments and other assets, resulting in a net increase in cash used in investment activities in 1994.
    The 1995 increase in cost method investments includes an increased investment in Panamerican Beverages. In 1995, goodwill and other intangible assets increased in association with our acquisitions during the year, such as Barq's, Inc. and certain fountain syrup manufacturing operations. The increase in 1994 in marketable securities and the carrying value of cost method investments was due, in part, to our Company's adoption of SFAS 115, which reflects a non-cash adjustment to fair value. A portion of the 1994 increase was attributable to an increase in securities held in accordance with a negotiated income tax exemption grant for the Company's manufacturing facilities in Puerto Rico. The balance also increased due to deferred tax assets generated in 1994.
FINANCING ACTIVITIES
Our financing activities include net borrowings, dividend payments and share repurchases. Net cash used in financing activities totaled $2.3 billion in 1995, $1.8 billion in 1994 and $1.5 billion in 1993. The change between years was due, in part, to net borrowings of debt in 1995 and 1994, compared to net reductions of debt in 1993. Cash used to purchase common stock for treasury increased to $1.8 billion in 1995, from $1.2 billion in 1994.
    Our global presence and strong capital position afford us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the aggressive management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase program and investment activity, typically result in current liabilities exceeding current assets.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW INCORPORATING
MANAGEMENT'S DISCUSSION AND ANALYSIS



    We manage our debt levels based on the following financial measurements and ratios:

Year Ended December 31,         1995         1994        1993
------------------------------------------------------------------
Net debt (in billions)          $2.2         $1.5        $1.6
Net debt-to-net capital          29%          23%         26%
Free cash flow to net debt       96%         141%        100%
Interest coverage                16x          19x         18x
Ratio of earnings to
  fixed charges                14.5x        16.8x       15.7x
==================================================================


    Net debt excludes the debt entered into on behalf of the Company's finance subsidiary, and is net of cash, cash equivalents and marketable securities in excess of operating requirements and net of temporary bottling investments.
    Commercial paper is our primary source of short-term financing. On December 31, 1995, we had $3.3 billion in lines of credit and other short-term credit facilities available, under which $2.4 billion was outstanding. Included was $2.2 billion outstanding in commercial paper borrowings. The 1995 and 1994 increases in loans and notes payable were primarily attributable to additional commercial paper borrowings resulting from the management of our short-term and long-term debt mix. EXCHANGE
Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We monitor our operations in each country closely so that we can respond to changing economic and political environments quickly and decisively, and take full advantage of changing foreign currencies and interest rates.
    We use approximately 48 functional currencies. In 1995, we expanded the calculation of the impact of weighted average exchange rates versus the U.S. dollar to include the Mexican and Philippine pesos and the South African rand. The 1994 and 1993 calculation for key currencies now reflects this change. In 1995, 1994 and 1993, the weighted average exchange rates for certain key foreign currencies strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,       1995           1994           1993
----------------------------------------------------------------------
Key currencies                Even            2 %            (3)%
----------------------------------------------------------------------
  Australian dollar            1 %            9 %            (7)%
  British pound                3 %            2 %           (15)%
  Canadian dollar             Even           (5)%            (8)%
  French franc                13 %           (1)%            (3)%
  German mark                 13 %            2 %            (5)%
  Japanese yen                 9 %            9 %            15 %
  Mexican peso               (46)%           (8)%            (1)%
======================================================================


    The change in our foreign currency translation adjustment in 1995 was due primarily to the revaluation of net assets located in countries where the local currency significantly weakened versus the U.S. dollar. Exchange losses amounting to $21 million in 1995, $25 million in 1994 and $74 million in 1993 were recorded in other income (deductions)-net. Exchange losses include the remeasurement of certain currencies into functional currencies and the costs of hedging certain transaction and balance sheet exposures.
    Additional information concerning our hedging activities is presented on pages 60 through 61.

IMPACT OF INFLATION AND CHANGING PRICES
Inflation is a factor that impacts the way we operate in many markets around the world. In general, we are able to increase prices to counteract the effects of increasing costs and generate sufficient cash flows to maintain our productive capability.

OUTLOOK
As a global business that generates the majority of its operating income outside the United States, our Company is uniquely positioned to benefit from operating in a variety of currencies, as downturns in any one region are often offset by strengths in others. Additionally, we have various operational initiatives available to offset the unfavorable impact of such events.
    While we cannot predict future economic events, we believe continued expansion into the developing population centers of the world presents further opportunity for growth. The strength of our brands, our broad global presence and our strong financial condition allow our Company the flexibility to take advantage of growth opportunities and to continue increasing share-owner value.

ADDITIONAL INFORMATION
For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 50 through 70 of this report. Additional information concerning our operations in different lines of business and geographic areas is presented on pages 67 and 68.

                                    THE COCA-COLA COMPANY AND SUBSIDIARIES


SELECTED FINANCIAL DATA

                                Compound
(In millions except per       Growth Rates                     Year Ended December 31,
 share data, ratios and     -----------------  -------------------------------------------------------
 growth rates)              5 Years  10 Years    1995       1994{2}    1993{3}   1992{4,5}   1991{5}
------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues        12.0%  11.9%     $18,018     $16,181    $13,963    $13,074    $11,572
Cost of goods sold            10.5%   9.1%       6,940       6,168      5,160      5,055      4,649
------------------------------------------------------------------------------------------------------
Gross profit                  12.9%  14.1%      11,078      10,013      8,803      8,019      6,923
Selling, administrative
 and general expenses         11.4%  12.4%       6,986       6,297      5,695      5,249      4,604
------------------------------------------------------------------------------------------------------
Operating income              16.0%  17.6%       4,092       3,716      3,108      2,770      2,319
Interest income                                    245         181        144        164        175
Interest expense                                   272         199        168        171        192
Equity income                                      169         134         91         65         40
Other income (deductions)-net                       20        (104)        (2)       (82)        41
Gain on issuance of stock by
 equity investees                                   74          --         12         --         --
------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles        16.5%  17.2%       4,328       3,728      3,185      2,746      2,383
Income taxes                  16.3%  15.6%       1,342       1,174        997        863        765
------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles     16.7%  18.0%     $ 2,986     $ 2,554    $ 2,188    $ 1,883    $ 1,618
======================================================================================================
Net income                    16.7%  15.3%     $ 2,986     $ 2,554    $ 2,176    $ 1,664    $ 1,618
Preferred stock dividends                           --          --         --         --          1
------------------------------------------------------------------------------------------------------
Net income available to
 common share owners          17.0%  15.3%     $ 2,986     $ 2,554    $ 2,176    $ 1,664    $ 1,617
======================================================================================================
Average common shares
 outstanding                                     1,262       1,290      1,302      1,317      1,333

PER COMMON SHARE DATA
Income from continuing
 operations before changes
 in accounting principles     18.4%  20.7%     $  2.37     $  1.98    $  1.68    $  1.43    $  1.21
Net income                    18.4%  17.8%        2.37        1.98       1.67       1.26       1.21
Cash dividends                17.1%  13.4%         .88         .78        .68        .56        .48
Market price on December 31   26.1%  26.6%       74.25       51.50      44.63      41.88      40.13

TOTAL MARKET VALUE OF
 COMMON STOCK                 24.5%  23.9%     $92,983     $65,711    $57,905    $54,728    $53,325

BALANCE SHEET DATA
Cash, cash equivalents
 and current marketable
 securities                                    $ 1,315     $ 1,531    $ 1,078    $ 1,063    $ 1,117
Property, plant and
 equipment-net                                   4,336       4,080      3,729      3,526      2,890
Depreciation                                       421         382        333        310        254
Capital expenditures                               937         878        800      1,083        792
Total assets                                    15,041      13,873     12,021     11,052     10,189
Long-term debt                                   1,141       1,426      1,428      1,120        985
Total debt                                       4,064       3,509      3,100      3,207      2,288
Share-owners' equity                             5,392       5,235      4,584      3,888      4,239
Total capital{1}                                 9,456       8,744      7,684      7,095      6,527

OTHER KEY FINANCIAL
 MEASURES{1}
Total debt-to-total capital                       43.0%       40.1%      40.3%      45.2%      35.1%
Net debt-to-net capital                           28.8%       22.6%      26.2%      31.9%      19.2%
Return on common equity                           56.2%       52.0%      51.7%      46.4%      41.3%
Return on capital                                 34.9%       32.7%      31.2%      29.4%      27.5%
Dividend payout ratio                             37.2%       39.4%      40.6%      44.3%      39.5%
Economic profit{6}                             $ 2,172     $ 1,881    $ 1,488    $ 1,300    $ 1,038
======================================================================================================
{1} See Glossary on page 74.
{2} In 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and
    Equity Securities."
{3} In 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
{4} In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits
    Other Than Pensions."
{5} The Company adopted SFAS No. 109, "Accounting for Income Taxes," in 1992 by restating financial statements beginning in 1989.
{6} The calculation of economic profit has been simplified and amounts prior to 1995 have been restated.

                                   THE COCA-COLA COMPANY AND SUBSIDIARIES


SELECTED FINANCIAL DATA

(In millions except per                               Year Ended December 31,
 share data, ratios and        -------------------------------------------------------------------
 growth rates)                  1990{5}     1989{5}     1988       1987       1986       1985
--------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues         $10,236    $ 8,622     $ 8,065    $ 7,658    $ 6,977    $ 5,879
Cost of goods sold               4,208      3,548       3,429      3,633      3,454      2,909
--------------------------------------------------------------------------------------------------
Gross profit                     6,028      5,074       4,636      4,025      3,523      2,970
Selling, administrative
 and general expenses            4,076      3,348       3,038      2,701      2,626      2,163
--------------------------------------------------------------------------------------------------
Operating income                 1,952      1,726       1,598      1,324        897        807
Interest income                    170        205         199        232        154        151
Interest expense                   231        308         230        297        208        196
Equity income                      110         75          92         64         45         52
Other income (deductions)-net       13         66         (33)        --         35         69
Gain on issuance of stock by
 equity investees                   --         --          --         40        375         --
--------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles           2,014      1,764       1,626      1,363      1,298        883
Income taxes                       632        553         537        496        471        314
--------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles      $ 1,382    $ 1,211     $ 1,089    $   867    $   827    $   569
==================================================================================================
Net income                     $ 1,382    $ 1,537     $ 1,045    $   916    $   934    $   722
Preferred stock dividends           18         21           7         --         --         --
--------------------------------------------------------------------------------------------------
Net income available to
 common share owners           $ 1,364    $ 1,516{7}  $ 1,038    $   916    $   934    $   722
==================================================================================================
Average common shares
 outstanding                     1,337      1,384       1,458      1,509      1,547      1,573

PER COMMON SHARE DATA
Income from continuing
 operations before changes
 in accounting principles      $  1.02    $   .86     $   .74    $   .57    $   .53    $   .36
Net income                        1.02       1.10{7}      .71        .61        .60        .46
Cash dividends                     .40        .34         .30        .28        .26        .25
Market price on December 31      23.25      19.31       11.16       9.53       9.44       7.04

TOTAL MARKET VALUE OF
 COMMON STOCK                  $31,073    $26,034     $15,834    $14,198    $14,534    $10,872

BALANCE SHEET DATA
Cash, cash equivalents
 and current marketable
 securities                    $ 1,492    $ 1,182     $ 1,231    $ 1,489    $   895    $   843
Property, plant and
 equipment-net                   2,386      2,021       1,759      1,602      1,538      1,483
Depreciation                       236        181         167        152        151        130
Capital expenditures               593        462         387        304        346        412
Total assets                     9,245      8,249       7,451      8,606      7,675      6,341
Long-term debt                     536        549         761        909        996        801
Total debt                       2,537      1,980       2,124      2,995      1,848      1,280
Share-owners' equity             3,662      3,299       3,345      3,187      3,479      2,948
Total capital{1}                 6,199      5,279       5,469      6,182      5,327      4,228

OTHER KEY FINANCIAL
 MEASURES{1}
Total debt-to-total capital       40.9%      37.5%       38.8%      48.4%      34.7%      30.3%
Net debt-to-net capital           23.7%      14.7%       18.9%      15.4%      10.9%      15.6%
Return on common equity           41.4%      39.4%       34.7%      26.0%      25.7%      20.0%
Return on capital                 26.8%      26.5%       21.3%      18.3%      20.1%      16.8%
Dividend payout ratio             39.2%      31.0%{7}    42.1%      46.0%      43.1%      53.8%
Economic profit{6}             $   918    $   817     $   717    $   490    $   331    $   266
==================================================================================================
{7} Net income available to common share owners in 1989 included after-tax gains of
   $604 million ($.44 per common share) from the sales of the Company's equity interest in Columbia Pictures Entertainment, Inc. and the Company's bottled water business and the transition effect of $265 million related to the change in accounting for income taxes. Excluding these nonrecurring items, the dividend payout ratio in 1989 was 39.9 percent.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

December 31,                                       1995            1994
--------------------------------------------------------------------------
(In millions except share data)

ASSETS

CURRENT
Cash and cash equivalents                        $ 1,167         $ 1,386
Marketable securities                                148             145
--------------------------------------------------------------------------
                                                   1,315           1,531
Trade accounts receivable, less allowances
 of $34 in 1995 and $33 in 1994                    1,695           1,470
Finance subsidiary receivables                        55              55
Inventories                                        1,117           1,047
Prepaid expenses and other assets                  1,268           1,102
--------------------------------------------------------------------------
TOTAL CURRENT ASSETS                               5,450           5,205
--------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
 Coca-Cola Enterprises Inc.                          556             524
 Coca-Cola Amatil Limited                            682             694
 Other, principally bottling companies             1,157           1,114
Cost method investments, principally
 bottling companies                                  319             178
Finance subsidiary receivables and investments       351             255
Marketable securities and other assets             1,246           1,163
--------------------------------------------------------------------------
                                                   4,311           3,928
--------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                 233             221
Buildings and improvements                         1,944           1,814
Machinery and equipment                            4,135           3,776
Containers                                           345             346
--------------------------------------------------------------------------
                                                   6,657           6,157
Less allowances for depreciation                   2,321           2,077
--------------------------------------------------------------------------
                                                   4,336           4,080
--------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                 944             660
--------------------------------------------------------------------------
                                                 $15,041         $13,873
==========================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

December 31,                                       1995            1994
--------------------------------------------------------------------------
(In millions except share data)


LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses            $ 2,894         $ 2,564
Loans and notes payable                            2,371           2,048
Current maturities of long-term debt                 552              35
Accrued taxes                                      1,531           1,530
--------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                          7,348           6,177
--------------------------------------------------------------------------

LONG-TERM DEBT                                     1,141           1,426
--------------------------------------------------------------------------

OTHER LIABILITIES                                    966             855
--------------------------------------------------------------------------

DEFERRED INCOME TAXES                                194             180
--------------------------------------------------------------------------


SHARE-OWNERS' EQUITY
Common stock, $.25 par value
 Authorized: 2,800,000,000 shares
 Issued: 1,711,839,497 shares in 1995;
         1,707,627,955 shares in 1994                428             427
Capital surplus                                    1,291           1,173
Reinvested earnings                               12,882          11,006
Unearned compensation related to
 outstanding restricted stock                        (68)            (74)
Foreign currency translation adjustment             (424)           (272)
Unrealized gain on securities available for sale      82              48
--------------------------------------------------------------------------
                                                  14,191          12,308

Less treasury stock, at cost
  (459,540,663 shares in 1995;
   431,694,661 shares in 1994)                     8,799           7,073
--------------------------------------------------------------------------
                                                   5,392           5,235
--------------------------------------------------------------------------
                                                 $15,041         $13,873
==========================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,                          1995      1994      1993
-----------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                          $18,018   $16,181   $13,963
Cost of goods sold                                6,940     6,168     5,160
-----------------------------------------------------------------------------
GROSS PROFIT                                     11,078    10,013     8,803
Selling, administrative and general expenses      6,986     6,297     5,695
-----------------------------------------------------------------------------
OPERATING INCOME                                  4,092     3,716     3,108
Interest income                                     245       181       144
Interest expense                                    272       199       168
Equity income                                       169       134        91
Other income (deductions)-net                        20      (104)       (2)
Gain on issuance of stock by Coca-Cola Amatil        74        --        12
-----------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
 CHANGE IN ACCOUNTING PRINCIPLE                   4,328     3,728     3,185
Income taxes                                      1,342     1,174       997
-----------------------------------------------------------------------------
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE      2,986     2,554     2,188
Transition effect of change in accounting for
  postemployment benefits                            --        --       (12)
-----------------------------------------------------------------------------
NET INCOME                                      $ 2,986   $ 2,554   $ 2,176
=============================================================================

INCOME PER SHARE
Before change in accounting principle           $  2.37   $  1.98   $  1.68
Transition effect of change in
 accounting for postemployment benefits              --        --      (.01)
-----------------------------------------------------------------------------
NET INCOME PER SHARE                            $  2.37   $  1.98   $  1.67
=============================================================================
AVERAGE SHARES OUTSTANDING                        1,262      1,290    1,302
=============================================================================
See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                    1995      1994     1993
-------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                                $2,986    $2,554   $2,176
Transition effect of change in accounting principle           --        --       12
Depreciation and amortization                                454       411      360
Deferred income taxes                                        157        58      (62)
Equity income, net of dividends                              (25)       (4)     (35)
Foreign currency adjustments                                 (23)       (6)       9
Gains on sales of assets                                      --        --      (84)
Other noncash items                                          (29)       41       78
Net change in operating assets and liabilities              (405)      129       54
-------------------------------------------------------------------------------------
 Net cash provided by operating activities                 3,115     3,183    2,508
-------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Additions to finance subsidiary receivables                 (144)      (94)    (177)
Collections of finance subsidiary receivables                 46        50       44
Acquisitions and investments, principally
  bottling companies                                        (338)     (311)    (611)
Purchases of securities                                     (190)     (201)    (245)
Proceeds from disposals of investments and other assets      580       299      690
Purchases of property, plant and equipment                  (937)     (878)    (800)
Proceeds from disposals of property, plant and equipment      44       109      312
Other investing activities                                   (74)      (11)     (98)
-------------------------------------------------------------------------------------
 Net cash used in investing activities                    (1,013)   (1,037)    (885)
-------------------------------------------------------------------------------------

 Net cash provided by operations after reinvestment        2,102     2,146    1,623
-------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                            754       491      445
Payments of debt                                            (212)     (154)    (567)
Issuances of stock                                            86        69      145
Purchases of stock for treasury                           (1,796)   (1,192)    (680)
Dividends                                                 (1,110)   (1,006)    (883)
-------------------------------------------------------------------------------------
 Net cash used in financing activities                    (2,278)   (1,792)  (1,540)
-------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                        (43)       34      (41)
-------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year                     (219)      388       42
Balance at beginning of year                               1,386       998      956
-------------------------------------------------------------------------------------
 Balance at end of year                                   $1,167    $1,386   $  998
=====================================================================================
See Notes to Consolidated Financial Statements.

                                         THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY

                               Number of
                                  Common                              Outstanding      Foreign   Unrealized
Three Years Ended                 Shares  Common  Capital  Reinvested  Restricted     Currency      Gain on  Treasury
December 31, 1995            Outstanding   Stock  Surplus    Earnings       Stock  Translation   Securities     Stock
----------------------------------------------------------------------------------------------------------------------
(In millions except                      |
 per share data)                         |
                                         |
BALANCE DECEMBER 31, 1992       1,307    |  $424   $  871    $  8,165       $(100)       $(271)         $--   $(5,201)
Stock issued to employees                |
  exercising stock options          7    |     2      143          --          --           --           --        --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --       66          --          --           --           --        --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $19         --    |    --        6          --          15           --           --        --
Translation adjustments            --    |    --       --          --          --         (149)          --        --
Purchases of stock for                   |
  treasury                        (17){1}|    --       --          --          --           --           --      (680)
Net income                         --    |    --       --       2,176          --           --           --        --
Dividends (per share-$.68)         --    |    --       --        (883)         --           --           --        --
-----------------------------------------|----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993       1,297    |   426    1,086       9,458         (85)        (420)          --    (5,881)
Transition effect of change              |
  in accounting for certain              |
  debt and marketable equity             |
  securities, net                        |
 of deferred taxes                 --    |    --       --          --          --           --           60        --
Stock issued to employees                |
  exercising stock options          4    |     1       68          --          --           --           --        --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --       17          --          --           --           --        --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $13         --    |    --        2          --          11           --           --        --
Translation adjustments            --    |    --       --          --          --          148           --        --
Net change in unrealized                 |
  gain on securities,                    |
  net of deferred taxes            --    |    --       --          --          --           --          (12)       --
Purchases of stock for                   |
  treasury                        (25){1}|    --       --          --          --           --           --    (1,192)
Net income                         --    |    --       --       2,554          --           --           --        --
Dividends (per share-$.78)         --    |    --       --      (1,006)         --           --           --        --
-----------------------------------------|----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994       1,276    |   427    1,173      11,006         (74)        (272)          48    (7,073)
Stock issued to employees                |
  exercising stock options          4    |     1       85          --          --           --           --        --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --       26          --          --           --           --        --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $12         --    |    --        7          --           6           --           --        --
Translation adjustments            --    |    --       --          --          --         (152)          --        --
Net change in unrealized                 |
  gain on securities,                    |
  net of deferred taxes            --    |    --       --          --          --           --           34        --
Purchases of stock for                   |
  treasury                        (29){1}|    --       --          --          --           --           --    (1,796)
Treasury stock issued                    |
  in connection with                     |
  an acquisition                    1    |    --       --          --          --           --           --        70
Net income                         --    |    --       --       2,986          --           --           --        --
Dividends (per share-$.88)         --    |    --       --      (1,110)         --           --           --        --
-----------------------------------------|-----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995       1,252    |  $428   $1,291     $12,882       $ (68)       $(424)         $82   $(8,799)
======================================================================================================================

{1} Common stock purchased from employees exercising stock options amounted to 280 thousand, 208 thousand and 2.7 million shares for the years ending December 31, 1995, 1994 and 1993, respectively.

See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ACCOUNTING POLICIES
The significant accounting policies and practices followed by The
Coca-Cola Company and subsidiaries (the Company) are as follows:
ORGANIZATION
The Company is predominantly a manufacturer, marketer and distributor of soft drink and noncarbonated beverage concentrates and syrups.
Operating in nearly 200 countries worldwide, the Company primarily sells its concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. The Company has significant markets for its products in all of the world's geographic regions.
CONSOLIDATION
The consolidated financial statements include the accounts of the Company and all subsidiaries except where control is temporary or does not rest with the Company. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. The Company's investments in other companies are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions are eliminated.
    Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.
ADVERTISING COSTS
The Company generally expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,333 million in 1995, $1,142 million in 1994 and $1,002 million in 1993. As of December 31, 1995 and 1994, advertising costs of approximately $299 million and $259 million, respectively, were recorded primarily in prepaid expenses and other assets in the accompanying balance sheets.
NET INCOME PER SHARE
Net income per share is computed by dividing net income by the weighted average number of shares outstanding.
    On December 21, 1995, the Board of Directors authorized a two-for-one stock split. The stock split is subject to share-owner approval in April 1996. If approved, the stock split will be payable to share owners of record on May 1, 1996. These financial statements have not been restated to reflect the proposed stock split.
CASH EQUIVALENTS
Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.
INVENTORIES
Inventories are valued at the lower of cost or market. In general, cost is determined on the basis of average cost or first-in, first-out methods.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years).
Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations to ensure that they are appropriately valued. Accumulated amortization was approximately $117 million and $77 million on December 31, 1995 and 1994, respectively.
USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.
CHANGES IN ACCOUNTING PRINCIPLES
In 1995, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). The Company's required adoption date is
January 1, 1996. SFAS 121 standardizes the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets. The Company anticipates the adoption of SFAS 121 will not have a material impact on its results of operations or financial position. However, the provisions of SFAS 121 will require certain charges historically recorded by the Company in other income (deductions)-net to be included in operating income.
    Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), was adopted as of January 1, 1994.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SFAS 115 requires that the carrying value of certain investments be adjusted to their fair value. Upon adoption of SFAS 115, the Company recorded an increase to share-owners' equity of $60 million, which is net of deferred income taxes of $44 million.
    Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS 112), was adopted as of January 1, 1993. SFAS 112 requires employers to accrue the costs of benefits to former or inactive employees after employment, but before retirement. Upon adoption, the Company recorded an accumulated obligation of $12 million, which is net of deferred income taxes of $8 million.
STOCK-BASED COMPENSATION
The Company currently accounts for its stock-based compensation plans using the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).
    In 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123). Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. SFAS 123 requires that companies electing to continue using the intrinsic value method must make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied. The adoption of SFAS 123 will be reflected in the Company's 1996 consolidated financial statements.
    As the Company anticipates continuing to account for stock-based compensation using the intrinsic value method, SFAS 123 will not have an impact on the Company's results of operations or financial position.

2. INVENTORIES
Inventories consist of the following (in millions):

December 31,                      1995         1994
---------------------------------------------------------
Raw materials and supplies      $  784       $  728
Work in process                      7            4
Finished goods                     326          315
---------------------------------------------------------
                                $1,117       $1,047
=========================================================

3. BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC.
Coca-Cola Enterprises is the largest soft drink bottler in the world. The Company owns approximately 44 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, accounts for its investment by the equity method of accounting. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                               1995      1994
-----------------------------------------------------------
Current assets                           $  982    $  809
Noncurrent assets                         8,082     7,928
-----------------------------------------------------------
 Total assets                            $9,064    $8,737
===========================================================
Current liabilities                      $  859    $1,088
Noncurrent liabilities                    6,770     6,310
-----------------------------------------------------------
 Total liabilities                       $7,629    $7,398
===========================================================
Share-owners' equity                     $1,435    $1,339
===========================================================
Company equity investment                $  556    $  524
===========================================================

Year Ended December 31,          1995      1994      1993
-----------------------------------------------------------
Net operating revenues         $6,773    $6,011    $5,465
Cost of goods sold              4,267     3,703     3,372
-----------------------------------------------------------
Gross profit                   $2,506    $2,308    $2,093
===========================================================
Operating income               $  468    $  440    $  385
===========================================================
Operating cash flow            $  997    $  901    $  804
===========================================================
Net income (loss)              $   82    $   69    $  (15)
===========================================================
Net income (loss) available
 to common share owners        $   80    $   67    $  (15)
===========================================================
Company equity income (loss)   $   35    $   30    $   (6)
===========================================================

    The Company's net concentrate/syrup sales to Coca-Cola Enterprises were $1.3 billion in 1995, $1.2 billion in 1994 and $961 million in 1993. Coca-Cola Enterprises purchases sweeteners through the Company under a pass-through arrangement, and accordingly, related collections from Coca-Cola Enterprises and payments to suppliers are not included in the Company's consolidated statements of income. These transactions amounted to $242 million in 1995, $254 million in 1994 and $211 million in 1993. The Company also provides certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
    The Company's direct support for certain marketing activities of Coca-Cola Enterprises and participation with Coca-Cola Enterprises in cooperative advertising and other marketing programs amounted to approximately $343 million in 1995, $319 million in 1994 and $256 million in 1993. Additionally, in 1995 and 1994, the Company

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



committed to provide approximately $55 million and $34 million, respectively, to Coca-Cola Enterprises under a Company program which encourages bottlers to invest in building and supporting beverage infrastructure.
    If valued at the December 31, 1995, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of the Company's investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $957 million.
OTHER EQUITY INVESTMENTS
On December 31, 1995, the Company owned approximately 40 percent of Coca-Cola Amatil Limited (Coca-Cola Amatil), an Australian-based bottler of Company products that operates in 16 countries. Accordingly, the Company accounts for its investment in Coca-Cola Amatil by the equity method.
    In July 1995, Coca-Cola Amatil completed a public offering in Australia of approximately 97 million shares of common stock. This transaction resulted in a non-cash pretax gain of approximately $74 million for the Company.
    In the fourth quarter of 1993, Coca-Cola Amatil issued approximately 8 million shares of stock to acquire the Company's franchise bottler in Jakarta, Indonesia. This transaction resulted in a pretax gain for the Company of approximately $12 million.
    On December 31, 1995, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola Amatil was approximately $91 million, which is being amortized on a straight-line basis over 40 years.
    During 1995, the Company's finance subsidiary invested $160 million in The Coca-Cola Bottling Company of New York, Inc. (CCNY), in return for redeemable preferred stock. As of December 31, 1995, the Company held a 49 percent voting and economic interest in CCNY. Accordingly, the Company accounts for its investment in CCNY by the equity method.
    In 1993, the Company acquired a 30 percent equity interest in Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA), which operates bottling facilities in Mexico and Argentina, for $195 million.
On December 31, 1995, the excess of the Company's investment over its equity in the underlying net assets of Coca-Cola FEMSA was approximately $31 million, which is being amortized over 40 years.
    Operating results include the Company's proportionate share of income from equity investments since the respective dates of investment. A summary of financial information for the Company's equity investments, other than Coca-Cola Enterprises, is as follows (in millions):

December 31,                             1995      1994
-----------------------------------------------------------
Current assets                         $2,954    $2,747
Noncurrent assets                       6,637     5,316
-----------------------------------------------------------
  Total assets                         $9,591    $8,063
===========================================================
Current liabilities                    $2,944    $2,382
Noncurrent liabilities                  2,849     2,669
-----------------------------------------------------------
  Total liabilities                    $5,793    $5,051
===========================================================
Share-owners' equity                   $3,798    $3,012
===========================================================
Company equity investment              $1,839    $1,808
===========================================================

Year Ended December 31,        1995      1994      1993
-----------------------------------------------------------
Net operating revenues      $11,563    $9,668    $8,168
Cost of goods sold            7,646     6,397     5,385
-----------------------------------------------------------
Gross profit                $ 3,917    $3,271    $2,783
===========================================================
Operating income            $   846    $  783    $  673
===========================================================
Operating cash flow         $ 1,403    $1,076    $  984
===========================================================
Net income                  $   355    $  323    $  258
===========================================================
Company equity income       $   134    $  104    $   97
===========================================================
Equity investments include certain non-bottling investees.


    Net income for the Company's equity investments in 1993 reflects an $86 million after-tax charge recorded by Coca-Cola Beverages Ltd., related to the restructuring of its operations in Canada.
    Net sales to equity investees other than Coca-Cola Enterprises were $1.4 billion in 1995 and $1.2 billion in 1994 and 1993. The Company also participates in various marketing, promotional and other activities with these investees, the majority of which are located outside the United States.
    If valued at the December 31, 1995, quoted closing prices of shares actively traded on stock markets, the calculated value of the Company's equity investments in publicly traded bottlers other than Coca-Cola Enterprises would have exceeded the Company's carrying value by approximately $1.2 billion.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4. FINANCE SUBSIDIARY
Coca-Cola Financial Corporation (CCFC) provides loans and other forms of financing to Coca-Cola bottlers and customers for the acquisition of sales-related equipment and for other business purposes. The approximate contractual maturities of finance receivables for the five years succeeding December 31, 1995, are as follows (in millions):

      1996      1997      1998      1999      2000
--------------------------------------------------------
       $55       $39       $39       $33       $58
========================================================
These amounts do not reflect possible prepayments or renewals.

    CCFC has agreed to issue up to $50 million in letters of credit on CCNY's behalf, of which $24 million was committed on December 31, 1995.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following (in millions):

December 31,                    1995       1994
---------------------------------------------------
Accrued marketing             $  492     $  425
Container deposits               130        112
Accrued compensation             198        189
Accounts payable and
  other accrued expenses       2,074      1,838
---------------------------------------------------
                              $2,894     $2,564
===================================================

6. SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 1995, the Company had $3.3 billion in lines of credit and other short-term credit facilities available, under which $2.4 billion was outstanding. Included was $2.2 billion outstanding in commercial paper borrowings. The Company's weighted average interest rates for commercial paper were approximately 5.7 and 5.8 percent on December 31, 1995 and 1994, respectively.
    These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to the Company.

7. ACCRUED TAXES
Accrued taxes consist of the following (in millions):

December 31,                             1995      1994
--------------------------------------------------------------
Income taxes                           $1,322    $1,312
Sales, payroll and other taxes            209       218
--------------------------------------------------------------
                                       $1,531    $1,530
==============================================================

8. LONG-TERM DEBT
Long-term debt consists of the following (in millions):

December 31,                                  1995      1994
-----------------------------------------------------------------
7 3/4% U.S. dollar notes due 1996           $  250    $  250
5 3/4% Japanese yen notes due 1996             292       301
5 3/4% German mark notes due 1998{1}           175       161
7 7/8% U.S. dollar notes due 1998              250       250
6% U.S. dollar notes due 2000                  252        --
6 5/8% U.S. dollar notes due 2002              149       149
6% U.S. dollar notes due 2003                  150       150
7 3/8% U.S. dollar notes due 2093              116       116
Other, due 1996 to 2013                         59        84
-----------------------------------------------------------------
                                             1,693     1,461
Less current portion                           552        35
-----------------------------------------------------------------
                                            $1,141    $1,426
=================================================================
{1} Portions of these notes have been swapped for liabilities denominated in other currencies.

    After giving effect to interest rate management instruments (see
Note 10), the principal amount of the Company's long-term debt that had fixed and variable interest rates, respectively, was $1,017 million and $676 million on December 31, 1995 and $849 million and $612 million on December 31, 1994. The weighted average interest rate on the Company's long-term debt was 6.5 and 6.6 percent on December 31, 1995 and 1994, respectively.
    Maturities of long-term debt for the five years succeeding December 31, 1995, are as follows (in millions):

      1996      1997      1998      1999      2000
----------------------------------------------------------
      $552       $10      $435        $8      $255
==========================================================

    The above notes include various restrictions, none of which are presently significant to the Company.
    Interest paid was approximately $275 million, $197 million and $158 million in 1995, 1994 and 1993, respectively.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9. FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, loans and notes payable approximate their respective fair values due to the short maturities of these instruments. The fair values for marketable equity securities, investments, receivables, long-term debt and hedging instruments are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of these financial instruments is as follows (in millions):

                                             Carrying      Fair
December 31,                                    Value     Value
-------------------------------------------------------------------
1995
Current marketable securities                  $  148    $  148
Finance subsidiary receivables
  and investments                                 406       410
Cost method investments,
  principally bottling companies                  319       319
Marketable securities and other assets          1,246     1,245
Long-term debt                                 (1,693)   (1,737)
Hedging instruments (see Note 10)                  54      (107)
===================================================================

1994
Current marketable securities                  $  145    $  145
Finance subsidiary receivables
  and investments                                 310       315
Cost method investments,
  principally bottling companies                  178       236
Marketable securities and other assets          1,163     1,156
Long-term debt                                 (1,461)   (1,416)
Hedging instruments (see Note 10)                  64      (293)
===================================================================

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available for sale, or held to maturity. On December 31, 1995 and 1994, the Company had no trading securities. Securities categorized as available for sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported in share-owners' equity. Debt securities categorized as held to maturity are stated at amortized cost.
    On December 31, 1995 and 1994, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                        Gross        Gross  Estimated
                                   Unrealized   Unrealized       Fair
December 31,                Cost        Gains       Losses      Value
----------------------------------------------------------------------
1995
Available-for-sale
   securities

     Equity securities    $  128         $151        $ (2)     $  277
     Collateralized
       mortgage
       obligations           147           --          (5)        142
     Other debt
       securities             26           --          --          26
----------------------------------------------------------------------
                          $  301         $151        $ (7)     $  445
======================================================================

Held-to-maturity
   securities

     Bank and
       corporate debt     $1,333         $ --        $ --      $1,333
     Other debt
       securities             40           --          --          40
----------------------------------------------------------------------
                          $1,373         $ --        $ --      $1,373
======================================================================

1994
Available-for-sale
   securities

     Equity securities    $   48         $ 76        $ (4)     $  120
     Collateralized
       mortgage
       obligations           150           --         (11)        139
     Other debt
       securities             32           --          --          32
----------------------------------------------------------------------
                          $  230         $ 76        $(15)     $  291
======================================================================

Held-to-maturity
   securities

     Bank and
       corporate debt     $1,388         $ --        $ --      $1,388
     Other debt
       securities             68           --          --          68
----------------------------------------------------------------------
                          $1,456         $ --        $ --      $1,456
======================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



On December 31, 1995 and 1994, these investments were included in the following captions on the consolidated balance sheets (in millions):

                                 Available-for-Sale  Held-to-Maturity
December 31,                             Securities        Securities
----------------------------------------------------------------------
1995
Cash and cash equivalents                      $ --            $  900
Current marketable securities                    74                74
Cost method investments,
  principally bottling companies                222                --
Marketable securities and
  other assets                                  149               399
----------------------------------------------------------------------
                                               $445            $1,373
======================================================================

1994
Cash and cash equivalents                      $ --            $1,041
Current marketable securities                    87                58
Cost method investments,
  principally bottling companies                 58                --
Marketable securities and
  other assets                                  146               357
----------------------------------------------------------------------
                                               $291            $1,456
======================================================================

The contractual maturities of these investments as of December 31, 1995, were as follows (in millions):

                      Available-for-Sale           Held-to-Maturity
                              Securities                 Securities
----------------------------------------------------------------------
                                    Fair         Amortized     Fair
                            Cost   Value              Cost    Value
----------------------------------------------------------------------
1996                        $ 22    $ 22            $  974   $  974
1997-2000                      4       4               379      379
After 2000                    --      --                20       20
Collateralized
  mortgage obligations       147     142                --       --
Equity securities            128     277                --       --
----------------------------------------------------------------------
                            $301    $445            $1,373   $1,373
======================================================================

    For the years ended December 31, 1995 and 1994, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

10. HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
The Company employs derivative financial instruments primarily to reduce its exposure to adverse fluctuations in interest and foreign exchange rates. These financial instruments, when entered into, are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. The Company effectively monitors the use of these derivative financial instruments through the use of objective measurement systems, well-defined market and credit risk limits and timely reports to senior management according to prescribed guidelines. Virtually all of the Company's derivatives are "over-the-counter" instruments.
    The estimated fair values of derivatives used to hedge or modify the Company's risks will fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments and the overall reduction in the Company's exposure to adverse fluctuations in interest and foreign exchange rates.
    The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by the other terms of the derivatives, such as interest rates, exchange rates or other financial indices.
    The Company has established strict counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Counterparty exposures are monitored daily and any downgrade in credit rating receives immediate review. If a downgrade in the credit rating of a counterparty were to occur, the Company has provisions to require collateral in the form of U.S. government securities for transactions with maturities in excess of three years. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions. As a result, the Company considers the risk of counterparty default to be minimal.
INTEREST RATE MANAGEMENT
Management of the Company has implemented a policy to maintain the percentage of fixed and variable rate debt within certain parameters. The Company enters into interest rate swap agreements that maintain the fixed/variable mix within these defined parameters. These contracts had maturities ranging from 2 to 8 years on December 31, 1995. Variable rates are predominantly linked to the LIBOR (London Interbank Offered
Rate). Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.
    Additionally, the Company enters into interest rate cap agreements that entitle the Company to receive from a financial institution the amount, if any, by which the Company's interest

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



payments on its variable rate debt exceed pre-specified interest rates through 1997. Premiums paid for interest rate cap agreements are included in prepaid expenses and other assets and are amortized to interest expense over the terms of the respective agreements. Payments received pursuant to the interest rate cap agreements, if any, are recognized as an adjustment of the interest expense on the underlying debt instruments.
FOREIGN CURRENCY MANAGEMENT
The purpose of the Company's foreign currency hedging activities is to reduce the risk that the eventual dollar net cash inflows resulting from sales outside the U.S. will be adversely affected by changes in exchange rates.
    The Company enters into forward exchange contracts and purchases currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. The Company also purchases currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on terminated contracts, if any, are included in prepaid expenses and other assets. These are recognized in income along with unrealized gains and losses, in the same period the hedged transactions are realized. Approximately $27 million and $10 million of realized losses on settled contracts entered into as hedges of firmly committed transactions which have not yet occurred were deferred on December 31, 1995 and 1994, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 1995 or 1994. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in the income statement.
    Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment.
    The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of the Company's derivative financial instruments outstanding on December 31, 1995 and 1994 (in millions):

                           Notional
                          Principal  Carrying      Fair
December 31,                Amounts    Values    Values      Maturity
----------------------------------------------------------------------
1995
Interest rate
  management

  Swap agreements
     Assets                  $  705       $ 4     $  30     1997-2003
     Liabilities                 62        --        (2)    2000-2002
  Interest rate caps
     Assets                     400         2        --          1997

Foreign currency
  management

  Forward contracts
     Assets                   1,927        25        36          1996
     Liabilities                554       (17)      (15)    1996-1997
  Swap agreements
     Assets                     390        17        11     1996-2000
     Liabilities              1,686       (46)     (262)    1996-2002
  Purchased options
     Assets                   1,823        62        90          1996

Other

  Assets                        327         7         5          1996
----------------------------------------------------------------------
                             $7,874       $54     $(107)
======================================================================

1994
Interest rate
  management

  Swap agreements
     Assets                  $  626       $ 3     $ (30)    1995-2003
     Liabilities                225        (1)        1     1995-2005
  Interest rate caps
     Assets                     400         3         5     1995-1997

Foreign currency
  management

  Forward contracts
     Assets                   1,887        24        33     1995-1996
     Liabilities                666       (10)       (9)         1995
  Swap agreements
     Assets                     399        23        22     1995-2000
     Liabilities              2,104       (44)     (356)    1995-2002
  Purchased options
     Assets                   3,485        66        41     1995-1996
----------------------------------------------------------------------
                             $9,792       $64     $(293)
======================================================================

     Maturities of derivative financial instruments held on December
31, 1995, are as follows (in millions):

      1996      1997      1998     1999 through 2003
----------------------------------------------------------
    $5,343    $1,025      $534                  $972
==========================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



11. COMMITMENTS AND CONTINGENCIES
On December 31, 1995, the Company was contingently liable for guarantees of indebtedness owed by third parties in the amount of $202 million, of which $48 million is related to independent bottling licensees.
    The Mitsubishi Bank Limited has provided a yen denominated guarantee for the equivalent of $253 million in support of a suspension of enforcement of a tax assessment levied by the Japanese tax authorities. The Company has agreed to indemnify Mitsubishi if amounts are paid pursuant to this guarantee. This matter is being reviewed by the tax authorities of the United States and Japan under the tax treaty signed by the two nations to prevent double taxation. Any additional tax payable to Japan should be offset by tax credits in the United States and would not adversely affect earnings.
    In the opinion of management, it is not probable that the Company will be required to satisfy these guarantees or indemnification agreements. The fair value of these contingent liabilities is immaterial to the Company's consolidated financial statements.
    It is also the opinion of management that the Company's exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by the Company's operations.
    Additionally, the Company has committed, under certain circumstances, to make future investments in bottling companies. However, none of these commitments is considered by management to be individually significant.

12.  RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
The Company sponsors restricted stock award plans, stock option plans, Incentive Unit Agreements and Performance Unit Agreements.
    Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Plans), 20 million and 12 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of the Company.
    On December 31, 1995, 17 million shares were available for grant under the Restricted Stock Plans. Participants are entitled to vote and receive dividends on the shares, and under the 1983 Restricted Stock Award Plan, participants are reimbursed by the Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves the Company for reasons other than retirement, disability or death, absent a change in control of the Company. On July 18, 1991, the Restricted Stock Plans were amended to specify age 62 as the minimum retirement age. The 1983 Restricted Stock Award Plan was further amended to conform to the terms of the 1989 Restricted Stock Award Plan by requiring a minimum of five years of service between the date of the award and retirement. The amendments affect shares granted after July 18, 1991.
    Under the Company's 1991 Stock Option Plan (the Option Plan), a maximum of 60 million shares of the Company's common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options outstanding on December 31, 1995, also include various options granted under previous plans. Further information relating to options is as follows (in millions, except per share amounts):

                                       1995      1994      1993
-------------------------------------------------------------------
Outstanding on January 1,                33        30        31
Granted                                   9         7         6
Exercised                                (4)       (4)       (7)
Canceled                                 (1)       --        --
-------------------------------------------------------------------
Outstanding on December 31,              37        33        30
===================================================================
Exercisable on December 31,              23        22        22
===================================================================
Shares available on December 31,
  for options that may be granted        30        38        45
Prices per share
  Exercised                          $6-$51    $5-$44    $4-$41
  Unexercised on December 31,        $7-$76    $6-$51    $5-$44
===================================================================

    In 1988, the Company entered into Incentive Unit Agreements whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 1.2 million shares of the Company's common stock at the measurement dates. Under the Incentive Unit Agreements, the employee is reimbursed by the Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. In 1993, 400,000 units were paid, leaving 800,000 units outstanding on December 31, 1993. No units were paid in 1994 or 1995, leaving the number of units outstanding unchanged on December 31, 1995.
    In 1985, the Company entered into Performance Unit
Agreements, whereby certain officers were given the right to receive cash awards based on the difference in the market

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



value of approximately 2.2 million shares of the Company's common stock at the measurement dates and the base price of $5.16, the market value as of January 2, 1985. In 1993, 780,000 units were paid, leaving approximately 1.4 million units outstanding on December 31, 1993. No units were paid in 1994 or 1995, leaving the number of units outstanding unchanged on December 31, 1995.

13. PENSION BENEFITS
The Company sponsors and/or contributes to pension plans covering substantially all U.S. employees and certain employees in international locations. The benefits are primarily based on years of service and the employees' compensation for certain periods during the last years of employment. Pension costs are generally funded currently, subject to regulatory funding limitations. The Company also sponsors nonqualified, unfunded defined benefit plans for certain officers and other employees. In addition, the Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
    Total pension expense for all benefit plans, including defined benefit plans, amounted to approximately $81 million in 1995, $73 million in 1994 and $57 million in 1993. Net periodic pension cost for the Company's defined benefit plans consists of the following (in millions):

Year Ended December 31,                 1995      1994      1993
---------------------------------------------------------------------
U.S. Plans

Service cost-benefits earned
  during the period                     $ 20       $22       $17
Interest cost on projected
  benefit obligation                      62        53        53
Actual return on plan assets            (184)       (4)      (77)
Net amortization and deferral            136       (44)       31
---------------------------------------------------------------------
Net periodic pension cost               $ 34       $27       $24
=====================================================================

International Plans

Service cost-benefits earned
  during the period                     $ 23       $24       $17
Interest cost on projected
  benefit obligation                      27        25        22
Actual return on plan assets             (27)      (21)      (27)
Net amortization and deferral              9         5        13
---------------------------------------------------------------------
Net periodic pension cost               $ 32       $33       $25
=====================================================================


    The funded status for the Company's defined benefit plans is as follows (in millions):

                                              Assets Exceed           Accumulated
                                               Accumulated             Benefits
                                                Benefits             Exceed Assets
                                           --------------------  --------------------
December 31,                                  1995      1994        1995      1994
---------------------------------------------------------------  --------------------
U.S. Plans

Actuarial present value of
 benefit obligations
   Vested benefit
     obligation                              $562       $479       $ 137      $101
===============================================================  ====================
   Accumulated benefit
     obligation                              $613       $521       $ 144      $104
===============================================================  ====================
   Projected benefit
     obligation                              $705       $599       $ 169      $125
Plan assets at fair value{1}                  785        597           3         2
---------------------------------------------------------------  --------------------
Plan assets in excess of (less than)
 projected benefit obligation                  80         (2)       (166){2}  (123){2}
Unrecognized net (asset) liability
 at transition                                (26)       (30)         13        15
Unrecognized prior service cost                35         37          14        15
Unrecognized net (gain) loss                  (81)       (30)         53        18
Adjustment required to recognize
 minimum liability                             --         --         (54)      (28)
---------------------------------------------------------------  --------------------
Accrued pension asset (liability)
 included in the consolidated
 balance sheet                               $  8       $(25)      $(140)    $(103)
===============================================================  ====================

International Plans

Actuarial present value of
 benefit obligations
   Vested benefit
     obligation                              $169       $156       $ 149     $ 147
===============================================================  ====================
   Accumulated benefit
     obligation                              $177       $157       $ 172     $ 175
===============================================================  ====================
   Projected benefit
     obligation                              $214       $199       $ 225     $ 237
Plan assets at fair value{1}                  259        235         109       110
---------------------------------------------------------------  --------------------
Plan assets in excess of (less than)
 projected benefit obligation                  45         36        (116)     (127)
Unrecognized net (asset) liability
 at transition                                (18)       (18)         28        36
Unrecognized prior service cost                 3          4          11        13
Unrecognized net (gain) loss                   (3)        (1)          1        16
Adjustment required to recognize
 minimum liability                             --         --          (6)       (9)
---------------------------------------------------------------  --------------------
Accrued pension asset (liability)
 included in the consolidated
 balance sheet                               $ 27       $ 21       $ (82)    $ (71)
===============================================================  ====================
{1} Primarily listed stocks, bonds and government securities.
{2} Substantially all of this amount relates to nonqualified, unfunded defined benefit plans.

                                         63

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    The assumptions used in computing the preceding information are as follows:

Year Ended December 31,                1995      1994      1993
----------------------------------------------------------------------
U.S. Plans

Discount rates                       7 1/4%    8 1/4%    7 1/4%
Rates of increase in
 compensation levels                 4 3/4%    5 1/4%    4 3/4%
Expected long-term rates
 of return on assets                 9 1/2%    9 1/2%    9 1/2%
======================================================================

International Plans (weighted
 average rates)

Discount rates                       6 1/4%        6%    6 1/2%
Rates of increase in
 compensation levels                 4 1/2%    4 1/2%        5%
Expected long-term rates
 of return on assets                     6%        6%        7%
======================================================================

14. OTHER POSTRETIREMENT BENEFITS
The Company has plans providing postretirement health care and life insurance benefits to substantially all U.S. employees and certain employees in international locations who retire with a minimum of five years of service.
    Net periodic cost for the Company's postretirement health care and life insurance benefits consists of the following (in millions):

Year Ended December 31,         1995      1994      1993
----------------------------------------------------------------
Service cost                    $ 12      $ 12      $ 10
Interest cost                     23        21        21
Other                             (2)       (1)       (1)
----------------------------------------------------------------
                                $ 33      $ 32      $ 30
================================================================

    The Company contributes to a Voluntary Employees' Beneficiary Association trust that will be used to partially fund health care benefits for future retirees. Generally, the Company funds benefits to the extent contributions are tax-deductible, which under current legislation is limited. In general, retiree health benefits are paid as covered expenses are incurred.
    The funded status of the Company's postretirement health care and life insurance plans is as follows (in millions):

December 31,                                     1995     1994
-------------------------------------------------------------------
Accumulated postretirement
 benefit obligations:
   Retirees                                     $ 122    $ 128
   Fully eligible active plan participants         40       35
   Other active plan participants                 141      120
-------------------------------------------------------------------
Total benefit obligation                          303      283
Plan assets at fair value{1}                       42       41
-------------------------------------------------------------------
Plan assets less than benefit obligation         (261)    (242)
Unrecognized prior service cost                    (3)      (3)
Unrecognized net gain                              (9)      (7)
-------------------------------------------------------------------
Accrued postretirement benefit
 liability included in the
 consolidated balance sheet                     $(273)   $(252)

===================================================================
{1} Consists of corporate bonds, government securities and short-term investments.

 The assumptions used in computing the preceding information are as follows:

Year Ended December 31,                   1995      1994      1993
---------------------------------------------------------------------
Discount rate                           7 1/4%    8 1/4%    7 1/4%
Rate of increase in compensation
 levels                                 4 3/4%    5 1/4%    4 3/4%
=====================================================================

     The rate of increase in the per capita costs of covered health care benefits is assumed to be 8 1/4 percent in 1996, decreasing gradually to 5 percent by the year 2003. Increasing the assumed health care cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1995, by approximately $39 million and increase the net periodic postretirement benefit cost by approximately $5 million in 1995.

15. INCOME TAXES
Income before income taxes and change in accounting principle consists of the following (in millions):

Year Ended December 31,                 1995      1994      1993
--------------------------------------------------------------------
United States                         $1,270    $1,214    $1,035
International                          3,058     2,514     2,150
--------------------------------------------------------------------
                                      $4,328    $3,728    $3,185
====================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    Income tax expense (benefit) consists of the following (in millions):

Year Ended          United    State &
December 31,        States      Local  International     Total
----------------------------------------------------------------
1995
  CURRENT             $204       $41            $940    $1,185
  DEFERRED              80        10              67       157
1994
  Current             $299       $38            $779    $1,116
  Deferred              24         5              29        58
1993
  Current             $356       $34            $669    $1,059
  Deferred{1}          (64)        5              (3)      (62)

================================================================
{1} An additional deferred tax benefit of $8 million in 1993 has been included in the SFAS 112 transition effect charge.

    The Company made income tax payments of approximately $1,000 million, $785 million and $650 million in 1995, 1994 and 1993, respectively.
    A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,                   1995      1994      1993
----------------------------------------------------------------------
Statutory U.S. federal rate              35.0%     35.0%     35.0%
State income taxes-net of
 federal benefit                          1.0       1.0       1.0
Earnings in jurisdictions taxed
 at rates different from the
 statutory U.S. federal rate             (3.9)     (4.3)     (5.1)
Equity income                            (1.7)     (1.1)     (1.7)
Other-net                                  .6        .9       2.1
----------------------------------------------------------------------
                                         31.0%     31.5%     31.3%
======================================================================

    The Company's effective tax rate reflects the favorable U.S. tax treatment from manufacturing facilities in Puerto Rico that operate under a negotiated exemption grant that expires December 31, 2009. Changes to U.S. tax law enacted in 1993 limit the utilization of the favorable tax treatment from operations in Puerto Rico. The Company's effective tax rate also reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent. As a result of changes in U.S. tax law, the Company was required to record charges for additional taxes and tax-related expenses that reduced net income by approximately $51 million in 1993.
    Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from international subsidiaries that are expected to be indefinitely reinvested is approximately $577 million on December 31, 1995. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $202 million based on current tax laws.
    The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following (in millions):

December 31,                                    1995           1994
----------------------------------------------------------------------
Deferred tax assets:
    Benefit plans                              $ 369           $324
    Liabilities and reserves                     178            169
    Net operating loss carryforwards              97            108
    Other                                        151            128
----------------------------------------------------------------------
    Gross deferred tax assets                    795            729
    Valuation allowance                          (42)           (46)
----------------------------------------------------------------------
                                               $ 753           $683
======================================================================
Deferred tax liabilities:
    Property, plant and equipment              $ 414           $362
    Equity investments                           170            188
    Intangible assets                             89             34
    Other                                        205             72
----------------------------------------------------------------------
                                               $ 878           $656
======================================================================
Net deferred tax asset (liability){1}          $(125)          $ 27
======================================================================
{1} Deferred tax assets of $69 million and $207 million have been included in the consolidated balance sheet caption "marketable securities and other assets" at December 31, 1995 and 1994, respectively.

    On December 31, 1995, the Company had $265 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $107 million must be utilized within the next 5 years, and $158 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



16. NET CHANGE IN OPERATING ASSETS AND LIABILITIES
The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

Year Ended December 31,                   1995      1994      1993
----------------------------------------------------------------------
Increase in trade accounts
  receivable                             $(255)    $(169)    $(151)
(Increase) decrease in inventories         (80)       43       (41)
Increase in prepaid expenses
  and other assets                        (373)     (273)      (76)
Increase (decrease) in accounts
  payable and accrued expenses             214       197       (44)
Increase in accrued taxes                   26       200       355
Increase in other liabilities               63       131        11
----------------------------------------------------------------------
                                         $(405)    $ 129     $  54
======================================================================

17. NONRECURRING ITEMS
During 1995, selling, administrative and general expenses include provisions of $86 million to increase efficiencies in the Company's operations in the United States and Europe.
    Upon a favorable court decision in 1993, the Company reversed previously recorded reserves for bottler litigation, resulting in a $13 million reduction to selling, administrative and general expenses and a $10 million reduction to interest expense. Selling, administrative and general expenses for 1993 also include provisions of $63 million to increase efficiencies in the Company's operations in the United States and Europe, and Corporate. Also in 1993, equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd. Other income (deductions)-net for 1993 included a $50 million pretax gain recorded by the foods business upon the sale of citrus groves in the United States, and a $34 million pretax gain recognized on the sale of property no longer required as a result of a consolidation of manufacturing operations in Japan.


NET OPERATING REVENUES BY LINE OF BUSINESS

                              [bar chart]

Year Ended December 31,      1993           1994           1995
-------------------------------------------------------------------
  Foods                       12%            11%             9%
  Beverages                   88%            89%            91%



OPERATING INCOME BY LINE OF BUSINESS

                              [bar chart]

Year Ended December 31,      1993           1994           1995
-------------------------------------------------------------------
  Foods                        3%             3%             0%
  Beverages                   97%            97%           100%

                THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



18. LINES OF BUSINESS
The Company operates in two major lines of business: beverages and foods. Information concerning operations in these businesses is as follows (in millions):

                                                 Beverages         Foods     Corporate   Consolidated
------------------------------------------------------------------------------------------------------
1995
Net operating revenues                             $16,350        $1,613        $   55        $18,018
Operating income                                     4,594{2}        (14){2}      (488)         4,092
Identifiable operating assets                       10,177           689         1,461{1}      12,327
Equity income                                                                      169            169
Investments (principally bottling companies)                                     2,714          2,714
Capital expenditures                                   795            65            77            937
Depreciation and amortization                          350            38            66            454
======================================================================================================
1994
Net operating revenues                             $14,412        $1,728        $   41        $16,181
Operating income                                     4,022           123          (429)         3,716
Identifiable operating assets                        9,176           731         1,456{1}      11,363
Equity income                                                                      134            134
Investments (principally bottling companies)                                     2,510          2,510
Capital expenditures                                   750            39            89            878
Depreciation and amortization                          313            38            60            411
======================================================================================================
1993
Net operating revenues                             $12,257        $1,680        $   26        $13,963
Operating income                                     3,433{3}        117          (442){3}      3,108
Identifiable operating assets                        7,765           761         1,280 {1}      9,806
Equity income                                                                       91 {3}         91
Investments (principally bottling companies)                                     2,215          2,215
Capital expenditures                                   693            30            77            800
Depreciation and amortization                          263            38            59            360
======================================================================================================

Intercompany transfers between sectors are not material.
Certain prior year amounts related to net operating revenues and operating income have been reclassified to conform to the current year presentation.

{1} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.

{2} Operating income for the beverages and foods businesses was reduced by $49 million and $37 million, respectively, for provisions to increase efficiencies.

{3} Operating income for the beverages business and Corporate was reduced by $46 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.

Compound Growth Rates
Ending 1995                                      Beverages         Foods                 Consolidated
------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                                              14%            --%                         12%
   10 years                                             14%             2%                         12%
======================================================================================================
Operating income
   5 years                                              16%            --%                         16%
   10 years                                             19%            --%                         18%
======================================================================================================

                                       THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




19. OPERATIONS IN GEOGRAPHIC AREAS
Effective February 1, 1996, the Company's operating management structure will consist of five geographic groups and Coca-Cola Foods, and the International and North America Business Sectors will cease to exist. Information about the Company's operations by geographic area is as follows (in millions):

                                                                                    Middle &
                                             United             Greater     Latin   Far East
                                             States    Africa    Europe   America   & Canada  Corporate  Consolidated
---------------------------------------------------------------------------------------------------------------------
1995
Net operating revenues                       $5,261      $595   $6,025     $1,920     $4,162     $   55       $18,018
Operating income                                840{2}    206    1,300{2}     797      1,437       (488)        4,092
Identifiable operating assets                 3,384       348    4,301      1,294      1,539      1,461{1}     12,327
Equity income                                                                                       169           169
Investments (principally bottling companies)                                                      2,714         2,714
Capital expenditures                            285        19      383         88         85         77           937
Depreciation and amortization                   146         8      180         31         23         66           454
=====================================================================================================================
1994
Net operating revenues                       $5,092      $522   $5,047     $1,928     $3,551     $   41       $16,181
Operating income                                869       182    1,173        713      1,208       (429)        3,716
Identifiable operating assets                 2,991       357    3,958      1,164      1,437      1,456{1}     11,363
Equity income                                                                                       134           134
Investments (principally bottling companies)                                                      2,510         2,510
Capital expenditures                            252        27      330        129         51         89           878
Depreciation and amortization                   128         6      160         36         21         60           411
=====================================================================================================================
1993
Net operating revenues                       $4,586      $255   $4,456     $1,683     $2,957     $   26       $13,963
Operating income                                782{3}    152    1,029{3}     582      1,005       (442){3}     3,108
Identifiable operating assets                 2,682       153    3,287      1,220      1,184      1,280 {1}     9,806
Equity income                                                                                        91 {3}        91
Investments (principally bottling companies)                                                      2,215         2,215
Capital expenditures                            165         6      366        141         45         77           800
Depreciation and amortization                   127         3      120         33         18         59           360
=====================================================================================================================

Intercompany transfers between geographic areas are not material.
Certain prior year amounts related to net operating revenues and operating income have been reclassified to conform to the current year presentation.
Identifiable liabilities of operations outside the United States amounted to approximately $2.7 billion on
 December 31, 1995, $2.5 billion on December 31, 1994, and $1.9 billion on December 31, 1993.

{1} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.

{2} Operating income for the United States and Greater Europe was reduced by $61 million and $25 million, respectively, for provisions to increase efficiencies.

{3} Operating income for the United States, Greater Europe and Corporate was reduced by
    $13 million, $33 million and $17 million, respectively, for provisions to increase efficiencies. Equity income was reduced by $42 million related to restructuring charges recorded by Coca-Cola Beverages Ltd.

                                                                                    Middle &
Compound Growth Rates                        United             Greater     Latin   Far East
Ending 1995                                  States    Africa    Europe   America   & Canada             Consolidated
---------------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                                       6%       24%       14%       19%        15%                      12%
   10 years                                      5%        9%       20%       16%        15%                      12%
=====================================================================================================================
Operating income
   5 years                                      14%       16%       12%       22%        17%                      16%
   10 years                                     10%        9%       20%       24%        20%                      18%
=====================================================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NET OPERATING REVENUES BY GEOGRAPHIC AREA

                              [bar chart]

Year Ended December 31,            1993      1994      1995
---------------------------------------------------------------
  Middle & Far East and Canada     21%       22%       23%
  Latin America                    12%       12%       11%
  Greater Europe                   32%       31%       34%
  Africa                            2%        3%        3%
  United States                    33%       32%       29%




OPERATING INCOME BY GEOGRAPHIC AREA

                              [bar chart]

Year Ended December 31,            1993      1994      1995
---------------------------------------------------------------
  Middle & Far East and Canada     29%       29%       31%
  Latin America                    16%       17%       18%
  Greater Europe                   29%       29%       28%
  Africa                            4%        4%        5%
  United States                    22%       21%       18%



REPORT OF INDEPENDENT AUDITORS


BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        ERNST & YOUNG LLP


Atlanta, Georgia
January 23, 1996

                THE COCA-COLA COMPANY AND SUBSIDIARIES


QUARTERLY DATA (UNAUDITED)


(In millions except per share data)
                            First    Second     Third    Fourth      Full
Year Ended December 31,   Quarter   Quarter   Quarter   Quarter      Year
---------------------------------------------------------------------------
1995
Net operating revenues     $3,854    $4,936    $4,895    $4,333   $18,018
Gross profit                2,409     3,060     2,946     2,663    11,078
Net income                    638       898       802       648     2,986
Net income per share          .50       .71       .64       .52      2.37
===========================================================================
1994
Net operating revenues     $3,352    $4,342    $4,461    $4,026   $16,181
Gross profit                2,110     2,675     2,701     2,527    10,013
Net income                    521       758       708       567     2,554
Net income per share          .40       .59       .55       .44      1.98
===========================================================================

The third quarter of 1995 includes provisions to increase efficiencies of $86 million ($.04 per share after income taxes) and a non-cash gain recognized on the issuance of stock by Coca-Cola Amatil of $74 million ($.04 per share after income taxes).


STOCK PRICES

Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1995 and 1994.

                            First       Second         Third       Fourth
                          Quarter      Quarter       Quarter      Quarter
----------------------------------------------------------------------------
1995
High                       $59.38       $66.00        $70.63       $80.38
Low                         48.75        56.13         62.63        68.38
Close                       56.38        63.75         69.00        74.25
============================================================================
1994
High                       $44.75       $42.38        $50.00       $53.50
Low                         40.13        38.88         41.00        48.00
Close                       40.63        40.63         48.63        51.50
============================================================================

     [Following are certain definitions extracted from page 74:]

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

     RETURN ON CAPITAL: Calculated by dividing income from continuing operations before changes in accounting principles, adjusted for interest expense, by average total capital.

     RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations before changes in accounting principles less preferred stock dividends by average common share-owners' equity.

     TOTAL CAPITAL: Equals share-owners' equity plus interest-bearing debt.

SHARE-OWNER INFORMATION


COMMON STOCK
Ticker symbol: KO
The Coca-Cola Company is one of 30 companies in the Dow Jones
Industrial Average.
Share owners of record at year-end: 225,904
Shares outstanding at year-end: 1.252 billion

STOCK EXCHANGES
INSIDE THE UNITED STATES:
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Cincinnati, Chicago, Pacific and
Philadelphia stock exchanges.
OUTSIDE THE UNITED STATES:
Common stock listed and traded: The German exchange in Frankfurt; Swiss exchanges in Zurich, Geneva, Bern, Basel and Lausanne.

DIVIDENDS
At its February 1996 meeting, our Board increased our quarterly dividend to 25 cents per share, equivalent to an annual dividend of $1.00 per share. The Company has increased dividends each of the last 34 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 299 consecutive quarterly dividends, beginning in 1920.

DIVIDEND AND CASH INVESTMENT PLAN
The Dividend and Cash Investment Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $60,000 per year.
  All costs and commissions associated with joining and participating in the Plan are paid by the Company.
  The Plan's administrator, First Chicago Trust Company of New York, purchases stock for voluntary cash investments on or about the first of each month, and for dividend reinvestment on April 1, July 1, October 1 and December 15.
  At year-end, 59 percent of share owners of record were participants in the Plan. In 1995, share owners invested $28.6 million in dividends and $65.9 million in cash in the Plan.

ANNUAL MEETING OF SHARE OWNERS
April 17, 1996, at 9 a.m. local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware

INSTITUTIONAL INVESTOR INQUIRIES
(404)676-5766

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings, and the Dividend and Cash Investment Plan:
  Registrar and Transfer Agent
  First Chicago Trust Company of New York
  P.O. Box 2500
  Jersey City, NJ 07303-2500
  (800) 519-3111 or (201) 324-1225
  For hearing impaired: (201) 222-4955
  E-mail: fctc@delphi.com
  Internet: http://www.fctc.com
  or
  Office of the Secretary
  The Coca-Cola Company
  (404) 676-2777

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
(404) 676-2121

INFORMATION RESOURCES
PUBLICATIONS
THE COMPANY'S ANNUAL REPORT, PROXY STATEMENT, FORM 10-K AND 10-Q
REPORTS AND MID-YEAR REPORT ARE AVAILABLE FREE OF CHARGE FROM INDUSTRY
& CONSUMER AFFAIRS AT THE ABOVE ADDRESS. Also available are "Our
Mission and Our Commitment," "The Coca-Cola Company and the
Environment" and "The Chronicle of Coca-Cola Since 1886."
INTERNET SITE
Our expanded site, "http://www.cocacola.com", offers information about our Company and stock, as well as features on topics such as our Olympics partnership.
HOTLINE
The Company's hotline for share owners, 1-800-INVST-KO (1-800-468-7856), offers taped highlights from the most recent quarter and may be used to request the most recent quarterly results news release. The hotline is accessible from within the U.S.
AUDIO ANNUAL REPORT
An audio cassette version of this report is available without charge as a service to the visually impaired. To receive a copy, please contact the Office of the Secretary.
DUPLICATE MAILINGS
If you are receiving duplicate or unwanted copies of our publications, please contact the Office of the Secretary.

                                  [75]