Form 10-K405, Exhibit 13
period 1996-12-31
COCA COLA CO
filed 1997-03-11
CIK 21344

EXHIBIT 13.1



                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

We exist for one reason: to maximize share-owner value over time. To fulfill this mission, The Coca-Cola Company and its subsidiaries (our Company) have developed a comprehensive business strategy focused on four key objectives: (1) increasing volume, (2) expanding our share of beverage sales worldwide, (3) maximizing our long-term cash flows and
(4) improving economic profit and creating economic value added. We achieve these objectives by strategically investing in the high-return beverages business and by optimizing our cost of capital through appropriate financial policies.

INVESTMENTS
With a global business system that operates in nearly 200 countries and generates superior cash flows, our Company is uniquely positioned to capitalize on profitable new investment opportunities. Our criterion for investment is simple: We seek to invest in opportunities that enhance our existing operations and offer cash returns that exceed our long-term after-tax weighted-average cost of capital, estimated to be approximately 11 percent.
     Because it consistently generates high returns on capital, our business is a particularly attractive investment for us. In developing and emerging markets, where increasing the penetration of our beverage products is our primary goal, we dedicate the bulk of our investments to infrastructure enhancements: production facilities, distribution networks, sales equipment and technology. We make these investments by acquiring or forming strategic business alliances with local bottlers and by matching local expertise with our experience and focus. In highly developed markets, where our primary goal is to make our products the beverages consumers prefer, we dedicate the bulk of our expenditures to marketing activities.
     Currently, 55 percent of the world's population lives in markets where the average person consumes fewer than 10 servings of our beverages per year, offering high-potential growth opportunities for our Company and our bottlers. In fact, the emerging markets of China, India, Indonesia and Russia combined represent approximately 44 percent of the world's population, but, on a combined basis, the average per capita consumption of our products in these markets is approximately 1 percent of the United States' level. As a result, we are investing aggressively to ensure our products are pervasive, preferred and offer the best price relative to value.
     Our investment strategy focuses primarily on the four fundamental drivers of our business: bottling operations, capital expenditures, marketing activities and people.
BOTTLING OPERATIONS
We continue our well-established strategy of strengthening our distribution system by investing in, and subsequently reselling, ownership positions in bottling operations. This strategy provides our Company with yet another value stream resulting from the gains on the sale of these investments. The other value streams from which we benefit are those provided by our core concentrate business and our consolidated bottling operations, as well as our participation in the earnings of bottlers in which we remain an equity investor.
     We have business relationships with three types of bottlers - independently owned bottlers, bottlers in which we have a noncontrolling ownership interest and bottlers in which we have a controlling ownership interest. Independently owned bottlers are bottlers in which we have no ownership interest. These bottlers produced and distributed approximately 40 percent of our 1996 worldwide unit case volume. The other bottlers represent businesses in which we have invested. In 1996, bottlers in which we own a noncontrolling ownership interest produced and distributed an additional 45 percent of our total worldwide unit case volume. Controlled and consolidated bottling and fountain operations produced and distributed approximately 15 percent of total worldwide unit case volume for Company products.
     We invest heavily in certain bottling operations to maximize the strength and efficiency of our production, distribution and marketing systems around the world. These investments often result in increases in unit case volume, net revenues and profits at the bottler level, which in turn generate increased gallon shipments for our concentrate business. As a result, both our Company and the bottlers benefit from long-term growth in volume, cash flows and share-owner value.
     The level of our investment generally depends on the bottler's capital structure and its available resources at the time of our investment. In certain situations, it can be advantageous to acquire a controlling interest in a bottling operation. Although not our primary long-term business strategy, owning a controlling interest allows us to compensate for limited local resources or facilitate improvements in customer relationships while building or restructuring the bottling operations. Bottling businesses typically generate lower margins on revenue than our concentrate business. However, the acquisition and consolidation of a bottler increases revenues and generally increases operating profits on a per-gallon basis. We acquired controlling interests in certain bottling operations in Italy in 1996 and 1995, as well as in Venezuela in 1995. By providing capital and marketing expertise to newly acquired bottlers, we intend to strengthen our bottling territories.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


     In line with our long-term bottling strategy, we periodically consider options for reducing our ownership interest in a consolidated bottler. One such option is to sell our interest in a consolidated bottling operation to one of our equity investee bottlers. Another option for reducing our ownership interest is to combine our bottling interests with the bottling interests of others to form strategic business alliances. In both of these situations, we continue participating in the previously consolidated bottler's earnings through our portion of the equity investee's income.
     Consistent with our strategy, we sold our consolidated bottling and canning operations in France and Belgium to our major bottler headquartered in the United States, Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) in 1996.
     In 1996, we formed a strategic business alliance in Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG), through the merger of our previously wholly owned east German bottler with three independent bottlers. This new bottler is expected to build a stronger bottler structure in Germany, establishing the framework for future profitable growth and future acquisitions in that region. As a result of the merger, we now have a 45 percent interest in CCEAG.
     Also in 1996, we combined our bottling interests in Venezuela with the Cisneros Group's bottling companies to form a new joint venture, Embotelladora Coca-Cola y Hit de Venezuela, S.A. (Coca-Cola y
Hit). Coca-Cola y Hit is the leader in the Venezuelan beverage business.
     During 1995, we sold our controlling interests in certain bottling operations in Poland, Croatia and Romania to Coca-Cola Amatil Limited (Coca-Cola Amatil), a bottler headquartered in Australia.
     As stated earlier, our investments in a bottler can represent either a noncontrolling or a controlling interest. Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses. Specifically, we help improve sales and marketing programs, assist in the development of effective business and information systems and help establish appropriate capital structures. In 1996, we purchased interests in two Chilean bottling companies: a 17 percent interest in Embotelladoras Polar S.A. and a 6 percent interest in Embotelladora Andina S.A. Also, we sold our 49 percent interest in Coca-Cola & Schweppes Beverages Ltd., a bottler in the United Kingdom, to Coca-Cola Enterprises in early 1997.
     We designate certain bottling operations in which we have a noncontrolling ownership interest as "anchor bottlers" due to their level of responsibility and performance. Anchor bottlers, which include Coca-Cola Amatil and Coca-Cola Enterprises, are strongly committed to their own profitable growth which, in turn, helps us meet our strategic goals and furthers the interests of our worldwide production, distribution and marketing systems. Anchor bottlers tend to be large and geographically diverse with strong financial and management resources. In 1996, our anchor bottlers produced and distributed approximately 30 percent of our total worldwide unit case volume. Currently, eight companies are designated as anchor bottlers, giving us strong partners on every major continent around the world.
     In 1996, CCEAG was designated an anchor bottler, our first anchor bottler headquartered in Europe. In 1995, we increased our economic interest in Panamerican Beverages, Inc. (Panamerican Beverages) from 7 to 13 percent and designated it as an anchor bottler. Panamerican Beverages owns bottling operations in Mexico, Brazil, Colombia and Costa Rica. Also in 1995, we contributed assets to a new joint venture, Coca-Cola Sabco (Proprietary) Limited (Coca-Cola Sabco), also an anchor bottler, in return for a 16 percent economic interest and notes receivable. Coca-Cola Sabco continues to strengthen our distribution system in south and east Africa.
     In line with our established investment strategy, our bottling investments have been profitable over time. For bottling investments which are accounted for by the equity method, we measure the profitability of our bottling investments in two ways - equity income and the excess of the fair values over the carrying values of our investments. Equity income represents our share of the net earnings of our investee companies that are accounted for by the equity method, and it is included in our consolidated income. In 1996, equity income, primarily from our investments in unconsolidated bottling companies, reached $211 million, a 25 percent increase from 1995. The following table illustrates the excess of the calculated fair values, based on quoted closing prices of publicly traded shares, over our Company's carrying values for selected equity method investees (in millions):

                                       Fair       Carrying
December 31,                          Value          Value      Excess
----------------------------------------------------------------------
1996
Coca-Cola Enterprises Inc.          $ 2,731         $  547     $ 2,184
Coca-Cola Amatil Limited              2,109            881       1,228
Coca-Cola FEMSA, S.A. de C.V.           411             90         321
Coca-Cola Beverages Ltd.                219             15         204
Coca-Cola Bottling Co. Consolidated     134             85          49
----------------------------------------------------------------------
                                                               $ 3,986
======================================================================

     The excess of the calculated fair values over the carrying values for our investments illustrates the significant increase in the value of our investments. Although this excess value for equity method investees is not reflected in our consolidated results of operations or financial position, it represents a true economic benefit to us.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


CAPITAL EXPENDITURES
Capital expenditures for property, plant and equipment and the percentage distribution by geographic area for 1996, 1995 and 1994 are as follows (in millions):

Year Ended December 31,                1996      1995      1994
------------------------------------------------------------------
Capital expenditures                  $ 990     $ 937     $ 878
------------------------------------------------------------------
  North America                          27%       31%       29%
  Africa                                  3%        2%        3%
  Greater Europe                         38%       41%       37%
  Latin America                           8%        9%       15%
  Middle & Far East                      12%        9%        6%
  Corporate                              12%        8%       10%
==================================================================

     In 1996, we launched a strategic business initiative called "Project Infinity" to integrate business systems across our global enterprise over the next seven years. Project Infinity will require significant capital expenditures over the next several years. We anticipate Project Infinity will enhance our competitiveness as it will supply immediate, detailed information about the marketplace to our management, associates and bottlers worldwide, providing better and faster decision-making capabilities about operations, marketing and finance.
MARKETING ACTIVITIES
In addition to investments in bottling and distribution infrastructure, we also make significant expenditures in support of our trademarks. We define marketing as anything we do to create consumer demand for our brands. We are intently focused on continually finding new ways to build value into all of our brands. Marketing spending aimed at building the value of our brands enhances consumer awareness and builds consumer preference, which results in volume growth and increases in per capita consumption of our products and our share of worldwide beverage sales.
     We build consumer awareness and product appeal for our trademarks using integrated marketing programs. These programs include activities such as advertising, point-of-sale merchandising and product sampling. Each of these activities contributes to building consumer awareness and product preference.
     Through our bottling investments and strategic alliances with other bottlers of our products, we are able to develop and implement integrated marketing programs on a global basis. In developing a global strategy for a Company trademark, we perform product and packaging research, establish brand positioning, develop precise consumer communications and seek consumer feedback. Examples of recent successes with our global brand strategies include our Coca-Cola contour bottle, our Sprite "dimpled" bottle and the Coca-Cola classic campaign, "For the Fans."
     During 1996, our partnership with the Centennial Olympic Games and our presentation of the Olympic Torch Relay added value to our brands. During the year, we executed Olympic-themed programs in more than 135 countries around the world, building brand recognition, product appeal and consumer awareness for our products. In addition, we have extended our sponsorship of the Olympic Movement through 2008.
     As part of our ongoing efforts to maximize the impact of our advertising expenditures, we assign specific brands to individual advertising agencies. This approach enables us to enhance each brand's global positioning, increase accountability and use the Company's marketing expenditures more efficiently and effectively.
     During 1996, our Company's direct marketing expenses, which include consumer marketing activities, increased 12 percent to $4.3 billion.
PEOPLE
Our success depends on having people who can identify and act on the vast opportunities that exist for our business. This means building a culture among our people in which learning and innovation dominate our business lives. To support this effort in 1996, we formed the Coca-Cola Learning Consortium, a group dedicated to working with the management of our entire system to make learning a core capability. The Learning Consortium will build the culture, systems and processes our people need to develop the knowledge and skills to discover and act upon opportunities better and faster than ever.

FINANCIAL STRATEGIES
We use several strategies to optimize our cost of capital, which is a key component of our ability to maximize share-owner value.
DEBT FINANCING
We maintain debt levels considered prudent based on our cash flow, interest coverage and percentage of debt to total capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.
     Our capital structure and financial policies have earned long-term credit ratings of "AA" from Standard & Poor's and "Aa3" from Moody's, and the highest credit ratings available for our commercial paper programs.
     Our global presence and strong capital position afford us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the active management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase programs and investment activity, typically result in current liabilities exceeding current assets.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


In managing our use of debt capital, we consider the following financial measurements and ratios:

Year Ended December 31,           1996      1995      1994
----------------------------------------------------------------
Net debt (in billions)           $ 2.8     $ 2.6     $ 1.8
Net debt-to-net capital             31%       32%       26%
Free cash flow to net debt          85%       82%      120%
Interest coverage                   17x       16x       19x
Ratio of earnings to
  fixed charges                   14.9x     14.5x     16.8x
================================================================

     Net debt is net of cash, cash equivalents and marketable securities in excess of operating requirements and net of temporary bottling investments.
FINANCIAL RISK MANAGEMENT
Most of our foreign currency exposures are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. With approximately 80 percent of our 1996 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others. We use derivative financial instruments to reduce our net exposure to financial risks.
     We use forward exchange contracts to adjust the currency mix of our recorded assets and liabilities, which further reduce our exposure to adverse fluctuations in exchange rates. In addition, we enter into forward exchange and swap contracts and purchase options to hedge both firmly committed and anticipated transactions, as appropriate, and net investments in certain international operations.
     Our derivative financial instruments are straight-forward instruments with liquid markets. We use primarily liquid spot, forward, option and swap contracts. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are used to reduce risk by hedging an underlying economic exposure. This policy mitigates certain risks such as changes in currency, interest rates and other market factors, including commodities, on a matched basis. Under this strategy, gains or losses on hedging transactions are offset by gains or losses on the underlying exposures being hedged.
SHARE REPURCHASES
Our confidence in the long-term growth potential of our business is demonstrated by our continued and consistent use of share repurchase programs. In July 1992, our Board of Directors authorized a plan to repurchase up to 200 million shares of our Company's common stock through the year 2000. In 1996, we repurchased 32 million shares under the July 1992 plan at a total cost of approximately $1.5 billion. Through 1996, we had repurchased 167 million shares under the July 1992 plan.
     On October 17, 1996, our Board of Directors authorized a new share repurchase program for 206 million additional shares through the year 2006. Over the next 10 years, this plan, combined with the remaining shares under the 1992 plan, authorizes the repurchase of approximately an additional 10 percent of our outstanding shares.
     Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 1996, our Company has repurchased 998 million shares, representing 30 percent of the shares outstanding as of January 1, 1984, at an average price per share of $10.29.
DIVIDEND POLICY
Because of our historically strong earnings growth, our Board of Directors has increased our cash dividend per common share by an average annual compound growth rate of 14 percent since December 31, 1986. Our annual common stock dividend was $.50 per share, $.44 per share and $.39 per share in 1996, 1995 and 1994, respectively. At its February 1997 meeting, our Board of Directors again increased our quarterly dividend per share to $.14, equivalent to a full-year dividend of $.56 in 1997, our 35th consecutive annual increase.
     In 1996, our dividend payout ratio was approximately 36 percent of our net income. To free up additional cash for reinvestment in our high-return beverages business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time. STOCK SPLIT
In April 1996, our share owners approved an increase in the authorized common stock of our Company from 2.8 billion shares to 5.6 billion shares and a two-for-one stock split. The stated par value of each share remained at $.25 per share. All share data included in our Annual Report has been restated for periods prior to the stock split.

PERFORMANCE TOOLS
Economic profit and economic value added provide a framework for measuring the impact of value-oriented actions. We define economic profit as income from continuing operations after taxes, excluding interest, in excess of a computed capital charge for average operating capital employed. In 1996, we modified the calculation of economic profit to include both gains and losses on transactions relating to our bottling investments. As modified, economic profit now includes all of our identified value streams. Economic value added represents the growth in economic profit from year to year. To assure that our management team is clearly focused on the key drivers of our business, economic value added and economic profit are used in determining annual incentive awards and long-term incentive awards for most eligible employees.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


     Over the last five years, as we have continued to strengthen our bottling system, economic profit has increased at an average annual compound rate of 20 percent. Over the same period, our Company's stock price has increased at an average annual compound rate of 21 percent. Over time, increases in our economic profit have correlated closely with increases in our Company's stock price. For this reason, we intend to continue focusing on the growth of economic profit.
     During 1996, we began implementing a new tool to help us improve our performance - value-based management (VBM). VBM does not replace the economic value added concept; rather, it is a tool to manage economic profit. It requires us to think about creating value - in everything we do, every day. By focusing on value, we develop better strategies that help us create more value for our share owners.
     VBM is a way of thinking, a process for planning and executing and a set of tools for understanding what creates value and what destroys it. It provides a set of fundamental principles that allows us to manage for increased value. With VBM, we determine how best to maximize value creation, not just in our business overall, but in every area of our business. We believe that a clear focus on the components of economic profit and on the driver of those components -
VBM - is critical to our ability to maximize share-owner value over time.

TOTAL RETURN TO SHARE OWNERS
Share owners of our Company have received an excellent return on their investment over the past decade. A $100 investment in our Company's common stock on December 31, 1986, together with reinvested dividends, was worth approximately $1,337 on December 31, 1996, an average annual compound return of 30 percent.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OUR BUSINESS
We are the largest manufacturer, distributor and marketer of soft drink beverage concentrates and syrups in the world. We manufacture beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. In addition, we have substantial ownership interests in numerous bottling and canning operations. We are also the world's largest distributor and marketer of juice and juice-drink products.
     We own more than 160 brands, including soft drinks and noncarbonated beverages such as sports drinks, juice drinks, milk products, water products, teas and coffees.

VOLUME
We measure our sales volume in two ways: (1) gallon shipments of concentrates and syrups and (2) unit cases of finished product. Gallon shipments represent our primary business and measure the volume of concentrates and syrups we sell to our bottling system. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished product our bottling system sells to retail customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level. Fountain syrups sold directly to our customers are included in both measures.
     In 1996, our worldwide unit case volume increased 8 percent, on top of an 8 percent increase in 1995. Our business system sold 13.7 billion unit cases in 1996, an increase of 1 billion unit cases over 1995. Our 1996 results are the product of years of methodically investing not only in marketing, but also in our worldwide infrastructure including bottlers, capital, information systems and people.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN
On a consolidated basis, our net revenues grew 3 percent and our gross profit grew 7 percent in 1996. The increase in revenues reflects an increase in gallon shipments and selective price increases offset by a stronger U.S. dollar and the disposition of our previously consolidated bottling and canning operations in France, Belgium and east Germany. Our gross profit margin increased to 64 percent in 1996 from 61 percent in 1995, primarily due to the sale of our east German, French and Belgian bottling and canning operations, which shifted a greater proportion of our revenues to our higher margin concentrate business, and favorable results from changes in our product mix. Additionally, gross margins improved in 1996 due to favorable price variances in raw materials, such as packaging, at our consolidated bottlers.
     On a consolidated basis, our net revenues and gross profit each grew 11 percent in 1995. The increase in revenues reflects gallon shipment increases, selective price increases and continued expansion of our bottling and canning operations. Our gross margin declined to 61 percent in 1995 from 62 percent in 1994, primarily due to higher costs for materials such as sweeteners and packaging.
SELLING, ADMINISTRATIVE AND GENERAL EXPENSES
Selling expenses were $5,891 million in 1996, $5,399 million in 1995 and $4,931 million in 1994. The increases in 1996 and 1995 were primarily due to higher marketing expenditures in support of our Company's volume growth.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


     Administrative and general expenses were $2,002 million in 1996, $1,653 million in 1995 and $1,445 million in 1994. The increase in 1996 reflects certain nonrecurring provisions. In the third quarter of 1996, we made a series of decisions that resulted in provisions of approximately $276 million in administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to the streamlining of our operations, primarily in Greater Europe and Latin America. Our management has taken actions to consolidate certain manufacturing operations and, as a result, recorded charges to recognize the impairment of certain manufacturing assets and to recognize the estimated losses on the disposal of other assets. The remainder of this $276 million provision related to actions taken by The Minute Maid Company (formerly known as Coca-Cola Foods). During the third quarter of 1996, The Minute Maid Company entered into two significant agreements with independent parties: (i) a strategic supply alliance with Sucocitrico Cutrale Ltda., the world's largest grower and processor of oranges, and (ii) a joint venture agreement with Groupe Danone to produce, distribute and sell premium refrigerated juices outside of the United States and Canada. With these agreements, we intend to increase The Minute Maid Company's focus on managing its brands while seeking arrangements to lower its overall manufacturing costs. In connection with these actions, we recorded $146 million in third quarter provisions, comprised primarily of impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities.
     Also in the third quarter of 1996, we launched a strategic initiative, Project Infinity, to redesign and enhance our information systems and communications capabilities. In connection with this initiative, we recorded an $80 million impairment charge in administrative and general expenses to recognize Project Infinity's impact on existing information systems. Also in the third quarter of 1996, we recorded a charge in administrative and general expenses as a result of our decision to contribute $28.5 million to the corpus of The Coca-Cola Foundation, a not-for-profit charitable organization.
     The increase in administrative and general expenses in 1995 was due to higher expenses related to employee benefits and a nonrecurring provision of $86 million to increase efficiencies in the Company's operations in North America and Europe.
     Administrative and general expenses, as a percentage of net operating revenues, were approximately 11 percent in 1996 and 9 percent in 1995 and 1994.
OPERATING INCOME AND OPERATING MARGIN
On a consolidated basis, our operating income decreased 3 percent in 1996, following an 11 percent increase in 1995. The decrease in 1996 was principally due to the disposition of our French and Belgian bottling and canning operations and the recording of several nonrecurring provisions as discussed previously. In addition, to strengthen our already efficient worldwide bottler system where possible, we encouraged certain bottlers to reduce their concentrate inventory levels by curtailing concentrate shipments to their locations. Reducing concentrate inventory levels freed up cash in the bottling system, allowing for further investment in sales-generating equipment and production capacity expansion. This curtailment of concentrate shipments decreased operating income by an estimated $290 million. Our consolidated operating margin was 21 percent in 1996 and 22 percent in 1995.

MARGIN ANALYSIS

                          [bar chart]

                            1996      1995      1994
-------------------------------------------------------
Net Operating Revenues     $18.5     $18.0     $16.2
  (in billions)

Gross Margin                  64%       61%       62%

Operating Margin              21%       22%       22%
-------------------------------------------------------

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


INTEREST INCOME AND INTEREST EXPENSE
In 1996, our interest income decreased 3 percent, due primarily to lower average short-term investments and lower average interest rates in Latin America. Interest expense increased 5 percent in 1996, due to higher average debt balances.
     In 1995, our interest income increased 35 percent as a result of higher average interest rates outside of the United States. Interest expense increased 37 percent in 1995, reflecting higher commercial paper balances.
EQUITY INCOME
Equity income increased 25 percent to $211 million in 1996, due primarily to stronger operating performances by Coca-Cola Enterprises, Coca-Cola Beverages Ltd. and The Coca-Cola Bottling Company of New York, Inc.
     Equity income increased 26 percent to $169 million in 1995, due primarily to improved results at Coca-Cola FEMSA, Coca-Cola Nestle Refreshments, Coca-Cola Bottlers Philippines, Inc. and Coca-Cola Beverages Ltd.
OTHER INCOME (DEDUCTIONS)-NET
In 1996, other income (deductions)-net increased $1 million, and includes gains recorded on the sale of our bottling and canning operations in France and Belgium, as well as gains on other bottling transactions.
     In 1995, other income (deductions)-net increased $111 million, and includes gains recorded on the sale of bottling operations in Poland, Croatia and Romania.
GAINS ON ISSUANCES OF STOCK BY EQUITY INVESTEES
In 1996, Coca-Cola Amatil issued approximately 46 million shares in exchange for approximately $522 million. This issuance reduced our ownership percentage in Coca-Cola Amatil from approximately 39 percent to approximately 36 percent and resulted in a noncash pretax gain to our Company of approximately $130 million.
     Also in 1996, Coca-Cola Erfrischungsgetraenke G.m.b.H. (CCEG), our wholly owned east German bottler, issued new shares to effect a merger with three independent German bottling operations. The shares were valued at approximately $925 million, based upon the fair values of the assets of the three acquired bottling companies. Approximately
24.4 million shares were issued, resulting in a noncash pretax gain of approximately $283 million to our Company. We own a 45 percent interest in the resulting anchor bottler Coca-Cola Erfrischungsgetraenke AG (CCEAG).
     In 1996, Coca-Cola FEMSA de Buenos Aires, S.A. issued approximately 19 million shares to Coca-Cola FEMSA, S.A. de C.V. This issuance reduced our ownership in Coca-Cola FEMSA de Buenos Aires, S.A. from 49 percent to approximately 32 percent. We recognized a noncash pretax gain of approximately $18 million as a result of this transaction. In a subsequent transaction, our ownership in Coca-Cola FEMSA de Buenos Aires, S.A. was reduced to 25 percent.
     In the third quarter of 1995, Coca-Cola Amatil completed a public offering in Australia of approximately 97 million shares of common stock. In connection with the offering, our ownership in Coca-Cola Amatil was reduced to approximately 40 percent. We recognized a noncash pretax gain of approximately $74 million as a result of this transaction.
INCOME TAXES
In the third quarter of 1996, our Company reached an agreement in principle with the U.S. Internal Revenue Service (IRS), settling certain U.S.-related income tax matters, including issues in litigation related to our operations in Puerto Rico, dating back to 1981 and extending through 1995. This settlement resulted in a one-time reduction of $320 million to our 1996 income tax expense as a result of a reversal of previously accrued income tax liabilities and reduced our effective tax rate to 24.0 percent in 1996 from 31.0 percent in 1995 and 31.5 percent in 1994. Excluding the favorable impact of the settlement with the IRS, our 1996 effective tax rate would have been 31.0 percent. Our effective tax rate reflects tax benefits derived from having significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent.
INCOME PER SHARE
Accelerated by our Company's share repurchase program, our net income per share grew 19 percent in 1996 and 1995 and 18 percent in 1994.

LIQUIDITY AND CAPITAL RESOURCES
We believe our ability to generate cash from operations in excess of our capital reinvestment and dividend requirements is one of our fundamental financial strengths. We anticipate that our operating activities in 1997 will continue to provide us with sufficient cash flows to capitalize on opportunities for business expansion and to meet all of our financial commitments.
FREE CASH FLOW
Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our primary objective, maximizing share-owner value over time. We use free cash flow, along with borrowings, to pay dividends and make share repurchases.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


The consolidated statements of our cash flows are summarized as follows (in millions):

Year Ended December 31,                1996       1995        1994
------------------------------------------------------------------
Cash flows provided by
(used in):
     Operations                    $  3,463   $  3,328    $  3,361
     Investment activities           (1,050)    (1,226)     (1,215)
-------------------------------------------------------------------
FREE CASH FLOW                        2,413      2,102       2,146
Cash flows provided by
(used in):
     Financing
        Share repurchases            (1,521)    (1,796)     (1,192)
        Other financing activities     (581)      (482)       (600)
     Exchange                           (45)       (43)         34
-------------------------------------------------------------------
Increase (decrease) in cash        $    266    $  (219)     $  388
===================================================================

     Cash provided by operations amounted to $3.5 billion, a 4 percent increase from 1995. This increase reflects the continued growth of our business and includes the cash effect of significant items recorded in 1996. These items have been previously discussed in Management's Discussion and Analysis on pages 43 through 45. In 1995, cash provided by operations amounted to $3.3 billion, a 1 percent decrease from 1994. This 1995 decrease primarily resulted from increases in accounts receivable and inventories related to the increase in our net revenues, and an increase in prepaid expenses and other assets.
     In 1996, net cash used in investment activities decreased from 1995, primarily due to the increase in proceeds from the disposals of investments and other assets including the disposition of our bottling and canning operations in France and Belgium. The increase in proceeds from disposals was partially offset by significant acquisitions and investments, including our investment in Coca-Cola y Hit.
     As compared to 1994, net cash used in investment activities increased slightly in 1995, primarily attributable to an increase in purchases of property, plant and equipment, offset by an increase in proceeds from disposals of investments and other assets. Specifically, during 1995, we sold our interests in bottling operations in Poland, Croatia and Romania.
FINANCING ACTIVITIES
Our financing activities include net borrowings, dividend payments and share repurchases. Net cash used in financing activities totaled $2.1 billion in 1996, $2.3 billion in 1995 and $1.8 billion in 1994. Cash used to purchase common stock for treasury was $1.5 billion in 1996 versus $1.8 billion in 1995. The change between 1995 and 1994 was due, in part, to net borrowings of debt.
     Commercial paper is our primary source of short-term financing. On December 31, 1996, we had $3.2 billion outstanding in commercial paper borrowings. In addition, we had $1.1 billion in lines of credit and other short-term credit facilities available, under which $0.2 billion was outstanding. The 1996 and 1995 increases in loans and notes payable were primarily attributable to additional commercial paper borrowings resulting from the management of our short-term and long-term debt mix.
EXCHANGE
Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We monitor our operations in each country closely so that we can respond to changing economic and political environments quickly and decisively, and take full advantage of changing foreign currencies and interest rates.
     We use approximately 50 functional currencies. In 1996, 1995 and 1994, the weighted-average exchange rates for certain key foreign currencies strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,            1996         1995         1994
-------------------------------------------------------------------
Key currencies                     (9)%         Even           2%
-------------------------------------------------------------------
     Australian dollar               6%           1%           9%
     British pound                 Even           3%           2%
     Canadian dollar               Even         Even         (5)%
     French franc                  (4)%          13%         (1)%
     German mark                   (6)%          13%           2%
     Japanese yen                 (15)%           9%           9%
     Mexican peso                 (17)%        (46)%         (8)%
===================================================================

     These percentages do not reflect the impact of fluctuations in exchange on our operating results, as our foreign currency management program mitigates a portion of such exchange risks. In addition, due to our global operations, weaknesses in some currencies are often offset by strengths in others.
     The change in our foreign currency translation adjustment in 1996 was due primarily to the revaluation of net assets located in countries where the local currency significantly weakened versus the U.S. dollar. Exchange gains (losses)-net amounted to $3 million in 1996, $(21) million in 1995 and $(25) million in 1994, and were recorded in other income (deductions)-net. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain transaction and balance sheet exposures.
     Additional information concerning our hedging activities is presented on pages 59 through 61.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL POSITION
The 1996 decrease in our accounts receivable, inventories, property, plant and equipment, goodwill, and accounts payable and accrued expenses is due primarily to the disposition of our previously consolidated bottling and canning operations in France and Belgium and the deconsolidation of our previously consolidated east German bottler. In 1996, our equity method investments increased primarily due to our investments in CCEAG and Coca-Cola y Hit. The 1996 increase in cost method investments includes our investment in Embotelladoras Polar S.A., Embotelladora Andina S.A., Panamerican Beverages and noncash adjustments increasing our investments to fair value. The decrease in accrued income taxes is directly attributable to our 1996 settlement with the IRS, whereby $320 million of previously accrued income tax liabilities was reversed against current year income tax expense.
     The 1995 increase in cost method investments included an increased investment in Panamerican Beverages. In 1995, goodwill and other intangible assets increased as a result of our acquisitions during the year, including Barq's, Inc., and certain fountain syrup manufacturing operations.

IMPACT OF INFLATION AND CHANGING PRICES
Inflation is a factor that affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

OUTLOOK
As a global business that generates the majority of its operating income outside the United States, our Company is uniquely positioned to benefit from operating in a variety of currencies, as downturns in any one region are often offset by upturns in others. Additionally, we have various operational initiatives available to offset the unfavorable impact of such events.
     While we cannot predict the future, we believe our opportunities for sustained, profitable growth are considerable, not only in the developing population centers of the world, but also in our oldest, most established markets, including the United States. We firmly believe the strength of our brands, our global presence, our strong financial condition and the skills of our people give us the flexibility to capitalize on these growth opportunities as we continue to pursue our goal of increasing share-owner value.

ADDITIONAL INFORMATION
For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 50 through 68 of this report. Additional information concerning our operations in geographic areas is presented on page 66.

                                THE COCA-COLA COMPANY AND SUBSIDIARIES



SELECTED FINANCIAL DATA

                                Compound
(In millions except per       Growth Rates                     Year Ended December 31,
 share data{1}, ratios      -----------------  -------------------------------------------------
 and growth rates)          5 Years  10 Years        1996      1995        1994{3}      1993{4}
------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues          9.9%     10.3%   $ 18,546   $18,018     $16,181      $13,963
Cost of goods sold              7.7%      6.9%      6,738     6,940       6,168        5,160
-----------------------------------------------------------------------------------------------
Gross profit                   11.3%     12.9%     11,808    11,078      10,013        8,803
Selling, administrative
  and general expenses         11.3%     11.6%      7,893     7,052       6,376        5,704
-----------------------------------------------------------------------------------------------
Operating income               11.1%     15.9%      3,915     4,026       3,637        3,099
Interest income                                       238       245         181          144
Interest expense                                      286       272         199          168
Equity income                                         211       169         134           91
Other income (deductions)-net                          87        86         (25)           7
Gains on issuances of stock by
  equity investees                                    431        74           -           12
-----------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles        14.0%     13.5%      4,596     4,328       3,728        3,185
Income taxes                    7.6%      8.9%      1,104     1,342       1,174          997
-----------------------------------------------------------------------------------------------
Income from continuing
  operations before
  changes in accounting
  principles                   16.6%     15.5%   $  3,492   $ 2,986     $ 2,554      $ 2,188
===============================================================================================
Net income                     16.6%     14.1%   $  3,492   $ 2,986     $ 2,554      $ 2,176
Preferred stock dividends                               -         -           -            -
-----------------------------------------------------------------------------------------------
Net income available to
  common share owners          16.6%     14.1%   $  3,492   $ 2,986     $ 2,554      $ 2,176
===============================================================================================
Average common shares
  outstanding{1}                                    2,494     2,525       2,580        2,603

PER COMMON SHARE DATA{1}
Income from continuing
  operations before
  changes in accounting
  principles                   18.1%     17.9%   $   1.40   $  1.18     $   .99      $   .84
Net income                     18.1%     16.7%       1.40      1.18         .99          .84
Cash dividends                 15.8%     14.4%        .50       .44         .39          .34
Market price on
  December 31                  21.3%     27.3%      52.63     37.13       25.75        22.31

TOTAL MARKET VALUE OF
  COMMON STOCK{2}              19.6%     24.6%   $130,575   $92,983     $65,711      $57,905

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                                     $  1,658   $ 1,315     $ 1,531      $ 1,078
Property, plant and
  equipment-net                                     3,550     4,336       4,080        3,729
Depreciation                                          442       421         382          333
Capital expenditures                                  990       937         878          800
Total assets                                       16,161    15,041      13,873       12,021
Long-term debt                                      1,116     1,141       1,426        1,428
Total debt                                          4,513     4,064       3,509        3,100
Share-owners' equity                                6,156     5,392       5,235        4,584
Total capital{2}                                   10,669     9,456       8,744        7,684

OTHER KEY FINANCIAL MEASURES{2}
Total debt-to-total capital                          42.3%     43.0%       40.1%        40.3%
Net debt-to-net capital                              31.4%     32.2%       25.5%        29.0%
Return on common equity                              60.5%     56.2%       52.0%        51.7%
Return on capital                                    36.7%     34.9%       32.7%        31.2%
Dividend payout ratio                                35.7%     37.2%       39.4%        40.6%
Economic profit{7}                               $  2,718   $ 2,291     $ 1,896      $ 1,549
Free cash flow                                   $  2,413   $ 2,102     $ 2,146      $ 1,623
===============================================================================================
{1} Adjusted for a two-for-one stock split in 1996.
{2} See Glossary on page 73.
{3} In 1994, we adopted SFAS No. 115, "Accounting for Certain Investments in Debt and
    Equity Securities."
{4} In 1993, we adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
{5} In 1992, we adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits
    Other Than Pensions."


                                      THE COCA-COLA COMPANY AND SUBSIDIARIES


SELECTED FINANCIAL DATA

(In millions except per                                          Year Ended December 31,
 share data{1}, ratios       ----------------------------------------------------------------------------------------
 and growth rates)                1992{5,6}    1991{6}       1990{6}      1989{6}      1988        1987        1986
---------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues         $13,074      $11,572       $10,236      $ 8,622      $ 8,065     $ 7,658     $ 6,977
Cost of goods sold               5,055        4,649         4,208        3,548        3,429       3,633       3,454
---------------------------------------------------------------------------------------------------------------------
Gross profit                     8,019        6,923         6,028        5,074        4,636       4,025       3,523
Selling, administrative and
  general expenses               5,272        4,614         4,078        3,327        3,033       2,673       2,624
---------------------------------------------------------------------------------------------------------------------
Operating income                 2,747        2,309         1,950        1,747        1,603       1,352         899
Interest income                    164          175           170          205          199         232         154
Interest expense                   171          192           231          308          230         297         208
Equity income                       65           40           110           75           92          64          45
Other income (deductions)-net      (59)          51            15           45          (38)        (28)         33
Gains on issuances of stock by
  equity investees                   -            -             -            -            -          40         375
---------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles          2,746        2,383         2,014        1,764        1,626       1,363       1,298
Income taxes                       863          765           632          553          537         496         471
---------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before changes
  in accounting principles     $ 1,883      $ 1,618       $ 1,382      $ 1,211      $ 1,089     $   867     $   827
=====================================================================================================================
Net income                     $ 1,664      $ 1,618       $ 1,382      $ 1,537      $ 1,045     $   916     $   934
Preferred stock dividends            -            1            18           21            7           -           -
---------------------------------------------------------------------------------------------------------------------
Net income available to
  common share owners          $ 1,664      $ 1,617       $ 1,364      $ 1,516{8}   $ 1,038     $   916     $   934
=====================================================================================================================
Average common shares
  outstanding{1}                 2,634        2,666         2,674        2,768        2,917       3,019       3,095
PER COMMON SHARE DATA{1}
Income from continuing
  operations before changes
  in accounting principles     $   .72      $   .61       $   .51      $   .43      $   .37     $   .29     $   .27
Net income                         .63          .61           .51          .55{8}       .36         .30         .30
Cash dividends                     .28          .24           .20          .17          .15         .14         .13
Market price on December 31      20.94        20.06         11.63         9.66         5.58        4.77        4.72

TOTAL MARKET VALUE OF COMMON
  STOCK{2}                     $54,728      $53,325       $31,073      $26,034      $15,834     $14,198     $14,534

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                   $ 1,063      $ 1,117       $ 1,492      $ 1,182      $ 1,231     $ 1,489     $   895
Property, plant and
  equipment-net                  3,526        2,890         2,386        2,021        1,759       1,602       1,538
Depreciation                       310          254           236          181          167         152         151
Capital expenditures             1,083          792           593          462          387         304         346
Total assets                    11,052       10,189         9,245        8,249        7,451       8,606       7,675
Long-term debt                   1,120          985           536          549          761         909         996
Total debt                       3,207        2,288         2,537        1,980        2,124       2,995       1,848
Share-owners' equity             3,888        4,239         3,662        3,299        3,345       3,187       3,479
Total capital{2}                 7,095        6,527         6,199        5,279        5,469       6,182       5,327

OTHER KEY FINANCIAL MEASURES{2}
Total debt-to-total capital       45.2%        35.1%         40.9%        37.5%        38.8%       48.4%       34.7%
Net debt-to-net capital           33.1%        24.1%         24.6%        15.6%        21.1%       21.1%       15.4%
Return on common equity           46.4%        41.3%         41.4%        39.4%        34.7%       26.0%       25.7%
Return on capital                 29.4%        27.5%         26.8%        26.5%        21.3%       18.3%       20.1%
Dividend payout ratio             44.3%        39.5%         39.2%        31.0%{8}     42.1%       46.0%       43.1%
Economic profit{7}             $ 1,300      $ 1,073       $   920      $   859      $   717     $   530     $   594
Free cash flow                 $   873      $   960       $   844      $ 1,664      $ 1,517     $ 1,023     $   186
=====================================================================================================================
{6} In 1992, we adopted SFAS No. 109, "Accounting for Income Taxes," by restating financial statements beginning in 1989.
{7} The calculation of economic profit has been modified and amounts prior to 1996 have been restated.
{8} Net income available to common share owners in 1989 included after-tax gains of $604 million ($.22 per common share) from the sales of our equity interest in Columbia Pictures Entertainment, Inc. and our bottled water business, and the transition effect of $265 million related to the change in accounting for income taxes.
    Excluding these nonrecurring items, our dividend payout ratio in 1989 was 39.9 percent.

                         THE COCA-COLA COMPANY AND SUBSIDIARIES



CONSOLIDATED BALANCE SHEETS

December 31,                                             1996                1995
------------------------------------------------------------------------------------
(In millions except share data)


ASSETS

CURRENT
Cash and cash equivalents                            $  1,433            $  1,167
Marketable securities                                     225                 148
------------------------------------------------------------------------------------
                                                        1,658               1,315
Trade accounts receivable, less allowances
 of $30 in 1996 and $34 in 1995                         1,641               1,695
Inventories                                               952               1,117
Prepaid expenses and other assets                       1,659               1,323
------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                    5,910               5,450
------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
    Coca-Cola Enterprises Inc.                            547                 556
    Coca-Cola Amatil Limited                              881                 682
    Other, principally bottling companies               2,004               1,157
Cost method investments, principally
 bottling companies                                       737                 319
Marketable securities and other assets                  1,779               1,597
------------------------------------------------------------------------------------
                                                        5,948               4,311
------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                      204                 233
Buildings and improvements                              1,528               1,944
Machinery and equipment                                 3,649               4,135
Containers                                                200                 345
------------------------------------------------------------------------------------
                                                        5,581               6,657
Less allowances for depreciation                        2,031               2,321
------------------------------------------------------------------------------------
                                                        3,550               4,336
------------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                      753                 944
------------------------------------------------------------------------------------
                                                     $ 16,161            $ 15,041
====================================================================================

                         THE COCA-COLA COMPANY AND SUBSIDIARIES



CONSOLIDATED BALANCE SHEETS

December 31,                                             1996                1995
------------------------------------------------------------------------------------
(In millions except share data)


LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses                $  2,972            $  3,103
Loans and notes payable                                 3,388               2,371
Current maturities of long-term debt                        9                 552
Accrued income taxes                                    1,037               1,322
------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                               7,406               7,348
------------------------------------------------------------------------------------

LONG-TERM DEBT                                          1,116               1,141
------------------------------------------------------------------------------------

OTHER LIABILITIES                                       1,182                 966
------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                     301                 194
------------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
Common stock, $.25 par value
     Authorized: 5,600,000,000 shares
     Issued: 3,432,956,518 shares in 1996;
             3,423,678,994 shares in 1995                 858                 856
Capital surplus                                         1,058                 863
Reinvested earnings                                    15,127              12,882
Unearned compensation related to outstanding
 restricted stock                                         (61)                (68)
Foreign currency translation adjustment                  (662)               (424)
Unrealized gain on securities available for sale          156                  82
------------------------------------------------------------------------------------
                                                       16,476              14,191

Less treasury stock, at cost
 (951,963,574 shares in 1996;
  919,081,326 shares in 1995)                          10,320               8,799
------------------------------------------------------------------------------------
                                                        6,156               5,392
------------------------------------------------------------------------------------
                                                     $ 16,161            $ 15,041
====================================================================================
See Notes to Consolidated Financial Statements.

                          THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31,                              1996        1995        1994
------------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                           $ 18,546    $ 18,018    $ 16,181
Cost of goods sold                                  6,738       6,940       6,168
------------------------------------------------------------------------------------
GROSS PROFIT                                       11,808      11,078      10,013
Selling, administrative and general expenses        7,893       7,052       6,376
------------------------------------------------------------------------------------
OPERATING INCOME                                    3,915       4,026       3,637
Interest income                                       238         245         181
Interest expense                                      286         272         199
Equity income                                         211         169         134
Other income (deductions)-net                          87          86         (25)
Gains on issuances of stock by equity investees       431          74           -
------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                          4,596       4,328       3,728
Income taxes                                        1,104       1,342       1,174
------------------------------------------------------------------------------------
NET INCOME                                       $  3,492    $  2,986    $  2,554
====================================================================================

NET INCOME PER SHARE                             $   1.40    $   1.18    $    .99
====================================================================================
AVERAGE SHARES OUTSTANDING                          2,494       2,525       2,580
====================================================================================
See Notes to Consolidated Financial Statements.

                         THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                              1996        1995        1994
------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                       $  3,492    $  2,986    $  2,554
Depreciation and amortization                         479         454         411
Deferred income taxes                                (145)        157          58
Equity income, net of dividends                       (89)        (25)         (4)
Foreign currency adjustments                          (60)        (23)         (6)
Gains on issuances of stock by equity investees      (431)        (74)          -
Other noncash items                                   181          45          41
Net change in operating assets and liabilities         36        (192)        307
------------------------------------------------------------------------------------
     Net cash provided by operating activities      3,463       3,328       3,361
------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisitions and investments, principally
 bottling companies                                  (645)       (338)       (311)
Purchases of investments and other assets            (623)       (403)       (379)
Proceeds from disposals of investments
 and other assets                                   1,302         580         299
Purchases of property, plant and equipment           (990)       (937)       (878)
Proceeds from disposals of property,
 plant and equipment                                   81          44         109
Other investing activities                           (175)       (172)        (55)
------------------------------------------------------------------------------------
     Net cash used in investing activities         (1,050)     (1,226)     (1,215)
------------------------------------------------------------------------------------

     Net cash provided by operations
      after reinvestment                            2,413       2,102       2,146
------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                   1,122         754         491
Payments of debt                                     (580)       (212)       (154)
Issuances of stock                                    124          86          69
Purchases of stock for treasury                    (1,521)     (1,796)     (1,192)
Dividends                                          (1,247)     (1,110)     (1,006)
------------------------------------------------------------------------------------
     Net cash used in financing activities         (2,102)     (2,278)     (1,792)
------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
     AND CASH EQUIVALENTS                             (45)        (43)         34
------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year               266        (219)        388
Balance at beginning of year                        1,167       1,386         998
------------------------------------------------------------------------------------
     Balance at end of year                      $  1,433    $  1,167    $  1,386
====================================================================================
See Notes to Consolidated Financial Statements.

                                         THE COCA-COLA COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY

                            Number of
                               Common                                     Outstanding      Foreign  Unrealized
Three Years Ended              Shares     Common     Capital   Reinvested  Restricted     Currency     Gain on   Treasury
December 31, 1996         Outstanding{1}   Stock{1}  Surplus{1}  Earnings       Stock  Translation  Securities      Stock
-------------------------------------------------------------------------------------------------------------------------
(In millions except per share data){1}   |
                                         |
BALANCE DECEMBER 31, 1993       2,595    |  $852      $  660      $ 9,458        $(85)       $(420)       $ --   $ (5,881)
Transition effect of change              |
  in accounting for certain              |
  debt and marketable equity             |
  securities, net                        |
  of deferred taxes                --    |    --          --           --          --           --          60         --
Stock issued to employees                |
  exercising stock options          8    |     2          67           --          --           --          --         --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --          17           --          --           --          --         --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $13         --    |    --           2           --          11           --          --         --
Translation adjustments            --    |    --          --           --          --          148          --         --
Net change in unrealized                 |
  gain on securities,                    |
  net of deferred taxes            --    |    --          --           --          --           --         (12)        --
Purchases of stock for                   |
  treasury                        (51){2}|    --          --           --          --           --          --     (1,192)
Net income                         --    |    --          --        2,554          --           --          --         --
Dividends (per share-$.39)         --    |    --          --       (1,006)         --           --          --         --
-----------------------------------------|--------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994       2,552    |   854         746       11,006         (74)        (272)         48     (7,073)
Stock issued to employees                |
  exercising stock options          8    |     2          84           --          --           --          --         --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --          26           --          --           --          --         --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $12         --    |    --           7           --           6           --          --         --
Translation adjustments            --    |    --          --           --          --         (152)         --         --
Net change in unrealized                 |
  gain on securities,                    |
  net of deferred taxes            --    |    --          --           --          --           --          34         --
Purchases of stock for                   |
  treasury                        (58){2}|    --          --           --          --           --          --     (1,796)
Treasury stock issued                    |
  in connection with                     |
  an acquisition                    3    |    --          --           --          --           --          --         70
Net income                         --    |    --          --        2,986          --           --          --         --
Dividends (per share-$.44)         --    |    --          --       (1,110)         --           --          --         --
-----------------------------------------|--------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995       2,505    |   856         863       12,882         (68)        (424)         82     (8,799)
Stock issued to employees                |
  exercising stock options          9    |     2         122           --          --           --          --         --
Tax benefit from employees'              |
  stock option and                       |
  restricted stock plans           --    |    --          63           --          --           --          --         --
Stock issued under                       |
  restricted stock plans,                |
  less amortization of $15         --    |    --          10           --           7           --          --         --
Translation adjustments            --    |    --          --           --          --         (238)         --         --
Net change in unrealized                 |
  gain on securities,                    |
  net of deferred taxes            --    |    --          --           --          --           --          74         --
Purchases of stock for                   |
  treasury                        (33){2}|    --          --           --          --           --          --     (1,521)
Net income                         --    |    --          --        3,492          --           --          --         --
Dividends (per share-$.50)         --    |    --          --       (1,247)         --           --          --         --
-----------------------------------------|--------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996       2,481    |  $858      $1,058      $15,127        $(61)       $(662)       $156   $(10,320)
==========================================================================================================================
{1} Adjusted for a two-for-one stock split in 1996.
{2} Common stock purchased from employees exercising stock options numbered 881 thousand, 561 thousand and 416 thousand shares for the years ending December 31, 1996, 1995 and 1994, respectively.

See Notes to Consolidated Financial Statements.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
The Coca-Cola Company and subsidiaries (our Company) is predominantly a manufacturer, marketer and distributor of soft drink and noncarbonated beverage concentrates and syrups. Operating in nearly
200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We have significant markets for our products in all of the world's geographic regions. We record revenue when title passes to our customers.
BASIS OF PRESENTATION
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.
CONSOLIDATION
Our consolidated financial statements include the accounts of The Coca-Cola Company and all subsidiaries except where control is temporary or does not rest with our Company. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Accordingly, our Company's share of the net earnings of these companies is included in consolidated net income. Our investments in other companies are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions are eliminated upon consolidation.
ISSUANCES OF STOCK BY EQUITY INVESTEES
When one of our equity investees sells additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the selling price per share is more or less than our average carrying amount per share, we recognize a noncash gain or loss on the issuance. This noncash gain or loss, net of any deferred taxes, is recognized in our net income in the period the change of ownership interest occurs.
ADVERTISING COSTS
Our Company generally expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,437 million in 1996, $1,292 million in 1995 and $1,114 million in 1994. As of December 31, 1996 and 1995, advertising costs of approximately $247 million and $299 million, respectively, were recorded primarily in prepaid expenses and other assets in our accompanying balance sheets.
NET INCOME PER SHARE
Net income per share is computed by dividing net income by the weighted-average number of shares outstanding.
     On April 17, 1996, our share owners approved an increase in the authorized common stock of our Company from 2.8 billion to 5.6 billion shares and a two-for-one stock split. The stated par value of each share remained at $.25 per share. Our financial statements have been restated to reflect these changes.
CASH EQUIVALENTS
Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.
INVENTORIES
Inventories consist primarily of raw materials and supplies and are valued at the lower of cost or market. In general, cost is determined on the basis of average cost or first-in, first-out methods.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations to ensure that they are appropriately valued. Accumulated amortization was approximately $86 million and $117 million on December 31, 1996 and 1995, respectively.
USE OF ESTIMATES
In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, they may ultimately differ from actual results.
NEW ACCOUNTING STANDARDS
We adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), in 1996. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. We have elected to continue using the intrinsic value method to account for our stock-based compensation plans. SFAS 123 requires companies electing to continue using the intrinsic value method to make certain pro forma disclosures (see Note 11).
     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), was adopted as of January 1, 1996. SFAS
121 standardized the accounting practices for the recognition

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


and measurement of impairment losses on certain long-lived assets. The adoption of SFAS 121 was not material to our results of operations or financial position. However, the provisions of SFAS 121 required certain charges, historically recorded by our Company in other income (deductions)-net, to be included in operating income.

2. BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC.
Coca-Cola Enterprises is the largest soft drink bottler in the world. Our Company owns approximately 45 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly we account for our investment by the equity method of accounting. On December 31, 1996, the excess of our equity in the underlying net assets of Coca-Cola Enterprises over our investment was approximately $150 million, which is primarily being amortized on a straight-line basis over 40 years. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                   1996           1995
--------------------------------------------------------------------
Current assets                             $  1,319        $   982
Noncurrent assets                             9,915          8,082
--------------------------------------------------------------------
     Total assets                          $ 11,234        $ 9,064
====================================================================
Current liabilities                        $  1,390        $   859
Noncurrent liabilities                        8,294          6,770
--------------------------------------------------------------------
     Total liabilities                     $  9,684        $ 7,629
====================================================================
Share-owners' equity                       $  1,550        $ 1,435
====================================================================
Company equity investment                  $    547        $   556
====================================================================


Year Ended December 31,         1996           1995           1994
--------------------------------------------------------------------
Net operating revenues      $  7,921       $  6,773        $ 6,011
Cost of goods sold             4,896          4,267          3,703
--------------------------------------------------------------------
Gross profit                $  3,025       $  2,506        $ 2,308
====================================================================
Operating income            $    545       $    468        $   440
====================================================================
Cash operating profit{1}    $  1,172       $    997        $   901
====================================================================
Net income                  $    114       $     82        $    69
====================================================================
Net income available to
   common share owners      $    106       $     80        $    67
====================================================================
Company equity income       $     53       $     35        $    30
====================================================================

     Our net concentrate/syrup sales to Coca-Cola Enterprises were $1.6 billion in 1996, $1.3 billion in 1995 and $1.2 billion in 1994. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our consolidated statements of income. These transactions amounted to $247 million in 1996, $242 million in 1995 and $254 million in 1994. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
     Our direct support for certain marketing activities of Coca-Cola Enterprises and participation with them in cooperative advertising and other marketing programs amounted to approximately $448 million in 1996, $343 million in 1995 and $319 million in 1994. Additionally, in 1996 and 1995, we committed approximately $120 million and $55 million, respectively, to Coca-Cola Enterprises under a Company program that encourages bottlers to invest in building and supporting beverage infrastructure.
     If valued at the December 31, 1996, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of our investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $2.2 billion.

COCA-COLA AMATIL LIMITED
We own approximately 36 percent of Coca-Cola Amatil, an Australian-based bottler of our products that operates in 17 countries. Accordingly, we account for our investment in Coca-Cola Amatil by the equity method. On December 31, 1996, the excess of our investment over our equity in the underlying net assets of Coca-Cola Amatil was approximately $137 million, which we are amortizing on a straight-line basis over 40 years. A summary of financial information for Coca-Cola Amatil is as follows (in millions):

December 31,                                   1996           1995
--------------------------------------------------------------------
Current assets                              $ 1,847        $ 1,129
Noncurrent assets                             2,913          2,310
--------------------------------------------------------------------
     Total assets                           $ 4,760        $ 3,439
====================================================================
Current liabilities                         $ 1,247        $ 1,077
Noncurrent liabilities                        1,445            881
--------------------------------------------------------------------
     Total liabilities                      $ 2,692        $ 1,958
====================================================================
Share-owners' equity                        $ 2,068        $ 1,481
====================================================================
Company equity investment                   $   881        $   682
====================================================================


Year Ended December 31,         1996           1995           1994
--------------------------------------------------------------------
Net operating revenues      $  2,905       $  2,193        $ 1,670
Cost of goods sold             1,737          1,311            981
--------------------------------------------------------------------
Gross profit                $  1,168       $    882        $   689
====================================================================
Operating income            $    215       $    214        $   156
====================================================================
Cash operating profit{1}    $    384       $    329        $   247
====================================================================
Net income                  $     80       $     75        $    68
====================================================================
Company equity income       $     27       $     28        $    28
====================================================================

     Our net concentrate sales to Coca-Cola Amatil were approximately $450 million in 1996, $340 million in 1995 and $270 million in 1994. We also participate in various marketing, promotional and other activities with Coca-Cola Amatil.
     If valued at the December 31, 1996, quoted closing price of publicly traded Coca-Cola Amatil shares, the calculated value of our investment in Coca-Cola Amatil would have exceeded its carrying value by approximately $1.2 billion.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


OTHER EQUITY INVESTMENTS
Operating results include our proportionate share of income from our equity investments since the respective dates of those investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises and Coca-Cola Amatil, is as follows (in millions):

December 31,                                   1996        1995
-----------------------------------------------------------------
Current assets                             $  2,792     $ 1,889
Noncurrent assets                             8,783       5,006
-----------------------------------------------------------------
     Total assets                          $ 11,575     $ 6,895
=================================================================
Current liabilities                        $  2,758     $ 1,933
Noncurrent liabilities                        4,849       2,555
-----------------------------------------------------------------
     Total liabilities                     $  7,607     $ 4,488
=================================================================
Share-owners' equity                       $  3,968     $ 2,407
=================================================================
Company equity investment                  $  2,004     $ 1,157
=================================================================

Year Ended December 31,             1996       1995        1994
-----------------------------------------------------------------
Net operating revenues          $ 11,640   $  9,370     $ 7,998
Cost of goods sold                 8,028      6,335       5,416
-----------------------------------------------------------------
Gross profit                    $  3,612   $  3,035     $ 2,582
=================================================================
Operating income                $    835   $    632     $   633
=================================================================
Cash operating profit{1}        $  1,268   $  1,079     $   875
=================================================================
Net income                      $    366   $    280     $   255
=================================================================
Company equity income           $    131   $    106     $    76
=================================================================
Equity investments include certain non-bottling investees.

{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

     Net sales to equity investees other than Coca-Cola Enterprises and Coca-Cola Amatil were $1.5 billion in 1996, $1.2 billion in 1995 and $1.0 billion in 1994. Our Company also participates in various marketing, promotional and other activities with these investees, the majority of which are located outside the United States.
     In July 1996, we sold our interests in our French and Belgian bottling and canning operations to Coca-Cola Enterprises in return for cash consideration of approximately $936 million. Also in 1996, we contributed cash and our Venezuelan bottling interests to a new joint venture, Embotelladora Coca-Cola y Hit de Venezuela, S.A., in exchange for a 50 percent ownership interest. Accordingly, we account for our investment by the equity method.
     During 1995, our finance subsidiary invested $160 million in The Coca-Cola Bottling Company of New York, Inc. (CCNY), in return for redeemable preferred stock. As of December 31, 1996, we held a 49 percent voting and economic interest in CCNY. Accordingly, we account for our investment in CCNY by the equity method.
     If valued at the December 31, 1996, quoted closing prices of shares actively traded on stock markets, the calculated value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises and Coca-Cola Amatil would have exceeded our carrying value by approximately $574 million.

3. ISSUANCES OF STOCK BY EQUITY INVESTEES
In the third quarter of 1996, our previously wholly owned subsidiary, Coca-Cola Erfrischungsgetraenke G.m.b.H. (CCEG), issued approximately
24.4 million shares of common stock as part of a merger with three independent German bottlers of our products. The shares were valued at approximately $925 million, based upon the fair values of the assets of the three acquired bottling companies. In connection with CCEG's issuance of shares, a new corporation was established, Coca-Cola Erfrischungsgetraenke AG (CCEAG), and our ownership was reduced to 45 percent of the resulting corporation. As a result, we will account for our related investment by the equity method of accounting, prospectively from the transaction date. This transaction resulted in a noncash pretax gain of $283 million to our Company. Our German subsidiary has provided deferred taxes of approximately $171 million related to this gain.
     Also in the third quarter of 1996, Coca-Cola Amatil issued approximately 46 million shares in exchange for approximately $522 million. This issuance reduced our Company's ownership percentage in Coca-Cola Amatil from approximately 39 percent to approximately 36 percent. This transaction resulted in a noncash pretax gain of $130 million to our Company. We have provided deferred taxes of approximately $47 million on this gain.

     In 1996, Coca-Cola FEMSA de Buenos Aires, S.A. issued approximately 19 million shares to Coca-Cola FEMSA, S.A. de C.V. This issuance reduced our ownership in Coca-Cola FEMSA de Buenos Aires, S.A. from 49 percent to approximately 32 percent. We recognized a noncash pretax gain of approximately $18 million as a result of this transaction. In a subsequent transaction, our ownership in Coca-Cola FEMSA de Buenos Aires, S.A. was reduced to 25 percent.
     In the third quarter of 1995, Coca-Cola Amatil completed a public offering in Australia of approximately 97 million shares of common stock. In connection with the offering, our ownership interest in Coca-Cola Amatil was diluted to approximately 40 percent. This transaction resulted in a noncash pretax gain of $74 million. We provided deferred taxes of approximately $27 million on this gain.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following
(in millions):

December 31,                             1996         1995
-------------------------------------------------------------
Accrued marketing                     $   510      $   492
Container deposits                         64          130
Accrued compensation                      169          198
Sales, payroll and other taxes            174          209
Accounts payable and
   other accrued expenses               2,055        2,074
-------------------------------------------------------------
                                      $ 2,972      $ 3,103
=============================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 1996, we had $3.2 billion outstanding in commercial paper borrowings. In addition, we had $1.1 billion in lines of credit and other short-term credit facilities available, under which $0.2 billion was outstanding. Our weighted-average interest rates for commercial paper were approximately 5.6 and
5.7 percent on December 31, 1996 and 1995, respectively.
     These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to our Company.

6. LONG-TERM DEBT
Long-term debt consists of the following (in millions):

December 31,                                   1996        1995
------------------------------------------------------------------
7 3/4% U.S. dollar notes due 1996            $    -      $  250
5 3/4% Japanese yen notes due 1996                -         292
5 3/4% German mark notes due 1998{1}            161         175
7 7/8% U.S. dollar notes due 1998               250         250
6% U.S. dollar notes due 2000                   251         252
6 5/8% U.S. dollar notes due 2002               150         149
6% U.S. dollar notes due 2003                   150         150
7 3/8% U.S. dollar notes due 2093               116         116
Other, due 1997 to 2013                          47          59
------------------------------------------------------------------
                                              1,125       1,693
Less current portion                              9         552
------------------------------------------------------------------
                                             $1,116      $1,141
==================================================================
{1} Portions of these notes have been swapped for liabilities denominated in other currencies.

     After giving effect to interest rate management instruments (see
Note 8), the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $261 million and $864 million on December 31, 1996, and $1,017 million and $676 million on December 31, 1995. The weighted-average interest rate on our Company's long-term debt was 5.9 and 6.5 percent on December 31, 1996 and 1995, respectively. Interest paid was approximately $315 million, $275 million and $197 million in 1996, 1995 and 1994, respectively.

     Maturities of long-term debt for the five years succeeding
December 31, 1996, are as follows (in millions):

     1997      1998      1999      2000      2001
-------------------------------------------------------
       $9      $422       $16      $257        $2
=======================================================

     The above notes include various restrictions, none of which is presently significant to our Company.

7. FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents, marketable equity securities, investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of our hedging instruments is included in Note 8.
CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. On December 31, 1996 and 1995, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported in share-owners' equity. Debt securities categorized as held-to-maturity are stated at amortized cost.

     On December 31, 1996 and 1995, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                        Gross        Gross    Estimated
                                   Unrealized   Unrealized         Fair
December 31,                Cost        Gains       Losses        Value
--------------------------------------------------------------------------
1996
Available-for-sale
  securities

    Equity securities   $    377       $  259        $  (2)     $   634
    Collateralized
      mortgage
      obligations            145            -           (5)         140
    Other debt
      securities              24            -           (1)          23
-------------------------------------------------------------------------
                        $    546       $  259        $  (8)     $   797
=========================================================================

Held-to-maturity
  securities

    Bank and
      corporate debt    $  1,550       $    -        $  (9)     $ 1,541
    Other debt
      securities              58            -            -           58
-------------------------------------------------------------------------
                        $  1,608       $    -        $  (9)     $ 1,599
=========================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                        Gross        Gross    Estimated
                                   Unrealized   Unrealized         Fair
December 31,                Cost        Gains       Losses        Value
-------------------------------------------------------------------------
1995
Available-for-sale
  securities

    Equity securities    $   128       $  151        $  (2)     $   277
    Collateralized
      mortgage
      obligations            147            -           (5)         142
    Other debt
      securities              26            -            -           26
-------------------------------------------------------------------------
                         $   301       $  151        $  (7)     $   445
=========================================================================

Held-to-maturity
  securities

    Bank and
      corporate debt     $ 1,333       $   -        $   -       $ 1,333
    Other debt
      securities              40           -            -            40
-------------------------------------------------------------------------
                         $ 1,373       $   -        $   -       $ 1,373
=========================================================================

On December 31, 1996 and 1995, these investments were included in the following captions on our consolidated balance sheets (in millions):

                                Available-for-Sale      Held-to-Maturity
December 31,                            Securities            Securities
-------------------------------------------------------------------------
1996
Cash and cash equivalents                    $   -               $ 1,208
Current marketable securities                   68                   157
Cost method investments,
   principally bottling companies              584                     -
Marketable securities and
   other assets                                145                   243
-------------------------------------------------------------------------
                                             $ 797               $ 1,608
=========================================================================

1995
Cash and cash equivalents                    $   -               $   900
Current marketable securities                   74                    74
Cost method investments,
   principally bottling companies              222                     -
Marketable securities and
   other assets                                149                   399
-------------------------------------------------------------------------
                                             $ 445               $ 1,373
=========================================================================

     The contractual maturities of these investments as of December 31, 1996, were as follows (in millions):

                           Available-for-Sale         Held-to-Maturity
                              Securities                  Securities
-----------------------------------------------------------------------------
                                        Fair        Amortized        Fair
                             Cost      Value             Cost       Value
-----------------------------------------------------------------------------
1997                        $  21      $  20          $ 1,365     $ 1,365
1998-2001                       3          3              223         214
After 2001                      -          -               20          20
Collateralized
  mortgage obligations        145        140                -           -
Equity securities             377        634                -           -
-----------------------------------------------------------------------------
                            $ 546      $ 797          $ 1,608     $ 1,599
=============================================================================

     For the years ended December 31, 1996 and 1995, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

8. HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
Our Company employs derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates, foreign exchange rates, commodity prices and other market risks. These financial instruments, when entered into, are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. We effectively monitor the use of these derivative financial instruments through the use of objective measurement systems, well-defined market and credit risk limits and timely reports to senior management according to prescribed guidelines. Virtually all of our derivatives are "over-the-counter" instruments.
     The estimated fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments, and the overall reduction in our exposure to adverse fluctuations in interest rates,foreign exchange rates, commodity prices and other market risks.
     The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure through our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     We have established strict counterparty credit guidelines and only enter into transactions with financial institutions of investment grade or better. Counterparty exposures are monitored daily and any downgrade in credit rating receives immediate review. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for transactions with maturities in excess of three years. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. As a result, we consider the risk of counterparty default to be minimal. INTEREST RATE MANAGEMENT
Our management has implemented a policy to maintain our percentage of fixed and variable rate debt within certain parameters. We enter into interest rate swap agreements that maintain the fixed/variable mix within these defined parameters. These contracts had maturities ranging from one to seven years on December 31, 1996. Variable rates are predominantly linked to LIBOR (London Interbank Offered Rate). Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.
     Additionally, our Company enters into interest rate cap agreements that entitle us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceed pre-specified interest rates through 1997. Premiums paid for interest rate cap agreements are included in prepaid expenses and other assets and are amortized to interest expense over the terms of the respective agreements. Payments received pursuant to the interest rate cap agreements, if any, are recognized as an adjustment to the interest expense on the underlying debt instruments.
FOREIGN CURRENCY MANAGEMENT
The purpose of our foreign currency hedging activities is to reduce the risk that our eventual dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.
     We enter into forward exchange contracts and purchase currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on terminated contracts, if any, are included in prepaid expenses and other assets. These are recognized in income along with unrealized gains and losses, in the same period the hedged transactions are realized. Approximately $17 million and $27 million of realized losses on settled contracts entered into as hedges of firmly committed transactions that have not yet occurred were deferred on December 31, 1996 and 1995, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 1996 or 1995. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in our income statement.
     Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment.
     The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 1996 and 1995 (in millions):

                        Notional
                       Principal     Carrying      Fair
December 31,             Amounts       Values    Values         Maturity
--------------------------------------------------------------------------
1996
Interest rate
  management

  Swap agreements
    Assets               $   893         $  5     $  13        1997-2003
    Liabilities               25            -         1             2002
  Interest rate caps
    Assets                   400            1         -             1997

Foreign currency
  management

  Forward contracts
    Assets                     5            1        (2)            1997
    Liabilities            2,541          (53)      (42)       1997-1998
  Swap agreements
    Assets                   398           18        12        1997-1998
    Liabilities            1,086          (12)     (114)       1997-2002
  Purchased options
    Assets                 1,873           42        89             1997

Other
  Assets                     537           67        33             1997
--------------------------------------------------------------------------
                         $ 7,758         $ 69     $ (10)
==========================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        Notional
                       Principal     Carrying       Fair
December 31,             Amounts       Values     Values          Maturity
-----------------------------------------------------------------------------
1995
Interest rate
  management

  Swap agreements
    Assets               $   705         $  4     $   30         1997-2003
    Liabilities               62            -         (2)        2000-2002
  Interest rate caps
    Assets                   400            2          -              1997

Foreign currency
  management

  Forward contracts
    Assets                 1,927           25         36              1996
    Liabilities              554          (17)       (15)        1996-1997
  Swap agreements
    Assets                   390           17         11         1996-2000
    Liabilities            1,686          (46)      (262)        1996-2002
  Purchased options
    Assets                 1,823           62         90              1996

Other
  Assets                     327            7          5              1996
-----------------------------------------------------------------------------
                         $ 7,874         $ 54     $ (107)
=============================================================================

     Maturities of derivative financial instruments held on December 31, 1996, are as follows (in millions):

       1997      1998      1999      2000-2003
-----------------------------------------------
    $ 6,037     $ 622     $ 204          $ 895
===============================================

9. COMMITMENTS AND CONTINGENCIES
On December 31, 1996, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $274 million, of which $34 million related to independent bottling licensees.
     The Mitsubishi Bank Limited has provided a yen denominated guarantee for the equivalent of $269 million in support of a suspension of enforcement of a tax assessment levied by the Japanese tax authorities. We have agreed to indemnify Mitsubishi if amounts are paid pursuant to this guarantee. This matter is being reviewed by the tax authorities of the United States and Japan under the tax treaty signed by the two nations to prevent double taxation. Any additional income tax payable to Japan should be offset by income tax credits in the United States and would not adversely affect earnings.
     Through our finance subsidiary, we have agreed to issue up to $50 million in letters of credit on CCNY's behalf, of which $21 million was committed on December 31, 1996.
     We do not consider it probable that we will be required to satisfy these guarantees or indemnification agreements. The fair value of these contingent liabilities is immaterial to our consolidated financial statements.
     We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.
     Additionally, under certain circumstances, we have committed to make future investments in bottling companies. However, we do not consider any of these commitments to be individually significant.

10. NET CHANGE IN OPERATING ASSETS AND LIABILITIES
The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

Year Ended December 31,                   1996        1995      1994
----------------------------------------------------------------------
Increase in trade accounts
   receivable                           $ (230)     $ (255)   $ (169)
(Increase) decrease in inventories         (33)        (80)       43
Increase in prepaid expenses
   and other assets                        (65)       (160)      (95)
Increase in accounts payable
   and accrued expenses                    361         214       197
Increase (decrease) in
   accrued taxes                          (208)         26       200
Increase in other liabilities              211          63       131
----------------------------------------------------------------------
                                        $   36      $ (192)    $ 307
======================================================================

11. RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
Our Company sponsors restricted stock award plans, stock option plans, Incentive Unit Agreements and Performance Unit Agreements. Our Company applies APB Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, for our stock option plans, no compensation cost has been recognized. The compensation cost that has been charged against income for our restricted stock award plans was $63 million in 1996 and $45 million in 1995. For our Incentive Unit Agreements and Performance Unit Agreements, the charge against income was $90 million in 1996 and $64 million in 1995. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS 123, our Company's net income and net income per share would have been reduced.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The pro forma amounts are indicated below (in millions, except per share amounts):

Year Ended December 31,                1996         1995
----------------------------------------------------------
Net income
     As reported                   $  3,492     $  2,986
     Pro forma                     $  3,412     $  2,933
Net income per share
     As reported                   $   1.40     $   1.18
     Pro forma                     $   1.37     $   1.16
==========================================================

     Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.
     On December 31, 1996, 34 million shares were available for grant under the Restricted Stock Award Plans. In 1996 and 1995, 210,000 and 190,000 shares of restricted stock were granted at $48.88 and $35.63, respectively. Participants are entitled to vote and receive dividends on the shares, and under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.
     Under our 1991 Stock Option Plan (the Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the Option Plan have been granted to Company employees at fair market value at the date of grant. Generally, stock options become exercisable over a three-year vesting period and expire 10 years from the date of grant.
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yields of 1.0 and 1.3 percent; expected volatility of 18.3 and 20.1 percent; risk-free interest rates of 6.2 and 5.9 percent; and expected lives of four years for both years. The weighted-average fair value of options granted was $11.43 and $8.13 for the years ended December 31, 1996 and 1995, respectively.


A summary of stock option activity under all plans is as follows
(shares in millions):

                              1996                          1995                           1994
                   ---------------------------    -------------------------     ---------------------------
                             Weighted-Average              Weighted-Average               Weighted-Average
                  Shares       Exercise Price     Shares     Exercise Price     Shares      Exercise Price
------------------------------------------------------------------------------------------------------------
Outstanding on
 January 1,           74              $ 20.74         65            $ 15.53         60             $ 12.38
Granted               14                48.86         18              34.88         14               25.35
Exercised             (9)               13.72         (8)             10.63         (8)               7.81
Forfeited/Expired     (1)               31.62         (1)             24.84         (1)              20.95
------------------------------------------------------------------------------------------------------------
Outstanding on
 December 31,         78              $ 26.50         74            $ 20.74         65             $ 15.53
============================================================================================================
Exercisable on
 December 31,         51              $ 18.69         45            $ 14.22         43             $ 11.31
============================================================================================================
Shares Available
 on December 31,
 for options that
 may be granted       46                              59                            76
============================================================================================================

The following table summarizes information about stock options at December 31, 1996 (shares in millions):


                                      Outstanding Stock Options                   Exercisable Stock Options
                          -----------------------------------------------      -------------------------------
                                   Weighted-Average
            Range of                      Remaining      Weighted-Average                  Weighted-Average
     Exercise Prices      Shares   Contractual Life        Exercise Price       Shares       Exercise Price
--------------------------------------------------------------------------------------------------------------
$  3.00  to  $ 10.00          16          2.2 years               $  6.74           16              $  6.74
$ 10.01  to  $ 20.00           5          4.5 years               $ 14.44            5              $ 14.44
$ 20.01  to  $ 30.00          28          7.1 years               $ 23.60           24              $ 23.16
$ 30.01  to  $ 40.00          15          8.8 years               $ 35.63            6              $ 35.63
$ 40.01  to  $ 50.00          14          9.8 years               $ 48.86            -                    -
==============================================================================================================
$ 3.00   to  $ 50.00          78          6.8 years               $ 26.50           51              $ 18.69
==============================================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In 1988, our Company entered into Incentive Unit Agreements whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 2.4 million shares of our common stock at the measurement dates. Under the Incentive Unit Agreements, the employee is reimbursed by our Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. At December 31, 1996 and 1995, approximately 1.6 million units were outstanding.
     In 1985, we entered into Performance Unit Agreements, whereby certain officers were given the right to receive cash awards based on the difference in the market value of approximately 4.4 million shares of our common stock at the measurement dates and the base price of $2.58, the market value as of January 2, 1985. At December 31, 1996 and 1995, approximately 2.9 million units were outstanding.

12. PENSION AND OTHER POSTRETIREMENT BENEFITS
Our Company sponsors and/or contributes to pension plans covering substantially all U.S. employees and certain employees in international locations. The benefits are primarily based on years of service and the employees' compensation for certain periods during the last years of employment. We generally fund pension costs currently, subject to regulatory funding limitations. We also sponsor nonqualified, unfunded defined benefit plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
     Total pension expense for all benefit plans, including defined benefit plans, amounted to approximately $85 million in 1996, $81 million in 1995 and $73 million in 1994. Net periodic pension cost for our defined benefit plans consists of the following (in millions):

Year Ended December 31,              1996      1995       1994
----------------------------------------------------------------------
Service cost-benefits earned
     during the period             $   48     $  43      $  46
Interest cost on projected
     benefit obligation                91        89         78
Actual return on plan assets         (169)     (211)       (25)
Net amortization and deferral         103       145        (39)
----------------------------------------------------------------------
Net periodic pension cost          $   73     $  66      $  60
======================================================================

     The funded status of our defined benefit plans is as follows
(in millions):

                                   Assets Exceed          Accumulated
                                    Accumulated            Benefits
                                     Benefits            Exceed Assets
                               --------------------  ----------------------
December 31,                      1996       1995       1996       1995
---------------------------------------------------------------------------
Actuarial present value of
  benefit obligations
    Vested benefit
      obligation               $   704    $   731    $   343    $   286
===========================================================================
    Accumulated benefit
      obligation               $   768    $   790    $   384    $   316
===========================================================================
    Projected benefit
      obligation               $   890    $   919    $   485    $   394
Plan assets at fair value{1}     1,126      1,044        156        112
---------------------------------------------------------------------------
Plan assets in excess of
  (less than) projected
  benefit obligation               236        125       (329)      (282)
Unrecognized net (asset)
  liability at transition          (39)       (44)        36         41
Unrecognized prior service
  cost                              33         38         16         25
Unrecognized net (gain) loss      (191)       (84)       104         54
Adjustment required to
  recognize minimum liability        -          -        (66)       (60)
---------------------------------------------------------------------------
Accrued pension asset
  (liability) included in the
  consolidated balance sheet   $    39    $    35    $  (239)   $  (222)
===========================================================================
{1} Primarily listed stocks, bonds and government securities.


     The assumptions used in computing the preceding information are as follows:

Year Ended December 31,            1996       1995        1994
-------------------------------------------------------------------
Discount rates                    7 1/4%         7%      7 1/2%
Rates of increase in
   compensation levels            4 3/4%     4 3/4%          5%
Expected long-term rates of
   return on assets               8 1/2%     8 1/2%      8 1/4%
===================================================================

     Our Company has plans providing postretirement health care and life insurance benefits to substantially all U.S. employees and certain employees in international locations who retire with a minimum of five years of service. Net periodic cost for our postretirement health care and life insurance benefits consists of the following (in millions):

Year Ended December 31,             1996      1995       1994
-------------------------------------------------------------------
Service cost                        $ 12      $ 12       $ 12
Interest cost                         20        23         21
Other                                 (3)       (2)        (1)
-------------------------------------------------------------------
                                    $ 29      $ 33       $ 32
===================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In addition, we contribute to a Voluntary Employees' Beneficiary Association trust that will be used to partially fund health care benefits for future retirees. Generally, we fund benefits to the extent contributions are tax-deductible, which under current legislation is limited. In general, retiree health benefits are paid as covered expenses are incurred.
     The funded status of our postretirement health care and life insurance plans is as follows (in millions):

December 31,                               1996              1995
----------------------------------------------------------------------
Accumulated postretirement
  benefit obligations:
    Retirees                             $  114            $  122
    Fully eligible active plan
     participants                            35                40
    Other active plan participants          130               141
----------------------------------------------------------------------
Total benefit obligation                    279               303
Plan assets at fair value{1}                 41                42
----------------------------------------------------------------------
Plan assets less than benefit obligation   (238)             (261)
Unrecognized prior service cost               5                (3)
Unrecognized net gain                       (57)               (9)
----------------------------------------------------------------------
Accrued postretirement benefit
  liability included in the
  consolidated balance sheet             $ (290)           $ (273)
======================================================================
{1} Consists of corporate bonds, government securities and short-term investments.

     The assumptions used in computing the preceding information are as follows:

Year Ended December 31,        1996          1995           1994
-------------------------------------------------------------------
Discount rate                 7 3/4%        7 1/4%         8 1/4%
Rates of increase in
  compensation levels             5%        4 3/4%         5 1/4%
===================================================================

     The rate of increase in the per capita costs of covered health care benefits is assumed to be 7 3/4 percent in 1997, decreasing gradually to 5 1/4 percent by the year 2003. Increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1996, by approximately $33 million and increase the net periodic post-retirement benefit cost by approximately $5 million in 1996.

13. INCOME TAXES
Income before income taxes consists of the following (in millions):

Year Ended December 31,        1996        1995        1994
--------------------------------------------------------------
United States               $ 1,168     $ 1,270     $ 1,214
International                 3,428       3,058       2,514
--------------------------------------------------------------
                            $ 4,596     $ 4,328     $ 3,728
==============================================================

     Income tax expense (benefit) consists of the following (in millions):

Year Ended           United    State &
December 31,         States      Local     International       Total
----------------------------------------------------------------------
1996
     Current          $ 256      $  79             $ 914     $ 1,249
     Deferred          (264)       (29)              148        (145)
1995
     Current          $ 204      $  41             $ 940     $ 1,185
     Deferred            80         10                67         157
1994
     Current          $ 299      $  38             $ 779     $ 1,116
     Deferred            24          5                29          58
======================================================================

     We made income tax payments of approximately $1,242 million, $1,000 million and $785 million in 1996, 1995 and 1994, respectively.
     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,               1996        1995        1994
----------------------------------------------------------------------
Statutory U.S. federal rate           35.0%       35.0%       35.0%
State income taxes-net of
  federal benefit                      1.0         1.0         1.0
Earnings in jurisdictions taxed
  at rates different from the
  statutory U.S. federal rate         (3.3)       (3.9)       (4.3)
Equity income                         (1.7)       (1.7)       (1.1)
Tax settlement                        (7.0)          -           -
Other-net                                -          .6          .9
----------------------------------------------------------------------
                                      24.0%       31.0%       31.5%
======================================================================

     In 1996, we reached an agreement in principle with the U.S. Internal Revenue Service (IRS) settling certain U.S.-related income tax matters. The agreement included issues in litigation involving our operations in Puerto Rico, dating back to the 1981 tax year and extending through 1995. This agreement resulted in a one-time reduction of $320 million to our 1996 income tax expense as a result of reversing previously accrued contingent income tax liabilities.
     Our effective tax rate reflects the favorable U.S. tax treatment of manufacturing facilities in Puerto Rico that operate under a negotiated exemption grant that expires December 31, 2009. Changes to U.S. tax law enacted in 1993 limit the utilization of the favorable tax treatment of operations in Puerto Rico. Our effective tax rate also reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent. Our 1996 effective tax rate would have been 31 percent, excluding the favorable impact of the settlement with the IRS.

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from our international subsidiaries that is expected to be indefinitely reinvested is approximately $542 million on December 31, 1996. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $190 million, based on current tax laws.
     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following (in millions):

December 31,                             1996      1995
---------------------------------------------------------
Deferred tax assets:
   Benefit plans                        $ 414     $ 369
   Liabilities and reserves               164       178
   Net operating loss carryforwards       130        97
   Other                                   88       151
---------------------------------------------------------
   Gross deferred tax assets              796       795
   Valuation allowance                    (18)      (42)
---------------------------------------------------------
                                        $ 778     $ 753
=========================================================
Deferred tax liabilities:
   Property, plant and equipment        $ 200     $ 414
   Equity investments                     369       170
   Intangible assets                       74        89
   Other                                   33       205
---------------------------------------------------------
                                        $ 676     $ 878
=========================================================
Net deferred tax asset (liability){1}   $ 102     $(125)
=========================================================
{1} Deferred tax assets of $403 million and $69 million have been included in the consolidated balance sheet caption "marketable securities and other assets" at December 31, 1996 and 1995, respectively.

     On December 31, 1996, we had $261 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $17 million must be utilized within the next 5 years; $244 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

14. NONRECURRING ITEMS
In the third quarter of 1996, we made a series of decisions that resulted in provisions of approximately $276 million in selling, administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to the streamlining of our operations, primarily in Greater Europe and Latin America. Our management has taken actions to consolidate certain manufacturing operations and, as a result, recorded charges to recognize the impairment of certain manufacturing assets and to recognize the estimated losses on the disposal of other assets. The remainder of this $276 million provision related to actions taken by The Minute Maid Company (formerly known as Coca-Cola Foods). During the third quarter of 1996, The Minute Maid Company entered into two significant agreements with independent parties: (i) a strategic supply alliance with Sucocitrico Cutrale Ltda., the world's largest grower and processor of oranges, and (ii) a joint venture agreement with Groupe Danone to produce, distribute and sell premium refrigerated juices outside of the United States and Canada. With these agreements, we intend to increase The Minute Maid Company's focus on managing its brands while seeking arrangements to lower its overall manufacturing costs. In connection with these actions, we recorded $146 million in third quarter provisions, comprised primarily of impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities.
     Also in the third quarter of 1996, we launched a strategic initiative, Project Infinity, to redesign and enhance our information systems and communications capabilities. In connection with this initiative, we recorded an $80 million impairment charge in administrative and general expenses to recognize Project Infinity's impact on existing information systems.
     Based upon management's commitment to certain strategic actions during the third quarter of 1996, these impairment charges were recorded to reduce the carrying value of identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals.
     Also in the third quarter of 1996, we recorded a charge in administrative and general expenses as a result of our decision to contribute $28.5 million to the corpus of The Coca-Cola Foundation, a not-for-profit charitable organization.
     During 1995, selling, administrative and general expenses included provisions of $86 million to increase efficiencies in our operations in North America and Europe.

15. SUBSEQUENT EVENT
In 1996, we executed an agreement to sell our 49 percent interest in Coca-Cola & Schweppes Beverages Ltd. to Coca-Cola Enterprises. This transaction closed in early 1997 and resulted in gross proceeds to our Company of approximately U.S. $1 billion, and an after-tax gain of approximately $.08 per share.

                                    THE COCA-COLA COMPANY AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. OPERATIONS IN GEOGRAPHIC AREAS
Information about the Company's operations by geographic area is as follows (in millions):

                                              North             Greater      Latin   Middle &
                                            America    Africa    Europe    America   Far East  Corporate  Consolidated
----------------------------------------------------------------------------------------------------------------------
1996
Net operating revenues                       $6,050     $476     $5,947     $1,991     $4,035     $   47       $18,546
Operating income                                949{2}   118{2}   1,277{2}     815{2}   1,358{2}    (602){2}     3,915
Identifiable operating assets                 3,814      326      2,896      1,405      1,463      2,088{1}     11,992
Equity income                                                                                        211           211
Investments (principally bottling companies)                                                       4,169         4,169
Capital expenditures                            261       32        379         79        121        118           990
Depreciation and amortization                   157        8        176         37         25         76           479
======================================================================================================================
1995
Net operating revenues                       $5,513     $595     $5,999     $1,920     $3,936     $   55       $18,018
Operating income                                856{3}   205      1,256{3}     798      1,394       (483)        4,026
Identifiable operating assets                 3,478      348      4,301      1,294      1,445      1,461{1}     12,327
Equity income                                                                                        169           169
Investments (principally bottling companies)                                                       2,714         2,714
Capital expenditures                            286       19        383         87         85         77           937
Depreciation and amortization                   148        8        180         31         21         66           454
======================================================================================================================
1994
Net operating revenues                       $5,327     $522     $5,029     $1,928     $3,333     $   42       $16,181
Operating income                                915      174      1,129        710      1,150       (441)        3,637
Identifiable operating assets                 3,085      356      3,959      1,164      1,343      1,456{1}     11,363
Equity income                                                                                        134           134
Investments (principally bottling companies)                                                       2,510         2,510
Capital expenditures                            253       27        330        129         50         89           878
Depreciation and amortization                   130        6        160         36         19         60           411
======================================================================================================================
Intercompany transfers between geographic areas are not material.
North America includes only the United States and Canada.
Prior year amounts have been reclassified to conform to the current year presentation.

{1} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.
{2} Operating income for North America, Africa, Greater Europe, Latin America and the Middle & Far East was reduced by $153 million, $7 million, $66 million, $32 million and $18 million, respectively, for provisions related to management's strategic plans to strengthen our worldwide system. Corporate operating income was reduced by $80 million for Project Infinity's impairment impact to existing systems and by $28.5 million for our decision to contribute to the corpus of The Coca-Cola Foundation.
{3} Operating income for North America and Greater Europe was reduced by $61 million and $25 million, respectively, for provisions to increase efficiencies.


Compound Average Growth Rates                 North             Greater      Latin   Middle &
Ending 1996                                 America    Africa    Europe    America   Far East             Consolidated
-----------------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                                        6%       18%       10%        13%        14%                      10%
   10 years                                       6%       11%       15%        14%        11%                      10%
=======================================================================================================================
Operating income
   5 years                                        9%        2%        8%        15%        13%                      11%
   10 years                                      12%       19%       15%        19%        15%                      16%
=======================================================================================================================

                THE COCA-COLA COMPANY AND SUBSIDIARIES



NET OPERATING REVENUES BY GEOGRAPHIC AREA{1}

                              [bar chart]

Year Ended December 31,          1996      1995      1994
---------------------------------------------------------------
  Middle & Far East                22%       22%       21%
  Latin America                    11%       11%       12%
  Greater Europe                   32%       33%       31%
  Africa                            2%        3%        3%
  North America                    33%       31%       33%



OPERATING INCOME BY GEOGRAPHIC AREA{1}

                              [bar chart]

Year Ended December 31,          1996      1995      1994
---------------------------------------------------------------
  Middle & Far East                30%       31%       28%
  Latin America                    18%       18%       17%
  Greater Europe                   28%       28%       28%
  Africa                            3%        4%        4%
  North America                    21%       19%       23%


{1} Charts and percentages are calculated exclusive of corporate operations.



REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                   /s/ ERNST & YOUNG LLP


Atlanta, Georgia
January 24, 1997

                THE COCA-COLA COMPANY AND SUBSIDIARIES



QUARTERLY DATA (UNAUDITED)


(In millions except per share data)
                            First    Second     Third    Fourth       Full
Year Ended December 31,   Quarter   Quarter   Quarter   Quarter       Year
---------------------------------------------------------------------------
1996
Net operating revenues     $4,194    $5,253    $4,656    $4,443    $18,546
Gross profit                2,664     3,347     2,842     2,955     11,808
Net income                    713     1,050       967       762      3,492
Net income per share          .28       .42       .39       .31       1.40
===========================================================================
1995
Net operating revenues     $3,854    $4,936    $4,895    $4,333    $18,018
Gross profit                2,409     3,060     2,946     2,663     11,078
Net income                    638       898       802       648      2,986
Net income per share          .25       .35       .32       .26       1.18
===========================================================================

The third quarter of 1996 includes a noncash gain from a tax settlement with the IRS for $320 million ($.13 per share after income taxes), an impairment charge to recognize Project Infinity's impact on existing information systems of $80 million ($.02 per share after income taxes), a charge for our decision to contribute $28.5 million ($.01 per share after income taxes) to the corpus of The Coca-Cola Foundation, a not-for-profit charitable organization and provisions related to management's strategic plans to strengthen our worldwide system of $276 million ($.07 per share after income taxes). In addition, the third quarter of 1996 includes noncash gains on the issuance of stock by Coca-Cola Amatil of $130 million ($.03 per share after income taxes) and CCEAG of $283 million ($.04 per share after income taxes).

The third quarter of 1995 includes provisions to increase efficiencies of $86 million ($.02 per share after income taxes) and a noncash gain recognized on the issuance of stock by Coca-Cola Amatil of $74 million ($.02 per share after income taxes).



STOCK PRICES
Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1996 and 1995, adjusted for the 1996 two-for-one stock split.

                             First      Second         Third        Fourth
                           Quarter     Quarter       Quarter       Quarter
----------------------------------------------------------------------------
1996
High                       $ 42.69     $ 49.50       $ 53.88       $ 54.25
Low                          36.06       39.13         44.25         46.88
Close                        41.38       49.00         50.88         52.63
============================================================================
1995
High                       $ 29.69     $ 33.00       $ 35.31       $ 40.19
Low                          24.38       28.06         31.31         34.19
Close                        28.19       31.88         34.50         37.13
============================================================================

                        SHARE-OWNER INFORMATION


CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

COMMON STOCK
Ticker symbol: KO
The Coca-Cola Company is one of 30 companies in the Dow Jones
Industrial Average.
Share owners of record at year end: 311,983
Shares outstanding at year end: 2.48 billion

STOCK EXCHANGES

INSIDE THE UNITED STATES:
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Cincinnati, Chicago, Pacific and
Philadelphia stock exchanges.

OUTSIDE THE UNITED STATES:
Common stock listed and traded: The German exchange in Frankfurt and the Swiss exchange in Switzerland.

DIVIDENDS
At its February 1997 meeting, our Board increased our quarterly dividend to 14 cents per share, equivalent to an annual dividend of 56 cents per share. The Company has increased dividends each of the last 35 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 303 consecutive quarterly dividends, beginning in 1920.

DIVIDEND AND CASH INVESTMENT PLAN
The Dividend and Cash Investment Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $60,000 per year.
  All brokerage commissions associated with participation in the Plan are paid by the Company.
  The Plan's administrator, First Chicago Trust Company of New York, purchases stock for voluntary cash investments beginning the first business day of each month, except in December when purchases begin on the 15th; dividend reinvestment purchases begin on April 1, July 1, October 1 and December 15.
  If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to First Chicago Trust Company of New York electronically.
  At year end, 65 percent of the Company's share owners of record were participants in the Plan. In 1996, share owners invested $35 million in dividends and $150 million in cash in the Plan.

ANNUAL MEETING OF SHARE OWNERS
April 16, 1997, 9 a.m. local time
The Playhouse Theatre
Du Pont Building
10th and Market Streets
Wilmington, Delaware

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash Investment Plan, please contact:
Registrar and Transfer Agent
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Toll-free: (888) COKESHR (265-3747)
For hearing impaired: (201) 222-4955
E-mail: fctc@delphi.com
Internet: http://www.fctc.com

INFORMATION RESOURCES

PUBLICATIONS
THE COMPANY'S ANNUAL AND INTERIM REPORTS, PROXY STATEMENT, FORM 10-K AND FORM 10-Q REPORTS ARE AVAILABLE FREE OF CHARGE FROM OUR INDUSTRY & CONSUMER AFFAIRS DEPARTMENT AT THE COMPANY'S CORPORATE ADDRESS, LISTED ABOVE. Also available are "Our Mission and Our Commitment," "The Coca-Cola Company and the Environment" and "The Chronicle of Coca-Cola Since 1886."

INTERNET SITE
Our site (http://www.cocacola.com) offers information about our Company, as well as periodic marketing features.

HOTLINE
The Company's hotline, (800) INVSTKO (468-7856), offers taped highlights from the most recent quarter and may be used to request the most recent quarterly results news release.

AUDIO ANNUAL REPORT
An audiocassette version of this report is available without charge as a service to the visually impaired. To receive a copy, please contact our Industry & Consumer Affairs Department at (800) 571-2653.

DUPLICATE MAILINGS
If you are receiving duplicate or unwanted copies of our publications, please contact the First Chicago Trust Company of New York at the numbers listed above.

                               GLOSSARY


     [Following are certain definitions extracted from page 73:]

DIVIDEND PAYOUT RATIO: Calculated by dividing cash dividends on common stock by net income available to common share owners.

ECONOMIC PROFIT: Income from continuing operations, after taxes, excluding interest, in excess of a computed capital charge for average operating capital employed.

FREE CASH FLOW: Cash provided by operations less cash used in investing activities. The Company uses free cash flow along with borrowings to pay dividends and make share repurchases.

NET DEBT AND NET CAPITAL: Debt and capital in excess of cash, cash equivalents and marketable securities not required for operations and temporary bottling investments.

RETURN ON CAPITAL: Calculated by dividing income from continuing operations -- before changes in accounting principles, adjusted for interest expense -- by average total capital.

RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations -- before changes in accounting principles, less preferred stock dividends -- by average common share-owners' equity.

TOTAL CAPITAL: Equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: Stock price at year end multiplied by the number of shares outstanding at year end.



                                - 73 -