Form 10-K, Exhibit 13
period 1997-12-31
COCA COLA CO
filed 1998-03-09
CIK 21344

EXHIBIT 13.1




FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

Our mission is to maximize share-owner value over time. To create long-term value, The Coca-Cola Company and its subsidiaries (our Company) execute a comprehensive business strategy driven by four key objectives. We strive to (1) increase volume, (2) expand our share of beverage sales worldwide, (3) maximize our long-term cash flows and (4) improve economic profit and create economic value added. We achieve these goals by strategically investing in the high-return beverages business and by optimizing our cost of capital through appropriate financial policies.

INVESTMENTS

With a global business system that operates in nearly 200 countries and generates superior cash flows, our Company is uniquely positioned to capitalize on profitable new investment opportunities. Our criterion for investment is simple: New investments must directly enhance our existing operations and must be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital, currently estimated at approximately 11 percent.
  Because it consistently generates high returns, our business, beverages, is a particularly attractive investment for us. In emerging and still-developing markets, our Company's main objective is to increase the penetration of our products. In these markets, the bulk of our investments are for infrastructure enhancements such as production facilities, distribution networks, sales equipment and technology. We make these investments by acquiring or forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and focus. In highly developed markets, our expenditures are primarily for marketing activities.
  Currently, 50 percent of the world's population live in markets where the average person consumes fewer than 10 servings of our beverages per year. For example, the emerging markets of China, India, Indonesia and Russia represent approximately 44 percent of the world's population, yet, on a combined basis, the average per capita consumption of our products in these markets is less than 2 percent of the United States' level. We continue to invest aggressively in these areas.
  Our investment strategy focuses on the four fundamental components of our business: bottling operations, capital expenditures, marketing activities and people.

BOTTLING OPERATIONS - Our Company has business relationships with three types of bottlers: (1) independently owned bottlers, in which we have no ownership interest; (2) bottlers in which we have invested and have a noncontrolling ownership interest; and (3) bottlers in which we have invested and have a controlling ownership interest.
  During 1997, independently owned bottling operations produced and distributed approximately 37 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling ownership interest produced and distributed approximately 50 percent of our 1997 worldwide unit case volume while controlled bottling and fountain operations produced and distributed approximately 13 percent of 1997 worldwide unit case volume.
  The reason we invest in bottling operations is to maximize the strength and efficiency of our production, distribution and marketing systems around the world. These investments often result in increases in unit case volume, net revenues and profits at the bottler level, which in turn generate increased gallon shipments for our concentrate business. As a result, both our Company and the bottlers benefit from long-term growth in volume, improved cash flows and increased share-owner value.
  The level of our investment generally depends on the bottler's capital structure and its available resources at the time of our investment. In certain situations, it can be advantageous to acquire a controlling interest in a bottling operation. Although it is not our primary long-term business strategy, owning a controlling interest allows us to compensate for limited local resources and enables us to help focus these bottlers' sales and marketing programs, assist in developing their business and information systems, and establish appropriate capital structures.
  In 1997, we purchased the bottling assets of three South
Korean bottlers. Also in 1997, the Indian government approved our plan to invest in Indian bottling operations, allowing us to set up an integrated bottling system in India. Previously, we acquired controlling interests in certain bottling operations in Italy in 1996 and 1995. By providing capital and marketing expertise to newly acquired bottlers, we strengthen their ability to deliver our Company's brands to customers and consumers.
  In line with our long-term bottling strategy, we periodically consider options for reducing our ownership interest in a consolidated bottler. One option for reducing our ownership interest is to combine our bottling interests with the bottling interests of others to form strategic business alliances. Another option is to sell our interest in a consolidated bottling operation to one of our equity investee bottlers. In both of these situations, we continue participating in the previously consolidated bottler's earnings through our portion of the equity investee's income.
  Consistent with our strategy, in early 1998, we announced a proposal for our consolidated bottling operations in northern and central Italy to become part of a new publicly traded
European bottler, Coca-Cola Beverages. Coca-Cola Beverages will be formed upon the completion of a proposed spin-off by Coca-Cola Amatil Limited (Coca-Cola Amatil) of its European operations. After the spin-off, these Italian bottling operations will be acquired by Coca-Cola Beverages for both cash and shares of Coca-Cola Beverages stock in a transaction valued at approximately $979 million. Additionally, once the proposed spin-off has been completed, our bottling operations in South Korea will be acquired by Coca-Cola Amatil for shares of stock in Coca-Cola Amatil in a transaction valued at approximately $588 million. The proposed transactions are subject to certain conditions, including approvals by holders of ordinary shares

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

of Coca-Cola Amatil stock and applicable regulatory authorities.
  In 1996, we sold our consolidated bottling and canning operations in France and Belgium to Coca-Cola Enterprises
Inc. (Coca-Cola Enterprises). We also formed a strategic business alliance in Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG), in 1996 through the merger of our then wholly owned east German bottler with three independent bottlers. In 1997, we merged our consolidated bottling operation in Germany, Coca-Cola Rhein-Ruhr, into CCEAG. Currently, we have a 45 percent interest in CCEAG.
  Also in 1996, we combined our bottling interests in Venezuela with the Cisneros Group's bottling companies to form a new joint venture, Embotelladora Coca-Cola y Hit de Venezuela, S.A. (Coca-Cola y Hit). In 1997, our Company and the Cisneros Group sold our respective interests in Coca-Cola y Hit to Panamerican Beverages, Inc. (Panamco) in exchange for shares of Panamco stock. At the completion of this transaction, our ownership in Panamco was approximately 23 percent, and we began accounting for our investment by the equity method.
  As stated earlier, our investments in a bottler can represent either a noncontrolling or a controlling interest. Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses. In 1997, we increased our interest in Grupo Continental, S.A., a bottler in Mexico, from 18 percent to 20 percent; our interest in Embotelladoras Polar S.A., a bottler headquartered in Chile, from 17 percent to 19 percent; and our interest in Embotelladora Andina S.A., another bottler headquartered in Chile, from 6 percent to 11 percent.
  Certain bottling operations in which we have a noncontrolling ownership interest are designated as "anchor bottlers" due to their level of responsibility and performance. Anchor bottlers are strongly committed to their own profitable growth which, in turn, helps us meet our strategic goals and furthers the interests of our worldwide production, distribution and marketing systems. Anchor bottlers tend to be large and geographically diverse with strong financial and management resources. In 1997, our anchor bottlers produced and distributed approximately 38 percent of our total worldwide unit case volume. Anchor bottlers give us strong partners on every major continent.
  Upon its formation, Coca-Cola Beverages, the Coca-Cola Amatil spin-off which will operate in Europe, will be designated as our tenth anchor bottler. Additionally, we designated Coca-Cola Nordic Beverages (CCNB) as an anchor bottler in 1997. CCNB, a joint venture in which Carlsberg A/S will own a 51 percent interest and we will own a 49 percent interest, has bottling operations in Denmark and Sweden.
  In 1997, our Company and San Miguel Corporation (San
Miguel) sold Coca-Cola Bottlers Philippines, Inc. to Coca-Cola Amatil in exchange for shares of Coca-Cola Amatil stock.
Also in 1997, we sold to Coca-Cola Enterprises our 49 percent interest in Coca-Cola & Schweppes Beverages Ltd., a bottler in Great Britain; our 48 percent interest in Coca-Cola Beverages Ltd. of Canada; and our 49 percent interest in The Coca-Cola Bottling Company of New York, Inc.
  In line with our established investment strategy, our bottling investments have been profitable over time. For bottling investments that are accounted for by the equity method, we measure the profitability of our bottling investments in two ways - equity income and the excess of the fair values over the carrying values of our investments. Equity income, which is included in our consolidated net income, represents our share of the net earnings of our investee companies. In 1997, equity income was $155 million. The following table illustrates the excess of the calculated fair values, based on quoted closing prices of publicly traded shares, over our Company's carrying values for selected equity method investees (in millions):

                                           Fair      Carrying
December 31,                              Value         Value      Excess
-------------------------------------------------------------------------
1997
Coca-Cola Enterprises  Inc.             $ 6,008       $   184     $ 5,824
Coca-Cola Amatil Limited                  2,122         1,204         918
Panamerican Beverages, Inc.                 924           735         189
Coca-Cola FEMSA, S.A. de C.V.               827            87         740
Grupo Continental, S.A.                     272            89         183
Coca-Cola Bottling Co. Consolidated         171            71         100
-------------------------------------------------------------------------
                                                                  $ 7,954
=========================================================================

  The excess of calculated fair values over carrying values for our investments illustrates the significant increase in the value of our investments. Although this excess value for equity method investees is not reflected in our consolidated results of operations or financial position, it represents a true economic benefit to us.

CAPITAL EXPENDITURES - Capital expenditures for property, plant and equipment and the percentage distribution by geographic area for 1997, 1996 and 1995 are as follows (in millions):

Year Ended December 31,       1997        1996        1995
---------------------------------------------------------------
Capital expenditures       $ 1,093       $ 990       $ 937
---------------------------------------------------------------
North America                   24%         27%         31%
Africa                           2%          3%          2%
Greater Europe                  30%         38%         41%
Latin America                    7%          8%          9%
Middle & Far East               18%         12%          9%
Corporate                       19%         12%          8%
===============================================================

  In 1996, our Company launched Project Infinity, a strategic business initiative utilizing technology to integrate business systems across our global enterprise over the next several years. In 1997, we began testing a limited version of the Project Infinity software technology and anticipate rolling it out to certain divisions in late 1998. Project Infinity will enhance

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

our competitiveness by supplying immediate, detailed information about our financial position and the marketplace to our management, associates and bottlers worldwide. By giving our people real-time data, Project Infinity will increase our ability to recognize opportunities and make better and faster decisions about operations, marketing and finance. Project Infinity will require significant capital expenditures over the next several years. All related costs of business process reengineering activities have been expensed as incurred.
  In December 1997, our Company signed a letter of intent with beverage company Pernod Ricard to purchase its Orangina brands, three bottling operations and one concentrate plant in France for approximately 5 billion French francs (approximately $850 million based on December 1997 exchange rates). This transaction is subject to approvals from regulatory authorities.

MARKETING ACTIVITIES - In addition to investing in our bottling and distribution infrastructure, we make significant expenditures in marketing to support our trademarks. We define marketing as anything we do to create consumer demand for our brands. We focus on continually finding new ways to differentiate our products and build value into all our brands. Marketing spending enhances consumer awareness and increases consumer preference for our brands. This produces growth in volume, per capita consumption and our share of worldwide beverage sales.
  We heighten consumer awareness and product appeal for our trademarks using integrated marketing programs. Through our bottling investments and strategic alliances with other bottlers of our products, we create and implement these programs worldwide. In developing a global strategy for a Company trademark, we conduct product and packaging research, establish brand positioning, develop precise consumer communications and solicit consumer feedback. Our integrated marketing programs include activities such as advertising, point-of-sale merchandising and product sampling.
  To maximize the impact of our advertising expenditures, we assign specific brands to individual advertising agencies. This approach enables us to increase accountability and enhance each brand's global positioning.

PEOPLE - Our continued success depends on recruiting, training and retaining people who can quickly identify and act on profitable business opportunities. This means maintaining and refining a corporate culture that encourages learning, innovation and value creation on a daily basis. The Coca-Cola Learning Consortium works with the management of our entire system to foster learning as a core capability. This group helps build the culture, systems and processes our people need to develop the knowledge and skills to take advantage of new opportunities.

FINANCIAL STRATEGIES
We use several strategies to optimize our cost of capital, which is a key component of our ability to maximize share-owner value.

DEBT FINANCING - Our Company maintains debt levels considered prudent based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.
  Our capital structure and financial policies have earned long-term credit ratings of "AA-" from Standard & Poor's and "Aa3" from Moody's, and the highest credit ratings available for our commercial paper programs.
  Our global presence and strong capital position give us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the active management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase programs and investment activity, typically result in current liabilities exceeding current assets.

  In managing our use of debt capital, we consider the following financial measurements and ratios:

Year Ended December 31,            1997      1996    1995
----------------------------------------------------------
Net debt (in billions)            $ 2.0     $ 2.8   $ 2.6
Net debt-to-net capital              22%       31%     32%
Free cash flow to net debt          172%       85%     82%
Interest coverage                    22x       17x     16x
Ratio of earnings to
  fixed charges                    20.8x     14.9x   14.5x
===========================================================

  Net debt is debt in excess of cash, cash equivalents and marketable securities not required for operations and certain temporary bottling investments.

SHARE REPURCHASES - Our Company demonstrates confidence in the long-term growth potential of our business by our continued and consistent use of share repurchase programs. In 1992, our Board of Directors authorized a plan to repurchase up to 200 million shares of our Company's common stock through the year 2000. In 1997, we repurchased approximately 20 million shares under the 1992 plan. Through 1997, we had repurchased 187 million shares under the 1992 plan.
  In October 1996, our Board of Directors authorized a new program to repurchase 206 million additional shares through the year 2006.
  Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 1997, we have repurchased more than 1 billion shares, representing 31 percent of the shares outstanding as of January 1, 1984, at an average price per share of $11.27.

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

DIVIDEND POLICY - At its February 1998 meeting, our Board of Directors again increased our quarterly dividend to $.15 per share, equivalent to a full-year dividend of $.60 in 1998, our 36th consecutive annual increase. Our annual common stock dividend was $.56 per share, $.50 per share and $.44 per share in 1997, 1996 and 1995, respectively.
  In 1997, our dividend payout ratio was approximately 34 percent of our net income. To free up additional cash for reinvestment in our high-return beverages business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time.

FINANCIAL RISK MANAGEMENT
Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates, and to a lesser extent, to reduce our exposure to adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The derivatives we use are straightforward instruments with liquid markets.
  Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. For the value-at-risk calculations discussed below, we used a historical simulation model to estimate potential future losses our Company could incur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculations. We examined historical weekly returns over the previous 10 years to calculate our value at risk. Our value-at-risk calculations do not purport to represent the actual losses that our Company expects to incur.

FOREIGN CURRENCY - We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets. With approximately 77 percent of our 1997 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others.
We use derivative financial instruments to further reduce our net exposure to currency fluctuations.
  Our Company enters into forward exchange contracts and purchases currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on terminated contracts, if any, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses, in the same period the hedged transactions are realized.
Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment.
  Our value-at-risk calculation estimates foreign currency risk on our derivative and other financial instruments. We have not included in our calculation the effects of currency movements on anticipated foreign currency denominated sales and other hedged transactions. According to our calculation, on December 31, 1997, we estimate with 95 percent confidence that the fair value of our derivative and other financial instruments would decline by less than $58 million over a one-week period due to an adverse move in foreign currency exchange rates. However, we would expect that any loss in the fair value of our derivative and other financial instruments would be generally offset by an increase in the fair value of our underlying exposures.

INTEREST RATES - Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed/variable mix within these parameters. Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap.
  Our value-at-risk calculation estimates interest rate risk on our derivative and other financial instruments. According to our calculation, on December 31, 1997, we estimate with 95 percent confidence that any increase in our net interest expense due to an adverse move in interest rates over a one-week period would not have a material impact on our consolidated financial position, results of operations or cash flows.

PERFORMANCE TOOLS
Economic profit and economic value added provide a framework by which we measure the value of our actions. We define economic profit as income from continuing operations after taxes, excluding interest, in excess of a computed capital charge for average operating capital employed. Economic value added represents the growth in economic profit from year to year. To ensure that our management team stays clearly focused on the key drivers of our business, economic value added and economic profit are used in determining annual incentive awards and long-term incentive awards for most eligible employees.
  During 1996, we implemented a new tool to help us improve our performance - value-based management (VBM). VBM does not replace the economic value added concept; rather, it is a tool to manage economic profit. It requires us to think about creating value in everything we do, every day.
  VBM's principles assist us in managing economic profit by clarifying our understanding of what creates value and what destroys it and encouraging us to manage for increased value.

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

With VBM, we determine how best to create value in every area of our business. We believe that using VBM as a planning and execution tool, and economic profit as a performance measurement tool, greatly enhances our ability to build share-owner value over time.

TOTAL RETURN TO SHARE OWNERS
Our Company has provided share owners with an excellent return on their investment over the past decade. A $100 investment in our Company's common stock on December 31, 1987, together with reinvested dividends, grew in pretax value to approximately $1,643 on December 31, 1997, an average annual compound return of 32 percent.


MANAGEMENT'S DISCUSSION AND ANALYSIS

OUR BUSINESS
We are the largest manufacturer, distributor and marketer of soft-drink beverage concentrates and syrups in the world. Our Company manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. In addition, we have ownership interests in numerous bottling and canning operations. We are also the world's largest distributor and marketer of juice and juice-drink products.
  We own some of the world's most valuable brands, more than 160 brands in all. These include soft drinks and noncarbonated beverages such as sports drinks, juice drinks, milk products, water products, teas and coffees.

VOLUME
We measure our sales volume in two ways: (1) gallon shipments of concentrates and syrups and (2) unit cases of finished product. Gallon shipments represent our primary business and measure the volume of concentrates and syrups we sell to our bottling system. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished product our bottling system sells to retail customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level. We include fountain syrups sold directly to our customers in both measures.
  In 1997, our worldwide unit case volume increased 9 percent, on top of an 8 percent increase in 1996. Our business system sold 14.9 billion unit cases in 1997, an increase of 1.2 billion unit cases over 1996. Our 1997 results are the product of years of systematically investing not only in marketing, but also in our worldwide infrastructure that includes bottlers, capital, information systems and people.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN - On a consolidated basis, our net revenues increased 1 percent and our gross profit grew 8 percent in 1997. The growth in revenues reflects gallon shipment increases and price increases in certain markets, offset by the full-year impact of the sale of previously consolidated bottling and canning operations in France, Belgium and eastern Germany in 1996 as well as the effects of a stronger U.S. dollar. Our gross profit margin increased to 68 percent in 1997 from 64 percent in 1996, primarily due to the sale in 1996 of previously consolidated bottling operations, which shifted proportionately more revenue to our higher margin concentrate business.
  On a consolidated basis, our net revenues grew 3 percent and our gross profit grew 7 percent in 1996. The increase in revenues was due primarily to an increase in gallon shipments and selective price increases offset by a stronger U.S. dollar and the disposition of our French, Belgian and east German bottling and canning operations. Our gross profit margin increased to 64 percent in 1996 from 62 percent in 1995, primarily due to the sale of our previously consolidated bottling and canning operations as well as favorable results from changes in our product mix. Additionally, gross margins improved in 1996 due to favorable price variances in raw materials, such as packaging, at our consolidated bottlers.

SELLING, ADMINISTRATIVE AND GENERAL EXPENSES - Selling expenses were $6,244 million in 1997, $6,018 million in 1996 and $5,508 million in 1995. The increases in 1997 and 1996 were primarily due to higher marketing expenditures in support of our Company's volume growth.
  Administrative and general expenses totaled $1,608 million in 1997, $2,002 million in 1996 and $1,653 million in 1995.
The decrease in 1997 was principally due to certain nonrecurring provisions recorded in 1996, as discussed below, partially offset by a $60 million nonrecurring provision recorded in 1997 related to enhancing manufacturing efficiencies in North America.
  Administrative and general expenses increased in 1996 due to certain nonrecurring provisions. In the third quarter of 1996, we recorded provisions of approximately $276 million in administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to streamlining our operations, primarily in Greater Europe and Latin America. Our management took actions to consolidate certain manufacturing operations and, as a result, recorded charges to recognize the impairment of certain manufacturing assets and the estimated losses on the disposal of other assets. The remainder of this $276 million provision was for impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities of The Minute Maid Company.
  Also in the third quarter of 1996, we recorded in administrative

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

and general expenses an $80 million impairment charge to recognize Project Infinity's impact on existing information systems and a $28.5 million charge as a result of our decision to make a contribution to The Coca-Cola Foundation, a not-for-profit charitable organization.
  Administrative and general expenses, as a percentage of net operating revenues, were approximately 9 percent in 1997, 11 percent in 1996 and 9 percent in 1995.

  OPERATING INCOME AND OPERATING MARGIN - On a consolidated basis, our operating income increased 28 percent in 1997, following a 3 percent decrease in 1996. The increase in 1997 was due to increased gallon shipments coupled with an increase in gross profit margins, as well as the recording of several nonrecurring provisions in the third quarter of 1996. In addition, the curtailment of concentrate shipments decreased 1996 operating income by an estimated $290 million. Our consolidated operating margin was 27 percent in 1997 and 21 percent in 1996.


MARGIN ANALYSIS
                          [bar chart]

                            1997      1996      1995
-------------------------------------------------------
Net Operating Revenues     $18.9     $18.7     $18.1
  (in billions)

Gross Margin                  68%       64%       62%

Operating Margin              27%       21%       22%
-------------------------------------------------------


INTEREST INCOME AND INTEREST EXPENSE - In 1997, our interest income decreased 11 percent due primarily to decreases in international interest rates. Interest expense decreased 10 percent in 1997 due to lower average commercial paper borrowings.
  In 1996, our interest income decreased 3 percent, due primarily to lower average short-term investments and lower average interest rates in Latin America. Interest expense increased 5 percent in 1996, due to higher average debt balances.

EQUITY INCOME - Equity income decreased 27 percent to $155 million in 1997, due primarily to the significant amount of structural change in our global bottling system, which was partially offset by solid results at key equity bottlers.
  Equity income increased 25 percent to $211 million in 1996, due primarily to stronger operating performances by Coca-Cola Enterprises, Coca-Cola Beverages Ltd. of Canada and The Coca-Cola Bottling Company of New York, Inc.

OTHER INCOME-NET - In 1997, other income-net increased $496 million and includes gains totaling $508 million on the sales of our interests in Coca-Cola & Schweppes Beverages Ltd., Coca-Cola Beverages Ltd. of Canada and The Coca-Cola Bottling Company of New York, Inc. Gains on other bottling transactions are also included in other income-net.
  In 1996, other income-net increased $1 million and included gains recorded on the sale of our bottling and canning operations in France and Belgium, as well as gains on other bottling transactions.

GAINS ON ISSUANCES OF STOCK BY EQUITY INVESTEES - In 1997, our Company and San Miguel sold our respective interests in Coca-Cola Bottlers Philippines, Inc. to Coca-Cola Amatil in exchange for approximately 293 million shares of Coca-Cola Amatil stock. In connection with this transaction, Coca-Cola Amatil issued to San Miguel approximately 210 million shares valued at approximately $2.4 billion. The issuance to San Miguel resulted in a one-time noncash pretax gain for our Company of approximately $343 million, and resulted in our 36 percent interest in Coca-Cola Amatil being diluted to approximately 33 percent.
  Also in 1997, our Company and the Cisneros Group sold our respective interests in Coca-Cola y Hit to Panamco in exchange for approximately 30.6 million shares of Panamco stock. In connection with this transaction, Panamco issued to the Cisneros Group approximately 13.6 million shares valued at approximately $402 million. The issuance to the Cisneros Group resulted in a one-time noncash pretax gain for our Company of approximately $20 million. At the completion of this transaction, our ownership in Panamco was approximately 23 percent.
  In 1996, Coca-Cola Amatil issued approximately 46 million shares in exchange for approximately $522 million. This issuance reduced our ownership in Coca-Cola Amatil from approximately 39 percent to approximately 36 percent and resulted in a noncash pretax gain for our Company of approximately $130 million.
  Also in 1996, Coca-Cola Erfrischungsgetraenke G.m.b.H.
(CCEG), our wholly owned east German bottler, issued new shares to effect a merger with three independent German bottling operations. The shares were valued at approximately $925 million, based upon the fair values of the assets of the three acquired bottling companies. Approximately 24.4 million shares were issued, resulting in a noncash pretax gain

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

of approximately $283 million for our Company. We own a 45 percent interest in the resulting anchor bottler, CCEAG.
  In 1996, Coca-Cola FEMSA de Buenos Aires, S.A. (CCFBA) issued approximately 19 million shares to Coca-Cola FEMSA, S.A. de C.V. This issuance reduced our ownership in CCFBA from 49 percent to approximately 32 percent. We recognized a noncash pretax gain of approximately $18 million as a result of this transaction. In subsequent transactions, our Company disposed of its remaining interest in CCFBA.

INCOME TAXES - Our effective tax rates were 31.8 percent in 1997, 24.0 percent in 1996 and 31.0 percent in 1995. Our 1997 effective tax rate of 31.8 percent reflects tax benefits derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective rate on operations.
  In the third quarter of 1996, our Company reached an agreement in principle with the U.S. Internal Revenue Service
(IRS) settling certain U.S.-related income tax matters, including issues in litigation related to our operations in Puerto Rico dating back to 1981 and extending through 1995. This settlement resulted in a one-time reduction of $320 million to our 1996 income tax expense as a result of a reversal of previously accrued income tax liabilities and reduced our effective tax rate in 1996. Excluding the favorable impact of the settlement with the IRS, our 1996 effective tax rate would have been 31.0 percent.

INCOME PER SHARE - Accelerated by our Company's share repurchase program, our basic net income per share grew 19 percent in 1997, 1996 and 1995, and diluted net income per share grew 19 percent in 1997, 18 percent in 1996 and 19 percent in 1995.

LIQUIDITY AND CAPITAL RESOURCES
We believe our ability to generate cash from operations in excess of our capital reinvestment and dividend requirements is one of our fundamental financial strengths. We anticipate that our operating activities in 1998 will continue to provide us with sufficient cash flows to meet all our financial commitments and to capitalize on opportunities for business expansion.

FREE CASH FLOW - Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our primary objective, maximizing share-owner value over time. We use free cash flow, along with borrowings, to pay dividends and make share repurchases.
  The consolidated statements of our cash flows are summarized as follows (in millions):

Year Ended December 31,                 1997       1996        1995
------------------------------------------------------------------------
Cash flows provided by (used in):
  Operations                         $ 4,033    $ 3,463     $ 3,328
  Investment activities                 (500)    (1,050)     (1,226)
------------------------------------------------------------------------
FREE CASH FLOW                         3,533      2,413       2,102
Cash flows used in:
  Financing
    Share repurchases                 (1,262)    (1,521)     (1,796)
    Other financing activities        (1,833)      (581)       (482)
  Exchange                              (134)       (45)        (43)
------------------------------------------------------------------------
Increase (decrease) in cash          $   304    $   266     $  (219)
========================================================================

  Cash provided by operations in 1997 amounted to $4.0 billion, a 16 percent increase from 1996. This increase is primarily due to growth in net income in 1997. In 1996, cash provided by operations amounted to $3.5 billion, a 4 percent increase from 1995. This increase resulted from the continued growth of our business and includes the cash effect of significant items recorded in 1996. These items have been discussed previously in Management's Discussion and Analysis on pages 37 through 39.
  In 1997, net cash used in investment activities decreased from 1996, primarily due to the increase in proceeds from the disposal of investments and other assets including the dispositions of our interests in Coca-Cola & Schweppes Beverages Ltd., The Coca-Cola Bottling Company of New York, Inc. and Coca-Cola Beverages Ltd. of Canada. The growth in proceeds from disposals was partially offset by increased acquisitions and investments, primarily in bottling operations, including the South Korean bottlers. In 1996, net cash used in investment activities decreased from 1995, also due to the increase in proceeds from the disposal of investments and other assets including the disposition of our bottling and canning operations in France and Belgium. The increase in proceeds from disposals was partially offset by significant acquisitions and investments, including our investment in Coca-Cola y Hit.

FINANCING ACTIVITIES - Our financing activities include net borrowings, dividend payments and share repurchases. Net cash used in financing activities totaled $3.1 billion in 1997, $2.1 billion in 1996 and $2.3 billion in 1995. The change between 1997 and 1996 was primarily due to net reductions of debt in 1997 compared to net borrowings of debt in 1996. Cash used to purchase common stock for treasury was $1.3 billion in 1997 versus $1.5 billion in 1996.
  Commercial paper is our primary source of short-term financing. On December 31, 1997, we had $2.6 billion outstanding in commercial paper borrowings. In addition, we had $.9 billion in lines of credit and other short-term credit facilities available, $.1 billion of which was outstanding. The 1997 reduction in

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

loans and notes payable was funded by proceeds received from the sale of certain bottling interests, as discussed previously.

EXCHANGE - Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country so we can quickly and decisively respond to changing economic and political environments and to fluctuations in foreign currencies and interest rates.
  We use approximately 50 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 1997, 1996 and 1995, the weighted-average exchange rates for a basket of selected foreign currencies, and certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,       1997       1996       1995
-------------------------------------------------------------
Basket of currencies         (10)%       (8)%       Even
-------------------------------------------------------------
   Australian dollar          (7)%         6%         1%
   British pound                4%       Even         3%
   Canadian dollar            (1)%       Even       Even
   French franc              (12)%       (4)%        13%
   German mark               (13)%       (6)%        13%
   Japanese yen              (10)%      (15)%         9%
=============================================================

  These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program mitigates over time a portion of our exchange risks.
  The change in our foreign currency translation adjustment in 1997 and 1996 was primarily due to the revaluation of net assets located in countries where the local currency significantly weakened against the U.S. dollar. Exchange gains (losses)-net amounted to $(56) million in 1997, $3 million in 1996 and $(21) million in 1995, and were recorded in other income-net. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain of our balance sheet exposures.
  Additional information concerning our hedging activities is presented on pages 53 through 55.

FINANCIAL POSITION
The carrying value of our investment in Coca-Cola Enterprises decreased in 1997 as a result of deferred gains related to the sales of our interests in Coca-Cola & Schweppes Beverages Ltd., Coca-Cola Beverages Ltd. of Canada and The Coca-Cola Bottling Company of New York, Inc. to Coca-Cola Enterprises. The deferred gains result from our approximate 44 percent ownership in Coca-Cola Enterprises. The carrying value of our investment in Coca-Cola Amatil increased in 1997 due to Coca-Cola Amatil issuing shares to San Miguel Corporation at a value per share greater than the carrying value per share of our interest in Coca-Cola Amatil. Our equity method investments also increased in 1997 due to our change from the cost method to the equity method in accounting for Panamco and Grupo Continental, S.A., and due to increased investments in other bottling operations. Our cost method investments declined due to the change in accounting for Panamco and Grupo Continental, S.A., partially offset by additional investments in Embotelladoras Polar S.A. and Embotelladora Andina S.A. Unrealized gain on available-for-sale securities, a component of share-owners' equity, is comprised of adjustments to report our marketable cost method investments at fair value. During 1997, unrealized gain on securities decreased $98 million due primarily to the change in accounting for Panamco and Grupo Continental, S.A.
  The 1996 decrease in our accounts receivable, inventories, property, plant and equipment, goodwill, and accounts payable and accrued expenses was primarily due to the disposition of our previously consolidated bottling and canning operations in France and Belgium and the deconsolidation of our previously consolidated east German bottler. In 1996, our equity method investments increased primarily due to our investments in CCEAG and Coca-Cola y Hit. The 1996 increase in cost method investments included our investment in Embotelladoras Polar S.A., Embotelladora Andina S.A., Panamco and noncash adjustments that increased our investments to fair value. The decrease in accrued income taxes was directly attributable to our 1996 settlement with the IRS, whereby $320 million of previously accrued income tax liabilities was reversed as a reduction of income tax expense.

IMPACT OF INFLATION AND CHANGING PRICES
Inflation is a factor that affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

YEAR 2000
In prior years, certain computer programs were written using two digits rather than four to define the applicable year. These programs were written without considering the impact of the upcoming change in the century and may experience problems handling dates beyond the year 1999. This could cause computer applications to fail or to create erroneous results unless corrective measures are taken. Incomplete or untimely resolution of the Year 2000 issue could have a material adverse impact on our Company's business, operations or financial condition in the future.
  Our Company has been assessing the impact that the Year
2000 issue will have on our computer systems since 1995. In response to these assessments, which are ongoing, our Company has developed a plan to inventory critical systems and develop solutions to those systems that are found to have date-related

FINANCIAL REVIEW INCORPORATING                   THE COCA-COLA COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS             AND SUBSIDIARIES
------------------------------------------------------------------------

deficiencies. Project plans call for the completion of the solution implementation phase and testing of those solutions prior to any anticipated impact on our systems. Our Company is also surveying critical suppliers and customers to determine the status of their Year 2000 compliance programs.
  Based on our work to date, and assuming that our project plans, which continue to evolve, can be implemented as planned, we believe future costs relating to the Year 2000 issue will not have a material impact on our Company's consolidated financial position, results of operations or cash flows.

OUTLOOK
While we cannot predict future performance, we believe considerable opportunities exist for sustained, profitable growth, not only in the developing population centers of the world but also in our most established markets, including the United States.
  We firmly believe the strength of our brands, our unparalleled distribution system, our global presence, our strong financial condition and the skills of our people give us the flexibility to capitalize on these growth opportunities as we continue to pursue our goal of increasing share-owner value.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (the
Act) provides a safe harbor for forward-looking statements made by or on behalf of our Company. Our Company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in our Company's filings with the Securities and Exchange Commission and in our reports to share owners. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume growth, share of sales and earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance.
  The following are some of the factors that could cause actual results to differ materially from estimates contained in our Company's forward-looking statements:
-- The ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.
-- Competitive product and pricing pressures and the ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our earnings, share of sales and volume growth.
-- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.
-- Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.
-- The ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.
-- Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations. Most of our exposures to capital markets, including interest and foreign currency, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing foreign currency exposures.
-- Economic and political conditions in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.
-- The ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.
-- The effectiveness of our advertising, marketing and
   promotional programs.
-- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.
-- Adverse weather conditions, which could reduce demand for
   Company products.
-- Our Company's ability and our customers' and suppliers' ability to replace, modify or upgrade computer programs in ways that adequately address the Year 2000 issue.

   The foregoing list of important factors is not exclusive.

ADDITIONAL INFORMATION
For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 44 through 62 of this report. Additional information concerning our operations in specific geographic areas is presented on page 60.

SELECTED FINANCIAL DATA                                  THE COCA-COLA COMPANY AND SUBSIDIARIES
                                Compound
(In millions except per       Growth Rates                     Year Ended December 31,
 share data, ratios         -----------------  -------------------------------------------------
 and growth rates)          5 Years  10 Years        1997       1996      1995       1994{2}
------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues          7.5%      9.4%   $ 18,868   $ 18,673   $18,127    $16,264
Cost of goods sold              3.5%      5.2%      6,015      6,738     6,940      6,168
-----------------------------------------------------------------------------------------------
Gross profit                    9.8%     12.3%     12,853     11,935    11,187     10,096
Selling, administrative
  and general expenses          8.1%     11.3%      7,852      8,020     7,161      6,459
-----------------------------------------------------------------------------------------------
Operating income               12.7%     14.0%      5,001      3,915     4,026      3,637
Interest income                                       211        238       245        181
Interest expense                                      258        286       272        199
Equity income                                         155        211       169        134
Other income (deductions)-net                         583         87        86        (25)
Gains on issuances of stock by
  equity investees                                    363        431        74          -
-----------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles        17.1%     16.1%      6,055      4,596     4,328      3,728
Income taxes                   17.4%     14.5%      1,926      1,104     1,342      1,174
-----------------------------------------------------------------------------------------------
Income from continuing
  operations before changes
  in accounting principles     17.0%     16.9%   $  4,129   $  3,492   $ 2,986    $ 2,554
===============================================================================================
Net income                     19.9%     16.3%   $  4,129   $  3,492   $ 2,986    $ 2,554
Preferred stock dividends                               -          -         -          -
-----------------------------------------------------------------------------------------------
Net income available to
  common share owners          19.9%     16.3%   $  4,129   $  3,492   $ 2,986    $ 2,554
===============================================================================================
Average common shares
  outstanding                                       2,477      2,494     2,525      2,580
Average common shares
  outstanding assuming dilution                     2,515      2,523     2,549      2,599

PER COMMON SHARE DATA
Income from continuing
  operations before
  changes in accounting
  principles - basic           18.3%     19.1%   $   1.67   $   1.40   $  1.18    $   .99
Income from continuing
  operations before
  changes in accounting
  principles - diluted         18.2%     18.9%       1.64       1.38      1.17        .98
Basic net income               21.5%     18.7%       1.67       1.40      1.18        .99
Diluted net income             21.5%     18.5%       1.64       1.38      1.17        .98
Cash dividends                 14.9%     14.9%        .56        .50       .44        .39
Market price on December 31    26.1%     30.2%      66.69      52.63     37.13      25.75

TOTAL MARKET VALUE OF
  COMMON STOCK{1}              24.7%     27.8%   $164,766   $130,575   $92,983    $65,711

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                                     $  1,843  $  1,658   $ 1,315     $ 1,531
Property, plant and
  equipment-net                                     3,743     3,550     4,336       4,080
Depreciation                                          384       442       421         382
Capital expenditures                                1,093       990       937         878
Total assets                                       16,940    16,161    15,041      13,873
Long-term debt                                        801     1,116     1,141       1,426
Total debt                                          3,875     4,513     4,064       3,509
Share-owners' equity                                7,311     6,156     5,392       5,235
Total capital{1}                                   11,186    10,669     9,456       8,744

OTHER KEY FINANCIAL MEASURES{1}
Total debt-to-total capital                          34.6%     42.3%     43.0%       40.1%
Net debt-to-net capital                              21.9%     31.4%     32.2%       25.5%
Return on common equity                              61.3%     60.5%     56.2%       52.0%
Return on capital                                    39.4%     36.7%     34.9%       32.7%
Dividend payout ratio                                33.6%     35.7%     37.2%       39.4%
Free cash flow                                   $  3,533  $  2,413   $ 2,102     $ 2,146
Economic profit                                  $  3,325  $  2,718   $ 2,291     $ 1,896
===============================================================================================

{1} See Glossary on page 67.
{2} In 1994, we adopted SFAS No. 115, "Accounting for Certain Investments in Debt and
    Equity Securities."
{3} In 1993, we adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
{4} In 1992, we adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits
    Other Than Pensions."

SELECTED FINANCIAL DATA                                         THE COCA-COLA COMPANY AND SUBSIDIARIES

(In millions except per                                          Year Ended December 31,
 share data, ratios          ----------------------------------------------------------------------------------------
 and growth rates)                1993{3}      1992{4,5}     1991{5}      1990{5}      1989{5}     1988        1987
---------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues         $14,030      $13,119       $11,599      $10,261      $ 8,637     $ 8,076     $ 7,667
Cost of goods sold               5,160        5,055         4,649        4,208        3,548       3,429       3,633
---------------------------------------------------------------------------------------------------------------------
Gross profit                     8,870        8,064         6,950        6,053        5,089       4,637       4,034
Selling, administrative and
  general expenses               5,771        5,317         4,641        4,103        3,342       3,044       2,682
---------------------------------------------------------------------------------------------------------------------
Operating income                 3,099        2,747         2,309        1,950        1,747       1,603       1,352
Interest income                    144          164           175          170          205         199         232
Interest expense                   168          171           192          231          308         230         297
Equity income                       91           65            40          110           75          92          64
Other income (deductions)-net        7          (59)           51           15           45         (38)        (28)
Gains on issuances of stock by
  equity investees                  12            -             -            -            -           -          40
---------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles          3,185        2,746         2,383        2,014        1,764       1,626       1,363
Income taxes                       997          863           765          632          553         537         496
---------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before changes
  in accounting principles     $ 2,188      $ 1,883       $ 1,618      $ 1,382      $ 1,211     $ 1,089     $   867
=====================================================================================================================
Net income                     $ 2,176      $ 1,664       $ 1,618      $ 1,382      $ 1,537     $ 1,045     $   916
Preferred stock dividends            -            -             1           18           21           7           -
---------------------------------------------------------------------------------------------------------------------
Net income available to
  common share owners          $ 2,176      $ 1,664       $ 1,617      $ 1,364      $ 1,516{6}  $ 1,038     $   916
=====================================================================================================================
Average common shares
  outstanding                    2,603        2,634         2,666        2,674        2,768       2,917       3,019
Average common shares
  outstanding assuming dilution  2,626        2,668         2,695        2,706        2,789       2,929       3,037

PER COMMON SHARE DATA
Income from continuing
  operations before
  changes in accounting
  principles - basic           $   .84      $   .72       $   .61      $   .51      $   .43     $   .37     $   .29
Income from continuing
  operations before
  changes in accounting
  principles - diluted             .83          .71           .60          .50          .43         .37         .29
Basic net income                   .84          .63           .61          .51          .55{6}      .36         .30
Diluted net income                 .83          .62           .60          .50          .54         .35         .30
Cash dividends                     .34          .28           .24          .20          .17         .15         .14
Market price on December 31      22.31        20.94         20.06        11.63         9.66        5.58        4.77

TOTAL MARKET VALUE OF
  COMMON STOCK{1}              $57,905      $54,728       $53,325      $31,073      $26,034     $15,834     $14,198

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                   $ 1,078      $ 1,063       $ 1,117      $ 1,492      $ 1,182     $ 1,231     $ 1,489
Property, plant and
  equipment-net                  3,729        3,526         2,890        2,386        2,021       1,759       1,602
Depreciation                       333          310           254          236          181         167         152
Capital expenditures               800        1,083           792          593          462         387         304
Total assets                    12,021       11,052        10,189        9,245        8,249       7,451       8,606
Long-term debt                   1,428        1,120           985          536          549         761         909
Total debt                       3,100        3,207         2,288        2,537        1,980       2,124       2,995
Share-owners' equity             4,584        3,888         4,239        3,662        3,299       3,345       3,187
Total capital{1}                 7,684        7,095         6,527        6,199        5,279       5,469       6,182

OTHER KEY FINANCIAL MEASURES{1}
Total debt-to-total capital       40.3%        45.2%         35.1%        40.9%        37.5%       38.8%       48.4%
Net debt-to-net capital           29.0%        33.1%         24.1%        24.6%        15.6%       21.1%       21.1%
Return on common equity           51.7%        46.4%         41.3%        41.4%        39.4%       34.7%       26.0%
Return on capital                 31.2%        29.4%         27.5%        26.8%        26.5%       21.3%       18.3%
Dividend payout ratio             40.6%        44.3%         39.5%        39.2%        31.0%{6}    42.1%       46.0%
Free cash flow                 $ 1,623      $   873       $   960      $   844      $ 1,664     $ 1,517     $ 1,023
Economic profit                $ 1,549      $ 1,300       $ 1,073      $   920      $   859     $   717     $   530
=====================================================================================================================

{5} In 1992, we adopted SFAS No. 109, "Accounting for Income Taxes," by restating financial statements beginning in 1989.
{6} Net income available to common share owners in 1989 included after-tax gains of $604 million
    ($.22 per common share, basic and diluted) from the sales of our equity interest in Columbia Pictures
    Entertainment, Inc. and our bottled water business, and the transition effect of $265 million related to the change in accounting for income taxes. Excluding these nonrecurring items, our dividend payout ratio in 1989 was 39.9 percent.

CONSOLIDATED BALANCE SHEETS              THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31,                                             1997                1996
------------------------------------------------------------------------------------
(In millions except share data)


ASSETS

CURRENT
Cash and cash equivalents                            $  1,737            $  1,433
Marketable securities                                     106                 225
------------------------------------------------------------------------------------
                                                        1,843               1,658
Trade accounts receivable, less allowances
 of $23 in 1997 and $30 in 1996                         1,639               1,641
Inventories                                               959                 952
Prepaid expenses and other assets                       1,528               1,659
------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                    5,969               5,910
------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
    Coca-Cola Enterprises Inc.                            184                547
    Coca-Cola Amatil Limited                            1,204                881
    Other, principally bottling companies               3,049              2,004
Cost method investments, principally
 bottling companies                                       457                737
Marketable securities and other assets                  1,607              1,779
------------------------------------------------------------------------------------
                                                        6,501              5,948
------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                      183               204
Buildings and improvements                              1,535             1,528
Machinery and equipment                                 3,896             3,649
Containers                                                157               200
------------------------------------------------------------------------------------
                                                        5,771             5,581
Less allowances for depreciation                        2,028             2,031
------------------------------------------------------------------------------------
                                                        3,743             3,550
------------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                      727               753
------------------------------------------------------------------------------------
                                                     $ 16,940          $ 16,161
====================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS                 THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31,                                             1997                1996
------------------------------------------------------------------------------------
(In millions except share data)


LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses                $  3,249             $  2,972
Loans and notes payable                                 2,677                3,388
Current maturities of long-term debt                      397                    9
Accrued income taxes                                    1,056                1,037
------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                               7,379                7,406
------------------------------------------------------------------------------------

LONG-TERM DEBT                                            801                1,116
------------------------------------------------------------------------------------

OTHER LIABILITIES                                       1,001                1,182
------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                     448                  301
------------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
Common stock, $.25 par value
     Authorized: 5,600,000,000 shares
     Issued: 3,443,441,902 shares in 1997;
             3,432,956,518 shares in 1996                 861                  858
Capital surplus                                         1,527                1,058
Reinvested earnings                                    17,869               15,127
Unearned compensation related to outstanding
 restricted stock                                         (50)                 (61)
Foreign currency translation adjustment                (1,372)                (662)
Unrealized gain on securities available for sale           58                  156
------------------------------------------------------------------------------------
                                                       18,893               16,476

Less treasury stock, at cost
 (972,812,731 shares in 1997;
  951,963,574 shares in 1996)                          11,582               10,320
------------------------------------------------------------------------------------
                                                        7,311                6,156
------------------------------------------------------------------------------------
                                                     $ 16,940             $ 16,161
====================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME        THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                              1997       1996        1995
------------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                           $ 18,868   $ 18,673    $ 18,127
Cost of goods sold                                  6,015      6,738       6,940
------------------------------------------------------------------------------------
GROSS PROFIT                                       12,853     11,935      11,187
Selling, administrative and general expenses        7,852      8,020       7,161
------------------------------------------------------------------------------------
OPERATING INCOME                                    5,001      3,915       4,026
Interest income                                       211        238         245
Interest expense                                      258        286         272
Equity income                                         155        211         169
Other income-net                                      583         87          86
Gains on issuances of stock by equity investees       363        431          74
------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                          6,055      4,596       4,328
Income taxes                                        1,926      1,104       1,342
------------------------------------------------------------------------------------
NET INCOME                                       $  4,129   $  3,492    $  2,986
====================================================================================

BASIC NET INCOME PER SHARE                       $   1.67   $   1.40    $   1.18
DILUTED NET INCOME PER SHARE                     $   1.64   $   1.38    $   1.17
====================================================================================

AVERAGE SHARES OUTSTANDING                          2,477      2,494       2,525
Dilutive effect of stock options                       38         29          24
------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING ASSUMING DILUTION        2,515      2,523       2,549
====================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS         THE COCA-COLA COMPANY AND SUBSIDIARIES


Year Ended December 31,                              1997        1996        1995
------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                       $  4,129    $  3,492    $  2,986
Depreciation and amortization                         626         633         562
Deferred income taxes                                 380        (145)        157
Equity income, net of dividends                      (108)        (89)        (25)
Foreign currency adjustments                           37         (60)        (23)
Gains on issuances of stock by equity investees      (363)       (431)        (74)
Gains on sales of assets, including
 bottling interests                                  (639)       (135)        (16)
Other items                                            18         316          60
Net change in operating assets and liabilities        (47)       (118)       (299)
------------------------------------------------------------------------------------
    Net cash provided by operating activities       4,033       3,463       3,328
------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisitions and investments, principally
 bottling companies                                (1,100)       (645)       (338)
Purchases of investments and other assets            (459)       (623)       (403)
Proceeds from disposals of investments
 and other assets                                   1,999       1,302         580
Purchases of property, plant and equipment         (1,093)       (990)       (937)
Proceeds from disposals of property, plant
 and equipment                                         71          81          44
Other investing activities                             82        (175)       (172)
------------------------------------------------------------------------------------
   Net cash used in investing activities             (500)     (1,050)     (1,226)
------------------------------------------------------------------------------------

   Net cash provided by operations
    after reinvestment                              3,533       2,413       2,102
------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                     155       1,122         754
Payments of debt                                     (751)       (580)       (212)
Issuances of stock                                    150         124          86
Purchases of stock for treasury                    (1,262)     (1,521)     (1,796)
Dividends                                          (1,387)     (1,247)     (1,110)
------------------------------------------------------------------------------------
    Net cash used in financing activities          (3,095)     (2,102)     (2,278)
------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                (134)        (45)        (43)
------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year               304         266        (219)
Balance at beginning of year                        1,433       1,167       1,386
------------------------------------------------------------------------------------
    Balance at end of year                       $  1,737    $  1,433    $  1,167
====================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY                                  THE COCA-COLA COMPANY AND SUBSIDIARIES


                          Number of
                             Common                                    Outstanding      Foreign  Unrealized
Three Years Ended            Shares     Common    Capital   Reinvested  Restricted     Currency     Gain on  Treasury
December 31, 1997       Outstanding      Stock    Surplus     Earnings       Stock  Translation  Securities     Stock
------------------------------------------------------------------------------------------------------------------------
(In millions except per share data)    |
                                       |
BALANCE DECEMBER 31, 1994     2,552    |  $854     $  746      $11,006        $(74)      $ (272)        $48    $(7,073)
Stock issued to employees              |
  exercising stock options        8    |     2         84           --          --           --          --         --
Tax benefit from employees'            |
  stock option and                     |
  restricted stock plans         --    |    --         26           --          --           --          --         --
Stock issued under                     |
  restricted stock plans,              |
  less amortization of $12       --    |    --          7           --           6           --          --         --
Translation adjustments          --    |    --         --           --          --         (152)         --         --
Net change in unrealized               |
  gain on securities,                  |
  net of deferred taxes          --    |    --         --           --          --           --          34         --
Purchases of stock for                 |
  treasury                      (58){1}|    --         --           --          --           --          --     (1,796)
Treasury stock issued                  |
  in connection with                   |
  an acquisition                  3    |    --         --           --          --           --          --         70
Net income                       --    |    --         --        2,986          --           --          --         --
Dividends (per share-$.44)       --    |    --         --       (1,110)         --           --          --         --
---------------------------------------|-------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995     2,505    |   856        863       12,882         (68)        (424)         82     (8,799)
Stock issued to employees              |
  exercising stock options        9    |     2        122           --          --           --          --         --
Tax benefit from employees'            |
  stock option and                     |
  restricted stock plans         --    |    --         63           --          --           --          --         --
Stock issued under                     |
  restricted stock plans,              |
  less amortization of $15       --    |    --         10           --           7           --          --         --
Translation adjustments          --    |    --         --           --          --         (238)         --         --
Net change in unrealized               |
  gain on securities,                  |
  net of deferred taxes          --    |    --         --           --          --           --          74         --
Purchases of stock for                 |
  treasury                      (33){1}|    --         --           --          --           --          --     (1,521)
Net income                       --    |    --         --        3,492          --           --          --         --
Dividends (per share-$.50)       --    |    --         --       (1,247)         --           --          --         --
---------------------------------------|-------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996     2,481    |   858      1,058       15,127         (61)        (662)        156    (10,320)
Stock issued to employees              |
  exercising stock options       10    |     3        147           --          --           --          --         --
Tax benefit from employees'            |
  stock option and                     |
  restricted stock plans         --    |    --        312           --          --           --          --         --
Stock issued under                     |
  restricted stock plans,              |
  less amortization of $10       --    |    --         10           --          11           --          --         --
Translation adjustments          --    |    --         --           --          --         (710)         --         --
Net change in unrealized               |
  gain on securities,                  |
  net of deferred taxes          --    |    --         --           --          --           --         (98)        --
Purchases of stock for                 |
  treasury                      (20){1}|    --         --           --          --           --          --     (1,262)
Net income                       --    |    --         --        4,129          --           --          --         --
Dividends (per share-$.56)       --    |    --         --       (1,387)         --           --          --         --
---------------------------------------|-------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997     2,471    |  $861     $1,527      $17,869        $(50)       $(1,372)     $ 58   $(11,582)
=======================================================================================================================
{1} Common stock purchased from employees exercising stock options numbered 1.1 million, .9 million and.6 million shares for the years ending December 31, 1997, 1996 and 1995, respectively.
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES
ORGANIZATION - The Coca-Cola Company and subsidiaries (our Company) is predominantly a manufacturer, marketer and distributor of soft-drink and noncarbonated beverage concentrates and syrups. Operating in nearly 200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We have significant markets for our products in all of the world's geographic regions. We record revenue when title passes to our customers.

BASIS OF PRESENTATION - Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

CONSOLIDATION - Our consolidated financial statements include the accounts of The Coca-Cola Company and all subsidiaries except where control is temporary or does not rest with our Company. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, are accounted for by the equity method. Accordingly, our Company's share of the net earnings of these companies is included in consolidated net income. Our investments in other companies are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions are eliminated upon consolidation.

ISSUANCES OF STOCK BY EQUITY INVESTEES - When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a noncash gain or loss on the issuance. This noncash gain or loss, net of any deferred taxes, is recognized in our net income in the period the change of ownership interest occurs.

ADVERTISING COSTS - Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,576 million in 1997, $1,441 million in 1996 and $1,292 million in 1995. As of December 31, 1997 and 1996, advertising costs of approximately $358 million and $247 million, respectively, were recorded primarily in prepaid expenses and other assets in our accompanying balance sheets.

NET INCOME PER SHARE Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock options.

CASH EQUIVALENTS - Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.

INVENTORIES - Inventories consist primarily of raw materials and supplies and are valued at the lower of cost or market.
In general, cost is determined on the basis of average cost or first-in, first-out methods.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.

GOODWILL AND OTHER INTANGIBLE ASSETS - Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations to ensure they are appropriately valued. Accumulated amortization was approximately $105 million and $86 million on December 31, 1997 and 1996, respectively.

USE OF ESTIMATES - In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from estimates.

NEW ACCOUNTING STANDARDS - In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and will have no impact on our consolidated financial position, results of operations or cash flows.
  We adopted SFAS No. 128, "Earnings per Share," in 1997. In accordance with SFAS No. 128, we have presented both basic net income per share and diluted net income per share in our financial statements.

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

NOTE 2: BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC. - Coca-Cola Enterprises is the largest soft-drink bottler in the world. Our Company owns approximately 44 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. The excess of our equity in the underlying net assets of Coca-Cola Enterprises over our investment is primarily being amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $595 million at December 31, 1997. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                   1997            1996
--------------------------------------------------------------------
Current assets                             $  1,813        $  1,319
Noncurrent assets                            15,674           9,915
--------------------------------------------------------------------
     Total assets                          $ 17,487        $ 11,234
====================================================================
Current liabilities                        $  3,032        $  1,690
Noncurrent liabilities                       12,673           7,994
--------------------------------------------------------------------
     Total liabilities                     $ 15,705        $  9,684
====================================================================
Share-owners' equity                       $  1,782        $  1,550
====================================================================
Company equity investment                  $    184        $    547
====================================================================


Year Ended December 31,         1997           1996            1995
--------------------------------------------------------------------
Net operating revenues      $ 11,278       $  7,921        $  6,773
Cost of goods sold             7,096          4,896           4,267
--------------------------------------------------------------------
Gross profit                $  4,182       $  3,025        $  2,506
====================================================================
Operating income            $    720       $    545        $    468
====================================================================
Cash operating profit{1}    $  1,666       $  1,172        $    997
====================================================================
Net income                  $    171       $    114        $     82
====================================================================
Net income available to
   common share owners      $    169       $    106        $     80
====================================================================
Company equity income       $     59       $     53        $     35
====================================================================
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

  Our net concentrate/syrup sales to Coca-Cola Enterprises were $2.5 billion in 1997, $1.6 billion in 1996 and $1.3 billion in 1995, comprising approximately 13 percent, 9 percent and 7 percent of our 1997, 1996 and 1995 net operating revenues. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our consolidated statements of income. These transactions amounted to $223 million in 1997, $247 million in 1996 and $242 million in 1995. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
  Our direct support for certain marketing activities of Coca-Cola Enterprises and participation with them in cooperative advertising and other marketing programs amounted to approximately $604 million in 1997, $448 million in 1996 and $343 million in 1995. Additionally, in 1997 and 1996, we committed approximately $190 million and $120 million, respectively, to Coca-Cola Enterprises under a Company program that encourages bottlers to invest in building and supporting beverage infrastructure.
  If valued at the December 31, 1997, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of our investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $5.8 billion.

COCA-COLA AMATIL LIMITED - We own approximately 33 percent of Coca-Cola Amatil, an Australian-based bottler of our products that operates in 18 countries. Accordingly, we account for our investment in Coca-Cola Amatil by the equity method. The excess of our investment over our equity in the underlying net assets of Coca-Cola Amatil is being amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $64 million at December 31, 1997. A summary of financial information for Coca-Cola Amatil is as follows (in millions):


December 31,                                   1997           1996
--------------------------------------------------------------------
Current assets                              $ 1,470        $ 1,847
Noncurrent assets                             4,590          2,913
--------------------------------------------------------------------
     Total assets                           $ 6,060        $ 4,760
====================================================================
Current liabilities                         $ 1,053        $ 1,247
Noncurrent liabilities                        1,552          1,445
--------------------------------------------------------------------
     Total liabilities                      $ 2,605        $ 2,692
====================================================================
Share-owners' equity                        $ 3,455        $ 2,068
====================================================================
Company equity investment                   $ 1,204        $   881
====================================================================


Year Ended December 31,         1997           1996           1995
--------------------------------------------------------------------
Net operating revenues      $  3,290        $ 2,905        $ 2,193
Cost of goods sold             1,856          1,737          1,311
--------------------------------------------------------------------
Gross profit                $  1,434        $ 1,168        $   882
====================================================================
Operating income            $    276        $   215        $   214
====================================================================
Cash operating profit{1}    $    505        $   384        $   329
====================================================================
Net income                  $     89        $    80        $    75
====================================================================
Company equity income       $     27        $    27        $    28
====================================================================
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

  Our net concentrate sales to Coca-Cola Amatil were approximately $588 million in 1997, $450 million in 1996 and $340 million in 1995. We also participate in various marketing, promotional and other activities with Coca-Cola Amatil.
  If valued at the December 31, 1997, quoted closing price of publicly traded Coca-Cola Amatil shares, the calculated value of our investment in Coca-Cola Amatil would have exceeded its carrying value by approximately $918 million.

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

OTHER EQUITY INVESTMENTS - Operating results include our proportionate share of income from our equity investments since the respective dates of those investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises and Coca-Cola Amatil, is as follows (in millions):

December 31,                                     1997         1996
-------------------------------------------------------------------
Current assets                               $  2,946     $  2,792
Noncurrent assets                              11,371        8,783
-------------------------------------------------------------------
     Total assets                            $ 14,317     $ 11,575
===================================================================
Current liabilities                          $  3,545     $  2,758
Noncurrent liabilities                          4,636        4,849
-------------------------------------------------------------------
     Total liabilities                       $  8,181     $  7,607
===================================================================
Share-owners' equity                         $  6,136     $  3,968
===================================================================
Company equity investment                    $  3,049     $  2,004
===================================================================


Year Ended December 31,             1997         1996         1995
-------------------------------------------------------------------
Net operating revenues          $ 13,688     $ 11,640     $  9,370
Cost of goods sold                 8,645        8,028        6,335
-------------------------------------------------------------------
Gross profit                    $  5,043     $  3,612     $  3,035
===================================================================
Operating income                $    869     $    835     $    632
===================================================================
Cash operating profit{1}        $  1,794     $  1,268     $  1,079
===================================================================
Net income                      $    405     $    366     $    280
===================================================================
Company equity income           $     69     $    131     $    106
===================================================================
Equity investments include certain non-bottling investees.
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

  Net sales to equity investees other than Coca-Cola Enterprises and Coca-Cola Amatil were $1.5 billion in 1997, $1.5 billion in 1996 and $1.2 billion in 1995. Our Company also participates in various marketing, promotional and other activities with these investees, the majority of which are located outside the United States.
  In February 1997, we sold our 49 percent interest in Coca-Cola & Schweppes Beverages Ltd. to Coca-Cola Enterprises. This transaction resulted in proceeds for our Company of approximately $1 billion and an after-tax gain of approximately $.08 per share (basic and diluted). In August 1997, we sold our 48 percent interest in Coca-Cola Beverages Ltd. of Canada and our 49 percent ownership interest in The Coca-Cola Bottling Company of New York, Inc. to Coca-Cola Enterprises in exchange for aggregate consideration valued at approximately $456 million. This sale resulted in an after-tax gain of approximately $.04 per share (basic and diluted).
  In July 1996, we sold our interests in our French and Belgian bottling and canning operations to Coca-Cola Enterprises in return for cash consideration of approximately $936 million. Also in 1996, we contributed cash and our Venezuelan bottling interests to a new joint venture, Embotelladora Coca-Cola y Hit de Venezuela, S.A. (Coca-Cola y
Hit), in exchange for a 50 percent ownership interest. In
1997, we sold our interest in Coca-Cola y Hit to Panamerican Beverages, Inc. (Panamco) in exchange for shares in Panamco. (See Note 3.)
  If valued at the December 31, 1997, quoted closing prices of shares actively traded on stock markets, the calculated value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises and Coca-Cola Amatil would have exceeded our carrying value by approximately $1.2 billion.

NOTE 3: ISSUANCES OF STOCK BY EQUITY INVESTEES
In the second quarter of 1997, our Company and San Miguel Corporation (San Miguel) sold our respective interests in Coca-Cola Bottlers Philippines, Inc. to Coca-Cola Amatil in exchange for approximately 293 million shares of Coca-Cola Amatil stock. In connection with this transaction, Coca-Cola Amatil issued approximately 210 million shares to San Miguel valued at approximately $2.4 billion. The issuance to San
Miguel resulted in a one-time noncash pretax gain for our Company of approximately $343 million. We provided deferred taxes of approximately $141.5 million on this gain. This transaction resulted in our Company's 36 percent interest in Coca-Cola Amatil being diluted to 33 percent.
  Also in the second quarter of 1997, our Company and the Cisneros Group sold our respective interests in Coca-Cola y
Hit to Panamco in exchange for approximately 30.6 million shares of Panamco stock. In connection with this transaction, Panamco issued approximately 13.6 million shares to the Cisneros Group valued at approximately $402 million. The issuance to the Cisneros Group resulted in a one-time noncash pretax gain for our Company of approximately $20 million. We provided deferred taxes of approximately $7.2 million on this gain. At the completion of this transaction, our ownership in Panamco was approximately 23 percent.
  In the third quarter of 1996, our previously wholly owned subsidiary, Coca-Cola Erfrischungsgetraenke G.m.b.H. (CCEG), issued approximately 24.4 million shares of common stock as part of a merger with three independent German bottlers of our products. The shares were valued at approximately $925 million, based upon the fair values of the assets of the three acquired bottling companies. In connection with CCEG's issuance of shares, a new corporation was established, Coca-Cola Erfrischungsgetraenke AG (CCEAG), and our ownership was reduced to 45 percent of the resulting corporation. As a result, we began accounting for our related investment by the equity method of accounting prospectively from the transaction date. This transaction resulted in a noncash pretax gain of $283 million for our Company. We provided deferred taxes of approximately $171 million related to this gain.
  Also in the third quarter of 1996, Coca-Cola Amatil issued approximately 46 million shares in exchange for approximately $522 million. This issuance reduced our Company's ownership percentage in Coca-Cola Amatil from approximately 39 percent to approximately 36 percent. This transaction resulted in a noncash

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

pretax gain of $130 million for our Company. We have provided deferred taxes of approximately $47 million on this gain.
  In 1996, Coca-Cola FEMSA de Buenos Aires, S.A. (CCFBA) issued approximately 19 million shares to Coca-Cola FEMSA, S.A. de C.V. This issuance reduced our ownership in CCFBA from 49 percent to approximately 32 percent. We recognized a noncash pretax gain of approximately $18 million as a result of this transaction. In subsequent transactions, we disposed of our remaining interest in CCFBA.
  In the third quarter of 1995, Coca-Cola Amatil completed a public offering in Australia of approximately 97 million shares of common stock. In connection with the offering, our ownership interest in Coca-Cola Amatil was diluted to approximately 40 percent. This transaction resulted in a noncash pretax gain of $74 million. We provided deferred taxes of approximately $27 million on this gain.

NOTE 4: ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following
(in millions):

December 31,                        1997             1996
-------------------------------------------------------------
Accrued marketing                $   615          $   510
Container deposits                    30               64
Accrued compensation                 152              169
Sales, payroll and other taxes       173              174
Accounts payable and
   other accrued expenses          2,279            2,055
-------------------------------------------------------------
                                 $ 3,249          $ 2,972
=============================================================

NOTE 5: SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 1997, we had $2.6 billion outstanding in commercial paper borrowings. In addition, we had $.9 billion in lines of credit and other short-term credit facilities available, under which $.1 billion was outstanding. Our weighted-average interest rates for commercial paper were approximately 5.8 and 5.6 percent on December 31, 1997 and 1996, respectively.
  These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which are presently significant to our Company.

NOTE 6: LONG-TERM DEBT
Long-term debt consists of the following (in millions):

December 31,                                   1997         1996
-----------------------------------------------------------------
5-3/4% German mark notes due 1998{1}         $  141     $    161
7-7/8% U.S. dollar notes due 1998               250          250
6% U.S. dollar notes due 2000                   251          251
6-5/8% U.S. dollar notes due 2002               150          150
6% U.S. dollar notes due 2003                   150          150
7-3/8% U.S. dollar notes due 2093               116          116
Other, due 1998 to 2013                         140           47
-----------------------------------------------------------------
                                              1,198        1,125
Less current portion                            397            9
-----------------------------------------------------------------
                                             $  801      $ 1,116
=================================================================
{1} Portions of these notes have been swapped for liabilities denominated in other currencies.

After giving effect to interest rate management instruments (see Note 8), the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $480 million and $718 million on December 31, 1997, and $261 million and $864 million on December 31, 1996. The weighted-average interest rate on our Company's long-term debt was 6.2 and 5.9 percent on December 31, 1997 and 1996, respectively. Interest paid was approximately $264 million, $315 million and $275 million in 1997, 1996 and 1995, respectively.
  Maturities of long-term debt for the five years succeeding December 31, 1997, are as follows (in millions):

     1998        1999        2000        2001        2002
------------------------------------------------------------
    $ 397        $ 13       $ 309        $ 61       $ 151
============================================================

The above notes include various restrictions, none of which is presently significant to our Company.

NOTE 7: FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents, marketable equity securities, marketable cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of our hedging instruments is included in Note 8.

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES - Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. On December 31, 1997 and 1996, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported in share-

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

owners' equity. Debt securities categorized as held-to-maturity are stated at amortized cost.
  On December 31, 1997 and 1996, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                        Gross        Gross    Estimated
                                   Unrealized   Unrealized         Fair
December 31,                Cost        Gains       Losses        Value
--------------------------------------------------------------------------
1997
Available-for-sale
  securities
    Equity securities    $   293       $   93        $  (3)     $   383
    Collateralized
      mortgage
      obligations            132            -           (2)         130
    Other debt
      securities              23            -            -           23
-------------------------------------------------------------------------
                         $   448       $   93        $  (5)     $   536
=========================================================================

Held-to-maturity
  securities
    Bank and
      corporate debt     $ 1,569        $   -        $   -      $ 1,569
    Other debt
      securities              22            -            -           22
-------------------------------------------------------------------------
                         $ 1,591        $   -        $   -      $ 1,591
=========================================================================


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
=========================================================================

  On December 31, 1997 and 1996, these investments were included in the following captions on our consolidated balance sheets (in millions):

                                Available-for-Sale     Held-to-Maturity
December 31,                            Securities           Securities
-------------------------------------------------------------------------
1997
Cash and cash equivalents                    $   -              $ 1,346
Current marketable securities                   64                   42
Cost method investments,
   principally bottling companies              336                    -
Marketable securities and
   other assets                                136                  203
-------------------------------------------------------------------------
                                             $ 536              $ 1,591
=========================================================================

                                Available-for-Sale     Held-to-Maturity
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
=========================================================================


  The contractual maturities of these investments as of December 31, 1997, were as follows (in millions):

                           Available-for-Sale          Held-to-Maturity
                               Securities                 Securities
----------------------------------------------------------------------------
                                        Fair        Amortized        Fair
                             Cost      Value             Cost       Value
----------------------------------------------------------------------------
1998                        $  20      $  20          $ 1,388     $ 1,388
1999-2002                       3          3              203         203
Collateralized
  mortgage obligations        132        130                -           -
Equity securities             293        383                -           -
----------------------------------------------------------------------------
                            $ 448      $ 536          $ 1,591     $ 1,591
============================================================================

  For the years ended December 31, 1997 and 1996, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

NOTE 8: HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates, and to a lesser extent, to reduce our exposure to adverse fluctuations in commodity prices and other market risks. When entered into, these financial instruments are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

underlying exposures. Virtually all of our derivatives are "over-the-counter" instruments. Our Company does not enter into derivative financial instruments for trading purposes.
  The estimated fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation but rather in relation to the fair values of the underlying hedged transactions and investments and to the overall reduction in our exposure to adverse fluctuations in interest rates, foreign exchange rates, commodity prices and other market risks.
  The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure through our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.
  We have established strict counterparty credit guidelines and only enter into transactions with financial institutions of investment grade or better. We monitor counterparty exposures daily and any downgrade in credit rating receives immediate review. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all of our transactions. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. As a result, we consider the risk of counterparty default to be minimal.

INTEREST RATE MANAGEMENT - Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed/variable mix within these parameters. These contracts had maturities ranging from one to six years on December 31, 1997. Variable rates are predominantly linked to LIBOR (London Interbank Offered Rate). Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.

FOREIGN CURRENCY MANAGEMENT - The purpose of our foreign currency hedging activities is to reduce the risk that our eventual dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.
  We enter into forward exchange contracts and purchase currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on terminated contracts, if any, are included in prepaid expenses and other assets. These are recognized in income along with unrealized gains and losses, in the same period the hedged transactions are realized. Approximately $52 million of realized gains and $17 million of realized losses on settled contracts entered into as hedges of firmly committed transactions that have not yet occurred were deferred on December 31, 1997 and 1996, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 1997 or 1996. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in our income statement.

  Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment.
  The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 1997 and 1996 (in millions):

                        Notional
                       Principal     Carrying      Fair
December 31,             Amounts       Values    Values         Maturity
--------------------------------------------------------------------------
1997
Interest rate
  management

  Swap agreements
    Assets               $   597         $  4     $  15        1998-2003
    Liabilities              175           (1)      (12)       2000-2003

Foreign currency
  management

  Forward contracts
    Assets                 1,286           27        93        1998-1999
    Liabilities              465           (6)       18        1998-1999
  Swap agreements
    Assets                   178            1         3             1998
    Liabilities            1,026           (4)      (28)       1998-2002
  Purchased options
    Assets                 1,051           34       109             1998

Other
  Assets                     470            2        53             1998
  Liabilities                 68           (2)        _             1998
--------------------------------------------------------------------------
                         $ 5,316         $ 55     $ 251
==========================================================================

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
-----------------------------------------------------------------------



                        Notional
                       Principal     Carrying      Fair
December 31,             Amounts       Values    Values         Maturity
--------------------------------------------------------------------------
1996
Interest rate
  management

  Swap agreements
    Assets               $   893         $  5     $  13        1997-2003
    Liabilities               25            -         1             2002
  Interest rate caps
    Assets                   400            1         -             1997

Foreign currency
  management

  Forward contracts
    Assets                     5            1        (2)            1997
    Liabilities            2,541          (53)      (42)       1997-1998
  Swap agreements
    Assets                   398           18        12        1997-1998
    Liabilities            1,086          (12)     (114)       1997-2002
  Purchased options
    Assets                 1,873           42        89             1997

Other
  Assets                     537           67        33             1997
--------------------------------------------------------------------------
                         $ 7,758         $ 69     $ (10)
==========================================================================

  Maturities of derivative financial instruments held on December 31, 1997, are as follows (in millions):

          1998          1999          2000          2001-2003
--------------------------------------------------------------------
       $ 4,218         $ 257         $ 426              $ 415
====================================================================

NOTE 9: COMMITMENTS AND CONTINGENCIES
On December 31, 1997, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $409 million, of which $26 million related to independent bottling licensees.
  We do not consider it probable that we will be required to satisfy these guarantees. The fair value of these contingent liabilities is immaterial to our consolidated financial statements.
  We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.
  Additionally, under certain circumstances, we have committed to make future investments in bottling companies. However, we do not consider any of these commitments to be individually significant.

NOTE 10: NET CHANGE IN OPERATING ASSETS AND LIABILITIES
The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

                                          1997        1996         1995
--------------------------------------------------------------------------
Increase in trade accounts receivable   $ (164)     $ (230)      $ (255)
Increase in inventories                    (43)        (33)         (80)
Increase in prepaid expenses
   and other assets                       (145)       (219)        (267)
Increase in accounts payable
   and accrued expenses                    299         361          214
Increase (decrease) in accrued taxes       393        (208)          26
Increase (decrease) in
   other liabilities                      (387)        211           63
--------------------------------------------------------------------------
                                        $  (47)     $ (118)      $ (299)
==========================================================================

NOTE 11: RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS Our Company sponsors restricted stock award plans, stock option plans, Incentive Unit Agreements and Performance Unit Agreements. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, for our stock option plans, no compensation cost has been recognized. The compensation cost that has been charged against income for our restricted stock award plans was $56 million in 1997, $63 million in 1996 and $45 million in 1995. For our Incentive Unit Agreements and Performance Unit Agreements, the charge against income was $31 million in 1997, $90 million in 1996 and $64 million in 1995. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS No. 123, "Accounting for Stock-Based Compensation," our Company's net income, basic net income per share and diluted net income per share would have been reduced.
  The pro forma amounts are indicated below (in millions, except per share amounts):

Year Ended December 31,                   1997        1996        1995
--------------------------------------------------------------------------
Net income
  As reported                          $ 4,129     $ 3,492     $ 2,986
  Pro forma                            $ 4,026     $ 3,412     $ 2,933
Basic net income per share
  As reported                          $  1.67     $  1.40     $  1.18
  Pro forma                            $  1.63     $  1.37     $  1.16
Diluted net income per share
  As reported                          $  1.64     $  1.38     $  1.17
  Pro forma                            $  1.60     $  1.35     $  1.15
==========================================================================

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
----------------------------------------------------------------------

  Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.
  On December 31, 1997, 33 million shares were available for grant under the Restricted Stock Award Plans. In 1997, 1996 and 1995, 162,000, 210,000 and 190,000 shares of restricted stock were granted at $59.75, $48.88 and $35.63, respectively. Participants are entitled to vote and receive dividends on the shares, and under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.
  Under our 1991 Stock Option Plan (the Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the Option Plan have been granted to Company employees at fair market value at the date of grant. Generally, stock options become exercisable over a three-year vesting period and expire 10 years from the date of grant.
  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 1.0, 1.0 and 1.3 percent; expected volatility of 20.1,
18.3 and 20.1 percent; risk-free interest rates of 6.0, 6.2 and 5.9 percent; and expected lives of four years for all years. The weighted-average fair value of options granted was $13.92, $11.43 and $8.13 for the years ended December 31, 1997, 1996 and 1995, respectively.

  A summary of stock option activity under all plans is as follows (shares in millions):

                              1997                          1996                           1995
                   ---------------------------    ---------------------------     ---------------------------
                             Weighted-Average                Weighted-Average               Weighted-Average
                  Shares       Exercise Price     Shares       Exercise Price     Shares      Exercise Price
------------------------------------------------------------------------------------------------------------
Outstanding on
 January 1,           78             $ 26.50          74              $ 20.74         65            $ 15.53
Granted               13               59.79          14                48.86         18              34.88
Exercised            (10)              14.46          (9)               13.72         (8)             10.63
Forfeited/Expired     (1)              44.85          (1)               31.62         (1)             24.84
------------------------------------------------------------------------------------------------------------
Outstanding on
 December 31,         80             $ 33.22          78              $ 26.50         74            $ 20.74
============================================================================================================
Exercisable on
 December 31,         55             $ 24.62          51              $ 18.69         45            $ 14.22
============================================================================================================
Shares Available
 on December 31,
 for options that
 may be granted       34                              46                              59
============================================================================================================


  The following table summarizes information about stock options at December 31, 1997 (shares in millions):

                                         Outstanding Stock Options                Exercisable Stock Options
                              ---------------------------------------------     -----------------------------
                                       Weighted-Average
                                              Remaining    Weighted-Average               Weighted-Average
Range of Exercise Prices      Shares   Contractual Life      Exercise Price      Shares     Exercise Price
-------------------------------------------------------------------------------------------------------------
$  4.00  to  $ 10.00              11          1.5 years             $  7.33         11             $  7.33
$ 10.01  to  $ 20.00               4          3.5 years             $ 14.50          4             $ 14.50
$ 20.01  to  $ 30.00              24          6.1 years             $ 23.71         24             $ 23.71
$ 30.01  to  $ 40.00              15          7.8 years             $ 35.63         11             $ 35.63
$ 40.01  to  $ 50.00              13          8.8 years             $ 48.86          5             $ 48.86
$ 50.01  to  $ 71.00              13          9.8 years             $ 59.78          _             $     _
=============================================================================================================
$  4.00  to  $ 71.00              80          6.7 years             $ 33.22         55             $ 24.62
=============================================================================================================

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

  In 1988, our Company entered into Incentive Unit Agreements whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 2.4 million shares of our common stock at the measurement dates. Under the Incentive Unit Agreements, the employee is reimbursed by our Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. At December 31, 1996 and 1995, approximately 1.6 million units were outstanding. In 1997, all outstanding units were paid at a price of $58.50 per unit.
  In 1985, we entered into Performance Unit Agreements, whereby certain officers were given the right to receive cash awards based on the difference in the market value of approximately 4.4 million shares of our common stock at the measurement dates and the base price of $2.58, the market value as of January 2, 1985. At December 31, 1996 and 1995, approximately 2.9 million units were outstanding. In 1997, all outstanding units were paid based on a market price of $58.50 per unit.

NOTE 12: PENSION AND OTHER POSTRETIREMENT BENEFITS
Our Company sponsors and/or contributes to pension plans covering substantially all U.S. employees and certain employees in international locations. The benefits are primarily based on years of service and the employees' compensation for certain periods during the last years of employment. We generally fund pension costs currently, subject to regulatory funding limitations. We also sponsor nonqualified, unfunded defined benefit plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
  Total pension expense for all benefit plans, including defined benefit plans, amounted to approximately $77 million in 1997, $85 million in 1996 and $81 million in 1995. Net periodic pension cost for our defined benefit plans consists of the following (in millions):

Year Ended December 31,              1997      1996      1995
-------------------------------------------------------------------
Service cost-benefits earned
   during the period                $  49     $  48     $  43
Interest cost on projected
   benefit obligation                  93        91        89
Actual return on plan assets         (172)     (169)     (211)
Net amortization and deferral          98       103       145
-------------------------------------------------------------------
Net periodic pension cost          $   68     $  73      $ 66
====================================================================

  The funded status of our defined benefit plans is as follows
(in millions):

                                   Assets Exceed          Accumulated
                                    Accumulated             Benefits
                                     Benefits             Exceed Assets
                               --------------------  ----------------------
December 31,                      1997       1996       1997        1996
---------------------------------------------------------------------------
Actuarial present value of
  benefit obligations
    Vested benefit
      obligation               $   804    $   704     $  328      $  343
===========================================================================
    Accumulated benefit
      obligation               $   872    $   768     $  370      $  384
===========================================================================
    Projected benefit
      obligation               $ 1,016    $   890     $  472      $  485
Plan assets at fair value{1}     1,280      1,126        128         156
---------------------------------------------------------------------------
Plan assets in excess of
  (less than) projected
  benefit obligation               264        236       (344)       (329)
Unrecognized net (asset)
  liability at transition          (30)       (39)        28          36
Unrecognized prior service
  cost                              29         33         12          16
Unrecognized net (gain) loss      (211)      (191)       113         104
Adjustment required to
  recognize minimum liability        -          -        (76)        (66)
---------------------------------------------------------------------------
Accrued pension asset
  (liability) included in the
  consolidated balance sheet   $    52    $    39     $ (267)     $ (239)
===========================================================================
{1} Primarily listed stocks, bonds and government securities.


  The assumptions used in computing the preceding information are as follows:

Year Ended December 31,            1997       1996       1995
-------------------------------------------------------------------
Discount rates                        7%     7-1/4%         7%
Rates of increase in
   compensation levels            4-3/4%     4-3/4%     4-3/4%
Expected long-term rates of
   return on assets                   9%     8-1/2%     8-1/2%
===================================================================

  Our Company has plans providing postretirement health care and life insurance benefits to substantially all U.S. employees and certain employees in international locations who retire with a minimum of five years of service. Net periodic cost for our postretirement health care and life insurance benefits consists of the following (in millions):

Year Ended December 31,            1997       1996       1995
-------------------------------------------------------------------
Service cost                       $ 11       $ 12       $ 12
Interest cost                        23         20         23
Other                                (2)        (3)        (2)
-------------------------------------------------------------------
                                   $ 32       $ 29       $ 33
===================================================================

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
-----------------------------------------------------------------------

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

December 31,                                      1997          1996
-----------------------------------------------------------------------
Accumulated postretirement
 benefit obligations:
   Retirees                                      $ 154         $ 114
   Fully eligible active plan participants          41            35
   Other active plan participants                  132           130
-----------------------------------------------------------------------
Total benefit obligation                           327           279
Plan assets at fair value{1}                        40            41
-----------------------------------------------------------------------
Plan assets less than benefit obligation          (287)         (238)
Unrecognized prior service cost                      5             5
Unrecognized net gain                              (27)          (57)
-----------------------------------------------------------------------
Accrued postretirement benefit
 liability included in the
 consolidated balance sheet                      $(309)        $(290)
=======================================================================
{1} Consists of corporate bonds, government securities and short-term investments.

  The assumptions used in computing the preceding information are as follows:

Year Ended December 31,         1997         1996        1995
-------------------------------------------------------------------
Discount rate                  7-1/4%       7-3/4%      7-1/4%
Rates of increase in
compensation levels            4-3/4%           5%      4-3/4%
===================================================================

  The rate of increase in the per capita costs of covered health care benefits is assumed to be 7-1/4 percent in 1998, decreasing gradually to 5 percent by the year 2002.
Increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $39 million and increase the net periodic postretirement benefit cost by approximately $5 million in 1997.

NOTE 13: INCOME TAXES
Income before income taxes consists of the following (in millions):

Year Ended December 31,       1997        1996        1995
---------------------------------------------------------------
United States              $ 1,515     $ 1,168     $ 1,270
International                4,540       3,428       3,058
---------------------------------------------------------------
                           $ 6,055     $ 4,596     $ 4,328
===============================================================

  Income tax expense (benefit) consists of the following
(in millions):

Year Ended          United     State &
December 31,        States       Local   International       Total
-----------------------------------------------------------------------
1997
  Current           $  240        $ 45         $ 1,261     $ 1,546
  Deferred             180          21             179         380
1996
  Current           $  256       $  79         $   914     $ 1,249
  Deferred            (264)        (29)            148        (145)
1995
  Current           $  204       $  41         $   940     $ 1,185
  Deferred              80          10              67         157
=======================================================================

  We made income tax payments of approximately $982 million, $1,242 million and $1,000 million in 1997, 1996 and 1995, respectively.
  A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,            1997           1996         1995
-----------------------------------------------------------------------
Statutory U.S. federal rate        35.0%          35.0%        35.0%
State income taxes-net of
  federal benefit                   1.0            1.0          1.0
Earnings in jurisdictions taxed
  at rates different from the
  statutory U.S. federal rate      (2.6)          (3.3)        (3.9)
Equity income                       (.6)          (1.7)        (1.7)
Tax settlement                        -           (7.0)           -
Other-net                          (1.0)             -           .6
-----------------------------------------------------------------------
                                   31.8%          24.0%        31.0%
=======================================================================

  Our 31.8 percent 1997 effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective rate on operations.
  In 1996, we reached an agreement in principle with the U.S. Internal Revenue Service (IRS) settling certain U.S.-related income tax matters. The agreement included issues in litigation involving our operations in Puerto Rico, dating back to the 1981 tax year and extending through 1995. This agreement resulted in a one-time reduction of $320 million to our 1996 income tax expense as a result of reversing previously accrued contingent income tax liabilities. Our
1996 effective tax rate would have been 31 percent, excluding the favorable impact of the settlement with the IRS.

NOTES TO CONSOLIDATED                       THE COCA-COLA COMPANY
FINANCIAL STATEMENTS                        AND SUBSIDIARIES
--------------------------------------------------------------------

  Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from our international subsidiaries that is expected to be indefinitely reinvested was approximately $1,917 million on December 31, 1997. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $671 million, based on current tax laws.
  The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

December 31,                                1997       1996
-------------------------------------------------------------------
Deferred tax assets:
  Benefit plans                            $ 246      $ 414
  Liabilities and reserves                   172        164
  Net operating loss carryforwards            72        130
  Other                                       89         88
-------------------------------------------------------------------
  Gross deferred tax assets                  579        796
  Valuation allowance                        (21)       (18)
-------------------------------------------------------------------
                                           $ 558      $ 778
===================================================================
Deferred tax liabilities:
  Property, plant and equipment            $ 203      $ 200
  Equity investments                         107        369
  Intangible assets                          164         74
  Other                                      288         33
-------------------------------------------------------------------
                                           $ 762      $ 676
===================================================================
Net deferred tax asset (liability){1}      $(204)     $ 102
===================================================================
{1} Deferred tax assets of $244 million and $403 million have been included in the consolidated balance sheet caption "marketable securities and other assets" at December 31, 1997 and 1996, respectively.

  On December 31, 1997, we had $180 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $11 million must be utilized within the next five years; $169 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

NOTE 14: NONRECURRING ITEMS
In the second quarter of 1997, we recorded a nonrecurring charge of $60 million in selling, administrative and general expenses related to enhancing manufacturing efficiencies in North America.
  In the third quarter of 1996, we recorded provisions of approximately $276 million in selling, administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to streamlining our operations, primarily in Greater Europe and Latin America. Our management took actions to consolidate certain manufacturing operations and, as a result, recorded charges to recognize the impairment of certain manufacturing assets and estimated losses on the disposal of other assets.
  The remainder of this $276 million provision related to actions taken by The Minute Maid Company. During the third quarter of 1996, The Minute Maid Company entered into two significant agreements with independent parties: (1) a strategic supply alliance with Sucocitrico Cutrale Ltda., the world's largest grower and processor of oranges, and (2) a joint venture agreement with Groupe Danone to produce, distribute and sell premium refrigerated juices outside the United States and Canada. With these agreements, we intend to increase The Minute Maid Company's focus on managing its brands while seeking arrangements to lower its overall manufacturing costs. In connection with these actions, we recorded $146 million in third quarter provisions, composed primarily of impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities.
  Also in the third quarter of 1996, we launched a strategic initiative, Project Infinity, to redesign and enhance our information systems and communications capabilities. In connection with this initiative, we recorded an $80 million impairment charge in administrative and general expenses to recognize Project Infinity's impact on existing information systems.
  Based on management's commitment to certain strategic actions during the third quarter of 1996, these impairment charges were recorded to reduce the carrying value of identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals.
  Also in the third quarter of 1996, we recorded a $28.5 million charge in administrative and general expenses as a result of our decision to make a contribution to The Coca-Cola Foundation, a not-for-profit charitable organization.
  During 1995, selling, administrative and general expenses included provisions of $86 million to increase efficiencies in our operations in North America and Europe.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      THE COCA-COLA COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------


15. OPERATIONS IN GEOGRAPHIC AREAS
Information about the Company's operations by geographic area is as follows (in millions):

                                     North              Greater      Latin    Middle &
                                   America    Africa     Europe    America    Far East   Corporate      Consolidated
----------------------------------------------------------------------------------------------------------------------
1997
Net operating revenues              $6,443      $582     $5,395     $2,124      $4,256     $    68           $18,868
Operating income                     1,311{2}    165      1,479        957       1,508        (419)            5,001
Identifiable operating assets        4,429       418      2,410      1,593       1,624       1,572{1}         12,046
Equity income                                                                                  155               155
Investments (principally
  bottling companies)                                                                        4,894             4,894
Capital expenditures                   261        17        327         78         196         214             1,093
Depreciation and amortization          195        22        123         99         106          81               626
======================================================================================================================
1996
Net operating revenues              $6,050      $482     $5,959     $2,040      $4,095      $   47           $18,673
Operating income                       949{3}    118{3}   1,277{3}     815{3}    1,358{3}     (602){3}         3,915
Identifiable operating assets        3,814       326      2,896      1,405       1,463       2,088{1}         11,992
Equity income                                                                                  211               211
Investments (principally
  bottling companies)                                                                        4,169             4,169
Capital expenditures                   261        32        379         79         121         118               990
Depreciation and amortization          188        12        190         83          84          76               633
======================================================================================================================
1995
Net operating revenues              $5,513      $603     $6,007     $1,955      $3,994      $   55           $18,127
Operating income                       856{4}    205      1,256{4}     798       1,394        (483)            4,026
Identifiable operating assets        3,478       348      4,301      1,294       1,445       1,461{1}         12,327
Equity income                                                                                  169               169
Investments (principally
  bottling companies)                                                                        2,714             2,714
Capital expenditures                   286        19        383         87          85          77               937
Depreciation and amortization          156        13        192         64          71          66               562
======================================================================================================================
Intercompany transfers between geographic areas are not material.
North America includes only the United States and Canada.
Certain prior year amounts have been reclassified to conform to the current year presentation.
{1} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.
{2} Operating income for North America was reduced by $60 million for provisions related to enhancing manufacturing efficiencies.
{3} Operating income for North America, Africa, Greater Europe, Latin America and the Middle & Far East was reduced by $153 million, $7 million, $66 million, $32 million and $18 million, respectively, for provisions related to management's strategic plans to strengthen our worldwide system. Corporate operating income was reduced by
    $80 million for Project Infinity's impairment impact to existing systems and by $28.5 million for our decision to contribute to The Coca-Cola Foundation.
{4} Operating income for North America and Greater Europe was reduced by $61 million and $25 million, respectively, for provisions to increase efficiencies.


Compound Growth Rates                North              Greater      Latin    Middle &
Ending 1997                        America    Africa     Europe    America    Far East                  Consolidated
----------------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                               7%       19%         4%         9%         13%                            8%
   10 years                              6%       17%        13%        14%          9%                            9%
=======================================================================================================================
Operating income
   5 years                              13%        5%         8%        14%         12%                           13%
   10 years                             12%       13%        13%        20%         13%                           14%
=======================================================================================================================

                          THE COCA-COLA COMPANY AND SUBSIDIARIES



NET OPERATING REVENUES BY GEOGRAPHIC AREA{1}

                              [bar chart]

Year Ended December 31,          1997      1996      1995
--------------------------------------------------------------
  Middle & Far East                23%       22%       22%
  Latin America                    11%       11%       11%
  Greater Europe                   29%       32%       33%
  Africa                            3%        3%        3%
  North America                    34%       32%       31%



OPERATING INCOME BY GEOGRAPHIC AREA{1}

                              [bar chart]

Year Ended December 31,          1997      1996      1995
-------------------------------------------------------------
  Middle & Far East                28%       30%       31%
  Latin America                    18%       18%       18%
  Greater Europe                   27%       28%       28%
  Africa                            3%        3%        4%
  North America                    24%       21%       19%



{1} Charts and percentages are calculated exclusive of corporate operations.




REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 23, 1998

                                        THE COCA-COLA COMPANY AND SUBSIDIARIES

QUARTERLY DATA (UNAUDITED)

(In millions except per share data)
                                 First    Second     Third    Fourth       Full
Year Ended December 31,        Quarter   Quarter   Quarter   Quarter       Year
---------------------------------------------------------------------------------
1997
Net operating revenues          $4,138    $5,075    $4,954    $4,701    $18,868
Gross profit                     2,843     3,466     3,295     3,249     12,853
Net income                         987     1,314     1,011       817      4,129
Basic net income per share         .40       .53       .41       .33       1.67
Diluted net income per share       .39       .52       .40       .33       1.64
=================================================================================
1996
Net operating revenues          $4,224    $5,286    $4,687    $4,476    $18,673
Gross profit                     2,694     3,380     2,873     2,988     11,935
Net income                         713     1,050       967       762      3,492
Basic net income per share         .28       .42       .39       .31       1.40
Diluted net income per share       .28       .42       .38       .30       1.38
=================================================================================

The first quarter of 1997 includes a gain of approximately
$352 million ($.08 per share after income taxes, basic and diluted) on the sale of our 49 percent interest in Coca-Cola
& Schweppes Beverages Ltd. to Coca-Cola Enterprises.

The second quarter of 1997 includes noncash gains on the issuance of stock by Coca-Cola Amatil of approximately $343 million ($.08 per share after income taxes, basic and diluted). The second quarter of 1997 also includes provisions related to enhancing manufacturing efficiencies in North America of $60 million ($.02 per share after income taxes, basic and diluted).

The third quarter of 1997 includes a gain of approximately $156 million ($.04 per share after income taxes, basic and diluted) on the sale of our 48 percent interest in Coca-Cola Beverages Ltd. of Canada and our 49 percent interest in The Coca-Cola Bottling Company of New York, Inc. to Coca-Cola Enterprises.

The third quarter of 1996 includes a noncash gain from a tax settlement with the IRS for $320 million ($.13 per share after income taxes, basic and diluted), an impairment charge of $80 million ($.02 per share after income taxes, basic and diluted) to recognize Project Infinity's impact on existing information systems, a $28.5 million ($.01 per share after income taxes, basic and diluted) charge for our decision to make a contribution to The Coca-Cola Foundation, a not-for-profit charitable organization and provisions related to management's strategic plans to strengthen our worldwide system of $276 million ($.07 per share after income taxes, basic and diluted). In addition, the third quarter of 1996 includes noncash gains on the issuance of stock by Coca-Cola Amatil of $130 million ($.03 per share after income taxes, basic and diluted) and CCEAG of $283 million ($.04 per share after income taxes, basic and diluted).


STOCK PRICES

Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1997 and 1996.

                   First       Second         Third       Fourth
                 Quarter      Quarter       Quarter      Quarter
--------------------------------------------------------------------
1997
High             $ 63.25       $72.63        $71.94       $67.19
Low                51.13        52.75         55.06        51.94
Close              55.75        68.00         61.00        66.69
====================================================================
1996
High             $ 42.69       $49.50        $53.88       $54.25
Low                36.06        39.13         44.25        46.88
Close              41.38        49.00         50.88        52.63
====================================================================

SHARE-OWNER INFORMATION


COMMON STOCK
Ticker symbol: KO
The Coca-Cola Company is one of 30 companies in the Dow Jones Industrial Average.
Share owners of record at year end: 366,279
Shares outstanding at year end: 2.47 billion

STOCK EXCHANGES

INSIDE THE UNITED STATES:
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Cincinnati, Chicago, Pacific and
Philadelphia stock exchanges.

OUTSIDE THE UNITED STATES:
Common stock listed and traded: The German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
At its February 1998 meeting, our Board increased our quarterly dividend to 15 cents per share, equivalent to an annual dividend of 60 cents per share. The Company has increased dividends each of the last 36 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 307 consecutive quarterly dividends, beginning in 1920.

DIVIDEND AND CASH INVESTMENT PLAN
The Dividend and Cash Investment Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $125,000 per year.
  All brokerage commissions associated with purchases made through the Plan are paid by the Company.
  The Plan's administrator, First Chicago Trust Company of New York, purchases stock for voluntary cash investments beginning the first business day of each month, except in December when purchases begin on the 15th; dividend reinvestment purchases begin on April 1, July 1, October 1 and December 15.
  If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to First Chicago Trust Company of New York electronically through the Direct Registration System.
  At year end, 69 percent of the Company's share owners of record were participants in the Plan. In 1997, share owners invested
$39 million in dividends and $124 million in cash in the Plan.

ANNUAL MEETING OF SHARE OWNERS
April 15, 1998, 9 a.m. local time
The Playhouse Theatre
Du Pont Building
10th and Market Streets
Wilmington, Delaware

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash Investment Plan, please contact:
Registrar and Transfer Agent
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Toll-free: (888) COKESHR (265-3747)
For hearing impaired: (201) 222-4955
E-mail: fctc@em.fcnbd.com
Internet: http://www.fctc.com

INFORMATION RESOURCES

PUBLICATIONS
THE COMPANY'S ANNUAL AND INTERIM REPORTS, PROXY STATEMENT,
FORM 10-K AND FORM 10-Q REPORTS ARE AVAILABLE FREE OF CHARGE
FROM OUR INDUSTRY & CONSUMER AFFAIRS DEPARTMENT
AT THE COMPANY'S CORPORATE ADDRESS, LISTED ABOVE. Also available is "The Chronicle of Coca-Cola Since 1886."

INTERNET SITE
Our site at http://www.coca-cola.com offers information about our Company, as well as periodic marketing features.

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

DUPLICATE MAILINGS
If you are receiving duplicate or unwanted copies of our publications, please contact the First Chicago Trust Company of New York at one of the numbers listed above.

GLOSSARY

   [Following are certain definitions extracted from page 67:]

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

NET DEBT AND NET CAPITAL: Debt and capital in excess of cash, cash equivalents and marketable securities not required for operations and certain temporary bottling investments.

RETURN ON CAPITAL: Calculated by dividing income from continuing operations - before changes in accounting principles, adjusted for interest expense - by average total capital.

RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations - before changes in accounting principles, less preferred stock dividends - by average common share-owners' equity.

TOTAL CAPITAL: Equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: Stock price at year end multiplied by the number of shares outstanding at year end.


                               - 67 -