Form 10-K, Exhibit 13
period 1998-12-31
COCA COLA CO
filed 1999-03-29
CIK 21344

EXHIBIT 13.1

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES

  Our mission is to maximize share-owner value over time. To achieve this mission, The Coca-Cola Company and its subsidiaries (our Company) execute a comprehensive business strategy driven by four key objectives. We strive to (1) increase volume, (2) expand our share of nonalcoholic beverage sales worldwide, (3) maximize our long-term cash flows and (4) create economic value added by improving economic profit. We achieve these goals by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial policies.

INVESTMENTS

  Our Company believes in strengthening our system through a process of continuous improvement and reinvestment in the marketplace.
  With a global business system that operates in nearly 200 countries and generates superior cash flows, our Company is uniquely positioned to capitalize on profitable new investment opportunities. Our criteria for investment are simple: New investments must directly enhance our existing operations and must be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital, currently estimated at approximately 11 percent.
  Because it consistently generates high returns, the beverage business is a particularly attractive investment for us. In highly developed markets, our expenditures focus primarily on marketing our Company's brands. In emerging and developing markets, our main objective is to increase the penetration of our products. In these markets, we allocate most of our investments to enhancing infrastructure such as production facilities, distribution networks, sales equipment and technology. We make these investments by acquiring or forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and focus.
  Our investment strategy focuses on our "six-pack" of business fundamentals: brands, bottling system, customers, information, people and a mindset of continuing to enhance and build our system.

CONSUMER AND BRAND ACTIVITIES - To meet our long-term growth objectives, we make significant investments in marketing to support our existing brands and to acquire new brands, when appropriate. We define marketing as anything we do to create consumer demand for our brands. We focus on continually finding new ways to differentiate our products and build value into all our brands. Marketing investments enhance consumer awareness and increase consumer preference for our brands. This produces growth in volume, per capita consumption and our share of worldwide beverage sales.
  We own some of the world's most valuable brands, more than 160 in all. These include soft drinks and noncarbonated beverages such as sports drinks, juice drinks, water products, teas and coffees.
  We heighten consumer awareness and product appeal for our brands using integrated marketing programs. Through our bottling investments and strategic alliances with other bottlers of our products, we create and implement these programs worldwide. In developing a global strategy for a Company brand, we conduct product and packaging research, establish brand positioning, develop precise consumer communications and solicit consumer feedback. Our integrated marketing programs include activities such as advertising, point-of-sale merchandising and product sampling.
  In December 1998, our Company signed an agreement with Cadbury Schweppes plc to purchase beverage brands in countries around the world, (except in the United States, France and South Africa), and its concentrate plants in Ireland and Spain for approximately $1.85 billion. These brands include Schweppes and Canada Dry mixers, such as tonic water, club soda and ginger ale; Crush;
Dr Pepper; and certain regional brands. These transactions are subject to certain conditions including approvals from regulatory authorities in various countries.
  In December 1997, our Company announced its intent to acquire from beverage company Pernod Ricard, its Orangina brands, three bottling operations and one concentrate plant in France for approximately 5 billion French francs (approximately $890 million based on December 1998 exchange rates). This transaction remains subject to approvals from regulatory authorities of the French government.

BOTTLING SYSTEM - Our Company has business relationships with three types of bottlers: (1) independently owned bottlers, in which we have no ownership interest; (2) bottlers in which we have invested and have a noncontrolling ownership interest;
and (3) bottlers in which we have invested and have a controlling ownership interest.
  During 1998, independently owned bottling operations produced and distributed approximately 34 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling ownership interest produced and distributed approximately 55 percent of our 1998 worldwide unit case volume. Controlled bottling and fountain operations produced and distributed approximately 11 percent.
  The reason we invest in bottling operations is to maximize the strength and efficiency of our production, distribution and marketing systems around the world. These investments often result in increases in unit case volume, net revenues and profits at the bottler level, which in turn generate increased gallon sales for our concentrate business. Thus, both our Company and the bottlers benefit from long-term growth in volume, improved cash flows and increased share-owner value.
  We designate certain bottling operations in which we have a noncontrolling ownership interest as "anchor bottlers" due to their level of responsibility and performance. The strong commitment of anchor bottlers to their own profitable volume growth helps us meet our strategic goals and furthers the inter-

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


ests of our worldwide production, distribution and marketing systems. Anchor bottlers tend to be large and geographically diverse, with strong financial resources for long-term investment and strong management resources. In 1998, our anchor bottlers produced and distributed approximately 43 percent of our total worldwide unit case volume. Anchor bottlers give us strong strategic business partners on every major continent. We enter into anchor bottler partnerships because we expect results beyond what we could attain alone or with multiple bottlers.
  Consistent with our strategy, in January 1999, two Japanese bottlers, Kita Kyushu Coca-Cola Bottling Company, Ltd. and Sanyo Coca-Cola Bottling Company, Ltd., announced plans for a merger to become a new, publicly traded, bottling company, Coca-Cola West Japan Company, Ltd., Japan's first anchor bottler. The transaction, valued at approximately $2.2 billion, will create our 11th anchor bottler. We plan to hold approximately 5 percent interest in the new anchor bottler.
  In 1998, Coca-Cola Amatil Limited (Coca-Cola Amatil) completed a spin-off of its European operations into a new publicly traded European bottler, Coca-Cola Beverages plc (Coca-Cola Beverages). With its formation, Coca-Cola Beverages became our 10th anchor bottler. At December 31, 1998, we owned approximately 50.5 percent of Coca-Cola Beverages. Our expectation is that our ownership position will reduce to less than 50 percent in 1999; therefore, we are accounting for the investment by the equity method of accounting.
  In 1998, our Company contributed its wholly owned bottling interests in Norway and Finland to Coca-Cola Nordic Beverages
(CCNB), which also has bottling interests in Denmark and Sweden. CCNB, an anchor bottler, is a joint venture in which Carlsberg A/S owns a 51 percent interest, and we own a 49 percent interest.
  When we make investment decisions about bottling operations, we consider the bottler's capital structure and its available resources at the time of our investment. Although it is not our primary long-term business strategy, in certain situations it can be advantageous to acquire a controlling interest in a bottling operation. Owning such a controlling interest allows us to compensate for limited local resources and enables us to help focus these bottlers' sales and marketing programs, assist in developing their business and information systems and establish appropriate capital structures.
  During 1998, we acquired a 100 percent interest in additional Russian bottling operations from Inchcape plc. Also during 1998, as part of our strategy to establish an integrated bottling system in India, we purchased 16 independent Indian bottling operations, bringing our total purchased since January 1997 to 18.
  In line with our long-term bottling strategy, we periodically consider options for reducing our ownership interest in a bottler. One option is to combine our bottling interests with the bottling interests of others to form strategic business alliances. Another option is to sell our interest in a bottling operation to one of our equity investee bottlers. In both of these situations, we continue participating in the bottler's earnings through our portion of the equity investee's income.
  After the spin-off of Coca-Cola Beverages by Coca-Cola Amatil, we sold our northern and central Italian bottling operations to Coca-Cola Beverages in exchange for consideration valued at approximately $1 billion. Additionally, we exchanged our bottling operations in South Korea with Coca-Cola Amatil for shares of Coca-Cola Amatil stock.
  As stated earlier, our investments in a bottler can represent either a noncontrolling or a controlling interest. Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses.
  In line with our established investment strategy, our bottling investments generally have been profitable over time. For bottling investments accounted for by the equity method, we measure the profitability of our bottling investments in two ways - equity income and the excess of the fair values over the carrying values of our investments. Equity income, included in our consolidated net income, represents our share of the net earnings of our investee companies. In 1998, equity income was $32 million.
  The following table illustrates the difference in calculated fair values, based on quoted closing prices of publicly traded shares, over our Company's carrying values for selected equity method investees (in millions):

                                     Fair      Carrying
December 31,                        Value         Value      Difference
------------------------------------------------------------------------
1998
Coca-Cola Enterprises Inc.        $ 6,040       $   584         $ 5,456
Coca-Cola Amatil Limited            1,619         1,255             364
Coca-Cola Beverages plc               949           879              70
Panamerican Beverages, Inc.           668           753             (85)
Coca-Cola FEMSA, S.A. de C.V.         566           105             461
Grupo Continental, S.A.               190           102              88
Coca-Cola Bottling Co.
 Consolidated                         143            72              71
Embotelladoras Argos                   69           105             (36)
Embotelladoras Polar S.A.              50            60             (10)
------------------------------------------------------------------------
                                                                $ 6,379
========================================================================

  The excess of calculated fair values over carrying values for our investments illustrates the significant increase in the value of our investments. Although this excess value for equity method investees is not reflected in our consolidated results of operations or financial position, it represents a true economic benefit to us.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


CUSTOMERS - The Coca-Cola system has over 14 million customers around the world that sell or serve our products directly to consumers. We keenly focus on enhancing value for these customers and providing solutions to grow their beverage businesses. Our approach includes understanding each customer's business and needs, whether it is a sophisticated retailer in a developed market or a kiosk owner in an emerging market.

INFORMATION - In 1996, our Company launched Project Infinity, a strategic business initiative utilizing technology to integrate business systems across our global enterprise over the next several years. In 1997, we began testing a limited version of Project Infinity software technology. In 1998, we installed Project Infinity technology at strategic prototype locations and began process testing.
  Project Infinity will enhance our competitiveness by supplying immediate, detailed information about our financial position and the marketplace to our management, associates and bottlers worldwide. By giving our people real-time data, Project Infinity will increase our ability to recognize opportunities and make better and faster decisions about operations, marketing and finance. Project Infinity will require significant capital expenditures over the next several years. All related costs of business process reengineering activities are expensed as incurred.

PEOPLE AND MINDSET - Our continued success depends on recruiting, training and retaining people who can quickly identify and act on profitable business opportunities. This means maintaining and refining a corporate culture that encourages learning, innovation and value creation on a daily basis. The Coca-Cola Learning Consortium works with the management of our entire system to foster learning as a core capability. This group helps build the culture, systems and processes our people need to develop the knowledge and skills to take full advantage of new and ongoing opportunities.

CAPITAL EXPENDITURES - Total capital expenditures for property, plant and equipment (including our investments in information technology) and the percentage distribution by operating segment for 1998, 1997 and 1996 are as follows (in millions):

Year Ended December 31,        1998        1997        1996
----------------------------------------------------------------
Capital expenditures          $ 863     $ 1,093       $ 990
----------------------------------------------------------------
 North America{1}                34%         24%         27%
 Africa                           2%          2%          3%
 Greater Europe                  25%         30%         38%
 Latin America                    8%          7%          8%
 Middle & Far East               13%         18%         12%
 Corporate                       18%         19%         12%
================================================================
{1} Includes The Minute Maid Company

FINANCIAL STRATEGIES
  Using the following strategies to optimize our cost of capital increases our ability to maximize share-owner value.

DEBT FINANCING - Our Company maintains prudent debt levels based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.
  Our capital structure and financial policies have earned long-term credit ratings of "AA-" from Standard & Poor's and "Aa3" from Moody's, and the highest credit ratings available for our commercial paper programs.
  Our global presence and strong capital position give us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the active management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase programs and investment activity, typically result in current liabilities exceeding current assets.
  In managing our use of debt capital, we consider the following financial measurements and ratios:

Year Ended December 31,             1998      1997      1996
---------------------------------------------------------------
Net debt (in billions)             $ 3.3     $ 2.0     $ 2.8
Net debt-to-net capital               28%       22%       32%
Free cash flow to net debt            39%      172%       85%
Interest coverage                     19x       22x       17x
Ratio of earnings to
  fixed charges                     17.3x     20.8x     14.9x
===============================================================

  Net debt is debt in excess of cash, cash equivalents and marketable securities not required for operations and certain temporary bottling investments.

SHARE REPURCHASES - Our Company demonstrates confidence in the long-term growth potential of our business by our consistent use of share repurchase programs. In October 1996, our Board of Directors authorized a plan to repurchase up to 206 million shares of our Company's common stock through the year 2006. In 1998, we repurchased approximately 7 million shares under the 1996 plan and approximately 13 million additional shares to complete our 1992 share repurchase plan of 200 million shares.
  Since the inception of our initial share repurchase program in 1984, through our current program as of December 31, 1998, we have repurchased more than 1 billion shares. This represents 32 percent of the shares outstanding as of January 1, 1984, at an average price per share of $12.46.

DIVIDEND POLICY - At its February 1999 meeting, our Board of
Directors again increased our quarterly dividend, raising it to $.16 per share. This is equivalent to a full-year dividend of

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


$.64 in 1999, our 37th consecutive annual increase. Our annual common stock dividend was $.60 per share, $.56 per share and $.50 per share in 1998, 1997 and 1996, respectively.
  In 1998, our dividend payout ratio was approximately 42 percent of our net income. To free up additional cash for reinvestment in our high-return beverage business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time.

FINANCIAL RISK MANAGEMENT
  Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The derivatives we use are straightforward instruments with liquid markets.
  Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. For the value-at-risk calculations discussed below, we used a historical simulation model to estimate potential future losses our Company could incur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculations. We examined historical weekly returns over the previous 10 years to calculate our value at risk. Our value-at-risk calculations do not purport to represent actual losses that our Company expects to incur.

FOREIGN CURRENCY - We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets.
With approximately 74 percent of 1998 operating income generated outside the United States, over time weakness in one particular currency is often offset by strengths in others. We use derivative financial instruments to further reduce our net exposure to currency fluctuations.
  Our Company enters into forward exchange contracts and purchases currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses, in the same period we realize the hedged transactions. Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of other comprehensive income.
  Our value-at-risk calculation estimates foreign currency risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. We have not included in our calculation the effects of currency movements on anticipated foreign currency denominated sales and other hedged transactions. We performed calculations to estimate the impact to the fair values of our derivatives and other financial instruments over a one-week period resulting from an adverse movement in foreign currency exchange rates. As a result of our calculations, we estimate, with 95 percent confidence, that the fair values would decline by less than $75 million using 1998 average fair values and by less than $60 million using December 31, 1998, fair values. On December 31, 1997, we estimated the fair value would decline by less than $58 million. However, we would expect that any loss in the fair value of our derivatives and other financial instruments would generally be offset by an increase in the fair value of our underlying exposures.

INTEREST RATES - Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. We recognize any differences paid or received on interest rate swap agreements as adjustments to interest expense over the life of each swap.
  Our value-at-risk calculation estimates interest rate risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. According to our calculations, we estimate, with 95 percent confidence, that any increase in our average and December 31, 1998, net interest expense due to an adverse move in interest rates over a one-week period would not have a material impact on our Consolidated Financial Statements. Our December 31, 1997, estimate also was not material to our Consolidated Financial Statements.

PERFORMANCE TOOLS
  Economic profit provides a framework by which we measure the value of our actions. We define economic profit as income from continuing operations, after taxes, excluding interest, in excess of a computed capital charge for average operating capital employed. To ensure that our management team stays clearly focused on the key drivers of our business, economic profit and unit case volume are used in determining annual and long-term incentive awards for most eligible employees.
  We use value-based management (VBM) as a tool to help improve our performance in planning and execution. VBM principles assist us in managing economic profit by clarifying

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


our understanding of what creates value and what destroys it and encouraging us to manage for increased value. With VBM, we determine how best to create value in every area of our business. We believe that by using VBM as a planning and execution tool, and economic profit as a performance measurement tool, we greatly enhance our ability to build share-owner value over time.

TOTAL RETURN TO SHARE OWNERS
  Our Company has provided share owners with an excellent return on their investment over the past decade. A $100 investment in our Company's common stock on December 31, 1988, together with reinvested dividends, grew in pretax value to approximately $1,365 on December 31, 1998, an average annual compound return of 30 percent.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OUR BUSINESS
  We are the world's leading manufacturer, marketer and distributor of soft-drink beverage concentrates and syrups as well as the world's largest marketer and distributor of juice and juice-drink products. Our Company manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. In addition, we have ownership interests in numerous bottling and canning operations.

VOLUME
  We measure our sales volume in two ways: (1) gallon sales of concentrates and syrups and (2) unit cases of finished products. Gallon sales represent our primary business and measure the volume of concentrates and syrups we sell to our bottling partners or customers. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished products our bottling system sells to retail customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level. We include fountain syrups sold directly to our customers in both measures.
  Against a challenging economic environment in many of our key markets, our worldwide unit case volume increased 6 percent in 1998, on top of a 9 percent increase in 1997. Our business system sold 15.8 billion unit cases in 1998, an increase of approximately 900 million unit cases over 1997. These results are the product of years of systematic investment in beverage brands, bottlers, capital, information systems and people.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN - On a consolidated basis, our net revenues remained even with 1997, and our gross profit grew 3 percent in 1998. Net revenues remained even with 1997, primarily due to an increase in gallon sales and price increases in certain markets, offset by the impact of a stronger U.S. dollar and the sale of our previously consolidated bottling and canning operations in Italy.
  Our gross profit margin increased to 70 percent in 1998, primarily due to the sale of previously consolidated bottling and canning operations. The sale of consolidated bottling operations shifts a greater portion of our net revenues to the lower revenue, but higher margin, concentrate business.
  On a consolidated basis, our net revenues increased 1 percent, and our gross profit grew 8 percent in 1997. The growth in revenues reflects gallon sales increases and price increases in certain markets, offset by the full-year impact of the sale of previously consolidated bottling and canning operations in France, Belgium and eastern Germany in 1996, as well as the effects of a stronger U.S. dollar. Our gross profit margin increased to 68 percent in 1997 from 64 percent in 1996, primarily as a result of the sale in 1996 of previously consolidated bottling operations.

SELLING, ADMINISTRATIVE AND GENERAL EXPENSES - Selling expenses totaled $6,552 million in 1998, $6,283 million in 1997 and $6,060 million in 1996. The increases in 1998 and 1997 were primarily due to higher marketing expenditures in support of our Company's volume growth.
  Administrative and general expenses totaled $1,732 million in 1998, $1,569 million in 1997 and $1,960 million in 1996. The increase in 1998 was mainly due to the expansion of our business into emerging markets. Offsetting this increase was the impact of the sale of our bottling operations in northern and central Italy.
  Also in 1998 we recorded nonrecurring provisions primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.
  The decrease in 1997 was principally due to certain nonrecurring provisions recorded in 1996, as discussed below, partially offset by a $60 million nonrecurring provision recorded in 1997 related to enhancing manufacturing efficiencies in North America.
  In 1996, administrative and general expenses increased due to certain nonrecurring provisions. In the third quarter of 1996, we recorded provisions of approximately $276 million in administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to streamlining our operations, primarily in Greater Europe and Latin America. The remainder of this $276 million provision was for impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities of The Minute Maid Company.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


  Also in 1996, we recorded in Corporate's administrative and general expenses an $80 million impairment charge to recognize Project Infinity's impact on existing information systems and a $28.5 million charge as a result of our decision to make a contribution to The Coca-Cola Foundation, a not-for-profit charitable organization.
  Administrative and general expenses, as a percentage of net operating revenues, totaled approximately 9 percent in 1998, 8 percent in 1997 and 10 percent in 1996.

OPERATING INCOME AND OPERATING MARGIN - On a consolidated basis, our operating income declined less than 1 percent in 1998 to $4,967 million. This follows a 28 percent increase in 1997 to $5,001 million. The 1998 results reflect an increase in gallon sales coupled with an increase in gross profit margins, offset by the impact of the stronger U.S. dollar and the sales of previously consolidated bottling operations. The 1997 increase was due to increased gallon sales coupled with an increase in gross profit margins, as well as the recording of several nonrecurring provisions in the third quarter of 1996. Our consolidated operating margin was 26 percent in 1998 and 27 percent in 1997.


MARGIN ANALYSIS
                            [bar chart]

                              1998      1997      1996
---------------------------------------------------------
Net Operating Revenues       $18.8     $18.9     $18.7
  (in billions)

Gross Margin                    70%       68%       64%

Operating Margin                26%       27%       21%
---------------------------------------------------------


INTEREST INCOME AND INTEREST EXPENSE - In 1998, our interest income increased 4 percent, primarily due to cash held in locations outside the United States earning higher interest rates. In 1997, our interest income decreased 11 percent, primarily due to decreases in international interest rates.
  Interest expense increased 7 percent in 1998 due to higher average commercial paper borrowings. Average 1998 debt balances increased from 1997 primarily due to additional investments in bottling operations. In 1997, we utilized cash proceeds received from various transactions to reduce short-term indebtedness. In 1997, our interest expense decreased 10 percent, as a result of the use of proceeds received reducing our commercial paper borrowings.

EQUITY INCOME - Equity income decreased to $32 million in 1998, principally due to the weak economic environments around the world, the impact of a stronger U.S. dollar, continued structural changes and losses in start-up bottling operations. Equity income decreased 27 percent to $155 million in 1997, primarily due to the significant amount of structural change in our global bottling system, which was partially offset by solid results at key equity bottlers.

OTHER INCOME-NET - In 1998, other income-net totaled $230 million and primarily includes gains recorded on the sales of our bottling operations in northern and central Italy.
  In 1997, other income-net increased $496 million and included gains totaling $508 million on the sales of our interests in Coca-Cola & Schweppes Beverages Ltd., Coca-Cola Beverages Ltd.
of Canada and The Coca-Cola Bottling Company of New York, Inc. Gains on other bottling transactions are also included in other income-net.

GAINS ON ISSUANCES OF STOCK BY EQUITY INVESTEES - At the time an equity investee sells its stock to third parties at a price in excess of our book value, our Company's equity in the underlying net assets of that investee increases. We generally record an increase to our investment account and a corresponding gain in these transactions.
  As a result of sales of stock by certain equity investees, we recorded pretax gains of approximately $27 million in 1998 and approximately $363 million in 1997. These gains represent the increase in our Company's equity in the underlying net assets of the related investee. For a more complete description of these transactions, see Note 3 in our Consolidated Financial Statements.

INCOME TAXES - Our effective tax rates were 32.0 percent in 1998,
31.8 percent in 1997 and 24.0 percent in 1996. Our effective tax rate reflects tax benefits derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35.0 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective tax rate on operations.
  In 1996, our Company reached an agreement, in principle with the U.S. Internal Revenue Service, settling certain U.S.-related income tax matters. This settlement resulted in a one-time reduction of $320 million to our 1996 income tax expense. For a more complete description, see Note 14 in our Consolidated Financial Statements.

INCOME PER SHARE - Our basic net income per share declined by 14 percent in 1998, compared to a 19 percent growth in 1997 and 1996. Diluted net income per share declined 13 percent in 1998, compared to a 19 percent and 18 percent growth in 1997 and 1996, respectively.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


LIQUIDITY AND CAPITAL RESOURCES
  We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. We anticipate that our operating activities in 1999 will continue to provide us with cash flows to assist in our business expansion and meet our financial commitments.

FREE CASH FLOW - Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our primary objective: maximizing share-owner value over time. We use free cash flow, along with borrowings, to pay dividends and repurchase shares. The consolidated statements of our cash flows are summarized as follows (in millions):

Year Ended December 31,               1998       1997       1996
-------------------------------------------------------------------
Cash flows provided by
  (used in):
    Operations                     $ 3,433    $ 4,033    $ 3,463
    Investment activities           (2,161)      (500)    (1,050)
-------------------------------------------------------------------
FREE CASH FLOW                       1,272      3,533      2,413
Cash flows used in:
    Financing
      Share repurchases             (1,563)    (1,262)    (1,521)
      Other financing activities       230     (1,833)      (581)
    Exchange                           (28)      (134)       (45)
-------------------------------------------------------------------
Increase (decrease) in cash        $   (89)   $   304    $   266
===================================================================

  Cash provided by operations in 1998 amounted to $3.4 billion, a 15 percent decrease from 1997, primarily due to an increased use of cash for operating assets and liabilities in 1998. In 1997, cash provided by operations amounted to $4.0 billion, a 16 percent increase from 1996. This change was primarily due to an increase in net income in 1997.
  In 1998, net cash used in investing activities increased compared to 1997. Investing activities in 1997 included incremental proceeds of approximately $1 billion, as discussed below. During 1998, investing activities included additional investments in territories, such as India and Latin American countries.
  In 1997, net cash used in investing activities decreased, primarily due to the increase in proceeds from the disposal of investments and other assets, which included the dispositions of our interests in Coca-Cola & Schweppes Beverages Ltd., The Coca-Cola Bottling Company of New York, Inc., and Coca-Cola Beverages Ltd. of Canada. This growth was partially offset by increased acquisitions and investments, primarily in bottling operations, including the South Korean bottlers.

FINANCING ACTIVITIES - Our financing activities include net borrowings, dividend payments and share repurchases. Net cash used in financing activities totaled $1.3 billion in 1998, $3.1 billion in 1997 and $2.1 billion in 1996. The change between 1998 and 1997 was primarily due to net reductions of debt in 1997 compared to net borrowings in 1998.
  Cash used to purchase common stock for treasury totaled $1.6 billion in 1998 versus $1.3 billion in 1997.
  Commercial paper is our primary source of short-term financing. On December 31, 1998, we had $4.3 billion outstanding in commercial paper borrowings compared to $2.6 billion outstanding in 1997, a $1.7 billion increase in borrowings. The 1998 increase in loans and notes payable was due to additional commercial paper borrowings used for additional investments in bottling operations and share repurchases. The 1997 reduction of debt was due to cash proceeds received from the sale of bottlers. In addition, at December 31, 1998, we had $1.6 billion in lines of credit and other short-term credit facilities available, of which approximately $89 million was outstanding.

EXCHANGE - Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country so we can quickly and decisively respond to changing economic and political environments and to fluctuations in foreign currencies.
  We use approximately 50 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 1998, 1997 and 1996, the weighted-average exchange rates for foreign currencies, and certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,          1998       1997       1996
----------------------------------------------------------------
All currencies                   (9)%      (10)%      (10)%
----------------------------------------------------------------
   Australian dollar            (16)%       (6)%        5 %
   British pound                  2 %        4 %       (1)%
   Canadian dollar               (7)%       (1)%       Even
   French franc                  (3)%      (12)%       (4)%
   German mark                   (3)%      (13)%       (6)%
   Japanese yen                  (6)%      (10)%      (15)%
================================================================

  These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program mitigates over time a portion of our exchange risks. The impact of a stronger U.S. dollar reduced our operating income by approximately 9 percent in 1998.
  The change in our foreign currency translation adjustment in 1997 was primarily due to the revaluation of net assets located in countries where the local currency significantly weakened against the U.S. dollar. Exchange gains (losses)-net amounted to $(34) million in 1998, $(56) million in 1997 and $3 million in 1996, and were recorded in other income-net. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain exposures of our balance sheet.
  Additional information concerning our hedging activities is presented in Note 9 in our Consolidated Financial Statements.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL POSITION
  The carrying amount of our investment in Coca-Cola Enterprises increased in 1998 as a result of Coca-Cola Enterprises' issuance of stock in its acquisitions of various bottling operations. The carrying value of our investment in Coca-Cola Amatil increased due to its acquisition of our bottling operations in South Korea, offset by the spin-off of Coca-Cola Beverages to its share owners. The increase for Coca-Cola Beverages is primarily a result of our equity participation in its formation in 1998, as previously discussed, and the sale to Coca-Cola Beverages of our bottling operations in northern and central Italy. The increase in prepaid expenses and other assets is primarily due to increases in receivables from equity method investees, marketing prepaids and miscellaneous receivables.
  The carrying value of our investment in Coca-Cola Enterprises decreased in 1997 as a result of deferred gains related to the sales of our interests in Coca-Cola & Schweppes Beverages Ltd., Coca-Cola Beverages Ltd. of Canada and The Coca-Cola Bottling Company of New York, Inc. to Coca-Cola Enterprises. The deferred gains resulted from our approximately 44 percent ownership in Coca-Cola Enterprises. The carrying value of our investment in Coca-Cola Amatil increased in 1997 due to Coca-Cola Amatil issuing shares to San Miguel Corporation at a value per share greater than the carrying value per share of our interest in Coca-Cola Amatil. Our equity method investments also increased in 1997 due to our change from the cost method to the equity method of accounting for Panamerican Beverages, Inc. (Panamco) and Grupo Continental, S.A., and due to increased investments in other bottling operations. Our cost method investments declined due to the change in accounting for Panamco and Grupo Continental, S.A., partially offset by additional investments in Embotelladoras Polar S.A. and Embotelladora Andina S.A. Unrealized gain on available-for-sale securities, a component of share-owners' equity, is composed of adjustments to report our marketable cost method investments at fair value. During 1997, unrealized gain on securities decreased $98 million primarily due to the change in accounting for Panamco and Grupo Continental, S.A.

YEAR 2000
  Certain computer programs written with two digits rather than four to define the applicable year may experience problems handling dates near the end of and beyond the year 1999 (Year 2000 failure dates). This may cause computer applications to fail or to create erroneous results unless corrective measures are taken. The Year 2000 problem can arise at any point in the Company's supply, manufacturing, processing, distribution and financial chains.
  Aided by third party service providers, we are implementing a plan to address the anticipated impacts of the Year 2000 problem on our information technology (IT) systems and on non-IT systems involving embedded chip technologies (non-IT systems). We are also surveying selected third parties to determine the status of their Year 2000 compliance programs. In addition, we are developing contingency plans specifying what the Company will do if it or important third parties experience disruptions as a result of the Year 2000 problem.
  With respect to IT systems, our Year 2000 plan includes programs relating to (i) computer applications, including those for mainframes, client server systems, minicomputers and personal computers (the Applications Program) and (ii) IT infrastructure, including hardware, software, network technology and voice and data communications (the Infrastructure Program). In the case of non-IT systems, our Year 2000 plan includes programs relating to
(i) equipment and processes required to produce and distribute beverage concentrates and syrups, finished beverages, juices and juice-drink products (the Manufacturing Program) and (ii) equipment and systems in buildings not encompassed by the Manufacturing Program that our Company occupies or leases to third parties (the Facilities Program).
  Each of these programs is being conducted in phases, described as follows:
  INVENTORY PHASE - Identify hardware, software, processes or devices that use or process date information.
  ASSESSMENT PHASE - Identify Year 2000 date processing deficiencies and related implications.
  PLANNING PHASE - Determine for each deficiency an appropriate solution and budget. Schedule resources and develop testing plans.
  IMPLEMENTATION PHASE - Implement designed solutions. Conduct appropriate systems testing.
  Certain additional testing may be conducted following completion of the implementation phase. The plan also includes a control element intended to ensure that changes to IT and non-IT systems do not introduce additional Year 2000 issues.
  Our Year 2000 plan is subject to modification and is revised periodically as additional information is developed. The Company currently believes that its Year 2000 plan will be completed in all material respects prior to the anticipated Year 2000 failure dates. As of the respective dates indicated below, status reports regarding the Applications, Infrastructure, Manufacturing and Facilities Programs are as follows:
  APPLICATIONS PROGRAM (AS OF JANUARY 16, 1999) - We have completed the inventory, assessment and planning phases for all 46 applications considered to be mission-critical, and implementation phase progress is as follows: 37 are complete and nine are expected to be completed by June 1999. Of approximately 2,500 other applications we have identified, approximately 2,300 have been assessed and approximately 1,200 of these have been determined to require Year 2000 planning and implementation phase work. Remaining assessment phase work is expected to be completed by March 1999. We have completed the planning and implementation

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


phases for approximately 1,100 applications, and we estimate completion of the remainder by July 1999.
  INFRASTRUCTURE PROGRAM (AS OF JANUARY 16, 1999) - The inventory phase is estimated to be approximately 91 percent complete and is expected to be fully completed by April 1999. Approximately 2,300 "components" have been identified. (We define a component as a particular type - of which there may be numerous individual iterations - of software package, computer or telecommunications hardware, or lab or research equipment, including any supporting software and utilities.) The assessment, planning and implementation phases are estimated to be approximately 84 percent, 79 percent and 50 percent complete, respectively, and are expected to be fully completed by May, May and October 1999, respectively.
  MANUFACTURING PROGRAM (AS OF JANUARY 22, 1999) - We have identified 102 separate manufacturing operations in which our Company's ownership interest is 50 percent or greater. Of these, 100 operations have completed the inventory phase, and all are expected to have done so by January 1999. The assessment phase is complete in 94 operations and is expected to be fully completed by February 1999. Planning phase work has been completed in 76 operations and is expected to be fully completed by April 1999. Implementation phase work has been completed in 42 operations and is expected to be fully completed by July 1999.
  FACILITIES PROGRAM (AS OF JANUARY 25, 1999) - We have identified 46 non-manufacturing buildings in which our Company's ownership interest is 50 percent or greater. Of these, status by phase is as follows:

               Not Yet        In                Total   Estimated 100%
Phase          Started  Progress  Complete  Buildings  Completion Date
-----------------------------------------------------------------------
Inventory            4         1        41         46       March 1999
Assessment           5         9        32         46       April 1999
Planning            12        21        13         46         May 1999
Implementation      33         6         7         46     October 1999
=======================================================================

  Owners of properties leased by our Company are being contacted in order to assess the Year 2000 readiness of their facilities.

THIRD PARTY YEAR 2000 READINESS - The Company has material relationships with third parties whose failure to be Year 2000 compliant could have materially adverse impacts on our Company's business, operations or financial condition in the future. Third parties that we consider to be in this category for Year 2000 purposes (Key Business Partners) include critically important bottlers, customers, suppliers, vendors and public entities such as government regulatory agencies, utilities, financial entities and others.
  BOTTLERS - We derive most of our net operating revenues from sales of concentrates, syrups and finished products to authorized third parties, including bottling and canning operations (Bottlers), that produce, package and distribute beverages bearing the Company's brands. We have made Year 2000 awareness information available to all Bottlers and have asked each Bottler to advise us of the Bottler's plans for reaching Year 2000 readiness with respect to non-IT systems. As of December 31, 1998, unconsolidated Bottlers representing approximately 99 percent of our 1998 worldwide unit case volume from unconsolidated Bottlers have made their plans available to us, including all 10 of our anchor bottlers. We have also contacted the Bottlers to inquire about their state of Year 2000 readiness with respect to IT systems as well as the actions being taken by Bottlers with respect to third parties. We may take further action as we deem it appropriate in particular cases.
  CUSTOMERS - We have met and exchanged information with a limited number of key non-Bottler customers regarding Year 2000 readiness issues. We are now formalizing these contacts into a program designed to help us assess the Year 2000 readiness of key non-Bottler customers.
  SUPPLIERS AND VENDORS - The Company classifies as "critical" those suppliers of products or services consumed on an ongoing basis that, if interrupted, would materially disrupt the Company's ability to deliver products or conduct operations.
We are conducting on-site reviews of suppliers identified as critical on a worldwide basis, for purposes of assessing their Year 2000 plans and their progress toward implementation. We expect all of these reviews to be completed by April 1999. Thereafter, additional assessments may occur during the remainder of the year. In addition, each Company field location is working to assess the likelihood of supply issues with suppliers classified as critical on a regional basis.
  Suppliers of less critical importance to our business, and vendors from whom we buy goods expected to be in service beyond 1999, have been sent a questionnaire from us asking about the status of their Year 2000 plans. Responses are being evaluated, certain selected goods are being tested, and follow-up action is being taken by the Company as it deems appropriate.
  PUBLIC ENTITIES - We are also in the process of implementing a Year 2000 program involving interaction with and assessment of public entities such as government regulatory agencies, utilities, financial entities and others.

CONTINGENCY PLANS - The Company is preparing contingency plans relating specifically to identified Year 2000 risks and developing cost estimates relating to these plans. Contingency plans may include stockpiling raw and packaging materials, increasing inventory levels, securing alternate sources of supply and other appropriate measures. We anticipate completion of the Year 2000 contingency plans during the first half of 1999. Once developed, Year 2000 contingency plans and related cost estimates will be tested in certain respects and continually refined as additional information becomes available.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


YEAR 2000 RISKS - While the Company currently believes that it will be able to modify or replace its affected systems in time to minimize any significant detrimental effects on its operations, failure to do so, or the failure of Key Business Partners or other third parties to modify or replace their affected systems, could have materially adverse impacts on the Company's business, operations or financial condition in the future. There can be no guarantee that such impacts will not occur. In particular, because of the interdependent nature of business systems, the Company could be materially adversely affected if private businesses, utilities and governmental entities with which it does business or that provide essential products or services are not Year 2000 ready. The Company currently believes that the greatest risk of disruption in its businesses exists in certain international markets. Reasonably likely consequences of failure by the Company or third parties to resolve the Year 2000 problem include, among other things, temporary slowdowns or cessations of operations at one or more Company or Bottler facilities, delays in the delivery or distribution of products, delays in the receipt of supplies, invoice and collection errors, and inventory and supply obsolescence. However, the Company believes that its Year 2000 readiness program, including related contingency planning, should significantly reduce the possibility of significant interruptions of normal operations.

COSTS - As of December 31, 1998, the Company's total incremental costs (historical plus estimated future costs) of addressing Year 2000 issues are estimated to be in the range of $130 million to $160 million, of which approximately $70 million has been incurred. These costs are being funded through operating cash flow. These amounts do not include: (i) any costs associated with the implementation of contingency plans, which are in the process of being developed, or (ii) costs associated with replacements of computerized systems or equipment in cases where replacement was not accelerated due to Year 2000 issues.
  Implementation of our Company's Year 2000 plan is an ongoing process. Consequently, the above described estimates of costs and completion dates for the various components of the plan are subject to change.
  For further information regarding Year 2000 matters, see the disclosures under Forward-Looking Statements on page 37.

EURO CONVERSION
  In January 1999, certain member countries of the European
Union established permanent, fixed conversion rates between their existing currencies and the European Union's common currency
(the Euro).
  The transition period for the introduction of the Euro is scheduled to phase in over a period ending January 1, 2002, with the existing currency being completely removed from circulation on July 1, 2002. Our Company has been preparing for the introduction of the Euro for several years. The timing of our phasing out all uses of the existing currencies will comply with the legal requirements and also be scheduled to facilitate optimal coordination with the plans of our vendors, distributors and customers. Our work related to the introduction of the Euro and the phasing out of the other currencies includes converting information technology systems; recalculating currency risk; recalibrating derivatives and other financial instruments; evaluating and taking action, if needed, regarding continuity of contracts; and modifying our processes for preparing tax, accounting, payroll and customer records.
  Based on our work to date, we believe the introduction of the Euro and the phasing out of the other currencies will not have a material impact on our Company's Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES
  Inflation affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

NEW ACCOUNTING STANDARDS
  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. The statement is effective for the Company in the Year 2000. We are assessing the impact this statement will have on our Consolidated Financial Statements.

OUTLOOK
  While we cannot predict future performance, we believe considerable opportunities exist for sustained, profitable growth, not only in the developing population centers of the world but also in our most established markets, including the United States.
  We firmly believe the strength of our brands, our unparalleled distribution system, our global presence, our strong financial condition and the skills of our people give us the flexibility to capitalize on our growth opportunities as we continue to pursue our goal of increasing share-owner value over time.

FORWARD-LOOKING STATEMENTS
  The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of our Company. Our Company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other Company filings with the Securities and Exchange Commission and in our reports to share owners.

FINANCIAL REVIEW
INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
THE COCA-COLA COMPANY AND SUBSIDIARIES


All statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume growth, share of sales and earnings per share growth, statements expressing general optimism about future operating results and non-historical Year 2000 information, are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance.
  The following are some of the factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in or underlying our Company's forward-looking statements:
-- Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.
-- Competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our earnings, share of sales and volume growth.
-- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.
-- Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.
-- Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.
-- Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations. Most of our exposures to capital markets, including interest and foreign currency, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing foreign currency exposures.
-- Economic and political conditions in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.
-- Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.
-- The effectiveness of our advertising, marketing and
   promotional programs.
-- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.
-- Adverse weather conditions, which could reduce demand for
   Company products.
-- Our ability and the ability of our Key Business Partners and other third parties to replace, modify or upgrade computer systems in ways that adequately address the Year 2000 problem. Given the numerous and significant uncertainties involved, there can be no assurance that Year 2000 related estimates and anticipated results will be achieved, and actual results could differ materially. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and correct all relevant computer codes and embedded chips, unanticipated difficulties or delays in the implementation of Year 2000 project plans and the ability of third parties to adequately address their own Year 2000 issues.
-- Our ability to timely resolve issues relating to introduction of the European Union's common currency (the Euro).

  The foregoing list of important factors is not exclusive.

ADDITIONAL INFORMATION
  For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 40 through 60 of this report. Additional information concerning our operating segments is presented on pages 57 through 58.

SELECTED FINANCIAL DATA
THE COCA-COLA COMPANY AND SUBSIDIARIES
                                Compound
(In millions except per       Growth Rates              Year Ended December 31,
 share data, ratios         ------------------  -----------------------------------------------
 and growth rates)          5 Years   10 Years        1998{2}    1997{2}    1996{2}    1995{2}
-----------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues          6.0%       8.8%   $ 18,813   $ 18,868   $ 18,673   $ 18,127
Cost of goods sold              1.5%       5.0%      5,562      6,015      6,738      6,940
-----------------------------------------------------------------------------------------------
Gross profit                    8.4%      11.0%     13,251     12,853     11,935     11,187
Selling, administrative
  and general expenses          7.5%      10.5%      8,284      7,852      8,020      7,161
-----------------------------------------------------------------------------------------------
Operating income                9.9%      12.0%      4,967      5,001      3,915      4,026
Interest income                                        219        211        238        245
Interest expense                                       277        258        286        272
Equity income                                           32        155        211        169
Other income (deductions)-net                          230        583         87         86
Gains on issuances of stock by
  equity investees                                      27        363        431         74
----------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles        10.3%      12.3%      5,198      6,055      4,596      4,328
Income taxes                   10.8%      12.0%      1,665      1,926      1,104      1,342
----------------------------------------------------------------------------------------------
Income from continuing
  operations before changes
  in accounting principles     10.1%      12.5%   $  3,533   $  4,129   $  3,492   $  2,986
===============================================================================================
Net income                     10.2%      13.0%   $  3,533   $  4,129   $  3,492   $  2,986
Preferred stock dividends                                -          -          -          -
-----------------------------------------------------------------------------------------------
Net income available to
  common share owners          10.2%      13.0%   $  3,533   $  4,129   $  3,492   $  2,986
===============================================================================================
Average common shares
  outstanding                                        2,467      2,477      2,494      2,525
Average common shares
  outstanding assuming
  dilution                                           2,496      2,515      2,523      2,549

PER COMMON SHARE DATA
Income from continuing
  operations before
  changes in accounting
  principles - basic           11.2%      14.5%   $   1.43   $   1.67   $   1.40   $   1.18
Income from continuing
  operations before
  changes in accounting
  principles - diluted         11.3%      14.4%       1.42       1.64       1.38       1.17
Basic net income               11.2%      14.8%       1.43       1.67       1.40       1.18
Diluted net income             11.3%      15.0%       1.42       1.64       1.38       1.17
Cash dividends                 12.0%      14.9%        .60        .56        .50        .44
Market price on December 31    24.6%      28.2%      67.00      66.69      52.63      37.13

TOTAL MARKET VALUE OF
  COMMON STOCK{1}              23.3%      26.4%   $165,190   $164,766   $130,575   $ 92,983

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                                      $  1,807   $  1,843   $  1,658   $  1,315
Property, plant and
  equipment-net                                      3,669      3,743      3,550      4,336
Depreciation                                           381        384        442        421
Capital expenditures                                   863      1,093        990        937
Total assets                                        19,145     16,881     16,112     15,004
Long-term debt                                         687        801      1,116      1,141
Total debt                                           5,149      3,875      4,513      4,064
Share-owners' equity                                 8,403      7,274      6,125      5,369
Total capital{1}                                    13,552     11,149     10,638      9,433

OTHER KEY FINANCIAL MEASURES{1}
Total debt-to-total capital                           38.0%      34.8%      42.4%      43.1%
Net debt-to-net capital                               28.1%      22.0%      31.6%      32.3%
Return on common equity                               45.1%      61.6%      60.8%      56.4%
Return on capital                                     30.2%      39.5%      36.8%      34.9%
Dividend payout ratio                                 41.9%      33.6%      35.7%      37.2%
Free cash flow                                    $  1,272   $  3,533   $  2,413   $  2,102
Economic profit                                   $  2,480   $  3,325   $  2,718   $  2,291
===============================================================================================

{1} See Glossary on page 65.
{2} In 1998, we adopted SFAS No. 132, "Employers' Disclosures about Pensions and
    Other Postretirement Benefits."
{3} In 1994, we adopted SFAS No. 115, "Accounting for Certain Investments in Debt
    and Equity Securities."
{4} In 1993, we adopted SFAS No. 112, "Employers' Accounting for Postemployment
    Benefits."
{5} In 1992, we adopted SFAS No. 106, "Employers' Accounting for Postretirement
    Benefits Other Than Pensions."

SELECTED FINANCIAL DATA
THE COCA-COLA COMPANY AND SUBSIDIARIES

(In millions except per                             Year Ended December 31,
 share data, ratios          --------------------------------------------------------------------------------------
 and growth rates)              1994{2,3}    1993{2,4}   1992{2,5,6}    1991{2,6}    1990{2,6}    1989{6}   1988
 ------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues      $ 16,264     $ 14,030    $ 13,119       $ 11,599     $ 10,261     $  8,637     $ 8,076
Cost of goods sold             6,168        5,160       5,055          4,649        4,208        3,548       3,429
-------------------------------------------------------------------------------------------------------------------
Gross profit                  10,096        8,870       8,064          6,950        6,053        5,089       4,647
Selling, administrative
  and general expenses         6,459        5,771       5,317          4,641        4,103        3,342       3,044
-------------------------------------------------------------------------------------------------------------------
Operating income               3,637        3,099       2,747          2,309        1,950        1,747       1,603
Interest income                  181          144         164            175          170          205         199
Interest expense                 199          168         171            192          231          308         230
Equity income                    134           91          65             40          110           75          92
Other income (deductions)-
  net                            (25)           7         (59)            51           15           45         (38)
Gains on issuances of stock
  by equity investees              -           12           -              -            -            -           -
-------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before income
  taxes and changes in
  accounting principles        3,728        3,185       2,746          2,383        2,014        1,764       1,626
Income taxes                   1,174          997         863            765          632          553         537
-------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations before changes
  in accounting principles  $  2,554     $  2,188    $  1,883       $  1,618     $  1,382     $  1,211     $ 1,089
===================================================================================================================
Net income                  $  2,554     $  2,176    $  1,664       $  1,618     $  1,382     $  1,537     $ 1,045
Preferred stock dividends          -            -           -              1           18           21           7
-------------------------------------------------------------------------------------------------------------------
Net income available to
  common share owners       $  2,554     $  2,176    $  1,664       $  1,617     $  1,364     $  1,516{7}  $ 1,038
===================================================================================================================
Average common shares
  outstanding                  2,580        2,603       2,634          2,666        2,674        2,768       2,917
Average common shares
  outstanding assuming
  dilution                     2,599        2,626       2,668          2,695        2,706        2,789       2,929

PER COMMON SHARE DATA
Income from continuing
  operations before
  changes in accounting
  principles - basic        $    .99     $    .84    $    .72       $    .61     $    .51     $    .43     $   .37
Income from continuing
  operations before
  changes in accounting
  principles - diluted           .98          .83         .71           .60           .50          .43         .37
Basic net income                 .99          .84         .63           .61           .51          .55{7}      .36
Diluted net income               .98          .83         .62           .60           .50          .54         .35
Cash dividends                   .39          .34         .28           .24           .20          .17         .15
Market price on December 31    25.75        22.31       20.94         20.06         11.63         9.66        5.58

TOTAL MARKET VALUE OF
  COMMON STOCK{1}           $ 65,711     $ 57,905    $ 54,728       $53,325      $ 31,073     $ 26,034     $15,834

BALANCE SHEET DATA
Cash, cash equivalents and
  current marketable
  securities                $  1,531     $  1,078    $  1,063       $ 1,117      $  1,492     $  1,182     $ 1,231
Property, plant and
  equipment - net              4,080        3,729       3,526         2,890         2,386        2,021       1,759
Depreciation                     382          333         310           254           236          181         167
Capital expenditures             878          800       1,083           792           593          462         387
Total assets                  13,863        11,998     11,040        10,185         9,245        8,249       7,451
Long-term debt                 1,426         1,428      1,120           985           536          549         761
Total debt                     3,509         3,100      3,207         2,288         2,537        1,980       2,124
Share-owners' equity           5,228         4,570      3,881         4,236         3,662        3,299       3,345
Total capital{1}               8,737         7,670      7,088         6,524         6,199        5,279       5,469

OTHER KEY FINANCIAL
 MEASURES{1}
Total debt-to-total capital     40.2%         40.4%      45.2%         35.1%         40.9%        37.5%       38.8%
Net debt-to-net capital         25.5%         29.0%      33.1%         24.2%         24.6%        15.6%       21.1%
Return on common equity         52.1%         51.8%      46.4%         41.3%         41.4%        39.4%       34.7%
Return on capital               32.8%         31.2%      29.4%         27.5%         26.8%        26.5%       21.3%
Dividend payout ratio           39.4%         40.6%      44.3%         39.5%         39.2%        31.0%{7}    42.1%
Free cash flow              $  2,146     $   1,623   $    873       $   960      $    844     $  1,664     $ 1,517
Economic profit             $  1,896     $   1,549   $  1,300       $ 1,073      $    920     $    859     $   717
===================================================================================================================

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

CONSOLIDATED BALANCE SHEETS
THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31,                                             1998                 1997
------------------------------------------------------------------------------------
(In millions except share data)

ASSETS

CURRENT
Cash and cash equivalents                            $  1,648             $  1,737
Marketable securities                                     159                  106
------------------------------------------------------------------------------------
                                                        1,807                1,843
Trade accounts receivable, less allowances
 of $10 in 1998 and $23 in 1997                         1,666                1,639
Inventories                                               890                  959
Prepaid expenses and other assets                       2,017                1,528
------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                    6,380                5,969
------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
  Coca-Cola Enterprises Inc.                              584                  184
  Coca-Cola Amatil Limited                              1,255                1,204
  Coca-Cola Beverages plc                                 879                    -
  Other, principally bottling companies                 3,573                3,049
Cost method investments, principally
 bottling companies                                       395                  457
Marketable securities and other assets                  1,863                1,607
-------------------------------------------------------------------------------------
                                                        8,549                6,501
-------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                      199                  183
Buildings and improvements                              1,507                1,535
Machinery and equipment                                 3,855                3,896
Containers                                                124                  157
-------------------------------------------------------------------------------------
                                                        5,685                5,771
Less allowances for depreciation                        2,016                2,028
-------------------------------------------------------------------------------------
                                                        3,669                3,743
-------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS                      547                  668
-------------------------------------------------------------------------------------
                                                     $ 19,145             $ 16,881
=====================================================================================

                                 - 40 -

CONSOLIDATED BALANCE SHEETS
THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31,                                             1998                 1997
-------------------------------------------------------------------------------------

LIABILITIES AND SHARE-OWNERS' EQUITY
CURRENT
Accounts payable and accrued expenses                $  3,141             $  3,249
Loans and notes payable                                 4,459                2,677
Current maturities of long-term debt                        3                  397
Accrued income taxes                                    1,037                1,056
-------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                               8,640                7,379
-------------------------------------------------------------------------------------

LONG-TERM DEBT                                            687                  801
-------------------------------------------------------------------------------------

OTHER LIABILITIES                                         991                1,001
-------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                     424                  426
-------------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
Common stock, $.25 par value
  Authorized: 5,600,000,000 shares
  Issued: 3,460,083,686 shares in 1998;
          3,443,441,902 shares in 1997                    865                  861
Capital surplus                                         2,195                1,527
Reinvested earnings                                    19,922               17,869
Accumulated other comprehensive income
  and unearned compensation on restricted stock        (1,434)              (1,401)
-------------------------------------------------------------------------------------
                                                       21,548               18,856

Less treasury stock, at cost
  (994,566,196 shares in 1998;
   972,812,731 shares in 1997)                         13,145               11,582
------------------------------------------------------------------------------------
                                                        8,403                7,274
------------------------------------------------------------------------------------
                                                     $ 19,145             $ 16,881
====================================================================================
See Notes to Consolidated Financial Statements.

                                 - 41 -

CONSOLIDATED STATEMENTS OF INCOME
THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                              1998           1997            1996
-------------------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                           $ 18,813       $ 18,868        $ 18,673
Cost of goods sold                                  5,562          6,015           6,738
-------------------------------------------------------------------------------------------
GROSS PROFIT                                       13,251         12,853          11,935
Selling, administrative and general expenses        8,284          7,852           8,020
-------------------------------------------------------------------------------------------
OPERATING INCOME                                    4,967          5,001           3,915
Interest income                                       219            211             238
Interest expense                                      277            258             286
Equity income                                          32            155             211
Other income-net                                      230            583              87
Gains on issuances of stock by equity investees        27            363             431
-------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                          5,198          6,055           4,596
Income taxes                                        1,665          1,926           1,104
-------------------------------------------------------------------------------------------
NET INCOME                                       $  3,533       $  4,129        $  3,492
===========================================================================================

BASIC NET INCOME PER SHARE                       $   1.43       $   1.67        $   1.40
DILUTED NET INCOME PER SHARE                     $   1.42       $   1.64        $   1.38
===========================================================================================

AVERAGE SHARES OUTSTANDING                          2,467          2,477           2,494
Dilutive effect of stock options                       29             38              29
-------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING ASSUMING DILUTION        2,496          2,515           2,523
===========================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                             1998        1997        1996
-----------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                      $  3,533    $  4,129    $  3,492
Depreciation and amortization                        645         626         633
Deferred income taxes                                (38)        380        (145)
Equity income, net of dividends                       31        (108)        (89)
Foreign currency adjustments                          21          37         (60)
Gains on issuances of stock by equity investees      (27)       (363)       (431)
Gains on sales of assets, including
  bottling interests                                (306)       (639)       (135)
Other items                                          124          18         316
Net change in operating assets and liabilities      (550)        (47)       (118)
-----------------------------------------------------------------------------------
    Net cash provided by operating activities      3,433       4,033       3,463
-----------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisitions and investments, principally
  bottling companies                              (1,428)     (1,100)       (645)
Purchases of investments and other assets           (610)       (459)       (623)
Proceeds from disposals of investments and
  other assets                                     1,036       1,999       1,302
Purchases of property, plant and equipment          (863)     (1,093)       (990)
Proceeds from disposals of property, plant
  and equipment                                       54          71          81
Other investing activities                          (350)         82        (175)
-----------------------------------------------------------------------------------
    Net cash used in investing activities         (2,161)       (500)     (1,050)
-----------------------------------------------------------------------------------

    Net cash provided by operations
      after reinvestment                           1,272       3,533       2,413
-----------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                  1,818         155       1,122
Payments of debt                                    (410)       (751)       (580)
Issuances of stock                                   302         150         124
Purchases of stock for treasury                   (1,563)     (1,262)     (1,521)
Dividends                                         (1,480)     (1,387)     (1,247)
-----------------------------------------------------------------------------------
    Net cash used in financing activities         (1,333)     (3,095)     (2,102)
-----------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                          (28)       (134)        (45)
-----------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year              (89)        304         266
Balance at beginning of the year                   1,737       1,433       1,167
-----------------------------------------------------------------------------------
    Balance at end of year                      $  1,648    $  1,737    $  1,433
===================================================================================
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY

THE COCA-COLA COMPANY AND SUBSIDIARIES
                          Number of                                                Accumulated
                             Common                                  Outstanding         Other
Three Years Ended            Shares    Common  Capital  Reinvested  Restricted  Comprehensive   Treasury
December 31, 1998       Outstanding     Stock  Surplus    Earnings       Stock         Income      Stock     Total
-------------------------------------------------------------------------------------------------------------------
(In millions except per share data)    |
                                       |
BALANCE DECEMBER 31, 1995     2,505    | $856   $  863     $12,882       $ (68)       $  (365)  $ (8,799)  $ 5,369
---------------------------------------|---------------------------------------------------------------------------
COMPREHENSIVE INCOME:                  |
  Net income                      -    |    -        -       3,492           -              -          -     3,492
  Translation adjustments         -    |    -        -           -           -           (238)         -      (238)
  Net change in unrealized             |
    gain on securities            -    |    -        -           -           -             74          -        74
  Minimum pension liability       -    |    -        -           -           -             (8)         -        (8)
                                       |                                                                   --------
                                       |
COMPREHENSIVE INCOME                   |                                                                     3,320
Stock issued to employees              |                                                                   --------
  exercising stock options        9    |    2      122           -           -              -          -       124
Tax benefit from employees'            |
  stock option and                     |
  restricted stock plans          -    |    -       63           -           -              -          -        63
Stock issued under restricted          |
  stock plans, less                    |
  amortization of $15             -    |    -       10           -           7              -          -        17
Purchases of stock for                 |
  treasury                      (33){1}|    -        -           -           -              -     (1,521)   (1,521)
Dividends (per share - $.50)      -    |    -        -      (1,247)          -              -          -    (1,247)
---------------------------------------|---------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996     2,481    |  858    1,058      15,127         (61)          (537)   (10,320)    6,125
---------------------------------------|---------------------------------------------------------------------------
COMPREHENSIVE INCOME:                  |
  Net income                      -    |    -        -       4,129           -              -          -     4,129
  Translation adjustments         -    |    -        -           -           -           (710)         -      (710)
  Net change in unrealized             |
    gain on securities            -    |    -        -           -           -            (98)         -       (98)
  Minimum pension liability       -    |    -        -           -           -             (6)         -        (6)
                                       |                                                                   --------
                                       |
COMPREHENSIVE INCOME                   |                                                                     3,315
Stock issued to employees              |                                                                   --------
  exercising stock options        10   |    3      147           -           -              -          -       150
Tax benefit from employees'            |
  stock option and restricted          |
  stock plans                     -    |    -      312           -           -              -          -       312
Stock issued under restricted          |
  stock plans, less                    |
  amortization of $10             -    |    -       10           -          11              -          -        21
Purchases of stock for                 |
  treasury                      (20){1}|    -        -           -           -              -     (1,262)   (1,262)
Dividends (per share - $.56)      -    |    -        -      (1,387)          -              -          -    (1,387)
---------------------------------------|---------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997     2,471    |  861    1,527      17,869         (50)        (1,351)   (11,582)    7,274
---------------------------------------|---------------------------------------------------------------------------
COMPREHENSIVE INCOME:                  |
  Net income                      -    |    -        -       3,533           -              -          -     3,533
  Translation adjustments         -    |    -        -           -           -             52          -        52
  Net change in unrealized             |
    gain on securities            -    |    -        -           -           -            (47)         -       (47)
  Minimum pension liability       -    |    -        -           -           -             (4)         -        (4)
                                       |                                                                   --------
COMPREHENSIVE INCOME                   |                                                                     3,534
                                       |                                                                   --------
Stock issued to employees              |
  exercising stock options       16    |    4      298           -           -              -          -       302
Tax benefit from employees'            |
  stock option and restricted          |
  stock plans                     -    |    -       97           -           -              -          -        97
Stock issued under restricted          |
  stock plans, less amortization       |
  of $5                           1    |    -       47           -         (34)             -          -        13
Stock issued by an equity              |
  investee                        -    |    -      226           -           -              -          -       226
Purchases of stock for treasury (22){1}|    -        -           -           -              -     (1,563)   (1,563)
Dividends (per share - $.60)       -   |    -        -      (1,480)          -              -          -    (1,480)
---------------------------------------|---------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998     2,466    | $865   $2,195     $19,922       $ (84)       $(1,350)  $(13,145)  $ 8,403
===================================================================================================================
{1} Common stock purchased from employees exercising stock options numbered 1.4 million, 1.1 million and .9 million shares for the years ending December 31, 1998, 1997 and 1996, respectively.
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTE 1:  ORGANIZATION AND SUMMARY OF
         SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION - The Coca-Cola Company and subsidiaries (our Company) is predominantly a manufacturer, marketer and distributor of soft-drink and noncarbonated beverage concentrates and syrups. Operating in nearly 200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We have significant markets for our products in all the world's geographic regions. We record revenue when title passes to our customers.

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

ISSUANCES OF STOCK BY EQUITY INVESTEES - When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a noncash gain or loss on the issuance. This noncash gain or loss, net of any deferred taxes, is generally recognized in our net income in the period the change of ownership interest occurs.
  If gains have been previously recognized on issuances of an equity investee's stock and shares of the equity investee are subsequently repurchased by the equity investee, gain recognition does not occur on issuances subsequent to the date of a repurchase until shares have been issued in an amount equivalent to the number of repurchased shares. This type of transaction is reflected as an equity transaction and the net effect is reflected in the accompanying consolidated balance sheets. For specific transaction details, refer to Note 3.

ADVERTISING COSTS - Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,597 million in 1998, $1,576 million in 1997 and $1,441 million in 1996. As of December 31, 1998 and 1997, advertising costs of approximately $365 million and $317 million, respectively, were recorded primarily in prepaid expenses and other assets in the accompanying consolidated balance sheets.

NET INCOME PER SHARE - Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock options.

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

OTHER ASSETS - Our Company invests in infrastructure programs with our bottlers which are directed at strengthening our bottling system and increasing unit case sales. The costs of these programs are recorded in other assets and are subsequently amortized over the periods to be directly benefited.

GOODWILL AND OTHER INTANGIBLE ASSETS - Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations to ensure they are appropriately valued. Accumulated amortization was approximately $119 million and $105 million on December 31, 1998 and 1997, respectively.

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

NEW ACCOUNTING STANDARDS - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


instruments. The statement is effective for years beginning after June 15, 1999. We are assessing the impact this statement will have on the Consolidated Financial Statements.
  In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the various types of costs incurred for computer software developed or obtained for internal use. Also, in June 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organizational costs, as defined, to be expensed as incurred. We will adopt these SOPs on January 1, 1999, and they will not materially impact our Company's Consolidated Financial Statements.

NOTE 2:  BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC. - Coca-Cola Enterprises is the largest soft-drink bottler in the world, operating in seven countries, and is one of our anchor bottlers. At December 31, 1998, our Company owned approximately 42 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. The excess of our equity in the underlying net assets of Coca-Cola Enterprises over our investment is primarily amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $442 million at December 31, 1998. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                1998           1997
-----------------------------------------------------------------
Current assets                          $  2,285       $  1,813
Noncurrent assets                         18,847         15,674
-----------------------------------------------------------------
        Total assets                    $ 21,132       $ 17,487
=================================================================
Current liabilities                     $  3,397       $  3,032
Noncurrent liabilities                    15,297         12,673
-----------------------------------------------------------------
        Total liabilities               $ 18,694       $ 15,705
=================================================================
Share-owners' equity                    $  2,438       $  1,782
=================================================================
Company equity investment               $    584       $    184
=================================================================

Year Ended December 31,      1998           1997           1996
-----------------------------------------------------------------
Net operating revenues   $ 13,414       $ 11,278       $  7,921
Cost of goods sold          8,391          7,096          4,896
-----------------------------------------------------------------
Gross profit             $  5,023       $  4,182       $  3,025
=================================================================
Operating income         $    869       $    720       $    545
=================================================================
Cash operating profit{1} $  1,989       $  1,666       $  1,172
=================================================================
Net income               $    142       $    171       $    114
=================================================================
Net income available
 to common share owners  $    141       $    169       $    106
=================================================================
Company equity income    $     51       $     59       $     53
=================================================================
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

  Our net concentrate/syrup sales to Coca-Cola Enterprises were $3.1 billion in 1998, $2.5 billion in 1997 and $1.6 billion in 1996, or approximately 16 percent, 13 percent and 9 percent of our 1998, 1997 and 1996 net operating revenues. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our consolidated statements of income. These transactions amounted to $252 million in 1998, $223 million in 1997 and $247 million in 1996. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
  Our direct support for certain marketing activities of Coca-Cola Enterprises and participation with them in cooperative advertising and other marketing programs amounted to approximately $899 million in 1998, $604 million in 1997 and $448 million in 1996. Additionally, in 1998 and 1997, we committed approximately $324 million and $190 million, respectively, to Coca-Cola Enterprises under a Company program that encourages bottlers to invest in building and supporting beverage infrastructure.
  If valued at the December 31, 1998, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of our investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $5.5 billion.

COCA-COLA AMATIL LIMITED - We own approximately 43 percent of Coca-Cola Amatil, an Australian-based anchor bottler that operates in seven countries. Accordingly, we account for our investment in Coca-Cola Amatil by the equity method. The excess of our investment over our equity in the underlying net assets of Coca-Cola Amatil is being amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $205 million at December 31, 1998. A summary of financial information for Coca-Cola Amatil is as follows
(in millions):

December 31,                                1998{1}        1997
-----------------------------------------------------------------
Current assets                          $  1,057       $  1,470
Noncurrent assets                          4,002          4,590
-----------------------------------------------------------------
  Total assets                          $  5,059       $  6,060
=================================================================
Current liabilities                     $  1,065       $  1,053
Noncurrent liabilities                     1,552          1,552
-----------------------------------------------------------------
  Total liabilities                     $  2,617       $  2,605
=================================================================
Share-owners' equity                    $  2,442       $  3,455
=================================================================
Company equity investment               $  1,255       $  1,204
=================================================================

Year Ended December 31,      1998{1}        1997           1996
-----------------------------------------------------------------
Net operating revenues   $  2,731       $  3,290       $  2,905
Cost of goods sold          1,567          1,856          1,737
-----------------------------------------------------------------
Gross profit             $  1,164       $  1,434       $  1,168
=================================================================
Operating income         $    237       $    276       $    215
=================================================================
Cash operating profit{2} $    435       $    505       $    384
=================================================================
Net income               $     65       $     89       $     80
=================================================================
Company equity income    $     15       $     27       $     27
=================================================================
{1} 1998 reflects the spin-off of Coca-Cola Amatil's European operations.
{2} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


  Our net concentrate sales to Coca-Cola Amatil were approximately $546 million in 1998, $588 million in 1997 and $450 million in 1996. We also participate in various marketing, promotional and other activities with Coca-Cola Amatil.
  If valued at the December 31, 1998, quoted closing price of publicly traded Coca-Cola Amatil shares, the calculated value of our investment in Coca-Cola Amatil would have exceeded its carrying value by approximately $364 million.
  In August 1998, we exchanged our Korean bottling operations with Coca-Cola Amatil for an additional ownership interest in Coca-Cola Amatil.

OTHER EQUITY INVESTMENTS - Operating results include our proportionate share of income from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises and Coca-Cola Amatil, is as follows (in millions):

December 31,                                1998           1997
-----------------------------------------------------------------
Current assets                          $  4,453       $  2,946
Noncurrent assets                         16,825         11,371
-----------------------------------------------------------------
  Total assets                          $ 21,278       $ 14,317
=================================================================
Current liabilities                     $  4,968       $  3,545
Noncurrent liabilities                     6,731          4,636
-----------------------------------------------------------------
  Total liabilities                     $ 11,699       $  8,181
=================================================================
Share-owners' equity                    $  9,579       $  6,136
=================================================================
Company equity investment               $  4,452       $  3,049
=================================================================

Year Ended December 31,      1998           1997           1996
-----------------------------------------------------------------
Net operating revenues   $ 15,244       $ 13,688       $ 11,640
Cost of goods sold          9,555          8,645          8,028
-----------------------------------------------------------------
Gross profit             $  5,689       $  5,043       $  3,612
=================================================================
Operating income         $    668       $    869       $    835
=================================================================
Cash operating profit{1} $  1,563       $  1,794       $  1,268
=================================================================
Net income               $    152       $    405       $    366
=================================================================
Company equity
  income (loss)          $    (34)      $     69       $    131
=================================================================
Equity investments include certain non-bottling investees.

{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

  Net sales to equity investees other than Coca-Cola Enterprises and Coca-Cola Amatil were $2.1 billion in 1998, $1.5 billion in 1997 and $1.5 billion in 1996. Our direct support for certain marketing activities with equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, was approximately $640 million, $528 million and $354 million for 1998, 1997 and 1996, respectively.
  In June 1998, we sold our wholly owned Italian bottling operations in northern and central Italy to Coca-Cola Beverages plc (Coca-Cola Beverages). This transaction resulted in proceeds valued at approximately $1 billion and an after-tax gain of approximately $.03 per share (basic and diluted).
  In February 1997, we sold our 49 percent interest in Coca-Cola & Schweppes Beverages Ltd. to Coca-Cola Enterprises. This transaction resulted in proceeds for our Company of approximately $1 billion and an after-tax gain of approximately $.08 per share (basic and diluted). In August 1997, we sold our 48 percent interest in Coca-Cola Beverages Ltd. of Canada and our 49 percent ownership interest in The Coca-Cola Bottling Company of New York, Inc., to Coca-Cola Enterprises in exchange for aggregate consideration valued at approximately $456 million. This sale resulted in an after-tax gain of approximately $.04 per share (basic and diluted).
  If valued at the December 31, 1998, quoted closing prices of shares actively traded on stock markets, the calculated value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises and Coca-Cola Amatil would have exceeded our carrying value by approximately $559 million.

NOTE 3:  ISSUANCES OF STOCK BY EQUITY INVESTEES
  In December 1998, Coca-Cola Enterprises completed its acquisition of certain independent bottling operations operating in parts of Texas, New Mexico and Arizona (collectively known as the Wolslager Group). The transactions were funded primarily with the issuance of shares of Coca-Cola Enterprises common stock. The Coca-Cola Enterprises common stock issued in exchange for these bottlers was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $116 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $46 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca-Cola Enterprises was approximately 42 percent.
  In September 1998, Coca-Cola Erfrischungsgetraenke AG (CCEAG), our anchor bottler in Germany, issued new shares valued at approximately $275 million to effect a merger with Nordwest Getraenke GmbH & Co. KG, another German bottler. Approximately 7.5 million shares were issued, resulting in a one-time noncash pretax gain for our Company of approximately $27 million. We provided deferred taxes of approximately $10 million on this gain. This issuance reduced our ownership in CCEAG from approximately 45 percent to approximately 40 percent.
  In June 1998, Coca-Cola Enterprises completed its acquisition of CCBG Corporation and Texas Bottling Group, Inc., (collectively known as Coke Southwest). The transaction was valued at approximately $1.1 billion. Approximately 55 percent of the transaction was funded with the issuance of approximately 17.7 million shares of Coca-Cola Enterprises common stock, and the remaining portion was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


funded through debt and assumed debt. The Coca-Cola Enterprises common stock issued in exchange for Coke Southwest was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $257 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $101 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca-Cola Enterprises was approximately 42 percent.
  In the second quarter of 1997, our Company and San Miguel Corporation sold our respective interests in Coca-Cola Bottlers Philippines, Inc. to Coca-Cola Amatil in exchange for approximately 293 million shares of Coca-Cola Amatil stock. In connection with this transaction, Coca-Cola Amatil issued approximately 210 million shares to San Miguel valued at approximately $2.4 billion. The issuance to San Miguel resulted in a one-time noncash pretax gain for our Company of approximately $343 million. We provided deferred taxes of approximately $141.5 million on this gain. This transaction resulted in a dilution of our Company's 36 percent interest in Coca-Cola Amatil to 33 percent.
  Also in the second quarter of 1997, our Company and the Cisneros Group sold our respective interests in Coca-Cola y Hit de Venezuela, S.A. to Panamerican Beverages, Inc. (Panamco) in exchange for approximately 30.6 million shares of Panamco stock. In connection with this transaction, Panamco issued approximately
13.6 million shares to the Cisneros Group valued at approximately $402 million. The issuance to the Cisneros Group resulted in a one-time noncash pretax gain for our Company of approximately $20 million. We provided deferred taxes of approximately $7.2 million on this gain. At the completion of this transaction, our ownership in Panamco was approximately 23 percent.
  In the third quarter of 1996, our previously wholly owned subsidiary, Coca-Cola Erfrischungsgetraenke G.m.b.H. (CCEG), issued approximately 24.4 million shares of common stock as part of a merger with three independent German bottlers of our products. The shares were valued at approximately $925 million, based on the fair values of the assets of the three acquired bottling companies. In connection with CCEG's issuance of shares, a new corporation was established, Coca-Cola Erfrischungsgetraenke AG, and our ownership was reduced to 45 percent of the resulting corporation. As a result, we began accounting for our related investment by the equity method of accounting prospectively from the transaction date. This transaction resulted in a noncash pretax gain of $283 million for our Company. We provided deferred taxes of approximately $171 million related to this gain.
  Also in the third quarter of 1996, Coca-Cola Amatil issued approximately 46 million shares in exchange for approximately
$522 million. This issuance reduced our Company's ownership interest in Coca-Cola Amatil from approximately 39 percent to approximately 36 percent. This transaction resulted in a noncash pretax gain of $130 million for our Company. We provided deferred taxes of approximately $47 million on this gain.
  In 1996, Coca-Cola FEMSA de Buenos Aires, S.A. (CCFBA) issued approximately 19 million shares to Coca-Cola FEMSA, S.A. de C.V. This issuance reduced our ownership in CCFBA from 49 percent to approximately 32 percent. We recognized a noncash pretax gain of approximately $18 million as a result of this transaction. In subsequent transactions, we disposed of our remaining interest in CCFBA.

NOTE 4:  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
  Accounts payable and accrued expenses consist of the following
(in millions):

December 31,                           1998             1997
-----------------------------------------------------------------
Accrued marketing                   $   967          $   992
Container deposits                       14               30
Accrued compensation                    166              152
Sales, payroll and other taxes          183              173
Accounts payable and
   other accrued expenses             1,811            1,902
-----------------------------------------------------------------
                                    $ 3,141          $ 3,249
=================================================================

NOTE 5:  SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
  Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 1998, we had $4.3 billion outstanding in commercial paper borrowings. In addition, we had $1.6 billion in lines of credit and other short-term credit facilities available, under which approximately $89 million was outstanding. Our weighted-average interest rates for commercial paper were approximately 5.2 and 5.8 percent at December 31, 1998 and 1997, respectively.
  These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTE 6: LONG-TERM DEBT
  Long-term debt consists of the following (in millions):

December 31,                                 1998         1997
---------------------------------------------------------------
53/4% German mark notes due 1998           $    -      $   141
77/8% U.S. dollar notes due 1998                -          250
6% U.S. dollar notes due 2000                 251          251
65/8% U.S. dollar notes due 2002              150          150
6% U.S. dollar notes due 2003                 150          150
73/8% U.S. dollar notes due 2093              116          116
Other, due 1999 to 2013                        23          140
---------------------------------------------------------------
                                              690        1,198
Less current portion                            3          397
---------------------------------------------------------------
                                           $  687      $   801
===============================================================

  After giving effect to interest rate management instruments (see Note 9), the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $190 million and $500 million on December 31, 1998, and $480 million and $718 million on December 31, 1997. The weighted-average interest rate on our Company's long-term debt was 6.2 percent for the years ended December 31, 1998 and 1997. Total interest paid was approximately $298 million, $264 million and $315 million in 1998, 1997 and 1996, respectively.
  Maturities of long-term debt for the five years succeeding December 31, 1998, are as follows (in millions):

     1999        2000        2001        2002        2003
-------------------------------------------------------------
    $   3       $ 254       $  17       $ 150       $ 150
=============================================================

  The above notes include various restrictions, none of which is presently significant to our Company.

NOTE 7:  COMPREHENSIVE INCOME
Accumulated other comprehensive income consists of the following
(in millions):

December 31,                              1998        1997
------------------------------------------------------------
Foreign currency
  translation adjustment              $ (1,320)   $ (1,372)
Unrealized gain on
  available-for-sale securities             11          58
Minimum pension liability                  (41)        (37)
------------------------------------------------------------
                                      $ (1,350)   $ (1,351)
============================================================

  A summary of the components of other comprehensive income for the years ended December 31, 1998, 1997 and 1996 is as follows
(in millions):

                                  Before-Tax   Income   After-Tax
December 31,                          Amount      Tax      Amount
-------------------------------------------------------------------
1998
Net change in unrealized gain
  (loss) on available-for-sale
  securities                       $    (70)    $  23      $  (47)
Net foreign currency
  translation                            52         -          52
Minimum pension liability                (5)        1          (4)
-------------------------------------------------------------------
Other comprehensive income         $    (23)    $  24      $    1
===================================================================

                                  Before-Tax   Income   After-Tax
December 31,                          Amount      Tax      Amount
-------------------------------------------------------------------
1997
Net change in unrealized gain
  (loss) on available-for-sale
  securities                       $   (163)    $  65      $  (98)
Net foreign currency
  translation                          (710)        -        (710)
Minimum pension liability               (10)        4          (6)
-------------------------------------------------------------------
Other comprehensive income         $   (883)    $  69      $ (814)
===================================================================

                                  Before-Tax   Income   After-Tax
December 31,                          Amount      Tax      Amount
-------------------------------------------------------------------
1996
Net change in unrealized gain
  (loss) on available-for-sale
  securities                       $    107     $ (33)     $   74
Net foreign currency
  translation                          (238)        -        (238)
Minimum pension liability               (13)        5          (8)
-------------------------------------------------------------------
Other comprehensive income         $   (144)    $ (28)     $ (172)
===================================================================

NOTE 8:  FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents, marketable equity securities, marketable cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of our hedging instruments is included in Note 9.

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES - Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available for sale or held to maturity. On December 31, 1998 and 1997, we had no trading securities. Securities categorized as available for sale

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of accumulated other comprehensive income. Debt securities categorized as held to maturity are stated at amortized cost.
  On December 31, 1998 and 1997, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                        Gross        Gross      Estimated
                                   Unrealized   Unrealized           Fair
December 31,                Cost        Gains       Losses          Value
--------------------------------------------------------------------------
1998
Available-for-sale
  securities
    Equity securities    $   304       $   67       $  (48)       $   323
    Collateralized
      mortgage
      obligations             89            -           (1)            88
    Other debt
      securities              11            -            -             11
--------------------------------------------------------------------------
                         $   404       $   67       $  (49)       $   422
==========================================================================

Held-to-maturity
  securities
    Bank and
      corporate debt     $ 1,339       $    -       $    -        $ 1,339
    Other debt
      securities              92            -            -             92
--------------------------------------------------------------------------
                         $ 1,431       $    -       $    -        $ 1,431
==========================================================================


                                        Gross        Gross      Estimated
                                   Unrealized   Unrealized           Fair
December 31,                Cost        Gains       Losses          Value
--------------------------------------------------------------------------
1997
Available-for-sale
  securities
    Equity securities    $   293       $   93       $   (3)       $   383
    Collateralized
      mortgage
      obligations            132            -           (2)           130
    Other debt
      securities              23            -            -             23
--------------------------------------------------------------------------
                         $   448       $   93       $   (5)       $   536
==========================================================================

Held-to-maturity
  securities
    Bank and
      corporate debt     $ 1,569       $    -       $    -        $ 1,569
    Other debt
      securities              22            -            -             22
--------------------------------------------------------------------------
                         $ 1,591       $    -       $    -        $ 1,591
==========================================================================

  On December 31, 1998 and 1997, these investments were included in the following captions in our consolidated balance sheets
(in millions):

                                 Available-for-Sale      Held-to-Maturity
December 31,                             Securities            Securities
--------------------------------------------------------------------------
1998
Cash and cash equivalents                     $   -               $ 1,227
Current marketable securities                    79                    80
Cost method investments,
  principally bottling companies                251                     -
Marketable securities and
  other assets                                   92                   124
--------------------------------------------------------------------------
                                              $ 422               $ 1,431
==========================================================================

1997
Cash and cash equivalents                     $   -               $ 1,346
Current marketable securities                    64                    42
Cost method investments,
  principally bottling companies                336                     -
Marketable securities and
  other assets                                  136                   203
--------------------------------------------------------------------------
                                              $ 536               $ 1,591
==========================================================================

  The contractual maturities of these investments as of December 31, 1998, were as follows (in millions):

                        Available-for-Sale            Held-to-Maturity
                            Securities                   Securities
                        ------------------         --------------------
                                     Fair          Amortized       Fair
                          Cost      Value               Cost      Value
-----------------------------------------------------------------------
1999                     $   7      $   7            $ 1,307    $ 1,307
2000-2003                    4          4                124        124
Collateralized
  mortgage
  obligations               89         88                  -          -
Equity securities          304        323                  -          -
-----------------------------------------------------------------------
                         $ 404      $ 422            $ 1,431    $ 1,431
=======================================================================

  For the years ended December 31, 1998 and 1997, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

NOTE 9: HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, to reduce our exposure to adverse fluctuations in commodity prices and other market risks. When entered into, these financial instruments are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. Virtually all our derivatives are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


"over-the-counter" instruments. Our Company does not enter into derivative financial instruments for trading purposes.
  The estimated fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation but rather in relation to the fair values of the underlying hedging transactions and investments and to the overall reduction in our exposure to adverse fluctuations in interest rates, foreign exchange rates, commodity prices and other market risks.
  The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure through our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.
  We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures daily and any downgrade in credit rating receives immediate review. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. As a result, we consider the risk of counterparty default to be minimal.

INTEREST RATE MANAGEMENT - Our Company maintains a percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed/ variable mix within these parameters. These contracts had maturities ranging from one to five years on December 31, 1998. Variable rates are predominantly linked to the London Interbank Offered Rate. Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.

FOREIGN CURRENCY MANAGEMENT - The purpose of our foreign currency hedging activities is to reduce the risk that our eventual dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.
  We enter into forward exchange contracts and purchase currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies.
We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income along with unrealized gains and losses in the same period the hedging transactions are realized. Approximately $43 million of realized losses and $52 million of realized gains on settled contracts entered into as hedges of firmly committed transactions that have not yet occurred were deferred on December 31, 1998 and 1997, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 1998 or 1997. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in our income statement.
  Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of accumulated other comprehensive income.
  The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 1998 and 1997 (in millions):

                          Notional
                         Principal     Carrying       Fair
December 31,               Amounts       Values     Values       Maturity
--------------------------------------------------------------------------
1998
Interest rate
  management

  Swap agreements
    Assets                 $   325        $   2     $   19      1999-2003
    Liabilities                200           (2)       (13)     2000-2003

Foreign currency
  management

  Forward contracts
    Assets                     809            6        (54)     1999-2000
    Liabilities              1,325           (6)       (73)     1999-2000
  Swap agreements
    Assets                     344            4          6      1999-2000
    Liabilities                704            -        (51)     1999-2002
  Purchased options
    Assets                     232            5          3           1999

  Other
    Liabilities                243          (25)       (26)     1999-2000
--------------------------------------------------------------------------
                           $ 4,182        $ (16)    $ (189)
==========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


                          Notional
                         Principal     Carrying       Fair
December 31,               Amounts       Values     Values       Maturity
--------------------------------------------------------------------------
1997
Interest rate
  management

  Swap agreements
    Assets                 $   597        $   4     $   15      1998-2003
    Liabilities                175           (1)       (12)     2000-2003

Foreign currency
  management

  Forward contracts
    Assets                   1,286           27         93      1998-1999
    Liabilities                465           (6)        18      1998-1999
  Swap agreements
    Assets                     178            1          3           1998
    Liabilities              1,026           (4)       (28)     1998-2002
  Purchased options
    Assets                   1,051           34        109           1998

Other
  Assets                       470            2         53           1998
  Liabilities                   68           (2)         -           1998
--------------------------------------------------------------------------
                           $ 5,316        $  55     $  251
==========================================================================

  Maturities of derivative financial instruments held on December 31, 1998, are as follows (in millions):

		1999		2000		2001		2002-2003
--------------------------------------------------------------------------
             $ 3,125           $ 641           $ 204                $ 212
==========================================================================

NOTE 10:  COMMITMENTS AND CONTINGENCIES
  On December 31, 1998, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $391 million, of which $7 million related to independent bottling licensees. We do not consider it probable that we will be required to satisfy these guarantees.
  We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.
  We have committed to make future marketing expenditures of $722 million payable over the next 13 years. Additionally, under certain circumstances, we have committed to make future investments in bottling companies. However, we do not consider any of these commitments to be individually significant.
  In December 1998, our Company signed an agreement with Cadbury Schweppes plc to purchase beverage brands in countries around the world, (except in the United States, France and South Africa) and its concentrate plants in Ireland and Spain for approximately $1.85 billion. These brands include Schweppes and Canada Dry mixers, such as tonic water, club soda and ginger ale; Crush;
Dr Pepper; and certain regional brands. These transactions are subject to certain conditions including approvals from regulatory authorities in various countries.
  In December 1997, our Company announced its intent to acquire from beverage company Pernod Ricard, its Orangina brands, three bottling operations and one concentrate plant in France for approximately 5 billion French francs (approximately $890 million based on December 1998 exchange rates). This transaction remains subject to approvals from regulatory authorities of the French government.

NOTE 11:  NET CHANGE IN OPERATING ASSETS AND LIABILITIES
  The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

                                   1998        1997        1996
------------------------------------------------------------------
Increase in trade accounts
  receivable                     $ (237)     $ (164)     $ (230)
Increase in inventories             (12)        (43)        (33)
Increase in prepaid expenses
  and other assets                 (318)       (145)       (219)
Increase (decrease) in
  accounts payable and
  accrued expenses                  (70)        299         361
Increase (decrease) in
  accrued taxes                     120         393        (208)
Increase (decrease) in
  other liabilities                 (33)       (387)        211
------------------------------------------------------------------
                                 $ (550)     $  (47)     $ (118)
==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTE 12: RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS Our Company currently sponsors restricted stock award plans and stock option plans. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for our stock option plans. The compensation cost charged against income for our restricted stock award plans was $14 million in 1998, $56 million in 1997 and $63 million in 1996. For our Incentive Unit Agreements and Performance Unit Agreements, which were both paid off in 1997, the charge against income was $31 million in 1997 and $90 million in 1996. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, our Company's net income and net income per share (basic and diluted) would have been as presented in the following table.
  The pro forma amounts are indicated below (in millions, except per share amounts):

Year Ended December 31,           1998        1997        1996
---------------------------------------------------------------
Net income
  As reported                  $ 3,533     $ 4,129     $ 3,492
  Pro forma                    $ 3,405     $ 4,026     $ 3,412
Basic net income per share
  As reported                  $  1.43     $  1.67     $  1.40
  Pro forma                    $  1.38     $  1.63     $  1.37
Diluted net income per share
  As reported                  $  1.42     $  1.64     $  1.38
  Pro forma                    $  1.36     $  1.60     $  1.35
===============================================================

  Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.
  On December 31, 1998, 33 million shares were available for grant under the Restricted Stock Award Plans. In 1998 there were three grants totaling 707,300 shares of restricted stock, granted at an average price of $67.03. In 1997 and 1996, 162,000 and 210,000 shares of restricted stock were granted at $59.75 and $48.88, respectively. Participants are entitled to vote and receive dividends on the shares, and under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.
  Under our 1991 Stock Option Plan (the Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the Option Plan have been granted to Company employees at fair market value at the date of grant. Generally, stock options become exercisable over a three-year vesting period and expire 10 years from the date of grant.
  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yields of 0.9, 1.0 and 1.0 percent; expected volatility of 24.1, 20.1 and 18.3 percent; risk-free interest rates of 4.0, 6.0 and 6.2 percent; and expected lives of four years for all years. The weighted-average fair value of options granted was $15.41, $13.92 and $11.43 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


  A summary of stock option activity under all plans is as follows (shares in millions):

                              1998                           1997                            1996
                  ---------------------------     ---------------------------    ----------------------------
                             Weighted-Average                Weighted-Average                Weighted-Average
                  Shares       Exercise Price     Shares       Exercise Price     Shares       Exercise Price
-------------------------------------------------------------------------------------------------------------
Outstanding on
  January 1,          80             $ 33.22          78             $ 26.50          74             $ 20.74
Granted               17               65.91          13               59.79          14               48.86
Exercised            (16)              18.93         (10)              14.46          (9)              13.72
Forfeited/Expired     (1)              55.48          (1)              44.85          (1)              31.62
-------------------------------------------------------------------------------------------------------------
Outstanding on
  December 31,        80             $ 42.77          80             $ 33.22          78             $ 26.50
=============================================================================================================
Exercisable on
  December 31,        52             $ 32.41          55             $ 24.62          51             $ 18.69
=============================================================================================================
Shares available
  on December 31,
  for options that
  may be granted      18                              34                              46
=============================================================================================================

  The following table summarizes information about stock options at December 31, 1998 (shares in millions):

                                          Outstanding Stock Options               Exercisable Stock Options
                              ----------------------------------------------      --------------------------
                                        Weighted-Average
                                               Remaining    Weighted-Average                Weighted-Average
Range of Exercise Prices      Shares    Contractual Life      Exercise Price      Shares      Exercise Price
------------------------------------------------------------------------------------------------------------
$  4.00  to  $ 10.00               4       1.3 years                 $  9.71           4             $  9.71
$ 10.01  to  $ 20.00               4       2.5 years                 $ 14.65           4             $ 14.65
$ 20.01  to  $ 30.00              18       5.0 years                 $ 23.27          18             $ 23.27
$ 30.01  to  $ 40.00              13       6.8 years                 $ 35.63          13             $ 35.63
$ 40.01  to  $ 50.00              12       7.8 years                 $ 48.86           9             $ 48.86
$ 50.01  to  $ 60.00              12       8.8 years                 $ 59.75           4             $ 59.74
$ 60.01  to  $ 86.75              17       9.8 years                 $ 65.91           -             $     -
============================================================================================================
$  4.00  to  $ 86.75              80       7.0 years                 $ 42.77          52             $ 32.41
============================================================================================================

  In 1988, our Company entered into Incentive Unit Agreements whereby, subject to certain conditions, certain officers were given the right to receive cash awards based on the market value of 2.4 million shares of our common stock at the measurement dates. Under the Incentive Unit Agreements, an employee is reimbursed by our Company for income taxes imposed when the value of the units is paid, but not for taxes generated by the reimbursement payment. At December 31, 1996, approximately 1.6 million units were outstanding. In 1997, all outstanding units were paid at a price of $58.50 per unit.
  In 1985, we entered into Performance Unit Agreements whereby certain officers were given the right to receive cash awards based on the difference in the market value of approximately
4.4 million shares of our common stock at the measurement dates and the base price of $2.58, the market value as of January 2, 1985. At December 31, 1996, approximately 2.9 million units were outstanding. In 1997, all outstanding units were paid based on a market price of $58.50 per unit.

NOTE 13:  PENSION AND OTHER POSTRETIREMENT BENEFITS
  Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefits plans covering substantially all U.S. employees and certain employees in international locations. We also sponsor nonqualified, unfunded defined benefit plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
  Total pension expense for all benefit plans, including defined benefit plans and postretirement health care and life insurance benefit plans, amounted to approximately $119 million in 1998, $109 million in 1997 and $114 million in 1996. Net periodic cost for our pension and other benefit plans consists of the following (in millions):

                                           Pension Benefits
                                  ----------------------------------
Year Ended December 31,             1998         1997         1996
--------------------------------------------------------------------
Service cost                      $   56        $  49        $  48
Interest cost                        105           93           91
Expected return on plan assets      (105)         (95)         (84)
Amortization of prior
  service cost                         3            7            6
Recognized net actuarial cost          9           14           12
--------------------------------------------------------------------
Net periodic pension cost         $   68        $  68        $  73
====================================================================


                                         Other Benefits
                                    --------------------------------
Year Ended December 31,             1998         1997         1996
--------------------------------------------------------------------
Service cost                      $   14        $  11        $  12
Interest cost                         25           23           20
Expected return on plan assets        (1)          (1)          (1)
Recognized net actuarial cost          -           (1)          (2)
--------------------------------------------------------------------
Net periodic cost                 $   38        $  32        $  29
====================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


  In addition, we contribute to a Voluntary Employees'
Beneficiary Association trust, which will be used to partially fund health care benefits for future retirees. In general, retiree health benefits are paid as covered expenses are incurred.
  The following table sets forth the change in benefit obligation for our benefit plans (in millions):

                                 Pension                  Other
                                Benefits                 Benefits
                           -------------------      ------------------
December 31,                 1998       1997          1998      1997
----------------------------------------------------------------------
Benefit obligation
  at beginning of
  year                    $ 1,488    $ 1,375         $ 327     $ 279
Service cost                   56         49            14        11
Interest cost                 105         93            25        23
Foreign currency
  exchange rate changes        25        (48)            -         -
Divestitures                    -        (14)            -         -
Amendments                      8          2             -         -
Actuarial (gain) loss         124        104            31        28
Benefits paid                 (86)       (73)          (16)      (14)
Other                          (3)         -             -         -
----------------------------------------------------------------------
Benefit obligation
  at end of year          $ 1,717    $ 1,488         $ 381     $ 327
======================================================================

  The following table sets forth the change in plan assets for our benefit plans (in millions):

                                 Pension                  Other
                                Benefits                 Benefits
                           -------------------      ------------------
December 31,                 1998       1997          1998      1997
----------------------------------------------------------------------
Fair value of{1}
  plan assets
  at beginning of
  year                    $ 1,408    $ 1,282         $  40     $  41
Actual return on
  plan assets                 129        210             2         2
Employer contribution          25         28            10        10
Foreign currency
  exchange rate
  changes                      18        (38)            -         -
Divestitures                    -        (12)            -         -
Benefits paid                 (68)       (62)          (16)      (13)
Other                           4          -             -         -
----------------------------------------------------------------------
Fair value of plan assets
  at end of year          $ 1,516    $ 1,408         $  36     $  40
======================================================================
{1} Pension benefit plan assets primarily consist of listed stocks, bonds and government securities. Other benefit plan assets consist of corporate bonds, government securities and short-term investments.

  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $536 million, $418 million and $149 million, respectively, as of December 31, 1998, and $472 million, $370 million and $128 million, respectively, as of December 31, 1997.

  The accrued pension and other benefit costs recognized in our accompanying consolidated balance sheets is computed as follows
(in millions):

                                 Pension                  Other
                                Benefits                 Benefits
                           -------------------      ------------------
December 31,                 1998       1997          1998      1997
----------------------------------------------------------------------
Funded status             $  (201)   $   (80)       $ (345)   $ (287)
Unrecognized net
  (asset) liability
  at transition                 -         (2)            -         -
Unrecognized prior
  service cost                 43         41             4         5
Unrecognized net
  (gain) loss                 (10)       (98)           10       (27)
----------------------------------------------------------------------
Accrued pension
  asset (liability)
  included in
  consolidated
  balance sheets          $  (168)   $  (139)       $ (331)   $ (309)
======================================================================
Prepaid benefit cost      $    54    $    52        $    -    $    -
Accrued benefit
  liability                  (303)      (267)         (331)     (309)
Accumulated other
   comprehensive
   income                      64         59             -         -
Intangible asset               17         17             -         -
----------------------------------------------------------------------
Net asset (liability)
  recognized              $  (168)   $  (139)       $ (331)   $ (309)
======================================================================

  The assumptions used in computing the preceding information are as follows:

                                Pension Benefits
                          ----------------------------
December 31,                1998      1997      1996
------------------------------------------------------
Discount rates             6-1/2%        7%    7-1/4%
Rates of increase in
  compensation levels      4-1/2%    4-3/4%    4-3/4%
Expected long-term
  rates of return on
  assets                   8-3/4%        9%    8-1/2%


                                Other Benefits
                          ----------------------------
December 31,                1998      1997      1996
------------------------------------------------------
Discount rates             6-3/4%    7-1/4%    7-3/4%
Rates of increase in
  compensation levels      4-1/2%    4-3/4%        5%
Expected long-term
  rates of return on
  assets                       3%        3%        3%

  The rate of increase in per capita costs of covered health care benefits is assumed to be 7 percent in 1999, decreasing gradually to 43/4 percent by the year 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


  A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):

                              One Percentage       One Percentage
                              Point Increase       Point Decrease
                              -----------------------------------
Effect on accumulated
  postretirement benefit
  obligation as of
  December 31, 1998                    $  45                $ (36)

Effect on net periodic
  postretirement benefit
  cost in 1998                         $   6                $  (5)


NOTE 14:  INCOME TAXES
  Income before income taxes consists of the following
(in millions):

Year Ended December 31,           1998       1997       1996
--------------------------------------------------------------
United States                  $ 1,979    $ 1,515    $ 1,168
International                    3,219      4,540      3,428
--------------------------------------------------------------
                               $ 5,198    $ 6,055    $ 4,596
==============================================================

Income tax expense (benefit) consists of the following
(in millions):

Year Ended      United     State &
December 31,    States       Local     International       Total
------------------------------------------------------------------
1998
  Current      $   683      $   91           $   929     $ 1,703
  Deferred         (73)         28                 7         (38)
1997
  Current      $   240      $   45           $ 1,261     $ 1,546
  Deferred         180          21               179         380
1996
  Current      $   256      $   79           $   914     $ 1,249
  Deferred        (264)        (29)              148        (145)
==================================================================
  We made income tax payments of approximately $1,559 million, $982 million and $1,242 million in 1998, 1997 and 1996, respectively.
  A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,           1998       1997       1996
---------------------------------------------------------------
Statutory U.S. federal rate       35.0%      35.0%      35.0%
State income taxes-net of
  federal benefit                  1.0        1.0        1.0
Earnings in jurisdictions
  taxed at rates different
  from the statutory U.S.
  federal rate                    (4.3)      (2.6)      (3.3)
Equity income                        -        (.6)      (1.7)
Tax settlement                       -          -       (7.0)
Other-net                           .3       (1.0)         -
---------------------------------------------------------------
                                  32.0%      31.8%      24.0%
===============================================================

  Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective tax rate on operations.
  In 1996, we reached an agreement in principle with the U.S. Internal Revenue Service settling certain U.S.-related income tax matters, including issues in litigation related to our operations in Puerto Rico. This agreement resulted in a one-time reduction of $320 million to our 1996 income tax expense as a result of reversing previously accrued contingent income tax liabilities. Our 1996 effective tax rate would have been 31 percent, excluding the favorable impact of the settlement.
  Appropriate U.S. and international taxes have been provided for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from our international subsidiaries that is expected to be indefinitely reinvested was approximately $3.6 billion on December 31, 1998. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $1.3 billion, based on current tax laws.
  The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

December 31,                        1998           1997
----------------------------------------------------------
Deferred tax assets:
  Benefit plans                   $  309         $  268
  Liabilities and reserves           166            172
  Net operating loss
    carryforwards                     49             72
  Other                              176             89
----------------------------------------------------------
  Gross deferred tax assets          700            601
  Valuation allowance                (18)           (21)
----------------------------------------------------------
                                  $  682         $  580
----------------------------------------------------------
Deferred tax liabilities:
  Property, plant and
    equipment                     $  244         $  203
  Equity investments                 219            107
  Intangible assets                  139            164
  Other                              320            288
----------------------------------------------------------
                                  $  922         $  762
==========================================================
Net deferred tax asset
  (liability){1}                  $ (240)        $ (182)
==========================================================
{1} Deferred tax assets of $184 million and $244 million have been included in the consolidated balance sheet caption "Marketable securities and other assets" at December 31, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES

  On December 31, 1998 and 1997, we had approximately $171 million and $139 million, respectively, of gross deferred tax assets located in countries outside the U.S.
  On December 31, 1998, we had $196 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $119 million must be utilized within the next five years; $77 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

NOTE 15:  NONRECURRING ITEMS
  In the second quarter of 1998, we recorded a nonrecurring charge in selling, administrative and general expenses primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.
  In the second quarter of 1997, we recorded a nonrecurring charge of $60 million in selling, administrative and general expenses related to enhancing manufacturing efficiencies in North America.
  In 1996, we recorded provisions of approximately $276 million in selling, administrative and general expenses related to our plans for strengthening our worldwide system. Of this $276 million, approximately $130 million related to streamlining our operations, primarily in Greater Europe and Latin America.
  The remainder, approximately $146 million, related to impairment charges to certain production facilities and reserves for losses on the disposal of other production facilities taken by The Minute Maid Company.
  In connection with the launching of Project Infinity, we recorded an $80 million impairment charge in administrative and general expenses to recognize Project Infinity's impact on existing information systems.
  Based on management's commitment to certain strategic actions during the third quarter of 1996, these impairment charges were recorded to reduce the carrying value of identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals.
  Also in 1996, we recorded a $28.5 million charge in administrative and general expenses as a result of our decision to make a contribution to The Coca-Cola Foundation, a not-for-profit charitable organization.

NOTE 16:  OPERATING SEGMENTS
  Our Company's operating structure includes operating segments: the North America Group (including The Minute Maid Company); the Africa Group; the Greater Europe Group; the Latin America Group; the Middle & Far East Group; and Corporate. The North America Group includes the United States and Canada.

SEGMENT PRODUCTS AND SERVICES - The business of our Company is nonalcoholic beverages, principally soft drinks, but also a variety of noncarbonated beverages. Our operating segments derive substantially all their revenues from the manufacture and sale of beverage concentrates and syrups with the exception of Corporate, which derives its revenues primarily from the licensing of our brands in connection with merchandise.

METHOD OF DETERMINING SEGMENT PROFIT OR LOSS - Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all of the segment's costs of production, distribution and administration. Our Company manages income taxes on a global basis. Thus, we evaluate segment performance based on profit or loss before income taxes, exclusive of any significant gains or losses on the disposition of investments or other assets. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the corporate level. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COCA-COLA COMPANY AND SUBSIDIARIES


  Information about our Company's operations by operating segment is as follows (in millions):

                                    North             Greater      Latin    Middle &
                                  America    Africa    Europe    America    Far East    Corporate    Consolidated
-----------------------------------------------------------------------------------------------------------------
1998
Net operating revenues             $6,915      $603    $4,834    $2,244     $4,040{1}     $  177          $18,813
Operating income                    1,460{4}    216     1,473       999      1,299          (480){4}        4,967
Interest income                                                                              219              219
Interest expense                                                                             277              277
Equity income                          (1)        3       (40)       68        (70)           72               32
Identifiable operating assets       4,543       381     1,857     1,779      2,105         1,794{2}        12,459
Investments{3}                        141        73     2,010     1,629      2,218           615            6,686
Capital expenditures                  293        19       216        72        107           156              863
Depreciation and amortization         238        24        92        93        118            80              645
Income before income taxes          1,468       209     1,391     1,075      1,232          (177)           5,198
=================================================================================================================
1997
Net operating revenues             $6,443      $582    $5,395    $2,124     $4,110        $  214          $18,868
Operating income                    1,311{5}    165     1,479       957      1,377          (288)           5,001
Interest income                                                                              211              211
Interest expense                                                                             258              258
Equity income                          (6)        2       (16)       96         22            57              155
Identifiable operating assets       4,406       418     2,410     1,593      1,625         1,535{2}        11,987
Investments{3}                        138        48     1,041     1,461      2,006           200            4,894
Capital expenditures                  261        17       327        78        196           214            1,093
Depreciation and amortization         195        22       123        99        106            81              626
Income before income taxes          1,308       158     1,461     1,060      1,380           688            6,055
=================================================================================================================
1996
Net operating revenues             $6,050      $482    $5,959    $2,040     $3,964        $  178          $18,673
Operating income{6}                   949       118     1,277       815      1,239          (483)           3,915
Interest income                                                                              238              238
Interest expense                                                                             286              286
Equity income                         (16)        1        59        37         73            57              211
Identifiable operating assets       3,796       326     2,896     1,405      1,464         2,056{2}        11,943
Investments{3}                        145        20       802     1,234      1,400           568            4,169
Capital expenditures                  261        32       379        79        121           118              990
Depreciation and amortization         188        12       190        83         84            76              633
Income before income taxes            919       109     1,326       847      1,290           105            4,596
=================================================================================================================
Intercompany transfers between operating segments are not material.
Certain prior year amounts have been reclassified to conform to the current year presentation.
{1} Japan revenues represent approximately 76 percent of total Middle & Far East operating segment revenues.
{2} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables and fixed assets.
{3} Principally equity investments in bottling companies.
{4} Operating income was reduced by $25 million for North America and $48 million for Corporate for provisions related to the impairment of certain assets.
{5} Operating income for North America was reduced by $60 million for provisions related to enhancing manufacturing efficiencies.
{6} Operating income for North America, Africa, Greater Europe, Latin America and the Middle & Far
East was reduced by $153 million, $7 million, $66 million, $32 million and $18 million, respectively, for provisions related to management's strategic plans to strengthen our worldwide system. Corporate operating income was reduced by $80 million for Project Infinity's impairment impact to existing systems and by $28.5 million for our decision to contribute to The Coca-Cola Foundation.

Compound Growth Rates               North             Greater      Latin    Middle &
Ending 1998                       America    Africa    Europe    America    Far East                 Consolidated
-----------------------------------------------------------------------------------------------------------------
Net operating revenues
   5 years                          7%         19%      2%        6%         8%                            6%
  10 years                          7%         15%     10%       15%         8%                            9%
=================================================================================================================
Operating income
   5 years                         13%          7%      7%       12%         6%                           10%
  10 years                         12%         12%     11%       19%         9%                           12%
=================================================================================================================

NET OPERATING REVENUES BY OPERATING SEGMENT{1}

THE COCA-COLA COMPANY AND SUBSIDIARIES

                                     [pie charts]

Year Ended December 31,           1998        1997        1996
----------------------------------------------------------------
  Africa                             3%          3%          3%
  Latin America                     12%         11%         11%
  Middle & Far East                 22%         22%         21%
  Greater Europe                    26%         29%         32%
  North America                     37%         35%         33%


OPERATING INCOME BY OPERATING SEGMENT {1}
{1} Charts and percentages are calculated exclusive of Corporate

                                     [pie charts]

Year Ended December 31,           1998        1997        1996
----------------------------------------------------------------
  Africa                             4%          3%          3%
  Latin America                     18%         18%         18%
  Middle & Far East                 24%         26%         28%
  Greater Europe                    27%         28%         29%
  North America                     27%         25%         22%


REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

  We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             /s/ ERNST & YOUNG

Atlanta, Georgia
January 25, 1999

THE COCA-COLA COMPANY AND SUBSIDIARIES

QUARTERLY DATA (UNAUDITED)
(In millions except per share data)
                                 First    Second     Third    Fourth      Full
Year Ended December 31,        Quarter   Quarter   Quarter   Quarter      Year
--------------------------------------------------------------------------------
1998
Net operating revenues          $4,457    $5,151    $4,747    $4,458   $18,813
Gross profit                     3,139     3,652     3,301     3,159    13,251
Net income                         857     1,191       888       597     3,533
Basic net income per share         .35       .48       .36       .24      1.43
Diluted net income per share       .34       .48       .36       .24      1.42
================================================================================
1997
Net operating revenues          $4,138    $5,075    $4,954    $4,701   $18,868
Gross profit                     2,843     3,466     3,295     3,249    12,853
Net income                         987     1,314     1,011       817     4,129
Basic net income per share         .40       .53       .41       .33      1.67
Diluted net income per share       .39       .52       .40       .33      1.64
==============================================================================================

The second quarter of 1998 includes a gain of approximately $191 million ($.03 per share after income taxes, basic and diluted) on the sale of our Italian bottling operations in northern and central Italy to Coca-Cola Beverages. The second quarter of 1998 also includes provisions of $73 million ($.02 per share after income taxes, basic and diluted) related to the impairment of certain assets in North America and Corporate.

The third quarter of 1998 includes a noncash gain on the issuance of stock by CCEAG of approximately $27 million ($.01 per share after income taxes, basic and diluted).

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

The third quarter of 1997 includes a gain of approximately $156 million ($.04 per share after income taxes, basic and diluted) on the sale of our 48 percent interest in Coca-Cola Beverages Ltd. of Canada and our 49 percent interest in The Coca-Cola Bottling Company of New York, Inc., to Coca-Cola Enterprises.

STOCK PRICES
  Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1998 and 1997.

                  First          Second           Third          Fourth
                Quarter         Quarter         Quarter         Quarter
----------------------------------------------------------------------------
1998
High            $ 79.31         $ 86.81         $ 88.94         $ 75.44
Low               62.25           71.88           53.63           55.38
Close             77.44           85.50           57.63           67.00
============================================================================
1997
High            $ 63.25         $ 72.63         $ 71.94         $ 67.19
Low               51.13           52.75           55.06           51.94
Close             55.75           68.00           61.00           66.69
============================================================================

SHARE-OWNER INFORMATION


COMMON STOCK
Ticker symbol: KO
The Coca-Cola Company is one of 30 companies in the Dow Jones Industrial Average.
Share owners of record at year end: 388,641
Shares outstanding at year end: 2.47 billion

STOCK EXCHANGES

INSIDE THE UNITED STATES:
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Chicago, Cincinnati, Pacific and
Philadelphia stock exchanges.

OUTSIDE THE UNITED STATES:
Common stock listed and traded: The German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
At its February 1999 meeting, our Board increased our quarterly dividend to 16 cents per share, equivalent to an annual dividend of 64 cents per share. The Company has increased dividends each of the last 37 years.
  The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 311 consecutive quarterly dividends, beginning in 1920.

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash
Investment Plan, please contact:

Registrar and Transfer Agent
First Chicago Trust Co., a division of EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500
Toll-free: (888) COKESHR (265-3747)
For hearing impaired: (201) 222-4955
E-mail: fctc_cocacola@em.fcnbd.com
Internet: www.equiserve.com

DIVIDEND AND CASH INVESTMENT PLAN
The Dividend and Cash Investment Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $125,000 per year.
  At year end, 73 percent of the Company's share owners of record were participants in the Plan. In 1998, share owners invested $41 million in dividends and $98 million in cash in the Plan.
  If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to First Chicago Trust Co. electronically through the Direct Registration System.
  For more details on the Dividend and Cash Investment Plan please contact the Plan Administrator, First Chicago Trust Co., or visit the investor section of our Company's Web site, www.thecoca-colacompany.com, for more information.

SHARE-OWNER INTERNET ACCOUNT ACCESS
Share owners of record may access their accounts via the Internet to obtain share balance, current market price of shares, historical stock prices and the total value of their investment. In addition, they may sell or request issuance of Dividend and Cash Investment Plan shares.
  For information on how to access this secure site, please call First Chicago Trust Co. toll-free at (877) 843-9327. For share owners of record outside North America, please call
(201) 536-8071.

ANNUAL MEETING OF SHARE OWNERS
April 21,1999, 9 a.m. local time
The Playhouse Theatre
Du Pont Building
10th and Market Streets
Wilmington, Delaware

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

INFORMATION RESOURCES

PUBLICATIONS
THE COMPANY'S ANNUAL REPORT, PROXY STATEMENT, FORM 10-K AND
FORM 10-Q REPORTS ARE AVAILABLE FREE OF CHARGE UPON REQUEST
FROM OUR INDUSTRY & CONSUMER AFFAIRS DEPARTMENT AT THE COMPANY'S
CORPORATE ADDRESS, LISTED ABOVE.

INTERNET SITE
You can find our stock price, news and earnings releases and more financial information about our Company on our recently expanded Web site, www.thecoca-colacompany.com.

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

DUPLICATE MAILINGS
If you are receiving duplicate or unwanted copies of our publications, please contact First Chicago Trust Co. at
(888) COKESHR (265-3747).

GLOSSARY

   [Following are certain definitions extracted from page 65:]

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

                                 - 65 -