Form 10-K, Exhibit 13
period 1999-12-31
COCA COLA CO
filed 2000-03-09
CIK 21344

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p31 THE COCA-COLA COMPANY AND SUBSIDIARIES


     Our mission is to maximize share-owner value over time. In order to achieve this mission, we must create value for all the constituents we serve, including our consumers, our customers, our bottlers and our communities. The Coca-Cola Company and its subsidiaries (our Company) create value by executing a comprehensive business strategy guided by six key beliefs: (1) consumer demand drives everything; (2) brand Coca-Cola is the core of our business; (3) we will serve consumers a broad selection of the nonalcoholic ready-to-drink beverages they want to drink throughout the day; (4) we will be the best marketers in the world; (5) we will think and act locally; and (6) we will lead as a model corporate citizen. The ultimate objectives of our business strategy are to increase volume, expand our share of worldwide nonalcoholic ready-to-drink beverage sales, maximize our long-term cash flows and create economic value added by improving economic profit. We pursue these objectives by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial strategies.
     There are nearly 6 billion people in the world who decide every day whether or not to buy our products. Each of these people represents a potential consumer of our Company's products. As we increase consumer demand for our portfolio of brands, we produce growth throughout the Coca-Cola system. This growth typically comes in the form of increased finished product purchases by our consumers, increased finished product sales by our customers, increased case sales by our bottling partners and increased gallon sales by our Company.
     The Coca-Cola system has more than 16 million customers around the world that sell or serve our products directly to consumers. We keenly focus on enhancing value for these customers and providing solutions to grow their beverage businesses. Our approach includes understanding each customer's business and needs, whether that customer is a sophisticated retailer in a developed market or a kiosk owner in an emerging market.
     Ultimately, our success in achieving our Company's mission depends on our ability to satisfy more of the nonalcoholic ready-to-drink beverage consumption demands of these 6 billion consumers and our ability to add value for these customers. This can be achieved when we place the right products in the right markets at the right time.

INVESTMENTS
     With a business system that operates locally in nearly 200 countries and generates superior cash flows, we consider our Company to be uniquely positioned to capitalize on profitable investment opportunities. Our criteria for investment are simple: new investments must directly enhance our existing operations and must be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital, currently estimated at approximately 11 percent.
     Because it consistently generates high returns, the beverage business is a particularly attractive investment for us. In highly developed markets, our expenditures focus primarily on marketing our Company's brands. In emerging and developing markets, our objective is to increase the penetration of our products. In these markets, we allocate most of our investments to enhancing infrastructure such as production facilities, distribution networks, sales equipment and technology. We make these investments by forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and focus. Our investment strategy focuses on three fundamental components of our business: marketing, brands and our bottling system.

MARKETING
     To meet our long-term growth objectives, we make significant investments in marketing to support our brands. Marketing investments enhance consumer awareness and increase consumer preference for our brands. This produces long-term growth in volume, per capita consumption and our share of worldwide nonalcoholic ready-to-drink beverage sales.
     We heighten consumer awareness and product appeal for our brands using integrated marketing programs. Through our bottling investments and strategic alliances with other bottlers of our products, we create and implement these programs locally. In developing a strategy for a Company brand, we conduct product and packaging research, establish brand positioning, develop precise consumer communications and solicit consumer feedback. Our integrated marketing programs include activities such as advertising, point-of-sale merchandising and product sampling.

BRANDS
     We compete in the nonalcoholic ready-to-drink beverage business. Our offerings in this category include some of the world's most valuable brands, 232 in all. These include soft drinks and noncarbonated beverages such as sports drinks, juice and juice drinks, water products, teas and coffees. As discussed earlier, to meet our long-term growth objectives, we make significant investments to support our brands. This involves investments to support existing brands and to acquire new brands, when appropriate.
     In July 1999, we completed the acquisition of Cadbury Schweppes plc beverage brands in 155 countries for approximately $700 million. These brands included Schweppes, Canada Dry, Dr Pepper, Crush and certain regional brands. Among the countries excluded from this transaction were the United States, South Africa, Norway, Switzerland and the European Union member nations (other than the United Kingdom, Ireland and Greece). In September 1999, we completed the acquisition of Cadbury Schweppes beverage brands in New Zealand for approximately $20 million. Also in September 1999, in a separate transaction valued at approximately $250 million, we acquired the carbonated soft drink business of Cadbury Schweppes (South Africa) Limited in South Africa, Botswana, Namibia, Lesotho and Swaziland. Our acquisitions of Cadbury Schweppes beverage brands are still pending in several countries, subject to certain conditions including regulatory review.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p32 THE COCA-COLA COMPANY AND SUBSIDIARIES


     In December 1997, our Company announced its intent to acquire from beverage company Pernod Ricard its Orangina brands, three bottling operations and one concentrate plant in France for approximately 5 billion French francs. The transaction was rejected by regulatory authorities of the French government in November 1999.

BOTTLING SYSTEM
     Our Company has business relationships with three types of bottlers: (1) independently owned bottlers, in which we have no ownership interest; (2) bottlers in which we have invested and have a noncontrolling ownership interest; and (3) bottlers in which we have invested and have a controlling ownership interest.
     During 1999, independently owned bottling operations produced and distributed approximately 27 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling ownership interest produced and distributed approximately 58 percent of our 1999 worldwide unit case volume. Controlled bottling and fountain operations produced and distributed approximately 15 percent.
     We view certain bottling operations in which we have a noncontrolling ownership interest as key or anchor bottlers due to their level of responsibility and performance. The strong commitment of both key and anchor bottlers to their own profitable volume growth helps us meet our strategic goals and furthers the interests of our worldwide production, distribution and marketing systems. These bottlers tend to be large and geographically diverse, with strong financial resources for long-term investment and strong management resources. These bottlers give us strategic business partners on every major continent.
     Consistent with our strategy, in January 1999, two Japanese bottlers, Kita Kyushu Coca-Cola Bottling Company Ltd. and Sanyo Coca-Cola Bottling Company Ltd., announced plans for a merger to become a new, publicly traded bottling company, Coca-Cola West Japan Company Ltd. The transaction, which was completed in July 1999 and was valued at approximately $2.2 billion, created our first anchor bottler in Japan. As of December 31, 1999, we owned approximately 5 percent of this new anchor bottler.
     In 1998, Coca-Cola Amatil Ltd. (Coca-Cola Amatil) completed a spin-off of its European operations into a new publicly traded European anchor bottler, Coca-Cola Beverages plc (Coca-Cola Beverages). On December 31, 1999, we owned approximately 50.5 percent of Coca-Cola Beverages. Our expectation is that we will reduce our ownership position to less than 50 percent in 2000; therefore, we are accounting for the investment by the equity method of accounting.
     Historically, in certain situations, we have viewed it to be advantageous for our Company to acquire a controlling interest in a bottling operation. Owning such a controlling interest allowed us to compensate for limited local resources and enabled us to help focus the bottler's sales and marketing programs, assist in developing its business and information systems and establish appropriate capital structures.
     In July 1999, our Company acquired from Fraser and Neave Limited its 75 percent ownership interest in F&N Coca-Cola Pte Limited (F&N Coca-Cola). Prior to the acquisition, our Company held a 25 percent equity interest in F&N Coca-Cola. Acquisition of Fraser and Neave Limited's 75 percent stake gave our Company full ownership of F&N Coca-Cola. F&N Coca-Cola holds a majority ownership in bottling operations in Brunei, Cambodia, Nepal, Pakistan, Sri Lanka, Singapore and Vietnam.
     In line with our long-term bottling strategy, we periodically consider options for reducing our ownership interest in a bottler. One option is to combine our bottling interests with the bottling interests of others to form strategic business alliances. Another option is to sell our interest in a bottling operation to one of our equity investee bottlers. In both of these situations, we continue participating in the bottler's earnings through our portion of the equity investee's income.
     As stated earlier, our investments in a bottler can represent either a noncontrolling or a controlling interest. Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses.
     In 1999, we increased our interest in Embotelladora Arica S.A., a bottler headquartered in Chile, from approximately 17 percent to approximately 45 percent.
     Our bottling investments generally have been profitable over time. Equity income or loss, included in our consolidated net income, represents our share of the net earnings or losses of our investee companies. In 1999, our Company's share of losses from equity method investments totaled $184 million. For a more complete discussion of these investments, refer to Note 2 in our Consolidated Financial Statements.
     The following table illustrates the difference in calculated fair values, based on quoted closing prices of publicly traded shares, and our Company's carrying values for selected equity method investees (in millions):

                                  Fair   Carrying
December 31,                     Value      Value     Difference {1}
--------------------------------------------------------------------------------
1999
Coca-Cola Enterprises Inc.    $  3,400   $    728       $2,672
Coca-Cola Beverages plc          1,028        788          240
Coca-Cola Amatil Ltd.            1,019      1,133         (114)
Coca-Cola FEMSA,
   S.A. de C.V.                    751        124          627
Panamerican
   Beverages, Inc.                 630        714          (84)
Grupo Continental, S.A.            231        123          108
Embotelladora Arica S.A.           217        255          (38)
Coca-Cola Bottling Co.
   Consolidated                    118         70           48
Embotelladoras Argos S.A.           63        111          (48)
Embotelladoras Polar S.A.           46         55           (9)
--------------------------------------------------------------------------------
                                                      $  3,402
--------------------------------------------------------------------------------
     {1} In instances where carrying value exceeds fair value, this excess is considered to be temporary.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p33 THE COCA-COLA COMPANY AND SUBSIDIARIES


FINANCIAL STRATEGIES
     The following strategies allow us to optimize our cost of capital, increasing our ability to maximize share-owner value.

DEBT FINANCING
     Our Company maintains debt levels we consider prudent based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.
     Our capital structure and financial policies have earned long-term credit ratings of "A+" from Standard & Poor's and "Aa3" from Moody's, and a credit rating of "A-1" and "P-1" for our commercial paper programs from Standard & Poor's and Moody's, respectively.
     Our global presence and strong capital position give us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the active management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase programs and investment activity, typically result in current liabilities exceeding current assets.
     In managing our use of debt capital, we consider the following financial measurements and ratios:

Year Ended December 31,            1999      1998         1997
--------------------------------------------------------------------------------
Net debt (in billions)        $    4.5   $    3.3     $    2.0
Net debt-to-net capital             32%        28%          22%
Free cash flow to net debt          52%        57%         144%
Interest coverage                   14x        19x          22x
Ratio of earnings to
   fixed charges                  11.6x      17.3x        20.8x
--------------------------------------------------------------------------------

SHARE REPURCHASES
     In October 1996, our Board of Directors authorized a plan to repurchase up to 206 million shares of our Company's common stock through the year 2006. In 1999, we did not repurchase any shares under the 1996 plan due primarily to our utilization of cash for our recent brand and bottler acquisitions.
     We do not anticipate the repurchase of any shares under the 1996 plan during the first half of the year 2000. This is due to our anticipated utilization of cash for an organizational realignment and the projected impact on cash from the planned reduction in concentrate inventory levels at selected bottlers, as discussed under the heading "Recent Developments." We intend to reevaluate our cash needs during the second half of the year.
     Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 1999, we have repurchased more than 1 billion shares. This represents 32 percent of the shares outstanding as of January 1, 1984, at an average price per share of $12.46.

DIVIDEND POLICY
     At its February 2000 meeting, our Board of Directors again increased our quarterly dividend, raising it to $.17 per share. This is equivalent to a full-year dividend of $.68 in 2000, our 38th consecutive annual increase. Our annual common stock dividend was $.64 per share, $.60 per share and $.56 per share in 1999, 1998 and 1997, respectively.
     In 1999, our dividend payout ratio was approximately 65 percent of our net income, reflecting the impact of the other operating charges recorded in the fourth quarter. A detailed discussion follows under the heading "Other Operating Charges." To free up additional cash for reinvestment in our high-return beverage business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time.

FINANCIAL RISK MANAGEMENT
     Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The derivatives we use are straightforward instruments with liquid markets.
     Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. For the value-at-risk calculations discussed below, we used a historical simulation model to estimate potential future losses our Company could incur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculations. We examined historical weekly returns over the previous 10 years to calculate our value at risk. Our value-at-risk calculations do not represent actual losses that our Company expects to incur.

FOREIGN CURRENCY
     We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets. With approximately 70 percent of 1999 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others over time. We use derivative financial instruments to further reduce our net exposure to currency fluctuations.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p34 THE COCA-COLA COMPANY AND SUBSIDIARIES


     Our Company enters into forward exchange contracts and purchases currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses, in the same period we realize the hedged transactions. Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of other comprehensive income.
     Our value-at-risk calculation estimates foreign currency risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. We have not included in our calculation the effects of currency movements on anticipated foreign currency denominated sales and other hedged transactions. We performed calculations to estimate the impact to the fair values of our derivatives and other financial instruments over a one-week period resulting from an adverse movement in foreign currency exchange rates. As a result of our calculations, we estimate with 95 percent confidence that the fair values would decline by less than $71 million using 1999 average fair values and by less than $56 million using December 31, 1999, fair values. On December 31, 1998, we estimated the fair value would decline by less than $60 million. However, we would expect that any loss in the fair value of our derivatives and other financial instruments would generally be offset by an increase in the fair value of our underlying exposures.

INTEREST RATES
     Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. We recognize any differences paid or received on interest rate swap agreements as adjustments to interest expense over the life of each swap.
      Our value-at-risk calculation estimates interest rate risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. According to our calculations, we estimate with 95 percent confidence that any increase in our average and in our December 31, 1999, net interest expense due to an adverse move in interest rates over a one-week period would not have a material impact on our Consolidated Financial Statements. Our December 31, 1998, estimate also was not material to our Consolidated Financial Statements.

PERFORMANCE TOOLS
     Economic profit provides a framework by which we measure the value of our actions. We define economic profit as income from continuing operations, after giving effect to taxes and excluding the effects of interest, in excess of a computed capital charge for average operating capital employed.
     We use value-based management (VBM) as a tool to help improve our performance in planning and execution. VBM principles assist us in managing economic profit by clarifying our understanding of what creates value and what destroys it and encouraging us to manage for increased value. With VBM, we determine how best to create value in every area of our business. We believe that by using VBM as a planning and execution tool, and economic profit as a performance measurement tool, we greatly enhance our ability to build share-owner value over time.
     We seek to maximize economic profit by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial policies.

TOTAL RETURN TO SHARE OWNERS
     Our Company has provided share owners with an excellent return on their investments over the past decade. A $100 investment in our Company's common stock on December 31, 1989, together with reinvested dividends, grew in pretax value to approximately $681 on December 31, 1999, an average annual compound return of 21 percent.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p35 THE COCA-COLA COMPANY AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION AND ANALYSIS

OUR BUSINESS
     We are the world's leading manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Our Company manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. We also market and distribute juice and juice-drink products. In addition, we have ownership interests in numerous bottling and canning operations.

VOLUME
     We measure our sales volume in two ways: (1) gallon sales and (2) unit cases of finished products. Gallon sales represent our primary business and measure the volume of concentrates and syrups we sell to our bottling partners or customers, plus the gallon sales equivalent of the juice and juice-drink products sold by The Minute Maid Company. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished products we and our bottling system sell to customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level. We include in both measures fountain syrups sold by the Company to customers directly or through wholesalers or distributors. The Company now includes products sold by The Minute Maid Company in its calculations of unit case volume and gallon sales. Accordingly, all historical unit case volume data in this report reflect the inclusion of these products. In all years presented, the impact on our unit case volume and gallon sales was not material.
     Against a challenging economic environment in many of our key markets, our worldwide unit case volume increased nearly 2 percent in 1999, on top of a 6 percent increase in 1998. Approximately 1 percentage point of the increase in unit case volume in 1999 was attributable to the Cadbury Schweppes brands acquired during the second half of 1999, as discussed under the heading "Brands." Our business system sold 16.5 billion unit cases in 1999.

OPERATIONS
NET OPERATING REVENUES AND GROSS MARGIN
     In 1999, on a consolidated basis, our net revenues and our gross profit grew 5 percent and 4 percent, respectively. The growth in net revenues was primarily due to price increases in certain markets, the consolidation in 1999 of our recently acquired bottling operations in India and our vending operations in Japan, partially offset by the impact of a stronger U.S. dollar and the sale of our previously consolidated bottling and canning operations in Italy in June 1998.
     Our gross profit margin decreased slightly to 69.7 percent in 1999, primarily due to the consolidation in 1999 of our recently acquired bottling operations in India and our vending operations in Japan. Generally, the consolidation of bottling and vending operations shifts a greater portion of our net revenues to the higher revenue, but lower margin, bottling and vending operations.
     In 1998, on a consolidated basis, our net revenues remained even with 1997, and our gross profit grew 3 percent. Net revenues remained even with 1997, primarily due to an increase in gallon sales and price increases in certain markets, offset by the impact of a stronger U.S. dollar and the sale of our previously consolidated bottling and canning operations in Italy in June 1998. Our gross profit margin increased to 70.4 percent in 1998 from 68.1 percent in 1997, primarily as a result of the sale in 1997 of previously consolidated bottling and canning operations.

SELLING, ADMINISTRATIVE AND GENERAL EXPENSES
     Selling expenses totaled $7,266 million in 1999, $6,552 million in 1998 and $6,283 million in 1997. The increase in 1999 was primarily due to the temporary product withdrawal in Belgium and France and marketing expenditures associated with brand building activities. The increase in 1998 was primarily due to higher marketing expenditures in support of our Company's volume growth.
     Administrative and general expenses totaled $1,735 million in 1999, $1,659 million in 1998 and $1,509 million in 1997. The increase in 1999 was primarily related to the consolidation in 1999 of our recently acquired bottling operations in India and our vending operations in Japan. The increase in 1998 was mainly due to the expansion of our business into emerging markets. Offsetting this increase was the impact of the sale of our bottling and canning operations in Italy in June 1998.
      Administrative and general expenses, as a percentage of net operating revenues, totaled approximately 9 percent in 1999, 9 percent in 1998 and 8 percent in 1997.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p36 THE COCA-COLA COMPANY AND SUBSIDIARIES


OTHER OPERATING CHARGES
     In the fourth quarter of 1999, we recorded charges of approximately $813 million. Of this $813 million, approximately $543 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Russian and Caribbean bottlers and in the Middle and Far East and North America. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where cash flow analyses were used to estimate fair values, key assumptions employed, consistent with those used in our internal planning process, included our estimates of future growth in unit case sales, estimates of gross margins and estimates of the impact of inflation and foreign currency fluctuations. The charges were primarily the result of our revised outlook in certain markets due to the prolonged severe economic downturns. The remaining carrying value of long-lived assets within these operations as of December 31, 1999, was approximately $140 million.
     Of the remainder, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling investment strategy, management has committed to a plan to sell our ownership interest in these operations to one of our strategic business partners. It is management's intention that this plan will be completed within approximately the next 12 months. The remaining carrying value of long-lived assets within these operations and the loss from operations on an after-tax basis as of and for the 12-month period ending December 31, 1999, were approximately $152 million and $5 million, respectively.
     The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Greater Europe, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.
     In the second quarter of 1998, we recorded nonrecurring provisions primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.
     In the second quarter of 1997, we recorded certain nonrecurring provisions of approximately $60 million related to enhancing manufacturing efficiencies in North America. Substantially all of the charges required as a result of these provisions have been realized as of December 31, 1999.

OPERATING INCOME AND OPERATING MARGIN
     On a consolidated basis, our operating income declined 20 percent in 1999 to $3,982 million. This follows a decline of less than 1 percent in 1998 to $4,967 million. The 1999 results reflect the recording of nonrecurring provisions, as previously discussed under the heading "Other Operating Charges," the difficult economic conditions in many markets throughout the world, the temporary product withdrawal in Belgium and France, the impact of the stronger U.S. dollar and the consolidation in 1999 of our recently acquired bottling operations in India and vending operations in Japan.
     The 1998 results reflect an increase in gallon sales coupled with an increase in gross profit margins, offset by the impact of the stronger U.S. dollar and the sales of previously consolidated bottling operations. Our consolidated operating margin was 20.1 percent in 1999, 26.4 percent in 1998 and
26.5 percent in 1997.

MARGIN ANALYSIS
--------------------------------------------------------------------------------
                                             1999         1998          1997
Net Operating Revenues
   (in billions)                         $   19.8     $   18.8    $     18.9
Gross Margin                                 69.7%        70.4%         68.1%
Operating Margin                             20.1%        26.4%         26.5%
--------------------------------------------------------------------------------

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p37 THE COCA-COLA COMPANY AND SUBSIDIARIES


INTEREST INCOME AND INTEREST EXPENSE
     Our interest income increased 19 percent in 1999 and 4 percent in 1998, primarily due to cash held in locations outside the United States earning higher interest rates, on a comparative basis.
     Interest expense increased 22 percent in 1999 due to higher total borrowings throughout the period. Average 1999 debt balances increased from 1998 primarily due to brand and bottler acquisitions during the period. Interest expense increased 7 percent in 1998 due to higher average commercial paper borrowings. Average 1998 debt balances increased from 1997 primarily due to additional investments in bottling operations.

EQUITY INCOME (LOSS)
     In 1999, our Company's share of losses from equity method investments totaled $184 million, reflecting the negative impact of difficult economic conditions in many worldwide markets, continued structural change in the bottling system, the impact of the temporary product withdrawal in Belgium and France, and one-time charges taken by certain equity investees. Our Company's share of the one-time charges taken by certain equity investees in countries such as Venezuela and the Philippines was approximately $22 million. Our Company's share of Coca-Cola Enterprises Inc.'s (Coca-Cola Enterprises) nonrecurring product recall costs resulting from the product withdrawal was approximately $28 million.
     Equity income decreased approximately 79 percent to $32 million in 1998, principally due to the weak economic environments around the world, the impact of a stronger U.S. dollar, continued structural changes and losses in start-up bottling operations.

OTHER INCOME-NET
     In 1999, other income-net decreased 57 percent to $98 million, primarily reflecting the impact of the gains recorded on the sales of our bottling and canning operations in Italy in June 1998, partially offset by an increase in exchange gains in 1999.
     In 1998, other income-net decreased 61 percent to $230 million, primarily reflecting the impact of gains on the sales of our interests in Coca-Cola & Schweppes Beverages Ltd., Coca-Cola Beverages Ltd. of Canada and The Coca-Cola Bottling Company of New York, Inc., in 1997, partially offset by gains recorded on the sales of our bottling and canning operations in Italy in June 1998.

GAINS ON ISSUANCES OF STOCK BY EQUITY INVESTEES
     At the time an equity investee sells its stock to third parties at a price in excess of our book value, our Company's equity in the underlying net assets of that investee increases. We generally record an increase to our investment account and a corresponding gain in these transactions. No gains on issuances of stock by equity investees were recorded during 1999.
     As a result of sales of stock by certain equity investees, we recorded pretax gains of approximately $27 million in 1998 and approximately $363 million in 1997. These gains represent the increase in our Company's equity in the underlying net assets of the related investee. For a more complete description of these transactions, refer to Note 3 in our Consolidated Financial Statements.

INCOME TAXES
     Our effective tax rates were 36.3 percent in 1999, 32.0 percent in 1998 and
31.8 percent in 1997. The change in our effective tax rate in 1999 was primarily the result of our inability to realize a tax benefit associated with a majority of the charge taken in the fourth quarter of 1999, as previously discussed under the heading "Other Operating Charges." Our effective tax rates reflect tax benefits derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective tax rate on operations. For a more complete description of our income taxes, refer to Note 14 in our Consolidated Financial Statements.

INCOME PER SHARE
     Our basic net income per share declined by 31 percent in 1999, compared to a 14 percent decline in 1998 and a 19 percent increase in 1997. Diluted net income per share declined 31 percent in 1999, compared to a 13 percent decline in 1998 and a 19 percent increase in 1997.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p38 THE COCA-COLA COMPANY AND SUBSIDIARIES


RECENT DEVELOPMENTS
     In the second half of 1999, we undertook a detailed review of each of our business functions. The purpose of this review was to determine the optimal organizational structure to serve the needs of our customers and consumers at the local level.
     As a result of this review, in January 2000 we announced a major organizational realignment (the Realignment). The Realignment will reduce our workforce around the world while transferring responsibilities from our corporate headquarters to revenue-generating operating units. The intent of the Realignment is to effectively align our corporate resources, support systems and business culture to fully leverage the local capabilities of our system. Under the Realignment, approximately 6,000 positions worldwide, including employees of the Company, open positions and contract labor, will be eliminated. Of these identified positions, approximately 3,300 are based within the United States and approximately 2,700 are based outside of the United States. The entire reduction will take place during calendar year 2000.
     Employees separating from our Company as a result of the Realignment will be offered severance packages which include both financial and nonfinancial components. We estimate that as a result of the Realignment, our Company will take a pretax charge of approximately $800 million during calendar year 2000. Also, we estimate that the Realignment will yield an annual expense reduction of approximately $300 million following full implementation of the new organizational structure.
     Effective January 1, 2000, two of our Company's operating segments were renamed and geographically reconfigured. The Middle and Far East Group was renamed the Asia Pacific Group, while the Africa Group became known as the Africa and Middle East Group. At the same time, the Middle East and North Africa Division ceased to be part of the Asia Pacific Group and became part of the expanded Africa and Middle East Group.
     In January 2000, we announced the intention of the Coca-Cola system to reduce concentrate inventory levels at selected bottlers. This was based on a review performed in conjunction with bottlers around the world in order to determine the optimum level of bottler concentrate inventories. Management of the Coca-Cola system determined that opportunities exist to reduce the level of concentrate inventory carried by bottlers in selected regions of the world, such as Eastern Europe, Japan and Germany. As such, bottlers in these regions have indicated that they intend to reduce their inventory levels during the first half of the year 2000. This move is intended to take the average bottler inventories to the optimal worldwide level of 34 days. This reduction in bottler inventory levels will result in our Company shipping less concentrate and is therefore expected to reduce our Company's diluted earnings per share by approximately $.11-$.13 after tax during the first half of the year 2000.
     Also in January 2000, we announced our plans to perform a comprehensive review of our India bottling franchise investments during the first quarter of the year 2000 with the intent of streamlining the business. Based on this review, as well as the current excise tax levels in India, which are presently under review by the Indian government, we will be evaluating the carrying value of these assets.

LIQUIDITY AND CAPITAL RESOURCES
     We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. We anticipate that our operating activities in 2000 will continue to provide us with cash flows to assist in our business expansion and to meet our financial commitments.

FREE CASH FLOW
     Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our primary objective: maximizing share-owner value over time. We use free cash flow, along with borrowings to pay dividends, make share repurchases and make acquisitions. The consolidated statements of our cash flows are summarized as follows (in millions):

Year Ended December 31,               1999        1998         1997
--------------------------------------------------------------------------------
Cash flows provided by
   (used in):
   Operations                     $  3,883    $  3,433     $  4,033
   Business reinvestment            (1,551)     (1,557)      (1,082)
--------------------------------------------------------------------------------
Free Cash Flow {1}                   2,332       1,876        2,951
Cash flows (used in)
   provided by:
       Acquisitions,
           net of disposals         (1,870)       (604)         582
       Share repurchases               (15)     (1,563)      (1,262)
       Other financing activities     (456)        230       (1,833)
       Exchange                        (28)        (28)        (134)
--------------------------------------------------------------------------------
Increase (decrease) in cash       $    (37)   $    (89)     $   304
--------------------------------------------------------------------------------
{1} All years presented have been restated to exclude net cash flows related to acquisitions.

     Cash provided by operations in 1999 amounted to $3.9 billion, a 13 percent increase from 1998. In 1998, cash provided by operations amounted to $3.4 billion, a 15 percent decrease from 1997. This change was primarily due to an increased use of cash for operating assets and liabilities in 1998.
     In 1999, net cash used in investing activities increased by $1.3 billion compared to 1998. The increase was primarily the result of brand and bottler acquisitions during 1999. For a more complete description of these transactions, refer to Note 17 in our Consolidated Financial Statements.
     In 1998, net cash used in investing activities increased compared to 1997. During 1998, investing activities included additional investments in territories, such as India and Latin American countries. Investing activities in 1997 included incremental proceeds of approximately $1 billion from the disposal of investments and other assets, which included the dispositions of

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p39 THE COCA-COLA COMPANY AND SUBSIDIARIES


our interests in Coca-Cola & Schweppes Beverages Ltd., The Coca-Cola
Bottling Company of New York Inc. and Coca-Cola Beverages Ltd. of Canada, partially offset by acquisitions and investments, primarily in bottling operations, including three South Korean bottlers.
     Total capital expenditures for property, plant and equipment (including our investments in information technology) and the percentage distribution by operating segment for 1999, 1998 and 1997 are as follows (in millions):

Year Ended December 31,           1999        1998         1997
--------------------------------------------------------------------------------
Capital expenditures          $  1,069     $   863     $  1,093
--------------------------------------------------------------------------------
North America {1}                   25%         32%          24%
Africa                               2%          2%           2%
Greater Europe                      20%         25%          30%
Latin America                        6%          8%           7%
Middle & Far East                   30%         13%          18%
Corporate                           17%         20%          19%
--------------------------------------------------------------------------------
{1} Includes The Minute Maid Company

FINANCING ACTIVITIES
        Our financing activities include net borrowings, dividend payments and share issuances and repurchases. Net cash used in financing activities totaled $.5 billion in 1999, $1.3 billion in 1998 and $3.1 billion in 1997. The change between 1999 and 1998 was primarily due to a decrease in treasury stock repurchases due to our utilization of cash for our brand and bottler acquisitions during 1999. The decrease between 1998 and 1997 was due to our net repayments of debt in 1997 from proceeds of disposals of investments and other assets.
     Cash used to purchase common stock for treasury totaled $15 million in 1999, $1.6 billion in 1998 and $1.3 billion in 1997.
     Commercial paper is our primary source of short-term financing. On December 31, 1999, we had $4.9 billion outstanding in commercial paper borrowings compared to $4.3 billion outstanding at the end of 1998, a $.6 billion increase in borrowings. The 1999 increase in loans and notes payable was due to additional commercial paper borrowings used for our brand acquisitions during 1999 and additional investments in bottling operations. The Company's commercial paper borrowings normally mature less than three months from the date of issuance. In 1999, as part of our Year 2000 plan, we increased the amount of commercial paper borrowings with maturity dates greater than three months. The gross payments and receipts of borrowings greater than three months from the date of issuance have been included in the consolidated statements of cash flows. In addition, on December 31, 1999, we had $3.1 billion in lines of credit and other short-term credit facilities available, of which approximately $167 million was outstanding.
     On December 31, 1999, we had $854 million outstanding in long-term debt, compared to $687 million outstanding at the end of 1998, a $167 million increase in borrowings. The 1999 increase in long-term debt was primarily due to the issuance of long-term notes in the European marketplace.

EXCHANGE
     Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country and seek to adopt appropriate strategies that are responsive to changing economic and political environments and to fluctuations in foreign currencies.
     We use approximately 60 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 1999, 1998 and 1997, the weighted-average exchange rates for foreign currencies, and for certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:

Year Ended December 31,           1999        1998         1997
--------------------------------------------------------------------------------
All currencies                    Even          (9)%        (10)%
--------------------------------------------------------------------------------
   Australian dollar                3%         (16)%         (6)%
   British pound                   (2)%          2%           4%
   Canadian dollar                Even          (7)%         (1)%
   French franc                    (2)%         (3)%        (12)%
   German mark                     (2)%         (3)%        (13)%
   Japanese yen                    15%          (6)%        (10)%
--------------------------------------------------------------------------------

     These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program mitigates over time a portion of the impact of exchange on net income and earnings per share. The impact of a stronger U.S. dollar reduced our operating income by approximately 4 percent in 1999 and by approximately 9 percent in 1998.
     Exchange gains (losses)-net amounted to $87 million in 1999, $(34) million in 1998 and $(56) million in 1997, and were recorded in other income-net. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain exposures of our balance sheet.
     Additional information concerning our hedging activities is presented in
Note 9 in our Consolidated Financial Statements.

FINANCIAL POSITION
     The carrying value of our investment in Coca-Cola Enterprises increased in 1999, primarily as a result of Coca-Cola Enterprises' issuance of stock in its acquisitions of various bottling operations. The carrying value of our investment in Coca-Cola Amatil decreased, primarily due to the transfer of approximately 57 million shares of Coca-Cola Amatil to Fraser and Neave Limited in conjunction with our acquisition of its 75 percent interest in F&N Coca-Cola. The increase in our property, plant and equipment is primarily due to the consolidation in 1999 of our recently acquired bottling operations in India and our vending operations in Japan. The increase in our goodwill and other intangible assets is primarily due to our brand and bottler acquisitions during 1999.
     The carrying value of our investment in Coca-Cola Enterprises increased in 1998 as a result of Coca-Cola Enterprises' issuance of stock in its acquisitions of various bottling operations. The carrying value of our investment in Coca-Cola Amatil increased due to

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p40 THE COCA-COLA COMPANY AND SUBSIDIARIES


its acquisition of our bottling operations in South Korea, offset by the spin-off of Coca-Cola Beverages to its share owners. The increase for Coca-Cola Beverages in 1998 is primarily a result of our equity participation in its formation in 1998, as previously discussed under the heading "Bottling System," and the sale to Coca-Cola Beverages of our bottling and canning operations in Italy in June 1998. The increase in prepaid expenses and other assets is primarily due to increases in receivables from equity method investees, marketing prepaid expenses and miscellaneous receivables.

YEAR 2000
     As previously reported, over the past several years our Company developed and implemented a plan to address the anticipated impacts of the so-called Year 2000 problem on our information technology (IT) systems and on non-IT systems involving embedded chip technologies. We also surveyed selected third parties to determine the status of their Year 2000 compliance programs. In addition, we developed contingency plans specifying what the Company would do if we or important third parties experienced disruptions to critical business activities as a result of the Year 2000 problem.
     Our Company's Year 2000 plan was completed in all material respects prior to the anticipated Year 2000 failure dates. As of February 15, 2000, the Company has not experienced any materially important business disruptions or system failures as a result of Year 2000 issues, nor is it aware of any Year 2000 issues that have impacted its bottlers, customers, suppliers or other significant third parties to an extent significant to the Company. However, Year 2000 compliance has many elements and potential consequences, some of which may not be foreseeable or may be realized in future periods. Consequently, there can be no assurance that unforeseen circumstances may not arise, or that the Company will not in the future identify equipment or systems which are not Year 2000 compliant.
     As of December 31, 1999, the Company's total incremental costs (historical plus estimated future costs) of addressing Year 2000 issues are estimated to be approximately $131 million, of which approximately $129 million has been incurred. These costs are being funded through operating cash flow. These amounts do not include: (i) approximately $4 million in costs associated with the implementation of contingency plans, or (ii) costs associated with replacements of computerized systems or equipment in cases where replacement was not accelerated due to Year 2000 issues.
     For further information regarding Year 2000 matters, refer to disclosures under Forward-Looking Statements on page 41.

EURO CONVERSION
     In January 1999, certain member countries of the European Union established permanent, fixed conversion rates between their existing currencies and the European Union's common currency (the Euro).
    The transition period for the introduction of the Euro is scheduled to phase in over a period ending January 1, 2002, with the existing currency being completely removed from circulation on July 1, 2002. Our Company has been preparing for the introduction of the Euro for several years. The timing of our phasing out all uses of the existing currencies will comply with the legal requirements and also be scheduled to facilitate optimal coordination with the plans of our vendors, distributors and customers. Our work related to the introduction of the Euro and the phasing out of the other currencies includes converting information technology systems; recalculating currency risk; recalibrating derivatives and other financial instruments; evaluating and taking action, if needed, regarding the continuity of contracts; and modifying our processes for preparing tax, accounting, payroll and customer records.
     Based on our work to date, we believe the Euro replacing the other currencies will not have a material impact on our operations or our Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES
     Inflation affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

NEW ACCOUNTING STANDARDS
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." The new statement requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. In June 1999, the FASB deferred the effective date of SFAS No. 133 for one year until fiscal years beginning after June 15, 2000. We are assessing the impact that SFAS No. 133 will have on our Consolidated Financial Statements.

OUTLOOK
     While we cannot predict future performance, we believe considerable opportunities exist for sustained, profitable growth, not only in the developing population centers of the world, but also in our most established markets, including the United States and Mexico.
     We firmly believe that the strength of our brands, our unparalleled distribution system, our global presence, our strong financial condition and the skills of our people give us the flexibility to capitalize on growth opportunities as we continue to pursue our goal of increasing share-owner value over time.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS KO-ar99-p41 THE COCA-COLA COMPANY AND SUBSIDIARIES


FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of our Company. Our Company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other Company filings with the Securities and Exchange Commission and in our reports to share owners. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales and earnings per share growth, statements expressing general optimism about future operating results and non-historical Year 2000 information -- are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance, and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
        The following are some of the factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in or underlying our Company's forward-looking statements:
--   Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.
-- Competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our earnings, share of sales and volume growth.
-- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.
-- Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.
-- Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.
-- Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations. Most of our exposures to capital markets, including interest and foreign currency, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing foreign currency exposures.
-- Economic and political conditions in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.
-- Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.
--   The effectiveness of our advertising, marketing and promotional programs.
-- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.
--   Adverse weather conditions, which could reduce demand for Company products.
-- Our ability and the ability of our key business partners and other third parties to replace, modify or upgrade computer systems in ways that adequately address the Year 2000 problem. There can be no assurance that Year 2000 related estimates and anticipated results will be achieved, and actual results could differ materially. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and correct all relevant computer codes and embedded chips and the ability of third parties to adequately address their own Year 2000 issues.
-- Our ability to resolve issues relating to introduction of the European Union's common currency (the Euro) in a timely fashion.

     The foregoing list of important factors is not exclusive.

ADDITIONAL INFORMATION
     For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 44 through 64 of this report. Additional information concerning our operating segments is presented on pages 60 through 62.

SELECTED FINANCIAL DATA                                              KO-ar99-p42
THE COCA-COLA COMPANY AND SUBSIDIARIES



                               Compound
(In millions except per      Growth Rates                 Year Ended December 31,
share data, ratios         ------------------    ------------------------------------------------
and growth rates)          5 Years    10 Years       1999     1998{2}      1997{2}       1996{2}
-------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues        4.0%    8.7%       $ 19,805   $ 18,813     $ 18,868      $ 18,673
Cost of goods sold            (.5)%   5.4%          6,009      5,562        6,015         6,738
-------------------------------------------------------------------------------------------------
Gross profit                  6.4%   10.5%         13,796     13,251       12,853        11,935
Selling, administrative
 and general expenses         8.7%   11.4%          9,001      8,211        7,792         7,635
Other operating charges                               813         73           60           385
--------------------------------------------------------------------------------------------------
Operating income              1.8%    8.6%          3,982      4,967        5,001         3,915
Interest income                                       260        219          211           238
Interest expense                                      337        277          258           286
Equity income (loss)                                 (184)        32          155           211
Other income (deductions)
 -net                                                  98        230          583            87
Gains on issuances of
 stock by equity investees                              -         27          363           431
--------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles         .5%    8.0%          3,819      5,198        6,055         4,596
Income taxes                  3.4%    9.6%          1,388      1,665        1,926         1,104
--------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles    (1.0)%   7.2%       $  2,431   $  3,533     $  4,129      $  3,492
==================================================================================================
Net income                   (1.0)%   4.7%       $  2,431   $  3,533     $  4,129      $  3,492

Preferred stock dividends                               -          -            -             -
--------------------------------------------------------------------------------------------------
Net income available to
 common share owners         (1.0)%   4.8%       $  2,431   $  3,533     $  4,129      $  3,492
==================================================================================================
Average common shares
 outstanding                                        2,469      2,467        2,477         2,494
Average common shares
 outstanding assuming
 dilution                                           2,487      2,496        2,515         2,523

 PER COMMON SHARE DATA
Income from continuing
 operations before changes
 in accounting principles
 -- basic                     (.2)%   8.6%       $    .98   $   1.43     $   1.67      $   1.40
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                      -    8.6%            .98       1.42         1.64          1.38
Basic net income              (.2)%   5.9%            .98       1.43         1.67          1.40
Diluted net income               -    6.1%            .98       1.42         1.64          1.38
Cash dividends               10.4%   14.2%            .64        .60          .56           .50
Market price on
 December 31,                17.7%   19.7%          58.25      67.00        66.69         52.63

TOTAL MARKET VALUE OF
COMMON STOCK {1}             17.0%   18.7%       $143,969   $165,190     $164,766      $130,575

BALANCE SHEET DATA
Cash, cash equivalents
 and current marketable
 securities                                      $  1,812   $  1,807     $  1,843      $  1,658
Property, plant and
 equipment-net                                      4,267      3,669        3,743         3,550
Depreciation                                          438        381          384           442
Capital expenditures                                1,069        863        1,093           990
Total assets                                       21,623     19,145       16,881        16,112
Long-term debt                                        854        687          801         1,116
Total debt                                          6,227      5,149        3,875         4,513
Share-owners' equity                                9,513      8,403        7,274         6,125
Total capital {1}                                  15,740     13,552       11,149        10,638

OTHER KEY FINANCIAL
 MEASURES {1}
Total debt-to-total
 capital                                             39.6%      38.0%        34.8%         42.4%
Net debt-to-net capital                              32.2%      28.1%        22.0%         31.6%
Return on common equity                              27.1%      45.1%        61.6%         60.8%
Return on capital                                    18.2%      30.2%        39.5%         36.8%
Dividend payout ratio                                65.0%      41.9%        33.6%         35.7%
Free cash flow {8}                               $  2,332   $  1,876     $  2,951      $  2,215
Economic profit                                  $  1,128   $  2,480     $  3,325      $  2,718
===================================================================================================

{1} See Glossary on page 69.
{2} In 1998, we adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."
{3} In 1994, we adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
{4} In 1993, we adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
{5} In 1992, we adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

SELECTED FINANCIAL DATA                                               KO-ar99-p43
THE COCA-COLA COMPANY AND SUBSIDIARIES

(In millions except                          Year Ended December 31,
per share data, ratios             -----------------------------------------------------------------------------
and growth rates)          1995{2}    1994{2,3}    1993{2,4}  1992{2,5,6}  1991{2,6}   1990{2,6}   1989{6}
----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net operating revenues     $ 18,127   $ 16,264     $ 14,030   $ 13,119     $ 11,599    $ 10,261    $  8,637
Cost of goods sold            6,940      6,168        5,160      5,055        4,649       4,208       3,548
----------------------------------------------------------------------------------------------------------------
Gross profit                 11,187     10,096        8,870      8,064        6,950       6,053       5,089
Selling, administrative
 and general expenses         7,075      6,459        5,721      5,317        4,628       4,054       3,342
Other operating charges          86          -           50          -           13          49           -
----------------------------------------------------------------------------------------------------------------
Operating income              4,026      3,637        3,099      2,747        2,309       1,950       1,747
Interest income                 245        181          144        164          175         170         205
Interest expense                272        199          168        171          192         231         308
Equity income (loss)            169        134           91         65           40         110          75
Other income (deductions)
 -net                            86        (25)           7        (59)          51          15          45
Gains on issuances of
 stock by equity investees       74          -           12          -            -           -           -
----------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles        4,328      3,728        3,185      2,746        2,383       2,014       1,764
Income taxes                  1,342      1,174          997        863          765         632         553
----------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles  $  2,986   $  2,554     $  2,188   $  1,883     $  1,618    $  1,382    $  1,211
================================================================================================================
Net income                 $  2,986   $  2,554     $  2,176   $  1,664     $  1,618    $  1,382    $  1,537
Preferred stock dividends         -          -            -          -            1          18          21
----------------------------------------------------------------------------------------------------------------
Net income available to
 common share owners       $  2,986   $  2,554     $  2,176   $  1,664     $  1,617    $  1,364    $  1,516{7}
----------------------------------------------------------------------------------------------------------------
Average common shares
 outstanding                  2,525      2,580        2,603      2,634        2,666       2,674       2,768
Average common shares
 outstanding assuming
 dilution                     2,549      2,599        2,626      2,668        2,695       2,706       2,789

PER COMMON SHARE DATA
Income from continuing
 operations before changes
 in accounting principles
 -- basic                  $   1.18   $    .99     $    .84   $    .72     $    .61    $    .51    $    .43
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                    1.17        .98          .83        .71          .60         .50         .43
Basic net income               1.18        .99          .84        .63          .61         .51         .55{7}
Diluted net income             1.17        .98          .83        .62          .60         .50         .54
Cash dividends                  .44        .39          .34        .28          .24         .20         .17
Market price on
 December 31,                 37.13      25.75        22.31      20.94        20.06       11.63        9.66

TOTAL MARKET VALUE OF
 COMMON STOCK {1}          $ 92,983   $ 65,711     $ 57,905   $ 54,728     $ 53,325    $ 31,073    $ 26,034

BALANCE SHEET DATA
Cash, cash equivalents
 and current marketable
 securities                 $  1,315  $  1,531     $ 1,078    $  1,063     $  1,117    $  1,492    $  1,182
Property, plant and
equipment-net                  4,336     4,080       3,729       3,526        2,890       2,386       2,021
Depreciation                     421       382         333         310          254         236         181
Capital expenditures             937       878         800       1,083          792         593         462
Total assets                  15,004    13,863      11,998      11,040       10,185       9,245       8,249
Long-term debt                 1,141     1,426       1,428       1,120          985         536         549
Total debt                     4,064     3,509       3,100       3,207        2,288       2,537       1,980
Share-owners' equity           5,369     5,228       4,570       3,881        4,236       3,662       3,299
Total capital {1}              9,433     8,737       7,670       7,088        6,524       6,199       5,279

OTHER KEY FINANCIAL
 MEASURES {1}
Total debt-to-total
 capital                        43.1%     40.2%       40.4%       45.2%        35.1%       40.9%       37.5%
Net debt-to-net capital         32.3%     25.5%       29.0%       33.1%        24.2%       24.6%       15.6%
Return on common equity         56.4%     52.1%       51.8%       46.4%        41.3%       41.4%       39.4%
Return on capital               34.9%     32.8%       31.2%       29.4%        27.5%       26.8%       26.5%
Dividend payout ratio           37.2%     39.4%       40.6%       44.3%        39.5%       39.2%       31.0%{7}
Free cash flow {8}          $  2,460  $  2,356     $ 1,857    $    875     $    881    $    844    $    843
Economic profit             $  2,291  $  1,896     $ 1,549    $  1,300     $  1,073    $    920    $    859
================================================================================================================

{6} In 1992, we adopted SFAS No. 109, "Accounting for Income Taxes," by restating financial statements beginning in 1989.
{7} Net income available to common share owners in 1989 included after-tax gains of $604 million ($.22 per common share, basic and diluted) from the sales of our equity  interest in Columbia  Pictures  Entertainment,  Inc., and our bottled water  business, and the transition effect of $265 million related to the change in accounting for income taxes. Excluding these  nonrecurring  items, our dividend payout ratio in 1989 was 39.9 percent.
{8} All years presented have been restated to exclude net cash flows related to acquisitions.

CONSOLIDATED BALANCE SHEETS                                          KO-ar99-p44
THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31                                          1999                 1998
--------------------------------------------------------------------------------
(In millions except share data)

ASSETS

CURRENT
Cash and cash equivalents                       $   1,611            $   1,648
Marketable securities                                 201                  159
--------------------------------------------------------------------------------
                                                    1,812                1,807
Trade accounts receivable, less allowances
     of $26 in 1999 and $10 in 1998                 1,798                1,666
Inventories                                         1,076                  890
Prepaid expenses and other assets                   1,794                2,017
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                6,480                6,380
--------------------------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
Equity method investments
     Coca-Cola Enterprises Inc.                       728                  584
     Coca-Cola Amatil Ltd.                          1,133                1,255
     Coca-Cola Beverages plc                          788                  879
     Other, principally bottling companies          3,793                3,573
Cost method investments, principally bottling
   companies                                          350                  395
Marketable securities and other assets              2,124                1,863
--------------------------------------------------------------------------------
                                                    8,916                8,549
--------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                  215                  199
Buildings and improvements                          1,528                1,507
Machinery and equipment                             4,527                3,855
Containers                                            201                  124
--------------------------------------------------------------------------------
                                                    6,471                5,685
Less allowances for depreciation                    2,204                2,016
--------------------------------------------------------------------------------
                                                    4,267                3,669
--------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS                1,960                  547
--------------------------------------------------------------------------------
                                              $    21,623            $  19,145
================================================================================


                                                                     KO-ar99-p45
THE COCA-COLA COMPANY AND SUBSIDIARIES

December 31                                     1999                  1998
--------------------------------------------------------------------------------
(In millions except share data)

LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses          $   3,714            $   3,141
Loans and notes payable                            5,112                4,459
Current maturities of long-term debt                 261                    3
Accrued income taxes                                 769                1,037
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                          9,856                8,640
--------------------------------------------------------------------------------

LONG-TERM DEBT                                       854                  687
--------------------------------------------------------------------------------

OTHER LIABILITIES                                    902                  991
--------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                498                  424
--------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
Common Stock, $.25 par value
     Authorized: 5,600,000,000 shares
     Issued: 3,466,371,904 shares in 1999;
             3,460,083,686 shares in 1998            867                  865
Capital surplus                                    2,584                2,195
Reinvested earnings                               20,773               19,922
Accumulated other comprehensive income and
     unearned compensation on restricted stock    (1,551)              (1,434)
--------------------------------------------------------------------------------
                                                  22,673               21,548

Less treasury stock, at cost
    (994,796,786 shares in 1999;
     994,566,196 shares in 1998)                  13,160               13,145
--------------------------------------------------------------------------------
                                                   9,513                8,403
--------------------------------------------------------------------------------
                                               $  21,623            $  19,145
================================================================================
   See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF INCOME                                    KO-ar99-p46
THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                         1999                   1998                1997
----------------------------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                       $ 19,805               $ 18,813            $ 18,868
Cost of goods sold                              6,009                  5,562               6,015
----------------------------------------------------------------------------------------------------
GROSS PROFIT                                   13,796                 13,251              12,853
Selling, administrative and general expenses    9,001                  8,211               7,792
Other Operating Charges                           813                     73                  60
----------------------------------------------------------------------------------------------------
OPERATING INCOME                                3,982                  4,967               5,001
Interest income                                   260                    219                 211
Interest expense                                  337                    277                 258
Equity income (loss)                             (184)                    32                 155
Other income-net                                   98                    230                 583
Gains on issuances of stock by equity
 investees                                          -                     27                 363
----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                      3,819                  5,198               6,055
Income taxes                                    1,388                  1,665               1,926
----------------------------------------------------------------------------------------------------
NET INCOME                                  $   2,431               $  3,533            $  4,129
====================================================================================================

BASIC NET INCOME PER SHARE                  $     .98               $   1.43            $   1.67
DILUTED NET INCOME PER SHARE                $     .98               $   1.42            $   1.64
----------------------------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING                      2,469                  2,467               2,477
Dilutive effect of stock options                   18                     29                  38
----------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING
  ASSUMING DILUTION                             2,487                  2,496               2,515
====================================================================================================
   See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                KO-ar99-p47
THE COCA-COLA COMPANY AND SUBSIDIARIES

Year Ended December 31,                         1999                   1998                1997
----------------------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                  $  2,431               $  3,533            $  4,129
Depreciation and amortization                    792                    645                 626
Deferred income taxes                             97                    (38)                380
Equity income, net of dividends                  292                     31                (108)
Foreign currency adjustments                     (41)                    21                  37
Gains on issuances of stock by equity
 investees                                         -                    (27)               (363)
Gains on sales of assets, including
 bottling interests                              (49)                  (306)               (639)
Other operating charges                          799                     73                  60
Other items                                      119                     51                 (42)
Net change in operating assets and
 liabilities                                    (557)                  (550)                (47)
----------------------------------------------------------------------------------------------------
     Net cash provided by operating
      activities                               3,883                  3,433               4,033
----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Acquisitions and investments, principally
 trademarks and bottling companies            (1,876)                (1,428)             (1,100)
Purchases of investments and other assets       (518)                  (610)               (459)
Proceeds from disposals of investments and
 other assets                                    176                  1,036               1,999
Purchases of property, plant and equipment    (1,069)                  (863)             (1,093)
Proceeds from disposals of property, plant
 and equipment                                    45                     54                  71
Other investing activities                      (179)                  (350)                 82
----------------------------------------------------------------------------------------------------
     Net cash used in investing activities    (3,421)                (2,161)               (500)
----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Issuances of debt                              3,411                  1,818                 155
Payments of debt                              (2,455)                  (410)               (751)
Issuances of stock                               168                    302                 150
Purchases of stock for treasury                  (15)                (1,563)             (1,262)
Dividends                                     (1,580)                (1,480)             (1,387)
----------------------------------------------------------------------------------------------------
     Net cash used in financing activities      (471)                (1,333)             (3,095)
----------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON
     CASH AND CASH EQUIVALENTS                   (28)                   (28)               (134)
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year          (37)                   (89)                304
Balance at beginning of the year               1,648                  1,737               1,433
----------------------------------------------------------------------------------------------------
     Balance at end of year                 $  1,611               $  1,648            $  1,737
====================================================================================================
   See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY                      KO-ar99-p48
THE COCA-COLA COMPANY AND SUBSIDIARIES

                             Number of   |                                                    Accumulated
                                Common   |                                     Outstanding          Other
Three Years Ended               Shares   | Common      Capital    Reinvested  Restricted  Comprehensive      Treasury
December 31, 1999          Outstanding   |  Stock      Surplus      Earnings       Stock         Income         Stock     Total
-----------------------------------------|----------------------------------------------------------------------------------------
                                         |
(In millions except per share data)      |
                                         |
BALANCE DECEMBER 31, 1996        2,481   | $  858     $ 1,058       $ 15,127     $  (61)     $   (537)    $ (10,320)  $  6,125
-----------------------------------------|----------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:                    |
   Net income                        -   |      -           -          4,129          -             -             -      4,129
   Translation adjustments           -   |      -           -              -          -          (710)            -       (710)
   Net change in unrealized              |
      gain on securities             -   |      -           -              -          -           (98)            -        (98)
   Minimum pension liability         -   |      -           -              -          -            (6)            -         (6)
                                         |                                                                               ---------
COMPREHENSIVE INCOME                     |                                                                               3,315
                                         |                                                                               ---------
Stock issued to employees                |
   exercising stock options         10   |      3         147              -          -             -             -        150
Tax benefit from employees'              |
   stock option & restricted             |
   stock plans                       -   |      -         312              -          -             -             -        312
Stock issued under restricted            |
   stock plans, less amortization        |
   of $10                            -   |      -          10              -         11             -             -         21
Purchases of stock for treasury   (20){1}|      -           -              -          -             -        (1,262)    (1,262)
Dividends (per share - $.56)         -   |      -           -         (1,387)         -             -             -     (1,387)
-----------------------------------------|----------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997        2,471   |    861       1,527         17,869        (50)       (1,351)      (11,582)     7,274
-----------------------------------------|----------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:                    |
   Net income                        -   |      -           -          3,533          -             -             -      3,533
   Translation adjustments           -   |      -           -              -          -            52             -         52
   Net change in unrealized gain         |
    on securities                    -   |      -           -              -          -           (47)            -        (47)
   Minimum pension liability         -   |      -           -              -          -            (4)            -         (4)
                                         |                                                                               ---------
COMPREHENSIVE INCOME                     |                                                                               3,534
                                         |                                                                               ---------
Stock issued to employees                |
   exercising stock options         16   |      4         298              -          -             -             -        302
Tax benefit from employees'              |
   stock option and restricted           |
   stock plans                       -   |      -          97              -          -             -             -         97
Stock issued under restricted stock      |
   plans, less amortization of $5    1   |      -          47              -        (34)            -             -         13
Stock issued by an equity investee   -   |      -         226              -          -             -             -        226
Purchases of stock for treasury   (22){1}|      -           -              -          -             -        (1,563)    (1,563)
Dividends (per share - $.60)         -   |      -           -         (1,480)         -             -             -     (1,480)
-----------------------------------------|----------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998        2,466   |    865       2,195         19,922        (84)       (1,350)      (13,145)     8,403
-----------------------------------------|----------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:                    |
   Net income                        -   |      -           -          2,431          -             -             -      2,431
   Translation adjustments           -   |      -           -              -          -          (190)            -       (190)
   Net change in unrealized gain         |
     on securities                   -   |      -           -              -          -            23             -         23
   Minimum pension liability         -   |      -           -              -          -            25             -         25
                                         |                                                                               ---------
COMPREHENSIVE INCOME                     |                                                                               2,289
                                         |                                                                               ---------
Stock issued to employees                |
   exercising stock options          6   |      2         166              -          -             -             -        168
Tax benefit from employees'              |
   stock option and restricted           |
   stock plans                       -   |      -          72              -          -             -             -         72
Stock issued under restricted            |
   stock plans, less amortization        |
   of $27                            -   |      -           2              -         25             -             -         27
Stock issued by an equity investee   -   |      -         146              -          -             -             -        146
Stock issued under Directors' plan   -   |      -           3              -          -             -             -          3
Purchases of stock for treasury      -   |      -           -              -          -             -           (15)       (15)
Dividends (per share - $.64)         -   |      -           -         (1,580)         -             -             -     (1,580)
-----------------------------------------| ---------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999        2,472   | $  867     $ 2,584     $   20,773     $  (59)     $ (1,492)     $(13,160)  $  9,513
-----------------------------------------|----------------------------------------------------------------------------------------

{1} Common stock purchased from employees exercising stock options numbered .3 million, 1.4 million and 1.1 million shares for the years ended December 31, 1999, 1998 and 1997, respectively.


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p49
THE COCA-COLA COMPANY AND SUBSIDIARIES

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION
     The Coca-Cola Company and subsidiaries (our Company) is predominantly a manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Operating in nearly 200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We also market and distribute juice and juice-drink products. We have significant markets for our products in all the world's geographic regions. We record revenue when title passes to our customers or our bottling partners.

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

ISSUANCES OF STOCK BY EQUITY INVESTEES
     When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a noncash gain or loss on the issuance. This noncash gain or loss, net of any deferred taxes, is generally recognized in our net income in the period the change of ownership interest occurs.
     If gains have been previously recognized on issuances of an equity investee's stock and shares of the equity investee are subsequently repurchased by the equity investee, gain recognition does not occur on issuances subsequent to the date of a repurchase until shares have been issued in an amount equivalent to the number of repurchased shares. This type of transaction is reflected as an equity transaction and the net effect is reflected in the accompanying consolidated balance sheets. For specific transaction details, refer to Note 3.

ADVERTISING COSTS
     Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,699 million in 1999, $1,597 million in 1998 and $1,576 million in 1997. As of December 31, 1999 and 1998, advertising costs of approximately $523 million and $365 million, respectively, were recorded primarily in pre-paid expenses and other assets in the accompanying consolidated balance sheets.

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

OTHER ASSETS
     Our Company invests in infrastructure programs with our bottlers which are directed at strengthening our bottling system and increasing unit case sales. The costs of these programs are recorded in other assets and are subsequently amortized over the periods to be directly benefited.

GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions which may indicate an impairment issue exists include a negative economic downturn in a worldwide market or a change in the assessment of future operations. In the event that a condition is identified which may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate interest rate is utilized, based on location specific economic factors. Accumulated amortization was approximately $154 million and $119 million on December 31, 1999 and 1998, respectively.

USE OF ESTIMATES
     In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes including our assessment of the carrying value of our investments in bottling operations. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p50
THE COCA-COLA COMPANY AND SUBSIDIARIES


NEW ACCOUNTING STANDARDS
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. In June 1999, the FASB deferred the effective date of SFAS No. 133 for one year until fiscal years beginning after June 15, 2000. We are assessing the impact SFAS No. 133 will have on our Consolidated Financial Statements.
     We adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and SOP 98-5, "Reporting on the Costs of Start-Up Activities," on January 1, 1999. There was no material impact on our Consolidated Financial Statements as a result.

NOTE 2:  BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC.
     Coca-Cola Enterprises is the largest soft-drink bottler in the world, operating in eight countries, and is one of our anchor bottlers. On December 31, 1999, our Company owned approximately 40 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. The excess of our equity in the underlying net assets of Coca-Cola Enterprises over our investment is primarily amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $445 million on December 31, 1999. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                 1999         1998
------------------------------------------------------------------
Current assets                           $  2,557     $  2,285
Noncurrent assets                          20,149       18,847
------------------------------------------------------------------
   Total assets                          $ 22,706     $ 21,132
==================================================================
Current liabilities                      $  3,590     $  3,397
Noncurrent liabilities                     16,192       15,297
------------------------------------------------------------------
   Total liabilities                     $ 19,782     $ 18,694
==================================================================
Share-owners' equity                     $  2,924     $  2,438
==================================================================
Company equity investment                $    728     $    584
==================================================================
Year Ended December 31,           1999       1998         1997
------------------------------------------------------------------
Net operating revenues        $ 14,406   $ 13,414     $ 11,278
Cost of goods sold               9,015      8,391        7,096
------------------------------------------------------------------
Gross profit                  $  5,391   $  5,023     $  4,182
==================================================================
Operating income              $    839   $    869     $    720
==================================================================
Cash operating profit{1}      $  2,187   $  1,989     $  1,666
==================================================================
Net income                    $     59   $    142     $    171
==================================================================
Net income available
   to common share owners     $     56   $    141     $    169
==================================================================

{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

     Our net concentrate/syrup sales to Coca-Cola Enterprises were $3.3 billion in 1999, $3.1 billion in 1998 and $2.5 billion in 1997, or approximately 17 percent, 16 percent and 13 percent of our 1999, 1998 and 1997 net operating revenues, respectively. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our Consolidated Statements of Income. These transactions amounted to $308 million in 1999, $252 million in 1998 and $223 million in 1997. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
     Our direct support for certain marketing activities of Coca-Cola Enterprises and participation with them in cooperative advertising and other marketing programs amounted to approximately $767 million in 1999, $899 million in 1998 and $604 million in 1997. Pursuant to cooperative advertising and trade arrangements with Coca-Cola Enterprises, we received $243 million, $173 million and $144 million in 1999, 1998 and 1997, respectively, from Coca-Cola Enterprises for local media and marketing program expense reimbursements. Additionally, in 1999 and 1998, we committed approximately $338 million and $324 million, respectively, to Coca-Cola Enterprises under a Company program that encourages bottlers to invest in building and supporting beverage infrastructure.
     If valued at the December 31, 1999, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of our investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $2.7 billion.

COCA-COLA AMATIL LTD.
     We own approximately 37 percent of Coca-Cola Amatil, an Australian-based anchor bottler that operates in seven countries. Accordingly, we account for our investment in Coca-Cola Amatil by the equity method. The excess of our investment over our equity in the underlying net assets of Coca-Cola Amatil is being amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $261 million at December 31, 1999. A summary of financial information for Coca-Cola Amatil is as follows (in millions):

December 31,                                 1999        1998{1}
-------------------------------------------------------------------
Current assets                           $  1,259     $  1,057
Noncurrent assets                           3,912        4,002
-------------------------------------------------------------------
   Total assets                          $  5,171     $  5,059
===================================================================
Current liabilities                      $  1,723     $  1,065
Noncurrent liabilities                      1,129        1,552
-------------------------------------------------------------------
   Total liabilities                     $  2,852     $  2,617
===================================================================
Share-owners' equity                     $  2,319     $  2,442
===================================================================
Company equity investment                $  1,133     $  1,255
===================================================================

Year Ended December 31,           1999       1998{1}     1997
===================================================================
Net operating revenues        $  2,427   $  2,731     $  3,290
Cost of goods sold               1,426      1,567        1,856
-------------------------------------------------------------------
Gross profit                  $  1,001   $  1,164     $  1,434
===================================================================
Operating income              $    162   $    237     $    276
===================================================================
Cash operating profit {2}     $    387   $    435     $    505
===================================================================
Net income                    $     29   $     65     $     89
===================================================================

{1} 1998 reflects the spin-off of Coca-Cola Amatil's European operations. {2} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p51
THE COCA-COLA COMPANY AND SUBSIDIARIES

     Our net concentrate sales to Coca-Cola Amatil were approximately $431 million in 1999, $546 million in 1998 and $588 million in 1997. We also participate in various marketing, promotional and other activities with Coca-Cola Amatil.
     In July 1999, we acquired from Fraser and Neave Limited its 75 percent ownership interest in F&N Coca-Cola in exchange for approximately 57 million shares of Coca-Cola Amatil and the assumption of debt. The transaction reduced our ownership in Coca-Cola Amatil from approximately 43 percent to approximately 37 percent. In August 1998, we exchanged our Korean bottling operations with Coca-Cola Amatil for an additional ownership interest in Coca-Cola Amatil.
     If valued at the December 31, 1999, quoted closing price of publicly traded Coca-Cola Amatil shares, the calculated value of our investment in Coca-Cola Amatil would have been below its carrying value by approximately $114 million.

OTHER EQUITY INVESTMENTS
     Operating results include our proportionate share of income (loss) from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises and Coca-Cola Amatil, is as follows (in millions):

December 31,                                 1999         1998
-------------------------------------------------------------------
Current assets                           $  5,393     $  4,453
Noncurrent assets                          17,394       16,825
-------------------------------------------------------------------
   Total assets                          $ 22,787     $ 21,278
===================================================================
Current liabilities                      $  4,827     $  4,968
Noncurrent liabilities                      7,007        6,731
-------------------------------------------------------------------
   Total liabilities                     $ 11,834     $ 11,699
===================================================================
Share-owners' equity                     $ 10,953     $  9,579
===================================================================
Company equity investment                $  4,581     $  4,452
===================================================================

Year Ended December 31,           1999       1998         1997
-------------------------------------------------------------------
Net operating revenues        $ 17,358   $ 15,244     $ 13,688
Cost of goods sold              10,659      9,555        8,645
-------------------------------------------------------------------
Gross profit                  $  6,699   $  5,689     $  5,043
===================================================================
Operating income              $    647   $    668     $    869
===================================================================
Cash operating profit{1}      $  2,087   $  1,563     $  1,794
==================================================================
Net income (loss)             $   (163)  $    152     $    405
===================================================================

Equity investments include certain nonbottling investees.

{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.

     Net sales to equity investees other than Coca-Cola Enterprises and Coca-Cola Amatil were $2.8 billion in 1999, $2.1 billion in 1998 and $1.5 billion in 1997. Our direct support for certain marketing activities with equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, was approximately $685 million, $640 million and $528 million for 1999, 1998 and 1997, respectively.
     In June 1998, we sold our previously consolidated Italian bottling and canning operations to Coca-Cola Beverages plc (Coca-Cola Beverages).
This transaction resulted in proceeds valued at approximately $1 billion and an after-tax gain of approximately $.03 per share (basic and diluted).
     If valued at the December 31, 1999, quoted closing prices of shares actively traded on stock markets, the calculated value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises and Coca-Cola Amatil would have exceeded our carrying value by approximately $844 million.

NOTE 3:  ISSUANCES OF STOCK BY EQUITY INVESTEES
     In the first quarter of 1999, Coca-Cola Enterprises completed its acquisition of various bottlers. These transactions were funded primarily with shares of Coca-Cola Enterprises common stock. The Coca-Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of these transactions, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $241 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase programs, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $95 million on this increase to our investment in Coca-Cola Enterprises. The transactions reduced our ownership in Coca-Cola Enterprises from approximately 42 percent to approximately 40 percent.
     In December 1998, Coca-Cola Enterprises completed its acquisition of certain independent bottling operations operating in parts of Texas, New Mexico and Arizona (collectively known as the Wolslager Group). The transactions were funded primarily with the issuance of shares of Coca-Cola Enterprises common stock. The Coca-Cola Enterprises common stock issued in exchange for these bottlers was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $116 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $46 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca-Cola Enterprises was approximately 42 percent.
     In September 1998, Coca-Cola Erfrischungsgetranke AG (CCEAG), our anchor bottler in Germany, issued new shares valued at approximately $275 million to affect a merger with Nordwest Getranke GmbH & Co. KG, another German bottler. Approximately 7.5 million shares were issued, resulting in a one-time noncash pretax gain for our Company of approximately $27 million. We provided deferred taxes of approximately $10 million on this gain. This issuance reduced our ownership in CCEAG from approximately 45 percent to approximately 40 percent.
      In June 1998, Coca-Cola Enterprises completed its acquisition of CCBG Corporation and Texas Bottling Group, Inc. (collectively known as Coke Southwest). The transaction was valued at approximately $1.1 billion. Approximately 55 percent of the transaction was funded with the issuance of approximately 17.7 million shares

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p52
THE COCA-COLA COMPANY AND SUBSIDIARIES


of Coca-Cola Enterprises common stock, and the remaining portion was funded through debt and assumed debt. The Coca-Cola Enterprises common stock issued in exchange for Coke Southwest was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased and we recorded a $257 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $101 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca-Cola Enterprises was approximately 42 percent.
     In the second quarter of 1997, our Company and San Miguel Corporation sold our respective interests in Coca-Cola Bottlers Philippines, Inc., to Coca-Cola Amatil in exchange for approximately 293 million shares of Coca-Cola Amatil stock. In connection with this transaction, Coca-Cola Amatil issued approximately 210 million shares to San Miguel valued at approximately $2.4 billion. The issuance to San Miguel resulted in a one-time noncash pretax gain for our Company of approximately $343 million. We provided deferred taxes of approximately $141.5 million on this gain. This transaction resulted in a dilution of our Company's approximately 36 percent interest in Coca-Cola Amatil to approximately 33 percent.
     Also in the second quarter of 1997, our Company and the Cisneros Group sold our respective interests in Coca-Cola y Hit de Venezuela, S.A., to Panamerican Beverages, Inc. (Panamco), in exchange for approximately 30.6 million shares of Panamco stock. In connection with this transaction, Panamco issued approximately 13.6 million shares to the Cisneros Group valued at approximately $402 million. The issuance to the Cisneros Group resulted in a one-time noncash pretax gain for our Company of approximately $20 million. We provided deferred taxes of approximately $7.2 million on this gain. At the completion of this transaction, our ownership in Panamco was approximately 23 percent.

NOTE 4:  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
     Accounts payable and accrued expenses consist of the following (in millions):

December 31,                                 1999         1998
------------------------------------------------------------------
Accrued marketing                        $  1,056     $    967
Container deposits                             53           14
Accrued compensation                          164          166
Sales, payroll and other taxes                297          183
Accounts payable and
   other accrued expenses                   2,144        1,811
-----------------------------------------------------------------
                                         $  3,714     $  3,141
=================================================================

NOTE 5:  SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
     Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 1999, we had $4.9 billion outstanding in commercial paper borrowings. In addition, we had $3.1 billion in lines of credit and other short-term credit facilities available, of which approximately $167 million was outstanding. Our weighted-average interest rates for commercial paper outstanding were approximately 6.0 and 5.2 percent at December 31, 1999 and 1998, respectively.
     These facilities are subject to normal banking terms and conditions.
Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

NOTE 6:  LONG-TERM DEBT
    Long-term debt consists of the following (in millions):

December 31,                                 1999         1998
------------------------------------------------------------------
6% U.S. dollar notes due 2000             $   250      $   251
6 5/8% U.S. dollar notes due 2002             150          150
6% U.S. dollar notes due 2003                 150          150
5 3/4% U.S. dollar notes due 2009             399            -
7 3/8% U.S. dollar notes due 2093             116          116
Other, due 2000 to 2013                        50           23
-----------------------------------------------------------------
                                            1,115          690
Less current portion                          261            3
-----------------------------------------------------------------
                                         $    854     $    687
=================================================================

     After giving effect to interest rate management instruments, the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $690 million and $425 million on December 31, 1999, and $190 million and $500 million on December 31, 1998. The weighted-average interest rate on our Company's long-term debt was 5.6 percent and 6.2 percent for the years ended December 31, 1999 and 1998, respectively. Total interest paid was approximately $314 million, $298 million and $264 million in 1999, 1998 and 1997, respectively. For a more complete discussion of interest rate management, refer to Note 9.
     Maturities of long-term debt for the five years succeeding December 31, 1999, are as follows (in millions):

        2000        2001           2002          2003          2004
   ------------------------------------------------------------------------
      $  261      $   22         $  154        $  153         $   1
   ========================================================================

     The above notes include various restrictions, none of which is presently significant to our Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p53
THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTE 7:  COMPREHENSIVE INCOME
     Accumulated other comprehensive income consists of the following (in millions):

December 31,                                 1999          1998
------------------------------------------------------------------
Foreign currency
   translation adjustment                $ (1,510)     $ (1,320)
Unrealized gain on
   available-for-sale securities               34            11
Minimum pension liability                     (16)          (41)
-----------------------------------------------------------------
                                         $ (1,492)     $ (1,350)
=================================================================

     A summary of the components of other comprehensive income for the years ended December 31, 1999, 1998 and 1997, is as follows (in millions):

                           Before-Tax     Income     After-Tax
December 31,                   Amount        Tax        Amount
-----------------------------------------------------------------
1999
Net foreign currency
   translation                $  (249)   $    59       $  (190)
Net change in unrealized
   gain (loss) on available-
   for-sale securities             37        (14)           23
Minimum pension liability          38        (13)           25
-----------------------------------------------------------------
Other comprehensive
   income (loss)              $  (174)   $    32       $  (142)
=================================================================



                           Before-Tax     Income    After-Tax
December 31,                   Amount        Tax       Amount
-----------------------------------------------------------------
1998
Net foreign currency
   translation                $    52    $     -     $    52
Net change in unrealized
   gain (loss) on available-
   for-sale securities            (70)        23         (47)
Minimum pension liability          (5)         1          (4)
-----------------------------------------------------------------
Other comprehensive
   income (loss)              $   (23)   $    24     $     1
=================================================================


                            Before-Tax     Income    After-Tax
December 31,                    Amount        Tax       Amount
-----------------------------------------------------------------
1997
Net foreign currency
   translation                $   (710)  $      -    $    (710)
Net change in unrealized
   gain (loss) on available-
   for-sale securities           (163)         65          (98)
Minimum pension liability         (10)          4           (6)
-----------------------------------------------------------------
Other comprehensive
   income (loss)              $  (883)   $     69    $    (814)
=================================================================


NOTE 8:  FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
     The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents, marketable equity securities, marketable cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of our hedging instruments is included in Note 9.

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
      Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available for sale or held to maturity. On December 31, 1999 and 1998, we had no trading securities. Securities categorized as available for sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of accumulated other comprehensive income. Debt securities categorized as held to maturity are stated at amortized cost.
     On December 31, 1999 and 1998, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                            Gross        Gross     Estimated
                                       Unrealized   Unrealized          Fair
December 31,                      Cost      Gains       Losses         Value
------------------------------------------------------------------------------
1999
Available-for-sale
   securities
     Equity securities        $    246   $     69     $    (13)     $    302
     Collateralized
        mortgage
        obligations                 45          -           (1)           44
     Other debt
        securities                   8          -            -             8
-------------------------------------------------------------------------------
                              $    299   $     69     $    (14)     $    354
===============================================================================


Held-to-maturity
   securities
     Bank and
        corporate debt        $  1,137   $      -     $      -      $  1,137
     Other debt
        securities                  49          -            -            49
-------------------------------------------------------------------------------
                              $  1,186   $      -     $      -      $  1,186
===============================================================================


                                            Gross        Gross     Estimated
                                       Unrealized   Unrealized          Fair
December 31,                      Cost      Gains       Losses         Value
-------------------------------------------------------------------------------
1998
Available-for-sale
   securities
     Equity securities         $   304    $    67     $    (48)     $    323
     Collateralized
        mortgage
        obligations                 89          -           (1)           88
     Other debt
        securities                  11          -            -            11
-------------------------------------------------------------------------------
                               $   404    $    67     $    (49)     $    422
===============================================================================


Held-to-maturity
   securities
     Bank and
        corporate debt         $ 1,339    $     -     $      -      $  1,339
     Other debt
        securities                  92          -            -            92
-------------------------------------------------------------------------------
                              $  1,431    $     -     $      -      $  1,431
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p54
THE COCA-COLA COMPANY AND SUBSIDIARIES


     On December 31, 1999 and 1998, these investments were included in the following captions in our consolidated balance sheets (in millions):


                               Available-for-Sale             Held-to-Maturity
December 31,                           Securities                   Securities
------------------------------------------------------------------------------
1999
Cash and cash equivalents                $      -                 $   1,061
Current marketable securities                  76                       125
Cost method investments,
   principally bottling companies             227                         -
Marketable securities and
   other assets                                51                         -
------------------------------------------------------------------------------
                                         $    354                 $   1,186
==============================================================================

1998
Cash and cash equivalents                $      -                 $   1,227
Current marketable securities                  79                        80
Cost method investments,
   principally bottling companies             251                         -
Marketable securities and
   other assets                                92                       124
------------------------------------------------------------------------------
                                         $    422                 $   1,431
==============================================================================

     The contractual maturities of these investments as of December 31, 1999, were as follows (in millions):

                                 Available-for-Sale      Held-to-Maturity
                                      Securities            Securities
                                 ------------------  ------------------------
                                             Fair    Amortized          Fair
                                  Cost      Value         Cost         Value
-----------------------------------------------------------------------------
2000
                                $    -      $   -      $ 1,186      $  1,186
2001- 2004                           8          8            -             -
Collateralized
   mortgage
   obligations                      45         44            -             -
Equity securities                  246        302            -             -
-----------------------------------------------------------------------------
                              $    299   $    354     $  1,186    $    1,186
=============================================================================

     For the years ended December 31, 1999 and 1998, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.


NOTE 9:  HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
     Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, to reduce our exposure to adverse fluctuations in commodity prices and other market risks. When entered into, these financial instruments are designated as hedges of underlying exposures. Because of the high correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. Virtually all our derivatives are "over-the-counter" instruments. Our Company does not enter into derivative financial instruments for trading purposes.
     The estimated fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedging transactions and investments and to the overall reduction in our exposure to adverse fluctuations in interest rates, foreign exchange rates, commodity prices and other market risks.
     The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure from our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.
      We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures daily and review any downgrade in credit rating immediately. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all of our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. As a result, we consider the risk of counterparty default to be minimal.

INTEREST RATE MANAGEMENT
     Our Company maintains a percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed/variable mix within these parameters. These contracts had maturities ranging from one to four years on December 31, 1999. Variable rates are predominantly linked to the London Interbank Offered Rate. Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation.

FOREIGN CURRENCY MANAGEMENT
     The purpose of our foreign currency hedging activities is to reduce the risk that our eventual dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.
     We enter into forward exchange contracts and purchase currency options (principally European currencies and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally European currencies and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses in the same period the hedging transactions

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p55
THE COCA-COLA COMPANY AND SUBSIDIARIES


are realized. Approximately $85 million and $43 million of realized losses on settled contracts entered into as hedges of firmly committed transactions that have not yet occurred were deferred on December 31, 1999 and 1998, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 1999 or 1998. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in our income statement.
     Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of accumulated other comprehensive income.
     The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 1999 and 1998 (in millions):

                              Notional
                             Principal   Carrying         Fair
December 31,                   Amounts     Values       Values      Maturity
-------------------------------------------------------------------------------
1999
Interest rate
   management

   Swap agreements
     Assets                   $    250   $      2     $      6       2000-2003
     Liabilities                   200         (1)          (8)      2000-2003

Foreign currency
   management

   Forward contracts
     Assets                      1,108         57           71       2000-2001
     Liabilities                   344         (6)          (3)      2000-2001
   Swap agreements
     Assets                        102          9           16            2000
     Liabilities                   412          -          (77)      2000-2002
   Purchased options
     Assets                      1,770         47           18            2000

Other
     Assets                        185          -            2            2000
     Liabilities                   126         (8)          (8)           2000
-------------------------------------------------------------------------------
                              $  4,497   $    100     $     17
===============================================================================


                              Notional
                             Principal   Carrying         Fair
December 31,                   Amounts     Values       Values      Maturity
-------------------------------------------------------------------------------
1998
Interest rate
   management

   Swap agreements
     Assets                   $    325   $      2     $     19       1999-2003
     Liabilities                   200         (2)         (13)      2000-2003

Foreign currency
   management

   Forward contracts
     Assets                        809          6          (54)      1999-2000
     Liabilities                 1,325         (6)         (73)      1999-2000
   Swap agreements
     Assets                        344          4            6       1999-2000
     Liabilities                   704          -          (51)      1999-2002
   Purchased options
     Assets                        232          5            3            1999

Other
     Liabilities                   243        (25)         (26)      1999-2000
-------------------------------------------------------------------------------
                              $  4,182   $    (16)     $  (189)
===============================================================================

     Maturities of derivative financial instruments held on December 31, 1999, are as follows (in millions):

          2000        2001       2002       2003
-----------------------------------------------------
        $4,018      $  268    $   136     $   75
=====================================================


NOTE 10:  COMMITMENTS AND CONTINGENCIES

     On December 31, 1999, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $409 million, of which $7 million related to independent bottling licensees. We do not consider it probable that we will be required to satisfy these guarantees.
     We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.
     We have committed to make future marketing expenditures of $760 million, of which the majority is payable over the next 12 years. Additionally, under certain circumstances, we have committed to make future investments in bottling companies. However, we do not consider any of these commitments to be individually significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p56
THE COCA-COLA COMPANY AND SUBSIDIARIES


NOTE 11:  NET CHANGE IN OPERATING ASSETS AND LIABILITIES
     The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/ losses, are as follows (in millions):

                                 1999       1998         1997
----------------------------------------------------------------
Increase in trade accounts
   receivable                 $   (96)   $  (237)     $  (164)
Increase in inventories          (163)       (12)         (43)
Increase in prepaid expenses
   and other assets              (547)      (318)        (145)
Increase (decrease) in
   accounts payable
   and accrued expenses           281        (70)         299
Increase (decrease) in
   accrued taxes                  (36)       120          393
Increase (decrease) in
   other liabilities                4        (33)        (387)
----------------------------------------------------------------
                              $  (557)   $  (550)     $   (47)
================================================================


NOTE 12:  RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
     Our Company currently sponsors restricted stock award plans and stock option plans. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for our stock option plans. The compensation cost charged against income for our restricted stock award plans was $39 million in 1999, $14 million in 1998 and $56 million in 1997. For our Incentive Unit Agreements and Performance Unit Agreements, which were both paid off in 1997, the charge against income was $31 million in 1997. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, our Company's net income and net income per share (basic and diluted) would have been as presented in the following table.
     The pro forma amounts are indicated below (in millions, except per share amounts):

Year Ended December 31,           1999       1998         1997
----------------------------------------------------------------
Net income
   As reported                $  2,431   $  3,533     $  4,129
   Pro forma                  $  2,271   $  3,405     $  4,026
Basic net income per share
   As reported                $    .98   $   1.43     $   1.67
   Pro forma                  $    .92   $   1.38     $   1.63
Diluted net income per share
   As reported                $    .98   $   1.42     $   1.64
   Pro forma                  $    .91   $   1.36     $   1.60
================================================================

     Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.
    On December 31, 1999, 33 million shares were available for grant under the Restricted Stock Award Plans. In 1999, there were 32,100 shares of restricted stock granted at an average price of $53.86. In 1998, there were 707,300 shares of restricted stock granted at an average price of $67.03. In 1997, 162,000 shares of restricted stock were granted at $59.75. Participants are entitled to vote and receive dividends on the shares and, under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.
     Under our 1991 Stock Option Plan (the 1991 Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the 1991 Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the 1991 Option Plan have been granted to Company employees at fair market value at the date of grant.
     A new stock option plan (the 1999 Option Plan) was approved by share owners in April of 1999. Following the approval of the 1999 Option Plan, no grants were made from the 1991 Option Plan and shares available under the 1991 Option Plan were no longer available to be granted. Under the 1999 Option Plan, a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options granted under the 1999 Option Plan. Options to purchase common stock under the 1999 Option Plan have been granted to Company employees at fair market value at the date of grant.
     Generally, stock options become exercisable over a four-year vesting period and expire 15 years from the date of grant. Prior to 1999, generally, stock options became exercisable over a three-year vesting period and expired 10 years from the date of grant.
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yields of 1.2, 0.9 and 1.0 percent; expected volatility of 27.1, 24.1 and 20.1 percent; risk-free interest rates of 6.2, 4.0 and 6.0 percent; and expected lives of four years for all years. The weighted-average fair value of options granted was $15.77, $15.41 and $13.92 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p57
THE COCA-COLA COMPANY AND SUBSIDIARIES


A summary of stock option activity under all plans is as follows (shares in millions):

<CAPTION
                                           1999                       1998                         1997
                                 -------------------------   ------------------------     --------------------------
                                         Weighted-Average           Weighted-Average             Weighted-Average
                                 Shares    Exercise Price    Shares   Exercise Price      Shares   Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding on January 1,          80        $  42.77          80       $  33.22           78        $  26.50
Granted {1}                        28           53.53          17          65.91           13           59.79
Exercised                          (6)          26.12         (16)         18.93          (10)          14.46
Forfeited/Expired {2}              (1)          60.40          (1)         55.48           (1)          44.85
--------------------------------------------------------------------------------------------------------------------
Outstanding on December 31,       101        $  46.66          80       $  42.77           80        $  33.22
--------------------------------------------------------------------------------------------------------------------
Exercisable on December 31,        59        $  39.40          52       $  32.41           55        $  24.62
--------------------------------------------------------------------------------------------------------------------
Shares available on
   December 31, for options
     that may be granted           92                          18                          34
====================================================================================================================

{1} No grants were made from the 1991 Option Plan during 1999.
{2} Shares Forfeited/Expired relate to the 1991 Option Plan.


     The following table summarizes information about stock options at December 31, 1999 (shares in millions):

                                             Outstanding Stock Options                  Exercisable Stock Options
                            -----------------------------------------------------    --------------------------------
                                         Weighted-Average
                                                Remaining      Weighted-Average                  Weighted-Average
Range of Exercise Prices    Shares       Contractual Life        Exercise Price         Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------------
$  5.00  to $ 10.00             3            0.3 years               $     9.74            3         $   9.74
$  10.01 to $ 20.00             3            1.6 years               $    14.78            3         $  14.78
$  20.01 to $ 30.00            16            4.0 years               $    23.28           16         $  23.28
$  30.01 to $ 40.00            12            5.8 years               $    35.63           12         $  35.63
$  40.01 to $ 50.00            11            6.8 years               $    48.86           11         $  48.86
$  50.01 to $ 60.00            40           12.8 years               $    55.33            8         $  59.75
$  60.01 to $ 86.75            16            8.8 years               $    65.87            6         $  65.92
--------------------------------------------------------------------------------------------------------------------
$  5.00  to $ 86.75           101            8.6 years               $    46.66           59         $  39.40
====================================================================================================================



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


NOTE 13:    PENSION AND OTHER POSTRETIREMENT
            BENEFIT PLANS
     Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees and certain employees in international locations. We also sponsor nonqualified, unfunded defined benefit pension plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
     Total expense for all benefit plans, including defined benefit pension plans and postretirement health care and life insurance benefit plans, amounted to approximately $108 million in 1999, $119 million in 1998 and $109 million in 1997. Net periodic cost for our pension and other benefit plans consists of the following (in millions):

                                      Pension Benefits
                               ---------------------------------
Year Ended December 31,           1999       1998         1997
----------------------------------------------------------------
Service cost                   $    67    $    56        $  49
Interest cost                      111        105           93
Expected return on
   plan assets                    (119)      (105)         (95)
Amortization of prior
   service cost                      6          3            7
Recognized net actuarial loss        7          9           14
----------------------------------------------------------------
Net periodic pension cost      $    72    $    68        $  68
================================================================

                                      Other Benefits
                               ---------------------------------
Year Ended December 31,           1999       1998         1997
----------------------------------------------------------------
Service cost                   $    14    $    14        $  11
Interest cost                       22         25           23
Expected return on plan assets      (1)        (1)          (1)
Recognized net actuarial gain        -          -           (1)
-----------------------------------------------------------------
Net periodic cost              $    35    $    38        $  32
=================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p58
THE COCA-COLA COMPANY AND SUBSIDIARIES


     The following table sets forth the change in benefit obligation for our benefit plans (in millions):

                                      Pension                   Other
                                      Benefits                Benefits
                                  ---------------         -------------------
December 31,                      1999       1998         1999          1998
-----------------------------------------------------------------------------
Benefit obligation
   at beginning of year       $  1,717   $  1,488     $    381    $      327
Service cost                        67         56           14            14
Interest cost                      111        105           22            25
Foreign currency
   exchange rate changes           (13)        25            -             -
Amendments                           4          8            -             -
Actuarial (gain) loss             (137)       124         (101)           31
Benefits paid                      (84)       (86)         (14)          (16)
Other                                5         (3)           1             -
------------------------------------------------------------------------------
Benefit obligation
   at end of year             $  1,670   $  1,717     $    303    $      381
==============================================================================

     The following table sets forth the change in plan assets for our benefit plans (in millions):

                                      Pension                   Other
                                      Benefits                Benefits
                                  ---------------         -------------------
December 31,                      1999       1998         1999          1998
-----------------------------------------------------------------------------
Fair value of plan assets
   at beginning of year {1}   $  1,516   $  1,408     $     36    $       40
Actual return on
   plan assets                     259        129            1             2
Employer contribution               34         25            5            10
Foreign currency
   exchange rate changes           (20)        18            -             -
Benefits paid                      (69)       (68)         (14)          (16)
Other                                2          4            1             -
-----------------------------------------------------------------------------
Fair value of plan assets
    at end of year {1}        $  1,722   $  1,516     $     29    $       36
=============================================================================

{1} Pension benefit plan assets primarily consist of listed stocks (including 1,584,000 shares of common stock of our Company with a fair value of $92 million and $106 million as of December 31, 1999 and 1998, respectively), bonds and government securities. Other benefit plan assets consist of corporate bonds, government securities and short-term investments.


     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $556 million, $434 million and $161 million, respectively, as of December 31, 1999, and $536 million, $418 million and $149 million, respectively, as of December 31, 1998.

     The accrued pension and other benefit costs recognized in our accompanying consolidated balance sheets is computed as follows (in millions):

                                     Pension                   Other
                                     Benefits                Benefits
                                 -----------------         -----------------
December 31,                     1999       1998         1999         1998
-----------------------------------------------------------------------------
Funded status                 $    52    $  (201)     $  (274)    $   (345)
Unrecognized net (asset)
   liability at transition          4          -            -            -
Unrecognized prior
   service cost                    54         43            4            4
Unrecognized net (gain)
   loss                          (285)       (10)         (91)          10
-----------------------------------------------------------------------------
Net liability recognized      $  (175)   $  (168)     $  (361)    $   (331)
-----------------------------------------------------------------------------
Prepaid benefit cost          $    73    $    54      $     -     $      -
Accrued benefit liability        (305)      (303)        (361)        (331)
Accumulated other
   comprehensive income            26         64            -            -
Intangible asset                   31         17            -            -
-----------------------------------------------------------------------------
Net liability recognized      $  (175)   $  (168)     $  (361)    $   (331)
=============================================================================

     The weighted-average assumptions used in computing the preceding information are as follows:

                                      Pension Benefits
                                  -----------------------------
December 31,                      1999       1998         1997
---------------------------------------------------------------
Discount rates                      7%     6 1/2%           7%
Rates of increase in
   compensation levels          4 1/2%     4 1/2%       4 3/4%
Expected long-term
   rates of return on
   assets                       8 1/2%     8 3/4%           9%

                                      Other Benefits
                                -------------------------------
December 31,                      1999       1998         1997
---------------------------------------------------------------
Discount rates                      8%     6 3/4%       7 1/4%
Rates of increase in
   compensation levels              5%     4 1/2%       4 3/4%
Expected long-term
   rates of return on
   assets                           3%         3%           3%


The rate of increase in per capita costs of covered health care benefits is assumed to be 7 1/2 percent in 2000, decreasing gradually to 5 1/4 percent by the year 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p59
THE COCA-COLA COMPANY AND SUBSIDIARIES


     A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):

                                      One Percentage          One Percentage
                                      Point Increase          Point Decrease
                                  --------------------------------------------
Effect on accumulated
   postretirement benefit
   obligation as of
   December 31, 1999                     $     42                 $     (34)

Effect on net periodic
   postretirement benefit
   cost in 1999                          $      6                 $      (5)





NOTE 14:  INCOME TAXES
     Income before income taxes consists of the following (in millions):

Year Ended December 31,           1999       1998         1997
----------------------------------------------------------------
United States                 $  1,504   $  1,979     $  1,515
International                    2,315      3,219        4,540
---------------------------------------------------------------
                              $  3,819   $  5,198     $  6,055
===============================================================

     Income tax expense (benefit) consists of the following (in millions):


Year Ended                      United    State &
December 31,                    States      Local    International     Total
------------------------------------------------------------------------------
1999
   Current                    $    395   $     67     $    829       $  1,291
   Deferred                        182         11          (96)            97
1998
   Current                    $    683   $     91     $    929       $  1,703
   Deferred                        (73)        28            7            (38)
1997
   Current                    $    240   $     45     $  1,261       $  1,546
   Deferred                        180         21          179            380
==============================================================================

     We made income tax payments of approximately $1,404 million, $1,559 million and $982 million in 1999, 1998 and 1997, respectively.
     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,           1999       1998         1997
---------------------------------------------------------------
Statutory U.S. federal rate       35.0%      35.0%        35.0%
State income taxes-net of
   federal benefit                 1.0        1.0          1.0
Earnings in jurisdictions taxed
   at rates different from the
   statutory U.S. federal rate    (6.0)      (4.3)        (2.6)
Equity income or loss              1.6          -          (.6)
Other operating charges            5.3          -            -
Other-net                          (.6)        .3         (1.0)
---------------------------------------------------------------
                                  36.3%      32.0%        31.8%
===============================================================

     Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent, partially offset by the tax impact of certain gains recognized from previously discussed bottling transactions. These transactions are generally taxed at rates higher than our Company's effective tax rate on operations.
    In 1999, the Company recorded a charge of $813 million, primarily reflecting the impairment of certain bottling, manufacturing and intangible assets. For some locations with impaired assets, management concluded that it was more likely than not that no local tax benefit would be realized. Accordingly, a valuation allowance was recorded offsetting the future tax benefits for such locations. This resulted in an increase in our effective tax rate for 1999. Excluding the impact, the Company's effective tax rate for 1999 would have been 31.0 percent.
     We have provided appropriate U.S. and international taxes for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from our international subsidiaries that is expected to be indefinitely reinvested was approximately $3.4 billion on December 31, 1999. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $1.2 billion, based on current tax laws.
     The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

December 31,                                 1999         1998
---------------------------------------------------------------
Deferred tax assets:
   Benefit plans                         $    311     $    309
   Liabilities and reserves                   169          166
   Net operating loss carryforwards           196           49
   Other operating charges                    254            -
   Other                                      272          176
---------------------------------------------------------------
   Gross deferred tax assets                1,202          700
   Valuation allowance                       (443)         (18)
---------------------------------------------------------------
                                         $    759     $    682
===============================================================
Deferred tax liabilities:
   Property, plant and equipment         $    320     $    244
   Equity investments                         397          219
   Intangible assets                          197          139
   Other                                       99          320
---------------------------------------------------------------
                                         $  1,013     $    922
===============================================================
Net deferred tax asset (liability){1}     $  (254)     $  (240)
---------------------------------------------------------------

{1} Deferred tax assets of $244 million and $184 million have been included in the consolidated balance sheet caption "Marketable securities and other assets" at December 31, 1999 and 1998, respectively.

     On December 31, 1999 and 1998, we had approximately $233 million and $171 million, respectively, of gross deferred tax assets, net of valuation allowances, located in countries outside the United States.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p60
THE COCA-COLA COMPANY AND SUBSIDIARIES


     On December 31, 1999, we had $608 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $320 million must be utilized within the next five years; $288 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.


NOTE 15:  NONRECURRING ITEMS
     In the fourth quarter of 1999, we recorded charges of approximately $813 million. Of this $813 million, approximately $543 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Russian and Caribbean bottlers and in the Middle and Far East and North America. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. The charges were primarily the result of our revised outlook in certain markets due to the prolonged severe economic downturns. The remaining carrying value of long-lived assets within these operations as of December 31, 1999, was approximately $140 million.
     Of the remainder, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling investment strategy, management has committed to a plan to sell our ownership interest in these operations to one of our strategic business partners. It is management's intention that this plan will be completed within approximately the next 12 months. The remaining carrying value of long-lived assets within these operations and the loss from operations on an after-tax basis as of and for the 12-month period ending December 31, 1999, were approximately $152 million and $5 million, respectively.
     The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Greater Europe, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.
     In the second quarter of 1998, we recorded a nonrecurring charge primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.
     In the second quarter of 1997, we recorded a nonrecurring charge of $60 million related to enhancing manufacturing efficiencies in North America. Substantially all of the charges required as a result of these provisions have been realized as of December 31, 1999.


NOTE 16:  OPERATING SEGMENTS
     During the three years ended December 31, 1999, our Company's operating structure included the following operating segments: the North America Group (including The Minute Maid Company); the Africa Group; the Greater Europe Group; the Latin America Group; the Middle & Far East Group; and Corporate. The North America Group includes the United States and Canada.

SEGMENT PRODUCTS AND SERVICES
     The business of our Company is nonalcoholic ready-to-drink beverages, principally soft drinks, but also a variety of noncarbonated beverages. Our operating segments derive substantially all their revenues from the manufacture and sale of beverage concentrates and syrups with the exception of Corporate, which derives its revenues primarily from the licensing of our brands in connection with merchandise.

METHOD OF DETERMINING SEGMENT PROFIT OR LOSS
     Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all of the segment's costs of production, distribution and administration. Our Company manages income taxes on a global basis. Thus, we evaluate segment performance based on profit or loss before income taxes, exclusive of any significant gains or losses on the disposition of investments or other assets. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the corporate level. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p61
THE COCA-COLA COMPANY AND SUBSIDIARIES

   Information about our Company's operations by operating segment is as follows (in millions):


                          North                 Greater       Latin    Middle &
                        America     Africa       Europe     America    Far East    Corporate   Consolidated
---------------------------------------------------------------------------------------------------------------
1999
Net operating revenues  $ 7,521     $  595      $ 4,550     $ 1,952     $ 5,027{1}   $   160      $ 19,805
Operating income{2}       1,399        162        1,011         789       1,027         (406)        3,982
Interest income                                                                          260           260
Interest expense                                                                         337           337
Equity income (loss)         (5)         2          (97)         (6)        (68)         (10)         (184)
Identifiable operating
 assets                   4,100        396        2,034       1,937       3,062        3,302{3}     14,831
Investments{4}              138         75        1,870       1,833       2,096          780        6,792
Capital expenditures        269         18          218          67         321          176        1,069
Depreciation and
 amortization               263         26           80          96         205          122          792
Income before income
  taxes                   1,395        149          927         795         946         (393)       3,819
===============================================================================================================
1998
Net operating revenues  $ 6,915     $  603      $ 4,834     $ 2,244     $ 4,040{1}   $   177      $ 18,813
Operating income          1,336{5}     216        1,581       1,008       1,280         (454){5}     4,967
Interest income                                                                          219           219
Interest expense                                                                         277           277
Equity income (loss)         (1)         3          (40)         68         (70)          72            32
Identifiable operating
 assets                   4,099        381        2,060       1,779       2,041        2,099{3}     12,459
Investments{4}              141         73        2,010       1,629       2,218          615         6,686
Capital expenditures        274         19          216          72         107          175           863
Depreciation and
 amortization               231         23           92          93         118           88           645
Income before income
 taxes                     1,344        209       1,498       1,085       1,214         (152)        5,198
===============================================================================================================
1997
Net operating revenues  $ 6,443     $  582      $ 5,395     $ 2,124     $ 4,110      $   214     $  18,868
Operating income          1,195{6}     185        1,742       1,035       1,396         (552)        5,001
Interest income                                                                          211           211
Interest expense                                                                         258           258
Equity income (loss)         (6)         2          (16)         96          22           57           155
Identifiable operating
 assets                   3,758        418        2,806       1,593       1,578        1,834{3}     11,987
Investments{4}              138         48        1,041       1,461       2,006          200         4,894
Capital expenditures        261         17          327          78         196          214         1,093
Depreciation and
 amortization               197         22          123          99         106           79           626
Income before income
taxes                     1,193        178        1,725       1,137       1,398          424         6,055
===============================================================================================================
Intercompany transfers between operating segments are not material.
Certain prior year amounts have been reclassified to conform to the current year presentation.

{1} Japan revenues represent approximately 76 percent of total Middle & Far East operating segment revenues related to 1999 and 1998.
{2} Operating income was reduced by $34 million for North America, $3 million for Africa,  $430 million for
    Greater Europe, $35 million for Latin America, $252 million for Middle & Far East and $59 million for
    Corporate related to the other operating charges recorded in the fourth quarter of 1999.
{3} Corporate identifiable operating assets are composed principally of marketable securities,  finance subsidiary receivables, goodwill and other intangible assets and fixed assets.
{4} Principally equity investments in bottling companies.
{5} Operating  income was reduced by $25 million for North America and $48 million for Corporate for provisions related to the impairment of certain assets.
{6} Operating income for North America was reduced by $60 million for provisions related to enhancing manufacturing efficiencies.



Compound Growth Rates    North              Greater      Latin     Middle &
Ending 1999            America   Africa      Europe    America     Far East      Consolidated
----------------------------------------------------------------------------------------------------

Net operating revenues
   5 years               7.1%       2.5%       (2.0)%          -        8.2%         4.0%
   10 years              6.7%      14.0%        8.1%       11.2%       11.3%         8.7%
----------------------------------------------------------------------------------------------------
Operating income
   5 years              11.4%       (.4)%      (3.2)%       1.9%       (1.5)%        1.8%
   10 years             11.2%       7.2%        4.5%       13.4%        6.5%         8.6%
----------------------------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           KO-ar99-p62
THE COCA-COLA COMPANY AND SUBSIDIARIES


NET OPERATING REVENUES BY OPERATING SEGMENT {1}

                                               [pie charts]

Year Ended December 31,                       1999          1998        1997
------------------------------------------------------------------------------
North America                                   38%           37%         35%
Greater Europe                                  23%           26%         29%
Latin America                                   10%           12%         11%
Middle and Far East                             26%           22%         22%
Africa                                           3%            3%          3%


OPERATING INCOME BY OPERATING SEGMENT {1}


Year Ended December 31,                       1999          1998        1997
------------------------------------------------------------------------------

North America                                   32%           25%         22%
Greater Europe                                  23%           29%         31%
Latin America                                   18%           18%         19%
Middle and Far East                             23%           24%         25%
Africa                                           4%            4%          3%


{1}  Charts and percentages are calculated excluding Corporate

                                               [pie charts]

NOTE 17:  ACQUISITIONS AND INVESTMENTS
     During 1999, the Company's acquisition and investment activity, which included the acquisition of beverage brands from Cadbury Schweppes plc in more than 160 countries around the world and investments in the bottling operations of Embotelladora Arica S.A., F&N Coca-Cola Pte Limited, and Coca-Cola West Japan Company, Ltd., totaled $1.9 billion. During 1998 and 1997, the Company's acquisition and investment activity totaled $1.4 billion and $1.1 billion, respectively. None of the acquisitions and investment activity in 1998 and 1997 was individually significant.
    The acquisitions and investments have been accounted for by the purchase method of accounting and, accordingly, their results have been included in the consolidated financial statements from their respective dates of acquisition. Had the results of these businesses been included in operations commencing with 1997, the reported results would not have been materially affected.


NOTE 18:  SUBSEQUENT EVENTS
     In the second half of 1999, we undertook a detailed review of each of our business functions. The purpose of this review was to determine the optimal organizational structure to serve the needs of our customers and consumers at the local level.
     As a result of this review, in January 2000 we announced a major organizational realignment (the Realignment). The Realignment will reduce our workforce around the world while transferring responsibilities from our corporate headquarters to revenue-generating operating units. The intent of the Realignment is to effectively align our corporate resources, support systems and business culture to fully leverage the local capabilities of our system. Under the Realignment, approximately 6,000 positions worldwide, including employees of the Company, open positions and contract labor, will be eliminated. Of these identified positions, approximately 3,300 are based within the United States and approximately 2,700 are based outside of the United States. The entire reduction will take place during calendar year 2000.
     Employees separating from our Company as a result of the Realignment will be offered severance packages which include both financial and nonfinancial components. Charges related to the Realignment will be recognized during calendar year 2000.

REPORT OF INDEPENDENT AUDITORS                                       KO-ar99-p63
THE COCA-COLA COMPANY AND SUBSIDIARIES


BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

     We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 1999 and 1998,and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 1999.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                        /s/ ERNST & YOUNG

Atlanta, Georgia
January 25, 2000

THE COCA-COLA COMPANY AND SUBSIDIARIES                               KO-ar99-p65

QUARTERLY DATA (UNAUDITED)
(In millions except per share data)
                            First     Second      Third     Fourth     Full
Year Ended December 31,    Quarter    Quarter    Quarter    Quarter    Year
-------------------------------------------------------------------------------

1999
Net operating revenues    $ 4,400     $ 5,335     $ 5,139    $ 4,931   $ 19,805
Gross profit                3,097       3,743       3,489      3,467     13,796
Net income (loss)             747         942         787        (45)     2,431
Basic net income
 (loss) per share             .30         .38         .32       (.02)       .98
Diluted net income
 (loss) per share             .30         .38         .32       (.02)       .98
================================================================================
1998
Net operating revenues    $ 4,457     $ 5,151     $ 4,747    $ 4,458   $ 18,813
Gross profit                3,139       3,652       3,301      3,159     13,251
Net income                    857       1,191         888        597      3,533
Basic net income per
 share                        .35         .48         .36        .24       1.43
Diluted net income
 per share                    .34         .48         .36        .24       1.42
================================================================================

The fourth quarter of 1999 includes provisions of $813 million ($.31 per share after income taxes, basic and diluted) recorded in other operating charges, primarily relating to the impairment of certain bottling, manufacturing and intangible assets. For a more complete discussion of these provisions, refer to
Note 15 in our Consolidated Financial Statements.

The second quarter of 1998 includes a gain of approximately $191 million ($.03 per share after income taxes, basic and diluted) on the sale of our previously consolidated bottling and canning operations in Italy in June 1998. The second quarter of 1998 also includes provisions of $73 million ($.02 per share after income taxes, basic and diluted) related to the impairment of certain assets in North America and Corporate.

The third quarter of 1998 includes a noncash gain on the issuance of stock by CCEAG of approximately $27 million ($.01 per share after income taxes, basic and diluted).

STOCK PRICES
     Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 1999 and 1998.

                                First     Second        Third       Fourth
                               Quarter    Quarter      Quarter      Quarter
-----------------------------------------------------------------------------
1999
High                         $  70.38    $  70.88     $  65.50     $  69.00
Low                             59.56       57.63        47.94        47.31
Close                           61.38       62.00        48.25        58.25
=============================================================================
1998
High                         $  79.31    $  86.81     $  88.94     $  75.44
Low                             62.25       71.88        53.63        55.38
Close                           77.44       85.50        57.63        67.00
=============================================================================

SHARE-OWNER INFORMATION

COMMON STOCK
Ticker symbol:  KO
The Coca-Cola Company is one of 30 companies
in the Dow Jones Industrial Average.
Share owners of record at year end:  394,603
Shares outstanding at year end:  2.47 billion

STOCK EXCHANGES
INSIDE THE UNITED STATES:
Common stock listed and traded:  New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Chicago, Cincinnati, Pacific and
 Philadelphia stock exchanges.

OUTSIDE THE UNITED STATES:
Common stock listed and traded: The German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
At its February 2000 meeting, our Board increased our quarterly dividend to 17 cents per share, equivalent to an annual dividend of 68 cents per share. The Company has increased dividends each of the last 38 years.
     The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 315 consecutive quarterly dividends, beginning in 1920.

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash Investment Plan, please contact:

Registrar and Transfer Agent
First Chicago Trust Company, a division of EquiServe
P.O. Box 2500
Jersey City, NJ  07303-2500
Toll-free: (888) COKESHR (265-3747)
For hearing impaired:  (201) 222-4955
E-mail:  fctc_cocacola@equiserve.com
Internet:  www.equiserve.com

DIVIDEND AND CASH INVESTMENT PLAN
The Dividend and Cash Investment plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $125,000 per year.
     At year end, 74 percent of the Company's share owners of record were participants in the Plan. In 1999, share owners invested $40 million in dividends and $78 million in cash in the Plan.
     If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to First Chicago Trust Company, a division of EquiServe, electronically through the Direct Registration System.
     For more details on the Dividend and Cash Investment Plan, please contact the Plan Administrator, First Chicago Trust Company, a division of EquiServe, or visit the investor section of our Company's Web site, www.thecoca-colacompany.com, for more information.

SHARE-OWNER INTERNET ACCOUNT ACCESS
Share owners of record may access their accounts via the Internet to obtain share balance, current market price of shares, historical stock prices and the toal value of their investment. In addition, they may sell or request issuance of Dividend and Cash Investment Plan shares.
     For information on how to access this secure site, please call First Chicago Trust Company, a division of EquiServe, toll-free at
(877) 843-9327. For share owners of record outside North America, please call (201) 536-8071.

ANNUAL MEETING OF SHARE OWNERS
April 19, 2000 at 9 a.m. local time
The Playhouse Theatre
DuPont Building
10th and Market Streets
Wilmington, Delaware

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia  30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

INFORMATION RESOURCES
INTERNET SITE
You can find our stock price, news and earnings releases, and more financial information about our Company on our Web site, www.thecoca-colacompany.com.

PUBLICATIONS
The Company's Annual Report, Proxy Statement, Form 10-K and Form 10-Q reports are available free of charge upon request from our Industry & Consumer Affairs Department at the Company's corporate address, listed above.

HOTLINE
The Company's hotline (800) INVSTKO (468-7856), offers taped highlights from the most recent quarter and may be used to request the most recent quarterly results news release.

AUDIO ANNUAL REPORT
An audiocassette version of this report is available without charge as a service to the visually impaired. To receive a copy, please contact our Industry & Consumer Affairs Department at (800) 571-2653.

DUPLICATE MAILINGS
If you are receiving duplicate or unwanted copies of our publications, please contact First Chicago Trust Company, a division of EquiServe, at (888) COKESHR (265-3747).

GLOSSARY

[Following are certain definitions extracted from page 69.]


DIVIDEND PAYOUT RATIO: Calculated by dividing cash dividends on common stock by net income available to common share owners.

ECONOMIC PROFIT: Income from continuing operations, after giving effect to taxes and excluding the effects of interest, in excess of a computed capital charge for average operating capital employed.

FREE CASH FLOW: Cash provided by operations less cash used in business reinvestment. The Company uses free cash flow along with borrowings to pay dividends, make share repurchases and make acquisitions.

INTEREST COVERAGE RATIO: Income before taxes, excluding unusual items, plus interest expense divided by the sum of interest expense and capitalized interest.

NET CAPITAL: Calculated by adding share-owners' equity to net debt.

NET DEBT: Calculated by subtracting from debt the sum of cash, cash equivalents, marketable securities and certain temporary bottling investments, less the amount of cash determined to be necessary for operations.

RETURN ON CAPITAL: Calculated by dividing income from continuing operations -- before changes in accounting principles, adding back interest expense -- by average total capital.

RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations -- before changes in accounting principles, less preferred stock dividends -- by average common share-owners' equity.

TOTAL CAPITAL: Equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: Stock price at year end multiplied by the number of shares outstanding at year end.