Form 10-K, Exhibit 13
period 2000-12-31
COCA COLA CO
filed 2001-03-07
CIK 21344

EXHIBIT 13.1


FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


   The Coca-Cola Company exists to benefit and refresh everyone who is touched by our business. We believe that our success ultimately depends on our ability to build and nurture relationships with constituents that are essential to our business: consumers, customers, bottlers, partners, government authorities, communities, employees and share owners. To this end, our Company has adopted an overriding strategy of "Think local, act local," applicable to virtually all aspects of our business. This strategy is designed to put the responsibility and accountability for ensuring local relevance and maximizing business performance in the hands of those closest to the market. This enables us to achieve our objectives of increasing volume, expanding our share of worldwide nonalcoholic ready-to-drink beverage sales, maximizing our long-term cash flows and creating economic value added by improving economic profit. We pursue these objectives by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial strategies.
   There are over 6 billion people in the world who decide every day whether or not to buy our products. Each of these people represents a potential consumer of our Company's products. As we increase consumer demand for our portfolio of brands, we produce growth throughout the Coca-Cola system. This growth typically comes in the form of increased finished product purchases by our consumers, increased finished product sales by our customers, increased case sales by our bottling partners and increased gallon sales by our Company.
   The Coca-Cola system has millions of customers around the world who sell or serve our products directly to consumers. We keenly focus on enhancing value for these customers and providing solutions to grow their beverage businesses. Our approach includes understanding each customers business and needs, whether that customer is a sophisticated retailer in a developed market or a kiosk owner in an emerging market.

INVESTMENTS
-----------
   With a business system that operates locally in nearly 200 countries and generates superior cash flows, we consider our Company to be uniquely positioned to capitalize on profitable investment opportunities. Our criteria for investment are simple: New investments must directly enhance our existing operations and must be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital, currently estimated at approximately 11 percent.
   Because it consistently generates high returns, the beverage business is a particularly attractive investment for us. In highly developed markets, our expenditures focus primarily on marketing our Company's brands. In emerging and developing markets, our objective is to increase the penetration of our products. In these markets, we allocate most of our investments to enhancing our brands and infrastructure such as production facilities, distribution networks, sales equipment and technology. We make these investments by forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and focus. Our investment strategy focuses on four fundamental components of our business: people, marketing, brands and our bottling system.

PEOPLE
   To meet our long-term growth objectives, we recruit and actively cultivate a diverse workforce and establish a culture that fosters learning, innovation and value creation on a daily basis. This means maintaining and refining a corporate culture that encourages our people to develop to their fullest potential, assuring enjoyment and satisfaction in the Coca-Cola work environment. Our Company values the uniqueness of all employees and the contributions they make.

MARKETING
   We make significant investments in marketing to support our brands. Marketing investments enhance consumer awareness and increase consumer preference for our brands. This produces long-term growth in volume, per capita consumption and our share of worldwide nonalcoholic ready-to-drink beverage sales.
   We heighten consumer awareness and product appeal for our brands using integrated marketing programs. Through our relationships with bottling partners and those who sell our products in the marketplace, we create and implement these programs locally. In developing a strategy for a Company brand, we conduct product and packaging research, establish brand positioning, develop precise consumer communications and solicit consumer feedback. Our integrated global and local marketing programs include activities such as advertising, point-of-sale merchandising and sales promotions.

BRANDS

    We compete in the nonalcoholic ready-to-drink beverage business. Our offerings in this category include some of the world's most valuable brands -- 239 in all. These include soft drinks and noncarbonated beverages such as sports drinks, juice and juice drinks, water products, teas and coffees. Ultimately, consumer demand determines the Company's optimal brand portfolio. Employing the "Think local, act local" business strategy with a special focus on brand Coca-Cola, the Company seeks to build its existing brands and, at the same time, to broaden its historical portfolio of brands. As discussed earlier, to meet our long-term growth objectives, we make significant investments to support our brands. This involves investments to support existing brands, to develop new global or local brands, and to acquire global or local brands, when appropriate.


FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


BOTTLING SYSTEM
   Our Company has  business  relationships  with three types of  bottlers:  (1)
independently owned bottlers, in which we have no ownership interest; (2) bottlers in which we have invested and have a noncontrolling ownership interest; and (3) bottlers in which we have invested and have a controlling ownership interest.
   During 2000, independently owned bottling operations produced and distributed approximately 25 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling ownership interest produced and distributed approximately 59 percent of our 2000 worldwide unit case volume. Controlled bottling and fountain operations produced and distributed approximately 16 percent.
   We view  certain  bottling  operations  in  which  we  have a  noncontrolling ownership interest as key or anchor bottlers due to their level of responsibility and performance. The strong commitment of both key and anchor bottlers to their own profitable volume growth helps us meet our strategic goals and furthers the interests of our worldwide production, distribution and marketing systems. These bottlers tend to be large and geographically diverse, with strong financial resources for long-term investment and strong management resources. These bottlers give us strategic business partners on every major continent.
   In 1998, Coca-Cola Amatil Limited (Coca-Cola Amatil) completed a spin-off of its European operations into a new, publicly traded European anchor bottler, Coca-Cola Beverages plc (Coca-Cola Beverages). On December 31, 1999, we owned approximately 50.5 percent of Coca-Cola Beverages. In July 2000, a merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. was completed to create Coca-Cola HBC S.A. (CCHBC). This merger resulted in a decrease of our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. This change in ownership resulted in the Company recognizing a $118 million tax-free noncash gain in the third quarter of 2000.
   In January 1999, two Japanese bottlers, Kita Kyushu Coca-Cola Bottling Company Ltd. and Sanyo Coca-Cola Bottling Company Ltd., announced plans for a merger to become a new, publicly traded bottling company, Coca-Cola West Japan Company Ltd. The transaction, which was completed in July 1999, created our first anchor bottler in Japan. We currently own approximately 5 percent of this bottler.
   Historically, in certain situations, we have viewed it to be advantageous for our Company to acquire a controlling interest in a bottling operation. Owning such a controlling interest has allowed us to compensate for limited local resources and has enabled us to help focus the bottler's sales and marketing programs, assist in developing its business and information systems, and establish appropriate capital structures.
   In separate transactions during the first half of 2000, our Company purchased two bottlers in Brazil, Companhia Mineira de Refrescos, S.A., and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler located in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, we completed the tender offer. We currently own approximately 95 percent of Paresa.
   In July 1999, our Company acquired from Fraser and Neave Limited its 75 percent ownership interest in F&N Coca-Cola Pte Limited (F&N Coca-Cola). Prior to the acquisition, our Company held a 25 percent equity interest in F&N Coca-Cola. Acquisition of Fraser and Neave Limited's 75 percent stake gave our Company full ownership of F&N Coca-Cola. F&N Coca-Cola holds a majority ownership in bottling operations in Brunei, Cambodia, Nepal, Pakistan, Sri Lanka, Singapore and Vietnam.
   In line with our long-term bottling strategy, we periodically consider options for reducing our ownership interest in a bottler. One option is to combine our bottling interests with the bottling interests of others to form strategic business alliances. Another option is to sell our interest in a bottling operation to one of our equity investee bottlers. In both of these situations, we continue participating in the bottler's earnings through our portion of the equity investee's income.
   As stated earlier, our investments in a bottler can represent either a noncontrolling or a controlling interest. Through noncontrolling investments in bottling companies, we provide expertise and resources to strengthen those businesses. During 2000, the Company entered into a joint venture in China with China National Oils and Foodstuffs Imports/Exports Corporation (COFCO),
completion of which is subject to satisfaction of certain conditions. COFCO is contributing to the joint venture its minority equity interests in 11 Chinese bottlers. Our Company is contributing its equity interests in two Chinese bottlers plus cash in exchange for a 35 percent equity interest in the venture.
   In 1999, we increased our interest in Embotelladora Arica S.A. (since renamed Coca-Cola Embonor S.A.), a bottler headquartered in Chile, from approximately 17 percent to approximately 45 percent.
   Bottlers in which we have a noncontrolling ownership interest are accounted for under the cost or equity method as appropriate. Equity income or loss, included in our consolidated net income, represents our share of the net earnings or losses of our investee companies. In 2000, our Company's share of losses from equity method investments totaled $289 million.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


   The following table illustrates the difference in calculated fair values, based on quoted closing prices of publicly traded shares, and our Company's carrying values for selected equity method investees (in millions):



                                      Fair       Carrying
December 31,                         Value          Value         Difference{1}
--------------------------------------------------------------------------------
2000
----
Coca-Cola Enterprises Inc.          $3,210           $707           $2,503
Coca-Cola Amatil Limited               965            617              348
Coca-Cola FEMSA,
  S.A. de C.V.                         957            152              805
Coca-Cola HBC S.A.                     851            758               93
Panamerican
  Beverages, Inc.                      435            487              (52)
Grupo Continental, S.A.                176            139               37
Embotelladoras Argos S.A.               97            113              (16)
Coca-Cola Bottling Company
  Consolidated                          94             66               28
Coca-Cola Embonor S.A.                  90            227             (137)
Embotelladoras Polar S.A.               27             54              (27)
--------------------------------------------------------------------------------
                                                                    $3,582
================================================================================

{1} In instances where carrying value exceeds fair value, the decline in value is considered to be temporary.


FINANCIAL STRATEGIES
--------------------
The following strategies allow us to optimize our cost of capital, increasing our ability to maximize share-owner value.

DEBT FINANCING
   Our Company maintains debt levels we consider prudent based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owner's equity.
   Our capital structure and financial policies have earned long-term credit ratings of "A+" from Standard & Poor's and "Aa3" from Moody's, and a credit rating of "A-1" and "P-1" for our commercial paper programs from Standard & Poor's and Moody's, respectively.
   Our global presence and strong capital position give us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with the active management of our mix of short-term and long-term debt, results in a lower overall cost of borrowing. Our debt management policies, in conjunction with our share repurchase programs and investment activity, typically result in current liabilities exceeding current assets.
   In managing our use of debt capital, we consider the following financial measurements and ratios:



Year Ended December 31,                 2000            1999              1998
--------------------------------------------------------------------------------

Net debt (in billions)                  $3.9            $4.5              $3.3
Net debt-to-net capital                  29%             32%               28%
Free cash flow to net debt               72%             52%               57%
Interest coverage                        12x             14x               19x
Ratio of earnings to
  fixed charges                         8.7x            11.6x             17.3x
--------------------------------------------------------------------------------


SHARE REPURCHASES
   In October 1996, our Board of Directors authorized a plan to repurchase up to 206 million shares of our Company's common stock through the year 2006. In 2000, we did not repurchase any shares under the 1996 plan. This was due to our utilization of cash for an organizational Realignment (the Realignment), as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers, as discussed under the heading "Volume." In December 2000, we announced our intention to reinitiate share repurchases in 2001 under the 1996 plan.
  In 1999, we did not repurchase any shares under the 1996 plan due primarily to our utilization of cash for brand and bottler acquisitions. Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 2000, we have repurchased more than 1 billion shares. This represents 32 percent of the shares outstanding as of January 1, 1984, at an average price per share of $12.46.

DIVIDEND POLICY
   At its February 2001 meeting, our Board of Directors again increased our quarterly dividend, raising it to $.18 per share. This is equivalent to a full-year dividend of $.72 in 2001, our 39th consecutive annual increase. Our annual common stock dividend was $.68 per share, $.64 per share and $.60 per share in 2000, 1999 and 1998, respectively.
   In 2000, our dividend payout ratio was approximately 77 percent of our net income, reflecting the impact of other operating charges and nonrecurring items recorded in 2000 as well as the impact of the reduction in concentrate inventory levels by certain bottlers during 2000. Detailed discussions of these other operating charges and nonrecurring items follow under the heading "Other Operating Charges" and in Note 15, respectively. A discussion of the inventory reduction appears under the heading "Volume." Our dividend payout ratio would have been approximately 45 percent excluding these items. To free up additional cash for reinvestment in our high-return beverage business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


FINANCIAL RISK MANAGEMENT
-------------------------
   Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The derivatives we use are straightforward instruments with liquid markets.
   Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. For the value-at-risk calculations discussed below, we used a historical simulation model to estimate potential future losses our Company could incur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculations. We examined historical weekly returns over the previous 10 years to calculate our value at risk. Our value-at-risk calculations do not represent actual losses that our Company expects to incur.

FOREIGN CURRENCY
   We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets. With approximately 72 percent of 2000 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others over time. We use derivative financial instruments to further reduce our net exposure to currency fluctuations.
   Our Company enters into forward exchange contracts and purchases currency options (principally Euro and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally Euro and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses, in the same period we realize the hedged transactions. Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of other comprehensive income.
   Our value-at-risk calculation estimates foreign currency risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. We have not included in our calculation the effects of currency movements on anticipated foreign currency denominated sales and other hedged transactions. We performed calculations to estimate the impact to the fair values of our derivatives and other financial instruments over a one-week period resulting from an adverse movement in foreign currency exchange rates. As a result of our calculations, we estimate with 95 percent confidence that the fair values would decline by less than $45 million using 2000 average fair values and by less than $37 million using December 31, 2000, fair values. On December 31, 1999, we estimated the fair value would decline by less than $56 million. However, we would expect that any loss in the fair value of our derivatives and other financial instruments would generally be offset by an increase in the fair value of our underlying exposures.

INTEREST RATES
   Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. We recognize any differences paid or received on interest rate swap agreements as adjustments to interest expense over the life of each swap. Our Company also enters into interest rate cap agreements that may entitle us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceed prespecified interest rates through 2004.
   Our value-at-risk calculation estimates interest rate risk on our derivatives and other financial instruments. The average value at risk represents the simple average of quarterly amounts for the past year. According to our calculations, we estimate with 95 percent confidence that any increase in our net interest expense due to an adverse move in our 2000 average or in our December 31, 2000, interest rates over a one-week period would not have a material impact on our Consolidated Financial Statements. Our December 31, 1999, estimate also was not material to our Consolidated Financial Statements.


PERFORMANCE TOOLS
-----------------
   Economic profit provides a framework by which we measure the value of our actions. We define economic profit as income from continuing operations, after giving effect to taxes and excluding the effects of interest, in excess of a computed capital charge for average operating capital employed. We seek to maximize economic profit by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial strategies.


TOTAL RETURN TO SHARE OWNERS
----------------------------
   Our Company has provided share owners with an excellent return on their investments over the past decade. A $100 investment in our Company's common stock on December 31, 1990, together with reinvested dividends, grew in pretax value to approximately $588 on December 31, 2000, an average annual compound return of 19 percent.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


MANAGEMENT'S DISCUSSION AND ANALYSIS

OUR BUSINESS
------------
   We are the world's leading manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Our Company manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations, authorized fountain wholesalers and some fountain retailers. We also market and distribute juice and juice-drink products. In addition, we have ownership interests in numerous bottling and canning operations.


VOLUME
------
   We measure our sales volume in two ways: (1) gallon sales and (2) unit cases of finished products. Gallon sales represent our primary business and measure the volume of concentrates and syrups we sell to our bottling partners or customers, plus the gallon sales equivalent of the juice and juice-drink products sold by The Minute Maid Company. Most of our revenues are based on this measure of "wholesale" activity. We also measure volume in unit cases, which represent the amount of finished products we and our bottling system sell to customers. We believe unit case volume more accurately measures the underlying strength of our business system because it measures trends at the retail level. In both measures we include fountain syrups sold by the Company to customers directly or through wholesalers or distributors.
   Our  worldwide  unit case volume  increased 4 percent in 2000,  on top of a
2 percent increase in 1999. The increase in unit case volume reflects improving global economic conditions and successful implementation of local marketing programs. Our business system sold 17.1 billion unit cases in 2000.
   In 2000, certain bottlers reduced their concentrate inventory levels. This was based on a joint review performed by the Company and our bottlers around the world in order to determine the optimum level of bottler concentrate inventories. The joint review established that opportunities existed to reduce the level of concentrate inventory carried by bottlers in various regions of the world. During the first half of 2000, bottlers in these regions reduced concentrate inventory levels, the majority of which occurred during the first three months of 2000.


OPERATIONS
----------
NET OPERATING REVENUES AND GROSS MARGIN
   In 2000, on a consolidated basis, our net operating revenues and our gross profit each grew 3 percent. The growth in net operating revenues was primarily due to improved business conditions and price increases in selected countries. This growth was partially offset by the negative impact of a stronger U.S. dollar and the inventory reduction by certain bottlers. Our gross profit margin of 69.7 percent remained unchanged in 2000 compared to 1999.
   In 1999, on a consolidated basis, our net operating revenues and our gross profit grew 5 percent and 4 percent, respectively. The growth in net operating revenues was primarily due to price increases in certain markets, the consolidation in 1999 of our bottling operations in India and our vending operations in Japan, partially offset by the impact of a stronger U.S. dollar, and the sale of our previously consolidated bottling and canning operations in Italy in June 1998.
   Our  gross  profit margin  in 1999  decreased  slightly to 69.7 percent from
70.4 percent in 1998. This was primarily due to the consolidation in 1999 of our bottling operations in India and our vending operations in Japan. Generally, the consolidation of bottling and vending operations shifts a greater portion of our net revenues to the higher-revenue, but lower-margin, bottling and vending operations.

SELLING, ADMINISTRATIVE AND GENERAL EXPENSES
   Selling expenses totaled $7,432 million in 2000, $7,266 million in 1999 and $6,552 million in 1998. The increase in 2000 was primarily due to higher marketing expenditures in line with the Company's unit case volume growth and the consolidation in 2000 of F&N Coca-Cola. Additionally, as a result of the gain recognized in the third quarter of 2000 from the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A., discussed in "Other Income-Net," the Company invested approximately $30 million in incremental marketing initiatives in CCHBC regions. The increase in 1999 was primarily due to the temporary product withdrawal in Belgium and France and marketing expenditures associated with brand-building activities.
   Administrative and general expenses totaled $1,688 million in 2000, $1,735 million in 1999 and $1,659 million in 1998. The decrease in 2000 was primarily a result of savings realized from the Realignment initiated in 2000, offset by the consolidation in 2000 of F&N Coca-Cola. See discussion under the heading "Other Operating Charges" for a more complete description of the Realignment. The increase in 1999 was primarily related to the consolidation in 1999 of our bottling operations in India and our vending operations in Japan.
   Administrative and general expenses, as a percentage of net operating revenues, totaled approximately 8 percent in 2000, 9 percent in 1999 and 9 percent in 1998.

OTHER OPERATING CHARGES
   During 2000, we recorded total nonrecurring charges of approximately $1,443 million. Of this $1,443 million, approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets; approximately $850 million related to the Realignment; and approximately $188 million related to the settlement terms of a class action discrimination lawsuit and a donation to The Coca-Cola Foundation.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


   In the first quarter of 2000, we recorded charges of approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Indian bottling operations. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair value was derived using cash flow analysis. The assumptions used in the cash flow analysis were consistent with those used in our internal planning process. The assumptions included estimates of future growth in unit cases, estimates of gross margins, estimates of the impact of exchange rates and estimates of tax rates and tax incentives. The charge was primarily the result of our revised outlook for the Indian beverage market including the future expected tax environment. The remaining carrying value of long-lived assets within our Indian bottling operations, immediately after recording the impairment charge, was approximately $300 million.
   In the first quarter of 2000, the Company initiated the Realignment, which reduced our workforce around the world and transferred responsibilities from our corporate headquarters to local revenue-generating operating units. The intent of the Realignment was to effectively align our corporate resources, support systems and business culture to fully leverage the local capabilities of our system.
   Employees have been separated from almost all functional areas of the Company's operations, and certain activities have been outsourced to third parties. The total number of employees separated as of December 31, 2000, was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment. We recorded total charges of approximately $850 million related to the Realignment. During the year, the Company achieved approximately $150 million in savings from the Realignment. For a more complete description of the costs related to the Realignment, refer to Note 16 in our Consolidated Financial Statements.
   In the fourth quarter of 2000, we recorded charges of approximately $188 million related to the settlement terms of, and direct costs related to, a class action discrimination lawsuit. The monetary settlement includes cash payments to fund back pay, compensatory damages, a promotional achievement fund and attorneys' fees. In addition, the Company introduced a wide range of training, monitoring and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. Under the terms of the settlement agreement, the Company has the option to rescind the agreement if more than 200 potential class members opt out of the settlement.
   In the fourth quarter of 1999, we recorded charges of approximately $813 million. Of this $813 million, approximately $543 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Russian and Caribbean bottlers and in the Middle and Far East and in North America. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where cash flow analyses were used to estimate fair values, key assumptions employed, consistent with those used in our internal planning process, included our estimates of future growth in unit case sales, estimates of gross margins and estimates of the impact of inflation and foreign currency fluctuations. The charges were primarily the result of our revised outlook in certain markets due to the prolonged severe economic downturns. The remaining carrying value of these impaired long-lived assets, immediately after recording the impairment charge, was approximately $140 million.
   Of the $813 million, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling investment strategy, management has committed to a plan to sell our ownership interest in these operations to one of our strategic business partners. The remaining carrying value of long-lived assets within these operations and the income from operations on an after-tax basis as of and for the 12-month period ending December 31, 2000, were approximately $143 million and $21 million, respectively.
   On December 22, 2000, the Company signed a definitive agreement to sell the assets of our vending operations in Japan. The expected proceeds from the sale of the assets are equal to the current carrying value of the long-lived assets less the cost to sell. The sale transaction is expected to close in early 2001.
   Management had intended to sell the assets of our bottling operations in the Baltics to one of our strategic business partners. That partner is currently in the process of an internal restructuring and no longer plans to purchase the Baltics bottling operations. At this time another suitable buyer has not been identified. Therefore, the Company will continue to operate the Baltics bottlers as consolidated operations until a new buyer is identified.
   The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Europe and Eurasia, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.
   In the second quarter of 1998, we recorded nonrecurring provisions primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.


FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


OPERATING INCOME AND OPERATING MARGIN
   On a consolidated basis, our operating income declined 7 percent in 2000 to $3,691 million. This follows a decline of 20 percent in 1999 to $3,982 million. The 2000 results reflect the recording of nonrecurring charges, as previously discussed under the heading "Other Operating Charges," the impact of the stronger U.S. dollar, the consolidation of F&N Coca-Cola and the effect of the previously discussed reduction of concentrate inventory by certain bottlers within the Coca-Cola system, which was completed in the first half of 2000.
   The 1999 results reflect the recording of nonrecurring provisions, as previously discussed under the heading "Other Operating Charges"; the difficult economic conditions in many markets throughout the world; the temporary product withdrawal in Belgium and France; the impact of the stronger U.S. dollar; and the consolidation in 1999 of our bottling operations in India and vending operations in Japan. Our consolidated operating margin was 18.0 percent in 2000,
20.1 percent in 1999 and 26.4 percent in 1998.


MARGIN ANALYSIS

--------------------------------------------------------------------------------
                                        2000            1999            1998
Net Operating Revenues
   (in billions)                       $20.5           $19.8           $18.8
Gross Margin                            69.7%           69.7%           70.4%
Operating Margin                        18.0%           20.1%           26.4%

--------------------------------------------------------------------------------

INTEREST INCOME AND INTEREST EXPENSE
   In 2000, our interest income increased 33 percent due primarily to higher average cash balances and higher interest rates. In 1999, our interest income increased 19 percent primarily due to cash held in locations outside the United States earning higher interest rates, on a comparative basis. Interest expense increased 33 percent in 2000 due to both an increase in average commercial paper balances and higher interest rates throughout the period. Average 2000 debt balances increased from 1999 primarily due to our utilization of cash for the Realignment, as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers, as discussed under the heading "Volume." Interest expense increased 22 percent in 1999 due to higher total borrowings throughout the period. Average 1999 debt balances increased from 1998 primarily due to brand and bottler acquisitions during the period.

EQUITY INCOME (LOSS)
   In 2000, our Company's share of losses from equity method investments totaled $289 million. This includes a nonrecurring charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. In addition, Panamerican Beverages, Inc. (Panamco) wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were nonrecurring charges recorded by investees in Eurasia and the Middle East.
   These nonrecurring charges were partially offset by overall improvement in operating performance by our portfolio of bottlers and the positive impact of lower tax rates on current and deferred taxes at Coca-Cola Erfrischungsgetranke AG (CCEAG), a bottler in Germany.
   In 1999, our Company's share of losses from equity method investments totaled $184 million, reflecting the negative impact of difficult economic conditions in many worldwide markets, continued structural change in the bottling system, the impact of the temporary product withdrawal in Belgium and France, and one-time charges taken by certain equity investees. Our Company's share of the charges taken by certain equity investees in countries such as Venezuela and the Philippines was approximately $22 million. Our Company's share of Coca-Cola Enterprises Inc's (Coca-Cola Enterprises) nonrecurring product recall costs resulting from the product withdrawal was approximately $28 million.

OTHER INCOME-NET
   In 2000, other income-net was $99 million, primarily reflecting the impact of a gain related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. during the third quarter of 2000. This merger resulted in a decrease of our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. As a result of our Company's decreased equity ownership, a tax-free noncash gain of approximately $118 million was recognized. This was partially offset by exchange losses recognized in 2000 versus exchange gains in 1999 attributable to the hedging of our resources in Brazil.
   In 1999, other income-net decreased 57 percent to $98 million, primarily reflecting the impact of the gains recorded on the sales of our bottling and canning operations in Italy in June 1998, partially offset by an increase in exchange gains in 1999.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


GAINS ON ISSUANCES OF STOCK BY EQUITY INVESTEES
   At the time an equity investee sells its stock to third parties at a price in excess of our book value, our Company's equity in the underlying net assets of that investee increases. We generally record an increase to our investment account and a corresponding gain in these transactions. No gains on issuances of stock by equity investees were recorded to the income statement during 2000 or 1999, and pretax gains of approximately $27 million were recorded in 1998. This gain represents the increase in our Company's equity in the underlying net assets of the related investee. For a more complete description of these transactions, refer to Note 3 in our Consolidated Financial Statements.

INCOME TAXES
   Our effective  tax rates were 36.0 percent in 2000,  36.3 percent in 1999 and
32.0 percent in 1998. The change in our effective tax rate in 2000 was primarily the result of our current inability to realize a tax benefit associated with the impairment charges taken in 2000, as previously discussed under the headings "Other Operating Charges" and "Equity Income (Loss)," partially offset by the tax-free gain of approximately $118 million, as previously discussed under the heading "Other Income-Net." Our effective tax rates reflect tax benefits derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent. For a more complete description of our income taxes, refer to Note 14 in our Consolidated Financial Statements.
   During the first quarter of 2000, the United States and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company has been established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary has filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes, the effect of which on both our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits on our U.S. income tax return. The majority of the offsetting tax credits are expected to be realized within the next 12 months.

INCOME PER SHARE
   Our basic net income per share decreased by 10 percent in 2000, compared to a 31 percent decline in 1999. Diluted net income per share decreased by 10 percent in 2000, compared to a 31 percent decline in 1999.

RECENT DEVELOPMENTS
   In January 2001, we announced plans to further develop our existing partnership with Nestle S.A., Coca-Cola Nestle Refreshments. Under the proposed restructuring, which is subject to approval by regulatory authorities, the partnership will be renamed Beverage Partners Worldwide (BPW) and will function as an entrepreneurial unit dedicated to tapping the growth potential of emerging beverage segments, particularly ready-to-drink coffees, teas and beverages with a healthful positioning.
   In February 2001, our Company and San Miguel Corporation (SMC) announced an agreement in principle with Coca-Cola Amatil to purchase Coca-Cola Bottlers Philippines, Inc. (CCBPI). The consideration for this transaction, comprised of Coca-Cola Amatil shares, cash and the assumption of debt, is valued at approximately $1.2 billion. SMC will manage day-to-day operations and own 65 percent of the common equity of CCBPI and our Company will own the remaining 35 percent. The completion of this transaction is subject to Coca-Cola Amatil share-owner approval and certain other conditions.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------
   We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. We anticipate that our operating activities in 2001 will continue to provide us with cash flows to assist in our business expansion and to meet our financial commitments.

FREE CASH FLOW
   Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our objective of maximizing share-owner value over time. We use free cash flow along with borrowings to pay dividends, make share repurchases and make acquisitions.
   The consolidated statements of our cash flows are summarized as follows (in millions):


Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------
Cash flows provided by
  (used in):
     Operations                      $ 3,585         $ 3,883         $ 3,433
     Business reinvestment              (779)         (1,551)         (1,557)
--------------------------------------------------------------------------------
FREE CASH FLOW                         2,806           2,332           1,876
Cash flows (used in)
  provided by:
     Acquisitions,
       net of disposals                 (386)         (1,870)           (604)
     Share repurchases                  (133)            (15)         (1,563)
     Dividends                        (1,685)         (1,580)         (1,480)
     Other financing activities         (254)          1,124           1,710
     Exchange                           (140)            (28)            (28)
--------------------------------------------------------------------------------
Increase (decrease) in cash          $   208         $   (37)        $   (89)
================================================================================

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


   Cash provided by operations in 2000 amounted to $3.6 billion, an 8 percent decrease from 1999 due to the utilization of cash for the Realignment, as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers as discussed under the heading "Volume." In 1999, cash provided by operations amounted to $3.9 billion, a 13 percent increase from 1998.
   In 2000, net cash used in investing activities decreased by $2.3 billion compared to 1999. The decrease was primarily the result of brand and bottler acquisitions during 1999. For a more complete description of these transactions, refer to Note 17 in our Consolidated Financial Statements.
   In 1999, net cash used in investing activities increased by $1.3 billion compared to 1998. The increase was primarily the result of brand and bottler acquisitions during 1999 and a decrease in proceeds from disposal of investments and other assets.
   Total capital expenditures for property, plant and equipment (including our investments in information technology) and the percentage distribution by operating segment for 2000, 1999 and 1998 are as follows (in millions):



Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

Capital expenditures                   $ 733         $ 1,069           $ 863
--------------------------------------------------------------------------------
North America{1}                          35%             25%             32%
Africa and Middle East                     2%              2%              3%
Europe and Eurasia                        26%             20%             25%
Latin America                              2%              6%              8%
Asia Pacific                              18%             30%             12%
Corporate                                 17%             17%             20%
================================================================================
{1}Includes The Minute Maid Company


FINANCING ACTIVITIES

   Our financing activities include net borrowings, dividend payments and share issuances and repurchases. Net cash used in financing activities totaled $2.1 billion in 2000, $.5 billion in 1999 and $1.3 billion in 1998. The change between 2000 and 1999 was primarily due to the use of excess cash to pay down outstanding loans. The change between 1999 and 1998 was primarily due to a decrease in treasury stock repurchases due to our utilization of cash for our brand and bottler acquisitions during 1999.
   Cash used to purchase common stock for treasury under the 1996 share repurchase plan and employee stock award programs totaled $133 million in 2000, $15 million in 1999 and $1.6 billion in 1998. In 2000 and in 1999, we did not repurchase any shares under the 1996 share repurchase plan.
   Commercial paper is our primary source of short-term financing. On December 31, 2000, we had $4.5 billion outstanding in commercial paper borrowings compared to $4.9 billion outstanding at the end of 1999, a $.4 billion decrease in borrowings. The 2000 decrease in loans and notes payable was due to the use of excess cash to pay down outstanding loans. The Company's commercial paper borrowings normally mature less than three months from the date of issuance. In 1999, as part of our Year 2000 plan, we increased the amount of commercial paper borrowings with maturity dates greater than three months. The gross payments and receipts of borrowings greater than three months from the date of issuance have been included in the Consolidated Statements of Cash Flows. In addition, on December 31, 2000, we had $3.0 billion in lines of credit and other short-term credit facilities available, of which approximately $246 million was outstanding.
   On December 31, 2000, we had $835 million outstanding in long-term debt, compared to $854 million outstanding at the end of 1999, a $19 million decrease in borrowings.

EXCHANGE
   Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country and seek to adopt appropriate strategies that are responsive to changing economic and political environments and to fluctuations in foreign currencies.
   We use approximately 65 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 2000, 1999 and 1998, the weighted-average exchange rates for foreign currencies, and for certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:



Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

All currencies                            (5)%          Even              (9)%
--------------------------------------------------------------------------------
Australian dollar                         (8)%             3%            (16)%
British pound                             (7)%            (2)%             2%
Canadian dollar                          Even           Even              (7)%
French franc                             (14)%            (2)%            (3)%
German mark                              (14)%            (2)%            (3)%
Japanese yen                               4%             15%             (6)%
================================================================================

     These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program mitigates over time a portion of the impact of exchange on net income and earnings per share. The impact of a stronger U.S. dollar reduced our operating income by approximately
4 percent in 2000 and 1999.

   Exchange gains (losses)-net amounted to $(12) million in 2000, $87 million in 1999 and $(34) million in 1998, and were recorded in other income-net. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain exposures of our balance sheet.
   Additional information concerning our hedging activities is presented in Note 9 in our Consolidated Financial Statements.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


FINANCIAL POSITION
------------------
   In 2000, the carrying value of our investment in Coca-Cola Amatil decreased, primarily as a result of a nonrecurring charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. The Company's portion of this charge was $306 million. The carrying value of our investment in CCHBC decreased due to the impact of foreign currency exchange partially offset by a gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. during the third quarter of 2000. The carrying value of other investments, principally bottling companies, decreased primarily due to a nonrecurring charge recorded by Panamco to write down selected assets, including the impairment of the value of the Venezuelan operating unit. The decrease in the carrying value of other equity investments was also impacted by the consolidation in 2000 of F&N Coca-Cola, which was previously recorded as an equity investment. The increase in marketable securities and other assets is primarily due to an increase in marketing prepayments. The increase in accounts payable and accrued expenses is due primarily to the accrual for the Realignment expenses.
   The carrying value of our investment in Coca-Cola Enterprises increased in 1999, primarily as a result of Coca-Cola Enterprises' issuance of stock in its acquisitions of various bottling operations. The carrying value of our investment in Coca-Cola Amatil decreased, primarily due to the transfer of approximately 57 million shares of Coca-Cola Amatil to Fraser and Neave Limited in conjunction with our acquisition of its 75 percent interest in F&N Coca-Cola. The increase in our property, plant and equipment was primarily due to the consolidation in 1999 of our bottling operations in India and our vending operations in Japan. The increase in our goodwill and other intangible assets was primarily due to our brand and bottler acquisitions during 1999.


EURO CONVERSION
---------------
   In January 1999, certain member countries of the European Union established irrevocable, fixed conversion rates between their existing currencies and the European Union's common currency (the Euro).
   The introduction of the Euro is scheduled to be phased in over a period ending January 1, 2002, when Euro notes and coins will come into circulation. The existing currencies are due to be completely removed from circulation on February 28, 2002. Our Company has been preparing for the introduction of the Euro for several years. The timing of our phasing out all uses of the existing currencies will comply with the legal requirements and also be scheduled to facilitate optimal coordination with the plans of our vendors, distributors and customers. Our work related to the introduction of the Euro and the phasing out of the other currencies includes converting information technology systems;
recalculating currency risk; recalibrating derivatives and other financial instruments; evaluating and taking action, if needed, regarding the continuity of contracts; and modifying our processes for preparing tax, accounting, payroll and customer records.
   Based on our work to date, we believe the Euro replacing the other currencies will not have a material impact on our operations or our Consolidated Financial Statements.


IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------
   Inflation affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.


NEW ACCOUNTING STANDARDS
------------------------
   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statements 137 and 138 in June 1999 and June 2000, respectively. These statements, which were required to be adopted for fiscal years beginning after June 15, 2000, require the Company to recognize all derivatives on the balance sheet at fair value. The statements also established new accounting rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of derivatives either be offset against the change in fair value of assets, liabilities or firm commitments through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value must be immediately recognized in earnings.
   We adopted the provisions of SFAS No. 133, as amended, on January 1, 2001, which resulted in an immaterial impact on our consolidated results of operations and financial position. Although these statements will not have a material impact in our consolidated financial results, the requirements of these statements may result in slightly increased volatility in the Company's future quarterly consolidated financial results. The Company implemented new information systems to ensure that we were in compliance with these statements upon adoption.


OUTLOOK
-------
   While we cannot predict future performance, we believe considerable opportunities exist for sustained, profitable growth, not only in the developing population centers of the world, but also in our most established markets.
   We firmly believe that the strength of our brands, our unparalleled distribution system, our global presence, our strong financial condition and the diversity and skills of our people give us the flexibility to capitalize on growth opportunities as we continue to pursue our goal of increasing share-owner value over time.

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS The Coca-Cola Company and Subsidiaries


FORWARD-LOOKING STATEMENTS
--------------------------
   Certain written and oral statements made by our Company and subsidiaries or with the approval of an authorized executive officer of our Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this report and other filings with the Securities and Exchange Commission. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales and earnings per share growth and statements expressing general optimism about future operating results -- are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
   The following are some of the factors that could cause our Company's actual results to differ materially from the expected results described in or underlying our Company's forward-looking statements:

-- Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.
-- Changes in the nonalcoholic beverages business environment. These include, without limitation, competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, factors such as these could impact our earnings, share of sales and volume growth.
-- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.
-- Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.
-- Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.
-- Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations. Most of our exposures to capital markets, including interest and foreign currency, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing foreign currency exposures.
-- Economic and political conditions, especially in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.
-- Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.
-- The effectiveness of our advertising, marketing and promotional programs.
-- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.
-- Adverse weather conditions, which could reduce demand for Company products.

   The foregoing list of important factors is not exclusive.


ADDITIONAL INFORMATION
----------------------
   For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 46 through 68 of this report. Additional information concerning our operating segments is presented on pages 65 through 67.

SELECTED FINANCIAL DATA
The Coca-Cola Company and Subsidiaries



                                     Compound                                 Year Ended December 31,
(In millions except per            Growth Rates
share data, ratios and         -------------------       --------------------------------------------------------------
growth rates)                  5 Years    10 Years          2000        1999       1998{2}       1997{2}      1996{2}
-----------------------------------------------------------------------------------------------------------------------


SUMMARY OF OPERATIONS
---------------------
Net operating revenues          2.4%        7.1%        $ 20,458    $ 19,805     $ 18,813      $ 18,868     $ 18,673
Cost of goods sold             (2.2)%       4.0%           6,204       6,009        5,562         6,015        6.738
-----------------------------------------------------------------------------------------------------------------------
Gross profit                    5.0%        8.9%          14,254      13,796       13,251        12,853       11,935
Selling, administrative
 and general expenses           5.2%        8.4%           9,120       9,001        8,211         7,792        7,635
Other operating charges                                    1,443         813           73            60          385
-----------------------------------------------------------------------------------------------------------------------
Operating income               (1.7)%       6.6%           3,691       3,982        4,967         5,001        3,915
Interest income                                              345         260          219           211          238
Interest expense                                             447         337          277           258          286
Equity income (loss)                                        (289)       (184)          32           155          211
Other income (deductions)-net                                 99          98          230           583           87
Gains on issuances of stock
 by equity investees                                           -           -           27           363          431
-----------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles         (4.7)%       5.4%           3,399       3,819        5,198         6,055        4.596
Income taxes                   (1.9)%       6.8%           1,222       1,388        1,665         1,926        1,104
-----------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles      (6.1)%       4.6%        $  2,177    $  2,431     $  3,533      $  4,129     $  3,492
=======================================================================================================================
Net income                     (6.1)%       4.6%        $  2,177    $  2,431     $  3,533      $  4,129     $  3,492
Preferred stock dividends                                      -           -            -             -            -
-----------------------------------------------------------------------------------------------------------------------
Net income available to
 common share owners           (6.1)%       4.8%        $  2,177    $  2,431     $  3,553      $  4,129     $  3,492
=======================================================================================================================
Average common shares
 outstanding                                               2,477       2,469        2,467         2,477        2,494
Average common shares
 outstanding assuming
 dilution                                                  2,487       2,487        2,496         2,515        2,523

PER COMMON SHARE DATA
---------------------
Income from continuing
 operations before changes
 in accounting principles
 -- basic                      (5.7)%       5.6%        $    .88    $    .98     $   1.43      $   1.67     $   1.40
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                    (5.5)%       5.8%             .88         .98         1.42          1.64         1.38
Basic net income               (5.7)%       5.6%             .88         .98         1.43          1.67         1.40
Diluted net income             (5.5)%       5.8%             .88         .98         1.42          1.64         1.38
Cash dividends                  9.1%       13.0%             .68         .64          .60           .56          .50
Market price on
 December 31,                  10.4%       18.0%           60.94       58.25        67.00         66.69        52.63

TOTAL MARKET VALUE OF
 COMMON STOCK {1}              10.2%       17.2%        $151,421    $143,969     $165,190      $164,766     $130,575
---------------------

BALANCE SHEET DATA
------------------
Cash, cash equivalents
 and current marketable
 securities                                             $  1,892    $  1,812     $  1,807      $  1,843     $  1,658
Property, plant and
 equipment-net                                             4,168       4,267        3,669         3,743        3,550
Depreciation                                                 465         438          381           384          442
Capital expenditures                                         733       1,069          863         1,093          990
Total assets                                              20,834      21,623       19,145        16,881       16,112
Long-term debt                                               835         854          687           801        1,116
Total debt                                                 5,651       6,227        5,149         3,875        4,513
Share-owners' equity                                       9,316       9,513        8,403         7,274        6,125
Total capital {1}                                         14,967      15,740       13,552        11,149       10,638

OTHER KEY FINANCIAL MEASURES {1}
--------------------------------
Total debt-to-total
 capital                                                    37.8%       39.6%        38.0%         34.8%        42.4%
Net debt-to-net capital                                     29.4%       32.2%        28.1%         22.0%        31.6%
Return on common equity                                     23.1%       27.1%        45.1%         61.6%        60.8%
Return on capital                                           16.2%       18.2%        30.2%         39.5%        36.8%
Dividend payout ratio                                       77.4%       65.0%        41.9%         33.6%        35.7%
Free cash flow {7}                                      $  2,806    $  2,332     $  1,876      $  2,951     $  2.215
Economic profit                                         $    861    $  1,128     $  2,480      $  3,325     $  2,718
=======================================================================================================================

[FN]

{1} See Glossary on page 73.
{2} In 1998, we adopted SFAS No. 132 "Employers' Disclosures about Pensions and
    Other Postretirement Benefits."
{3} In 1994, we adopted SFAS No. 115 "Accounting for Certain Investments in Debt
    and Equity Securities."
{4} In 1993, we adopted SFAS No. 112 "Employers' Accounting for Postemployment
    Benefits."

SELECTED FINANCIAL DATA
The Coca-Cola Company and Subsidiaries



                                                                          Year Ended December 31,
(In millions except per
share data, ratios and           ---------------------------------------------------------------------------------------------
growth rates)                      1995{2}     1994{2}{3}     1993{2}{4}       1992{2}{5}{6}      1991{2}{6}      1990(2]{6}
------------------------------------------------------------------------------------------------------------------------------


SUMMARY OF OPERATIONS
---------------------
Net operating revenues             $ 18,127    $ 16,264       $ 14,030         $ 13,119           $ 11,599        $ 10,261
Cost of goods sold                    6,940       6,168          5,160            5,055              4,649           4,208
--------------------------------------------------------------------------------------------------------------------------
Gross profit                         11,187      10,096          8,870            8,064              6,950           6,053
Selling, administrative
 and general expenses                 7,075       6,459          5,721            5,317              4,628           4,054
Other operating charges                  86           -             50                -                 13              49
--------------------------------------------------------------------------------------------------------------------------
Operating income                      4,026       3,637          3,099            2,747              2,309           1,950
Interest income                         245         181            144              164                175             170
Interest expense                        272         199            168              171                192             231
Equity income (loss)                    169         134             91               65                 40             110
Other income (deductions)-net            86         (25)             7              (59)                51              15
Gains on issuances of stock
 by equity investees                     74           -             12                -                  -               -
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles                4,328       3,728          3,185            2,746              2,383           2,014
Income taxes                          1,342       1,174            997              863                765             632
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles          $  2,986    $  2,554       $  2,188         $  1,883           $  1,618        $  1,382
=============================================================================================================================
Net income                         $  2,986    $  2,554       $  2,176         $  1,664           $  1,618        $  1,382

Preferred stock dividends                 -           -             -                 -                  1              18
-----------------------------------------------------------------------------------------------------------------------------
Net income available to
 common share owners               $  2,986    $  2,554       $  2,176         $  1,664           $  1,617        $  1,364
=============================================================================================================================
Average common shares
 outstanding                          2,525       2,580          2,603            2,634              2,666           2,674
Average common shares
 outstanding assuming
 dilution                             2,549       2,599          2,626            2,668              2,695           2,706

PER COMMON SHARE DATA
---------------------
Income from continuing
 operations before changes
 in accounting principles
 -- basic                          $   1.18   $    .99        $    .84         $    .72           $    .61        $    .51
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                            1.17        .98             .83              .71                .60             .50
Basic net income                       1.18        .99             .84              .63                .61             .51
Diluted net income                     1.17        .98             .83              .62                .60             .50
Cash dividends                          .44        .39             .34              .28                .24             .20
Market price on
 December 31,                         37.13      25.75           22.31            20.94              20.06           11.63

TOTAL MARKET VALUE OF
 COMMON STOCK {1}                  $ 92,983   $ 65,711        $ 57,905        $  54,728           $ 53,325        $ 31,073
---------------------

BALANCE SHEET DATA
------------------
Cash, cash equivalents
 and current marketable
 securities                        $  1,315   $  1,531        $  1,078        $   1,063           $  1,117        $  1,492
Property, plant and
 equipment-net                        4,336      4,080           3,729            3,526              2,890           2,386
Depreciation                            421        382             333              310                254             236
Capital expenditures                    937        878             800            1,083                792             593
Total assets                         15,004     13,863          11,998           11,040             10,185           9,245
Long-term debt                        1,141      1,426           1,428            1,120                985             536
Total debt                            4,064      3,509           3,100            3,207              2,288           2,537
Share-owners' equity                  5,369      5,228           4,570            3,881              4,236           3,662
Total capital {1}                     9,433      8,737           7,670            7,088              6,524           6,199
OTHER KEY FINANCIAL MEASURES {1}
Total debt-to-total
 capital                               43.1%      40.2%           40.4%            45.2%              35.1%           40.9%
Net debt-to-net capital                32.3%      25.5%           29.0%            33.1%              24.2%           24.6%
Return on common equity                56.4%      52.1%           51.8%            46.4%              41.3%           41.4%
Return on capital                      34.9%      32.8%           31.2%            29.4%              27.5%           26.8%
Dividend payout ratio                  37.2%      39.4%           40.6%            44.3%              39.5%           39.2%
Free cash flow {7}                 $  2,460    $ 2,356         $ 1,857        $     875            $   881         $   844
Economic profit                    $  2,291    $ 1,896         $ 1,549        $   1,300            $ 1,073         $   920
=============================================================================================================================

[FN]

{5} In 1992, we adopted SFAS No. 106 "Employers' Accounting for Postretirement
    Benefits Other Than Pensions."
{6} In 1992, we adopted SFAS No. 109 "Accounting for Income Taxes," by restating financial statements beginning in 1989
{7} All years presented have been restated to exclude net cash flows related to acquisitions.

CONSOLIDATED BALANCE SHEETS
The Coca-Cola Company and Subsidiaries



December 31,                                     2000                   1999
--------------------------------------------------------------------------------
(In millions except share data)

ASSETS
------

CURRENT
-------
Cash and cash equivalents                       $ 1,819                 $ 1,611
Marketable securities                                73                     201
--------------------------------------------------------------------------------
                                                  1,892                   1,812
Trade accounts receivable, less allowances
  of $62 in 2000 and $26 in 1999                  1,757                   1,798
Inventories                                       1,066                   1,076
Prepaid expenses and other assets                 1,905                   1,794
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                              6,620                   6,480
--------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
----------------------------
Equity method investments
   Coca-Cola Enterprises Inc.                       707                     728
   Coca-Cola Amatil Limited                         617                   1,133
   Coca-Cola HBC S.A.                               758                     788
   Other, principally bottling companies          3,164                   3,793
Cost method investments, principally
 bottling companies                                 519                     350
Marketable securities and other assets            2,364                   2,124
--------------------------------------------------------------------------------
                                                  8,129                   8,916
--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
Land                                                225                     215
Buildings and improvements                        1,642                   1,528
Machinery and equipment                           4,547                   4,527
Containers                                          200                     201
--------------------------------------------------------------------------------
                                                  6,614                   6,471
Less allowances for depreciation                  2,446                   2,204
--------------------------------------------------------------------------------
                                                  4,168                   4,267
--------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS              1,917                   1,960
--------------------------------------------------------------------------------
                                                $20,834                 $21,623
================================================================================

The Coca-Cola Company and Subsidiaries


December 31,                                    2000                    1999
--------------------------------------------------------------------------------

LIABILITIES AND SHARE-OWNERS' EQUITY
------------------------------------

CURRENT
-------
Accounts payable and accrued expenses           $ 3,905                 $ 3,714
Loans and notes payable                           4,795                   5,112
Current maturities of long-term debt                 21                     261
Accrued income taxes                                600                     769
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                         9,321                   9,856
--------------------------------------------------------------------------------

LONG-TERM DEBT                                      835                     854
--------------------------------------------------------------------------------

OTHER LIABILITIES                                 1,004                     902
--------------------------------------------------------------------------------

DEFERRED INCOME TAXES                               358                     498
--------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
--------------------
Common stock, $.25 par value
 Authorized: 5,600,000,000 shares
 Issued: 3,481,882,834 shares in 2000;
         3,466,371,904 shares in 1999              870                      867
Capital surplus                                  3,196                    2,584
Reinvested earnings                             21,265                   20,773
Accumulated other comprehensive income and
 unearned compensation on restricted stock      (2,722)                  (1,551)
--------------------------------------------------------------------------------
                                                22,609                   22,673

Less treasury stock, at cost
   (997,121,427 shares in 2000;
    994,796,786 shares in 1999)                 13,293                   13,160
--------------------------------------------------------------------------------
                                                 9,316                    9,513
--------------------------------------------------------------------------------
                                               $20,834                  $21,623
===============================================================================

[FN]

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
The Coca-Cola Company and Subsidiaries


Year Ended December 31,                   2000           1999            1998
--------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                  $20,458         $19,805         $18,813
----------------------
Cost of goods sold                        6,204           6,009           5,562
--------------------------------------------------------------------------------
GROSS PROFIT                             14,254          13,796          13,251
------------
Selling, administrative and general
 expenses                                 9,120          9,001            8,211
Other operating charges                   1,443            813               73
--------------------------------------------------------------------------------
OPERATING INCOME                          3,691          3,982            4,967
----------------
Interest income                             345            260              219
Interest expense                            447            337              277
Equity income (loss)                       (289)          (184)              32
Other income-net                             99             98              230
Gains on issuances of stock by
 equity investees                             -              -               27
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                3,399          3,819            5,198
--------------------------
Income taxes                              1,222          1,388            1,665
--------------------------------------------------------------------------------
NET INCOME                              $ 2,177        $ 2,431          $ 3,533
================================================================================

BASIC NET INCOME PER SHARE              $   .88        $   .98          $  1.43
DILUTED NET INCOME PER SHARE            $   .88        $   .98          $  1.42
================================================================================

AVERAGE SHARES OUTSTANDING                2,477          2,469            2,467
--------------------------
Dilutive effect of stock options             10             18               29
--------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING
 ASSUMING DILUTION                        2,487          2,487            2,496
================================================================================

[FN]

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Coca-Cola Company and Subsidiaries


Year Ended December 31,                   2000           1999             1998
--------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                              $ 2,177        $ 2,431          $ 3,533
Depreciation and amortization               773            792              645
Deferred income taxes                         3             97              (38)
Equity income or loss, net of dividends     380            292               31
Foreign currency adjustments                196            (41)              21
Gains on issuances of stock by equity
 investees                                    -              -              (27)
Gains on sales of assets, including
 bottling interests                        (127)           (49)            (306)
Other operating charges                     916            799               73
Other items                                 119            119               51
Net change in operating assets and
 liabilities                               (852)          (557)            (550)
--------------------------------------------------------------------------------
Net cash provided by operating
 activities                               3,585          3,883            3,433
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisitions and investments,
 principally trademarks
 and bottling companies                    (397)        (1,876)          (1,428)
Purchases of investments and other
 assets                                    (508)          (518)            (610)
Proceeds from disposals of investments
 and other assets                           290            176            1,036
Purchases of property, plant and
 equipment                                 (733)        (1,069)            (863)
Proceeds from disposals of property,
 plant and equipment                         45             45               54
Other investing activities                  138           (179)            (350)
--------------------------------------------------------------------------------
Net cash used in investing activities    (1,165)        (3,421)          (2,161)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                         3,671          3,411            1,818
Payments of debt                         (4,256)        (2,455)            (410)
Issuances of stock                          331            168              302
Purchases of stock for treasury            (133)           (15)          (1,563)
Dividends                                (1,685)        (1,580)          (1,480)
--------------------------------------------------------------------------------
Net cash used in financing activities    (2,072)          (471)          (1,333)
--------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
CASH AND CASH EQUIVALENTS                  (140)           (28)             (28)
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year     208            (37)             (89)
Balance at beginning of the year          1,611          1,648            1,737
--------------------------------------------------------------------------------
   Balance at end of year               $ 1,819        $ 1,611          $ 1,648
================================================================================

[FN]
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY
The Coca-Cola Company and Subsidiaries


                            Number of    |                                                       Accumulated
                               Common    |                                       Outstanding           Other
Three Years Ended              Shares    |  Common     Capital     Reinvested     Restricted   Comprehensive    Treasury
December 31, 2000         Outstanding    |   Stock     Surplus       Earnings          Stock          Income       Stock      Total
-----------------------------------------|-----------------------------------------------------------------------------------------
                                         |
(In millions except per share data)      |
                                         |
BALANCE DECEMBER 31, 1997       2,471    |  $ 861     $ 1,527       $ 17,869        $  (50)      $  (1,351)    $ (11,582)   $ 7,274
                                         |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          3,533             -               -             -      3,533
  Translation adjustments           -    |      -           -              -             -              52             -         52
  Net change in unrealized               |
   gain on securities               -    |      -           -              -             -             (47)            -        (47)
  Minimum pension liability         -    |      -           -              -             -              (4)            -         (4)
                                         |                                                                                   -------
COMPREHENSIVE INCOME                     |                                                                                    3,534
                                         |
Stock issued to employees                |
 exercising stock options          16    |      4         298              -             -               -             -        302
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -          97              -             -               -             -         97
Stock issued under restricted            |
 stock plans, less amortization          |
 of $5                              1    |      -          47              -           (34)              -             -         13
Stock issued by an equity                |
 investee                           -    |      -         226              -             -               -             -        226
Purchases of stock for treasury   (22){1}|      -           -              -             -               -        (1,563)    (1,563)
Dividends (per share -- $.60)       -    |      -           -         (1,480)            -               -             -     (1,480)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998       2,466    |    865       2,195         19,922           (84)         (1,350)      (13,145)     8,403
                                         |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          2,431             -               -             -      2,431
  Translation adjustments           -    |      -           -              -             -            (190)            -       (190)
  Net change in unrealized               |
   gain on securities               -    |      -           -              -             -              23             -         23
  Minimum pension liability         -    |      -           -              -             -              25             -         25
                                         |                                                                                   ------
COMPREHENSIVE INCOME                     |                                                                                    2,289
                                         |
Stock issued to employees                |
 exercising stock options           6    |      2         166              -             -               -              -       168
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -          72              -             -               -              -        72
Stock issued under restricted            |
 stock plans, less amortization          |
 of $27                             -    |      -           2              -            25               -              -        27
Stock issued by an equity                |
 investee                           -    |      -         146              -             -               -              -       146
Stock issued under Directors'            |
 plan                               -    |      -           3              -             -               -              -         3
Purchases of stock for treasury     -    |      -           -              -             -               -            (15)      (15)
Dividends (per share -- $.64)       -    |      -           -         (1,580)            -               -              -    (1,580)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999       2,472    |    867       2,584         20,773           (59)         (1,492)        (13,160)   9,513
                                         |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          2,177             -               -               -    2,177
  Translation adjustments           -    |      -           -              -             -            (965)              -     (965)
  Net change in unrealized gain          |
   on securities                    -    |      -           -              -             -             (60)              -      (60)
  Minimum pension liability         -    |      -           -              -             -             (10)              -      (10)
                                         |                                                                                   -------
COMPREHENSIVE INCOME                     |                                                                                    1,142
                                         |
Stock issued to employees                |
 exercising stock options          12    |      2         329              -             -               -               -      331
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -         116              -             -               -               -      116
Stock issued under restricted            |
 stock plans, less amortization          |
 of $24                             3    |      1         166              -          (136)              -               -       31
Stock issued under Directors'            |
 plan                               -    |      -           1              -             -               -               -        1
Purchases of stock for treasury    (2){1}|      -           -              -             -               -            (133)    (133)
Dividends (per share -- $.68)       -    |      -           -         (1,685)            -               -               -   (1,685)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2000       2,485    |   $870     $ 3,196       $ 21,265        $ (195)        $(2,527)      $ (13,293) $ 9,316
====================================================================================================================================

[FN]
{1} Common stock purchased from employees exercising stock options numbered 2.2 million, .3 million and 1.4 million shares for the years ended December 31, 2000, 1999 and 1998, respectively.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------

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

ADVERTISING COSTS
   Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,742 million in 2000, $1,699 million in 1999 and $1,597 million in 1998. As of December 31, 2000 and 1999, advertising costs of approximately $818 million and $523 million, respectively, were recorded primarily in prepaid expenses and other assets and in marketable securities and other assets in the accompanying Consolidated Balance Sheets.

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

OTHER ASSETS
   Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case sales. The costs of these programs are recorded in other assets and are subsequently amortized over the periods to be directly benefited.

GOODWILL AND OTHER INTANGIBLE ASSETS
   Goodwill and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions that may indicate an impairment issue exists include an economic downturn in a worldwide market or a change in the assessment of future operations. In the event that a condition is identified that may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


applicable, an appropriate interest rate is utilized, based on location-specific economic factors. Accumulated amortization was approximately $192 million and $154 million on December 31, 2000 and 1999, respectively.

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

NEW ACCOUNTING STANDARDS
   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statements 137 and 138 in June 1999 and June 2000, respectively. These statements, which were required to be adopted for fiscal years beginning after June 15, 2000, require the Company to recognize all derivatives on the balance sheet at fair value. The statements also established new accounting rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of derivatives either be offset against the change in fair value of assets, liabilities or firm commitments through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value must be immediately recognized in earnings.
   We adopted the provisions of SFAS No. 133, as amended, on January 1, 2001, which resulted in an immaterial impact on our consolidated results of operations and financial position. Although these statements will not have a material impact in our annual consolidated financial results, the requirements of these statements may result in slightly increased volatility in the Company's future quarterly consolidated financial results. The Company implemented new information systems to ensure that we were in compliance with these statements upon adoption.


NOTE 2: BOTTLING INVESTMENTS
----------------------------
COCA-COLA ENTERPRISES INC.
   Coca-Cola Enterprises is the largest soft-drink bottler in the world, operating in eight countries, and is one of our anchor bottlers. On December 31, 2000, our Company owned approximately 40 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. The excess of our equity in the underlying net assets of Coca-Cola Enterprises over our investment is primarily amortized on a straight-line basis over 40 years. The balance of this excess, net of amortization, was approximately $438 million on December 31, 2000. A summary of financial information for Coca-Cola Enterprises is as follows (in millions):



December 31,                                               2000            1999
--------------------------------------------------------------------------------

Current assets                                          $ 2,631         $ 2,581
Noncurrent assets                                        19,531          20,149
--------------------------------------------------------------------------------
  Total assets                                          $22,162         $22,730
================================================================================
Current liabilities                                     $ 3,094         $ 3,614
Noncurrent liabilities                                   16,234          16,192
--------------------------------------------------------------------------------
  Total liabilities                                     $19,328         $19,806
================================================================================
Share-owners' equity                                    $ 2,834         $ 2,924
================================================================================
Company equity investment                               $   707         $   728
================================================================================

Year Ended December 31,                    2000            1999            1998
--------------------------------------------------------------------------------
Net operating revenues                  $14,750         $14,406         $13,414
Cost of goods sold                        9,083           9,015           8,391
--------------------------------------------------------------------------------
Gross profit                            $ 5,667         $ 5,391         $ 5,023
================================================================================
Operating income                        $ 1,126         $   839         $   869
================================================================================
Cash operating profit{1}                $ 2,387         $ 2,187         $ 1,989
================================================================================
Net income                              $   236         $    59         $   142
================================================================================
Net income available to
 common share owners                    $   233         $    56         $   141
================================================================================

[FN]
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.


   Our net concentrate and syrup sales to Coca-Cola Enterprises were $3.5 billion in 2000, $3.3 billion in 1999 and $3.1 billion in 1998, or approximately 17 percent, 17 percent and 16 percent of our 2000, 1999 and 1998 net operating revenues, respectively. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our Consolidated Statements of Income. These transactions amounted to $298 million in 2000, $308 million in 1999 and $252 million in 1998. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.
   Our direct support for certain marketing activities of Coca-Cola Enterprises and participation with them in cooperative advertising and other marketing programs amounted to approximately $766 million in 2000, $767 million in 1999 and $899 million in 1998. Pursuant to cooperative advertising and trade arrangements with Coca-Cola Enterprises, we received approximately $195 million, $243 million and $173 million in 2000, 1999 and 1998, respectively, from Coca-Cola Enterprises for local media and marketing program expense reimbursements. Additionally, we committed approximately $223 million in 2000, $338 million in 1999 and $324 million in 1998, respectively, to Coca-Cola Enterprises under a Company program that encourages bottlers to invest in building and supporting beverage infrastructure.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


If valued at the December 31, 2000, quoted closing price of publicly traded Coca-Cola Enterprises shares, the calculated value of our investment in Coca-Cola Enterprises would have exceeded its carrying value by approximately $2.5 billion.

OTHER EQUITY INVESTMENTS
   Operating results include our proportionate share of income (loss) from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises, is as follows (in millions):


December 31,                                              2000            1999
--------------------------------------------------------------------------------

Current assets                                         $ 5,985         $ 6,652
Noncurrent assets                                       19,030          21,306
--------------------------------------------------------------------------------
  Total assets                                         $25,015         $27,958
================================================================================
Current liabilities                                    $ 5,419         $ 6,550
Noncurrent liabilities                                   8,357           8,361
--------------------------------------------------------------------------------
  Total liabilities                                    $13,776         $14,911
================================================================================
Share-owners' equity                                   $11,239         $13,047
================================================================================
Company equity investment                              $ 4,539         $ 5,714
================================================================================

Year Ended December 31,                    2000            1999            1998
--------------------------------------------------------------------------------
Net operating revenues                  $21,666         $19,785         $17,975
Cost of goods sold                       13,014          12,085          11,122
--------------------------------------------------------------------------------
Gross profit                            $ 8,652         $ 7,700         $ 6,853
================================================================================
Operating income (loss)                 $   (24)        $   809         $   905
================================================================================
Cash operating profit{1}                $ 2,796         $ 2,474         $ 1,998
================================================================================
Net income (loss)                       $  (894)        $  (134)        $   217
================================================================================

Equity investments include certain nonbottling investees.
[FN]
{1} Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other noncash operating expenses.


   Net sales to equity investees other than Coca-Cola Enterprises were $3.5 billion in 2000, $3.2 billion in 1999 and $2.6 billion in 1998. Our direct support for certain marketing activities with equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, was approximately $663 million, $685 million and $640 million for 2000, 1999 and 1998, respectively.
   In July 1999, we acquired from Fraser and Neave Limited its ownership interest in F&N Coca-Cola as discussed in Note 17. In August 1998, we exchanged our Korean bottling operations with Coca-Cola Amatil for an additional ownership interest in Coca-Cola Amatil.
   In June 1998, we sold our previously consolidated Italian bottling and canning operations to Coca-Cola Beverages. This transaction resulted in proceeds valued at approximately $1.0 billion and an after-tax gain of approximately $.03 per share (basic and diluted).
   If valued at the December 31, 2000, quoted closing prices of shares actively traded on stock markets, the calculated value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises would have exceeded our carrying value by approximately $1.0 billion.


NOTE 3: ISSUANCES OF STOCK BY EQUITY INVESTEES
----------------------------------------------
   No gains on issuances of stock by equity investees were recorded during 2000. In the first quarter of 1999, Coca-Cola Enterprises completed its acquisition of various bottlers. These transactions were funded primarily with shares of Coca-Cola Enterprises common stock. The Coca- Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of these transactions, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $241 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $95 million on this increase to our investment in Coca-Cola Enterprises. These transactions reduced our ownership in Coca-Cola Enterprises from approximately 42 percent to approximately 40 percent.
   In December 1998, Coca-Cola Enterprises completed its acquisition of certain independent bottling operations operating in parts of Texas, New Mexico and Arizona (collectively known as the Wolslager Group). The transactions were funded primarily with the issuance of shares of Coca-Cola Enterprises common stock. The Coca-Cola Enterprises common stock issued in exchange for these bottlers was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $116 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $46 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca- Cola Enterprises was approximately 42 percent.
   In September 1998, CCEAG, our bottler in Germany, issued new shares valued at approximately $275 million to effect a merger with Nordwest Getranke GmbH & Co. KG, another German bottler. Approximately 7.5 million shares were issued, resulting in a one-time noncash pretax gain for our Company of approximately $27 million. We provided deferred taxes of approximately $10 million on this gain. This issuance reduced our ownership in CCEAG from approximately 45 percent to approximately 40 percent.
   In June 1998, Coca-Cola Enterprises completed its acquisition of CCBG Corporation and Texas Bottling Group, Inc. (collectively known as Coke
Southwest). The transaction was valued at approximately $1.1 billion. Approximately 55 percent of the transaction was funded with the issuance of approximately 17.7 million shares of Coca-Cola Enterprises common stock, and the remaining portion was funded through debt and assumed debt. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries

Coca-Cola Enterprises common stock issued in exchange for Coke Southwest was valued at an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of this transaction, our equity in the underlying net assets of Coca-Cola Enterprises increased and we recorded a $257 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $101 million on this increase to our investment in Coca-Cola Enterprises. At the completion of this transaction, our ownership in Coca-Cola Enterprises was approximately 42 percent.

NOTE 4: ACCOUNTS PAYABLE AND ACCRUED EXPENSES
---------------------------------------------
   Accounts payable and accrued expenses consist of the following (in millions):


December 31,                                               2000           1999
--------------------------------------------------------------------------------

Accrued marketing                                       $ 1,163        $ 1,056
Container deposits                                           58             53
Accrued compensation                                        141            164
Sales, payroll and other taxes                              166            297
Accrued realignment expenses                                254              -
Accounts payable and other accrued expenses               2,123          2,144
--------------------------------------------------------------------------------
                                                        $ 3,905        $ 3,714
================================================================================


NOTE 5: SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
-----------------------------------------------------
   Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 2000, we had $4.5 billion outstanding in commercial paper borrowings. In addition, we had $3.0 billion in lines of credit and other short-term credit facilities available, of which approximately $246 million was outstanding. Our weighted-average interest rates for commercial paper outstanding were approximately 6.7 percent and 6.0 percent at December 31, 2000 and 1999, respectively.
   These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.


NOTE 6: LONG-TERM DEBT
----------------------
   Long-term debt consists of the following (in millions):


December 31,                                             2000             1999
--------------------------------------------------------------------------------
6% U.S. dollar notes due 2000                           $   -            $  250
6 5/8% U.S. dollar notes due 2002                         150               150
6% U.S. dollar notes due 2003                             150               150
5 3/4% U.S. dollar notes due 2009                         399               399
7 3/8% U.S. dollar notes due 2093                         116               116
Other, due 2001 to 2013                                    41                50
--------------------------------------------------------------------------------
                                                          856             1,115
Less current portion                                       21               261
--------------------------------------------------------------------------------
                                                        $ 835            $  854
================================================================================

   After giving effect to interest rate management instruments, the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $706 million and $150 million on December 31, 2000, and $690 million and $425 million on December 31, 1999. The weighted-average interest rate on our Company's long-term debt was 5.9 percent and 5.6 percent for the years ended December 31, 2000 and 1999, respectively. Total interest paid was approximately $458 million, $314 million and $298 million in 2000, 1999 and 1998, respectively. For a more complete discussion of interest rate management, refer to Note 9.


   Maturities of long-term debt for the five years succeeding December 31, 2000, are as follows (in millions):

        2001            2002            2003            2004            2005

--------------------------------------------------------------------------------
        $ 21            $154            $153            $  2            $  1
================================================================================

   The above notes include various restrictions, none of which is presently significant to our Company.


NOTE 7: COMPREHENSIVE INCOME
----------------------------

   Accumulated  other  comprehensive   income  consists  of  the  following  (in
millions):

December 31,                                         2000             1999
--------------------------------------------------------------------------------

Foreign currency
  translation adjustment                          $(2,475)        $(1,510)
Unrealized gain on
  available-for-sale securities                       (26)             34
Minimum pension liability                             (26)            (16)
--------------------------------------------------------------------------------
                                                  $(2,527)        $(1,492)
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   A summary of the components of other comprehensive income for the years ended
December 31, 2000, 1999 and 1998, is as follows (in millions):


                             Before-Tax        Income               After-Tax
December 31,                     Amount           Tax                  Amount
--------------------------------------------------------------------------------

2000
Net foreign currency
  translation                   $(1,074)        $ 109                  $ (965)
Net change in unrealized
  gain (loss) on available-
  for-sale securities               (90)           30                     (60)
Minimum pension liability           (17)            7                     (10)
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                 $(1,181)        $ 146                 $(1,035)
================================================================================


                             Before-Tax        Income               After-Tax
December 31,                     Amount           Tax                  Amount
--------------------------------------------------------------------------------
1999
Net foreign currency
  translation                   $  (249)        $  59                 $  (190)
Net change in unrealized
   gain (loss) on available-
   for-sale securities               37           (14)                     23
Minimum pension liability            38           (13)                     25
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                 $  (174)        $  32                 $  (142)
================================================================================


                             Before-Tax        Income               After-Tax
December 31,                     Amount           Tax                  Amount
--------------------------------------------------------------------------------
1998
Net foreign currency
  translation                   $    52         $    -                $   52
Net change in unrealized
  gain (loss) on available-
  for-sale securities               (70)            23                   (47)
Minimum pension liability            (5)             1                    (4)
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                 $   (23)        $   24                $    1
================================================================================


NOTE 8: FINANCIAL INSTRUMENTS
-----------------------------

FAIR VALUE OF FINANCIAL  INSTRUMENTS
   The carrying amounts reflected in our Consolidated Balance Sheets for cash, cash equivalents, marketable equity securities, cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. A comparison of the carrying value and fair value of our hedging instruments is included in Note 9.

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
   Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. On December 31, 2000 and 1999, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of accumulated other comprehensive income. Debt securities categorized as held-to-maturity are stated at amortized cost.

   On December 31, 2000 and 1999, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                         Gross         Gross          Estimated
                                    Unrealized    Unrealized               Fair
December 31,              Cost           Gains        Losses              Value
--------------------------------------------------------------------------------

2000
Available-for-sale
  securities
   Equity securities   $   248           $  57         $ (90)           $   215
   Collateralized
     mortgage
     obligations            25               -            (2)                23
   Other debt
    securities              15               -             -                 15
--------------------------------------------------------------------------------
                       $   288           $  57         $ (92)           $   253
================================================================================

Held-to-maturity
 securities
  Bank and
   corporate debt      $ 1,115           $   -         $   -            $ 1,115
--------------------------------------------------------------------------------
                       $ 1,115           $   -         $   -            $ 1,115
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


                                         Gross         Gross          Estimated
                                    Unrealized     nrealized               Fair
December 31,              Cost           Gains        Losses              Value
--------------------------------------------------------------------------------

1999
Available-for-sale
  securities
   Equity securities   $   246           $  69         $ (13)           $   302
   Collateralized
     mortgage
     obligations            45               -            (1)                44
   Other debt
    securities               8               -             -                  8
--------------------------------------------------------------------------------
                       $   299           $  69         $ (14)           $   354
================================================================================

Held-to-maturity
 securities
  Bank and
   corporate debt      $ 1,137           $   -         $   -            $ 1,137
  Other debt
   securities               49               -             -                 49
--------------------------------------------------------------------------------
                       $ 1,186           $   -         $   -            $ 1,186
================================================================================


   On December 31, 2000 and 1999, these investments were included in the following captions in our Consolidated Balance Sheets (in millions):


                                Available-for-Sale            Held-to-Maturity
December 31,                            Securities                  Securities
--------------------------------------------------------------------------------
2000
Cash and cash equivalents                  $    -                      $ 1,113
Current marketable securities                  71                            2
Cost method investments,
 principally bottling companies               151                            -
Marketable securities and
 other assets                                  31                            -
--------------------------------------------------------------------------------
                                           $  253                      $ 1,115
================================================================================


1999
Cash and cash equivalents                  $    -                      $ 1,061
Current marketable securities                  76                          125
Cost method investments,
 principally bottling companies               227                            -
Marketable securities and
 other assets                                  51                            -
--------------------------------------------------------------------------------
                                          $   354                      $ 1,186
================================================================================


   The contractual maturities of these investments as of December 31, 2000, were as follows (in millions):


                                Available-for-Sale         Held-to-Maturity
                                    Securities                Securities
                                -------------------      --------------------

                                               Fair      Amortized       Fair
                                Cost          Value           Cost      Value
--------------------------------------------------------------------------------

2001                           $   7          $   7        $ 1,115    $ 1,115
2002- 2005                         8              8              -          -
Collateralized
 mortgage
 obligations                      25             23              -          -
Equity securities                248            215              -          -
--------------------------------------------------------------------------------
                               $ 288          $ 253        $ 1,115    $ 1,115
================================================================================

   For the years ended December 31, 2000 and 1999, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.


NOTE 9: HEDGING TRANSACTIONS AND DERIVATIVE
        FINANCIAL INSTRUMENTS
-------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


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

INTEREST RATE MANAGEMENT
   Our Company maintains a percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. These contracts had maturities ranging from one to four years on December 31, 2000. Variable rates are predominantly linked to the London Interbank Offered Rate. Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation. Additionally, our Company enters into interest rate cap agreements that may entitle us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceed prespecified interest rates through 2004.

FOREIGN CURRENCY MANAGEMENT
   The purpose of our foreign currency hedging activities is to reduce the risk that our eventual dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.
   We enter into forward exchange contracts and purchase currency options (principally Euro and Japanese yen) to hedge firm sale commitments denominated in foreign currencies. We also purchase currency options (principally Euro and Japanese yen) to hedge certain anticipated sales. Premiums paid and realized gains and losses, including those on any terminated contracts, are included in prepaid expenses and other assets. These are recognized in income, along with unrealized gains and losses in the same period the hedging transactions are realized. Approximately $26 million of realized gains and $85 million of realized losses on settled contracts entered into as hedges of firmly committed transactions that have not yet occurred were deferred on December 31, 2000 and 1999, respectively. Deferred gains/losses from hedging anticipated transactions were not material on December 31, 2000 or 1999. In the unlikely event that the underlying transaction terminates or becomes improbable, the deferred gains or losses on the associated derivative will be recorded in our income statement.
   Gains and losses on derivative financial instruments that are designated and effective as hedges of net investments in international operations are included in share-owners' equity as a foreign currency translation adjustment, a component of accumulated other comprehensive income.
   The following tables present the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 2000 and 1999 (in millions):


                              Notional
                             Principal     Carrying         Fair
December 31,                   Amounts       Values       Values      Maturity
--------------------------------------------------------------------------------

2000
Interest rate
 management

 Swap agreements
   Assets                       $  150        $   1      $    8       2003
   Liabilities                      25           (1)        (10)      2001-2003
 Interest rate caps
   Assets                        1,600            8           4       2004

Foreign currency
 management

 Forward contracts
   Assets                        1,812           49          74       2001
 Swap agreements
   Assets                           48            2          (3)      2001
   Liabilities                     359           (2)        (19)      2001-2002
 Purchased options
   Assets                          706           18          53       2001-2002
Other
   Assets                           87            2           3       2001
--------------------------------------------------------------------------------
                               $ 4,787        $  77      $  110
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


                        Notional
                       Principal        Carrying        Fair
December 31,             Amounts          Values      Values          Maturity
--------------------------------------------------------------------------------

1999
Interest rate
  management

  Swap agreements
    Assets               $   250           $   2       $   6         2000-2003
    Liabilities              200              (1)         (8)        2000-2003

Foreign currency
  management

  Forward contracts
    Assets                 1,108              57          71         2000-2001
    Liabilities              344              (6)         (3)        2000-2001
  Swap agreements
    Assets                   102               9          16         2000
    Liabilities              412               -         (77)        2000-2002
  Purchased options
    Assets                 1,770              47          18         2000

Other
    Assets                   185               -           2         2000
    Liabilities              126              (8)         (8)        2000
--------------------------------------------------------------------------------
                        $  4,497           $ 100       $  17
================================================================================


   Maturities of derivative financial instruments held on December 31, 2000, are as follows (in millions):



        2001            2002            2003            2004
--------------------------------------------------------------------------------

     $2,878           $ 234           $  75          $1,600
================================================================================


NOTE 10: COMMITMENTS AND CONTINGENCIES
--------------------------------------

   On December 31, 2000, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $397 million, of which $7 million related to independent bottling licensees. We do not consider it probable that we will be required to satisfy these guarantees.
   We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.
   We have committed to make future marketing expenditures of $772 million, of which the majority is payable over the next 12 years. Additionally, under certain circumstances, we have committed to make future investments in bottling companies. However, we do not consider any of these commitments to be individually significant.


NOTE 11: NET CHANGE IN OPERATING ASSETS AND LIABILITIES
-------------------------------------------------------

   The  changes  in  operating  assets  and  liabilities,   net  of  effects  of
acquisitions   and   divestitures   of  businesses   and   unrealized   exchange
gains/losses, are as follows (in millions):



                                        2000            1999            1998
--------------------------------------------------------------------------------

Increase in trade accounts
  receivable                          $  (39)         $  (96)         $ (237)
Increase in inventories                   (2)           (163)            (12)
Increase in prepaid expenses
  and other assets                      (618)           (547)           (318)
Increase (decrease) in
  accounts payable
  and accrued expenses                   (84)            281             (70)
Increase (decrease) in
  accrued taxes                          (96)            (36)            120
Increase (decrease) in
  other liabilities                      (13)              4             (33)
--------------------------------------------------------------------------------
                                      $ (852)         $ (557)         $ (550)
================================================================================


NOTE 12: RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
--------------------------------------------------------------

   Our Company currently sponsors restricted stock award plans and stock option plans. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for our stock option plans. The compensation cost charged against income for our restricted stock award plans was $6 million in 2000, $39 million in 1999 and $14 million in 1998. In addition, the Company recorded a charge of $37 million for special termination benefits as part of the Realignment discussed in Note 16. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, our Company's net income and net income per share (basic and diluted) would have been as presented in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   The pro forma amounts are indicated below (in millions, except per share amounts):


Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

Net income
  As reported                        $ 2,177         $ 2,431         $ 3,533
  Pro forma                          $ 1,995         $ 2,271         $ 3,405
Basic net income per share
  As reported                        $   .88         $   .98         $  1.43
  Pro forma                          $   .81         $   .92         $  1.38
Diluted net income per share
  As reported                        $   .88         $   .98         $  1.42
  Pro forma                          $   .80         $   .91         $  1.36
================================================================================

   Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.
   On December 31, 2000, 30 million shares were available for grant under the Restricted Stock Award Plans. In 2000, there were 546,585 shares of restricted stock granted at an average price of $58.20. In 1999, there were 32,100 shares of restricted stock granted at an average price of $53.86. In 1998, 707,300 shares of restricted stock were granted at an average price of $67.03. Participants are entitled to vote and receive dividends on the shares and, under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.
   In addition, 270,000 shares of three-year performance-based and 2,025,000 shares of five-year performance-based restricted stock were granted in 2000. The release of these shares is contingent upon the Company achieving certain predefined performance targets over the three-year or five-year measurement periods, respectively. Participants are entitled to vote and receive dividends on these shares during the measurement period. The Company also promised to grant 180,000 shares of stock at the end of three years and 200,000 shares of stock at the end of five years to certain employees if the Company achieves predefined performance targets over the three-year or five-year periods, respectively. The Company did not grant any performance-based stock awards in 1999 or 1998.
   Under our 1991 Stock Option Plan (the 1991 Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the 1991 Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the 1991 Option Plan have been granted to Company employees at fair market value at the date of grant.
   Our stock option plan (the 1999 Option Plan) was approved by share owners in April of 1999. Following the approval of the 1999 Option Plan, no grants were made from the 1991 Option Plan and shares available under the 1991 Option Plan were no longer available to be granted. Under the 1999 Option Plan, a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options granted under the 1999 Option Plan. Options to purchase common stock under the 1999 Option Plan have been granted to Company employees at fair market value at the date of grant.
   Generally, stock options become exercisable over a four-year vesting period and expire 15 years from the date of grant. Prior to 1999, generally, stock options became exercisable over a three-year vesting period and expired 10 years from the date of grant.
   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yields of 1.2, 1.2 and 0.9 percent; expected volatility of 31.7, 27.1 and 24.1 percent; risk-free interest rates of 5.8, 6.2 and 4.0 percent; and expected lives of five years for 2000 and four years for 1999 and 1998. The weighted-average fair value of options granted was $19.85, $15.77 and $15.41 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   A summary of stock option activity under all plans is as follows (shares in millions):

                                                   2000                            1999                            1998
                                        -------------------------      --------------------------      ---------------------------
                                                 Weighted-Average                Weighted-Average                Weighted-Average
                                        Shares     Exercise Price      Shares      Exercise Price      Shares      Exercise Price
----------------------------------------------------------------------------------------------------------------------------------

Outstanding on January 1,                  101            $ 46.66          80             $ 42.77          80             $ 33.22
Granted {1}                                 32              57.35          28               53.53          17               65.91
Exercised                                  (12)             26.00          (6)              26.12         (16)              18.93
Forfeited/Expired {2}                       (9)             57.51          (1)              60.40          (1)              55.48
----------------------------------------------------------------------------------------------------------------------------------
Outstanding on December 31,                112            $ 51.23         101             $ 46.66          80             $ 42.77
----------------------------------------------------------------------------------------------------------------------------------
Exercisable on December 31,                 60            $ 46.57          59             $ 39.40          52             $ 32.41
----------------------------------------------------------------------------------------------------------------------------------
Shares available on December 31,
 for options that may be granted            65                             92                              18
==================================================================================================================================

[FN]

{1} No grants were made from the 1991 Option Plan during 1999 or 2000. {2} Shares Forfeited/Expired relate to the 1991 and 1999 Option Plans.


   The following table summarizes information about stock options at December 31, 2000 (shares in millions):


                                                Outstanding Stock Options                               Exercisable Stock Options
                                ---------------------------------------------------                  -------------------------------
                                            Weighted-Average
                                                   Remaining       Weighted-Average                             Weighted-Average
Range of Exercise Prices        Shares      Contractual Life         Exercise Price                     Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$10.00 to $20.00                     2             0.8 years                $ 15.37                          2           $ 15.37
$20.01 to $30.00                    11             3.1 years                $ 23.41                         11           $ 23.41
$30.01 to $40.00                    10             4.8 years                $ 35.63                         10           $ 35.63
$40.01 to $50.00                    10             5.8 years                $ 48.86                          9           $ 48.86
$50.01 to $60.00                    65             8.9 years                $ 56.31                         17           $ 57.06
$60.01 to $86.75                    14             7.8 years                $ 65.87                         11           $ 65.90
------------------------------------------------------------------------------------------------------------------------------------
$10.00 to $86.75                   112             7.4 years                $ 51.23                         60           $ 46.57
====================================================================================================================================


NOTE 13: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
-------------------------------------------------------

   Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees and certain employees in international locations. We also sponsor nonqualified, unfunded defined benefit pension plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.
   Total expense for all benefit plans, including defined benefit pension plans, defined contribution pension plans, and postretirement health care and life insurance benefit plans, amounted to approximately $116 million in 2000, $108 million in 1999 and $119 million in 1998. In addition, the Company recorded a charge of $124 million for special retirement benefits as part of the Realignment discussed in Note 16. Net periodic cost for our pension and other benefit plans consists of the following (in millions):


                                                 Pension Benefits
                                      ------------------------------------------
Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

Service cost                           $  54           $  67           $  56
Interest cost                            119             111             105
Expected return on plan assets          (132)           (119)           (105)
Amortization of prior service cost         4               6               3
Recognized net actuarial (gain) loss      (7)              7               9
Settlements and curtailments               1               -               -
--------------------------------------------------------------------------------
Net periodic pension cost              $  39           $  72           $  68
================================================================================

                                                  Other Benefits
                                      ------------------------------------------
Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------
Service cost                           $  12           $  14           $  14
Interest cost                             29              22              25
Expected return on plan assets            (1)             (1)             (1)
Amortization of prior service cost         1               -               -
Recognized net actuarial (gain) loss      (1)              -               -
--------------------------------------------------------------------------------
Net periodic cost                      $  40           $  35           $  38
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   The following table sets forth the change in benefit obligation for our benefit plans (in millions):

                                            Pension Benefits                 Other Benefits
                                     -----------------------------    ----------------------------
December 31,                            2000                1999        2000               1999
--------------------------------------------------------------------------------------------------

Benefit obligation at
 beginning of year                   $ 1,670             $ 1,717      $  303             $  381
Service cost                              54                  67          12                 14
Interest cost                            119                 111          29                 22
Foreign currency
 exchange rate changes                   (55)                (13)          -                  -
Amendments                                57                   4          21                  -
Actuarial (gain) loss                     77                (137)         25               (101)
Benefits paid                           (146)                (84)        (17)               (14)
Settlements and
 curtailments                            (67)                  -          13                  -
Special retirement
 benefits                                104                   -          20                  -
Other                                      6                   5           1                  1
--------------------------------------------------------------------------------------------------
Benefit obligation
 at end of year                      $ 1,819             $ 1,670      $  407             $  303
==================================================================================================

   The following table sets forth the change in plan assets for our benefit plans (in millions):



                                           Pension Benefits                 Other Benefits
                                     -----------------------------    ----------------------------
December 31,                            2000                1999        2000               1999
--------------------------------------------------------------------------------------------------

Fair value of plan assets
 at beginning of year {1}            $ 1,722             $ 1,516        $ 29               $ 36
Actual return on
 plan assets                               4                 259           2                  1
Employer contribution                     31                  34           -                  5
Foreign currency
 exchange rate changes                   (57)                (20)          -                  -
Benefits paid                           (120)                (69)        (14)               (14)
Settlements                              (38)                  -           -                  -
Other                                     13                   2           -                  1
--------------------------------------------------------------------------------------------------
Fair value of plan assets
 at end of year {1}                  $ 1,555             $ 1,722        $ 17               $ 29
==================================================================================================

[FN]

{1} Pension benefit plan assets primarily consist of listed stocks including
    1,621,050 and 1,584,000 shares of common stock of our Company with a fair value of $99 million and $92 million as of December 31, 2000 and 1999, respectively.

   The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $570 million, $480 million and $152 million, respectively, as of December 31, 2000, and $556 million, $434 million and $161 million, respectively, as of December 31, 1999.

   The accrued pension and other benefit costs recognized in our accompanying Consolidated Balance Sheets are computed as follows (in millions):


                                           Pension Benefits                 Other Benefits
                                     -----------------------------    ----------------------------
December 31,                            2000                1999        2000               1999
--------------------------------------------------------------------------------------------------

Funded status                         $ (264)               $ 52      $ (390)            $ (274)
Unrecognized net (asset)
 liability at transition                  (6)                  4           -                  -
Unrecognized prior
 service cost                             90                  54          23                  4
Unrecognized net gain                    (89)               (285)        (51)               (91)
--------------------------------------------------------------------------------------------------
Net liability recognized              $ (269)             $ (175)     $ (418)            $ (361)
--------------------------------------------------------------------------------------------------
Prepaid benefit cost                  $   39              $   73      $    -             $    -
Accrued benefit liability               (374)               (305)       (418)              (361)
Accumulated other
 comprehensive income                     43                  26           -                  -
Intangible asset                          23                  31           -                  -
--------------------------------------------------------------------------------------------------
Net liability recognized              $ (269)             $ (175)     $ (418)            $ (361)
==================================================================================================

   The weighted-average assumptions used in computing the preceding information are as follows:


                                                 Pension Benefits
                                      ------------------------------------------
December 31,                            2000            1999            1998
--------------------------------------------------------------------------------

Discount rate                              7%              7%          6 1/2%
Rate of increase in
 compensation levels                   4 1/2%          4 1/2%          4 1/2%
Expected long-term
 rate of return on
 plan assets                           8 1/2%          8 1/2%          8 3/4%



                                                  Other Benefits
                                      ------------------------------------------
December 31,                            2000            1999            1998
--------------------------------------------------------------------------------
Discount rate                          7 1/2%              8%          6 3/4%
Rate of increase in
 compensation levels                   4 3/4%              5%          4 1/2%
Expected long-term
 rate of return on
 plan assets                               3%              3%              3%


   The rate of increase in per capita costs of covered health care benefits is assumed to be 7 percent in 2001, decreasing gradually to 5 1/4 percent by the year 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):


                                One Percentage                One Percentage
                                Point Increase                Point Decrease
                                --------------                --------------

Effect on accumulated
 postretirement benefit
 obligation as of
 December 31, 2000                        $ 55                         $ (45)

Effect on net periodic
 postretirement benefit
 cost in 2000                             $  8                         $  (6)



NOTE 14: INCOME TAXES
---------------------

   Income before income taxes consists of the following (in millions):


Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

United States                        $ 1,497         $ 1,504         $ 1,979
International                          1,902           2,315           3,219
--------------------------------------------------------------------------------
                                     $ 3,399         $ 3,819         $ 5,198
================================================================================



   Income tax expense (benefit) consists of the following (in millions):

Year Ended                      United     State &
December 31,                    States       Local    International     Total
--------------------------------------------------------------------------------

2000
 Current                        $  48        $ 16          $ 1,155   $ 1,219
 Deferred                          (9)         46              (34)        3
1999
 Current                         $ 395        $ 67          $   829   $ 1,291
 Deferred                          182          11              (96)       97
1998
 Current                         $ 683        $ 91          $   929   $ 1,703
 Deferred                          (73)         28                7       (38)
================================================================================

   We made income tax payments of approximately $1,327 million, $1,404 million and $1,559 million in 2000, 1999 and 1998, respectively. During the first quarter of 2000, the United States and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company has been established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary has filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes, the effect of which on both our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits on our U.S. income tax return.

   A reconciliation of the statutory U.S. federal rate and effective rates is as follows:


Year Ended December 31,                 2000            1999            1998
--------------------------------------------------------------------------------

Statutory U.S. federal rate             35.0%           35.0%           35.0%
State income taxes-net of
 federal benefit                          .8             1.0             1.0
Earnings in jurisdictions taxed
 at rates different from the
 statutory U.S. federal rate            (4.0)           (6.0)           (4.3)
Equity income or loss {1}                2.9             1.6               -
Other operating charges {2}              1.9             5.3               -
Other-net                                (.6)            (.6)             .3
--------------------------------------------------------------------------------
                                        36.0%           36.3%           32.0%
================================================================================

[FN]

{1} Includes charges by equity investees. See Note 15.
{2} Includes charges related to certain bottling, manufacturing and intangible assets. See Note 15.

   Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.
   In 2000, management concluded that it was more likely than not that local tax benefits would not be realized with respect to principally all of the items discussed in Note 15, with the exception of approximately $188 million of charges related to the settlement terms of a class action discrimination lawsuit. Accordingly, valuation allowances were recorded to offset the future tax benefit of these nonrecurring items resulting in an increase in our effective tax rate. Excluding the impact of these nonrecurring items, the effective tax rate on operations for the year was slightly more than 30 percent.
   In 1999, the Company recorded a charge of $813 million, primarily reflecting the impairment of certain bottling, manufacturing and intangible assets. For some locations with impaired assets, management concluded that it was more likely than not that no local tax benefit would be realized. Accordingly, a valuation allowance was recorded offsetting the future tax benefits for such locations. This resulted in an increase in our effective tax rate for 1999. Excluding the impact, the Company's effective tax rate for 1999 would have been
31.0 percent.
   We have provided appropriate U.S. and international taxes for earnings of subsidiary companies that are expected to be remitted to the parent company. Exclusive of amounts that would result in little or no tax if remitted, the cumulative amount of unremitted earnings from our international subsidiaries that is expected to be indefinitely reinvested was approximately $3.7 billion on December 31, 2000. The taxes that would be paid upon remittance of these indefinitely reinvested earnings are approximately $1.3 billion, based on current tax laws.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):


December 31,                                            2000            1999
--------------------------------------------------------------------------------

Deferred tax assets:
  Benefit plans                                       $  261          $  311
  Liabilities and reserves                               456             169
  Net operating loss carryforwards                       375             196
  Other operating charges                                321             254
  Other                                                  126             272
--------------------------------------------------------------------------------
  Gross deferred tax assets                            1,539           1,202
  Valuation allowance                                   (641)           (443)
--------------------------------------------------------------------------------
                                                      $  898          $  759
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Property, plant and equipment                       $  425          $  320
  Equity investments                                     228             397
  Intangible assets                                      224             197
  Other                                                  129              99
--------------------------------------------------------------------------------
                                                      $1,006          $1,013
================================================================================
Net deferred tax asset (liability){1}                 $ (108)         $ (254)
================================================================================

[FN]

{1} Deferred tax assets of $250 million and $244 million have been included in the consolidated balance sheet caption "Marketable securities and other assets" at December 31, 2000 and 1999, respectively.


   On December 31, 2000 and 1999, we had approximately $143 million and $233 million, respectively, of gross deferred tax assets, net of valuation allowances, located in countries outside the United States.
   On December 31, 2000, we had $968 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $635 million must be utilized within the next five years; $333 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.


NOTE 15: NONRECURRING ITEMS
---------------------------
   In the first quarter of 2000, we recorded charges of approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Indian bottling operations. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair value was derived using cash flow analysis. The assumptions used in the cash flow analysis were consistent with those used in our internal planning process. The assumptions included estimates of future growth in unit cases, estimates of gross margins, estimates of the impact of exchange rates and estimates of tax rates and tax incentives. The charge was primarily the result of our revised outlook for the Indian beverage market including the future expected tax environment. The remaining carrying value of long-lived assets within our Indian bottling operations, immediately after recording the impairment charge, was approximately $300 million.
   In the third quarter of 2000, we recorded a gain related to the merger of Coca-Cola Beverages and Hellenic Bottling Company. This merger resulted in a decrease of our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. As a result of our Company's decreased equity ownership, a tax-free noncash gain of approximately $118 million was recognized.
   In the fourth quarter of 2000, we recorded charges of approximately $188 million related to the settlement terms of, and direct costs related to, a class action discrimination lawsuit. The monetary settlement includes cash payments to fund back pay, compensatory damages, a promotional achievement fund and attorneys' fees. In addition, the Company introduced a wide range of training, monitoring and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. Under the terms of the settlement agreement, the Company has the option to rescind the agreement if more than 200 potential class members opt out of the settlement.
   In 2000, the Company also recorded a nonrecurring charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. In addition, Panamco wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were nonrecurring charges recorded by investees in Eurasia and the Middle East. These nonrecurring charges were partially offset by the impact of lower tax rates related to current and deferred taxes at CCEAG.
   In the fourth quarter of 1999, we recorded charges of approximately $813 million. Of this $813 million, approximately $543 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Russian and Caribbean bottlers and in the Middle and Far East and in North America. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where cash flow analyses were used to estimate fair values, key assumptions employed, consistent with those used in our internal planning process included our estimates of future growth in unit case sales, estimates of gross margins and estimates of the impact of inflation and foreign currency fluctuations. The charges were primarily the result of our revised outlook in certain markets due to the prolonged severe economic downturns. The remaining carrying value of these impaired long-lived assets, immediately after recording the impairment charge, was approximately $140 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


   Of the $813 million, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling investment strategy, management has committed to a plan to sell our ownership interest in these operations to one of our strategic business partners. The remaining carrying value of long-lived assets within these operations and the income from operations on an after-tax basis as of and for the 12-month period ending December 31, 2000, were approximately $143 million and $21 million, respectively.
   On December 22, 2000, the Company signed a definitive agreement to sell the assets of our vending operations in Japan. The expected proceeds from the sale of the assets are equal to the current carrying value of the long-lived assets less the cost to sell. The sale transaction is expected to close in early 2001.
   Management had intended to sell the assets of our bottling operations in the Baltics to one of our strategic business partners. That partner is currently in the process of an internal restructuring and no longer plans to purchase the Baltics bottling operations. At this time another suitable buyer has not been identified. Therefore, the Company will continue to operate the Baltics bottlers as consolidated operations until a new buyer is identified.
   The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Europe and Eurasia, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.
   In the second quarter of 1998, we recorded a nonrecurring charge primarily related to the impairment of certain assets in North America of $25 million and Corporate of $48 million.


NOTE 16: REALIGNMENT COSTS
--------------------------

   In January 2000, our Company initiated a major organizational Realignment intended to put more responsibility, accountability and resources in the hands of local business units of the Company so as to fully leverage the local capabilities of our system.
   Under the Realignment, employees were separated from almost all functional areas of the Company's operations, and certain activities have been outsourced to third parties. The total number of employees separated as of December 31, 2000, was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment.
   The table below summarizes accrued Realignment expenses and amounts charged against the accrual as of and for the year ended December 31, 2000 (in millions):



                                                                                                Noncash                 Accrued
                                                                                                    and                 Balance
REALIGNMENT SUMMARY                             Expenses                Payments               Exchange             December 31
------------------------------------------------------------------------------------------------------------------------------------
Employees involuntarily separated
  Severance pay and benefits                       $ 216                  $ (123)                 $  (2)                  $  91
  Outside services - legal,
   outplacement, consulting                           33                     (25)                     -                       8
  Other - including asset write-downs                 81                     (37)                    (7)                     37
------------------------------------------------------------------------------------------------------------------------------------
                                                   $ 330                  $ (185)                 $  (9)                  $ 136
------------------------------------------------------------------------------------------------------------------------------------
Employees voluntarily separated
  Special retirement pay and benefits              $ 353                  $ (174)                 $   -                   $ 179
  Outside services - legal,
   outplacement, consulting                            6                      (3)                     -                       3
------------------------------------------------------------------------------------------------------------------------------------
                                                   $ 359                  $ (177)                 $   -                   $ 182
------------------------------------------------------------------------------------------------------------------------------------
Other direct costs                                 $ 161                  $  (92)                 $  (9)                  $  60
------------------------------------------------------------------------------------------------------------------------------------
Total Realignment                                  $ 850                  $ (454)                 $  (18)                 $ 378{1}
====================================================================================================================================

[FN]

{1} Accrued realignment expenses of approximately $254 million and $124 million have been included in the consolidated balance sheet captions "Accounts payable and accrued expenses" and "Other liabilities," respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries

NOTE 17: ACQUISITIONS AND INVESTMENTS
-------------------------------------
   In separate transactions during the first half of 2000, our Company purchased two bottlers in Brazil, Companhia Mineira de Refrescos, S.A., and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paresa, a bottler located in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, we completed the tender offer. We currently own approximately 95 percent of Paresa. During 2000, our Company's acquisition and investment activity totaled approximately $400 million.
   During 1999, the Company's acquisition and investment activity, which included the acquisition of beverage brands from Cadbury Schweppes plc and investments in the bottling operations of Coca-Cola Embonor S.A., F&N Coca-Cola, and Coca-Cola West Japan Company, Ltd., totaled $1.9 billion. During 1998, the Company's acquisition and investment activity totaled $1.4 billion. None of the acquisitions and investment activity in 1998 was individually significant.
   In July 1999, we completed the acquisition of Cadbury Schweppes plc beverage brands in 155 countries for approximately $700 million. These brands included Schweppes, Canada Dry, Dr Pepper, Crush and certain regional brands. Among the countries excluded from this transaction were the United States, South Africa, Norway, Switzerland and the European Union member nations (other than the United Kingdom, Ireland and Greece). In September 1999, we completed the acquisition of Cadbury Schweppes beverage brands in New Zealand for approximately $20 million. Also in September 1999, in a separate transaction valued at approximately $250 million, we acquired the carbonated soft-drink business of Cadbury Schweppes (South Africa) Limited in South Africa, Botswana, Namibia, Lesotho and Swaziland.
   The acquisitions and investments have been accounted for by either the purchase, equity or cost method of accounting, as appropriate. Their results have been included in the Consolidated Financial Statements from their respective dates of acquisition using the appropriate method of accounting. Had the results of these businesses been included in operations commencing with 1998, the reported results would not have been materially affected.


NOTE 18:  OPERATING SEGMENTS
----------------------------

   Effective January 1, 2000, two of our Company's operating segments were geographically reconfigured and renamed. The Middle East and North Africa Division was added to the Africa Group, which changed its name to the Africa and Middle East Group. At the same time the Middle and Far East Group, less the relocated Middle East and North Africa Division, changed its name to the Asia Pacific Group. In the fourth quarter of 2000, the Greater Europe Group was renamed the Europe and Eurasia Group. Prior period amounts have been reclassified to conform to the current period presentation.
   Our Company's operating structure includes the following operating segments: the North America Group (including The Minute Maid Company); the Africa and Middle East Group; the Europe and Eurasia Group; the Latin America Group; the Asia Pacific Group; and Corporate. The North America Group includes the United States and Canada.


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

METHOD OF DETERMINING SEGMENT PROFIT OR LOSS
   Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all the segment's costs of production, distribution and administration. Our Company manages income taxes on a global basis. Thus, we evaluate segment performance based on profit or loss before income taxes, exclusive of any significant gains or losses on the disposition of investments or other assets. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the Corporate segment. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries


Information about our Company's operations by operating segment is as follows (in millions):

                                     North         Africa &       Europe         Latin          Asia
                                   America      Middle East    & Eurasia       America       Pacific      Corporate    Consolidated
------------------------------------------------------------------------------------------------------------------------------------

2000
Net operating revenues             $ 7,870          $   729      $ 4,377       $ 2,174        $ 5,159 {1}   $   149        $ 20,458
Operating income {2}                 1,406               80        1,415  {3}      916            956        (1,082) {4}      3,691
Interest income                                                                                                 345             345
Interest expense                                                                                                447             447
Equity income (loss) {5}                 3              (73)          35           (75)          (290)          111            (289)
Identifiable operating assets        4,271              622        1,408         1,545          1,953         5,270  {6}     15,069
Investments {7}                        141              338        1,757         1,767            993           769           5,765
Capital expenditures                   259               11          194            16            132           121             733
Depreciation and amortization          244               54           64            96            211           104             773
Income before income taxes           1,410               (6)       1,568  {8}      866            651        (1,090)          3,399
====================================================================================================================================
1999
Net operating revenues             $ 7,519          $   792      $ 4,540       $ 1,961        $ 4,828 {1}   $   165        $ 19,805
Operating income {9}                 1,436               67        1,068           840          1,194          (623)          3,982
Interest income                                                                                                 260             260
Interest expense                                                                                                337             337
Equity income (loss)                    (5)             (29)         (73)           (5)           (37)          (35)           (184)
Identifiable operating assets        3,591              672        1,624         1,653          2,439         4,852  {6}     14,831
Investments {7}                        139              333        1,870         1,833          1,837           780           6,792
Capital expenditures                   269               22          218            67            317           176           1,069
Depreciation and amortization          263               47           80            96            184           122             792
Income before income taxes           1,432               24          984           846          1,143          (610)          3,819
====================================================================================================================================
1998
Net operating revenues              $6,934          $   780      $ 4,827       $ 2,240        $ 3,856 {1}    $  176        $ 18,813
Operating income                     1,383 {10}         223        1,655         1,056          1,343          (693){10}      4,967
Interest income                                                                                                 219             219
Interest expense                                                                                                277             277
Equity income (loss)                    (1)             (21)         (47)           68            (38)           71              32
Identifiable operating assets        3,467              541        1,711         1,364          1,595         3,781 {6}      12,459
Investments {7}                        141              312        2,010         1,629          1,979           615           6,686
Capital expenditures                   274               22          216            72            104           175             863
Depreciation and amortization          231               40           92            93            101            88             645
Income before income taxes           1,392              192        1,577         1,132          1,289          (384)          5,198
====================================================================================================================================
Intercompany transfers between operating segments are not material.
Certain prior year amounts have been reclassified to conform to the current year presentation.

[FN]

{1} Japan revenues represent approximately 75 percent of total Asia Pacific operating segment revenues related to 2000, and 80 percent related to 1999 and 1998.

{2} Operating income was reduced by $3 million for North America, $397 million for Asia Pacific and $5 million for Corporate related to the other operating charges recorded for asset impairments in the first quarter of 2000. Operating income was also reduced by $128 million for North America, $64 million for Africa and Middle East, $174 million for Europe and Eurasia, $63 million for Latin America, $127 million for Asia Pacific and $294 million for Corporate as a result of other operating charges associated with the Realignment.

{3} Operating income was reduced by $30 million for Europe and Eurasia due to incremental marketing expenses in Central Europe.

{4} Operating income was reduced by $188 million for Corporate related to the settlement terms of a discrimination lawsuit and a donation to The Coca-Cola Foundation.

{5} Equity income (loss) was reduced by $9 million for Africa and Middle East, $26 million for Europe and Eurasia, $124 million for Latin America and $306 million for Asia Pacific, as a result of our Company's portion of nonrecurring charges recorded by equity investees.

{6} Corporate identifiable operating assets are composed principally of marketable securities, finance subsidiary receivables, goodwill and other intangible assets and fixed assets.

{7} Principally equity investments in bottling companies.

{8} Income before taxes was increased by $118 million for Europe and Eurasia as a result of a gain related to the merger of Coca-Cola Beverages plc and Hellenic Bottling Company S.A.

{9} Operating income was reduced by $34 million for North America, $79 million for Africa and Middle East, $430 million for Europe and Eurasia, $35 million for Latin America, $176 million for Asia Pacific and $59 million for Corporate related to the other operating charges recorded in the fourth quarter of 1999.

{10} Operating income was reduced by $25 million for North America and $48 million for Corporate for provisions related to the impairment of certain assets.




Compound Growth Rates         North      Africa &     Europe &         Latin            Asia
Ending 2000                 America   Middle East      Eurasia       America         Pacific           Consolidated
--------------------------------------------------------------------------------------------------------------------

Net operating revenues
   5 years                      7.3%           .1%        (6.1)%         2.2%            6.9%                   2.4%
   10 years                     6.4%         11.6%         3.5%         10.2%           11.1%                   7.1%
--------------------------------------------------------------------------------------------------------------------
Operating income
   5 years                     10.6%        (19.4)%         .3%          1.6%           (5.4)%                 (1.7)%
   10 years                    11.4%         (3.0)%        6.1%         11.9%            4.2%                   6.6%
=====================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Coca-Cola Company and Subsidiaries



                                               [pie charts]

NET OPERATING REVENUES BY OPEATING SEGMENT {1}



                                              2000          1999        1998
------------------------------------------------------------------------------

North America                                   39%           38%         37%
Europe & Eurasia                                21%           23%         26%
Latin America                                   11%           10%         12%
Asia Pacific                                    25%           25%         21%
Africa & Middle East                             4%            4%          4%




OPERATING INCOME BY OPERATING SEGMENT {1}

                                              2000          1999        1998
------------------------------------------------------------------------------

North America                                   29%           31%         24%
Europe & Eurasia                                30%           23%         29%
Latin America                                   19%           18%         19%
Asia Pacific                                    20%           26%         24%
Africa & Middle East                             2%            2%          4%


{1}  Charts and percentages are calculated excluding Corporate.



================================================================================

Report of Independent Auditors

BOARD OF DIRECTORS AND SHARE OWNERS
The Coca-Cola Company

   We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




                                        /s/ ERNST & YOUNG LLP

Atlanta, Georgia
January 26, 2001

The Coca-Cola Company and Subsidiaries


QUARTERLY DATA (UNAUDITED)

(In millions except per
 share data)                First     Second      Third     Fourth     Full
Year Ended December 31,    Quarter    Quarter    Quarter    Quarter    Year
--------------------------------------------------------------------------------

2000
Net operating revenues    $ 4,391     $ 5,621     $ 5,543    $ 4,903   $ 20,458
Gross profit                2,993       3,944       3,807      3,510     14,254
Net income (loss)             (58)        926       1,067        242      2,177
Basic net income
 (loss) per share            (.02)        .37         .43        .10       .88
Diluted net income
 (loss) per share            (.02)        .37         .43        .10       .88
================================================================================

1999
Net operating revenues    $ 4,400     $ 5,335     $ 5,139    $ 4,931   $ 19,805
Gross profit                3,097       3,743       3,489      3,467     13,796
Net income (loss)             747         942         787        (45)     2,431
Basic net income
 (loss) per share             .30         .38         .32       (.02)       .98
Diluted net income
 (loss) per share             .30         .38         .32       (.02)       .98
================================================================================


The first quarter of 2000 includes other operating charges of approximately $405 million ($.16 per share after income taxes, basic and diluted) primarily related to the impairment of certain bottling, manufacturing and intangible assets. The first quarter of 2000 also includes other operating charges of approximately $275 million ($.08 per share after income taxes, basic and diluted) related to costs associated with the Realignment.

The second quarter of 2000 includes other operating charges of approximately $191 million ($.05 per share after income taxes, basic and diluted) related to costs associated with the Realignment.

The third quarter of 2000 includes a gain of $118 million ($.05 per share after income taxes, basic and diluted) related to the merger of Coca-Cola Beverages plc and Hellenic Bottling Company S.A. This gain was partially offset by other operating charges of approximately $94 million ($.03 per share after income taxes, basic and diluted) related to costs associated with the Realignment and $30 million ($.01 per share after income taxes, basic and diluted) for incremental marketing expense in Central Europe.

The fourth quarter of 2000 includes other operating charges of approximately $290 million ($.08 per share after income taxes, basic and diluted) related to costs associated with the Realignment. The fourth quarter of 2000 also includes other operating charges of approximately $188 million ($.05 per share after income taxes, basic and diluted) related to the settlement terms of a class action discrimination lawsuit and a donation to The Coca-Cola Foundation. The fourth quarter of 2000 also includes the Company's share of charges recorded by investees of approximately $463 million ($.19 per share after income taxes, basic and diluted).

The fourth quarter of 1999 includes provisions of $813 million ($.31 per share after income taxes, basic and diluted) recorded in other operating charges, primarily related to the impairment of certain bottling, manufacturing and intangible assets.



STOCK PRICES
------------
Below are the New York Stock Exchange high, low and closing prices of The Coca-Cola Company's stock for each quarter of 2000 and 1999.

                                First     Second        Third       Fourth
                               Quarter    Quarter      Quarter      Quarter
-----------------------------------------------------------------------------

2000
High                         $  66.88    $  60.88     $  64.00    $   63.38
Low                             42.88       44.75        49.19        53.50
Close                           46.94       57.44        55.13        60.94

=============================================================================
1999
High                         $  70.38    $  70.88     $  65.50     $  69.00
Low                             59.56       57.63        47.94        47.31
Close                           61.38       62.00        48.25        58.25
=============================================================================

SHARE-OWNER INFORMATION


COMMON STOCK

Ticker symbol: KO
The Coca-Cola Company is one of 30 companies in the Dow Jones Industrial Average.
Share owners of record at year end: 380,581
Shares outstanding at year end: 2.48 billion


STOCK EXCHANGES

INSIDE THE UNITED STATES:
   Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
   Common stock traded: Boston, Chicago, Cincinnati, Pacific and Philadelphia stock exchanges.

OUTSIDE THE UNITED STATES:
   Common stock listed and traded: The German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
   At its February 2001 meeting, our Board increased our quarterly dividend to 18 cents per share, equivalent to an annual dividend of 72 cents per share. The Company has increased dividends each of the last 39 years.
   The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 319 consecutive quarterly dividends, beginning in 1920.

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

DIVIDEND AND CASH INVESTMENT PLAN
   The Dividend and Cash Investment Plan permits share owners of record to reinvest dividends from Company stock in shares of The Coca-Cola Company. The Plan provides a convenient, economical and systematic method of acquiring additional shares of our common stock. All share owners of record are eligible to participate. Share owners also may purchase Company stock through voluntary cash investments of up to $125,000 per year.
   At year end, 75 percent of the Company's share owners of record were participants in the Plan. In 2000, share owners invested $37 million in dividends and $42 million in cash in the Plan.
   If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to First Chicago Trust Company, a division of EquiServe, electronically through the Direct Registration System.
   For more details on the Dividend and Cash Investment Plan, please contact the Plan Administrator, First Chicago Trust Company, or visit the investor section of our Company's Web site, www.coca-cola.com, for more information.

SHARE-OWNER INTERNET ACCOUNT ACCESS
   Share owners of record may access their accounts via the Internet to obtain share balance, conduct secure transactions, request printable forms and view current market value of their investment as well as historical stock prices.
   To log on to this secure site and request your initial password, go to www.equiserve.com and click on "Account Access."

ANNUAL MEETING OF SHARE OWNERS
April 18, 2001, 9:00 a.m., local time
The Playhouse Theatre
Du Pont Building
10th and Market Streets
Wilmington, Delaware

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

INFORMATION RESOURCES
INTERNET SITE
   Our  Web  site,  www.coca-cola.com,   offers  information about our financial
performance, news about the Company, and brand experiences.

PUBLICATIONS
   The Company's Annual Report, Proxy Statement, Form 10-K and Form 10-Q reports are available free of charge upon request from our Industry & Consumer Affairs Department at the Company's corporate address, listed above.

HOTLINE
   The Company's hotline,(800)INVSTKO(468-7856),offers taped highlights from the most recent quarter and may be used to request the most up-to-date quarterly results news release.

AUDIO ANNUAL REPORT
   An audiocassette version of this report is available without charge as a service to the visually impaired. To receive a copy, please contact our Industry & Consumer Affairs Department at (800) 571-2653.

DUPLICATE MAILINGS
   If you are receiving duplicate or unwanted copies of our Annual Report, please contact First Chicago Trust Company at (888) COKESHR (265-3747).




GLOSSARY


BOTTLING PARTNER OR BOTTLER: Businesses -- generally, but not always, independently owned -- that buy concentrates or syrups from the Company, convert them into finished packaged products and sell them to customers.

THE COCA-COLA SYSTEM: The Company and its bottling partners.

CONCENTRATE  OR  BEVERAGE  BASE:  Material   manufactured  from  Company-defined
ingredients and sold to bottlers for use in the preparation of finished beverages through the addition of sweetener and/or water.

CONSOLIDATED BOTTLING OPERATION (CBO): Bottler in which the Company holds a controlling interest. The bottler's financial results are consolidated into the Company's financial statements.

CONSUMER: Person who consumes Company products.

COST OF CAPITAL: Blended cost of equity and borrowed funds used to invest in operating capital required for business.

CUSTOMER: Retail outlet, restaurant or other operation that sells or serves Company products directly to consumers.

DERIVATIVES: Contracts or agreements, the value of which is linked to interest rates, exchange rates, prices of securities, or financial or commodity indices. The Company uses derivatives to reduce its exposure to adverse fluctuations in interest and exchange rates and other market risks.

DIVIDEND PAYOUT RATIO: Calculated by dividing cash dividends on common stock by net income available to common share owners.

ECONOMIC PROFIT: Income from continuing operations, after giving effect to taxes and excluding the effects of interest, in excess of a computed capital charge for average operating capital employed.

ECONOMIC VALUE ADDED: Growth in economic profit from year to year.

FOUNTAIN: System used by retail outlets to dispense product into cups or glasses for immediate consumption.

FREE CASH FLOW: Cash provided by operations less cash used in business reinvestment. The Company uses free cash flow along with borrowings to pay dividends, make share repurchases and make acquisitions.

GALLON SALES: Unit of measurement for concentrates (expressed in equivalent gallons of syrup) and syrups sold by the Company to its bottling partners or customers.

GROSS MARGIN: Calculated by dividing gross profit by net operating revenues.

INTEREST COVERAGE RATIO: Income before taxes (excluding unusual items) plus interest expense, divided by the sum of interest expense and capitalized interest.

KO: The ticker symbol for common stock of The Coca-Cola Company.

MARKET: Geographic area in which the Company and its bottling partners do business, often defined by national boundaries.

NET CAPITAL: Calculated by adding share-owners' equity to net debt.

NET DEBT: Calculated by subtracting from debt the sum of cash, cash equivalents, marketable securities and certain temporary bottling investments, less the amount of cash determined to be necessary for operations.

OPERATING MARGIN: Calculated by dividing operating income by net operating revenues.

PER CAPITA CONSUMPTION: Average number of 8-ounce servings consumed per person, per year in a specific market. Per capita consumption of Company products is calculated by multiplying our unit case volume by 24, and dividing by the population.

RETURN ON CAPITAL: Calculated by dividing income from continuing operations
-- before changes in accounting principles, adding back interest expense -- by average total capital.

RETURN ON COMMON EQUITY: Calculated by dividing income from continuing operations -- before changes in accounting principles, less preferred stock dividends -- by average common share-owners' equity.

SERVING: Eight U.S. fluid ounces of a beverage.

SOFT DRINK: Nonalcoholic carbonated beverage containing flavorings and sweeteners. Excludes flavored waters and carbonated or noncarbonated teas, coffees and sports drinks.

SYRUP: Concentrate mixed with sweetener and water, sold to bottlers and customers who add carbonated water to produce finished soft drinks.

TOTAL CAPITAL: Equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: Stock price as of a date multiplied by the number of shares outstanding as of the same date.

UNIT CASE: Unit of measurement equal to 24 8-U.S.-fluid-ounce servings.

UNIT CASE VOLUME: The sum of (i) the number of unit cases sold by the Coca-Cola bottling system and by the Company to customers, including fountain syrups sold by the Company to customers directly or through wholesalers or distributors, and (ii) the volume of juice and juice-drink products (expressed in equivalent unit cases) distributed by The Minute Maid Company. Component (i) above primarily includes unit case equivalents of products reported as gallon sales and other key products owned by our bottlers.

ENVIRONMENTAL STATEMENT: Our Company's approach to environmental issues is guided by a simple principle: We will conduct our business in ways that protect and preserve the environment. Throughout our organization, our employees at all levels are determined to integrate our Company's environmental management system, eKOsystem, throughout all business units worldwide. We use the results of research and new technology to minimize the environmental impact of our operations, products and packages. And, we seek to cooperate with public, private and governmental organizations in pursuing solutions to environmental challenges, directing our Company's skills, energies and resources to activities and issues where we can make a positive and effective contribution.

EQUAL OPPORTUNITY POLICY: The Coca-Cola Company and its subsidiaries employed approximately 37,000 employees as of December 31, 2000, relatively flat compared to the end of 1999. During 2000, approximately 5,200 employees were separated from the Company as a result of the organizational Realignment, offset by acquisition of bottlers in Latin America and the final consolidation of our bottler in Southeast Asia. We maintain a long-standing commitment to equal opportunity, affirmative action and valuing the diversity of our employees, share owners, customers and consumers. The Company strives to create a working environment free of discrimination and harassment with respect to race, sex, color, national origin, religion, age, sexual orientation, disability, being a special disabled veteran or being a veteran of the Vietnam era, as well as to make reasonable accommodations in the employment of qualified individuals with disabilities. The Company maintains ongoing contact with labor and employee associations to develop relationships that foster responsive and mutually beneficial discussions pertaining to labor issues. These associations have provided a mechanism for positive industrial relations. In addition, we provide fair marketing opportunities to all suppliers and maintain programs to increase transactions with firms that are owned and operated by minorities and women.