Form 10-K, Exhibit 13
period 2001-12-31
COCA COLA CO
filed 2002-03-11
CIK 21344

EXHIBIT 13.1

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

The Coca-Cola Company, together with its subsidiaries, (the Company or our Company) exists to benefit and refresh everyone who is touched by our business. We believe that our success ultimately depends on our ability to build and nurture relationships with constituents that are essential to our business: consumers, customers, bottlers, partners, government authorities, communities, employees and share owners. In order to serve and create value for these constituents, The Coca-Cola Company executes a business strategy to drive growth focused on the following priorities: (1) accelerate carbonated soft-drink growth, led by Coca-Cola; (2) selectively broaden our family of beverage brands to drive profitable growth; (3) grow system profitability and capability together with our bottling partners; (4) serve customers with creativity and consistency to generate growth across all channels; (5) direct investments to highest potential areas across markets; and (6) drive efficiency and cost-effectiveness everywhere. Underlying these priorities are our objectives of increasing revenue by volume growth, expanding our share of worldwide nonalcoholic ready-to-drink beverage sales, maximizing our long-term cash flows and improving economic profit. We pursue these objectives by strategically investing in the high-return beverage business and by optimizing our cost of capital through appropriate financial strategies.

INVESTMENTS

With a business system that operates locally in nearly 200 countries and generates superior cash flows, we consider our Company to be uniquely positioned to capitalize on profitable investment opportunities. Our criteria for investment are simple: New investments must directly enhance our existing operations and must be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital, currently estimated at between 10 and 11 percent.

   Because it has consistently generated high returns, we consider the beverage business to be a particularly attractive investment for us. In highly developed markets, our expenditures focus primarily on marketing our Company's brands. In emerging and developing markets, our objective is to increase the penetration of our products. In these markets, we allocate most of our investments to enhancing our brands and infrastructure such as production facilities, distribution networks, sales equipment and technology. We make these investments by forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and focus.

   We pursue our strategic investment priorities in a way that capitalizes on the combination of our most fundamental and enduring attributes -- our brands, our people and our bottling partners. There are over 6 billion people in the world who represent potential consumers of our Company's products. As we increase consumer demand for our family of brands, we produce growth throughout the Coca-Cola system.

Our Brands
We compete in the nonalcoholic ready-to-drink beverage business. Our offerings in this category include some of the world's most valuable brands -- nearly 300 in all. These include carbonated soft drinks and noncarbonated beverages such as sports drinks, juice and juice drinks, water products, teas and coffees. Ultimately, consumer demand determines the Company's optimal brand offerings. Employing our localized business strategy with a special focus on brand Coca-Cola, the Company seeks to build its existing brands and, at the same time, to profitably broaden its historical family of brands. To meet our long-term growth objectives, we make significant investments to support our brands. This process involves investments to support existing brands, to develop new global or local brands, and to acquire global or local brands, when appropriate.

   Our Company introduced a variety of new brands in 2001, including diet Coke with lemon, Simply Orange, Minute Maid Lemonade, Minute Maid Fruit Punch, Marocha Green Tea in Japan, Senzao in Mexico, and a reformulated POWERade. Our Company acquired brands during 2001 such as Odwalla, Planet Java and Mad River. We also introduced existing brands in additional markets, such as the introduction of Qoo in Korea and Singapore.

   We make significant investments in marketing to support our brands. Marketing investments enhance consumer awareness and increase consumer preference for our brands. This produces long-term growth in volume, per capita consumption and our share of worldwide nonalcoholic ready-to-drink beverage sales.

Our People
Our people -- the employees of The Coca-Cola Company who work with our bottling partners and other key constituents -- are essential to our success. To meet our long-term growth objectives, we recruit and actively cultivate a diverse workforce and establish a culture that fosters learning, innovation and value creation on a daily

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

basis. This means maintaining and refining a corporate culture that encourages our people to develop to their fullest potential, assuring enjoyment and satisfaction in the Company's work environment. Our Company values the uniqueness of all employees and the contributions they make, and we put the responsibility and accountability for ensuring local relevance and maximizing business performance in the hands of those closest to the market. Additionally, we have made innovation an explicit priority for all of our associates. Our associates work together with bottling partners to understand markets and what consumers want. Then we meet that need by delivering product through our unparalleled system.

Our Bottling Partners
The financial health and success of our bottling partners are critical components of the Company's ability to deliver leading brands. Our people work with our bottling partners to continuously look for ways to improve system economics. Our Company has business relationships with three types of bottlers:
(1) independently owned bottlers, in which we have no ownership interest; (2) bottlers in which we have invested and have a non-controlling ownership interest; and (3) bottlers in which we have invested and have a controlling ownership interest.

   The independently owned bottling operations and the bottlers in which we own a non-controlling interest generally have significant funding from majority owners and other financing sources that are otherwise unrelated to our Company. The terms of sales to these bottling partners are arms-length transactions.

   During 2001, independently owned bottling operations produced and distributed approximately 23 percent of our worldwide unit case volume. Bottlers in which we own a non-controlling ownership interest produced and distributed approximately 61 percent of our 2001 worldwide unit case volume. Controlled bottling, fountain operations and The Minute Maid Company produced and distributed approximately 16 percent.

   In July 2001, our Company and San Miguel Corporation (San Miguel) acquired Coca-Cola Bottlers Philippines, Inc. (CCBPI) from Coca-Cola Amatil Limited (Coca-Cola Amatil). Upon completion of this transaction, our Company owned 35 percent of the common shares and 100 percent of the Preferred B shares, and San Miguel owned 65 percent of the common shares of CCBPI. Additionally, as a result of this transaction, our Company's interest in Coca-Cola Amatil was reduced from approximately 38 percent to approximately 35 percent.

   During 2000, the Company entered into a joint venture in China with China National Oils and Foodstuffs Imports/Exports Corporation (COFCO), completion of which occurred in 2001. COFCO contributed to the joint venture its minority equity interests in 11 Chinese bottlers. Our Company contributed its equity interests in two Chinese bottlers plus cash in exchange for a 35 percent equity interest in the venture.

   On December  31,  1999,  we owned  approximately  50.5  percent of  Coca-Cola
Beverages plc (Coca-Cola Beverages). In July 2000, a merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. was completed to create Coca-Cola HBC S.A. (CCHBC). This merger resulted in a decrease of our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. This change in ownership resulted in the Company recognizing a $118 million tax-free non-cash gain in the third quarter of 2000.

   In 1999, two Japanese bottlers, Kita Kyushu Coca-Cola Bottling Company Ltd. and Sanyo Coca-Cola Bottling Company Ltd., merged to become a new, publicly traded bottling company, Coca-Cola West Japan Company Ltd. We own approximately 5 percent of this bottler.

   In 1999, we increased our interest in Embotelladora Arica S.A. (since renamed Coca-Cola Embonor S.A.), a bottler headquartered in Chile, from approximately 17 percent to approximately 45 percent.

   Bottlers in which we have a non-controlling ownership interest are accounted for under the cost or equity method as appropriate. Equity income or loss, included in our consolidated net income, represents our share of the net earnings or losses of our equity investee companies. In 2001, our Company's share of income from equity method investments totaled $152 million.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

   The following table illustrates the difference in calculated fair values, based on quoted closing prices of publicly traded shares, and our Company's carrying values for selected equity method investees (in millions):


                                              Fair    Carrying
December 31,                                 Value       Value    Difference (1)
--------------------------------------------------------------------------------
2001
Coca-Cola Enterprises Inc.                 $ 3,200       $ 788       $ 2,412
Coca-Cola Amatil Limited                       748         432           316
Coca-Cola HBC S.A.                             811         791            20
Coca-Cola FEMSA,
  S.A. de C.V.                                 858         316           542
Panamerican Beverages, Inc.                    455         484           (29)
Grupo Continental, S.A.                        231         160            71
Coca-Cola Bottling
  Company Consolidated                          94          62            32
Coca-Cola Embonor S.A.                         114         187           (73)
Embotelladoras Polar S.A.                       33          51           (18)
--------------------------------------------------------------------------------
                                                                     $ 3,273
================================================================================


(1) In instances where carrying value exceeds fair value, the decline in value is considered to be temporary.


   Historically, in certain situations, we have viewed it to be advantageous for our Company to acquire a controlling interest in a bottling operation, often on a temporary basis. Owning such a controlling interest has allowed us to compensate for limited local resources and has enabled us to help focus the bottler's sales and marketing programs, assist in developing its business and information systems and establish appropriate capital structures.

   In February 2001, our Company reached agreement with Carlsberg A/S (Carlsberg) for the dissolution of Coca-Cola Nordic Beverages (CCNB), a joint venture in which our Company had a 49 percent ownership. At that time, CCNB had bottling operations in Sweden, Norway, Denmark, Finland and Iceland. Under this agreement with Carlsberg, our Company acquired CCNB's Sweden and Norway bottling operations in June 2001, increasing our Company's ownership in those bottlers to 100 percent. Carlsberg acquired CCNB's Denmark and Finland bottling operations, increasing Carlsberg's ownership in those bottlers to 100 percent. Pursuant to the agreement, CCNB sold its Iceland bottling operations to a third-party group of investors in May 2001.

   In 2001, our Company concluded negotiations regarding the terms of a Control and Profit and Loss (CPL) agreement with certain other share owners of Coca-Cola Erfrischungsgetraenke AG (CCEAG), the largest bottler in Germany, in which the Company has an approximate 41 percent ownership interest. Under the terms of the CPL agreement, the Company obtained management control of CCEAG for a period of up to five years. In return for the management control of CCEAG, the Company guaranteed annual payments in lieu of dividends by CCEAG to all other CCEAG share owners. Additionally, all other CCEAG share owners entered into either a put or a put/call option agreement with the Company, exercisable at the end of the term of the CPL agreement at agreed prices. In early 2002, the Company assumed control of CCEAG. This transaction will be accounted for as a business combination. The present value of the total amount likely to be paid by our Company to all other CCEAG share owners, including the put or put/call payments and the guaranteed annual payments in lieu of dividends, is approximately $600 million. In 2001, CCEAG's revenues were approximately $1.7 billion. Additionally, our Company's debt will increase between $700 million and $800 million once this business combination is completed.

   During the first half of 2001, in separate transactions, our Company purchased two bottlers in Brazil: Refrescos Guararapes Ltda. and Sucovalle Sucos e Concentrados do Vale S.A. In separate transactions during the first half of 2000, our Company purchased two other bottlers in Brazil: Companhia Mineira de Refrescos, S.A. and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler located in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, following the completion of the tender offer, we owned approximately 95 percent of Paresa.

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

   In line with our long-term bottling strategy, we consider alternatives for reducing our ownership interest in a bottler. One alternative is to combine our bottling interests with the bottling interests of others to form

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

strategic business alliances. Another alternative is to sell our interest in a bottling operation to one of our equity investee bottlers. In both of these situations, we continue to participate in the bottler's results of operations through our share of the equity investee's earnings or losses.

   In November 2001, our Company sold nearly all of its ownership interests in various Russian bottling operations to CCHBC for approximately $170 million in cash and notes receivable, of which $146 million in notes receivable remained outstanding as of December 31, 2001. These interests consisted of the Company's 40 percent ownership interest in a joint venture with CCHBC that operates bottling territories in Siberia and parts of Western Russia, together with our Company's nearly 100 percent interests in bottling operations with territories covering the remainder of Russia.

   For additional information about transactions with our bottling partners, refer to Notes 2, 17 and 18 in our Consolidated Financial Statements.

FINANCIAL STRATEGIES

The following strategies are intended to optimize our cost of capital, increasing our ability to maximize share-owner value.

Debt Financing
Our Company maintains debt levels we consider prudent based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.

   As of December 31, 2001, our long-term debt was rated "A+" by Standard & Poor's and "Aa3" by Moody's, and our commercial paper program was rated "A-1" and "P-1" by Standard & Poor's and Moody's, respectively. In assessing our credit strength, both Standard & Poor's and Moody's consider our capital structure and financial policies as well as aggregated balance sheet and other financial information for the Company and certain bottlers including Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) and CCHBC. While the Company has no legal obligation for the debt of these bottlers, the rating agencies believe the strategic importance of the bottlers to the Company's business model provides the Company with an incentive to keep these bottlers viable. If the credit ratings were reduced by the rating agencies, our interest expense could increase.

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

   In managing our use of debt capital, we consider the following financial measurements and ratios:


Year Ended December 31,                                 2001    2000    1999
-------------------------------------------------------------------------------
Net debt (in billions)                                 $ 3.3   $ 3.9   $ 4.5
Net debt-to-net capital                                   23%     29%     32%
Free cash flow to net debt                                95%     72%     52%
Interest coverage                                         20x     12x     14x
Ratio of earnings to
  fixed charges                                         18.1x    8.7x   11.6x
===============================================================================


Share Repurchases
In October 1996, our Board of Directors authorized a plan to repurchase up to 206 million shares of our Company's common stock through the year 2006. In 2001, we repurchased approximately 5 million shares under the 1996 plan.

   In 2000, we did not repurchase any shares under the 1996 plan. This was due to our utilization of cash for an organizational realignment (the Realignment), as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers, as discussed under the heading "Volume."

   In 1999, we did not repurchase any shares under the 1996 plan due primarily to our utilization of cash for brand and bottler acquisitions. Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 2001, we have repurchased more than 1 billion shares. This represents 32 percent of the shares outstanding as of January 1, 1984, at an average price per share of $12.64.

   We expect that the Company's share repurchases will be increased in 2002 and are currently estimating a range of $750 million to $1 billion of repurchases during the year.

Dividend Policy
At its February 2002 meeting, our Board of Directors again increased our quarterly dividend, raising it to

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

$.20 per share. This is equivalent to a full-year dividend of $.80 in 2002, our 40th consecutive annual increase. Our annual common stock dividend was $.72 per share, $.68 per share and $.64 per share in 2001, 2000 and 1999, respectively.

   In 2001, our dividend payout ratio was approximately 45 percent of our net income. To free up additional cash for reinvestment in our high-return beverage business, our Board of Directors intends to gradually reduce our dividend payout ratio to 30 percent over time.

FINANCIAL RISK MANAGEMENT

Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets.

Foreign Currency
We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets. With approximately 77 percent of 2001 operating income generated outside the United States, weakness in one particular currency is often offset by strengths in others over time. We use derivative financial instruments to further reduce our net exposure to currency fluctuations.

   Our Company enters into forward contracts and purchases currency options (principally euro and Japanese yen) to hedge certain portions of forecasted cash flows denominated in foreign currencies. Additionally, the Company enters into forward exchange contracts to offset the earnings impact relating to exchange rate fluctuations on certain monetary assets and liabilities. The Company enters into forward exchange contracts as hedges of net investments in international operations.

Interest Rates
Our Company maintains our percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters.

Value at Risk
Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. Our value-at-risk calculations use a historical simulation model to estimate potential future losses in the fair value of our derivatives and other financial instruments that could occur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculation. We examined historical weekly returns over the previous 10 years to calculate our value at risk. The average value at risk represents the simple average of quarterly amounts over the past year. As a result of our foreign currency value-at-risk calculation, we estimate with 95 percent confidence that the fair values of our foreign currency derivatives and other financial instruments, over a one-week period, would decline by less than $43 million using 2001 average fair values and by less than $37 million using December 31, 2001 fair values. On December 31, 2000, we estimated the fair value would decline by less than $37 million. According to our interest rate value-at-risk calculations, we estimate with 95 percent confidence that any increase in our net interest expense due to an adverse move in our 2001 average or in our December 31, 2001 interest rates over a one-week period would not have a material impact on our Consolidated Financial Statements. Our December 31, 2000 estimate also was not material to our Consolidated Financial Statements.

   For additional discussion of financial risk management related to hedging transactions and derivative financial instruments, refer to Note 9 in our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------

OUR BUSINESS

We are the world's leading manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Our Company manufactures beverage concentrates and syrups and, in certain instances, finished beverages, which we sell to bottling and canning operations,

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

authorized fountain wholesalers and some fountain retailers. We also market and distribute juice and juice-drink products. In addition, we have ownership interests in numerous bottling and canning operations.

VOLUME

We measure our sales volume in two ways: (1) gallons and (2) unit cases of finished products. Gallons represent our primary business and measure the volume of concentrates, syrups and other beverage products (expressed in equivalent gallons of syrup) included by the Company in unit case volume. Most of our revenues are based on this measure of "wholesale" activity.

   We also measure volume in unit cases. As used in this report, "unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings); and "unit case volume" of the Company means the number of unit cases (or unit case equivalents) of Company trademark or licensed beverage products directly or indirectly sold by the Coca-Cola bottling system or by the Company to customers, including (i) beverage products bearing trademarks licensed to the Company and (ii) certain key products (which are not material) owned by our bottlers and for which the Company provides marketing support and derives profit from the sales.

   Our worldwide unit case volume increased 4 percent in 2001, on top of a 4 percent increase in 2000. The increase in unit case volume reflects consistent performance across certain key operations despite difficult global economic conditions. Our business system sold 17.8 billion unit cases in 2001.

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

CRITICAL ACCOUNTING POLICIES

Consolidation
Our Consolidated Financial Statements include the accounts of The Coca-Cola Company and all subsidiaries except where control is temporary or does not rest with our Company. All majority-owned entities in which our Company's control is considered other than temporary are consolidated. For investments in companies in which we have the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, such entities are accounted for by the equity method. Our judgments regarding the level of influence or control of each equity method investment include considering key factors such as our ownership interest, representation on the board of directors, participation in policy making decisions and material intercompany transactions. Our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence as discussed above are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions, including transactions with equity method investees, are eliminated from our financial results.

Recoverability of  Investments
Management periodically assesses the recoverability of our Company's investments. The significant judgment required in management's recoverability assessment is the determination of the fair value of the investment. For publicly traded investments, the fair value of our Company's investment is readily determinable based on quoted market prices. For non-publicly traded investments, management's assessment of fair value is based on our analysis of the investee's estimates of future operating results and the resulting cash flows. Management's ability to accurately predict future cash flows, especially in emerging and developing markets such as the Middle East and Latin America, may impact the determination of fair value.

   In the event a decline in fair value of an investment occurs, management may be required to make a determination as to whether the decline in market value is other than temporary. Management's assessment as to the nature of a decline in fair value is largely based on our estimates of future operating results, the resulting cash flows and intent to hold the investment. If an investment is considered to be impaired and the decline in value is considered to be other than temporary, an appropriate write-down is recorded.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

Other Assets
Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case sales. Additionally, our Company advances payments to certain customers for marketing to fund activities intended to generate volume. Advance payments are also made to certain customers for distribution rights. Payments under these programs are generally capitalized as other assets on the Consolidated Balance Sheets. Management periodically evaluates the recoverability of these assets by preparing estimates of sales volume, the resulting gross profit, cash flows and other factors. Accuracy of our recoverability assessments is based on management's ability to accurately predict certain key variables such as sales volume, prices, marketing spending and other economic factors. Predicting these key variables involves uncertainty about future events; however, the assumptions used are consistent with our internal planning. If the assets are assessed to be recoverable, they are amortized over the periods benefited. If the carrying value of these assets is considered to be not recoverable, such assets are written down as appropriate.

Trademarks and Other Intangible Assets
Trademarks and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Other intangible assets consist primarily of bottling and distribution rights in specific territories. Trademarks and other intangible assets are periodically reviewed for impairment whenever events or changes occur that indicate the carrying value may not be recoverable. When such events or changes occur, management estimates the future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets. The key variables which management must estimate include sales volume, prices, marketing spending and other economic factors. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties; however, the assumptions used are consistent with our internal planning. Therefore, management periodically evaluates and updates the estimates based on the conditions that influence these variables. If such assets are considered impaired, they are written down to fair value as appropriate.

   The assumptions and conditions for "Recoverability of Investments," "Other Assets" and "Trademarks and Other Intangible Assets" reflect management's best assumptions and estimates, but these items involve inherent uncertainties as described above, which may or may not be controllable by management. As a result, the accounting for such items could result in different amounts if management used different assumptions or if different conditions occur in future periods.

Other Policies
The Company has adopted or will adopt the  following new  accounting  standards:
Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138; SFAS No. 141, "Business Combinations"; and SFAS No. 142, "Goodwill and Other Intangible Assets." These standards are considered to be critical accounting policies and are explained under the heading "New Accounting Standards."

   For further information concerning accounting policies, refer to Note 1 of our Consolidated Financial Statements.

OPERATIONS

Net Operating Revenues and Gross Margin
In 2001, on a consolidated basis, our net operating revenues and our gross profit grew 1 percent and 3 percent, respectively. The growth in net operating revenues was primarily due to an increase in gallon shipments, price increases in selected countries and the consolidation of the Nordic and Brazilian bottling operations. These gains were offset by the negative impact of a stronger U.S. dollar and the sale of our previously owned vending operations in Japan and canning operations in Germany. Our gross profit margin increased to 69.9 percent in 2001 from 68.8 percent in 2000, primarily due to the sale in 2001 of our
Japan vending and German canning operations, partially offset by the consolidation in 2001 of the Nordic and Brazilian bottling operations. Generally, bottling and vending operations produce higher net revenues but lower gross margins compared to concentrate and syrup operations.

   In 2000, on a consolidated basis, our net operating revenues and our gross profit each grew 3 percent. The growth in net operating revenues was primarily due to improved business conditions and price increases in selected countries. This growth was partially offset by the negative

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

impact of a stronger U.S. dollar and the inventory reduction by certain bottlers. Our gross profit margin of 68.8 percent remained unchanged in 2000 compared to 1999.

Selling, Administrative and General Expenses
Selling expenses totaled $6,930 million in 2001,$6,863 million in 2000 and $6,745 million in 1999.

   During the first quarter of 2001, the Company announced plans to implement incremental strategic marketing initiatives in order to accelerate the Company's business strategies. During 2001, the Company invested $298 million of incremental marketing in the United States, Japan and Germany.

   The increase in 2001 was primarily due to higher marketing in line with the Company's unit case volume growth, incremental marketing expenses discussed above and the consolidation in 2001 of the Nordic and Brazilian bottling operations. Such increases were partially offset by the sale in 2001 of our Japan vending and German canning operations and the impact of a stronger U.S. dollar. The increase in 2000 was primarily due to higher marketing expenditures in line with unit case volume growth and the consolidation in 2000 of F&N Coca-Cola. Additionally, as a result of the gain recognized in the third quarter of 2000 from the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A., discussed in "Other Income-Net," the Company invested approximately $30 million in incremental marketing initiatives in CCHBC regions.

   Administrative and general expenses totaled $1,766 million in 2001, $1,688 million in 2000 and $1,735 million in 1999. The increase in 2001 is due to the consolidation in 2001 of the Nordic and Brazilian bottling operations, partially offset by the sale in 2001 of our Japan vending and German canning operations and the impact of a stronger U.S. dollar. The decrease in 2000 was primarily a result of savings realized from the Realignment initiated in 2000, offset by the consolidation in 2000 of F&N Coca-Cola. See discussion under the heading "Other Operating Charges" for a more complete description of the Realignment.

   Administrative and general expenses, as a percentage of net operating revenues, totaled approximately 9 percent in 2001, 8 percent in 2000 and 9 percent in 1999.

Other Operating Charges

During 2000, we recorded total nonrecurring charges of approximately $1,443 million. Of this $1,443 million, approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets; approximately $850 million related to the Realignment; and approximately $188 *million related to the settlement terms of a class action discrimination lawsuit and a donation to The Coca-Cola Foundation.

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

   Employees were separated from almost all functional areas of the Company's operations, and certain activities were outsourced to third parties. The total number of employees separated as of December 31, 2000, was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment. We recorded total charges of approximately $850 million related to

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

the Realignment. During 2000, the Company achieved approximately $150 million in savings from the Realignment. For a more complete description of the costs related to the Realignment, refer to Note 16 in our Consolidated Financial Statements.

   In the fourth quarter of 2000, we recorded charges of approximately $188 million related to the settlement terms of, and direct costs related to, a class action discrimination lawsuit. The monetary settlement included cash payments to fund back pay, compensatory damages, a promotional achievement fund and attorneys' fees. In addition, the Company introduced a wide range of training, monitoring and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. In 2001, our Company paid out substantially all of this settlement.

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

   Of the $813 million, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling strategy, management intended to sell the assets of our vending operations in Japan and our bottling operations in the Baltics. On December 22, 2000, the Company signed a definitive agreement to sell the assets of our vending operations in Japan, and this sale was completed in 2001. The proceeds from the sale of the assets were approximately equal to the carrying value of the long-lived assets less the cost to sell.

   In December 2000, the Company announced it had intended to sell its bottling operations in the Baltics to one of our strategic business partners. However, that partner was in the process of an internal restructuring and no longer planned to purchase the Baltics bottling operations. At that time, another suitable buyer was not identified so the Company continued to operate the Baltics bottlers as consolidated operations until a new buyer was identified. Subsequently, in January 2002, our Company reached an agreement to sell our bottling operations in the Baltics to CCHBC in early 2002. The expected proceeds from the sale of the Baltics bottlers are approximately equal to the current carrying value of the investment.

   The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Europe, Eurasia and Middle East, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.

Operating Income and Operating Margin
On a consolidated basis, our operating income increased 45 percent in 2001 to $5,352 million. This follows a decline of 7 percent in 2000 to $3,691 million. The 2001 results reflect an increase in gallon shipments, price increases in selected countries, the impact of nonrecurring charges in 2000 as previously discussed under the heading "Other Operating Charges" and the consolidation of the Nordic and Brazilian bottling operations. This is offset by the negative impact of a stronger U.S. dollar and the sale of our previously owned vending operations in Japan and canning operations in Germany. The 2000 results reflect the recording of nonrecurring charges, as previously discussed under the heading "Other Operating Charges," the impact of the stronger U.S. dollar, the consolidation of F&N Coca-Cola and the effect of the previously discussed reduction of concentrate inventory by certain bottlers within the Coca-Cola system, which was completed in the first half of 2000. Our consolidated operating margin was 26.6 percent in 2001, 18.6 percent in 2000 and 20.6 percent in 1999.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries



MARGIN ANALYSIS (Chart converted to table)

                                        2001             2000            1999
------------------------------------------------------------------------------
Net Operating Revenues
   (in billions)                      $ 20.1           $ 19.9          $ 19.3
Gross Margin                            69.9%            68.8%           68.8%
Operating Margin                        26.6%            18.6%           20.6%

------------------------------------------------------------------------------




Interest Income and Interest Expense
In 2001, our interest income decreased 6 percent due primarily to lower interest rates. In 2000, our interest income increased 33 percent due primarily to higher average cash balances and higher interest rates. Interest expense decreased 35 percent in 2001 due to both a decrease in average commercial paper debt balances and lower interest rates. In 2001, the Company used free cash flow to reduce commercial paper debt balances. Interest expense increased 33 percent in 2000 due primarily to both an increase in average commercial paper debt balances and higher interest rates throughout the period. Average 2000 commercial paper debt balances increased from 1999 primarily due to our utilization of cash for the Realignment, as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers, as discussed under the heading "Volume."

   In 2001, interest income exceeded interest expense. Interest income benefited from cash invested in locations outside the United States earning higher rates of interest than could be obtained within the United States. Our interest expense is primarily incurred on borrowings in the United States.

Equity Income (Loss)
In 2001, our Company's share of income from equity method investments totaled $152 million. The increase in our Company's share of income from equity method investments was due primarily to the continued improvement in operating performance by the majority of our equity investees and the impact of impairment charges on equity investees in 2000 as discussed below.

   As of January 1, 2001, Coca-Cola Enterprises changed its method of accounting for infrastructure development payments received from the Company. Prior to this change, Coca-Cola Enterprises recognized these payments as offsets to incremental expenses of the programs in the periods in which they were incurred. Coca-Cola Enterprises now recognizes the infrastructure development payments received from the Company as obligations under the contracts are performed. Because the Company eliminates the financial effect of significant intercompany transactions (including transactions with equity method investees), this change in accounting method has no impact on the Consolidated Financial Statements of our Company. For a more complete description of these transactions, refer to
Note 2 in our Consolidated Financial Statements.

   In 2000, our Company's share of losses from equity method investments totaled $289 million. This includes a nonrecurring charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. In addition, Panamerican Beverages, Inc. (Panamco) wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were nonrecurring charges recorded by investees in Eurasia and the Middle East. These nonrecurring charges were partially offset by an overall improvement in operating performance by our portfolio of bottlers and the positive impact of lower tax rates on current and deferred taxes at CCEAG.

Other Income-Net
In 2001, other income-net declined to $39 million from $99 million in 2000, primarily reflecting the impact of a gain related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. during the third quarter of 2000. This merger resulted in a decrease of our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. As a result of our Company's decreased equity ownership, a tax-free non-cash gain of approximately $118 million was recognized. In 2000, this gain was partially offset by exchange losses recognized versus exchange gains in 1999 attributable to the hedging of our resources in Brazil.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

Gains on Issuances of Stock by Equity Investees
At the time an equity investee issues its stock to third parties at a price in excess of our book value, our Company's equity in the underlying net assets of that investee increases. We generally record an increase to our investment account and a corresponding gain in these transactions. In July 2001, Coca-Cola Enterprises completed its acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The transaction was valued at approximately $1.4 billion, with approximately 30 percent of the transaction funded with the issuance of approximately 25 million shares of Coca-Cola Enterprises common stock, and the remaining portion funded through debt and assumed debt. The issuance of shares resulted in a one-time non-cash pretax gain for our Company of approximately $91 million. This gain represents the increase in our Company's equity in the underlying net assets of the related investee. No gains on issuances of stock by equity investees were recorded to the Consolidated Statements of Income during 2000 or 1999. For a more complete description of these transactions, refer to Note 3 in our Consolidated Financial Statements.

Income Taxes
Our effective tax rates were 29.8 percent in 2001, 36.0 percent in 2000 and 36.3 percent in 1999. Our ongoing effective tax rates reflect tax benefits derived from significant operations outside the United States, which are taxed at rates lower than the U.S. statutory rate of 35 percent. The decrease in our effective tax rate in 2001 was primarily due to effective tax planning and the impact that the impairment charges recorded in 2000 had on the 2000 effective tax rate. The change in our effective tax rate in 2000 was primarily the result of our current inability to realize a tax benefit associated with the impairment charges recorded in 2000, as previously discussed under the headings "Other Operating Charges" and "Equity Income (Loss)," partially offset by the tax-free gain of approximately $118 million related to the merger of Coca-Cola Beverages and Coca-Cola Hellenic Bottling Company S.A., previously discussed under the heading "Other Income - Net." For a more complete description of our income taxes, refer to Note 14 in our Consolidated Financial Statements.

   During the first quarter of 2000, the United States and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company has been established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary has filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes, the effect of which on both our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits utilized on our U.S. income tax return. The majority of the offsetting tax credits will be realized by the end of the first quarter of 2002.

   Management estimates that the effective tax rate for the year ending December 31, 2002 will be approximately 27.5 percent.

Income Per Share
Our basic net income per share increased by 82 percent in 2001, compared to a 10 percent decline in 2000. Diluted net income per share increased by 82 percent in 2001, compared to a 10 percent decline in 2000.

Recent Developments
In November 2001, our Company and CCBPI entered into a sale and purchase agreement with RFM Corp. to acquire its 83.2 percent interest in Cosmos Bottling Corporation (CBC), a publicly traded Philippine beverage company. As of the date of the agreement, the Company began supplying concentrate for this operation. The transaction valued CBC at 14 billion Philippine pesos, or approximately $270 million. The purchase of RFM's interest was finalized on January 3, 2002 with our Company receiving direct and indirect ownership totaling approximately 62.3 percent. A subsequent tender offer was made to the remaining minority share owners and is expected to close in March 2002. The Company and CCBPI have agreed to restructure the operations of CBC upon completion of the acquisition. The restructuring will result in the Company owning all acquired trademarks and CCBPI owning all the acquired bottling assets. No gain or loss is expected upon completion of this restructuring.

   In early 2002, the Company entered into an agreement with Coca-Cola Enterprises designed to support profitable volume growth of Company brands within Coca-Cola Enterprises' territories. Under the terms of the agreement, Coca-Cola Enterprises will earn cash funding as they achieve mutually established unit

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

case volume growth targets. The total cash support expected to be paid to Coca-Cola Enterprises under this agreement is $150 million in 2002 and $250 million in 2003. Beginning in 2004, the expected annual cash support to be paid to Coca-Cola Enterprises under this agreement will be reduced each year through 2009 when the annual cash support expected to be paid to Coca-Cola Enterprises will be $80 million. Beginning in 2009 and for each year thereafter, the support expected to be paid is $80 million annually. The Company will expense the funding as it is earned by Coca-Cola Enterprises. The agreement can be cancelled by either party at the end of a fiscal year with at least six months notice. During 2001, the Company also entered into an agreement to provide financial support to Coca-Cola Enterprises for introducing certain Company brands within Coca-Cola Enterprises' recently acquired Herb Coca-Cola territories. Under the terms of this agreement, the Company expects to pay Coca-Cola Enterprises $14 million annually in the years 2002 through 2008 and $11 million in 2009.

LIQUIDITY AND CAPITAL RESOURCES

We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. We anticipate that our operating activities in 2002 will continue to provide us with cash flows to assist in our business expansion and to meet our financial commitments.

Free Cash Flow
Free cash flow is the cash remaining from operations after we have satisfied our business reinvestment opportunities. We focus on increasing free cash flow to achieve our objective of maximizing share-owner value over time. We use free cash flow along with borrowings to pay dividends, make share repurchases and make acquisitions.

   The consolidated statements of our cash flows are summarized as follows (in millions):


Year Ended December 31,                               2001      2000      1999
-------------------------------------------------------------------------------
Cash flows provided by (used in):
        Operations                                 $ 4,110   $ 3,585   $ 3,883
        Business reinvestment                         (963)     (779)   (1,551)
-------------------------------------------------------------------------------
Free Cash Flow                                       3,147     2,806     2,332
Cash flows (used in) provided by:
        Acquisitions,
        net of disposals                              (225)     (386)   (1,870)
        Share repurchases                             (277)     (133)      (15)
        Dividends                                   (1,791)   (1,685)   (1,580)
        Other financing activities                    (762)     (254)    1,124
        Exchange                                       (45)     (140)      (28)
-------------------------------------------------------------------------------
Increase (decrease) in cash                        $    47   $   208   $   (37)
===============================================================================


   In 2001, cash provided by operations amounted to $4,110 million, a 15 percent increase from 2000. The increase was primarily due to solid 2001 business results partially offset by a stronger U.S. dollar, 2000 being unfavorably impacted by the previously mentioned planned inventory reduction by certain bottlers as discussed under the heading "Volume," cash payments made to separated employees under the Realignment, as well as additional Japanese tax payments made pursuant to the terms of the APA entered into by the United States and Japan taxing authorities. Cash provided by operations in 2000 amounted to $3,585 million, an 8 percent decrease from 1999. The decrease was primarily due to 2000 being unfavorably impacted by the items mentioned above.

   In 2001, net cash used in investing activities increased by $23 million compared to 2000. The increase was primarily the result of increased purchases of property, plant and equipment; the acquisition of the Nordic bottling operations and other investing activities such as the acquisitions of Odwalla, Inc. and Brazilian bottling operations. This was offset by proceeds received from the sale of our Japan Vending operations.

   In 2000, net cash used in investing activities decreased by $2,256 million compared to 1999. The decrease was primarily the result of brand and bottler acquisitions during 1999.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

   Total capital expenditures for property, plant and equipment (including our investments in information technology) and the percentage distribution by operating segment for 2001, 2000 and 1999 are as follows (in millions):


Year Ended December 31,                               2001      2000      1999
-------------------------------------------------------------------------------
Capital expenditures                                 $ 769     $ 733   $ 1,069
-------------------------------------------------------------------------------
North America (1)                                       44%       35%       25%
Africa                                                   1%        1%        2%
Europe, Eurasia
 & Middle East                                          14%       27%       21%
Latin America                                            5%        2%        6%
Asia                                                    14%       18%       30%
Corporate                                               22%       17%       16%
===============================================================================


(1) Includes The Minute Maid Company

Financing Activities, Contractual Obligations and
Commercial Commitments
Our financing activities include net borrowings, dividend payments and share issuances and repurchases. Net cash used in financing activities totaled $2,830 million in 2001, $2,072 million in 2000 and $471 million in 1999. The changes between 2001 and 2000 as well as between 2000 and 1999 were primarily due to the use of free cash flow to pay down outstanding debt.

   Cash used to purchase common stock for treasury under the 1996 share repurchase plan and employee stock award programs totaled $277 million in 2001, $133 million in 2000 and $15 million in 1999. In 2000 and in 1999, we did not repurchase any shares under the 1996 share repurchase plan. As previously mentioned, we expect that the Company's share repurchases will be increased in 2002, and we are currently estimating a range of $750 million to $1 billion of repurchases during the year.

   Commercial paper is our primary source of short-term financing. On December 31, 2001, we had $3,361 million outstanding in commercial paper borrowings compared to $4,549 million outstanding at the end of 2000, a $1,188 million decrease in borrowings. The 2001 decrease in commercial paper was due to the use of free cash flow to pay down outstanding debt. The Company's commercial paper borrowings normally mature less than three months from the date of issuance. In 1999, as part of our Year 2000 plan, we increased the amount of commercial paper borrowings with maturity dates greater than three months. The gross payments and receipts of borrowings greater than three months from the date of issuance have been included in the Consolidated Statements of Cash Flows. On December 31, 2001, we had $2,468 million in lines of credit and other short-term credit facilities available, of which approximately $382 million was outstanding.

   On December 31, 2001, we had $1,219 million outstanding in long-term debt, compared to $835 million outstanding at the end of 2000, a $384 million increase in borrowings. These increased borrowings were a result of the Company issuing $500 million in 10-year global notes in March 2001. This debt was incurred in order to obtain funds at attractive rates available in 2001. Current maturities of long-term debt were $156 million as of December 31, 2001 compared to $21 million as of December 31, 2000, an increase of $135 million.

   The Company's contractual obligations and commercial commitments are as follows (in millions):


December 31,                                                              2001
-------------------------------------------------------------------------------
Short-term loans and notes payable:
  Commercial paper borrowings                                          $ 3,361
  Lines of credit and other
    short-term borrowings                                                  382
Current maturities of long-term debt                                       156
Long-term debt                                                           1,219
Marketing commitments                                                    1,326
-------------------------------------------------------------------------------
Contractual obligations                                                $ 6,444
===============================================================================
Contingent liability for guarantees of
 indebtedness owed to third parties                                    $   436
===============================================================================


   For the year ended December 31, 2001, our Company generated cash flows provided by operating activities of $4,110 million. Management's expectations are that future cash flows provided by operating activities will be sufficient to meet the Company's contractual obligations. For further discussion of the above contractual obligations and commercial commitments, refer to Notes 5, 6 and 10 of the Consolidated Financial Statements.

Exchange
Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country and seek to adopt appropriate strategies that are responsive to changing economic and political environments and to fluctuations in foreign currencies.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

   We use approximately 59 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 2001, 2000 and 1999, the weighted-average exchange rates for foreign currencies in which the Company conducts operations (all operating currencies), and for certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:


Year Ended December 31,                         2001      2000        1999
-----------------------------------------------------------------------------
All operating currencies                          (8)%      (5)%      Even
-----------------------------------------------------------------------------
   Australian dollar                             (13)%      (8)%         3 %
   British pound                                  (5)%      (7)%        (2)%
   Canadian dollar                                (4)%    Even        Even
   French franc                                   (5)%     (14)%        (2)%
   German mark                                    (5)%     (14)%        (2)%
   Japanese yen                                  (11)%       4 %        15 %
=============================================================================

   These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program is designed to mitigate over time a portion of the impact of exchange on net income and earnings per share. The impact of a stronger U.S. dollar reduced our operating income by approximately 5 percent in 2001 and approximately 4 percent in 2000. The negative trend from currencies on our 2002 operating income, including the recent devaluation in Argentina, is expected to continue.

   Exchange gains (losses)-net amounted to $(9) million in 2001, $(12) million in 2000 and $87 million in 1999, and were recorded in other income-net in the Consolidated Statements of Income. Exchange gains (losses)-net includes the remeasurement of certain currencies into functional currencies and the costs of hedging certain exposures of our balance sheet.

   Additional information concerning our hedging activities is presented in Note 9 in our Consolidated Financial Statements.

Off Balance Sheet Arrangements
The Company does not have transactions, arrangements or relationships with "special purpose" entities, and the Company does not have any off balance sheet debt.

FINANCIAL POSITION

Comparing 2001 to 2000, the increase in prepaid expenses and other assets was primarily due to the change in the carrying value of derivatives and hedging instruments and amounts due from CCHBC of $146 million related to the sale of the Russian bottling operations. For further discussion, refer to Note 2 of the Consolidated Financial Statements. The decrease in cost method investments was primarily due to the consolidation of our recently purchased Brazilian bottling operations that had been classified as temporary cost method investments. The increase in other assets was due to a higher cash surrender value of insurance due to the pay off of policy loans. The increase in trademarks and other intangible assets was due primarily to acquisitions of brands and bottling operations during 2001.

   Comparing 2000 to 1999, the carrying value of our investment in Coca-Cola Amatil decreased, primarily as a result of a nonrecurring charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. The Company's portion of this charge was $306 million. The carrying value of our investment in CCHBC decreased due to the impact of foreign currency exchange partially offset by a gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. during the third quarter of 2000. The carrying value of other investments, principally bottling companies, decreased primarily due to a nonrecurring charge recorded by Panamco to write down selected assets, including the impairment of the value of the Venezuelan operating unit. The decrease in the carrying value of other equity investments was also impacted by the consolidation in 2000 of F&N Coca-Cola, which was previously recorded as an equity investment. The increase in other assets in 2000 is primarily due to an increase in marketing prepayments. The increase in accounts payable and accrued expenses in 2000 is due primarily to the accrual for the Realignment expenses.

EURO CONVERSION

In January 1999, certain member countries of the European Union established irrevocable, fixed conversion rates between their existing currencies and the European Union's common currency (the euro). The introduction of the euro was phased in over a period ended January 1, 2002, when euro notes and coins came into circulation. The replacement of other currencies with the euro did not have and is not expected to have a material impact on our operations or our Consolidated Financial Statements.

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries

IMPACT OF INFLATION AND CHANGING PRICES

Inflation affects the way we operate in many markets around the world. In general, we are able to increase prices to counteract the majority of the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

NEW ACCOUNTING STANDARDS

Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. As discussed further in Note 9, the 2001 Consolidated Financial Statements were prepared in accordance with the provisions of SFAS No. 133. Prior years' financial statements have not been restated. The 2000 and 1999 Consolidated Financial Statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

   Effective January 1, 2001, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." Both of these EITF Issues provide additional guidance relating to the income statement classification of certain sales incentives. The adoption of these EITF Issues resulted in the Company reducing both net operating revenues and selling, administrative and general expenses by approximately $580 million in 2001, $569 million in 2000 and $521 million in 1999. These reclassifications have no impact on operating income.

   In April 2001, the EITF reached a consensus on EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." EITF Issue No. 00-25, which is effective for the Company beginning January 1, 2002, will require certain selling expenses incurred by the Company to be classified as deductions from revenue. With the adoption of this EITF Issue, we estimate that approximately $2.6 billion of our payments to bottlers and customers that are currently classified within selling, administrative and general expenses will be reclassified as deductions from revenue. In our 2002 Consolidated Financial Statements, all comparative periods will be reclassified.

   In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 is effective for the Company as of January 1, 2002. Under the new rules, goodwill and indefinite lived intangible assets will no longer be amortized but will be reviewed annually for impairment. Intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.

   The adoption of SFAS No. 142 requires that an initial impairment assessment be performed on all goodwill and indefinite lived intangible assets. To complete this assessment, the Company will compare the fair value to the current carrying value of trademarks and other intangible assets. Fair values will be derived using cash flow analysis. The assumptions used in this cash flow analysis will be consistent with our internal planning. Any impairment charge resulting from this initial assessment will be recorded as a cumulative effect of an accounting change. The Company estimates the cumulative effect of adopting this standard will result in a non-cash charge in the first quarter of 2002 of approximately $1 billion on a pretax basis. This amount reflects intangible assets for both the Company and the Company's proportionate share of its equity method investees. The adoption of this new standard will also benefit earnings beginning in 2002 by approximately $60 million in reduced amortization from Company-owned intangible assets and approximately $150 million of increased equity income relating to the Company's share of amortization savings from equity method investees.

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

FORWARD-LOOKING STATEMENTS

Certain written and oral statements made by our Company and subsidiaries or with the approval of an

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS

                     The Coca-Cola Company and Subsidiaries


authorized executive officer of our Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this report and other filings with the Securities and Exchange Commission. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future-including statements relating to volume growth, share of sales and earnings per share growth and statements expressing general optimism about future operating results-are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

   The following are some of the factors that could cause our Company's actual results to differ materially from the expected results described in or underlying our Company's forward-looking statements:

   - Foreign currency rate fluctuations, interest rate fluctuations and other capital market conditions. Most of our exposures to capital markets, including foreign currency and interest rates, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing capital market exposures.

   - Changes in the nonalcoholic beverages business environment. These include, without limitation, changes in consumer preferences, competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, factors such as these could impact our earnings, share of sales and volume growth.

   - Adverse weather conditions, which could reduce demand for Company products.

   - Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.

   - Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.

   - The effectiveness of our advertising, marketing and promotional programs.

   - Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.

   - Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.

   - Economic and political conditions, especially in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.

   - Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.

   - The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.

The foregoing list of important factors is not exclusive.

ADDITIONAL INFORMATION

For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 57 through 84 of this report. Additional information concerning our operating segments is presented on pages 81 through 83.

                       CONSOLIDATED STATEMENTS OF INCOME

                     The Coca-Cola Company and Subsidiaries



Year Ended December 31,                    2001           2000             1999
--------------------------------------------------------------------------------
(In millions except per share data)

NET OPERATING REVENUES                 $ 20,092       $ 19,889         $ 19,284
----------------------
Cost of goods sold                        6,044          6,204            6,009
--------------------------------------------------------------------------------
GROSS PROFIT                             14,048         13,685           13,275
------------
Selling, administrative and general
 expenses                                 8,696          8,551            8,480
Other operating charges                       -          1,443              813
--------------------------------------------------------------------------------
OPERATING INCOME                          5,352          3,691            3,982
----------------
Interest income                             325            345              260
Interest expense                            289            447              337
Equity income (loss)                        152           (289)            (184)
Other income-net                             39             99               98
Gains on issuances of stock by
 equity investees                            91              -                -
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF ACCOUNTING CHANGE   5,670          3,399            3,819
---------------------------------------
Income taxes                              1,691          1,222            1,388
--------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE                     3,979          2,177            2,431
-------------------------------
Cumulative effect of accounting
 change, net of income taxes                (10)             -                -
--------------------------------------------------------------------------------
NET INCOME                             $  3,969       $  2,177         $  2,431
================================================================================

BASIC NET INCOME PER SHARE
--------------------------
Before accounting change               $   1.60       $    .88         $    .98
Cumulative effect of accounting change        -              -                -
--------------------------------------------------------------------------------
                                       $   1.60       $    .88         $    .98
--------------------------------------------------------------------------------

DILUTED NET INCOME PER SHARE
----------------------------
Before accounting change               $   1.60       $    .88         $    .98
Cumulative effect of accounting change        -              -                -
--------------------------------------------------------------------------------
                                       $   1.60       $    .88         $    .98
--------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING                2,487          2,477            2,469
--------------------------
Dilutive effect of stock options              -             10               18
--------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING
 ASSUMING DILUTION                        2,487          2,487            2,487
================================================================================



See Notes to Consolidated Financial Statements.

                                     Page 57

                          CONSOLIDATED BALANCE SHEETS

                     The Coca-Cola Company and Subsidiaries




December 31,                                       2001                    2000
--------------------------------------------------------------------------------
(In millions except share data)

ASSETS
------

CURRENT
-------
Cash and cash equivalents                      $  1,866                $  1,819
Marketable securities                                68                      73
--------------------------------------------------------------------------------
                                                  1,934                   1,892
Trade accounts receivable, less allowances
  of $59 in 2001 and $62 in 2000                  1,882                   1,757
Inventories                                       1,055                   1,066
Prepaid expenses and other assets                 2,300                   1,905
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                              7,171                   6,620
--------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
----------------------------
Equity method investments
 Coca-Cola Enterprises Inc.                         788                     707
 Coca-Cola Amatil Limited                           432                     617
 Coca-Cola HBC S.A.                                 791                     758
 Other, principally bottling companies            3,117                   3,164
Cost method investments, principally
   bottling companies                               294                     519
Other assets                                      2,792                   2,364
--------------------------------------------------------------------------------
                                                  8,214                   8,129
--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
Land                                                217                     225
Buildings and improvements                        1,812                   1,642
Machinery and equipment                           4,881                   4,547
Containers                                          195                     200
--------------------------------------------------------------------------------
                                                  7,105                   6,614
Less allowances for depreciation                  2,652                   2,446
--------------------------------------------------------------------------------
                                                  4,453                   4,168
--------------------------------------------------------------------------------

TRADEMARKS AND OTHER INTANGIBLE ASSETS            2,579                   1,917
--------------------------------------------------------------------------------
                                               $ 22,417                $ 20,834
================================================================================

                     The Coca-Cola Company and Subsidiaries



December 31,                                       2001                    2000
--------------------------------------------------------------------------------

LIABILITIES AND SHARE-OWNERS' EQUITY
------------------------------------

CURRENT
-------
Accounts payable and accrued expenses          $  3,679                $  3,905
Loans and notes payable                           3,743                   4,795
Current maturities of long-term debt                156                      21
Accrued income taxes                                851                     600
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                         8,429                   9,321
--------------------------------------------------------------------------------

LONG-TERM DEBT                                    1,219                     835
--------------------------------------------------------------------------------

OTHER LIABILITIES                                   961                   1,004
--------------------------------------------------------------------------------

DEFERRED INCOME TAXES                               442                     358
--------------------------------------------------------------------------------

SHARE-OWNERS' EQUITY
--------------------
Common stock, $.25 par value
 Authorized: 5,600,000,000 shares
 Issued: 3,491,465,016 shares in 2001;
         3,481,882,834 shares in 2000               873                     870
Capital surplus                                   3,520                   3,196
Reinvested earnings                              23,443                  21,265
Accumulated other comprehensive income and
 unearned compensation on restricted stock       (2,788)                 (2,722)
--------------------------------------------------------------------------------
                                                 25,048                  22,609

Less treasury stock, at cost
 (1,005,237,693 shares in 2001;
  997,121,427 shares in 2000)                    13,682                  13,293
--------------------------------------------------------------------------------
                                                 11,366                   9,316
--------------------------------------------------------------------------------
                                               $ 22,417                $ 20,834
================================================================================



See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     The Coca-Cola Company and Subsidiaries




Year Ended December 31,                    2001           2000             1999
--------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
--------------------
Net income                              $ 3,969        $ 2,177          $ 2,431
Depreciation and amortization               803            773              792
Deferred income taxes                        56              3               97
Equity income or loss, net of dividends     (54)           380              292
Foreign currency adjustments                (60)           196              (41)
Gains on issuances of stock by equity
  investees                                 (91)             -                -
Gains on sales of assets, including
  bottling interests                        (85)          (127)             (49)
Other operating charges                       -            916              799
Other items                                  34            119              119
Net change in operating assets and
  liabilities                              (462)          (852)            (557)
--------------------------------------------------------------------------------
 Net cash provided by operating
   activities                             4,110          3,585            3,883
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
--------------------
Acquisitions and investments,
  principally trademarks
  and bottling companies                   (651)          (397)          (1,876)
Purchases of investments and other
  assets                                   (456)          (508)            (518)
Proceeds from disposals of investments
  and other assets                          455            290              176
Purchases of property, plant and
  equipment                                (769)          (733)          (1,069)
Proceeds from disposals of property,
  plant and equipment                        91             45               45
Other investing activities                  142            138             (179)
--------------------------------------------------------------------------------
 Net cash used in investing activities   (1,188)        (1,165)          (3,421)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
--------------------
Issuances of debt                         3,011          3,671            3,411
Payments of debt                         (3,937)        (4,256)          (2,455)
Issuances of stock                          164            331              168
Purchases of stock for treasury            (277)          (133)             (15)
Dividends                                (1,791)        (1,685)          (1,580)
--------------------------------------------------------------------------------
 Net cash used in financing activities   (2,830)        (2,072)            (471)
--------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                 (45)          (140)             (28)
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
-------------------------
Net increase (decrease) during the year      47            208              (37)
Balance at beginning of year              1,819          1,611            1,648
--------------------------------------------------------------------------------
 Balance at end of year                 $ 1,866        $ 1,891          $ 1,611
================================================================================

See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY

                     The Coca-Cola Company and Subsidiaries




                            Number of    |                                                     Accumulated
                               Common    |                                     Outstanding           Other
Three Years Ended              Shares    | Common     Capital     Reinvested    Restricted   Comprehensive    Treasury
December 31, 2001         Outstanding    |  Stock     Surplus       Earnings         Stock          Income       Stock      Total
-----------------------------------------|-----------------------------------------------------------------------------------------
                                         |
(In millions except per share data)      |

BALANCE DECEMBER 31, 1998       2,466    |  $ 865     $ 2,195       $ 19,922        $  (84)       $ (1,350)  $ (13,145)  $  8,403
-------------------------                |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          2,431             -               -           -      2,431
  Translation adjustments           -    |      -           -              -             -            (190)          -       (190)
  Net change in unrealized               |
   gain (loss) on securities        -    |      -           -              -             -              23           -         23
  Minimum pension liability         -    |      -           -              -             -              25           -         25
                                         |                                                                                 ------
COMPREHENSIVE INCOME                     |                                                                                  2,289
Stock issued to employees                |
 exercising stock options           6    |      2         166              -             -               -           -        168
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -          72              -             -               -           -         72
Restricted stock and other stock         |
 plans, less amortizatization of         |
 $27                                -    |      -           5              -            25               -           -         30
Stock issued by an equity                |
 investee                           -    |      -         146              -             -               -           -        146
Purchases of stock for treasury     -    |      -           -              -             -               -         (15)       (15)
Dividends (per share -- $.64)       -    |      -           -         (1,580)            -               -           -     (1,580)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999       2,472    |    867       2,584         20,773           (59)         (1,492)    (13,160)     9,513
-------------------------                |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          2,177             -               -           -      2,177
  Translation adjustments           -    |      -           -              -             -            (965)          -       (965)
  Net change in unrealized               |
   gain (loss) on securities        -    |      -           -              -             -             (60)          -        (60)
  Minimum pension liability         -    |      -           -              -             -             (10)          -        (10)
                                         |                                                                                 -------
COMPREHENSIVE INCOME                     |                                                                                  1,142
Stock issued to employees                |
 exercising stock options          12    |      2         329              -             -               -           -        331
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -         116              -             -               -           -        116
Restricted stock and other stock         |
 plans, less amortizatization of         |
 $24                                3    |      1         167              -          (136)              -           -         32
Purchases of stock for treasury    (2)(1)|      -           -              -             -               -        (133)      (133)
Dividends (per share -- $.68)       -    |      -           -         (1,685)            -               -           -     (1,685)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2000       2,485    |    870       3,196         21,265          (195)         (2,527)    (13,293)     9,316
-------------------------                |
COMPREHENSIVE INCOME:                    |
  Net income                        -    |      -           -          3,969             -               -           -      3,969
  Translation adjustments           -    |      -           -              -             -            (207)          -       (207)
  Cumulative effect of SFAS No. 133 -    |      -           -              -             -              50           -         50
  Net gain (loss) on derivatives    -    |      -           -              -             -              92           -         92
  Net change in unrealized gain          |
   (loss) on securities             -    |      -           -              -             -             (29)          -        (29)
  Minimum pension liability         -    |      -           -              -             -             (17)          -        (17)
                                         |
                                         |                                                                                 ------
COMPREHENSIVE INCOME                     |                                                                                  3,858
Stock issued to employees                |
 exercising stock options           7    |      2         162              -             -               -           -        164
Tax benefit from employees'              |
 stock option and restricted             |
 stock plans                        -    |      -          58              -             -               -           -         58
Restricted stock and other               |
 stock plans, less cancellations    -    |      1         132              -           (24)              -        (112)        (3)
Amortization of restricted stock    -    |      -           -              -            41               -           -         41
Unearned restricted stock                |
 adjustment                         -    |      -         (28)             -            28               -           -          -
Purchases of stock for treasury    (6)(1)|      -           -              -             -               -        (277)      (277)
Dividends (per share -- $.72)       -    |      -           -         (1,791)            -               -           -     (1,791)
-----------------------------------------|------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2001       2,486    |  $ 873     $ 3,520       $ 23,443        $ (150)       $ (2,638)  $ (13,682)  $ 11,366
====================================================================================================================================


(1) Common stock purchased from employees exercising stock options numbered .3 million, 2.2 million and .3 million shares for the years ended December 31, 2001, 2000 and 1999, respectively.

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 1: ORGANIZATION AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

Organization
The Coca-Cola Company, together with its subsidiaries, (the Company or our Company) is predominantly a manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Operating in nearly 200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We also market and distribute juice and juice-drink products. We have significant markets for our products in all the world's geographic regions. We record revenue when title passes to our bottling partners or our customers.

Basis of Presentation
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Consolidation
Our Consolidated Financial Statements include the accounts of The Coca-Cola Company and all subsidiaries except where control is temporary or does not rest with our Company. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, are accounted for by the equity method. Accordingly, our Company's share of the net earnings of these companies is included in consolidated net income. Our investments in other companies are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions, including transactions with equity method investees, are eliminated from our financial results.

Recoverability of Investments
Management periodically assesses the recoverability of our Company's investments. For publicly traded investments, the fair value of our Company's investment is readily determinable based on quoted market prices. For non-publicly traded investments, management's assessment of fair value is based on our analysis of the investee's estimates of future operating results and the resulting cash flows. If an investment is considered to be impaired and the decline in value is other than temporary, an appropriate write-down is recorded.


Issuances of Stock by Equity Investees
When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a non-cash gain or loss on the issuance. This non-cash gain or loss, net of any deferred taxes, is generally recognized in our net income in the period the change of ownership interest occurs.

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

Advertising Costs
Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,970 million in 2001, $1,655 million in 2000 and $1,609 million in 1999. As of December 31, 2001 and 2000, advertising production costs of approximately $52 million and $69 million, respectively, were recorded primarily in prepaid expenses and other assets and noncurrent other assets in the accompanying Consolidated Balance Sheets.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

Property, Plant and Equipment
Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.

Other Assets
Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case sales. Additionally, our Company advances payments to certain customers for marketing to fund activities intended to generate volume. Advance payments are also made to certain customers for distribution rights. The costs of these programs are recorded in other assets and are subsequently amortized over the periods to be directly benefited. Management periodically evaluates the recoverability of these assets by preparing estimates of sales volume, the resulting gross profit, cash flows and other factors.

Trademarks and Other Intangible Assets
Trademarks and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Trademarks and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions that may indicate an impairment issue exists include an economic downturn in a market or a change in the assessment of future operations. In the event that a condition is identified that may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate interest rate is utilized, based on location-specific economic factors. Accumulated amortization was approximately $285 million and $192 million on December 31, 2001 and 2000, respectively.

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

New Accounting Standards
Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. As discussed further in Note 9, the 2001 Consolidated Financial Statements were prepared in accordance with the provisions of SFAS No. 133. Prior years' financial statements have not been restated. As required by SFAS No. 133, the 2000 and 1999 Consolidated Financial Statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

   Effective January 1, 2001, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." Both of these EITF Issues provide additional guidance relating to the income statement classification of certain sales incentives. The adoption of these EITF Issues resulted in the Company reducing both net operating revenues and selling, administrative and general expenses by approximately $580 million in 2001, $569 million in 2000 and $521 million in 1999. These reclassifications have no impact on operating income.

   In April 2001, the EITF reached a consensus on EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." EITF Issue No. 00-25, which is effective for the Company beginning January 1, 2002, will require certain selling expenses incurred by the Company to be classified as deductions from revenue. With the adoption of this EITF Issue, we estimate that approximately $2.6 billion of our payments to bottlers and customers that are currently classified within selling, administrative and general expenses will be reclassified as deductions from revenue. In our 2002 Consolidated Financial Statements, all comparative periods will be reclassified.

   In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 is effective for the Company as of January 1, 2002. Under the new rules, goodwill and indefinite lived intangible assets will no

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

longer be amortized but will be reviewed annually for impairment. Intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.

   The adoption of SFAS No. 142 requires that an initial impairment assessment is performed on all goodwill and indefinite lived intangible assets. To complete this assessment, the Company will compare the fair value to the current carrying value of trademarks and other intangible assets. Fair values will be derived using cash flow analysis. The assumptions used in this cash flow analysis will be consistent with our internal planning. Any impairment charge resulting from this initial assessment will be recorded as a cumulative effect of an accounting change. The Company estimates the cumulative effect of adopting this standard will result in a non-cash charge in the first quarter of 2002 of approximately $1 billion on a pretax basis. This amount reflects intangible assets for both the Company and the Company's proportionate share of its equity method investees. The adoption of this new standard will also benefit earnings beginning in 2002 by approximately $60 million in reduced amortization from Company-owned intangible assets and approximately $150 million of increased equity income relating to the Company's share of amortization savings from equity method investees.

NOTE 2: BOTTLING INVESTMENTS

Coca-Cola Enterprises Inc.
Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) is the largest soft-drink bottler in the world, operating in eight countries. On December 31, 2001, our Company owned approximately 38 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. As of December 31, 2001, our proportionate share of the net assets of Coca-Cola Enterprises exceeded our investment by approximately $283 million. This excess is amortized over a period consistent with the applicable useful life of the underlying transactions.

   A summary of financial information for Coca-Cola Enterprises is as follows (in millions):


December 31,                                                  2001         2000
--------------------------------------------------------------------------------
Current assets                                            $  2,876     $  2,631
Noncurrent assets                                           20,843       19,531
--------------------------------------------------------------------------------
  Total assets                                            $ 23,719     $ 22,162
================================================================================
Current liabilities                                       $  4,522     $  3,094
Noncurrent liabilities                                      16,377       16,234
--------------------------------------------------------------------------------
  Total liabilities                                       $ 20,899     $ 19,328
================================================================================
Share-owners' equity                                      $  2,820     $  2,834
================================================================================
Company equity investment                                 $    788     $    707
================================================================================

Year Ended December 31,                         2001          2000         1999
--------------------------------------------------------------------------------
Net operating revenues                      $ 15,700      $ 14,750     $ 14,406
Cost of goods sold                             9,740         9,083        9,015
--------------------------------------------------------------------------------
Gross profit                                $  5,960      $  5,667     $  5,391
================================================================================
Operating income                            $    601      $  1,126     $    839
================================================================================
Cash operating profit (1)                   $  1,954      $  2,387     $  2,187
================================================================================
Cumulative effect of
  accounting change                         $    302      $      -     $      -
================================================================================
Net income (loss)                           $   (321)     $    236     $     59
================================================================================
Net income (loss) available
  to common share owners                    $   (324)     $    233     $     56
================================================================================




(1) Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other non-cash operating expenses.

   Our net concentrate and syrup sales to Coca-Cola Enterprises were $3.9 billion in 2001, $3.5 billion in 2000 and $3.3 billion in 1999, or approximately 19 percent, 18 percent and 17 percent of our 2001, 2000 and 1999 net operating revenues, respectively. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our Consolidated Statements of Income. These transactions amounted to $295 million in 2001, $298 million in 2000 and $308 million in 1999. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.

   Cash payments made directly to Coca-Cola Enterprises for support of certain marketing activities and participation with them in cooperative advertising and other marketing programs amounted to approximately $606 million, $533 million and $525 million in 2001, 2000 and 1999, respectively. Cash payments made directly to Coca-Cola Enterprises' customers for support of certain marketing activities and programs amounted to approximately $282 million,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

$221 million and $242 million in 2001, 2000 and 1999, respectively. Pursuant to cooperative advertising and trade agreements with Coca-Cola Enterprises, we received approximately $252 million, $195 million and $243 million in 2001, 2000 and 1999, respectively, from Coca-Cola Enterprises for local media and marketing program expense reimbursements.

   Our Company enters into programs with Coca-Cola Enterprises designed to assist their development of the cold drink infrastructure. Under these programs, our Company made payments to Coca-Cola Enterprises for a portion of the cost of developing the infrastructure necessary to support accelerated placements of cold drink equipment. These payments support a common objective of increased sales of Coca-Cola beverages from increased availability and consumption in the cold drink channel. In connection with these programs, Coca-Cola Enterprises agrees to: (1) purchase and place specified numbers of vendors/coolers or cold drink equipment each year through 2008; (2) maintain the equipment in service, with certain exceptions, for a period of at least 12 years after placement; (3) maintain and stock the equipment in accordance with specified standards; and (4) report to our Company minimum average annual unit case sales volume throughout the economic life of the equipment.

   Coca-Cola Enterprises must achieve minimum average unit case sales volume for a 12-year period following the placement of equipment. These minimum average unit case sales volume levels ensure adequate gross profit from sales of concentrate to fully recover the capitalized costs plus a return on the Company's investment. Should Coca-Cola Enterprises fail to purchase the specified numbers of vendors/coolers or cold drink equipment for any calendar year through 2008, the parties agree to mutually develop a reasonable solution. Should no mutually agreeable solution be developed, or in the event that Coca-Cola Enterprises otherwise breaches any material obligation under the contracts and such breach is not remedied within a stated period, then Coca-Cola Enterprises would be required to repay a portion of the support funding as determined by our Company. No repayments by Coca-Cola Enterprises have ever been made under these programs. Our Company paid or committed to pay approximately $159 million, $223 million and $338 million in 2001, 2000 and 1999, respectively, to Coca-Cola Enterprises in connection with these infrastructure programs. These payments are recorded as other assets and amortized as a charge to earnings over the 12-year period following the placement of the equipment. Amounts recorded in other assets were approximately $931 million as of December 31, 2001. For 2002 and thereafter, the Company has no further commitments under these programs.

   As of January 1, 2001, Coca-Cola Enterprises changed its method of accounting for infrastructure development payments received from the Company. Prior to this change, Coca-Cola Enterprises recognized these payments as offsets to incremental expenses of the programs in the periods in which they were incurred. Coca-Cola Enterprises now recognizes the infrastructure development payments received from the Company as obligations under the contracts are performed. Because the Company eliminates the financial effect of significant intercompany transactions (including transactions with equity method investees), this change in accounting method has no impact on the Consolidated Financial Statements of our Company.

   Our Company and Coca-Cola Enterprises reached an agreement in 2000 to transfer all responsibilities and the associated staffing for major customer marketing (CMG) efforts to Coca-Cola Enterprises from our Company and for local media activities from Coca-Cola Enterprises to our Company. Under the agreement, our Company reimburses Coca-Cola Enterprises for the CMG staffing costs transferred to Coca-Cola Enterprises, and Coca-Cola Enterprises reimburses our Company for the local media staffing costs transferred to our Company. Amounts reimbursed to Coca-Cola Enterprises by our Company for CMG staffing expenses were $25 million and $3 million for 2001 and 2000, respectively. Amounts reimbursed to our Company for local media staffing expenses were $16 million for 2001.

   The difference between our proportionate share of Coca-Cola Enterprises' income available to common share owners and the Company's equity income in Coca-Cola Enterprises is primarily related to the elimination of the financial effect of intercompany transactions between the two companies.

   If valued at the December 31, 2001, quoted closing price of Coca-Cola Enterprises shares, the value of our investment in Coca-Cola Enterprises exceeded its carrying value by approximately $2.4 billion.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

Other Equity Investments
Operating results include our proportionate share of income (loss) from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises, is as follows (in millions):


December 31,                                                 2001          2000
--------------------------------------------------------------------------------
Current assets                                           $  6,013      $  5,985
Noncurrent assets                                          17,879        19,030
--------------------------------------------------------------------------------
 Total assets                                            $ 23,892      $ 25,015
================================================================================
Current liabilities                                      $  5,085      $  5,419
Noncurrent liabilities                                      7,806         8,357
--------------------------------------------------------------------------------
  Total liabilities                                      $ 12,891      $ 13,776
================================================================================
Share-owners' equity                                     $ 11,001      $ 11,239
================================================================================
Company equity investment                                $  4,340      $  4,539
================================================================================

Year Ended December 31,                    2001            2000            1999
--------------------------------------------------------------------------------
Net operating revenues (1)             $ 19,955        $ 21,423        $ 19,605
Cost of goods sold                       11,413          13,014          12,085
--------------------------------------------------------------------------------
Gross profit (1)                       $  8,542        $  8,409        $  7,520
================================================================================
Operating income (loss)                $  1,770        $    (24)       $    809
================================================================================
Cash operating profit (2)              $  3,171        $  2,796        $  2,474
================================================================================
Net income (loss)                      $    735        $   (894)       $   (134)
================================================================================



Equity investments include non-bottling investees.
(1) 2000 and 1999 Net operating revenues and Gross profit have been reclassified for EITF Issue No. 00-14 and EITF Issue No. 00-22.
(2) Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other non-cash operating expenses.


   Net sales to equity investees other than Coca-Cola Enterprises were $3.7 billion in 2001, $3.5 billion in 2000 and $3.2 billion in 1999. Total support payments, primarily marketing, made to equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, were approximately $636 million, $663 million and $685 million for 2001, 2000 and 1999, respectively.

   In February 2001, the Company reached an agreement with Carlsberg A/S (Carlsberg) for the dissolution of Coca-Cola Nordic Beverages (CCNB), a joint venture bottler in which our Company had a 49 percent ownership. In July 2001, our Company and San Miguel Corporation (San Miguel) acquired Coca-Cola Bottlers Philippines (CCBPI) from Coca-Cola Amatil Limited (Coca-Cola Amatil).

   In November 2001, our Company sold nearly all of its ownership interests in various Russian bottling operations to Coca-Cola HBC S.A. (CCHBC) for approximately $170 million in cash and notes receivable, of which $146 million in notes receivable remained outstanding as of December 31, 2001. These interests consisted of the Company's 40 percent ownership interest in a joint venture with CCHBC that operates bottling territories in Siberia and parts of Western Russia, together with our Company's nearly 100 percent interests in bottling operations with territories covering the remainder of Russia.

   In July 2000, a merger of Coca-Cola Beverages plc (Coca-Cola Beverages) and Hellenic Bottling Company S.A. was completed to create CCHBC. This merger resulted in a decrease in our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC.

   In July 1999, we acquired from Fraser and Neave Limited its ownership interest in F&N Coca-Cola Pte Limited.

   If valued at the December 31, 2001, quoted closing prices of shares actively traded on stock markets, the value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises exceeded our carrying value by approximately $800 million.

NOTE 3: ISSUANCES OF STOCK BY
EQUITY INVESTEES

In July 2001, Coca-Cola Enterprises completed its acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The transaction was valued at approximately $1.4 billion, with approximately 30 percent of the transaction funded with the issuance of approximately 25 million shares of Coca-Cola Enterprises common stock, and the remaining portion funded through debt and assumed debt. The Coca-Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. The shares issued combined with other share issuances exceeded the amount of repurchased shares under Coca-Cola Enterprises' share repurchase plan. As a result, the issuance of these shares resulted in a one-time non-cash pretax gain for our Company of approximately $91 million. We provided deferred taxes of approximately $36 million on this gain. This transaction reduced our ownership in Coca-Cola Enterprises from approximately 40 percent to approximately 38 percent.

   No gains on issuances of stock by equity investees were recorded during 2000. In the first quarter of 1999, Coca-Cola Enterprises completed its acquisition of various bottlers. These transactions were funded primarily

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

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

NOTE 4: ACCOUNTS PAYABLE AND
ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in millions):



December 31,                                               2001            2000
--------------------------------------------------------------------------------
Accrued marketing                                       $ 1,160         $ 1,163
Container deposits                                           84              58
Accrued compensation                                        202             141
Sales, payroll and other taxes                              148             166
Accrued realignment expenses                                 59             254
Accounts payable and
  other accrued expenses                                  2,026           2,123
--------------------------------------------------------------------------------
                                                        $ 3,679         $ 3,905
================================================================================



NOTE 5:  SHORT-TERM BORROWINGS AND
CREDIT ARRANGEMENTS

Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 2001, we had approximately $3,361 million outstanding in commercial paper borrowings. In addition, we had $2,468 million in lines of credit and other short-term credit facilities available, of which approximately $382 million was outstanding. Our weighted-average interest rates for commercial paper outstanding were approximately 1.9 percent and 6.7 percent at December 31, 2001 and 2000, respectively.

   These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

NOTE 6: LONG-TERM DEBT

Long-term debt consists of the following (in millions):


December 31,                                              2001            2000
--------------------------------------------------------------------------------
6 5/8% U.S. dollar notes due 2002                      $   150           $ 150
6% U.S. dollar notes due 2003                              150             150
5 3/4% U.S. dollar notes due 2009                          399             399
5 3/4% U.S. dollar notes due 2011                          498               -
7 3/8% U.S. dollar notes due 2093                          116             116
Other, due 2002 to 2013                                     62              41
--------------------------------------------------------------------------------
                                                         1,375             856
Less current portion                                       156              21
--------------------------------------------------------------------------------
                                                       $ 1,219           $ 835
================================================================================


   After giving effect to interest rate management instruments, the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $1,262 million and $113 million on December 31, 2001, and $706 million and $150 million on December 31, 2000. The weighted-average interest rate on our Company's long-term debt was 5.8 percent and 5.9 percent for the years ended December 31, 2001 and 2000, respectively. Total interest paid was approximately $304 million, $458 million and $314 million in 2001, 2000 and 1999, respectively. For a more complete discussion of interest rate management, refer to Note 9.

   Maturities of long-term debt for the five years succeeding December 31, 2001, are as follows (in millions):


   2002             2003             2004             2005                2006
--------------------------------------------------------------------------------
  $ 156            $ 155             $  2             $  1                $  1
================================================================================



   The above notes include various restrictions, none of which is presently significant to our Company.


NOTE 7:  COMPREHENSIVE INCOME

Accumulated other comprehensive income (AOCI) consists of the following (in millions):


December 31,                                              2001            2000
--------------------------------------------------------------------------------
Foreign currency
  translation adjustment                              $ (2,682)       $ (2,475)
Accumulated derivative net gains                           142               -
Unrealized gain (loss) on
  available-for-sale securities                            (55)            (26)
Minimum pension liability                                  (43)            (26)
--------------------------------------------------------------------------------
                                                      $ (2,638)       $ (2,527)
================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   A summary of the components of other comprehensive income for the years ended December 31, 2001, 2000 and 1999, is as follows (in millions):


                                    Before-Tax       Income          After-Tax
December 31,                            Amount          Tax             Amount
--------------------------------------------------------------------------------
2001
----
Net foreign currency
  translation                           $ (285)        $ 78             $ (207)
Cumulative effect of
  adopting SFAS
  No. 133, net                              83          (33)                50
Net gain (loss) on
  derivative financial
  instruments                              151          (59)                92
Net change in
  unrealized gain (loss)
  on available-for-sale
  securities                               (39)          10                (29)
Minimum pension
  liability                                (27)          10                (17)
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                         $ (117)        $  6             $ (111)
================================================================================

                                    Before-Tax       Income          After-Tax
December 31,                            Amount          Tax             Amount
--------------------------------------------------------------------------------
2000
----
Net foreign currency
  translation                          $(1,074)       $ 109            $  (965)
Net change in
  unrealized gain (loss)
  on available-for-sale
  securities                               (90)          30                (60)
Minimum pension
  liability                                (17)           7                (10)
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                        $(1,181)       $ 146            $(1,035)
================================================================================

                                    Before-Tax       Income          After-Tax
December 31,                            Amount          Tax             Amount
--------------------------------------------------------------------------------
1999
----
Net foreign currency
  translation                          $  (249)       $  59            $  (190)
Net change in
  unrealized gain (loss)
  on available-for-sale
  securities                                37          (14)                23
Minimum pension
  liability                                 38          (13)                25
--------------------------------------------------------------------------------
Other comprehensive
  income (loss)                        $  (174)       $  32            $  (142)
================================================================================


NOTE 8: FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments
The carrying amounts reflected in our Consolidated Balance Sheets for cash, cash equivalents, marketable equity securities, cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. Fair values for our derivative financial instruments are included in Note 9.

Certain Debt and Marketable Equity Securities
Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. On December 31, 2001 and 2000, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of AOCI. Debt securities categorized as held-to-maturity are stated at amortized cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   On December 31, 2001 and 2000, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                      Gross           Gross          Estimated
                                 Unrealized      Unrealized               Fair
December 31,            Cost          Gains          Losses              Value
--------------------------------------------------------------------------------
2001
----
Available-for-sale
 securities
  Equity securities  $   251           $ 43          $ (116)           $   178
  Collateralized
   mortgage
   obligations            13              -              (1)                12
  Other debt
   securities             19              -               -                 19
--------------------------------------------------------------------------------
                     $   283           $ 43          $ (117)           $   209
================================================================================

Held-to-maturity
 securities
  Bank and
   corporate debt    $   978           $  -          $    -            $   978
  Other debt
   securities              8              -               -                  8
--------------------------------------------------------------------------------
                     $   986           $  -          $    -            $   986
================================================================================


                                      Gross           Gross          Estimated
                                 Unrealized      Unrealized               Fair
December 31,            Cost          Gains          Losses              Value
--------------------------------------------------------------------------------
2000
----
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
================================================================================


Held-to-maturity
 securities
  Bank and
   corporate debt    $ 1,115           $  -          $    -            $ 1,115
-------------------------------------------------------------------------------
                     $ 1,115           $  -          $    -            $ 1,115
================================================================================


   On December 31, 2001 and 2000, these investments were included in the following captions in our Consolidated Balance Sheets (in millions):


                                                   Available-         Held-to-
                                                     for-Sale         Maturity
December 31,                                       Securities       Securities
--------------------------------------------------------------------------------
2001
----
Cash and cash equivalents                              $    -          $   976
Current marketable securities                              66                2
Cost method investments,
  principally bottling companies                          127                -
Other assets                                               16                8
--------------------------------------------------------------------------------
                                                       $  209          $   986
================================================================================

2000
----
Cash and cash equivalents                              $    -          $ 1,113
Current marketable securities                              71                2
Cost method investments,
  principally bottling companies                          151                -
Other assets                                               31                -
--------------------------------------------------------------------------------
                                                       $  253          $ 1,115
================================================================================


   The contractual maturities of these investments as of December 31, 2001, were as follows (in millions):

                      Available-for-Sale                 Held-to-Maturity
                          Securities                         Securities
                      ------------------               ----------------------
                                    Fair               Amortized       Fair
                       Cost        Value                    Cost      Value
-----------------------------------------------------------------------------
2002                  $  16        $  16                   $ 978      $ 978
2003-2006                 3            3                       8          8
Collateralized
 mortgage
 obligations             13           12                       -          -
Equity securities       251          178                       -          -
-----------------------------------------------------------------------------
                      $ 283        $ 209                   $ 986      $ 986
=============================================================================



   For the years ended December 31, 2001 and 2000, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 9:HEDGING TRANSACTIONS AND
DERIVATIVE FINANCIAL INSTRUMENTS

Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, in commodity prices and other market risks. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair value or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets. Our Company does not enter into derivative financial instruments for trading purposes.

   The fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions or other exposures. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure from our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.

   As discussed in Note 1, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 on January 1, 2001. These statements require the Company to recognize all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. At the inception of the hedge relationship, the Company must designate the derivative instrument as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.

   The adoption of SFAS No. 133 resulted in the Company recording transition adjustments to recognize its derivative instruments at fair value and to recognize the ineffective portion of the change in fair value of its derivatives. The cumulative effect of these transition adjustments was an after-tax reduction to net income of approximately $10 million and an after-tax net increase to AOCI of approximately $50 million. The reduction to net income is primarily related to the change in the time value and fair value of foreign currency options and interest rate agreements, respectively. The increase in AOCI is primarily related to net gains on foreign currency cash flow hedges. The Company reclassified into earnings during the year ended December 31, 2001 approximately $54 million of net gains relating to the transition adjustment recorded in AOCI as of January 1, 2001.

   We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures daily and review any downgrade in credit rating immediately. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all of our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. The Company has master netting agreements with most of the financial institutions that are counterparties to the derivative instruments. These agreements allow the net settlement of assets and liabilities arising from different transactions with the same counterparty. Based on these factors, we consider the risk of counterparty default to be minimal.

Interest Rate Management
Our Company maintains a percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. These contracts had maturities ranging from one to two years

                                    Paqe 70

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

on December 31, 2001. Interest rate swap agreements, which meet certain conditions required under SFAS No. 133 for fair value hedges, are accounted for as such. Therefore, no ineffective portion was recorded in 2001. Accordingly, the changes in the fair value of these agreements are recorded in earnings immediately. The fair value of our Company's interest rate swap agreements was approximately $5 million at December 31, 2001. The Company estimates the fair value of its interest rate management derivatives based on quoted market prices.

   Prior to January 1, 2001, our Company also used interest swaps and interest rate caps for hedging purposes. For interest rate swaps, any differences paid or received were recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation. Additionally, prior to January 1, 2001, our Company had entered into an interest rate cap agreement that entitled us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceeded prespecified interest rates through 2004. This cap agreement was terminated during 2001, and the impact on the Consolidated Statements of Income was immaterial.

Foreign Currency Management
The purpose of our foreign currency hedging activities is to reduce the risk that our eventual U.S. dollar net cash inflows resulting from sales outside the U.S. will be adversely affected by changes in exchange rates.

   We enter into forward exchange contracts and purchase currency options (principally euro and Japanese yen) to hedge certain portions of forecasted cash flows denominated in foreign currencies. The effective portion of the changes in fair value for these contracts, which have been designated as cash flow hedges, are reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion (which was not significant in 2001) of the change in fair value of these instruments is immediately recognized in earnings. These contracts had maturities ranging from one to two years on December 31, 2001, the period in which all amounts included in AOCI will be reclassified into earnings.

   Additionally, the Company enters into forward exchange contracts, which are not designated as hedging instruments under SFAS No. 133. These instruments are used to offset the earnings impact relating to the variability in exchange rates on certain monetary assets and liabilities denominated in non-functional currencies. Changes in the fair value of these instruments are recognized in earnings in the "Other income-net" line item of the Consolidated Statements of Income immediately to offset the effect of remeasurement of the monetary assets and liabilities.

   The Company also enters into forward exchange contracts to hedge its net investment position in certain major currencies. Under SFAS No. 133, changes in the fair value of these instruments are recognized in foreign currency translation adjustment, a component of AOCI, immediately to offset the change in the value of the net investment being hedged. For the year ended December 31, 2001, approximately $43 million of losses relating to derivative financial instruments were recorded in foreign currency translation adjustment.

   Prior to January 1, 2001, gains and losses on derivative financial instruments that were designated and effective as hedges of net investments in international operations were included in foreign currency translation adjustments, a component of AOCI.

   For the year ended December 31, 2001, we recorded an increase to AOCI of approximately $92 million, net of both income taxes and reclassifications to earnings, primarily related to net gains on foreign currency cash flow hedges, which will generally offset cash flow losses relating to the underlying exposures being hedged in future periods. The Company estimates that it will reclassify into earnings during the next 12 months approximately $120 million of the net amount recorded in AOCI as of December 31, 2001 as the anticipated foreign currency cash flows occur. The Company recorded approximately $12 million in earnings classified within net operating revenues in the Consolidated Statements of Income, primarily related to the change in the time value of foreign currency options. During 2001, the FASB issued an interpretation to SFAS No. 133 allowing the entire change in fair value, including the time value, of certain purchased options to be recorded in AOCI until the related underlying exposure is recorded in earnings. The Company adopted this interpretation prospectively.

   The Company did not discontinue any cash flow hedge relationships during the year ended December 31, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   The following table summarizes activity in AOCI related to derivatives designated as cash flow hedges held by the Company during the period from January 1, 2001 through December 31, 2001 (in millions):

                                   Before-Tax        Income          After-Tax
Year Ended December 31,                Amount           Tax             Amount
--------------------------------------------------------------------------------
2001
----
Cumulative effect
  of adopting
  SFAS No. 133, net                    $   83        $  (33)             $  50
Net changes in fair value
  of derivatives                          311          (122)               189
Net gains reclassified from
  AOCI into earnings                     (160)           63                (97)
--------------------------------------------------------------------------------
Accumulated derivative
  net gains as of
  December 31, 2001                    $  234        $  (92)             $ 142
================================================================================


   The following table presents the fair value, carrying value and maturities of the Company's foreign currency derivative instruments outstanding as of December 31, 2001 (in millions):

                                Carrying                 Fair
December 31,                      Values               Values         Maturity
--------------------------------------------------------------------------------
2001
----
Forward contracts                  $  37                $  37             2002
Currency swap agreements              10                   10             2002
Purchased options                    219                  219        2002-2003
--------------------------------------------------------------------------------
                                   $ 266                $ 266
================================================================================


   The Company estimates the fair value of its foreign currency derivatives based on quoted market prices or pricing models using current market rates. This amount is primarily reflected in prepaid expenses and other assets within the Company's Consolidated Balance Sheets.

   Prior to January 1, 2001, our Company also used foreign exchange contracts and purchased currency options for hedging purposes. Premiums paid and realized gains and losses, including those on any terminated contracts, were included in prepaid expenses and other assets. These were recognized in income, along with unrealized gains and losses, in the same period the hedging transactions were realized. Approximately $26 million of realized gains on settled contracts entered into as hedges of firmly committed transactions that had not yet occurred were deferred on December 31, 2000. Deferred gains and losses from hedging anticipated transactions were not material on December 31, 2000.

   The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 2000 (in millions):


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
================================================================================



NOTE 10: COMMITMENTS AND CONTINGENCIES

On December 31, 2001, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $436 million, of which $10 million related to the Company's equity investee bottlers. We do not consider it probable that we will be required to satisfy these guarantees.

   We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.

   We have committed to make future marketing expenditures of $1,326 million, of which the majority is payable over the next 12 years.

   The Company is involved in various legal proceedings. Management believes that any liability to the Company which may arise as a result of these proceedings will not have a material adverse effect on the financial condition of the Company taken as a whole.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 11: NET CHANGE IN OPERATING ASSETS
AND LIABILITIES

The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):


                                            2001          2000            1999
--------------------------------------------------------------------------------
Increase in trade
  accounts receivable                     $  (73)       $  (39)         $  (96)
Increase in inventories                      (17)           (2)           (163)
Increase in prepaid
  expenses and
  other assets                              (349)         (618)           (547)
Increase (decrease) in
  accounts payable
  and accrued expenses                      (179)          (84)            281
Increase (decrease) in
  accrued taxes                              247           (96)            (36)
Increase (decrease) in
  other liabilities                          (91)          (13)              4
--------------------------------------------------------------------------------
                                          $ (462)       $ (852)         $ (557)
================================================================================



NOTE 12:  RESTRICTED STOCK, STOCK OPTIONS
AND OTHER STOCK PLANS

Our Company currently sponsors restricted stock award plans and stock option plans. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for our stock option plans. The compensation cost charged against income for our restricted stock award plans was $41 million in 2001, $6 million in 2000 and $39 million in 1999. In 2000, the Company recorded a charge of $37 million for special termination benefits as part of the Realignment (discussed in Note 16). Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, our Company's net income and net income per share (basic and diluted) would have been as presented in the following table.

   The pro forma amounts are indicated below (in millions, except per share amounts):



Year Ended December 31,                     2001          2000            1999
--------------------------------------------------------------------------------
Net income
  As reported                            $ 3,969       $ 2,177         $ 2,431
  Pro forma                              $ 3,767       $ 1,995         $ 2,271
Basic net income
 per share
  As reported                            $  1.60       $   .88         $   .98
  Pro forma                              $  1.51       $   .81         $   .92
Diluted net income
 per share
  As reported                            $  1.60       $   .88         $   .98
  Pro forma                              $  1.51       $   .80         $   .91
================================================================================


   Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.

   On December 31, 2001, 29 million shares were available for grant under the Restricted Stock Award Plans. In 2001, there were 116,300 shares of restricted stock granted at an average price of $48.95. In 2000, there were 546,585 shares of restricted stock granted at an average price of $58.20. In 1999, 32,100 shares of restricted stock were granted at an average price of $53.86. In 2001, 78,700 shares of restricted stock were cancelled at an average price of $48.49. In 2000, 80,500 shares of restricted stock were cancelled at an average price of $28.41. In 1999, 1,600 shares of restricted stock were cancelled at an average price of $86.75. Participants are entitled to vote and receive dividends on the shares and, under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.

   In addition, 270,000 shares of three-year performance-based and 2,025,000 shares of five-year performance-based restricted stock were granted in 2000. The release of these shares was contingent upon the Company achieving certain predefined performance targets over the three-year and five-year measurement

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

periods, respectively. Participants were entitled to vote and receive dividends on these shares during the measurement period. The Company also promised to grant 180,000 shares of stock at the end of three years and 200,000 shares at the end of five years to certain employees if the Company achieved predefined performance targets over the respective measurement periods. In May 2001, these performance based restricted stock awards and promises made to grant shares in the future were cancelled. New awards, for the same number of shares, with the exception of the promise made in 2000 to grant 200,000 shares at the end of five years, were granted. The performance targets of these new awards are aligned with the Company's current long-term earnings per share growth target of 11 to 12 percent. In 2001, an additional 10,000 shares of three-year and 300,000 shares of five-year performance-based restricted stock were granted with performance targets aligned with the Company's current long-term earnings per share growth target of 11 to 12 percent.

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

   The 1999 Stock Option Plan (the 1999 Option Plan) was approved by share owners in April of 1999. Following the approval of the 1999 Option Plan, no grants were made from the 1991 Option Plan, and shares available under the 1991 Option Plan were no longer available to be granted. Under the 1999 Option Plan, a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options granted under the 1999 Option Plan. Options to purchase common stock under the 1999 Option Plan have been granted to Company employees at fair market value at the date of grant.

   Generally, stock options become exercisable over a four-year vesting period and expire 15 years from the date of grant. Prior to 1999, stock options generally became exercisable over a three-year vesting period and expired 10 years from the date of grant.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yields of 1.6, 1.2 and 1.2 percent; expected volatility of 31.9, 31.7 and 27.1 percent; risk-free interest rates of 5.1, 5.8 and 6.2 percent; and expected lives of five years for 2001 and 2000 and four years for 1999. The weighted-average fair value of options granted was $15.09, $19.85 and $15.77 for the years ended December 31, 2001, 2000 and 1999, respectively.

   A summary of stock option activity under all plans is as follows (shares in millions):




                                                   2001                            2000                           1999
                                        -------------------------      --------------------------      ----------------------------
                                                 Weighted-Average                Weighted-Average                Weighted-Average
                                        Shares     Exercise Price      Shares      Exercise Price      Shares      Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------

Outstanding on January 1,                  112            $ 51.23         101             $ 46.66          80             $ 42.77
Granted (1)                                 45              48.11          32               57.35          28               53.53
Exercised                                   (7)             24.30         (12)              26.00          (6)              26.12
Forfeited/Expired (2)                       (9)             56.74          (9)              57.51          (1)              60.40
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding on December 31,                141            $ 51.16         112             $ 51.23         101             $ 46.66
===================================================================================================================================
Exercisable on December 31,                 65            $ 50.83          60             $ 46.57          59             $ 39.40
===================================================================================================================================
Shares available on December 31,
 for options that may be granted            25                             65                              92
===================================================================================================================================


(1) No grants were made from the 1991 Option Plan during 2000 or 2001.
(2) Shares Forfeited/Expired relate to the 1991 and 1999 Option Plans.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   The following table summarizes information about stock options at December 31, 2001 (shares in millions):



                                                Outstanding Stock Options                         Exercisable Stock Options
                                ---------------------------------------------------            ------------------------------
                                            Weighted-Average
                                                   Remaining       Weighted-Average                       Weighted-Average
Range of Exercise Prices        Shares      Contractual Life         Exercise Price               Shares    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------
$20.00 to $30.00                     7             2.1 years                $ 23.44                    7           $ 23.44
$30.01 to $40.00                     9             3.8 years                $ 35.63                    9           $ 35.63
$40.01 to $50.00                    53            12.9 years                $ 48.22                    9           $ 48.86
$50.01 to $60.00                    59            12.2 years                $ 56.30                   28           $ 56.54
$60.01 to $86.75                    13             6.8 years                $ 65.87                   12           $ 65.89
-----------------------------------------------------------------------------------------------------------------------------
$20.00 to $86.75                   141            10.9 years                $ 51.16                   65           $ 50.83
=============================================================================================================================


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

   Total expense for all benefit plans, including defined benefit pension plans, defined contribution pension plans, and postretirement health care and life insurance benefit plans, amounted to approximately $142 million in 2001, $116 million in 2000 and $108 million in 1999. In addition, in 2000 the Company recorded a charge of $124 million for special retirement benefits as part of the Realignment discussed in Note 16. Net periodic cost for our pension and other defined benefit plans consists of the following (in millions):


                                                 Pension Benefits
                                      ------------------------------------------
Year Ended December 31,                2001            2000            1999
--------------------------------------------------------------------------------
Service cost                          $  53           $  54           $  67
Interest cost                           123             119             111
Expected return on
 plan assets                           (125)           (132)           (119)
Amortization of prior
 service cost                             8               4               6
Recognized net actuarial
 (gain) loss                              3              (7)              7
Settlements and curtailments              -               1               -
--------------------------------------------------------------------------------
Net periodic pension cost             $  62           $  39           $  72
================================================================================


                                                  Other Benefits
                                      ------------------------------------------
Year Ended December 31,                 2001            2000            1999
--------------------------------------------------------------------------------
Service cost                            $ 13            $ 12            $ 14
Interest cost                             34              29              22
Expected return on
 plan assets                              (1)             (1)             (1)
Amortization of prior
 service cost                              2               1               -
Recognized net
 actuarial gain                            -              (1)              -
--------------------------------------------------------------------------------
Net periodic cost                       $ 48            $ 40            $ 35
================================================================================

   The following table sets forth the change in benefit obligation for our benefit plans (in millions):


                                            Pension Benefits                 Other Benefits
                                     -----------------------------   ----------------------------
December 31,                            2001                2000        2001               2000
-------------------------------------------------------------------------------------------------
Benefit obligation
 at beginning
 of year                             $ 1,819             $ 1,670       $ 407              $ 303
Service cost                              53                  54          13                 12
Interest cost                            123                 119          34                 29
Foreign currency
 exchange rate
 changes                                 (23)                (55)          -                  -
Amendments                                 -                  57           3                 21
Actuarial loss                            62                  77          96                 25
Benefits paid                           (126)               (146)        (23)               (17)
Business
 combinations                             10                   -           -                  -
Divestitures                             (12)                  -           -                  -
Settlements and
 curtailments                              -                 (67)          -                 13
Special retirement
 benefits                                  -                 104           -                 20
Other                                      -                   6           -                  1
-------------------------------------------------------------------------------------------------
Benefit obligation at end of year    $ 1,906             $ 1,819       $ 530              $ 407
=================================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   The following table sets forth the change in plan assets for our benefit plans (in millions):



                                           Pension Benefits                 Other Benefits
                                     -----------------------------    --------------------------
December 31,                            2001                2000        2001               2000
------------------------------------------------------------------------------------------------
Fair value of
 plan assets
 at beginning
 of year (1)                         $ 1,555             $ 1,722       $  17              $  29
Actual return on
 plan assets                             (96)                  4           -                  2
Employer
 contribution                            130                  31           -                  -
Foreign currency
 exchange rate
 changes                                 (14)                (57)          -                  -
Benefits paid                            (91)               (120)        (17)               (14)
Business
 combinations                              9                   -           -                  -
Divestitures                              (4)                  -           -                  -
Settlements                                -                 (38)          -                  -
Other                                      3                  13           -                  -
------------------------------------------------------------------------------------------------
Fair value of
 plan assets
 at end of year (1)                  $ 1,492             $ 1,555       $   -              $  17
================================================================================================




(1) Pension benefit plan assets primarily consist of listed stocks including 1,621,050 shares of common stock of our Company with a fair value of $76 million and $99 million as of December 31, 2001 and 2000, respectively.


   The total projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $687 million and $232 million, respectively, as of December 31, 2001 and $617 million and $194 million, respectively, as of December 31, 2000. The total accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $583 million and $202 million, respectively, as of December 31, 2001 and $480 million and $152 million, respectively, as of December 31, 2000.

   The accrued pension and other benefit costs recognized in our accompanying Consolidated Balance Sheets are computed as follows (in millions):


                                           Pension Benefits                 Other Benefits
                                      ---------------------------     ---------------------------
December 31,                             2001              2000           2001             2000
-------------------------------------------------------------------------------------------------
Funded status                          $ (414)           $ (264)        $ (530)          $ (390)
Unrecognized net
 asset at transition                       (5)               (6)             -                -
Unrecognized prior
 service cost                              73                90             21               23
Unrecognized
 net actuarial
 (gain) loss                              195               (89)            45              (51)
-------------------------------------------------------------------------------------------------
Net liability
 recognized                            $ (151)           $ (269)        $ (464)          $ (418)
-------------------------------------------------------------------------------------------------
Prepaid benefit
 cost                                  $  146            $   39         $    -           $    -
Accrued benefit
 liability                               (387)             (374)          (464)            (418)
Accumulated other
 comprehensive income                      70                43              -                -
Intangible asset                           20                23              -                -
-------------------------------------------------------------------------------------------------
Net liability
 recognized                            $ (151)          $ (269)         $ (464)          $ (418)
=================================================================================================


   The weighted-average assumptions used in computing the preceding information are as follows:


                                                 Pension Benefits
                                      ----------------------------------------
December 31,                            2001           2000            1999
------------------------------------------------------------------------------
Discount rate                          6 1/2%             7%              7%
Rate of increase in
 compensation levels                   4 1/4%         4 1/2%          4 1/2%
Expected long-term
 rate of return on
 plan assets                           8 1/2%         8 1/2%          8 1/2%



                                                  Other Benefits
                                      ----------------------------------------
December 31,                            2001           2000            1999
------------------------------------------------------------------------------
Discount rate                          7 1/4%         7 1/2%              8%
Rate of increase in
 compensation levels                   4 1/2%         4 3/4%              5%
Expected long-term
 rate of return on
 plan assets                               -              3%              3%


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   The rate of increase in per capita costs of covered health care benefits is assumed to be 9 percent in 2002, decreasing gradually to 5 1/4 percent by the year 2007.

   A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):



                                One Percentage                One Percentage
                                Point Increase                Point Decrease
                                ----------------------------------------------
Effect on accumulated
 postretirement benefit
 obligation as of
 December 31, 2001                        $ 54                        $ (45)

Effect on net periodic
 postretirement benefit
 cost in 2001                             $  7                        $  (6)



NOTE 14: INCOME TAXES

Income before income taxes and cumulative effect of accounting change consists of the following (in millions):


Year Ended December 31,                 2001            2000            1999
------------------------------------------------------------------------------
United States                        $ 2,430         $ 1,497         $ 1,504
International                          3,240           1,902           2,315
------------------------------------------------------------------------------
                                     $ 5,670         $ 3,399         $ 3,819
==============================================================================

Income tax expense (benefit) consists of the following (in millions):


Year Ended               United     State &
December 31,             States       Local     International       Total
---------------------------------------------------------------------------
2001
 Current                  $ 552       $ 102           $   981     $ 1,635
 Deferred                    70         (15)                1          56
2000
urrent                    $  48       $  16           $ 1,155     $ 1,219
 Deferred                    (9)         46               (34)          3
1999
Current                   $ 395       $  67           $   829     $ 1,291
 Deferred                   182          11               (96)         97
===========================================================================

   We made income tax payments of approximately $1,351 million, $1,327 million and $1,404 million in 2001, 2000 and 1999, respectively. During the first quarter of 2000, the United States and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company has been established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary has filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes, the effect of which on both our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits utilized on our U.S. income tax return.

   A reconciliation of the statutory U.S. federal rate and effective rates is as follows:


Year Ended December 31,                 2001            2000            1999
--------------------------------------------------------------------------------

Statutory U.S. federal rate             35.0%           35.0%           35.0%
State income taxes-net of
 federal benefit                         1.0              .8             1.0
Earnings in jurisdictions taxed
 at rates different from the
 statutory U.S. federal rate            (4.9)           (4.0)           (6.0)
Equity income or loss (1)                (.9)            2.9             1.6
Other operating charges (2)                -             1.9             5.3
Other-net                                (.4)            (.6)            (.6)
--------------------------------------------------------------------------------
                                        29.8%           36.0%           36.3%
================================================================================


(1) Includes charges by equity investees for 2000 and 1999. See Note 15.

(2) Includes charges related to certain bottling, manufacturing and intangible assets for 2000 and 1999. See Note 15.


   Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.

   In 2000, management concluded that it was more likely than not that local tax benefits would not be realized with respect to principally all of the items discussed in Note 15, with the exception of approximately $188 million of charges related to the settlement terms of a class action discrimination lawsuit. Accordingly, valuation allowances were recorded to offset the future tax benefit of these nonrecurring items resulting in an increase in our effective tax rate. Excluding the impact of these nonrecurring items, the effective tax rate on operations for 2000 was slightly more than 30 percent.

   In 1999, the Company recorded a charge of $813 million, primarily reflecting the impairment of certain bottling, manufacturing and intangible assets. For some locations with impaired assets, management concluded that it was more likely than not that no local tax benefit would be realized. Accordingly, a valuation allowance was recorded offsetting the future tax benefits

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

for such locations. This resulted in an increase in our effective tax rate for 1999. Excluding the impact, the Company's effective tax rate for 1999 would have been 31 percent.

   Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $5.9 billion at December 31, 2001. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a substantial portion of the U.S. liability.

   The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):


December 31,                                            2001            2000
--------------------------------------------------------------------------------

Deferred tax assets:
  Benefit plans                                      $   377         $   261
  Liabilities and reserves                               489             456
  Net operating loss carryforwards                       286             375
  Other operating charges                                169             321
  Other                                                  232             126
--------------------------------------------------------------------------------
  Gross deferred tax assets                            1,553           1,539
  Valuation allowance                                   (563)           (641)
--------------------------------------------------------------------------------
                                                     $   990         $   898
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Property, plant and equipment                      $   391         $   425
  Equity investments                                     196             228
  Intangible assets                                      248             224
  Other                                                  185             129
--------------------------------------------------------------------------------
                                                     $ 1,020         $ 1,006
================================================================================
Net deferred tax asset (liability)(1)                $  ( 30)        $  (108)
================================================================================


(1) Deferred tax assets of $412 million and $250 million have been included in the consolidated balance sheet caption "Other assets" at December 31, 2001 and 2000, respectively.


   On December 31, 2001 and 2000, we had approximately $240 million and $143 million, respectively, of net deferred tax assets, located in countries outside the United States.

   On December 31, 2001, we had $1,229 million of tax operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $440 million must be utilized within the next five years; $789 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

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

   In July 2000, we recorded a tax-free non-cash gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. For specific transaction details refer to Note 2.

   In the fourth quarter of 2000, we recorded charges of approximately $188 million related to the settlement terms of, and direct costs related to, a class action discrimination lawsuit. The monetary settlement includes cash payments to fund back pay, compensatory damages, a promotional achievement fund and attorneys' fees. In addition, the Company introduced a wide range of training, monitoring and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. In 2001, our Company paid out substantially all of this settlement.

   In 2000, the Company also recorded a nonrecurring charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

investment in the Philippines. In addition, Panamerican Beverages, Inc. wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were nonrecurring charges recorded by investees in Eurasia and the Middle East. These nonrecurring charges were partially offset by the impact of lower tax rates related to current and deferred taxes at Coca-Cola Erfrischungsgetraenke AG (CCEAG).

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

   Of the $813 million, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling strategy, management intended to sell the assets of our vending operations in Japan and our bottling operations in the Baltics. The remaining carrying value of long-lived assets within these operations and the income from operations on an after-tax basis as of and for the 12-month period ending December 31, 2000, were approximately $143 million and $12 million, respectively. On December 22, 2000, the Company signed a definitive agreement to sell the assets of our vending operations in Japan and this sale was completed in 2001. The proceeds from the sale of the assets were approximately equal to the carrying value of the long-lived assets less the cost to sell.

   In December 2000, the Company announced that it had intended to sell its bottling operations in the Baltics to one of our strategic business partners. However, the partner was in the process of internal restructuring and no longer planned to purchase the Baltics bottling operations. At that time another suitable buyer was not identified so the Company continued to operate the Baltics bottlers as consolidated operations until a new buyer was identified. Subsequently, in January 2002, our Company reached an agreement to sell our bottling operations in the Baltics to CCHBC in early 2002. The expected proceeds from the sale of the Baltics bottlers are approximately equal to the current carrying value of the investment.

   The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Europe, Eurasia and Middle East, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.

NOTE 16:  REALIGNMENT COSTS

In January 2000, our Company initiated a major organizational realignment (the Realignment) intended to put more responsibility, accountability and resources in the hands of local business units of the Company so as to fully leverage the local capabilities of our system.

   Under the Realignment, employees were separated from almost all functional areas of the Company's operations, and certain activities were outsourced to third parties. The total number of employees separated as of December 31, 2000, was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   The table below summarizes the balance of accrued Realignment expenses and the movement in that accrual as of and for the years ended December 31, 2001 and 2000 (in millions):


                                                                  2000          Accrued                       2001        Accrued
                                                              Non-cash          Balance                   Non-cash        Balance
                                        2000         2000          and     December 31,          2001          and   December 31,
REALIGNMENT SUMMARY                 Expenses     Payments     Exchange             2000      Payments     Exchange           2001
------------------------------------------------------------------------------------------------------------------------------------
Employees involuntarily separated
 Severance pay and benefits            $ 216       $ (123)       $  (2)           $  91        $  (66)       $  (8)        $  17
 Outside services-legal,
  outplacement, consulting                33          (25)           -                8            (8)           -             -
 Other-including asset
  write-downs                             81          (37)          (7)              37           (33)          (4)            -
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 330       $ (185)       $  (9)           $ 136        $ (107)       $ (12)        $  17
------------------------------------------------------------------------------------------------------------------------------------
Employees voluntarily separated
 Special retirement pay
  and benefits                         $ 353       $ (174)       $   -            $ 179        $  (26)       $ (12)        $ 141
 Outside services-legal,
  outplacement, consulting                 6           (3)           -                3            (3)           -             -
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 359       $ (177)       $   -            $ 182        $  (29)       $ (12)        $ 141
------------------------------------------------------------------------------------------------------------------------------------
Other direct costs                     $ 161       $  (92)       $  (9)           $  60        $  (26)       $ (11)        $  23
------------------------------------------------------------------------------------------------------------------------------------
TOTAL REALIGNMENT                      $ 850       $ (454)       $ (18)           $ 378(1)     $ (162)       $ (35)        $ 181 (1)
====================================================================================================================================



(1) As of December 31, 2001 and 2000, $59 million and $254 million, respectively, were included in the consolidated balance sheet caption "Accounts payable and accrued expenses." As of December 31, 2001 and 2000, $122 million and $124 million, respectively, were included in the consolidated balance sheet caption "Other liabilities."

NOTE 17: ACQUISITIONS AND INVESTMENTS

During 2001, our Company's acquisition and investment activity totaled approximately $651 million. In February 2001, our Company reached an agreement with Carlsberg for the dissolution of CCNB, a joint venture bottler in which our Company had a 49 percent ownership. At that time, CCNB had bottling operations in Sweden, Norway, Denmark, Finland and Iceland. Under this agreement with Carlsberg, our Company acquired CCNB's Sweden and Norway bottling operations in June 2001, increasing our Company's ownership in those bottlers to 100 percent. Carlsberg acquired CCNB's Denmark and Finland bottling operations, increasing Carlsberg's ownership in those bottlers to 100 percent. Pursuant to the agreement, CCNB sold its Iceland bottling operations to a third-party group of investors in May 2001.

   In March 2001, our Company signed a definitive agreement with La Tondena Distillers, Inc. (La Tondena) and San Miguel to acquire carbonated soft drink, water and juice brands for $84 million. CCBPI acquired the related manufacturing and distribution assets from La Tondena for $63 million.

   In July 2001, our Company and San Miguel acquired CCBPI from Coca-Cola Amatil. Upon the completion of this transaction, our Company owned 35 percent of the common shares and 100 percent of the Preferred B shares, and San Miguel owned 65 percent of the common shares of CCBPI. Additionally, as a result of this transaction, our Company's interest in Coca-Cola Amatil was reduced from approximately 38 percent to approximately 35 percent.

   In December 2001, our Company completed a cash tender offer for all outstanding shares of common stock of Odwalla, Inc. This acquisition was valued at approximately $190 million with our Company receiving an ownership interest of 100 percent.

   During the first half of 2001, in separate transactions, our Company purchased two bottlers in Brazil: Refrescos Guararapes Ltda. and Sucovalle Sucos e Concentrados do Vale S.A. In separate transactions during the first half of 2000, our Company purchased two other bottlers in Brazil: Companhia Mineira de Refrescos, S.A. and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler located in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, following the completion of the tender offer, we owned approximately 95 percent of Paresa.

   The acquisitions and investments have been accounted for by either the purchase, equity or cost

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries


method of accounting, as appropriate. Their results have been included in the Consolidated Financial Statements from their respective dates of acquisition using the appropriate method of accounting. Had the results of these businesses been included in operations commencing with 1999, the reported results would not have been materially affected.

NOTE 18:  SUBSEQUENT EVENTS

In 2001, our Company concluded negotiations regarding the terms of a Control and Profit and Loss (CPL) agreement with certain other share owners of CCEAG, the largest bottler in Germany, in which the Company has an approximate 41 percent ownership interest. Under the terms of the CPL agreement, the Company obtained management control of CCEAG for a period of up to five years. In return for the management control of CCEAG, the Company guaranteed annual payments in lieu of dividends by CCEAG to all other CCEAG share owners. Additionally, all other CCEAG share owners entered into either a put or a put/call option agreement with the Company, exercisable at the end of the term of the CPL agreement at agreed prices. In early 2002, the Company assumed control of CCEAG. This transaction will be accounted for as a business combination. The present value of the total amount likely to be paid by our Company to all other CCEAG share owners, including the put or put/call payments and the guaranteed annual payment in lieu of dividends, is approximately $600 million. In 2001, CCEAG's revenues were approximately $1.7 billion. Additionally, our Company's debt will increase between $700 million and $800 million once this business combination is completed.

   In November 2001, our Company and CCBPI entered into a sale and purchase agreement with RFM Corp. to acquire its 83.2 percent interest in Cosmos Bottling Corporation (CBC), a publicly traded Philippine beverage company. As of the date of the agreement, the Company began supplying concentrate for this operation. The transaction valued CBC at 14 billion Philippine pesos, or approximately $270 million. The purchase of RFM's interest was finalized on January 3, 2002 with our Company receiving direct and indirect ownership totaling approximately 62.3 percent. A subsequent tender offer was made to the remaining minority share owners and is expected to close in March 2002.

NOTE 19:   OPERATING SEGMENTS

Our Company's  operating structure includes the following operating segments:
North America (including The Minute Maid Company); Africa; Europe, Eurasia and Middle East; Latin America; Asia; and Corporate. North America also includes the United States, Canada and Puerto Rico.

   Effective January 1, 2001, our Company's operating segments were geographically reconfigured and renamed. Puerto Rico was added to North America from Latin America. The Middle East Division was added to Europe and Eurasia, which changed its name to Europe, Eurasia and Middle East. At the same time, Africa and Middle East, less the relocated Middle East Division, changed its name to Africa. During the first quarter of 2001, Asia Pacific was renamed Asia. Prior period amounts have been reclassified to conform to the current period presentation.

Segment Products and Services
The business of our Company is nonalcoholic ready-to-drink beverages, principally carbonated soft drinks, but also a variety of noncarbonated beverages. Our operating segments derive substantially all their revenues from the manufacture and sale of beverage concentrates and syrups with the exception of Corporate, which derives its revenues primarily from the licensing of our brands in connection with merchandise.

Method of Determining Segment Profit or Loss
Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all the segment's costs of production, distribution and administration. Our Company manages income taxes on a global basis. Thus, we evaluate segment performance based on profit or loss before income taxes. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the Corporate segment. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

   Information about our Company's operations by operating segment is as follows (in millions):

                                                                    Europe,
                                     North                        Eurasia &       Latin
                                   America         Africa       Middle East     America       Asia        Corporate    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
2001
----
Net operating revenues             $ 7,526          $ 621           $ 4,492     $ 2,273    $ 5,000 (1)      $   180        $ 20,092
Operating income                     1,480            261             1,476       1,094      1,763             (722)          5,352
Interest income                                                                                                 325             325
Interest expense                                                                                                289             289
Equity income (loss)                     2              2               (63)        118         68               25             152
Identifiable operating assets        4,738            293             2,516       1,681      2,121            5,646 (2)      16,995
Investments (3)                        140             78             1,732       1,572      1,053              847           5,422
Capital expenditures                   339             11               105          37        107              170             769
Depreciation and amortization          249             27               134          90        144              159             803
Income before income taxes
 and cumulative effect of
 accounting change                   1,472            258             1,417       1,279      1,808             (564)(4)       5,670
====================================================================================================================================
2000
----
Net operating revenues             $ 7,372          $ 608           $ 4,493     $ 2,140    $ 5,127 (1)      $   149        $ 19,889
Operating income (5)                 1,409            174             1,300 (6)     908        956           (1,056)(7)       3,691
Interest income                                                                                                 345             345
Interest expense                                                                                                447             447
Equity income (loss) (8)                 3              1               (39)        (75)      (290)             111            (289)
Identifiable operating assets        4,271            333             1,697       1,545      1,953            5,270 (2)      15,069
Investments (3)                        141             85             2,010       1,767        993              769           5,765
Capital expenditures                   259              8               197          16        132              121             733
Depreciation and amortization          244             32                86          96        211              104             773
Income before income taxes           1,413            161             1,379 (9)     859        651           (1,064)          3,399
====================================================================================================================================
1999
----
Net operating revenues             $ 7,086          $ 662           $ 4,670     $ 1,932    $ 4,769 (1)      $   165        $ 19,284
Operating income (10)                1,447            212               912         829      1,194             (612)          3,982
Interest income                                                                                                 260             260
Interest expense                                                                                                337             337
Equity income (loss)                    (5)             1              (103)         (5)       (37)             (35)           (184)
Identifiable operating assets        3,591            361             1,935       1,653      2,439            4,852 (2)      14,831
Investments (3)                        139             75             2,128       1,833      1,837              780           6,792
Capital expenditures                   269             18               222          67        317              176           1,069
Depreciation and amortization          263             27               100          96        184              122             792
Income before income taxes           1,443            199               797         836      1,143             (599)          3,819
====================================================================================================================================

Intercompany transfers between operating segments are not material.
Certain prior year amounts have been reclassified to conform to the current year presentation.

(1) Japan revenues represent approximately 74 percent of total Asia operating segment revenues related to 2001, 75 percent related to 2000 and 79 percent related to 1999.

(2)  Principally   marketable   securities,   finance  subsidiary   receivables,
trademarks and other intangible assets and fixed assets.

(3) Principally equity investments in bottling companies.

(4) Income before income taxes and cumulative effect of accounting change was increased by $91 million for Corporate due to a non-cash gain which was recognized on the issuance of stock by Coca-Cola Enterprises, one of our equity investees.

(5) Operating income was reduced by $3 million for North America, $397 million for Asia and $5 million for Corporate related to the other operating charges recorded for asset impairments in the first quarter of 2000. Operating income was also reduced by $132 million for North America, $33 million for Africa, $205 million for Europe, Eurasia & Middle East, $59 million for Latin America, $127 million for Asia and $294 million for Corporate as a result of other operating charges associated with the Realignment.

(6) Operating income was reduced by $30 million for Europe, Eurasia & Middle East due to incremental marketing expenses in Central Europe.

(7) Operating income was reduced by $188 million for Corporate related to the settlement terms of a discrimination lawsuit and a donation to The Coca-Cola Foundation.

(8) Equity income (loss) was reduced by $35 million for Europe, Eurasia & Middle East, $124 million for Latin America and $306 million for Asia, as a result of our Company's portion of nonrecurring charges recorded by equity investees.

(9) Income before income taxes was increased by $118 million for Europe, Eurasia & Middle East as a result of a gain related to the merger of Coca-Cola Beverages plc and Hellenic Bottling Company S.A.

(10) Operating income was reduced by $34 million for North America, $3 million for Africa, $506 million for Europe, Eurasia & Middle East, $35 million for Latin America, $176 million for Asia and $59 million for Corporate related to the other operating charges recorded in the fourth quarter of 1999.



                                                                    Europe,
Compound Growth Rates                North                        Eurasia &       Latin
Ending 2001                        America         Africa       Middle East     America       Asia         Consolidated
------------------------------------------------------------------------------------------------------------------------------------

Net operating revenues
  5 years                              5.5%           4.2%            (5.7)%        2.4%       5.7%                 1.9%
 10 years                              6.1%          10.9%              1.9%        7.6%       9.5%                 6.0%
====================================================================================================================================
Operating income
  5 years                              9.4%          14.1%              1.0%        4.9%       6.6%                 6.5%
 10 years                              9.2%           8.2%              4.9%       10.4%       9.4%                 8.8%
====================================================================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries




                                               [pie charts]

NET OPERATING REVENUES BY OPERATING SEGMENT (1)


                                              2001          2000        1999
------------------------------------------------------------------------------

North America                                   38%           37%         37%
Africa                                           3%            3%          4%
Europe, Eurasia and Middle East                 23%           23%         24%
Latin America                                   11%           11%         10%
Asia                                            25%           26%         25%


OPERATING INCOME BY OPERATING SEGMENT (1)

                                              2001          2000        1999
------------------------------------------------------------------------------

North America                                   24%           30%         31%
Africa                                           4%            4%          5%
Europe, Eurasia & Middle East                   25%           27%         20%
Latin America                                   18%           19%         18%
Asia                                            29%           20%         26%

(1)  Charts and percentages are calculated excluding Corporate.



================================================================================


REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS

The Coca-Cola Company

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As discussed in Notes 1 and 9 to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.



   /S/ ERNST & YOUNG LLP
   Atlanta, Georgia
   January 25, 2002

                     The Coca-Cola Company and Subsidiaries


QUARTERLY DATA (UNAUDITED)

(In millions except per
 share data)                      First      Second       Third      Fourth        Full
Year Ended December 31,         Quarter     Quarter     Quarter     Quarter        Year
----------------------------------------------------------------------------------------

2001
----
Net operating revenues          $ 4,479     $ 5,293     $ 5,397     $ 4,923    $ 20,092
Gross profit                      3,134       3,714       3,705       3,495      14,048
Net income                          863       1,118       1,074         914       3,969
Basic net income per share          .35         .45         .43         .37        1.60
Diluted net income per share        .35         .45         .43         .37        1.60
========================================================================================
2000
----
Net operating revenues          $ 4,256     $ 5,487     $ 5,413     $ 4,733    $ 19,889
Gross profit                      2,858       3,810       3,677       3,340      13,685
Net income (loss)                   (58)        926       1,067         242       2,177
Basic net income (loss)
 per share                         (.02)        .37         .43         .10         .88
Diluted net income (loss)
 per share                         (.02)        .37         .43         .10         .88
========================================================================================


The third quarter of 2001 includes a non-cash gain on the issuance of stock by one of our equity investees, Coca-Cola Enterprises, of approximately $91 million ($.02 per share after income taxes, basic and diluted).

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

The third quarter of 2000 includes a gain of $118 million ($.05 per share after income taxes, basic and diluted) related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. This gain was partially offset by other operating charges of approximately $94 million ($.03 per share after income taxes, basic and diluted) related to costs associated with the Realignment and $30 million ($.01 per share after income taxes, basic and diluted) for incremental marketing expense in Central Europe.

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

Effective January 1, 2001, our Company adopted the provisions of EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." Both of these EITF Issues provide additional guidance relating to the income statement classification of certain sales incentives. The adoption of these EITF Issues resulted in the Company reducing both net operating revenues and gross profit by $135 million, $134 million, $130 million and $170 million for the first quarter, second quarter, third quarter and fourth quarter of 2000, respectively.

STOCK PRICES

Below is a summary of the New York Stock Exchange Composite high, low and closing prices of The Coca-Cola Company's stock for each quarter of 2001 and 2000.

                           First        Second          Third           Fourth
                         Quarter       Quarter        Quarter          Quarter
--------------------------------------------------------------------------------
2001
----
High                     $ 62.19       $ 49.35        $ 50.70          $ 50.45
Low                        43.76         42.37          43.50            44.01
Close                      45.16         45.00          46.85            47.15
================================================================================
2000
----
High                     $ 66.88       $ 60.88        $ 64.00          $ 63.38
Low                        42.88         44.75          49.19            53.50
Close                      46.94         57.44          55.13            60.94
================================================================================


                             SELECTED FINANCIAL DATA

                     The Coca-Cola Company and Subsidiaries


                                     Compound
(In millions except per            Growth Rates                            Year Ended December 31,
share data, ratios and         -------------------   -------------------------------------------------------------------------------
growth rates)                  5 Years    10 Years   2001(2)(3)   2000(3)    1999(3)     1998(3)(4)     1997(3)(4)      1996(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
---------------------
Net operating revenues         1.9 %     6.0 %    $   20,092    $  19,889   $  19,284     $  18,357       $  18,462       $  18,290
Cost of goods sold            (2.2)%     2.7 %         6,044        6,204       6,009         5,562           6,015           6,738
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                   4.0 %     7.8 %        14,048       13,685      13,275        12,795          12,447          11,552
Selling, administrative and
 general expenses              3.7 %     7.3 %         8,696        8,551       8,480         7,755           7,386           7,252
Other operating charges                                    -        1,443         813            73              60             385
------------------------------------------------------------------------------------------------------------------------------------
Operating income               6.5 %     8.8 %         5,352        3,691       3,982         4,967           5,001           3,915
Interest income                                          325          345         260           219             211             238
Interest expense                                         289          447         337           277             258             286
Equity income (loss)                                     152         (289)       (184)           32             155             211
Other income (deductions)-net                             39           99          98           230             583              87
Gains on issuances of stock by
 equity investees                                         91            -           -            27             363             431
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles         4.3 %     9.1 %         5,670        3,399       3,819         5,198           6,055           4,596
Income taxes                   8.9 %     8.3 %         1,691        1,222       1,388         1,665           1,926           1,104
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles      2.6 %     9.4 %     $   3,979    $   2,177   $   2,431     $   3,533       $   4,129       $   3,492
====================================================================================================================================
Net income                     2.6 %     9.4 %     $   3,969    $   2,177   $   2,431     $   3,533       $   4,129       $   3,492
Preferred stock dividends                                  -            -           -             -               -               -
------------------------------------------------------------------------------------------------------------------------------------
Net income available to
 common share owners           2.6 %     9.4 %     $   3,969    $   2,177   $   2,431     $   3,533       $   4,129       $   3,492
====================================================================================================================================
Average common shares
 outstanding                                           2,487        2,477       2,469         2,467           2,477           2,494
Average common shares
 outstanding assuming dilution                         2,487        2,487       2,487         2,496           2,515           2,523


PER COMMON SHARE DATA
---------------------
Income from continuing
 operations before changes
 in accounting principles
 -- basic                      2.7 %    10.1 %     $    1.60    $     .88   $     .98     $    1.43       $    1.67       $    1.40
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                    3.0 %    10.3 %          1.60          .88         .98          1.42            1.64            1.38
Basic net income               2.7 %    10.1 %          1.60          .88         .98          1.43            1.67            1.40
Diluted net income             3.0 %    10.3 %          1.60          .88         .98          1.42            1.64            1.38
Cash dividends                 7.6 %    11.6 %           .72          .68         .64           .60             .56             .50
Market price on December 31,  (2.2)%     8.9 %         47.15        60.94       58.25         67.00           66.69           52.63


TOTAL MARKET VALUE OF
 COMMON STOCK (1)             (2.1)%     8.2 %     $ 117,226    $ 151,421   $ 143,969     $ 165,190       $ 164,766       $ 130,575
---------------------


BALANCE SHEET AND OTHER DATA
----------------------------
Cash, cash equivalents and
 current marketable securities                     $   1,934    $   1,892   $   1,812     $   1,807       $   1,843       $   1,658
Property, plant and equipment-net                      4,453        4,168       4,267         3,669           3,743           3,550
Depreciation                                             502          465         438           381             384             442
Capital expenditures                                     769          733       1,069           863           1,093             990
Total assets                                          22,417       20,834      21,623        19,145          16,881          16,112
Long-term debt                                         1,219          835         854           687             801           1,116
Total debt                                             5,118        5,651       6,227         5,149           3,875           4,513
Share-owners' equity                                  11,366        9,316       9,513         8,403           7,274           6,125
Total capital (1)                                     16,484       14,967      15,740        13,552          11,149          10,638


OTHER KEY FINANCIAL MEASURES (1)
----------------------------
Total debt-to-total capital                             31.0%        37.8%      39.6%          38.0%           34.8%           42.4%
Net debt-to-net capital                                 22.6%        29.4%      32.2%          28.1%           22.0%           31.6%
Return on common equity                                 38.5%        23.1%      27.1%          45.1%           61.6%           60.8%
Return on capital                                       26.6%        16.2%      18.2%          30.2%           39.5%           36.8%
Dividend payout ratio                                   45.1%        77.4%      65.0%          41.9%           33.6%           35.7%
Free cash flow (9)                                  $  3,147     $  2,806   $  2,332      $   1,876       $   2,951       $   2,215
Economic profit                                     $  2,466     $    861   $  1,128      $   2,480       $   3,325       $   2,718
====================================================================================================================================


(1) See Glossary on inside back cover.

(2) In 2001, we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities."

(3) In 2001, we adopted EITF Issue No. 00-14 "Accounting for Certain Sales Incentives" and EITF Issue No. 00-22 "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." All prior years were reclassified to conform to the current year presentation.

(4) In 1998, we adopted SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits."

                                   Page 86


                             SELECTED FINANCIAL DATA

                     The Coca-Cola Company and Subsidiaries



(In millions except per                                           Year Ended December 31,
share data, ratios and            ---------------------------------------------------------------------------------------------
growth rates)                       1995(3)(4)     1994(3)(4)(5)      1993(3)(4)(6)      1992(3)(4)(7)(8)      1991(3)(4)(8)
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
---------------------
Net operating revenues              $ 17,753        $ 15,845           $ 13,637           $ 12,769              $ 11,272
Cost of goods sold                     6,940           6,168              5,160              5,055                 4,649
-------------------------------------------------------------------------------------------------------------------------------
Gross profit                          10,813           9,677              8,477              7,714                 6,623
Selling, administrative and
 general expenses                      6,701           6,040              5,328              4,967                 4,301
Other operating charges                   86               -                 50                  -                    13
-------------------------------------------------------------------------------------------------------------------------------
Operating income                       4,026           3,637              3,099              2,747                 2,309
Interest income                          245             181                144                164                   175
Interest expense                         272             199                168                171                   192
Equity income (loss)                     169             134                 91                 65                    40
Other income (deductions)-net             86             (25)                 7                (59)                   51
Gains on issuances of stock by
 equity investees                         74               -                 12                  -                     -
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before income
 taxes and changes in
 accounting principles                 4,328           3,728              3,185              2,746                 2,383
Income taxes                           1,342           1,174                997                863                   765
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing
 operations before changes
 in accounting principles           $  2,986        $  2,554           $  2,188           $  1,883              $  1,618
===============================================================================================================================
Net income                          $  2,986        $  2,554           $  2,176           $  1,664              $  1,618
Preferred stock dividends                  -               -                  -                  -                     1
-------------------------------------------------------------------------------------------------------------------------------
Net income available to
 common share owners                $  2,986        $  2,554           $  2,176           $  1,664              $  1,617
===============================================================================================================================
Average common shares
 outstanding                           2,525           2,580              2,603              2,634                 2,666
Average common shares
 outstanding assuming dilution         2,549           2,599              2,626              2,668                 2,695


PER COMMON SHARE DATA
---------------------
Income from continuing
 operations before changes
 in accounting principles
 -- basic                           $   1.18        $    .99           $    .84           $    .72              $    .61
Income from continuing
 operations before changes
 in accounting principles
 -- diluted                             1.17             .98                .83                .71                   .60
Basic net income                        1.18             .99                .84                .63                   .61
Diluted net income                      1.17             .98                .83                .62                   .60
Cash dividends                           .44             .39                .34                .28                   .24
Market price on December 31,           37.13           25.75              22.31              20.94                 20.06


TOTAL MARKET VALUE OF
 COMMON STOCK (1)                   $ 92,983        $ 65,711           $ 57,905           $ 54,728              $ 53,325
---------------------


BALANCE SHEET AND OTHER DATA
----------------------------
Cash, cash equivalents and
 current marketable securities      $  1,315        $  1,531           $  1,078           $  1,063              $  1,117
Property, plant and equipment-net      4,336           4,080              3,729              3,526                 2,890
Depreciation                             421             382                333                310                   254
Capital expenditures                     937             878                800              1,083                   792
Total assets                          15,004          13,863             11,998             11,040                10,185
Long-term debt                         1,141           1,426              1,428              1,120                   985
Total debt                             4,064           3,509              3,100              3,207                 2,288
Share-owners' equity                   5,369           5,228              4,570              3,881                 4,236
Total capital (1)                      9,433           8,737              7,670              7,088                 6,524

OTHER KEY FINANCIAL MEASURES (1)
----------------------------
Total debt-to-total capital             43.1%           40.2%              40.4%              45.2%                 35.1%
Net debt-to-net capital                 32.3%           25.5%              29.0%              33.1%                 24.2%
Return on common equity                 56.4%           52.1%              51.8%              46.4%                 41.3%
Return on capital                       34.9%           32.8%              31.2%              29.4%                 27.5%
Dividend payout ratio                   37.2%           39.4%              40.6%              44.3%                 39.5%
Free cash flow (9)                  $  2,460        $  2,356           $  1,857           $    875              $    881
Economic profit                     $  2,291        $  1,896           $  1,549           $  1,300              $  1,073
================================================================================================================================


(5) In 1994, we adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

(6) In 1993, we adopted SFAS No. 112 "Employers' Accounting for Postemployment Benefits."

(7) In 1992, we adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(8) In 1992, we adopted SFAS No. 109 "Accounting for Income Taxes," by restating financial statements beginning in 1989.

(9) All years presented have been restated to exclude net cash flows related to acquisitions.


                            SHARE-OWNER INFORMATION

COMMON STOCK
Ticker symbol: KO
The  Coca-Cola  Company  is one of 30  companies  in the  Dow  Jones  Industrial
Average.
Share owners of record at year end: 371,794
Shares outstanding at year end: 2.49 billion

STOCK EXCHANGES
Inside the United States:
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Chicago, Cincinnati, Pacific and Philadelphia stock exchanges.

Outside the United States:
Common stock listed and traded: the German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
At its February 2002 meeting, our Board increased our quarterly dividend to 20 cents per share, equivalent to an annual dividend of 80 cents per share. The Company has increased dividends each of the last 40 years.

   The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 323 consecutive quarterly dividends, beginning in 1920.

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and the Dividend and Cash Investment Plan, please contact:
Registrar and Transfer Agent
EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, NJ 07303-2500
Toll-free: (888) COKESHR (265-3747)
For hearing impaired: (201) 222-4955
E-mail: cocacola@equiserve.com
Internet: www.equiserve.com

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

   At year end, 76 percent of the Company's share owners of record were participants in the Plan. In 2001, share owners invested $36 million in dividends and $31 million in cash in the Plan.

   If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares to EquiServe Trust Company, N.A., electronically through the Direct Registration System.

   For more details on the Dividend and Cash Investment Plan, please contact the Plan Administrator, EquiServe, or visit the investor section of our Company's Web site, www.coca-cola.com, for more information.

SHARE-OWNER INTERNET ACCOUNT ACCESS
Share owners of record may access their accounts via the Internet to obtain share balance, conduct secure transactions, request printable forms and view current market value of their investment as well as historical stock prices.

   To log on to this secure site and request your initial password, go to www.equiserve.com and click on "Account Access."

ANNUAL MEETING OF SHARE OWNERS
April 17, 2002, 9:30 a.m., local time
The Theater at Madison Square Garden
Seventh Avenue between W. 31st and W. 33rd Streets
New York, New York

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

INFORMATION RESOURCES

Internet
Our  Web  site,  www.coca-cola.com,   offers  information  about  our  financial
performance, news about the Company and brand experiences.

Publications
The Company's Annual Report, Proxy Statement, Form 10-K and Form 10-Q reports are available free of charge upon request from our Industry and Consumer Affairs Department at the Company's corporate address, listed above.

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

Duplicate Mailings
If you are receiving duplicate or unwanted copies of our Annual Report, please contact EquiServe at (888) COKESHR (265-3747).

                                    GLOSSARY


BOTTLING  PARTNER  OR  BOTTLER:   businesses  --  generally,   but  not  always,
independently owned -- that buy concentrates or syrups from the Company, convert them into finished packaged products and sell them to customers.

CARBONATED SOFT DRINK: nonalcoholic carbonated beverage containing flavorings and sweeteners. Excludes waters and flavored waters, juices and juice-based beverages, sports drinks, and teas and coffees.

THE COCA-COLA SYSTEM: The Company and its bottling partners.

COMPANY:  The Coca-Cola Company together with its subsidiaries.

CONCENTRATE  OR  BEVERAGE  BASE:  material   manufactured  from  Company-defined
ingredients and sold to bottlers to prepare finished beverages marketed under trademarks of the Company through the addition of sweeteners and/or water.

CONSOLIDATED BOTTLING OPERATION (CBO): bottler in which the Company holds a controlling interest. The bottler's financial results are consolidated into the Company's financial statements.

CONSUMER: person who drinks Company products.

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

GALLONS: unit of measurement for concentrates, syrups and other beverage products (expressed in equivalent gallons of syrup) included by the Company in unit-case volume.

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

NONCARBONATED BEVERAGES: nonalcoholic noncarbonated beverages including, without limitation, waters and flavored waters, juices and juice-based beverages, sports drinks, and teas and coffees.

OPERATING MARGIN: calculated by dividing operating income by net operating revenues.

PER CAPITA CONSUMPTION: average number of eight-U.S.-fluid-ounce servings consumed per person, per year in a specific market. Per capita consumption of Company products is calculated by multiplying our unit-case volume by 24, and dividing by the population.

RETURN ON CAPITAL: calculated by dividing income from continuing operations (before changes in accounting principles, adding back interest expense) by average total capital.

RETURN  ON  COMMON  EQUITY:   calculated  by  dividing  income  from  continuing
operations (before changes in accounting principles, less preferred stock dividends) by average common share-owners' equity.

SERVING: eight U.S. fluid ounces of a beverage.

SYRUP: concentrate mixed with sweetener and water, sold to bottlers and customers who add carbonated water to produce finished carbonated soft drinks.

TOTAL CAPITAL: equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: stock price as of a date multiplied by the number of shares outstanding as of the same date.

UNIT CASE: unit of measurement equal to 24 eight-U.S.-fluid-ounce servings.

UNIT CASE VOLUME, OR VOLUME: the number of unit cases (or unit case equivalents) of Company trademark or licensed beverage products directly or indirectly sold by the Coca-Cola bottling system or by the Company to customers. Includes (i) beverage products bearing trademarks licensed to the Company and (ii) certain key products owned by Coca-Cola system bottlers.

ENVIRONMENTAL STATEMENT: Our Company's approach to environmental issues is guided by a simple principle: We will conduct our business in ways that protect and preserve the environment. Throughout our organization, our employees at all levels are determined to integrate our Company's environmental management system (eKOsystem) throughout all business units worldwide. We use the results of research and new technology to minimize the environmental impact of our operations, products and packages. And, we seek to cooperate with public, private and governmental organizations in pursuing solutions to environmental challenges, directing our Company's skills, energies and resources to activities and issues where we can make a positive and effective contribution.

EQUAL OPPORTUNITY POLICY: The Coca-Cola Company and its subsidiaries employed approximately 38,000 employees as of December 31, 2001. We maintain a long-standing commitment to equal opportunity, affirmative action and valuing the diversity of our employees, share owners, customers and consumers. The Company strives to create a working environment free of discrimination and harassment with respect to race, sex, color, national origin, religion, age, sexual orientation, disability, status as a special disabled veteran, a veteran of the Vietnam era, or other covered veteran. The Company also makes reasonable accommodations in the employment of qualified individuals with disabilities. The Company maintains ongoing contact with labor and employee associations to develop relationships that foster responsive and mutually beneficial discussions pertaining to labor issues. These associations have provided a mechanism for positive industrial relations. In addition, we provide fair marketing opportunities to all suppliers and maintain programs to increase transactions with firms that are owned and operated by minorities and women.