Form 10-K/A, Exhibit 13
period 2001-12-31
COCA COLA CO
filed 2002-03-13
CIK 21344

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
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
--------------------
Acquisitions and investments,
  principally trademarks
  and bottling companies                   (651)          (397)          (1,876)
Purchases of investments and other
  assets                                   (456)          (508)            (518)
Proceeds from disposals of investments
  and other assets                          455            290              176
Purchases of property, plant and
  equipment                                (769)          (733)          (1,069)
Proceeds from disposals of property,
  plant and equipment                        91             45               45
Other investing activities                  142            138             (179)
--------------------------------------------------------------------------------
 Net cash used in investing activities   (1,188)        (1,165)          (3,421)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
--------------------
Issuances of debt                         3,011          3,671            3,411
Payments of debt                         (3,937)        (4,256)          (2,455)
Issuances of stock                          164            331              168
Purchases of stock for treasury            (277)          (133)             (15)
Dividends                                (1,791)        (1,685)          (1,580)
--------------------------------------------------------------------------------
 Net cash used in financing activities   (2,830)        (2,072)            (471)
--------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                 (45)          (140)             (28)
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
-------------------------
Net increase (decrease) during the year      47            208              (37)
Balance at beginning of year              1,819          1,611            1,648
--------------------------------------------------------------------------------
 Balance at end of year                 $ 1,866        $ 1,819          $ 1,611
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