Form 10-K, Exhibit 13
period 2002-12-31
COCA COLA CO
filed 2003-03-26
CIK 21344

FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

OUR BUSINESS

The Coca-Cola Company is the largest manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups in the world. When used in this report, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and its divisions and subsidiaries. Our Company manufactures beverage concentrates and syrups as well as some finished beverages, which we sell to bottling and canning operations, distributors, fountain wholesalers and some fountain retailers. We are also the largest producer of ready-to-drink juices and juice drinks in the world. In addition, we have ownership interests in numerous bottling and canning operations.

     Our Company exists to benefit and refresh everyone who is touched by our business. We believe our success ultimately depends on our ability to build and nurture relationships with constituents essential to our business: consumers, customers, bottlers, business partners, government agencies, communities, employees and share owners. In order to serve and create value for these constituents, our Company executes a business strategy to drive profitable volume growth focused on the following strategic priorities:

(1)  accelerate carbonated soft-drink growth, led by Coca-Cola;

(2) selectively broaden our family of beverage brands to drive profitable growth;

(3) grow system profitability and capability together with our bottling partners;

(4) serve customers with creativity and consistency to generate growth across all channels;

(5)  direct investments to highest-potential areas across markets;

(6)  drive efficiency and cost effectiveness everywhere.


Significant Growth Opportunities
--------------------------------
The following table illustrates how we view various markets for our Company's products and reflects information as of and for the year ended December 31, 2002, as applicable:

------------------------------------------------------------------------------------------------------------------------------
                                  Emerging Markets       Developing Markets       Developed Markets       Leading-Edge Markets
------------------------------------------------------------------------------------------------------------------------------

Sample countries (1)             China, India, Russia,     Korea, Brazil,       Japan, Great Britain,        Mexico, Spain,
                                  Indonesia, Nigeria       Italy, Turkey            South Africa            U.S., Australia
Annual per capita consumption
  of our Company's products      Less than 50 servings    50-149 servings         150-249 servings            250+ servings

Population                            4.3 billion           800 million              600 million               500 million
Percentage of the world's
  population                              69%                   13%                       10%                      8%

Percentage of Company's unit
  case volume                             11%                   17%                       25%                     47%

(1) Includes selected countries within each of the identified markets and is not intended to include all countries within the given markets.


     Leading-edge markets generated 47 percent of the Company's unit case volume in 2002. Annual per capita consumption of our Company's beverages in these leading-edge markets is 250 or more servings. However, even in our highest per capita consumption market, Mexico, less than one-third of the population drinks brand Coca-Cola on a daily basis. Emerging markets, where annual per capita consumption is less than 50 servings, contributed only 11 percent of the Company's unit case volume in 2002. More than 4 billion people live in these emerging markets.

     In emerging and developing markets, our focus is on availability of affordable products for consumers and building brand preference. In developed and leading-edge markets, our approach to consumers is more sophisticated. Along with ensuring our products are affordable and building brand preference, we must activate points of purchase so that consumers have greater connections with our brands.


                                                        2002 ANNUAL REPORT - 45

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

   In all markets, we need a consistent approach to always:

- provide quality products and superior customer service;

- strive to manage our brand/price/package/channel strategy to meet consumer needs in a way that maximizes value for our system and leverages the unique and unparalleled strengths of our bottlers and our system infrastructure.

     We believe significant growth potential exists for our family of brands.

Profitable Growth
-----------------
To add value to our Company, our growth must be profitable. Carbonated soft drinks have attractive historical margins, and we expect these attractive margins to continue in the future. As a result, we intend to accelerate carbonated soft-drink growth, led by Coca-Cola. Additionally, our Company is continuing to profitably broaden our family of brands. In particular, we are expanding and growing our noncarbonated offerings to provide more alternatives to consumers. We plan to introduce and/or expand both carbonated soft drinks and noncarbonated beverages as profitable introduction and/or expansion is warranted in identified markets. Increasing consumption of our entire family of beverages on more occasions is a key success factor in all markets.

System Economics
----------------
For our Company to be successful, the bottler system must be successful. Bottler returns have been improving, and equity income from our bottlers is also steadily improving. The following are examples of joint initiatives to drive profitability:

- We established a process for top management level meetings with our bottling partners.

- We established a bottler Information Technology Advisory Board whose mission is to prioritize, recommend and enable execution of the highest impact system-wide information technology initiatives.

- In North America, we supported our bottlers as they formed Coca-Cola Bottlers' Sales & Services Company to generate significant system-wide savings in procurement, route to market optimization and account management.

Corporate Governance
--------------------
Corporate governance received significant attention in 2002. While strategic priorities and execution are critical to our business, we have always been and will continue to be committed to the highest standards of corporate governance. The following two examples demonstrate our commitment.

     First, in July 2002, our Company announced that we would expense the cost of all forms of stock-based compensation, including stock options granted by the Company. We concluded that stock options are a form of employee compensation expense, and it would therefore be appropriate to reflect these costs in our financial results. Voluntarily changing to this preferable method of accounting for employee stock options and other forms of stock-based compensation ensures that our earnings more clearly reflect economic reality when all compensation costs are recorded in the financial statements. Refer to the heading "Application of Critical Accounting Policies-Stock-Based Compensation" and to Notes 1 and 13. (Throughout this report, references to "Notes" refer to the Notes to Consolidated Financial Statements included as part of this report.)

     Second, in December 2002, our Company changed our policy of providing future earnings guidance. Our Company will no longer provide quarterly or annual earnings per share guidance. We will continue to provide investors with perspective on our value drivers, our strategic initiatives and those factors critical to understanding our business and operating environment. Our Company, with the support of the Board of Directors, concluded that establishing short-term guidance can impede a more meaningful investor focus on the strategic initiatives that companies are taking to build businesses and succeed over the long run.

     Our Company's Board of Directors is composed of qualified directors providing appropriate oversight. Various committees of our Board of Directors review and approve Company transactions, as appropriate. Our Audit Committee members are all independent directors. Furthermore, we defined new guiding principles for how our suppliers conduct business and reaffirmed a code of ethics for our own employees and directors.

46 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

INVESTMENTS

With a business system that operates locally in more than 200 countries and generates superior cash flows, we consider our Company to be uniquely positioned to capitalize on profitable investment opportunities. Our criteria for investment are simple: New investments should directly enhance our existing operations and generally be expected to provide cash returns that exceed our long-term, after-tax, weighted-average cost of capital (calculated on a book basis), currently estimated at between 8 and 10 percent.

     Because the beverage business has consistently generated high returns, we consider it to be a particularly attractive investment for us. Our expenditures in developed and leading-edge markets focus primarily on marketing our Company's brands. In emerging and developing markets, our objective is to increase the penetration of our products. In these markets, we allocate most of our investments to enhancing our brands and infrastructure such as production facilities, distribution networks, sales equipment and technology. We make these investments by forming strategic business alliances with local bottlers and by matching local expertise with our experience, resources and strategy.

     We pursue our strategic investment priorities in a way that capitalizes on the combination of our most fundamental and enduring attributes-our brands, our people and our bottling partners. The more than 6 billion people in the world represent current and potential consumers of our Company's products. As we increase and meet consumer demand for our family of brands, we produce growth throughout the Coca-Cola system.

Our Brands
----------

Our offerings in the nonalcoholic beverages business include some of the world's most valuable brands -- more than 300 in all. These include carbonated soft drinks and noncarbonated beverages such as juices and juice drinks, sports drinks, water products, teas and coffees. Ultimately, consumer demand determines the Company's optimal brand offerings. To meet our long-term growth objectives, we make significant expenditures to support our brands. This process involves investments to support existing brands, to develop new global or local brands, and to acquire global or local brands when appropriate.

     In 2002, our Company introduced a variety of new brands and products including Vanilla Coke and diet Vanilla Coke. Our existing brands such as diet Coke with lemon, Fanta, Qoo and POWERade were introduced into new markets. Our Company acquired brands during 2002 such as Risco water in Mexico, Dorna water and Valser water in Europe, and Rio Beverages in New Zealand. Along with Danone Waters of North America, Inc., we established a joint venture, of which our Company owns 51 percent, with the rights to the Dannon, Sparkletts and Alhambra brands in the United States. Our Company acquired long-term global license rights for Seagram's nonalcoholic carbonated soft drinks and certain assets related to the Seagram's mixer business. We entered into a master license agreement for the Evian water brand in the United States and Canada. Also during 2002, our Company continued our collaboration with The Walt Disney Company to market noncarbonated children's beverages.

     We make significant investments in marketing to support our brands. Marketing investments enhance consumer awareness and increase consumer preference for our brands. This produces long-term growth in profitable volume, per capita consumption and our share of worldwide nonalcoholic beverage sales.

Our People
----------
Our people -- the 56,000 employees of our Company who work with our bottling partners and other key constituents -- are essential to our success. To meet our long-term growth objectives, we recruit and actively cultivate a diverse workforce and establish a culture that fosters learning, innovation and value creation on a daily basis. This means maintaining and refining a corporate culture that encourages our people to develop to their fullest potential, which enhances enjoyment and satisfaction in the Company's work environment. Our Company values the uniqueness of all employees and the contributions they make. We put the responsibility and accountability for ensuring local relevance and maximizing business performance in the hands of those closest to the market. Additionally, we have made innovation an explicit priority for all our associates. Our associates work together with bottling partners to understand markets and what consumers want. Then we meet that need by delivering products through our unparalleled system.

     The increase in the number of employees from 38,000 as of December 31, 2001 to 56,000 as of December 31, 2002 is primarily due to 2002 acquisitions. For a description of these acquisitions, refer to Note 18.


                                                         2002 ANNUAL REPORT - 47

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Our Bottling Partners
---------------------
The financial health and success of our bottling partners are critical components of the Company's ability to deliver leading brands. Our people work with our bottling partners to continuously look for ways to improve system economics. Our Company has business relationships with three types of bottlers:

(1)  independently owned bottlers, in which we have no ownership interest;

(2) bottlers in which we have invested and have a noncontrolling ownership interest;

(3) bottlers in which we have invested and have a controlling ownership interest.

     During 2002, independently owned bottling operations produced and distributed approximately 23 percent of our worldwide unit case volume. Bottlers in which we own a noncontrolling ownership interest produced and distributed approximately 59 percent of our worldwide unit case volume in 2002. Controlled bottling operations accounted for 8 percent of 2002 volume. Fountain operations and The Minute Maid Company produced and distributed approximately 10 percent of 2002 volume.

     The independently owned bottling operations and the bottlers in which we have a noncontrolling interest generally have significant funding from majority owners and other financing sources that are otherwise unrelated to our Company.

     Bottlers in which we have a noncontrolling ownership interest are accounted for under the cost or equity method, as appropriate. Equity income or loss, included in our consolidated net income, represents our share of the net earnings or losses of our equity method investees. In 2002, our Company's share of income from equity method investments totaled $384 million.

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

     On  December  31,  1999,  we owned  approximately  51 percent of  Coca-Cola
Beverages plc (Coca-Cola Beverages). In July 2000, a merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. was completed to create Coca-Cola Hellenic Bottling Company S.A. (CCHBC). This merger resulted in a decrease of our Company's equity ownership interest from approximately 51 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. This change in ownership resulted in the Company recognizing a $118 million tax-free, noncash gain in the third quarter of 2000.

     The following table presents the difference between calculated fair values, based on quoted closing prices of publicly traded shares, and our Company's carrying values for significant publicly traded equity method investees (in millions):

--------------------------------------------------------------------------------
                                   Fair            Carrying
DECEMBER 31, 2002                 Value               Value       Difference (1)
--------------------------------------------------------------------------------
Coca-Cola Enterprises Inc.      $ 3,670             $   972          $ 2,698
Coca-Cola FEMSA, S.A. de C.V.       785                 347              438
Coca-Cola Hellenic
   Bottling Company S.A.            745                 872             (127)
Coca-Cola Amatil Limited            711                 492              219
Panamerican Beverages, Inc.         636                 441              195
Grupo Continental, S.A.             264                 164              100
Coca-Cola Bottling
   Company Consolidated             160                  63               97
Coca-Cola Embonor S.A.               63                 100              (37)
Coca-Cola West Japan
   Company Ltd.                      59                 107              (48)
Embotelladoras Polar S.A.            20                  37              (17)
--------------------------------------------------------------------------------
                                $ 7,113             $ 3,595          $ 3,518
================================================================================

   (1) In instances where carrying value exceeds fair value, the decline in value is considered to be temporary.

--------------------------------------------------------------------------------

     Historically, in certain situations, we have viewed it to be advantageous for our Company to acquire a controlling interest in a bottling operation, often on a temporary basis. Owning such a controlling interest has allowed us to


48 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

compensate for limited local resources and has enabled us to help focus the bottler's sales and marketing programs, assist in developing its business and information systems and establish appropriate long-term capital structures.

     Effective February 2002, our Company acquired control of Coca-Cola Erfrischungsgetraenke AG (CCEAG), the largest bottler in Germany. This transaction was accounted for as a business combination, and the results of CCEAG's operations have been included in the Company's financial statements since February 2002. Prior to February 2002, CCEAG was accounted for by our Company under the equity method of accounting. As of December 31, 2002, our Company had an approximate 41 percent ownership interest in the outstanding shares of CCEAG. In accordance with the terms of a Control and Profit and Loss Transfer Agreement (CPL) with CCEAG, our Company obtained control of CCEAG for a period of up to five years. In return for the control of CCEAG, the Company guaranteed annual payments, in lieu of dividends by CCEAG, to all other CCEAG share owners. Additionally, all other CCEAG share owners entered into either a put or put/call option agreement with the Company, exercisable at the end of the term of the CPL at agreed prices. Our Company entered into either put or put/call agreements for shares representing an approximate 59 percent interest in CCEAG.

     In January 2002, our Company and CCBPI finalized the purchase of RFM Corp.'s (RFM) approximate 83 percent interest in Cosmos Bottling Corporation
(CBC), a publicly traded Philippine beverage company. The original sale and purchase agreement with RFM was entered into in November 2001. As of the date of this sale and purchase agreement, the Company began supplying concentrate for this operation. In March 2002, a tender offer was completed with our Company and CCBPI acquiring all shares of the remaining minority share owners except for shares representing a 1 percent interest in CBC. As of December 31, 2002, our Company's direct ownership interest in CBC was approximately 61 percent, and our indirect ownership interest in CBC was approximately 13 percent. This transaction was accounted for as a business combination, and the results of CBC's operations have been included in the Company's financial statements since January 2002. CBC is an established carbonated soft-drink business in the Philippines. Our Company's goal is to leverage our partnership with San Miguel in the Philippines, as well as leverage our sales, marketing and system resources, to expand CBC volume and profit over time. The Company and CCBPI have agreed to restructure the operations of CBC, and this restructuring will result in the Company owning all acquired trademarks and CCBPI owning all acquired bottling assets. Upon expected completion of the restructuring in 2003, our Company does not expect a significant gain or loss.

     In February 2001, our Company reached agreement with Carlsberg A/S (Carlsberg) for the dissolution of Coca-Cola Nordic Beverages A/S (CCNB), a joint venture in which our Company had a 49 percent ownership interest. At that time, CCNB had bottling operations in Sweden, Norway, Denmark, Finland and Iceland. Under this agreement with Carlsberg, our Company acquired CCNB's Sweden and Norway bottling operations in June 2001, increasing our Company's ownership in those bottlers to 100 percent. Carlsberg acquired CCNB's Denmark and Finland bottling operations, increasing Carlsberg's ownership in those bottlers to 100 percent. Pursuant to the agreement, CCNB sold its Iceland bottling operations to a third-party group of investors in May 2001.

     During the first half of 2001, in separate transactions, our Company purchased two bottlers in Brazil: Refrescos Guararapes Ltda. and Sucovalle Sucos e Concentrados do Vale S.A. In separate transactions during the first half of 2000, our Company purchased two other bottlers in Brazil: Companhia Mineira de Refrescos, S.A. and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, following the completion of the tender offer, we owned approximately 95 percent of Paresa.

     In line with our long-term bottling strategy, we consider alternatives for reducing our ownership interests in bottlers in which we have controlling ownership interests. One alternative is to combine our bottling interests with the bottling interests of others to form strategic business alliances. Another alternative is to sell our interest in a bottling operation to one of our equity investee bottlers. In both of these situations, we continue to participate in the bottler's results of operations through our share of the equity investee's earnings or losses.

     In the first quarter of 2002, our Company sold our Baltics bottling operations to CCHBC. The proceeds from the sale


                                                         2002 ANNUAL REPORT - 49

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

of the Baltics bottlers were approximately equal to the carrying value of the investment.

     In November 2001, our Company sold nearly all of its ownership interests in various Russian bottling operations to CCHBC for approximately $170 million in cash and notes receivable, of which $146 million in notes receivable remained outstanding as of December 31, 2001. This amount was fully collected in 2002. These interests consisted of the Company's 40 percent ownership interest in a joint venture with CCHBC that operated bottling territories in Siberia and parts of western Russia, together with our Company's nearly 100 percent interests in bottling operations with territories covering the remainder of Russia.

     Refer to Notes 2 and 18 for further discussion of the above bottler transactions.


FINANCIAL STRATEGIES

The following strategies are intended to optimize our cost of capital, increasing our ability to maximize share-owner value.

Debt Financing
--------------
Our Company maintains debt levels we consider prudent based on our cash flow, interest coverage and percentage of debt to capital. We use debt financing to lower our overall cost of capital, which increases our return on share-owners' equity.

     As of December 31, 2002, our long-term debt was rated "A+" by Standard & Poor's and "Aa3" by Moody's, and our commercial paper program was rated "A-1" and "P-1" by Standard & Poor's and Moody's, respectively. In assessing our credit strength, both Standard & Poor's and Moody's consider our capital structure and financial policies as well as aggregated balance sheet and other financial information for the Company and certain bottlers including Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) and CCHBC. While the Company has no legal obligation for the debt of these bottlers, the rating agencies believe the strategic importance of the bottlers to the Company's business model provides the Company with an incentive to keep these bottlers viable. If our credit ratings were reduced by the rating agencies, our interest expense could increase. Additionally, if certain bottlers' credit ratings were to decline, the Company's share of equity income could be reduced as a result of the potential increase in interest expense for these bottlers.

     The interest coverage ratio is a key item monitored by rating agencies. Generally, this ratio is computed as income before taxes (excluding unusual items) plus interest expense, divided by the sum of interest expense and capitalized interest. In accordance with this definition, our Company's interest coverage ratio on a stand-alone basis was 29x, 20x and 12x, respectively, for the years ended December 31, 2002, 2001 and 2000. If the unusual items were included in the calculation, the interest coverage ratio would have been 28x, 20x and 8x, respectively, for the years ended December 31, 2002, 2001 and 2000.

     The interest coverage ratio is monitored by our Company for trends and is one measurement generally used by rating agencies in assessing debt ratings for companies. However, as described above, the rating agencies aggregate financial data for certain bottlers with our Company when assessing our debt rating. As such, the key measure is the aggregate interest coverage ratio of the Company and these bottlers. Both Standard & Poor's and Moody's employ different aggregation methodologies and have different thresholds for the aggregate interest coverage ratio. These thresholds are not necessarily permanent nor are they fully disclosed to our Company.

     Our global presence and strong capital position give us easy access to key financial markets around the world, enabling us to raise funds with a low effective cost. This posture, coupled with active management of our percentage mix of short-term and long-term debt, results in a lower overall cost of
borrowing.   Our  debt  management  policies,  in  conjunction  with  our  share repurchase programs and investment activity, can result in current liabilities exceeding current assets.

     In managing our use of debt, we also monitor the following financial measurements and ratios:

--------------------------------------------------------------------------------
DECEMBER 31,                              2002           2001            2000
--------------------------------------------------------------------------------
Net debt (in billions)                   $ 3.2          $ 3.3            $3.9
Net debt-to-net capital                     21%            23%             29%
Ratio of earnings to
   fixed charges                          23.2x          18.1x            8.7x
================================================================================

--------------------------------------------------------------------------------

     Our Company monitors the financial measurements and ratios discussed above in conjunction with our percentage mix of fixed-rate and variable-rate debt and other business and financial risks. The above financial measurements and


50 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

ratios trended positively in 2002 and 2001, reflecting improved business results and effective capital management strategies. Additionally, the 2000 ratio of earnings to fixed charges was negatively impacted by items discussed under the heading "Other Operating Charges."

Share  Repurchases
------------------
In October 1996, our Board of Directors  authorized a plan to repurchase up to 206 million shares of our Company's common stock through 2006. In 2002 and 2001, we repurchased approximately 14 million shares at an average price of $48.42 and 5 million shares at an average price of $48.53, respectively, under the 1996 plan.

     In 2000, we did not repurchase any shares under the 1996 plan. This was due to our utilization of cash for an organizational realignment (the Realignment), as discussed under the heading "Other Operating Charges," and the impact on cash from the reduction in concentrate inventory levels by certain bottlers, as discussed under the headings "Net Operating Revenues and Gross Profit" and "Operating Income and Operating Margin."

     Since the inception of our initial share repurchase program in 1984 through our current program as of December 31, 2002, we have purchased more than 1 billion shares of our Company's common stock. This represents 32 percent of the shares outstanding as of January 1, 1984 at an average price per share of $13.13.

     Our Company expects to make share repurchases of approximately $1.5 billion in 2003. As cash flows are expected to increase in subsequent years, our subsequent share repurchases are also expected to increase.

Dividend Policy
---------------
At its February 2003 meeting, our Board of Directors again increased our quarterly dividend, raising it to $.22 per share, equivalent to a full-year dividend of $.88 per share in 2003. This is our 41st consecutive annual increase. Our annual common stock dividend was $.80 per share, $.72 per share and $.68 per share in 2002, 2001 and 2000, respectively.

     In 2002, our dividend payout ratio was approximately 65 percent of our net income. To free up additional cash for reinvestment in our high-return beverage business, our Board of Directors intends to gradually reduce our dividend payout ratio over time.


FINANCIAL RISK MANAGEMENT

Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. Virtually all of our derivatives are straightforward, over-the-counter instruments with liquid markets.

Foreign Currency
----------------
We manage most of our foreign currency exposures on a consolidated basis, which allows us to net certain exposures and take advantage of any natural offsets. With approximately 77 percent of 2002 Operating Income, excluding Corporate, generated outside the United States, weakness in one particular currency is often offset by strengths in others over time. We use derivative financial instruments to further reduce our net exposure to currency fluctuations.

     Our Company enters into forward exchange contracts and collars and purchases currency options (principally euro and Japanese yen) to hedge certain portions of forecasted cash flows denominated in foreign currencies. Additionally, the Company enters into forward exchange contracts to offset the earnings impact relating to exchange rate fluctuations on certain monetary assets and liabilities. The Company also enters into forward exchange contracts as hedges of net investments in international operations.


                                                         2002 ANNUAL REPORT - 51

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Interest Rates
--------------
Our Company monitors our percentage mix of fixed-rate and variable-rate debt, as well as our percentage mix of term debt versus nonterm debt. This monitoring includes a review of business and other financial risks as noted above. We also enter into interest rate swap agreements to manage these risks.

Value at Risk
-------------
Our Company monitors our exposure to financial market risks using several objective measurement systems, including value-at-risk models. Our value-at-risk calculations use a historical simulation model to estimate potential future losses in the fair value of our derivatives and other financial instruments that could occur as a result of adverse movements in foreign currency and interest rates. We have not considered the potential impact of favorable movements in foreign currency and interest rates on our calculations. We examined historical weekly returns over the previous 10 years to calculate our value at risk. The average value at risk represents the simple average of quarterly amounts over the past year. As a result of our foreign currency value-at-risk calculations, we estimate with 95 percent confidence that the fair values of our foreign currency derivatives and other financial instruments, over a one-week period, would decline by less than $34 million, $43 million and $37 million, respectively, using 2002, 2001 or 2000 average fair values and by less than $31 million and $37 million, respectively, using December 31, 2002 and 2001 fair values. According to our interest rate value-at-risk calculations, we estimate with 95 percent confidence that any increase in our net interest expense due to an adverse move in our 2002 average or in our December 31, 2002 interest rates over a one-week period would not have a material impact on our financial statements. Our December 31, 2001 and 2000 estimates also were not material to our financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

VOLUME

We measure our sales volume in two ways: (1) gallons and (2) unit cases of finished products. "Gallons" represent our primary business and measure the volume of concentrates, syrups, beverage bases, finished beverages and powders (in all cases, expressed in equivalent gallons of syrup) for all beverage products which are reportable as unit case volume. Most of our revenues are based on this measure of primarily wholesale activity, which consists mainly of our sales to bottlers and customers.

     We also measure volume in unit cases. "Unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings). "Unit case volume" means the number of unit cases (or unit case equivalents) of Company trademark or licensed beverage products directly or indirectly sold by the Coca-Cola system to customers. Volume primarily consists of beverage products bearing Company trademarks. Also included in volume are certain products licensed to our Company or owned by our bottling partners, for which our Company provides marketing support and derives profit from the sales. Such products licensed to our Company or owned by our bottling partners account for a minimal portion of total unit case volume. Although most of our Company's revenue is not based directly on unit case volume, we believe unit case volume is one of the measures of the underlying strength of the Coca-Cola system because it measures trends at the consumer level.

     Our worldwide unit case volume increased 5 percent in 2002, on top of a 4 percent increase in 2001. The increase reflects acquisitions (refer to Note 18) and consistent performance across certain key operations despite difficult global economic conditions. The Coca-Cola system sold 18.7 billion unit cases in 2002.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Management has discussed with our Audit Committee the development, selection and disclosure of our critical accounting policies and estimates and the application of these policies and estimates.

52 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Consolidation and Basis of Presentation
---------------------------------------
Our financial statements include the accounts of The Coca-Cola Company and all subsidiaries. We consolidate all entities that our Company controls, and we do not have any unconsolidated "special purpose" entities. Under current accounting guidance, our Company is not permitted to consolidate companies we do not control. For investments in companies in which we have the ability to exercise significant influence over operating and financial policies, such entities are accounted for by the equity method. Our judgments regarding the level of influence of each equity method investment include considering key factors such as our ownership interest, representation on the board of directors, participation in policy making decisions and material intercompany transactions. Consolidated net income includes our Company's share of the net earnings of these companies. The difference between consolidation and the equity method impacts certain financial ratios because of the presentation of the detailed line items reported in the financial statements. However, our consolidated net income for the period and our share-owners' equity at the end of the period are the same whether the investment in the company is accounted for under the equity method or the company is consolidated. We record our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate. Our Company eliminates from our financial results all significant intercompany transactions, including transactions with equity method investees.

     The table below presents Equity Income (Loss) and Income Before Income Taxes and Cumulative Effect of Accounting Change, of which Equity Income (Loss) is a component. The purpose of the table is to present the relative significance of Equity Income (Loss) to Income Before Income Taxes and Cumulative Effect of Accounting Change.

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
--------------------------------------------------------------------------------
(In millions)
Equity income (loss)                  $  384         $   152         $  (289)
Income before income taxes
   and cumulative effect
   of accounting change               $5,499         $ 5,670         $ 3,399
--------------------------------------------------------------------------------

     The table below presents our Equity Method Investments, Cost Method Investments, Principally Bottling Companies and Total Assets. The purpose of the table is to present the relative significance of our equity and cost method investments to Total Assets.

--------------------------------------------------------------------------------
DECEMBER 31,                                            2002            2001
--------------------------------------------------------------------------------
(In millions)
Equity method investments                           $  4,737        $  5,128
Cost method investments,
   principally bottling companies                   $    254        $    294
Total assets                                        $ 24,501        $ 22,417

--------------------------------------------------------------------------------

     Our CCEAG business combination represents a good example related to consolidation and management's consideration regarding control. We concluded that CCEAG should be consolidated with our Company based on the following.

     Prior to February 2002, our Company accounted for CCEAG under the equity method of accounting. Our Company has an approximate 41 percent ownership interest in the outstanding shares of CCEAG. In accordance with the terms of the CPL, our Company obtained control of CCEAG for a period of up to five years. In return for control of CCEAG, the Company guaranteed annual payments, in lieu of dividends by CCEAG, to all other CCEAG share owners. Additionally, all other CCEAG share owners entered into either a put or put/call option agreement with the Company, exercisable at the end of the term of the CPL at agreed prices. Our Company entered into either put or put/call agreements for shares representing an approximate 59 percent interest in CCEAG. The spread in the strike prices of the put and call options is only approximately 3 percent.

     Since the terms of the CPL transfer control and all of the economic risks and rewards of CCEAG to the Company immediately, we determined consolidation was appropriate. Refer to Note 18.

                                                         2002 ANNUAL REPORT - 53

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Recoverability of Noncurrent Assets
-----------------------------------
Management's assessment of the recoverability of noncurrent assets involves critical accounting estimates. The relevant factors for assessing recoverability for each classification of noncurrent assets are discussed below. For the following assets, tests of impairment are performed if certain conditions exist that may indicate the carrying value may not be recoverable.

--------------------------------------------------------------------------------
                                        December 31,            Percentage of
                                                2002             Total Assets
--------------------------------------------------------------------------------
(In millions except percentages)

Equity method investments                  $   4,737                       19
Cost method investments,
   principally bottling companies          $     254                        1
Other assets                               $   2,694                       11
Property, plant and equipment, net         $   5,911                       24
Amortized intangible assets, net
   (various, principally trademarks)       $     100              Less than 1

--------------------------------------------------------------------------------

     For the year ended December 31, 2002, depreciation expense for Property, Plant and Equipment was $614 million, and amortization expense, primarily related to infrastructure programs (recorded in Other Assets) and amortized intangible assets, was $192 million.

     For the following assets, tests of impairment are performed at least annually. Impairment tests would be performed more frequently if events or circumstances indicate that an asset may be impaired.

--------------------------------------------------------------------------------
                                        December 31,            Percentage of
                                                2002             Total Assets
--------------------------------------------------------------------------------
(In millions except percentages)

Trademarks with
   indefinite lives                     $      1,724                        7
Bottlers' franchise rights              $        846                        3
Goodwill                                $        726                        3
Other intangible assets not
   subject to amortization              $        157                        1

--------------------------------------------------------------------------------

     Operating  in  more  than  200  countries  subjects  our  Company  to  many uncertainties and potential changes in various economic, political and regulatory environments. As a result, many assumptions about the recoverability of noncurrent assets must be made by management. Two examples of such economic, political and regulatory changes are as follows. First, Germany recently enacted changes in the deposit laws on nonreturnable packages. Many retailers significantly lowered their inventory level on selected package types. Looking forward, the Coca-Cola system is well positioned to manage trends in both returnable and nonreturnable packages. Second, if the political and economic situation in the Middle East results in a continued deterioration of the business environment, our business results and the valuation of our noncurrent assets could be impacted. Currently, these items have not required a charge; however, we will continue to monitor these situations as they develop.

Equity Method and Cost Method Investments
-----------------------------------------
The most significant judgment in management's recoverability assessments is the determination of the fair value of our equity method and cost method investments. For most publicly traded investments, the fair value of our Company's investment is often readily available based on quoted market prices. For non-publicly traded investments, management's assessment of fair value is based on valuation methodologies including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. The ability to accurately predict future cash flows, especially in markets such as the Middle East, Africa and Latin America, may impact the determination of fair value. The current unstable economic and political conditions and civil unrest in the Middle East, northern Africa and Venezuela could have an adverse impact on our Company's business results and valuation of assets in those regions.

     In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management's assessments as to the nature of a decline in fair value are based on the valuation methodologies discussed above and our ability and intent to hold the investment. If the fair value is less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded.

     Management's assessments of fair value in accordance with these valuation methodologies represent our best estimates as of the time of the impairment review and are consistent with our internal planning. The estimates used by management can change over time as such amounts are influenced by future events and factors. If different fair values were estimated, this could have a material impact on the


54 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

financial statements. Furthermore, conditions in markets around the world change, and thus our accounting estimates may change from period to period. External factors outside the control of management can be elements in determining estimates related to these investments. Factors that management must estimate when performing impairment tests include, among other items, sales volume, prices, inflation, marketing spending, exchange rates and capital spending.

     An example of management's assessment and recognition of impairment of an investment is as follows. In the first quarter of 2002, our Company recorded a noncash pretax charge of approximately $157 million (recorded in the caption
Other  Income  (Loss)--Net)  primarily   related  to  the  write-down  of  our
investments in Latin America. This write-down reduced the carrying value of the investments in Latin America to fair value. The charge was primarily the result of the economic developments in Argentina during the first quarter of 2002, including the devaluation of the Argentine peso and the severity of the unfavorable economic outlook.

Other Assets
------------
Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case volume. Additionally, our Company advances payments to certain customers to fund marketing activities intended to generate profitable volume. Advance payments are also made to certain customers for distribution rights. Payments under these programs are generally capitalized as Other Assets on our balance sheets. Management periodically evaluates the recoverability of these assets by preparing estimates of sales volume, the resulting gross profit, cash flows and other factors. Accuracy of our recoverability assessments is based on management's ability to accurately predict certain key variables such as sales volume, prices, inflation, marketing spending, exchange rates and capital spending. Predicting these key variables involves uncertainty about future events; however, the assumptions used are consistent with our internal planning. If the assets are assessed to be recoverable, they are amortized over the periods benefited. If the carrying value of these assets is considered to be not recoverable, such assets are written down as appropriate.

     The assumptions and conditions for Other Assets reflect management's best assumptions and estimates. However, these items involve inherent uncertainties, as described above, which may or may not be controllable by management. An example of a variable we can influence is increasing marketing spending in a particular market. Bankruptcy or economic challenges of a particular customer represent uncertainties that are not controllable by management. As a result, if other assumptions and estimates had been used in the current period, the balances for Other Assets could have been materially impacted. Furthermore, if management uses different assumptions or if different conditions occur in future periods, future operating results could be materially impacted.

     During each quarter in 2002, management considered and analyzed impairment indicators related to Other Assets. Based on our analysis, we concluded that no material items recorded in Other Assets required an impairment charge.

Property, Plant and Equipment
-----------------------------
Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of Property, Plant and Equipment should be assessed. Such events or changes may include a significant decrease in market value, a significant change in the business climate in a particular market, or a current-period operating or cash flow loss combined with historical losses or projected future losses. If an event occurs or changes in circumstances are present, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value.

     The ability to accurately predict future cash flows, especially in emerging and developing markets such as the Middle East, Africa and Latin America, may impact the determination of fair value. Management's assessments of cash flows represent our best estimate as of the time of the impairment review and are consistent with our internal planning. If different cash flows had been estimated in the current period, the Property, Plant and Equipment balances could have been materially impacted. Furthermore, our accounting estimates may change from period to period as conditions in markets around the world change, and this could materially impact our results in future periods. Factors that management must estimate when performing impairment tests include, among other items, sales volume,

                                                         2002 ANNUAL REPORT - 55

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

prices, inflation, marketing spending, exchange rates and capital spending.

     During each quarter in 2002, management considered and analyzed impairment indicators related to Property, Plant and Equipment. Based on our analysis, we concluded that no material items recorded in Property, Plant and Equipment required an impairment charge.

Goodwill, Trademarks and Other Intangible Assets
------------------------------------------------
Effective January 1, 2002, our Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 142 was required in accordance with accounting principles generally accepted in the United States, and no adoption alternatives are allowed. Such statement required an initial impairment assessment involving a comparison of the fair value of goodwill, trademarks and other intangible assets to current carrying value. Upon adoption, we recorded a loss for the cumulative effect of accounting change for SFAS No. 142, net of income taxes, of $367 million for Company operations and $559 million for equity investees. As required by the standard, we did not restate prior periods. The adoption of SFAS No. 142 resulted in a pretax reduction in 2002 amortization expense of approximately $60 million, and 2002 equity income increased by approximately $150 million.

     SFAS No. 142 classifies intangible assets into three categories: (1) intangible assets with definite lives subject to amortization; (2) intangible assets with indefinite lives not subject to amortization; and (3) goodwill. For intangible assets with definite lives, tests for impairment must be performed if conditions exist that indicate the carrying value may not be recoverable. For intangible assets with indefinite lives and goodwill, tests for impairment must be performed at least annually. Such tests for impairment are also required for intangible assets recorded by our equity method investees.

     Our trademarks and other intangible assets determined to have definite lives are amortized over their useful lives. In accordance with SFAS No. 142, if conditions exist that indicate the carrying value may not be recoverable, we review such trademarks and other intangible assets with definite lives for impairment to ensure they are appropriately valued. Such conditions may include an economic downturn in a market or a change in the assessment of future operations. Trademarks and other intangible assets determined to have an indefinite useful life are not amortized. We test such trademarks and other intangible assets with indefinite useful lives for impairment annually or more frequently if events or circumstances indicate that assets might be impaired. Goodwill is not amortized. We perform tests for impairment of goodwill annually or more frequently if events or circumstances indicate it might be impaired. Such tests include comparing the fair value of a reporting unit with its carrying value, including goodwill. Impairment assessments are performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate discount rate is used, based on the Company's cost of capital rate or location-specific economic factors. In 2002, we tested goodwill for impairment. Based on these assessments, we concluded that such assets did not require an impairment charge.

     Management estimates the future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets. The key variables that management must estimate include, among other items, sales volume, prices, inflation, marketing spending, exchange rates and capital spending. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties; however, the assumptions used are consistent with our internal planning. Management periodically evaluates and updates the estimates based on the conditions that influence these variables. If such assets are considered impaired, they are written down to fair value as appropriate.

     The assumptions and conditions for goodwill, trademarks and other intangible assets reflect management's best assumptions and estimates. However, these items involve inherent uncertainties, as described above, that may or may not be controllable by management. An example of a variable we can influence is increasing marketing spending in a particular market. Economic and political conditions, such as civil unrest in the Middle East, represent uncertainties that are not controllable by management. As a result, if other assumptions and conditions had been used in the current period, the balances for goodwill, trademarks and other intangible assets could have been materially impacted. Furthermore, if management uses different assumptions or if different conditions occur in future periods, future operating results could be materially impacted.


56 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Contingencies
-------------
Our Company is involved in various legal proceedings. Refer to Note 11. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental intervention. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate. Management believes that any liability to the Company that may arise as a result of currently pending legal proceedings will not have a material adverse effect on the financial condition of the Company taken as a whole.

Adoption of New Accounting Policy-Stock-Based Compensation
----------------------------------------------------------
Our Company currently sponsors stock option plans and restricted stock award plans. Prior to 2002, our Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in Net Income for the years ended December 31, 2001 and 2000, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under the modified prospective transition method selected by our Company as described in SFAS No. 148,
"Accounting for Stock-Based Compensation-Transition and Disclosure," compensation cost recognized in 2002 of approximately $365 million is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. The 2002 expense was recorded in the caption Selling, General and Administrative Expenses. In accordance with the modified prospective method of adoption, results for prior years have not been restated.

     Our Company voluntarily made a choice to change to the preferable method of accounting for employee stock options in accordance with SFAS No. 123. We concluded that stock options are a form of employee compensation expense, and therefore it is appropriate that these costs be recorded in our financial results to more clearly reflect economic reality. Refer to the heading "Corporate Governance."

     Our Company uses the Black-Scholes option-pricing model to determine the fair value of each option grant. To ensure the best market-based assumptions were used to determine the estimated fair value of stock options granted in 2002, we obtained two independent market quotes. Our Black-Scholes value was not materially different from the independent quotes. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives and risk-free interest rates. These assumptions reflect management's best estimates, but these items involve inherent uncertainties based on market conditions generally outside of the control of our Company. As a result, if other assumptions had been used in the current period, stock-based compensation expense could have been materially impacted. Furthermore, if management uses different assumptions in future periods, stock-based compensation expense could be materially impacted in future years.

     Refer to Notes 1 and 13.

                                                         2002 ANNUAL REPORT - 57

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                    The Coca-Cola Company and Subsidiaries



OPERATIONS


Analysis of Consolidated Statements of Income
---------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                            Percent Change
                                                                                        ---------------------
Year Ended December 31,                    2002           2001             2000     02 vs. 01       01 vs. 00
-------------------------------------------------------------------------------------------------------------
(In millions except per share data
   and percentages)
NET OPERATING REVENUES                  $ 19,564        $ 17,545        $ 17,354           12               1

Cost of goods sold                         7,            6,044           6,204           18              (3)
-------------------------------------------------------------------------------------------------------------
GROSS PROFIT                              12,459          11,501          11,150            8               3

GROSS PROFIT MARGIN                         63.7%           65.6%           64.3%

Selling, general and administrative
  expenses                                 7,001           6,149           6,016           14               2
Other operating charges                        -               -           1,443            *               *
-------------------------------------------------------------------------------------------------------------
OPERATING INCOME                           5,458           5,352           3,691            2              45

OPERATING MARGIN                            27.9%           30.5%           21.3%

Interest income                              209             325             345          (36)             (6)
Interest expense                             199             289             447          (31)            (35)
Equity income (loss)                         384             152            (289)         153               *
Other income (loss)--net                    (353)             39              99           *              (61)
Gains on issuances of stock by quity
  investee                                     -              91               -            *               *
-------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE                                   5,499           5,670           3,399           (3)             67
Income taxes                               1,523           1,691           1,222          (10)             38
Effective tax rate                          27.7%           29.8%           36.0%

NET INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                     3,976           3,979           2,177            -              83

Cumulative effect of accounting change
  for SFAS No. 142, net of income taxes:
     Company operations                     (367)              -               -            *               *
     Equity investees                       (559)              -               -            *               *
Cumulative effect of accounting change
  for SFAS No. 133, net of income taxes        -             (10)              -            *               *
-------------------------------------------------------------------------------------------------------------
NET INCOME                              $  3,050        $  3,969        $  2,177          (23)             82
=============================================================================================================
PERCENTAGE OF NET OPERATING REVENUES        15.6%           22.6%           12.5%
=============================================================================================================
NET INCOME PER SHARE:
  Basic                                 $   1.23        $   1.60        $    .88          (23)             82
-------------------------------------------------------------------------------------------------------------
  Diluted                               $   1.23        $   1.60        $    .88          (23)             82
-------------------------------------------------------------------------------------------------------------

*Calculation is not meaningful.

Refer to the above Analysis of Consolidated Statements of Income in condensed form while reading the operations review below.
-------------------------------------------------------------------------------------------------------------------


58 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Net Operating Revenues and Gross Profit
---------------------------------------
Net Operating Revenues increased by $2,019 million in 2002 versus 2001. The 2001 increase compared to 2000 was $191 million.

     The following table indicates, on a percentage basis, the estimated impact of key factors resulting in significant increases (decreases) in Net Operating
Revenues:

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002 vs. 2001           2001 vs. 2000
-----------------------------------------------------------------------------
Increase in gallon shipments,
  including acquisitions                            5%                      5%
Price and product/geographic mix                    3                       -
Structural changes                                  6                       -
Negative impact of the stronger
  U.S. dollar                                      (2)                     (4)
-----------------------------------------------------------------------------
Total percentage increase                          12%                      1%
=============================================================================

--------------------------------------------------------------------------------

     Increases in gallon shipments, price increases and product/geographic mix in selected countries positively impacted our 2002 Net Operating Revenues. The improvements in these core business factors reflected a positive trend in 2002. Furthermore, the acquisitions of our interests in Odwalla, Inc. (Odwalla), CCDA Waters, L.L.C. (CCDA) and CBC also contributed to the increased 2002 Net Operating Revenues.

     The most significant structural change (defined by the Company as purchasing and disposing of bottling and canning operations) in 2002 was the consolidation of CCEAG. This consolidation was partially offset by the sale and resulting deconsolidation of our Russian and Baltics bottling operations.

     The combined 2002 Net Operating Revenues for the structural change of CCEAG and the acquisitions of our interests in Odwalla, CCDA and CBC were approximately $1.5 billion. The Russian and Baltics bottling operations accounted for approximately $150 million of 2001 Net Operating Revenues.

     The continued strength of the U.S. dollar in 2002 relative to most major currencies had a negative impact on Net Operating Revenues. The stronger U.S. dollar compared to the Japanese yen, the Argentine peso, the Mexican peso, the Brazilian real, the Venezuelan bolivar and the South African rand was partially offset by strength in the euro. For further discussion of the impact of exchange and expected trends, refer to the heading "Exchange."

     In 2001, gallon shipments and price increases in selected countries positively impacted Net Operating Revenues, offset by a negative impact for product/geographic mix.

     Consolidation of the Nordic and Brazilian bottling operations in 2001 represented structural changes increasing Net Operating Revenues. The sale of our previously owned vending operations in Japan and canning operations in Germany offset these increases.

     Again, a stronger U.S. dollar in 2001 relative to most major currencies had a negative impact on Net Operating Revenues.

     Our Cost of Goods Sold increased in 2002 compared to 2001 primarily as a result of the acquisitions of our interests in Odwalla, CCDA and CBC and the structural change of CCEAG. Total combined 2002 Cost of Goods Sold for these entities was $844 million.

     Our decrease in 2002 Gross Profit margin was due primarily to the consolidation of lower-margin operations, primarily the CCEAG structural change and the acquisitions of our interests in Odwalla, CCDA and CBC. These decreases were partially offset by the sale and resulting deconsolidation of our Russian and Baltics bottling operations. Our Gross Profit margin increase in 2001 compared to 2000 was primarily due to the sale in 2001 of our Japan vending and German canning operations, partially offset by the consolidation in 2001 of the Nordic and Brazilian bottling operations. Generally, bottling, canning and vending operations produce higher net revenues but lower gross margins compared to concentrate and syrup operations.

     In 2000, certain bottlers reduced their concentrate inventory levels. This was based on a joint review performed by the Company and our bottlers around the world in order to determine the optimum level of bottler concentrate inventories. The joint review established that opportunities existed to reduce the level of concentrate inventory carried by bottlers in various regions of the world. During the first half of 2000, bottlers in these regions reduced concentrate inventory levels, the majority of which occurred during the first three months of 2000. This reduction in bottler concentrate inventory levels negatively impacted our Company's concentrate sales, thereby reducing Net Operating Revenues, Cost of Goods Sold and Gross Profit.

                                                         2002 ANNUAL REPORT - 59

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     Information about our Net Operating Revenues by operating segment on a percentage basis is as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
-----------------------------------------------------------------------------
North America                           32.0%           32.7%           32.7%
Africa                                   3.5             3.6             3.6
Europe, Eurasia & Middle East           26.9            22.6            22.6
Latin America                           10.7            12.4            11.7
Asia                                    25.8            27.7            28.5
Corporate                                1.1             1.0             0.9
----------------------------------------------------------------------------
Net Operating Revenues                 100.0%          100.0%          100.0%
============================================================================

--------------------------------------------------------------------------------

     The 2002 Net Operating Revenues for Europe, Eurasia and Middle East increased primarily due to the consolidation of CCEAG. Net Operating Revenues in 2002 for Latin America were negatively impacted by exchange fluctuations and challenging economic conditions, primarily in Argentina, Venezuela and Brazil. As indicated by the table, changes from 2000 to 2001 were not significant.

Selling, General and Administrative Expenses
--------------------------------------------
The following table includes the significant components of Selling, General and Administrative Expenses (in millions):

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Selling expenses                    $  4,690        $  4,365        $  4,315
General and administrative
  expenses                             1,946           1,743           1,658
Stock-based compensation
  expense                                365              41              43
----------------------------------------------------------------------------
Selling, General and
  Administrative Expenses           $  7,001        $  6,149        $  6,016
============================================================================

--------------------------------------------------------------------------------

     Acquisitions of our interests in Odwalla, CCDA and CBC and the structural change of CCEAG increased selling expenses by $430 million and general and administrative expenses by $136 million in 2002. These increases were partially offset by the sale and resulting deconsolidation of our Russian and Baltics bottling operations.

     The adoption of SFAS No. 142 and its related impact is discussed under "Application of Critical Accounting Policies" and in Notes 1 and 4. Upon
adoption of SFAS No. 142, intangible assets that have indefinite lives and goodwill previously amortized are no longer amortized. Due to the adoption of SFAS No. 142, amortization expense for 2002 was reduced by approximately $60 million, and future years will be reduced by approximately $60 million annually. Substantially all such amortization expense was included in the general and administrative expenses line item.

     As discussed under "Application of Critical Accounting Policies" and in Notes 1 and 13, effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123 and selected the modified prospective transition method under the provisions of SFAS No. 148. Prior to 2002, our Company accounted for stock-based compensation under the recognition and measurement provisions of APB No. 25 and related interpretations. No stock-based employee compensation expense for stock options was reflected in Net Income for the years ended December 31, 2001 and 2000. In 2002, compensation expense was recognized as if the fair value method of SFAS No. 123 had been applied from its original effective date.

     Acquisitions and structural changes increased Selling, General and Administrative Expenses by approximately $45 million in 2001 compared to 2000. The consolidation in 2001 of the Nordic and Brazilian bottling operations accounted for a majority of the increase. The sale in 2001 of our Japan vending and German canning operations partially offset this increase.

     A stronger U.S. dollar relative to most major currencies decreased Selling, General and Administrative Expenses in 2002 compared to 2001 and also in 2001 compared to 2000.

Pension Benefits
----------------
Net periodic cost for our defined benefit pension plans was $72 million, $62 million and $39 million, respectively, for the years ended December 31, 2002, 2001 and 2000. These expenses are included in general and administrative expenses.

     To develop our expected long-term rate of return assumption on our pension plan assets, our Company uses long-term historical actual return experience, the expected investment mix of the plans' assets and estimates of future long-term investment returns. The expected long-term rate of return assumption is used in the net periodic pension cost calculation. This assumption is reviewed and set annually. For 2003, our weighted-average expected long-term rate of return assumption will be approximately 7 1/4 percent compared to 8 1/4 percent in 2002. The discount rate assumption used for pension accounting reflects rates available on high-quality, fixed-income debt instruments on December 31 of each year.


60 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

The rate of compensation increase is another assumption used for pension accounting and is determined by the Company based upon annual reviews.

     The decrease in our  expected  weighted-average,  long-term  rate of return
assumption,   a  decrease  in  our  discount  rate   assumption   and  increased
amortization of actuarial losses is expected to increase our net periodic pension cost by $30 million to $40 million in 2003 compared to 2002.

     Our Company funds the U.S. qualified pension plans in accordance with Employee Retirement Income Security Act (ERISA) regulations for the minimum annual contribution and with Internal Revenue Service (IRS) regulations for the maximum annual contribution allowable as a tax deduction. International pension plans are funded in accordance with local laws and income tax regulations.

     As of December 31, 2002, the projected benefit obligation of the primary qualified U.S. pension plan was $1,205 million, and the fair value of plan assets was $1,028 million. In 2002, we made a contribution to this plan of $124 million, which was the maximum tax-deductible contribution allowed by the IRS. In January 2003, we made a contribution to the plan of $145 million.

     As of December 31, 2002, the projected benefit obligation of all other pension plans was $977 million, and the fair value of all other pension plan assets was $424 million. The majority of this difference is attributable to an international pension plan for certain non-U.S. employees that is unfunded due to tax law restrictions, as well as our unfunded U.S. nonqualified pension plans. These U.S. nonqualified pension plans provide benefits for certain members of management that are not permitted to be funded through a qualified plan because of limits imposed by the Internal Revenue Code.

     Refer to Note 14.

Other Operating Charges
-----------------------
During 2000, we recorded total Other Operating Charges of approximately $1,443 million. Of this $1,443 million, approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets; approximately $850 million related to the Realignment; and approximately $188 million related to the settlement terms of a class action discrimination lawsuit.

     In the first quarter of 2000, we recorded charges of approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Indian bottling operations. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair value was derived using cash flow analysis. The assumptions used in the cash flow analysis were consistent with those used in our internal planning. The assumptions included estimates of future growth in unit cases, gross margins, the impact of exchange rates and tax rates and incentives. The charge was primarily the result of our revised outlook for the Indian beverage market including the future expected tax environment. The remaining carrying value of long-lived assets within our Indian bottling operations, immediately after recording the impairment charge, was approximately $300 million.

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

     Employees were separated from almost all functional areas of the Company's operations, and certain activities were outsourced to third parties. The total number of employees separated as of December 31, 2000 was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment. We recorded total charges of approximately $850 million related to the Realignment. During 2000, the Company achieved approximately $150 million in savings from the Realignment. Refer to Note 17.

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

                                                         2002 ANNUAL REPORT - 61

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. In 2001, our Company paid out substantially all of this settlement.

Operating Income and Operating Margin
-------------------------------------
Information about our Operating Income by operating segment on a percentage basis is as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                  2002            2001            2000
-----------------------------------------------------------------------------
North America                            27.4%           27.7%           38.2%
Africa                                    4.1             5.2             4.4
Europe, Eurasia & Middle East            29.5            27.3            35.5
Latin America                            19.0            20.4            24.6
Asia                                     33.3            32.9            25.9
Corporate                               (13.3)          (13.5)          (28.6)
-----------------------------------------------------------------------------
Operating Income                        100.0%          100.0%          100.0%
=============================================================================

--------------------------------------------------------------------------------

     As demonstrated by the table above, the percentage contribution by each operating segment to Operating Income fluctuated from year to year. Operating Income was influenced by a variety of factors and events, primarily the following items:

   - In 2002, Latin America was negatively impacted by exchange fluctuations and challenging economic conditions, primarily in Argentina, Venezuela and Brazil.

   - In 2002, Operating Income was reduced by $119 million for North America, $24 million for Africa, $51 million for Europe, Eurasia and the Middle East, $22 million for Latin America, $51 million for Asia and $106 million for Corporate to include the impact of adopting the fair value method of accounting for stock-based compensation under SFAS No. 123.

   - In the first quarter of 2000, Operating Income was reduced by $3 million for North America, $397 million for Asia and $5 million for Corporate related to the other operating charges recorded for asset impairments.

   - The Realignment in 2000 accounted for operating charges of $132 million for North America, $40 million for Africa, $198 million for Europe, Eurasia and Middle East, $59 million for Latin America, $127 million for Asia and $294 million for Corporate.

   - In 2000, a $188 million charge was recorded by Corporate related to the settlement terms of a discrimination lawsuit, including a donation to The Coca-Cola Foundation.

   - As  previously  discussed,   certain  bottlers  reduced  their  concentrate
     inventory levels in 2000. This reduction negatively impacted 2000 Operating Income and Operating Margin.


MARGIN ANALYSIS (Chart converted to table)

                                        2002             2001            2000
------------------------------------------------------------------------------
Net Operating Revenues
   (in billions)                      $ 19.6           $ 17.5          $ 17.4
Gross Margin                            63.7%            65.6%           64.3%
Operating Margin                        27.9%            30.5%           21.3%

------------------------------------------------------------------------------


Interest Income and Interest Expense
------------------------------------
A majority of the 2002 decrease of $116 million in Interest Income compared to 2001 was due to lower interest rates earned on short-term investments during 2002. Nevertheless, the Company continues to benefit from cash invested in locations outside the United States earning higher interest rates than could be obtained within the United States. Conversely, a majority of our Interest Expense is incurred on borrowings in the United States. The 2002 decrease in interest expense of $90 million versus 2001 was due mainly to both a decrease in average commercial paper borrowings and lower interest rates for commercial paper borrowings. The decrease in interest expense for commercial paper borrowings was partially offset by increased interest expense on long-term debt related to the consolidation of CCEAG (refer to Note 18) and the issuance during 2002 of $750 million of notes due June 1, 2005. The proceeds from this $750 million long-term debt issuance were used to reduce current debt (refer to Note
7).

     In 2001, our Interest Income decreased by $20 million primarily due to lower interest rates. Interest Expense decreased in 2001 by $158 million due to both a decrease in average commercial paper borrowings and lower interest rates. In 2001, the Company used cash flow from operations after capital expenditures to reduce commercial paper borrowings.


62 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Equity Income (Loss)
--------------------
A $232 million increase in 2002 Equity Income (Loss), as compared to 2001, was due to the overall improving health of the Coca-Cola bottling system around the world and the favorable impact of reduced amortization resulting from the adoption of SFAS No. 142. Specific items with a positive impact to Equity Income
(Loss) were the increase in equity income for Coca-Cola Enterprises of approximately $209 million due to improving trends in operating and financial performance (which included a $90 million favorable impact resulting from the adoption of SFAS No. 142) and the reduction in amortization expenses of approximately $60 million for investments other than Coca-Cola Enterprises resulting from the implementation of SFAS No. 142. Due to the adoption of SFAS No. 142, Equity Income (Loss) for 2002 was increased by approximately $150 million, and future years will be increased by approximately $150 million annually as a result of reduced amortization expense. These increases were offset by selected equity method investments in Latin America that have been adversely impacted by ongoing economic difficulties, as well as our Company's share of impairment and restructuring charges taken by certain equity method investees in Latin America during the third quarter of 2002. The Company's share of these charges was approximately $33 million.

     For 2002, our Company's share of income from equity method investees was also favorably impacted by a benefit related to our share of the gain on the sale by Cervejarias Kaiser S.A. (Kaiser S.A.) of its interests in Cervejarias Kaiser Brazil, Ltda to Molson Inc. (refer to Note 16). Approximately $21 million of our share of the pretax gain from the sale by Kaiser S.A. was recorded in Equity Income (Loss) with the remaining portion, $22 million, recorded in the caption Other Income (Loss)--Net.

     Our Company's share of income from equity method investments in 2001, versus a loss in 2000, was due primarily to an improvement in operating performance by the majority of our equity investees and the impact of impairment charges on equity investees in 2000 as discussed below.

     As of January 1, 2001, Coca-Cola Enterprises changed its method of accounting for infrastructure development payments received from the Company. Prior to this change, Coca-Cola Enterprises recognized these payments as offsets to incremental expenses of the programs in the periods in which they were incurred. Coca-Cola Enterprises now recognizes the infrastructure development payments received from the Company as income when obligations are performed under the contracts. Because we eliminate the financial effect of significant intercompany transactions (including transactions with equity method investees), this change in accounting method by Coca-Cola Enterprises had no impact on the results of our operations. Refer to Note 2.

     In 2000, our Company's share of losses from equity method investments totaled $289 million. This included a charge of approximately $306 million for the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. In addition, Panamerican Beverages, Inc. (Panamco) wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were charges recorded by investees in Eurasia and the Middle East. These charges were partially offset by an overall improvement in operating performance by our investee bottlers and the positive impact of lower tax rates on current and deferred taxes at CCEAG.

Other Income (Loss)--Net
------------------------
Other Income (Loss)--Net in 2002 was principally composed of foreign currency exchange losses of approximately $118 million, the accretion of the discounted value of the CCEAG liability of approximately $38 million (refer to Note 18), the items discussed in this section below and minority interest accruals. The losses on currency exchange primarily occurred in Latin America and Africa, which experienced significant devaluation of currencies. The increase in the minority interest accruals primarily related to the acquisitions of our interests in CBC and CCDA. Refer to Note 18.

     In the first quarter of 2002, our Company recorded a noncash pretax charge of approximately $157 million, primarily related to the write-down of certain investments in Latin America. This write-down reduced the carrying value of the investments to fair value. The charge was primarily the result of the economic developments in Argentina during the first quarter of 2002, including the devaluation of the Argentine peso and the severity of the unfavorable economic conditions. The Company expects to realize a minimal tax benefit from this write-down. The impact on 2002 diluted earnings per share was an after-tax reduction of approximately $0.06 per share


                                                         2002 ANNUAL REPORT - 63

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     As previously noted, $22 million of our share of the pretax gain from the sale by Kaiser S.A. was recorded in Other Income (Loss)--Net in 2002.

     In 2001, Other Income (Loss)--Net declined to $39 million from $99 million in 2000, primarily reflecting the impact of a gain related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. during the third quarter of 2000. This merger resulted in a decrease of our Company's equity ownership interest from approximately 51 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC. As a result of our Company's decreased equity ownership, a tax-free noncash gain of approximately $118 million was recognized.

Gains on Issuances of Stock by Equity Investee
----------------------------------------------
If and when an equity investee issues its stock to third parties at a price in excess of our book value, our Company's equity in the underlying net assets of that investee increases. We generally record an increase to our investment account and a corresponding gain for these transactions. In July 2001, Coca-Cola Enterprises completed its acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The transaction was valued at approximately $1.4 billion, with approximately 30 percent of the transaction funded with the issuance of approximately 25 million shares of Coca-Cola Enterprises common stock, and the remaining portion funded through debt and assumed debt. The issuance of shares resulted in a noncash pretax gain for our Company of approximately $91 million. This gain represents the increase in our Company's equity in the underlying net assets of the related investee. No gains on issuances of stock by equity investees were recorded to our statements of income during 2002 or 2000. Refer to Note 3.

Income Taxes
------------
Our effective tax rate reflects tax benefits derived from significant operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35 percent.

     The effective tax rate for 2002 of 27.7 percent was impacted by two significant items: our share of the gain on the sale of Kaiser S.A. interests and the write-down of certain investments, primarily in Latin America. Excluding the impact of these items, our effective tax rate would have been approximately 27 percent for 2002. For 2003, the Company expects the ongoing effective tax rate to be approximately 27 percent.

     The decrease in our effective tax rate in 2001 was primarily due to effective tax planning and the impact that the impairment charges recorded in 2000 had on the 2000 effective tax rate. The 2000 effective tax rate was primarily the result of our inability to realize a tax benefit associated with the impairment charges recorded in 2000, as previously discussed under the headings "Other Operating Charges" and "Equity Income (Loss)," partially offset by the tax-free gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A., previously discussed under the heading "Other Income (Loss)--Net." Refer to Note 16.

     During the first quarter of 2000, the U.S. and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company was established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes. The effect on our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits utilized on our U.S. income tax returns. The majority of the offsetting tax credits were realized in the first quarter of 2002.


64 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

Cumulative Effect of Accounting Change for SFAS No. 142,
Net of Income Taxes
--------------------------------------------------------
The adoption of SFAS No. 142 is a required change in accounting principle, and the cumulative effect of adopting this standard as of January 1, 2002 resulted in a noncash, after-tax decrease to net income of $367 million for Company operations and $559 million for the Company's proportionate share of its equity method investees. As noted above, the adoption of this accounting standard resulted in a pretax reduction in 2002 amortization expense of approximately $60 million, and 2002 equity income increased by approximately $150 million. Due to the adoption of SFAS No. 142, future years' amortization expense will also be reduced by approximately $60 million annually, and equity income will increase by approximately $150 million annually as a result of reduced amortization for equity method investees. Refer to the heading "Application of Critical Accounting Policies" and Notes 1 and 4.

Recent Developments
-------------------
During the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany.

     In North America, the Company is integrating the operations of our three separate North American business units-Coca-Cola North America (including our interest in CCDA), The Minute Maid Company (including our Odwalla business) and Fountain. The integration is expected to result in a headcount reduction of approximately 1,000 people, with the identification of the individuals expected to be completed by the end of the first quarter of 2003.

     In Germany, CCEAG has taken steps to improve efficiency in sales and distribution, including the closure of three bottling plants in 2003. The streamlining initiative is expected to affect approximately 900 employees in Germany.

     The above initiatives are expected to result in a full-year 2003 charge to earnings of approximately $400 million on a pretax basis. The charge will be recorded primarily in the first and second quarters of 2003, with certain amounts impacting the second half of 2003.

     As a result of the above initiatives, the Company's financial results are expected to benefit by at least $50 million (pretax) in 2003 and at least $100 million (pretax) on an annualized basis beginning in 2004.


LIQUIDITY AND CAPITAL RESOURCES

We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. We expect cash flows from operations to be strong in 2003 and in future years. For the five-year period from 2003 through 2007, we estimate that cumulative cash flows from operations will be approximately $31 billion to $33 billion. Accordingly, our Company expects to meet all our financial commitments and operating needs during this time frame. Cash will be used for marketing commitments and other operating commitments, as well as investing and financing activities, including capital expenditures, dividends, share repurchases, acquisitions and debt repayment.

Cash Flows from Operating Activities and Investing Activities
-------------------------------------------------------------
Our statements of cash flows are summarized as follows
(in millions):

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002            2001            2000
--------------------------------------------------------------------------------
Net cash provided by
  operating activities               $ 4,742        $  4,110        $  3,585

Cash flows (used in) provided
  by investing activities:
     Acquisitions and
       investments                      (544)           (651)           (397)
     Purchases of investments
       and other assets                 (156)           (456)           (508)
     Proceeds from
       disposals of investments
       and other assets                  243             455             290
     Purchases of property,
       plant and equipment              (851)           (769)           (733)
     Other                               121             233             183
----------------------------------------------------------------------------
Net cash used in
  investing activities               $(1,187)       $ (1,188)       $ (1,165)
============================================================================

--------------------------------------------------------------------------------

     Cash flows from operating activities increased by 15 percent for 2002 compared to 2001 primarily as a result of improved worldwide business operating results. Additionally, collection of tax receivables in 2002 of approximately $280 million in connection with the APA (refer to Note 15) increased our cash flows. These increases were partially offset by the following:

     - pension plan contributions of approximately $124 million made during the second quarter of 2002;
     - a stronger U.S. dollar.


                                                         2002 ANNUAL REPORT - 65

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     Cash provided by operating activities in 2001 increased 15 percent from 2000. Solid 2001 business results primarily contributed to this increase. Additionally, 2000 operating cash flows were unfavorably impacted by the previously mentioned planned inventory reduction by certain bottlers as discussed under the heading "Net Operating Revenues," cash used in 2000 related to Realignment payments (refer to Note 17), and tax payments made pursuant to the terms of the APA. Refer to Note 15. These items were partially offset by a stronger U.S. dollar in 2001.

     During 2002, cash outlays for investing activities included purchases of property, plant and equipment of $851 million and the acquisitions of our interests in CBC and CCDA for total combined consideration of approximately $328 million (refer to Note 18). These items were partially offset by the receipt of approximately $146 million in 2002 related to the 2001 sale of our Company's ownership interests in various Russian bottling operations.

     The acquisitions of the Brazilian and Nordic bottling operations and Odwalla, together with the increased purchases of property, plant and equipment, primarily caused a $23 million increase in cash flows used in investing activities in 2001 versus 2000. Proceeds received from the sale of our Japan vending operations partially offset this increase.

     Total capital expenditures for property, plant and equipment (including our investments in information technology) and the percentage of such totals by operating segment for 2002, 2001 and 2000 are as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Capital expenditures
  (in millions)                      $   851         $   769         $   733
----------------------------------------------------------------------------
North America                             39%             44%             35%
Africa                                     2%              1%              1%
Europe, Eurasia & Middle East             19%             14%             27%
Latin America                              4%              5%              2%
Asia                                      25%             14%             18%
Corporate                                 11%             22%             17%
----------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Our Company currently estimates that purchases of property, plant and equipment are not expected to exceed $1 billion for 2003.

Financing Activities
--------------------
Our cash flows used in financing activities are as follows
(in millions):

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Cash flows (used in) provided
  by financing activities:
    Issuances of debt               $  1,622        $  3,011        $  3,671
    Payments of debt                  (2,378)         (3,937)         (4,256)
    Issuances of stock                   107             164             331
    Purchases of stock
      for treasury                      (691)           (277)           (133)
    Dividends                         (1,987)         (1,791)         (1,685)
----------------------------------------------------------------------------
Net cash used in
  financing activities              $ (3,327)       $ (2,830)       $ (2,072)
============================================================================

--------------------------------------------------------------------------------

     Issuances and payments of debt included both short-term and long-term financing activities. The Company's commercial paper borrowings normally mature in less than three months from the date of issuance. On December 31, 2002, we had $2,331 million in lines of credit and other short- term credit facilities available, of which approximately $353 million was outstanding. All of this $353 million relates to our international subsidiaries.

     The issuances of debt in 2002 primarily included $832 million of issuances of commercial paper with maturities over 90 days and $750 million in issuances of long-term notes due June 1, 2005. The payments of debt in 2002 primarily included $816 million related to commercial paper with maturities over 90 days, net payments of $1,280 million related to commercial paper with maturities less than 90 days and the $150 million redemption of 6 5/8 percent U.S. dollar notes.

     The issuances of debt in 2001 and 2000 primarily included $2,383 million and $3,576 million, respectively, of issuances of commercial paper with maturities over 90 days. In 2001, we also had a $500 million issuance of long-term debt. The payments of debt in 2001 and 2000 primarily included $3,864 million and $3,624 million, respectively, related to commercial paper with maturities over 90 days. Net issuances related to commercial paper with maturities less than 90 days were $40 million in 2001. Net payments related to commercial paper with maturities less than 90 days were $317 million in 2000.


66 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     During 2002 and 2001, the Company repurchased common stock under the share repurchase plan authorized by our Board of Directors in October 1996. Our Company expects to make share repurchases of approximately $1.5 billion in 2003. As cash flows are expected to increase in subsequent years, our subsequent share repurchases are also expected to increase.

     Dividends have increased every year for each of the last 41 years, and we expect these increases to continue in the future.

Off-Balance Sheet Arrangements and Aggregate
Contractual Obligations
------------------------------------------
Off-Balance Sheet Arrangements - In accordance with the definition under new Securities and Exchange Commission rules, the following qualify as off-balance sheet arrangements:

-  any obligation under certain guarantees or contracts;

- a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

-  any obligation under certain derivative instruments;

- any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

     The discussion below addresses each of the above items for our Company.

     On December 31, 2002, our Company was contingently liable for guarantees of indebtedness owed by third parties in the amount of $494 million. Management concluded that the likelihood of any material amounts being paid by our Company is not probable. We do not provide any other guarantees. As of December 31, 2002, we are not liable for the debt of any unconsolidated entity, and we do not have any retained or contingent interest in assets as defined above. Additionally, all of our derivative instruments are recorded in our balance sheets. Refer to Notes 10 and 11.

     Our Company has equity ownership interests in bottlers that we currently account for under the equity method of accounting. For certain bottlers, our Company holds variable interests such as providing financing and guarantees, in addition to our equity investments. As a result, these bottlers may be considered variable interest entities, and it is reasonably possible that the Company may be required to consolidate such variable interest entities when Financial Accounting Standards Board (FASB) Interpretation No. 46 becomes effective on July 1, 2003. The difference between consolidation and the equity method impacts certain financial ratios because of the presentation of the detailed line items reported in the financial statements. However, consolidated net income for the period and our share-owners' equity at the end of the period are the same whether the investment is accounted for under the equity method or is consolidated. We do not expect this interpretation to have a material impact on our financial statements.


                                                         2002 ANNUAL REPORT - 67

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries


Aggregate Contractual Obligations - As of December 31, 2002, the Company's contractual obligations, including payments due by period, are as follows (in millions):


-------------------------------------------------------------------------------------------------------------------
                                                            Payments Due by Period
                                             -------------------------------------------------------------------
                                                                                                        2008 and
                                                Total        2003     2004-2005       2006-2007       Thereafter
----------------------------------------------------------------------------------------------------------------

Short-term loans and notes payable:
  Commercial paper borrowings                $  2,122     $ 2,122      $      -        $      -         $      -
  Lines of credit and other
    short-term borrowings                         353         353             -               -                -
Current maturities of long-term debt              180         180             -               -                -
Long-term debt                                  2,701           -         1,611              24            1,066
Marketing and other commitments                 2,550         403           731             510              906
Purchase obligations                            4,577         752           892             524            2,409
Present value of liability to
  CCEAG share owners                              741           -             -             741                -
----------------------------------------------------------------------------------------------------------------
Total contractual obligations                $ 13,224     $ 3,810      $  3,234        $  1,799         $  4,381
================================================================================================================

------------------------------------------------------------------------------------------------------------------


     As of December 31, 2002, the total other noncurrent liabilities included in our balance sheet not presented in the above table were $1,918 million. Refer to Notes 6, 7, 11, 14, 15 and 18.

Exchange
--------
Our international operations are subject to certain opportunities and risks, including currency fluctuations and government actions. We closely monitor our operations in each country and seek to adopt appropriate strategies that are responsive to changing economic and political environments and to fluctuations in foreign currencies.

     We use approximately 53 functional currencies. Due to our global operations, weaknesses in some of these currencies are often offset by strengths in others. In 2002, 2001 and 2000, the weighted-average exchange rates for foreign currencies in which the Company conducts operations (all operating currencies), and for certain individual currencies, strengthened (weakened) against the U.S. dollar as follows:

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
--------------------------------------------------------------------------------
All operating currencies                 (3)%            (8)%             (5)%
----------------------------------------------------------------------------
Australian dollar                         5 %           (13)%             (8)%
British pound                             5 %            (5)%             (7)%
Euro                                      5 %            (5)%            (14)%
Japanese yen                             (3)%           (11)%              4 %
Mexican peso                             (3)%             1 %              2 %
South African rand                      (20)%           (17)%            (15)%
----------------------------------------------------------------------------

--------------------------------------------------------------------------------

68 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     These percentages do not include the effects of our hedging activities and, therefore, do not reflect the actual impact of fluctuations in exchange on our operating results. Our foreign currency management program is designed to mitigate, over time, a portion of the impact of exchange on Net Income and earnings per share. Taking into account the effects of our hedging activities, the impact of a stronger U.S. dollar reduced our Operating Income by approximately 3 percent in 2002, approximately 5 percent in 2001 and approximately 4 percent in 2000. Based on forecasts as of December 31, 2002, the Company expects exchange to have a neutral to slightly positive impact on our 2003 operating results when compared to 2002.

     Exchange gains (losses)--net amounted to $(118) million in 2002, $(9) million in 2001 and $(12) million in 2000 and were recorded in Other Income
(Loss)--Net in our statements of income. Exchange gains (losses)--net includes the remeasurement of monetary assets and liabilities from certain currencies into functional currencies and the costs of hedging certain exposures of our balance sheet.

Refer to Note 10.

FINANCIAL POSITION

Our balance sheet as of December 31, 2002, as compared to our balance sheet as of December 31, 2001, was significantly impacted by our Company's acquisition of CCEAG. Prior to consolidation, our investment in CCEAG was recorded as an equity method investment. Thus, the $716 million decrease in Equity Method Investments-Other, Principally Bottling Companies was primarily driven by the consolidation of CCEAG. Upon consolidation of CCEAG, the individual balances were included in the Company's respective balance sheet line items. The consolidations of CCEAG, CCDA, CBC and Odwalla were the main reason for the following changes in the Company's balance sheet from December 31, 2001 to December 31, 2002:

(1) $215 million increase in Trade Accounts Receivable;

(2) $239 million increase in Inventories;

(3) $1,458 million increase in Property, Plant and Equipment;

(4) $974 million increase in goodwill, trademarks and other intangible assets;

(5) $1,299 million increase in Other Liabilities.

     Additionally, the asset impairments recorded as a result of the adoption of SFAS No. 142, which was effective January 1, 2002, also impacted the December 31, 2002 balance sheet, by reducing the balances in both investments and Other Assets and goodwill, trademarks and other intangible assets. Refer to Notes 1 and 4.

     The $1,482 million increase in the Company's Long-Term Debt during 2002 was primarily due to two factors. The first factor was the consolidation of CCEAG, which had the effect of increasing debt by $843 million as of December 31, 2002, of which approximately $800 million is classified as long-term. The second factor was the issuance during 2002 of $750 million of notes due June 1, 2005. The proceeds of this $750 million long-term debt issuance were used to reduce current debt.


IMPACT OF INFLATION AND CHANGING PRICES

Inflation affects the way we operate in many markets around the world. In general, we believe that over time we are able to increase prices to counteract the majority of the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.


NEW ACCOUNTING STANDARDS

Effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123 using the modified prospective transition method under the provisions of SFAS No. 148. Refer to the above heading "Application of Critical Accounting Policies-Stock-Based Compensation" and Notes 1 and 13.

     Effective January 1, 2002, our Company adopted SFAS No. 142. Refer to the above heading "Application of Critical Accounting Policies-Goodwill, Trademarks and Other Intangible Assets" and Notes 1 and 4.

     Effective January 1, 2002, our Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires the following three-step approach for assessing and recognizing the impairment of long-lived assets: (1) consider whether indicators of impairment of long-lived assets are present; (2) if indicators of impairment are present, determine whether the sum of the estimated undiscounted future cash flows attributable to the


                                                         2002 ANNUAL REPORT - 69

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

assets in question is less than their carrying amount; and (3) if less, recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. In addition, SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (such as abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale." The adoption of SFAS No. 144 did not have a material impact on our financial statements since it retained the fundamental provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," related to the recognition and measurement of the impairment of long-lived assets to be "held and used." However, we believe SFAS No. 144 is a statement impacting our critical accounting estimates for Other Assets and for Property, Plant and Equipment. For further discussion, refer to the heading "Application of Critical Accounting Policies--Recoverability of Noncurrent Assets."

     Effective January 1, 2002, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." EITF Issue No. 01-9 codifies and reconciles the EITF consensuses on all or specific aspects of EITF Issues No. 00-14, "Accounting for Certain Sales Incentives," No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentives Offers, and Offers for Free Products or Services to be Delivered in the Future," and No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products," and identifies other related interpretive issues. The types of sales incentives provided by our Company to bottlers, resellers, vendors and customers of our Company's products principally include participation in sales promotion programs and volume-based incentives. Our Company adopted the provisions of EITF Issues No. 00-14 and No. 00-22 on January 1, 2001, resulting in the income statement reclassification of certain sales incentives. Upon adoption of EITF Issues No. 00-14 and No. 00-22, the Company reduced both Net Operating Revenues and Selling, General and Administrative Expenses by approximately $580 million and $569 million for the years ended December 31, 2001 and 2000, respectively. EITF Issue No. 01-9 required certain selling expenses incurred by the Company, not previously reclassified, to be classified as deductions from revenue. The adoption of the remaining items included in EITF Issue No. 01-9 resulted in the Company reducing both Net Operating Revenues and Selling, General and Administrative Expenses by approximately $2.5 billion in each of the years ended December 31, 2001 and 2000. These reclassifications had no impact on Operating Income. The aggregate amount of funds provided by our Company to bottlers, resellers, vendors and customers of our Company's products was approximately $3.4 billion, $3.1 billion and $3.1 billion, respectively, for the years ended December 31, 2002, 2001 and 2000. The increase in 2002 compared to 2001 was primarily due to structural changes.

     Our Company adopted the provisions of SFAS No. 141, "Business Combinations," for all business combinations initiated after June 30, 2001. SFAS No. 141 requires all business combinations to be accounted for by a single method--the purchase method. Furthermore, SFAS No. 141 requires recognition of intangible assets apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill. This statement did not have a material impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. This statement will impact the timing of our recognition of liabilities for costs associated with exit or disposal activities.

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. As discussed further in Note 10, the 2002 and 2001


70 - THE COCA-COLA COMPANY

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

financial statements were prepared in accordance with the provisions of SFAS No.
133. Prior years' financial statements have not been restated. The 2000 financial statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. Our Company adopted the disclosure provisions of FASB Interpretation No. 45 as of December 31, 2002. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not currently provide significant guarantees on a routine basis. As a result, we do not currently believe this interpretation will have a material impact on our financial statements. To the extent that our Company enters into any such guarantees after December 31, 2002, we will record the fair value as an expense.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the variable interest entity's assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its consolidated financial statements. This interpretation applies immediately to variable interest entities which are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003. Refer to the heading "Off-Balance Sheet Arrangements and Aggregate Contractual Obligations."


FORWARD-LOOKING STATEMENTS

Certain written and oral statements made by our Company and subsidiaries or with the approval of an authorized executive officer of our Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this report and other filings with the Securities and Exchange Commission. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future--including statements relating to volume growth, share of sales and earnings per share growth and statements expressing general optimism about future operating results--are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                                         2002 ANNUAL REPORT - 71

      FINANCIAL REVIEW INCORPORATING MANAGEMENT'S DISCUSSION AND ANALYSIS
                     The Coca-Cola Company and Subsidiaries

     The following are some of the factors that could cause our Company's actual results to differ materially from the expected results described in or underlying our Company's forward-looking statements:

-  Economic and  political  conditions,  especially  in  international  markets, including civil unrest, product boycotts, governmental changes and restrictions on the ability to transfer capital across borders. Without limiting the preceding sentence, the current unstable economic and political conditions and civil unrest in the Middle East and Venezuela, potential or actual conflicts in Iraq, North Korea or elsewhere, or the continuation or escalation of terrorism, could have adverse impacts on our Company's business results or financial condition.

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

-  Adverse weather conditions, which could reduce demand for Company products.

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

- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations), competition laws and environmental laws in domestic or foreign jurisdictions.

- Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product, price and cultural differences, there can be no assurance of product acceptance in any particular market.

- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Company's Securities and Exchange Commission filings.

     The foregoing list of important factors is not exclusive.


ADDITIONAL INFORMATION

For additional information about our operations, cash flows, liquidity and capital resources, please refer to the information on pages 73 through 107 of this report. Additional information concerning our operating segments is presented on pages 104 through 106.


72 - THE COCA-COLA COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                     The Coca-Cola Company and Subsidiaries


--------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31,                                     2002            2001            2000
--------------------------------------------------------------------------------------------------
(In millions except per share data)


NET OPERATING REVENUES                                  $ 19,564        $ 17,545        $ 17,354
Cost of goods sold                                         7,105           6,044           6,204
------------------------------------------------------------------------------------------------
GROSS PROFIT                                              12,459          11,501          11,150
Selling, general and administrative expenses               7,001           6,149           6,016
Other operating charges                                        -               -           1,443
------------------------------------------------------------------------------------------------
OPERATING INCOME                                           5,458           5,352           3,691
Interest income                                              209             325             345
Interest expense                                             199             289             447
Equity income (loss)                                         384             152            (289)
Other income (loss)--net                                    (353)             39              99
Gains on issuances of stock by equity investee                 -              91               -
------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                     5,499           5,670           3,399
Income taxes                                               1,523           1,691           1,222
------------------------------------------------------------------------------------------------
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE   3,976           3,979           2,177
Cumulative effect of accounting change for SFAS No. 142,
  net of income taxes:
   Company operations                                       (367)              -               -
   Equity investees                                         (559)              -               -
Cumulative effect of accounting change for SFAS No. 133,
  net of income taxes                                          -             (10)              -
------------------------------------------------------------------------------------------------
NET INCOME                                              $  3,050        $  3,969        $  2,177
================================================================================================
BASIC NET INCOME PER SHARE
Before accounting change                                $   1.60        $   1.60        $    .88
Cumulative effect of accounting change                      (.37)              -               -
------------------------------------------------------------------------------------------------
                                                        $   1.23        $   1.60        $    .88
------------------------------------------------------------------------------------------------
DILUTED NET INCOME PER SHARE
Before accounting change                                $   1.60        $   1.60        $    .88
Cumulative effect of accounting change                      (.37)              -               -
------------------------------------------------------------------------------------------------
                                                        $   1.23        $   1.60        $    .88
------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING                                 2,478           2,487           2,477
Effect of dilutive securities                                  5               -              10
------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING ASSUMING DILUTION               2,483           2,487           2,487
================================================================================================

See Notes to Consolidated Financial Statements.



                                                         2002 ANNUAL REPORT - 73

                          CONSOLIDATED BALANCE SHEETS
                     The Coca-Cola Company and Subsidiaries

--------------------------------------------------------------------------------

DECEMBER 31,                                            2002            2001
----------------------------------------------------------------------------
(In millions except share data)

ASSETS
CURRENT
Cash and cash equivalents                           $  2,126        $  1,866
Marketable securities                                    219              68
----------------------------------------------------------------------------
                                                       2,345           1,934
Trade accounts receivable, less allowances of
 $55 in 2002 and $59 in 2001                           2,097           1,882
Inventories                                            1,294           1,055
Prepaid expenses and other assets                      1,616           2,300
----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                   7,352           7,171
----------------------------------------------------------------------------
INVESTMENTS AND OTHER ASSETS
Equity method investments:
   Coca-Cola Enterprises Inc.                            972             788
   Coca-Cola Hellenic Bottling Company S.A.              872             791
   Coca-Cola Amatil Limited                              492             432
   Other, principally bottling companies               2,401           3,117
Cost method investments, principally bottling
  companies                                              254             294
Other assets                                           2,694           2,792
----------------------------------------------------------------------------
                                                       7,685           8,214
----------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                     385             217
Buildings and improvements                             2,332           1,812
Machinery and equipment                                5,888           4,881
Containers                                               396             195
----------------------------------------------------------------------------
                                                       9,001           7,105
Less allowances for depreciation                       3,090           2,652
----------------------------------------------------------------------------
                                                       5,911           4,453
----------------------------------------------------------------------------
TRADEMARKS WITH INDEFINITE LIVES                       1,724           1,697
GOODWILL AND OTHER INTANGIBLE ASSETS                   1,829             882
----------------------------------------------------------------------------
TOTAL ASSETS                                        $ 24,501        $ 22,417
============================================================================
LIABILITIES AND SHARE-OWNERS' EQUITY
CURRENT
Accounts payable and accrued expenses               $  3,692        $  3,679
Loans and notes payable                                2,475           3,743
Current maturities of long-term debt                     180             156
Accrued income taxes                                     994             851
----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                              7,341           8,429
----------------------------------------------------------------------------
LONG-TERM DEBT                                         2,701           1,219
----------------------------------------------------------------------------
OTHER LIABILITIES                                      2,260             961
----------------------------------------------------------------------------
DEFERRED INCOME TAXES                                    399             442
----------------------------------------------------------------------------
SHARE-OWNERS' EQUITY
Common stock, $.25 par value
  Authorized: 5,600,000,000 shares;
  issued: 3,490,818,627 shares in 2002 and
  3,491,465,016 shares in 2001                           873             873
Capital surplus                                        3,857           3,520
Reinvested earnings                                   24,506          23,443
Accumulated other comprehensive income (loss)
  and unearned compensation on restricted stock       (3,047)         (2,788)
----------------------------------------------------------------------------
                                                      26,189          25,048

Less treasury stock, at cost (1,019,839,490 shares
  in 2002; 1,005,237,693 shares in 2001)              14,389          13,682
----------------------------------------------------------------------------
                                                      11,800          11,366
----------------------------------------------------------------------------
TOTAL LIABILITIES AND SHARE-OWNERS' EQUITY          $ 24,501        $ 22,417
============================================================================

See Notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------

74 - THE COCA-COLA COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     The Coca-Cola Company and Subsidiaries


---------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                 2002            2001            2000
---------------------------------------------------------------------------------------------------------------
(In millions)

OPERATING ACTIVITIES
Net income                                                          $  3,050        $  3,969        $  2,177
Depreciation and amortization                                            806             803             773
Stock-based compensation expense                                         365              41              43
Deferred income taxes                                                     40              56               3
Equity income or loss, net of dividends                                 (256)            (54)            380
Foreign currency adjustments                                             (76)            (60)            196
Gain on issuances of stock by equity investee                              -             (91)              -
(Gains) losses on sales of assets, including bottling interests            3             (85)           (127)
Cumulative effect of accounting changes                                  926              10               -
Other operating charges                                                    -               -             916
Other items                                                              291             (17)             76
Net change in operating assets and liabilities                          (407)           (462)           (852)
------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                      4,742           4,110           3,585
------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Acquisitions and investments, principally trademarks and
  bottling companies                                                    (544)           (651)           (397)
Purchases of investments and other assets                               (156)           (456)           (508)
Proceeds from disposals of investments and other assets                  243             455             290
Purchases of property, plant and equipment                              (851)           (769)           (733)
Proceeds from disposals of property, plant and equipment                  69              91              45
Other investing activities                                                52             142             138
------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                          (1,187)         (1,188)         (1,165)
------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Issuances of debt                                                      1,622           3,011           3,671
Payments of debt                                                      (2,378)         (3,937)         (4,256)
Issuances of stock                                                       107             164             331
Purchases of stock for treasury                                         (691)           (277)           (133)
Dividends                                                             (1,987)         (1,791)         (1,685)
------------------------------------------------------------------------------------------------------------
        Net cash used in financing activities                         (3,327)         (2,830)         (2,072)
------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS              32             (45)           (140)
------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
Net increase during the year                                             260              47             208
Balance at beginning of year                                           1,866           1,819           1,611
------------------------------------------------------------------------------------------------------------
        Balance at end of year                                      $  2,126        $  1,866        $  1,819
============================================================================================================

See Notes to Consolidated Financial Statements.


---------------------------------------------------------------------------------------------------------------

                                                         2002 ANNUAL REPORT - 75

                CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY
                     The Coca-Cola Company and Subsidiaries

------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31,                                                 2002            2001              2000
---------------------------------------------------------------------------------------------------------------
(In millions except per share data)

NUMBER OF COMMON SHARES OUTSTANDING
Balance at beginning of year                                             2,486           2,485           2,472
  Stock issued to employees exercising stock options                         3               7              12
  Purchases of stock for treasury (1)                                      (14)             (6)             (2)
  Restricted stock and other stock plans, less cancellations                 -               -               3
  Adoption of SFAS No. 123                                                  (4)              -               -
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                   2,471           2,486           2,485
--------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                                         $     873       $     870        $    867
  Stock issued to employees exercising stock options                         1               2               2
  Restricted stock and other stock plans, less cancellations                 -               1               1
  Adoption of SFAS No. 123                                                  (1)              -               -
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                     873             873             870
--------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance at beginning of year                                             3,520           3,196           2,584
  Stock issued to employees exercising stock options                       111             162             329
  Tax benefit from employees' stock option and restricted stock plans       11              58             116
  Stock-based compensation                                                 365               -               -
  Restricted stock and other stock plans, less amortization and
     cancellations                                                           -             132             167
  Unearned restricted stock adjustment                                       -             (28)              -
  Adoption of SFAS No. 123                                                (150)              -               -
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                   3,857           3,520           3,196
--------------------------------------------------------------------------------------------------------------
REINVESTED EARNINGS
Balance at beginning of year                                            23,443          21,265          20,773
  Net income                                                             3,050           3,969           2,177
  Dividends (per share-$.80, $.72 and $.68 in 2002, 2001 and
    2000, respectively)                                                 (1,987)         (1,791)         (1,685)
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  24,506          23,443          21,265
--------------------------------------------------------------------------------------------------------------
OUTSTANDING RESTRICTED STOCK
Balance at beginning of year                                              (150)           (195)            (59)
  Adoption of SFAS No. 123                                                 150               -               -
  Restricted stock and other stock plans, less cancellations                 -             (24)           (160)
  Amortization of restricted stock                                           -              41              24
  Unearned restricted stock adjustment                                       -              28               -
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                       -            (150)           (195)
--------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year                                            (2,638)         (2,527)         (1,492)
  Translation adjustments                                                  (95)           (207)           (965)
  Cumulative effect of adoption of SFAS No. 133                              -              50               -
  Net gain (loss) on derivatives                                          (186)             92               -
  Net change in unrealized gain (loss) on available-for-sale securities     67             (29)            (60)
  Net change in minimum pension liability                                 (195)            (17)            (10)
--------------------------------------------------------------------------------------------------------------
      Net other comprehensive income adjustments                          (409)           (111)         (1,035)
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  (3,047)         (2,638)         (2,527)
--------------------------------------------------------------------------------------------------------------
TREASURY STOCK
Balance at beginning of year                                           (13,682)        (13,293)        (13,160)
  Purchases of treasury stock                                             (707)           (277)           (133)
  Restricted stock and other stock plans, less cancellations                 -            (112)              -
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                 (14,389)        (13,682)        (13,293)
--------------------------------------------------------------------------------------------------------------
TOTAL SHARE-OWNERS' EQUITY                                           $  11,800       $  11,366        $  9,316
==============================================================================================================
COMPREHENSIVE INCOME
  Net income                                                         $   3,050       $   3,969        $  2,177
  Net other comprehensive income adjustments                              (409)           (111)         (1,035)
--------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME                                           $   2,641       $   3,858        $  1,142
==============================================================================================================

(1) Common stock purchased from employees exercising stock options numbered .2 million, .3 million and 2.2 million shares for the years ended December 31, 2002, 2001 and 2000, respectively.

See Notes to Consolidated Financial Statements.

-----------------------------------------------------------------------------------------------------------------


76 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------
The Coca-Cola Company is predominantly a manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups. When used in these notes, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and its divisions and subsidiaries. Operating in more than 200 countries worldwide, we primarily sell our concentrates and syrups, as well as some finished beverages, to bottling and canning operations, distributors, fountain wholesalers and fountain retailers. We also market and distribute juices and juice drinks and certain water products. Additionally, we have ownership interests in bottling and canning operations. We have significant markets for our products in all the world's geographic regions.

Consolidation and Basis of Presentation
---------------------------------------
Our Consolidated Financial Statements include the accounts of our Company and all subsidiaries. We consolidate all entities that our Company controls. Under current accounting guidance, our Company is not permitted to consolidate companies we do not control. We use the equity method to account for our investments in companies in which we have the ability to exercise significant influence over operating and financial policies. Consolidated net income includes our Company's share of the net earnings of these companies. The difference between consolidation and the equity method impacts certain financial ratios because of the presentation of the detailed line items reported in the financial statements. We account for our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate. Our Company eliminates from our financial results all significant intercompany transactions, including transactions with equity method investees.

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition
-------------------
Our Company recognizes revenue when title of our products is transferred to our bottling partners or our customers.

Advertising Costs
-----------------
Our Company expenses production costs of print, radio, television and other advertisements as of the first date the advertisements take place. Advertising expenses included in Selling, General and Administrative Expenses were $1,775 million in 2002, $1,970 million in 2001 and $1,655 million in 2000. As of December 31, 2002 and 2001, advertising production costs of approximately $170 million and $142 million, respectively, were recorded primarily in Prepaid Expenses and Other Assets and noncurrent Other Assets in our balance sheets.

Stock-Based Compensation
------------------------
Our Company currently sponsors stock option plans and restricted stock award plans. Refer to Note 13. Prior to 2002, our Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for the years ended December 31, 2001 and 2000, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Our Company selected the modified prospective method of adoption described in SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." Compensation cost recognized in 2002 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. In accordance with the modified prospective method of adoption, results for prior years have not been restated.



                                                         2002 ANNUAL REPORT - 77

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

     The following table illustrates the effect on net income and earnings per share as if the fair value method had been applied to all outstanding and unvested awards in each period (in millions, except per share amounts):

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                    2002            2001          2000
-----------------------------------------------------------------------------
Net income, as reported                $  3,050        $  3,969      $  2,177
Add: Stock-based
  compensation expense
  included in reported
  net income, net of
  related tax effects                       267              29            28
Deduct: Total stock-based
  compensation expense
  determined under
  fair value method
  for all awards, net of
  related tax effects                      (267)           (231)         (210)
-----------------------------------------------------------------------------
Pro forma net income                   $  3,050        $  3,767      $  1,995
=============================================================================
Earnings per share:
  Basic-as reported                    $   1.23        $   1.60      $    .88
=============================================================================
  Basic-pro forma                      $   1.23        $   1.51      $    .81
=============================================================================
  Diluted-as reported                  $   1.23        $   1.60      $    .88
=============================================================================
  Diluted-pro forma                    $   1.23        $   1.51      $    .80
=============================================================================

--------------------------------------------------------------------------------

Issuances of Stock by Equity Investees
--------------------------------------
When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a noncash gain or loss on the issuance. This noncash gain or loss, net of any deferred taxes, is generally recognized in our net income in the period the change of ownership interest occurs.

     If gains have been previously recognized on issuances of an equity investee's stock and shares of the equity investee are subsequently repurchased by the equity investee, gain recognition does not occur on issuances subsequent to the date of a repurchase until shares have been issued in an amount equivalent to the number of repurchased shares. This type of transaction is reflected as an equity transaction, and the net effect is reflected in our balance sheets. Refer to Note 3.

Net Income Per Share
--------------------
We  compute   basic  net  income  per  share  by  dividing  net  income  by  the weighted-average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock-based compensation awards, if any.

Cash Equivalents
----------------
We classify marketable securities that are highly liquid and have maturities of three months or less at the date of purchase as cash equivalents.

Inventories
-----------
Inventories consist primarily of raw materials and supplies and are valued at the lower of cost or market. In general, we determine cost on the basis of average cost or first-in, first-out methods.

Recoverability of Investments
-----------------------------
Management periodically assesses the recoverability of our Company's investments. For publicly traded investments, readily available quoted market prices are an indication of the fair value of our Company's investments. For non-publicly traded investments, management assesses fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds and external appraisals. If an investment is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Other Assets
------------
Our Company advances payments to certain customers for marketing to fund activities intended to generate profitable volume. Advance payments are also made to certain customers for distribution rights. Additionally, our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case volume. Management periodically evaluates the recoverability of these assets by preparing estimates of sales volume, the resulting gross profit, cash flows and other factors. The costs of these programs are recorded in Prepaid Expenses and Other Assets and noncurrent Other Assets and are subsequently amortized over the periods to be directly benefited. Amortization expense for infrastructure programs was $176 million, $222 million and $275 million, respectively, for the years ended December 31, 2002, 2001 and 2000. Refer to Note 2.


78 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Property, Plant and Equipment
-----------------------------
We state Property, Plant and Equipment at cost and depreciate such assets principally by the straight-line method over the estimated useful lives of the assets. Management assesses the recoverability of the carrying amount of Property, Plant and Equipment if certain events or changes occur, such as a significant decrease in market value of the assets or a significant change in the business climate in a particular market.

Goodwill, Trademarks and Other Intangible Assets
------------------------------------------------
Effective January 1, 2002, our Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 142 required an initial impairment assessment involving a comparison of the fair value of goodwill, trademarks and other intangible assets to current carrying value. Upon adoption, we recorded a loss for the cumulative effect of accounting change for SFAS No. 142, net of income taxes, of $367 million for Company operations and $559 million for equity investees. We did not restate prior periods for the adoption of SFAS No. 142. Trademarks and other intangible assets determined to have indefinite useful lives are not amortized. We test such trademarks and other intangible assets with indefinite useful lives for impairment annually or more frequently if events or circumstances indicate that an asset might be impaired. Trademarks and other intangible assets determined to have definite lives are amortized over their useful lives. We review such trademarks and other intangible assets with definite lives for impairment to ensure they are appropriately valued if conditions exist that may indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. Goodwill is not amortized. We perform tests for impairment of goodwill annually or more frequently if events or circumstances indicate it might be impaired. Such tests include comparing the fair value of a reporting unit with its carrying value, including goodwill. Impairment assessments are performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate discount rate is used, based on the Company's cost of capital rate or location-specific economic factors. Refer to Note 4.

Retirement Related Benefits
---------------------------
Using appropriate actuarial methods and assumptions, our Company's defined benefit pension plans are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." Our nonpension postretirement benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." One of the principal assumptions used to calculate net periodic pension cost is the expected long-term rate of return on plan assets. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate the actual long-term returns.

     Our Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop our assumption of the expected long-term rate of return on plan assets.

     The discount rate assumptions used to account for pension and nonpension postretirement benefit plans reflect the rates available on high-quality, fixed-income debt instruments on December 31 of each year. The rate of compensation increase is another significant assumption used for pension accounting and is determined by the Company based upon annual reviews.

     For postretirement health care plan accounting, our Company reviews external data and our own historical trends for health care costs to determine the health care cost trend rate assumptions.

     Refer to Note 14.

Contingencies
-------------
Our Company is involved in various legal proceedings. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental intervention. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate. Refer to Note 11.


                                                         2002 ANNUAL REPORT - 79

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Use of Estimates
----------------
In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from estimates.

New Accounting Standards
------------------------
As previously mentioned, effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123 using the modified prospective transition method under the provisions of SFAS No. 148. Refer to
Note 13.

     As previously mentioned, effective January 1, 2002, our Company adopted SFAS No. 142. Refer to Note 4.

     Effective January 1, 2002, our Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires the following three-step approach for assessing and recognizing the impairment of long-lived assets: (1) consider whether indicators of impairment of long-lived assets are present; (2) if indicators of impairment are present, determine whether the sum of the estimated undiscounted future cash flows attributable to the assets in question is less than their carrying amount; and
(3) if less, recognize an impairment loss based on the excess of the carrying amounts of the assets over their respective fair values. In addition, SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (such as abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale." The adoption of SFAS No. 144 did not have a material impact on our financial statements since it retained the fundamental provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," related to the recognition and measurement of the impairment of long-lived assets to be "held and used."

     Effective January 1, 2002, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." EITF Issue No. 01-9 codifies and reconciles the EITF consensuses on all or specific aspects of EITF Issues No. 00-14, "Accounting for Certain Sales Incentives," No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentives Offers, and Offers for Free Products or Services to be Delivered in the Future," and No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products," and identifies other related interpretive issues. The types of sales incentives provided by our Company to bottlers, resellers, vendors and customers of our Company's products principally include participation in sales promotion programs and volume-based incentives. Our Company adopted the provisions of EITF Issues No. 00-14 and No. 00-22 on January 1, 2001, resulting in the income statement reclassification of certain sales incentives. Upon adoption of EITF Issues No. 00-14 and No. 00-22, the Company reduced both Net Operating Revenues and Selling, General and Administrative Expenses by approximately $580 million and $569 million for the years ended December 31, 2001 and 2000, respectively. EITF Issue No. 01-9 required certain selling expenses incurred by the Company, not previously reclassified, to be classified as deductions from revenue. The adoption of the remaining items included in EITF Issue No. 01-9 resulted in the Company reducing both Net Operating Revenues and Selling, General and Administrative Expenses by approximately $2.5 billion in each of the years ended December 31, 2001 and 2000. These reclassifications had no impact on Operating Income.

     Our Company adopted the provisions of SFAS No. 141, "Business Combinations," for all business combinations initiated after June 30, 2001. SFAS No. 141 requires all business combinations to be accounted for by a single method-the purchase method. Furthermore, SFAS No. 141 requires recognition of intangible assets apart from goodwill if they arise from contractual or legal rights or if they are separable from goodwill. This statement did not have a material impact on our financial statements.


80 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

     In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. This statement will impact the timing of our recognition of liabilities for costs associated with exit or disposal activities.

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. As discussed further in Note 10, the 2002 and 2001
Consolidated Financial Statements were prepared in accordance with the provisions of SFAS No. 133. Prior years' financial statements have not been restated. The 2000 financial statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. Our Company adopted the disclosure provisions of FASB Interpretation No. 45 as of December 31, 2002. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not currently provide significant guarantees on a routine basis. As a result, we do not currently believe this interpretation will have a material impact on our financial statements. To the extent that our Company enters into any such guarantees after December 31, 2002, we will record the fair value as an expense.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the values of the variable interest entity's assets and liabilities. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003.

     Our Company has equity ownership interests in bottlers that we currently account for under the equity method of accounting. For certain bottlers, our Company holds variable interests such as providing financing and guarantees, in addition to our equity investments. As a result, these bottlers may be considered variable interest entities, and it is reasonably possible that the Company may be required to consolidate such variable interest entities when FASB Interpretation No. 46 becomes effective on July 1, 2003. The difference between consolidation and the equity method impacts certain financial ratios because of the presentation of the detailed line items reported in the financial statements. However, consolidated net income for the period and our share-owners' equity at the end of the period are the same whether the investment in the company is accounted for under the equity method or the company is consolidated. We do not expect this interpretation to have a material impact on our financial statements.


                                                         2002 ANNUAL REPORT - 81

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

NOTE 2: BOTTLING INVESTMENTS

Coca-Cola Enterprises Inc.
--------------------------
Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) is the largest marketer, distributor and producer of bottle and can liquid nonalcoholic refreshment in the world, operating in eight countries. On December 31, 2002, our Company owned approximately 38 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. As of December 31, 2002, our proportionate share of the net assets of Coca-Cola Enterprises exceeded our investment by approximately $285 million.

     A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

--------------------------------------------------------------------------------
DECEMBER 31,                                                 2002       2001
----------------------------------------------------------------------------
Current assets                                           $  2,844   $  2,876
Noncurrent assets                                          21,531     20,843
----------------------------------------------------------------------------
   Total assets                                          $ 24,375   $ 23,719
============================================================================
Current liabilities                                      $  3,455   $  4,522
Noncurrent liabilities                                     17,573     16,377
----------------------------------------------------------------------------
   Total liabilities                                     $ 21,028   $ 20,899
============================================================================
Share-owners' equity                                     $  3,347   $  2,820
============================================================================
Company equity investment                                $    972   $    788
============================================================================

YEAR ENDED DECEMBER 31,                           2002       2001       2000
----------------------------------------------------------------------------
Net operating revenues (1)                    $ 16,889   $ 15,605   $ 14,659
Cost of goods sold                              10,417      9,740      9,083
----------------------------------------------------------------------------
Gross profit (1)                              $  6,472   $  5,865   $  5,576
----------------------------------------------------------------------------
Operating income                              $  1,364   $    601   $  1,126
----------------------------------------------------------------------------
Cumulative effect of
  accounting change (2)                       $      -   $   (302)  $      -
----------------------------------------------------------------------------
Net income (loss)                             $    494   $   (321)  $    236
----------------------------------------------------------------------------
Net income (loss)
  available to common
  share owners                                $    491   $   (324)  $    233
============================================================================

(1) 2001 and 2000 Net Operating Revenues and Gross Profit have been reduced for the impact of adopting EITF Issue No. 01-9.

(2) Accounting change for its method of accounting for infrastructure payments.

--------------------------------------------------------------------------------

     Our net concentrate and syrup sales to Coca-Cola Enterprises were $4.3 billion in 2002, $3.9 billion in 2001 and $3.5 billion in 2000. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our statements of income. These transactions amounted to $325 million in 2002, $295 million in 2001 and $298 million in 2000. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.

     Cash payments made by us directly to Coca-Cola Enterprises for support of certain marketing activities and our participation with them in cooperative advertising and other marketing programs amounted to approximately $837 million, $606 million and $533 million in 2002, 2001 and 2000, respectively. Cash payments made by us directly to Coca-Cola Enterprises' customers for support of certain marketing activities and programs amounted to approximately $204 million, $282 million and $221 million in 2002, 2001 and 2000, respectively. Pursuant to cooperative advertising and trade agreements with Coca-Cola Enterprises, we received approximately $264 million, $252 million and $195 million in 2002, 2001 and 2000, respectively, from Coca-Cola Enterprises for local media and marketing program expense reimbursements.

     In early 2002, our Company entered into a multi-year Sales Growth Initiative (SGI) agreement with Coca-Cola Enterprises to support profitable growth of our brands in their territories. Total cash support paid by our Company under the SGI agreement in 2002 was $150 million. This amount is included in the total support of certain marketing activities and our participation with them in cooperative marketing and other marketing programs noted above.

     The entire SGI agreement may be terminated by either party by providing six months written notice to the other party; provided, however, that once an annual plan has been agreed upon by both companies, such termination shall not be effective until the end of the applicable plan year. In addition, during the first three quarters of any year, either party may cancel for ensuing quarters the sales volume growth targets and cash support funding provisions of the agreement for that year by providing 10 days' notice prior to the end of such quarter. Upon such quarterly cancellation, all other provisions of the agreement will remain in full force and effect. Volume growth funding is paid to Coca-Cola Enterprises equally over the four quarters of the program year within 30 days after the beginning of each quarter. Our Company recognizes a charge as sales volume growth is attained by Coca-Cola Enterprises. Such amounts are included as allowance deductions in Net Operating Revenues.

     The agreement provides for refunds of funding advances should Coca-Cola Enterprises fail to attain specified minimum sales volume growth targets. Accordingly,


82 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

should Coca-Cola Enterprises not attain specified minimum cumulative sales volume growth targets in the ensuing quarters of a given year, amounts recognized to date for that year would be subject to refund.

     Our Company recently agreed with Coca-Cola Enterprises to modify the terms of the SGI agreement relating to 2003 and beyond. Under the amended agreement, funding for 2003, anticipated to be $250 million under the original agreement, will decrease to $200 million. The new amendment, however, requires an additional $275 million in funding to Coca-Cola Enterprises over the next nine years (2003-2011) and significantly reduces the annual reductions in funding that were a part of the original agreement. In addition, the amendment provides for each company to retain all cost savings it generates from future system efficiency initiatives. The previous agreement called for an equal sharing between our Company and Coca-Cola Enterprises of combined proceeds above set targets.

     Our Company previously entered into programs with Coca-Cola Enterprises designed to help it develop cold-drink infrastructure. Under these programs, our Company paid Coca-Cola Enterprises for a portion of the cost of developing the infrastructure necessary to support accelerated placements of cold-drink equipment. These payments support a common objective of increased sales of
Coca-Cola beverages from increased availability and consumption in the cold-drink channel. In connection with these programs, Coca-Cola Enterprises agrees to:

(1) purchase and place specified numbers of venders/coolers or cold-drink equipment each year through 2008;

(2) maintain the equipment in service, with certain exceptions, for a period of at least 12 years after placement;

(3)  maintain and stock the equipment in accordance  with  specified  standards;
     and

(4) report to our Company minimum average annual unit case sales volume throughout the economic life of the equipment.

     Coca-Cola Enterprises must achieve minimum average unit case sales volume for a 12-year period following the placement of equipment. These minimum average unit case sales volume levels ensure adequate gross profit from sales of concentrate to fully recover the capitalized costs plus a return on the Company's investment. Should Coca-Cola Enterprises fail to purchase the specified numbers of venders/coolers or cold-drink equipment for any calendar year through 2008, the parties agree to mutually develop a reasonable solution. Should no mutually agreeable solution be developed, or in the event that Coca-Cola Enterprises otherwise breaches any material obligation under the contracts and such breach is not remedied within a stated period, then Coca-Cola Enterprises would be required to repay a portion of the support funding as determined by our Company. No repayments by Coca-Cola Enterprises have ever been made under these programs. Our Company paid or committed to pay approximately $3 million in 2002, $159 million in 2001 and $223 million in 2000 to Coca-Cola Enterprises in connection with these infrastructure programs. These payments are recorded in Prepaid Expenses and Other Assets and noncurrent Other Assets and amortized as deductions in Net Operating Revenues over the 10-year period following the placement of the equipment. Our carrying values for these infrastructure programs with Coca-Cola Enterprises were approximately $879 million as of December 31, 2002 and $931 million as of December 31, 2001. Effective 2002 and thereafter, the Company has no further commitments under these programs.

     As of January 1, 2001, Coca-Cola Enterprises changed its method of accounting for infrastructure development payments received from the Company. Prior to this change, Coca-Cola Enterprises recognized these payments as offsets to incremental expenses of the programs in the periods in which they were incurred. Coca-Cola Enterprises now recognizes the infrastructure development payments received from the Company as income when obligations under the contracts are performed. Because the Company eliminates the financial effect of significant intercompany transactions (including transactions with equity method investees), this change in accounting method had no impact on the financial statements of our Company.

     If valued at the December 31, 2002 quoted closing price of Coca-Cola Enterprises shares, the value of our investment in Coca-Cola Enterprises exceeded our carrying value by approximately $2.7 billion.


                                                         2002 ANNUAL REPORT - 83

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Other Equity Investments
------------------------
Operating results include our proportionate share of income (loss) from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises, is as follows (in millions):

--------------------------------------------------------------------------------

DECEMBER 31,                                             2002            2001
-----------------------------------------------------------------------------
Current assets                                       $  5,649        $  6,013
Noncurrent assets                                      14,453          17,879
-----------------------------------------------------------------------------
   Total assets                                      $ 20,102        $ 23,892
=============================================================================
Current liabilities                                  $  4,816        $  5,085
Noncurrent liabilities                                  6,010           7,806
-----------------------------------------------------------------------------
   Total liabilities                                 $ 10,826        $ 12,891
=============================================================================
Share-owners' equity                                 $  9,276        $ 11,001
-----------------------------------------------------------------------------
Company equity investment                            $  3,765        $  4,340
=============================================================================



YEAR ENDED DECEMBER 31,                         2002         2001        2000
-----------------------------------------------------------------------------
Net operating revenues (1)                  $ 17,915     $ 19,827    $ 21,275
Cost of goods sold                            10,218       11,413      13,014
-----------------------------------------------------------------------------
Gross profit (1)                            $  7,697     $  8,414    $  8,261
-----------------------------------------------------------------------------
Operating income (loss)                     $  1,744     $  1,770    $    (24)
-----------------------------------------------------------------------------
Cumulative effect of
  accounting change (2)                     $ (1,428)    $      -    $      -
-----------------------------------------------------------------------------
Net income (loss)                           $   (630)    $    735    $   (894)
=============================================================================

Equity investments include nonbottling investees.

(1) 2001 and 2000 Net Operating Revenues and Gross Profit have been reduced for the impact of adopting EITF Issue No. 01-9.

(2) Accounting change is the adoption of SFAS No. 142.

--------------------------------------------------------------------------------

     Net sales to equity investees other than Coca-Cola Enterprises were $3.2 billion in 2002, $3.7 billion in 2001 and $3.5 billion in 2000. Total support payments, primarily marketing, made to equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, were approximately $488 million, $636 million and $663 million for 2002, 2001 and 2000, respectively.

     Effective February 2002, our Company acquired control of Coca-Cola Erfrischungsgetraenke AG (CCEAG), the largest bottler in Germany. Prior to acquiring control, our Company accounted for CCEAG under the equity method of accounting. Refer to Note 18.

     In the first quarter of 2002, our Company sold our bottling operations in the Baltics to Coca-Cola Hellenic Bottling Company S.A. (CCHBC). The proceeds from the sale of the Baltics bottlers were approximately equal to the carrying value of the investment.

     In February 2001, the Company reached an agreement with Carlsberg A/S (Carlsberg) for the dissolution of Coca-Cola Nordic Beverages A/S (CCNB), a joint venture bottler in which our Company had a 49 percent ownership. In July 2001, our Company and San Miguel Corporation (San Miguel) acquired Coca-Cola Bottlers Philippines, Inc. (CCBPI) from Coca-Cola Amatil Limited (Coca-Cola Amatil). Refer to Note 18.

     In November 2001, our Company sold nearly all of its ownership interests in various Russian bottling operations to CCHBC for approximately $170 million in cash and notes receivable, of which $146 million in notes receivable remained outstanding as of December 31, 2001. Such amount was subsequently collected in 2002. These interests consisted of the Company's 40 percent ownership interest in a joint venture with CCHBC that operates bottling territories in Siberia and parts of western Russia, together with our Company's nearly 100 percent interests in bottling operations with territories covering the remainder of Russia.

     In July 2000, a merger of Coca-Cola Beverages plc (Coca-Cola Beverages) and Hellenic Bottling Company S.A. was completed to create CCHBC. This merger resulted in a decrease in our Company's equity ownership interest from approximately 51 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC.

     If valued at the December 31, 2002 quoted closing prices of shares actively traded on stock markets, the value of our investments in publicly traded bottlers other than Coca-Cola Enterprises exceeded our carrying value by approximately $810 million.


NOTE 3: ISSUANCES OF STOCK BY EQUITY INVESTEE

In July 2001, Coca-Cola Enterprises completed its acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The transaction was valued at approximately $1.4 billion, with approximately 30 percent of the transaction funded with the issuance of approximately 25 million shares of Coca-Cola Enterprises common stock and the remaining portion funded through debt and assumed debt. The Coca-Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. The shares issued, combined with other share issuances, exceeded the amount of repurchased shares under Coca-Cola Enterprises' share repurchase plan. As a result, the issuance of these shares resulted in a noncash pretax gain for our Company of


84 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

approximately  $91 million.  We provided  deferred  taxes of  approximately  $36 million on this gain. This transaction reduced our ownership in Coca-Cola Enterprises from approximately 40 percent to approximately 38 percent. No gains or losses on issuances of stock by equity investees were recorded during 2002 and 2000.

NOTE 4: GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

In accordance with SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Our Company is the owner of some of the world's most valuable trademarks. As a result, certain trademarks and franchise rights to bottle and distribute such trademarked products are expected to generate positive cash flows for as long as the Company owns such trademarks and franchise rights for a particular territory. Given the Company's more than 100-year history, certain trademarks and the franchise rights to bottle and distribute products under our trademarks have been assigned indefinite lives. Intangible assets that are deemed to have definite lives are amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company began applying the new accounting rules effective January 1, 2002.

     The adoption of SFAS No. 142 required the Company to perform an initial impairment assessment on all goodwill and indefinite lived intangible assets as of January 1, 2002. The Company compared the fair value of trademarks and other intangible assets to the current carrying value. Fair values were derived using discounted cash flow analyses. The assumptions used in these discounted cash flow analyses were consistent with our internal planning. Valuations were completed for intangible assets for both the Company and our equity method investees. For the Company's intangible assets, the cumulative effect of this change in accounting principle was an after-tax decrease to net income of approximately $367 million. For the Company's proportionate share of its equity method investees, the cumulative effect of this change in accounting principle was an after-tax decrease to net income of approximately $559 million. The deferred income tax benefit related to the cumulative effect of this change for the Company's intangible assets was approximately $94 million and for the Company's proportionate share of its equity method investees was approximately $123 million.

     The impairment charges resulting in the after-tax decrease to net income for the cumulative effect of this change by applicable operating segment as of January 1, 2002 are as follows (in millions):

--------------------------------------------------------------------------------
The Company:
     Europe, Eurasia & Middle East                                       $   33
     Latin America                                                          226
     Asia                                                                   108
--------------------------------------------------------------------------------
Total                                                                    $  367
================================================================================
The Company's proportionate
  share of its equity method investees:
     Africa                                                              $   63
     Europe, Eurasia & Middle East                                          400
     Latin America                                                           96
--------------------------------------------------------------------------------
Total                                                                    $  559
================================================================================

--------------------------------------------------------------------------------

     Of the Company's $226 million impairment for Latin America, approximately $113 million relates to Company-owned Brazilian bottlers' franchise rights. The Brazilian macroeconomic conditions, the devaluation of the currency and lower pricing impacted the valuation of these bottlers' franchise rights. The remainder of the $226 million primarily relates to a $109 million impairment for certain trademarks in Latin America. In early 1999, our Company formed a strategic partnership to market and distribute such trademark brands. The macroeconomic conditions and lower pricing depressed operating margins for these trademarks.

     Of the $108 million impairment for the Company in Asia, $99 million relates to bottlers' franchise rights in our consolidated bottlers in our Southeast and West Asia Division. Difficult economic conditions impacted our business in Singapore, Sri Lanka, Nepal and Vietnam. As a result, bottlers in these countries experienced lower than expected volume and operating margins.

     For Europe, Eurasia and Middle East equity method investees, a $400 million impairment was recorded for the Company's proportionate share related to bottlers' franchise rights. Of this amount, approximately $301 million related to CCEAG. This impairment was due to a prolonged difficult economic environment in Germany, resulting in continuing losses for CCEAG in eastern Germany. The market for nonalcoholic beverages is currently undergoing a transformation. A changing competitive landscape, continuing price pressure,


                                                         2002 ANNUAL REPORT - 85

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

and growing demand for new products and packaging were elements impacting CCEAG. The $400 million impairment also included a $50 million charge for Middle East bottlers' franchise rights. In our Africa operating segment, a $63 million charge was recorded for the Company's proportionate share of impairments related to equity method investee bottlers' franchise rights. These Middle East and Africa bottlers have challenges as a result of political instability and the resulting economic instability, in their respective regions, which has adversely impacted financial performance.

     A $96 million impairment was recorded for the Company's proportionate share related to bottlers' franchise rights of Latin America equity method investees. In southern Latin America, the macroeconomic conditions and devaluation of the Argentine peso significantly impacted the valuation of bottlers' franchise rights.

     As discussed in Note 18, the Company acquired certain intangible assets in connection with the business combinations of CCEAG, Cosmos Bottling Company
(CBC) and CCDA Waters L.L.C. (CCDA). Because such assets were assigned indefinite lives, no amortization will be recorded.

     The following table sets forth the information for intangible assets subject to amortization and for intangible assets not subject to amortization (in millions):

--------------------------------------------------------------------------------
 DECEMBER 31,                                           2002             2001
-----------------------------------------------------------------------------
Amortized  intangible  assets
  (various, principally  trademarks):
     Gross  carrying  amount                         $   181          $   160
=============================================================================
     Accumulated amortization                        $    81          $    67
=============================================================================
Unamortized intangible assets:
  Trademarks                                         $ 1,724          $ 1,697
  Bottlers' franchise rights                             846              639
  Goodwill                                               726              108
  Other                                                  157               42
-----------------------------------------------------------------------------
                                                     $ 3,453          $ 2,486
=============================================================================


YEAR ENDED DECEMBER 31,                                 2002             2001
-----------------------------------------------------------------------------
Aggregate amortization expense                       $    11          $    72
=============================================================================
Estimated amortization expense:
    For the year ending:
        December 31, 2003                                       $ 12
        December 31, 2004                                       $ 11
        December 31, 2005                                       $  9
        December 31, 2006                                       $  6
        December 31, 2007                                       $  6

--------------------------------------------------------------------------------

     The following table summarizes and reconciles Net Income Before Cumulative Effect of Accounting Change for the three years ended December 31, 2002, 2001 and 2000, adjusted to exclude amortization expense recognized in such periods related to trademarks, bottlers' franchise rights, goodwill, other indefinite lived intangible assets that are no longer amortized and our proportionate share of equity method investees' intangibles (in millions, except per share amounts):

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Reported net income
   before cumulative effect
   of accounting change             $  3,976        $  3,979        $  2,177
Add back after-tax amounts:
     Trademark amortization                -              30              29
     Bottlers' franchise
       rights amortization                 -               7               3
     Goodwill amortization                 -               3               2
     Other indefinite lived
       intangible amortization             -               4               4
     Equity method investees'
       intangibles amortization            -             110             120
----------------------------------------------------------------------------
Adjusted net income
   before cumulative effect
   of accounting change             $  3,976        $  4,133        $  2,335
============================================================================
Basic net income per share
   before accounting change:
     Reported net income            $   1.60        $   1.60        $    .88
     Trademark amortization                -             .01             .01
     Bottlers' franchise
        rights amortization                -               -               -
     Goodwill amortization                 -               -               -
     Other indefinite lived
        intangible amortization            -               -               -
     Equity method investees'
        intangibles amortization           -             .05             .05
--------------------------------------------------------------------------------
Adjusted basic net
   income per share before
   accounting change                $   1.60        $   1.66        $    .94
================================================================================

(Continued on next page)

86 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries


--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Diluted net income per share
  before accounting change:
    Reported net income             $   1.60        $   1.60        $    .88
    Trademark amortization                 -             .01             .01
    Bottlers' franchise
      rights amortization                  -               -               -
    Goodwill amortization                  -               -               -
    Other indefinite lived
      intangible amortization              -               -               -
    Equity method investees'
      intangibles amortization             -             .05             .05
----------------------------------------------------------------------------
Adjusted diluted net
  income per share before
  accounting change                 $   1.60        $   1.66        $    .94
============================================================================

--------------------------------------------------------------------------------


NOTE 5: ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts Payable and Accrued Expenses consist of the following (in millions):

--------------------------------------------------------------------------------
DECEMBER 31,                                                2002        2001
----------------------------------------------------------------------------
Accrued marketing                                       $  1,046    $  1,160
Container deposits                                           178          84
Accrued compensation                                         284         202
Sales, payroll and other taxes                               182         148
Accrued realignment expenses                                   -          59
Trade accounts payable and
  other accrued expenses                                   2,002       2,026
----------------------------------------------------------------------------
                                                        $  3,692    $  3,679
============================================================================

--------------------------------------------------------------------------------


NOTE 6: SHORT-TERM BORROWINGS AND
CREDIT ARRANGEMENTS

Loans and Notes  Payable  consist  primarily of  commercial  paper issued in the
United States. On December 31, 2002 and 2001, we had approximately $2,122 million and $3,361 million, respectively, outstanding in commercial paper borrowings. Our weighted-average interest rates for commercial paper outstanding were approximately 1.4 percent and 1.9 percent at December 31, 2002 and 2001, respectively. In addition, we had $2,331 million in lines of credit and other short-term credit facilities available as of December 31, 2002, of which approximately $353 million was outstanding. All of this $353 million amount relates to our international subsidiaries. Included in the available facilities discussed above, the Company had $1,900 million in lines of credit for general corporate purposes, including commercial paper back-up, which had no borrowings during 2002.

     These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

NOTE 7: LONG-TERM DEBT

Long-Term Debt consists of the following (in millions):

--------------------------------------------------------------------------------

DECEMBER 31,                                               2002         2001
----------------------------------------------------------------------------
6 5/8% U.S. dollar notes due 2002                       $     -     $    150
6% U.S. dollar notes due 2003                               150          150
Variable euro notes due 2004 (1)                            248            -
5 7/8% euro notes due 2005                                  496            -
4% U.S. dollar notes due 2005                               748            -
5 3/4% U.S. dollar notes due 2009                           399          399
5 3/4% U.S. dollar notes due 2011                           498          498
7 3/8% U.S. dollar notes due 2093                           116          116
Other, due through 2013 (2)                                 226           62
----------------------------------------------------------------------------
                                                          2,881        1,375
Less current portion                                        180          156
----------------------------------------------------------------------------
                                                        $ 2,701     $  1,219
============================================================================

(1) 3.3% at December 31, 2002.
(2) Includes $44 million fair value adjustment related to interest rate swap agreements (refer to Note 10).

--------------------------------------------------------------------------------

     The above notes include various restrictions, none of which is presently significant to our Company.

     After giving effect to interest rate management instruments, the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $1,764 million and $1,117 million on December 31, 2002, and $1,262 million and $113 million on December 31, 2001. The weighted-average interest rate on our Company's long-term debt was 4.2 percent and 5.8 percent for the years ended December 31, 2002 and 2001, respectively. Total interest paid was approximately $197 million, $304 million and $458 million in 2002, 2001 and 2000, respectively. For a more complete discussion of interest rate management, refer to Note 10.

     Maturities of long-term debt for the five years succeeding December 31, 2002 are as follows (in millions):

--------------------------------------------------------------------------------

        2003            2004            2005            200             2007
       ---------------------------------------------------------------------
       $ 180           $ 291         $ 1,320           $ 16              $ 8

--------------------------------------------------------------------------------


                                                         2002 ANNUAL REPORT - 87

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

NOTE 8: COMPREHENSIVE INCOME

Accumulated other comprehensive income (AOCI), including our proportionate share of equity method investees' AOCI, consists of the following (in millions):

--------------------------------------------------------------------------------

DECEMBER 31,                                              2002           2001
-----------------------------------------------------------------------------
Foreign currency
  translation adjustment                              $ (2,777)      $ (2,682)
Accumulated derivative
  net gains (losses)                                       (44)           142
Unrealized gain (loss) on
  available-for-sale securities                             12            (55)
Minimum pension liability                                 (238)           (43)
-----------------------------------------------------------------------------
                                                      $ (3,047)      $ (2,638)
=============================================================================

--------------------------------------------------------------------------------

     A summary of the components of other comprehensive income, including our proportionate share of equity method investees' other comprehensive income, for the years ended December 31, 2002, 2001 and 2000 is as follows (in millions):

--------------------------------------------------------------------------------

                                      Before-Tax       Income       After-Tax
                                          Amount          Tax          Amount
-----------------------------------------------------------------------------
2002
----
Net foreign currency
  translation                          $     (51)    $    (44)    $       (95)
Net gain (loss) on derivatives              (284)          98            (186)
Net change in unrealized gain
  (loss) on available-for-
  sale securities                            104          (37)             67
Net change in minimum
  pension liability                         (299)         104            (195)
-----------------------------------------------------------------------------
Other comprehensive
  income (loss)                       $     (530)    $    121     $      (409)
=============================================================================

--------------------------------------------------------------------------------



                                      Before-Tax       Income       After-Tax
                                          Amount          Tax          Amount
-----------------------------------------------------------------------------
2001
----
Net foreign currency
  translation                          $    (285)    $     78       $    (207)
Cumulative effect of adopting
  SFAS No. 133, net                           83          (33)             50
Net gain (loss) on derivatives               151          (59)             92
Net change in unrealized gain
  (loss) on available-for-
  sale securities                            (39)          10             (29)
Net change in minimum
  pension liability                          (27)          10             (17)
-----------------------------------------------------------------------------
Other comprehensive
  income (loss)                       $     (117)    $      6       $    (111)
=============================================================================

--------------------------------------------------------------------------------



                                      Before-Tax       Income       After-Tax
                                          Amount          Tax          Amount
-----------------------------------------------------------------------------
2000
----
Net foreign currency
  translation                         $   (1,074)    $    109       $    (965)
Net change in unrealized gain
  (loss) on available-for-
  sale securities                            (90)          30             (60)
Net change in minimum
  pension liability                          (17)           7             (10)
-----------------------------------------------------------------------------
Other comprehensive
  income (loss)                       $   (1,181)   $     146       $  (1,035)
=============================================================================



NOTE 9: FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments
-----------------------------------
The carrying amounts reflected in our balance sheets for cash, cash equivalents, marketable equity securities, cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. Fair values for our derivative financial instruments are included in Note 10.

Credit Risk
-----------
With respect to our Cash and Cash Equivalents balances, we manage our exposure to counterparty credit risk through specific minimum credit standards, diversification of counterparties and procedures to monitor concentration of credit risk. Based on these factors, we consider the risk of counterparty default to be minimal.


88 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Certain Debt and Marketable Equity Securities
---------------------------------------------
Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are required to be categorized as either trading, available-for-sale or held-to-maturity. On December 31, 2002 and 2001, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of AOCI. Debt securities categorized as held-to-maturity are stated at amortized cost.

     On December 31, 2002 and 2001, available-for-sale and held-to-maturity securities consisted of the following (in millions):


--------------------------------------------------------------------------------


                                           Gross Unrealized        Estimated
                                          ------------------            Fair
DECEMBER 31,                    Cost      Gains       Losses           Value
----------------------------------------------------------------------------
2002
----
Available-for-sale
  securities:
    Equity securities        $   245     $   25      $    (2)(1)    $    268
    Collateralized
      mortgage
      obligations                  5          -            -               5
    Other debt securities         57          -            -              57
----------------------------------------------------------------------------
                             $   307     $   25      $    (2)       $    330
============================================================================
Held-to-maturity
  securities:
    Bank and
      corporate debt         $ 1,083     $    -      $     -        $  1,083
    Other debt securities          1          -            -               1
----------------------------------------------------------------------------
                             $ 1,084     $    -      $     -        $  1,084
============================================================================




                                           Gross Unrealized        Estimated
                                          ------------------            Fair
DECEMBER 31,                    Cost      Gains       Losses           Value
----------------------------------------------------------------------------
2001
----
Available-for-sale
  securities:
    Equity securities        $   251     $   43      $  (116)(1)    $    178
    Collateralized
      mortgage
      obligations                 13          -           (1)             12
    Other debt securities         19          -            -              19
----------------------------------------------------------------------------
                             $   283     $   43      $  (117)       $    209
============================================================================

Held-to-maturity
  securities:
    Bank and
      corporate debt         $   978     $    -      $     -        $    978
    Other debt securities          8          -            -               8
----------------------------------------------------------------------------
                             $   986     $    -      $     -        $    986
============================================================================

(1) Refer to Note 16 for the discussion of the write-down of investments primarily in Latin America.

     On December 31, 2002 and 2001, these investments were included in the following captions (in millions):

--------------------------------------------------------------------------------

                                                     Available-      Held-to-
                                                       for-Sale      Maturity
DECEMBER 31,                                         Securities    Securities
-----------------------------------------------------------------------------
2002
----
Cash and cash equivalents                            $     -       $    1,081
Current marketable securities                            217                2
Cost method investments,
  principally bottling companies                         104                -
Other assets                                               9                1
-----------------------------------------------------------------------------
                                                     $   330       $    1,084
=============================================================================


                                                     Available-      Held-to-
                                                       for-Sale      Maturity
DECEMBER 31,                                         Securities    Securities
-----------------------------------------------------------------------------
2001
----
Cash and cash equivalents                            $        -     $     976
Current marketable securities                                66             2
Cost method investments,
  principally bottling companies                            127             -
Other assets                                                 16             8
-----------------------------------------------------------------------------
                                                     $      209     $     986
=============================================================================

--------------------------------------------------------------------------------
     The contractual maturities of these investments as of December 31, 2002 were as follows (in millions):

--------------------------------------------------------------------------------

                                Available-for-Sale      Held-to-Maturity
                                    Securities             Securities
                                ------------------    ---------------------
                                              Fair    Amortized        Fair
                                Cost         Value         Cost       Value
---------------------------------------------------------------------------
2003                         $    53        $   53     $  1,083    $  1,083
2004-2007                          -             -            1           1
After 2007                         4             4            -           -
Collateralized
  mortgage
  obligations                      5             5            -           -
Equity securities                245           268            -           -
---------------------------------------------------------------------------

                             $   307        $  330     $  1,084    $  1,084
===========================================================================

--------------------------------------------------------------------------------

     For the years ended December 31, 2002 and 2001, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.


                                                         2002 ANNUAL REPORT - 89

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

NOTE 10: HEDGING TRANSACTIONS AND DERIVATIVE
FINANCIAL INSTRUMENTS

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

     The fair values of derivatives used to hedge or modify our risks fluctuate over time. We do not view these fair value amounts in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions or other exposures. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.

     As discussed in Note 1, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, on January 1, 2001. These statements require the Company to recognize all derivative instruments as either assets or liabilities in our balance sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedge relationship, the Company must designate the derivative instrument as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.

     The adoption of SFAS No. 133 resulted in the Company recording transition adjustments to recognize its derivative instruments at fair value and to recognize the ineffective portion of the change in fair value of its derivatives. The cumulative effect of these transition adjustments was an after-tax reduction to Net Income of approximately $10 million and an after-tax net increase to AOCI of approximately $50 million. The reduction to Net Income was primarily related to the change in the time value and fair value of foreign currency options and interest rate swap agreements, respectively. The increase in AOCI was primarily related to net gains on foreign currency cash flow hedges. The Company reclassified into earnings during the year ended December 31, 2001 approximately $54 million of net gains relating to the transition adjustment recorded in AOCI as of January 1, 2001.

     We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures daily and review any downgrade in credit rating immediately. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all of our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. The Company has master netting agreements with most of the financial institutions that are counterparties to the derivative instruments. These agreements allow for the net settlement of assets and liabilities arising from different transactions with the same counterparty. Based on these factors, we consider the risk of counterparty default to be minimal.

Interest Rate Management
------------------------
Our Company monitors our percentage mix of fixed-rate and variable-rate debt, as well as our percentage mix of term debt versus nonterm debt. This monitoring includes a review of business and other financial risks. We also enter into interest rate swap agreements to manage these risks. These contracts had maturities ranging from one to three


90 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

years on December 31, 2002. Interest rate swap agreements that meet certain conditions required under SFAS No. 133 for fair value hedges are accounted for as such with the offset recorded to adjust the fair value of the underlying exposure being hedged. Any ineffective portion (which was not significant in 2002 or 2001) of the changes in the fair value of these agreements is recorded in earnings immediately. The fair values of our Company's interest rate swap agreements were approximately $44 million and $5 million at December 31, 2002 and 2001, respectively. The Company estimates the fair value of its interest rate management derivatives based on quoted market prices.

     Prior to January 1, 2001, our Company also used interest rate swaps and interest rate caps for hedging purposes. For interest rate swaps, any differences paid or received were recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation. Additionally, prior to January 1, 2001, our Company had entered into an interest rate cap agreement that entitled us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceeded prespecified interest rates through 2004. This cap agreement was terminated during 2001, and the impact on the statements of income was immaterial.

Foreign Currency Management
---------------------------
The purpose of our foreign currency hedging activities is to reduce the risk that our eventual U.S. dollar net cash inflows resulting from sales outside the United States will be adversely affected by changes in exchange rates.

     We enter into forward exchange contracts and collars and purchase currency options (principally euro and Japanese yen) to hedge certain portions of forecasted cash flows denominated in foreign currencies. The effective portion of the changes in fair value for these contracts, which have been designated as cash flow hedges, are reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion (which was not significant in 2002 or 2001) of the change in fair value of these instruments is immediately recognized in earnings. These contracts had maturities ranging from one to two years on December 31, 2002, which is also the period in which all amounts included in AOCI will be reclassified into earnings.

     Additionally, the Company enters into forward exchange contracts that are not designated as hedging instruments under SFAS No. 133. These instruments are used to offset the earnings impact relating to the variability in exchange rates on certain monetary assets and liabilities denominated in non-functional currencies. Changes in the fair value of these instruments are recognized in earnings in the Other Income (Loss)-Net line item of our statements of income immediately to offset the effect of remeasurement of the monetary assets and liabilities.

     The Company also enters into forward exchange contracts to hedge its net investment position in certain major currencies. Under SFAS No. 133, changes in the fair value of these instruments are recognized in foreign currency translation adjustment, a component of AOCI, to offset the change in the value of the net investment being hedged. For the years ended December 31, 2002 and 2001, approximately $26 million and $43 million, respectively, of losses relating to derivative financial instruments were recorded in foreign currency translation adjustment.

     Prior to January 1, 2001, gains and losses on derivative financial instruments that were designated and effective as hedges of net investments in international operations were included in foreign currency translation adjustment, a component of AOCI.

     For the years ended December 31, 2002 and 2001, we recorded an increase (decrease) to AOCI of approximately $(151) million and $92 million, respectively, net of both income taxes and reclassifications to earnings, primarily related to net gains (losses) on foreign currency cash flow hedges, which will generally offset cash flow gains and losses relating to the underlying exposures being hedged in future periods. The Company estimates that it will reclassify into earnings during the next 12 months losses of approximately $8 million from the net amount recorded in AOCI as of December 31, 2002 as the anticipated foreign currency cash flows occur. For the year ended December 31, 2001, the Company recorded approximately $12 million in earnings, classified within Net Operating Revenues in our statements of income, primarily related to the change in the time value of foreign currency options. During 2001, the FASB issued an interpretation to SFAS No. 133 allowing the entire change in fair value, including the time value, of certain purchased options to be recorded in AOCI until the related underlying exposure is recorded in earnings. The Company adopted this interpretation prospectively.



91 - 2002 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

     The Company did not discontinue any cash flow hedge relationships during the years ended December 31, 2002 and 2001.

     The following table summarizes activity in AOCI related to derivatives designated as cash flow hedges held by the Company during the applicable periods (in millions):

--------------------------------------------------------------------------------
                                     Before-Tax       Income        After-Tax
YEAR ENDED DECEMBER 31,                  Amount          Tax           Amount
-----------------------------------------------------------------------------
2002
----
Accumulated derivative net gains
  as of January 1, 2002                 $   234       $  (92)         $   142
Net changes in fair value
  of derivatives                           (129)          51              (78)
Net gains reclassified from
  AOCI into earnings                       (120)          47              (73)
-----------------------------------------------------------------------------
Accumulated derivative
  net losses as of
  December 31, 2002                     $   (15)      $    6          $    (9)
=============================================================================


                                     Before-Tax       Income        After-Tax
YEAR ENDED DECEMBER 31,                  Amount          Tax           Amount
-----------------------------------------------------------------------------
2001
----
Cumulative effect of adopting
  SFAS No. 133, net                     $    83       $  (33)         $   50
Net changes in fair value
  of derivatives                            311         (122)            189
Net gains reclassified from
  AOCI into earnings                       (160)          63             (97)
----------------------------------------------------------------------------
Accumulated derivative
  net gains as of
  December 31, 2001                     $   234       $  (92)         $  142
============================================================================

--------------------------------------------------------------------------------

     The  following  table  presents  the  fair  values,   carrying  values  and
maturities of the Company's foreign currency derivative instruments outstanding (in millions):

--------------------------------------------------------------------------------

                                        Carrying        Fair
DECEMBER 31,                              Values      Values      Maturity
--------------------------------------------------------------------------
2002
----
Forward contracts                       $      5      $    5          2003
Options and collars                           60          60     2003-2004
--------------------------------------------------------------------------
                                        $     65      $   65
==========================================================================

                                        Carrying        Fair
DECEMBER 31,                              Values      Values      Maturity
--------------------------------------------------------------------------
2001
----
Forward contracts                       $     37      $   37          2002
Currency swap agreements                      10          10          2002
Options and collars                          219         219     2002-2003
--------------------------------------------------------------------------
                                        $    266      $  266
==========================================================================

--------------------------------------------------------------------------------

     The Company estimates the fair value of its foreign currency derivatives based on quoted market prices or pricing models using current market rates. This amount is primarily reflected in Prepaid Expenses and Other Assets within our balance sheets.

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

NOTE 11: COMMITMENTS AND CONTINGENCIES

On December 31, 2002, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $494 million. We do not consider it probable that we will be required to satisfy these guarantees.

     We believe our exposure to concentrations of credit risk is limited due to the diverse geographic areas covered by our operations.

     We have committed to make future marketing and other expenditures of approximately $2,550 million, of which the majority is payable over the next 12 years.

     In June 2002, our Company announced long-term agreements with the National Collegiate Athletic Association (NCAA) and CBS, and with the Houston Astros Baseball Club for a combined value of approximately $650 million to $800 million. These commitments are included in the future marketing and other expenditures amount referred to in the preceding paragraph.

     The Company is also involved in various legal proceedings. Management believes that any liability to the Company that may arise as a result of currently pending legal proceedings, including those discussed below, will not have a material adverse effect on the financial condition of the Company taken as a whole.

     During the period from 1970 to 1981, our Company owned Aqua-Chem, Inc. (Aqua-Chem). A division of Aqua-Chem manufactured certain boilers that contained gaskets that Aqua-Chem purchased from outside suppliers. Several years after our Company sold this entity, Aqua-Chem received its first lawsuit relating to asbestos, a component of some of the gaskets. Aqua-Chem has notified our Company that it believes we are obligated to them for certain costs and expenses



92 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

associated with the litigation. Aqua-Chem has demanded that our Company reimburse it for approximately $10 million for out-of-pocket litigation-related expenses incurred over the last 18 years. Aqua-Chem has also demanded that the Company acknowledge a continuing obligation to Aqua-Chem for any future liabilities and expenses that are excluded from coverage under the applicable insurance or for which there is no insurance. Our Company disputes Aqua-Chem's claims, and we believe we have no obligation to Aqua-Chem for any of its past, present or future liabilities, costs or expenses. Furthermore, we believe we have substantial legal and factual defenses to Aqua-Chem's claims. The parties have entered into litigation to resolve this dispute. The Company believes
Aqua-Chem has substantial insurance coverage to pay Aqua-Chem's asbestos claimants. An estimate of possible losses over time, if any, cannot be made at this time.

     The Competition Authority of the European Commission made unannounced visits to the offices of the Company and our bottling partners in Austria, Belgium, Denmark, Germany and Great Britain several years ago. Similarly, the Spanish competition authorities made unannounced visits to our own offices and those of certain bottlers in Spain in 2000. The European Commission and the Spanish competition authorities continue their investigations into unspecified market practices in their respective jurisdictions. The Company believes we have substantial legal and factual defenses in these matters.

     Additionally, at the time of divesting our interest in a consolidated entity, we sometimes agree to indemnify the buyer for specific liabilities related to the period we owned the entity. Management believes that any liability to the Company that may arise as a result of any such indemnification agreements will not have a material adverse effect on the financial condition of the Company taken as a whole.

NOTE 12: NET CHANGE IN OPERATING ASSETS
AND LIABILITIES

Net cash provided by operating activities attributable to the net change in operating assets and liabilities is composed of the following (in millions):

--------------------------------------------------------------------------------

                                        2002            2001            2000
----------------------------------------------------------------------------
Increase in trade
  accounts receivable                $   (83)        $   (73)        $   (39)
Increase in inventories                  (49)            (17)             (2)
Decrease (increase) in prepaid
  expenses and other assets               74            (349)           (618)
Decrease in accounts payable
  and accrued expenses                  (442)           (179)            (84)
Increase (decrease) in
  accrued taxes                           20             247             (96)
Increase (decrease) in
  other liabilities                       73             (91)            (13)
----------------------------------------------------------------------------
                                     $  (407)        $  (462)        $  (852)
============================================================================

--------------------------------------------------------------------------------


NOTE 13: RESTRICTED STOCK, STOCK OPTIONS AND
OTHER STOCK PLANS

Prior to 2002, our Company accounted for our stock option plans and restricted stock plans under the recognition and measurement provisions of APB No. 25 and related interpretations. Effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123. Our Company selected the modified prospective method of adoption described in SFAS No. 148. Compensation cost recognized in 2002 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. Refer to Note 1.

     In accordance with the provisions of SFAS No. 123 and SFAS No. 148, $365 million was recorded for total stock-based compensation expense in 2002. In accordance with APB No. 25, total stock-based compensation expense was $41 million and $43 million, respectively, for the years ended December 31, 2001 and 2000.


                                                         2002 ANNUAL REPORT - 93

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Stock Option Plans
------------------
Under our 1991 Stock Option Plan (the 1991 Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the 1991 Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the 1991 Option Plan have been granted to Company employees at fair market value at the date of grant.

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

     The 2002 Stock Option Plan (the 2002 Option Plan) was approved by share owners in April of 2002. Under the 2002 Option Plan, a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options granted under the 2002 Option Plan. Options to purchase common stock under the 2002 Option Plan have been granted to Company employees at fair market value at the date of grant.

     Generally, stock options become exercisable over a four-year graded vesting period and expire 15 years from the date of grant. Prior to 1999, stock options generally became exercisable over a three-year vesting period and expired 10 years from the date of grant.

     To ensure the best market-based assumptions were used to determine the estimated fair value of stock options granted in 2002, we obtained two independent market quotes. Our Black-Scholes value was not materially different from the independent quotes.

     The following table sets forth information about the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for such grants:

--------------------------------------------------------------------------------

                                        2002             2001           2000
----------------------------------------------------------------------------

Weighted-average fair value
  of options granted                 $ 13.10         $  15.09       $  19.85
Dividend yields                          1.7%             1.6%           1.2%
Expected volatility                     30.2%            31.9%          31.7%
Risk-free interest rates                 3.4%             5.1%           5.8%
Expected lives                       6 years          5 years        5 years

--------------------------------------------------------------------------------

A summary of stock option activity under all plans is as follows (shares in millions):


-----------------------------------------------------------------------------------------------------------------------
                                                2002                      2001                       2000
                                        ----------------------    ----------------------     ----------------------
                                              Weighted-Average          Weighted-Average           Weighted-Average
                                        Shares  Exercise Price    Shares  Exercise Price     Shares  Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding on January 1,                  141        $  51.16       112        $  51.23        101        $  46.66
Granted (1)                                 29           44.69        45           48.11         32           57.35
Exercised                                   (3)          31.09        (7)          24.30        (12)          26.00
Forfeited/Expired (2)                       (8)          54.21        (9)          56.74         (9)          57.51
-------------------------------------------------------------------------------------------------------------------
Outstanding on December 31,                159        $  50.24       141        $  51.16        112        $  51.23
===================================================================================================================
Exercisable on December 31,                 80        $  51.72        65        $  50.83         60        $  46.57
===================================================================================================================
Shares available on December 31,
  for options that may be granted          122                        25                         65
===================================================================================================================


(1) No grants were made from the 1991 Option Plan during 2000, 2001 or 2002.
(2) Shares Forfeited/Expired relate to the 1991 and 1999 Option Plans.

-------------------------------------------------------------------------------------------------------------------



94 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

The following table summarizes information about stock options at December 31, 2002 (shares in millions):



--------------------------------------------------------------------------------------------------------------------
                                         Outstanding Stock Options                    Exercisable Stock Options
                              --------------------------------------------------     ----------------------------
                                          Weighted-Average
                                                 Remaining     Weighted-Average                  Weighted-Average
RANGE OF EXERCISE PRICES      Shares      Contractual Life       Exercise Price      Shares        Exercise Price
-----------------------------------------------------------------------------------------------------------------

$ 20.00  to  $ 30.00               5             1.4 years             $  23.93           5              $  23.93
$ 30.01  to  $ 40.00               8             2.8 years             $  35.63           8              $  35.63
$ 40.01  to  $ 50.00              79            13.0 years             $  46.91          19              $  48.41
$ 50.01  to  $ 60.00              55            11.2 years             $  56.30          36              $  56.37
$ 60.01  to  $ 86.75              12             5.8 years             $  65.88          12              $  65.89
-----------------------------------------------------------------------------------------------------------------
$ 20.00  to  $ 86.75             159            10.9 years             $  50.24          80              $  51.72
=================================================================================================================

--------------------------------------------------------------------------------------------------------------------


Restricted Stock Award Plans
----------------------------
Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.

     On December 31, 2002, 29 million shares were available for grant under the Restricted Stock Award Plans. In 2002, there were 30,000 shares of restricted stock granted at an average fair value of $50.99 per share. In 2001, there were 116,300 shares of restricted stock granted at an average fair value of $48.95 per share. In 2000, there were 546,585 shares of restricted stock granted at an average fair value of $58.20 per share. In 2002, 2,500 shares of restricted stock were cancelled at an average fair value of $67.50 per share. In 2001, 78,700 shares of restricted stock were cancelled at an average fair value of $48.49 per share. In 2000, 80,500 shares of restricted stock were cancelled at an average fair value of $28.41 per share. Participants are entitled to vote and receive dividends on the shares and, under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.

     In addition, 270,000 shares of three-year performance-based and 2,025,000 shares of five-year performance-based restricted stock were granted in 2000. The release of these shares was contingent upon the Company achieving certain predefined performance targets over the three-year and five-year measurement periods, respectively. Participants were entitled to vote and receive dividends on these shares during the measurement period. The Company also promised to grant 180,000 shares of stock at the end of three years and 200,000 shares at the end of five years to certain employees if the Company achieved predefined performance targets over the respective measurement periods.

     In May 2001, all performance-based restricted stock awards and promises made to grant shares in the future were cancelled, with the exception of 150,000 shares of five-year performance-based restricted stock. New awards for the same number of cancelled shares, with the exception of the promises made in 2000 to grant 200,000 shares at the end of five years, were granted at an average fair value of $47.88 per share. The release of the shares is subject to the Company's achievement of a minimum of 11 percent annual growth in earnings per share over the respective measurement periods, as adjusted for certain items approved by the Board of Directors. In 2001, an additional 10,000 shares of three-year performance-based restricted stock and 50,000 shares of five-year performance-based restricted stock were granted at an average fair value of $46.22 per share and $45.70 per share, respectively, with predefined performance targets to be achieved over the respective measurement periods. In 2001, an additional 250,000 shares of five-year performance-based restricted stock were granted at an average fair value of $46.80 per share.

     In 2002, an additional 50,000 shares of four-year performance-based restricted stock were granted at an average fair value of $46.88 per share. The release of the shares is subject to the Company's achievement of a minimum of 11 percent annual growth in earnings per share over the four-year measurement period, as adjusted for certain items approved by the Board of Directors. In 2002, the Company also promised to grant 50,000 shares at the end of three years and 75,000 shares


                                                         2002 ANNUAL REPORT - 95

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

at the end of four years if the Company achieved predefined performance targets over the respective measurement periods.

NOTE 14: PENSION AND OTHER POSTRETIREMENT
BENEFIT PLANS

Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees. We also sponsor nonqualified, unfunded defined benefit pension plans for certain members of management. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.

     Total expense for all benefit plans, including defined benefit pension plans, defined contribution pension plans, and postretirement health care and life insurance benefit plans, amounted to approximately $168 million in 2002, $142 million in 2001 and $116 million in 2000. In addition, in 2000 the Company recorded a charge of $124 million for special retirement benefits as part of the organizational realignment discussed in Note 17. Net periodic cost for our pension and other postretirement benefit plans consists of the following (in millions):

--------------------------------------------------------------------------------

                                                 Pension Benefits
                                        ------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Service cost                          $   63         $    53         $    54
Interest cost                            132             123             119
Expected return on plan assets          (137)           (125)           (132)
Amortization of prior service cost         6               8               4
Recognized net actuarial (gain) loss       8               3              (7)
Settlements and curtailments               -               -               1
----------------------------------------------------------------------------
Net periodic pension cost             $   72         $    62         $    39
============================================================================


                                                 Other Benefits
                                        ------------------------------------
YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Service cost                          $   18         $    13         $    12
Interest cost                             38              34              29
Expected return on plan assets             -              (1)             (1)
Amortization of prior service cost         2               2               1
Recognized net actuarial gain              -               -              (1)
----------------------------------------------------------------------------
Net periodic cost                     $   58         $    48         $    40
============================================================================

--------------------------------------------------------------------------------


     The following table sets forth the change in benefit obligation for our benefit plans (in millions):


--------------------------------------------------------------------------------
                               Pension Benefits              Other Benefits
                             --------------------          ------------------
DECEMBER 31,                 2002            2001          2002          2001
-----------------------------------------------------------------------------
Benefit obligation at
   beginning of year      $ 1,906         $ 1,819       $   530       $   407
Service cost                   63              53            18            13
Interest cost                 132             123            38            34
Foreign currency
  exchange rate changes        11             (23)            -             -
Amendments                      6               -             -             3
Actuarial loss                138              62            86            96
Benefits paid                (121)           (126)          (23)          (23)
Business combinations          46              10             -             -
Divestitures                    -             (12)            -             -
Other                           1               -             2             -
-----------------------------------------------------------------------------
Benefit obligation at
  end of year             $ 2,182         $ 1,906       $   651       $   530
=============================================================================

--------------------------------------------------------------------------------


     The following table sets forth the change in the fair value of plan assets for our benefit plans (in millions):

--------------------------------------------------------------------------------

                                 Pension Benefits           Other Benefits
                               --------------------       ------------------
DECEMBER 31,                   2002            2001       2002          2001
----------------------------------------------------------------------------
Fair value of plan
  assets at beginning
  of year (1)               $ 1,492         $ 1,555     $    -       $    17
Actual return on
  plan assets                  (121)            (96)         -             -
Employer contributions          151             130          -             -
Foreign currency
  exchange rate changes          23             (14)         -             -
Benefits paid                   (95)            (91)         -           (17)
Business combinations             -               9          -             -
Divestitures                      -              (4)         -             -
Other                             2               3          -             -
----------------------------------------------------------------------------
Fair value of plan
  assets at end of year(1)  $ 1,452         $ 1,492     $    -       $     -
============================================================================


(1)  Pension benefit plan assets  primarily  consist of listed stocks  including
     1.62 million shares of common stock of our Company with a fair value of $71 million and $76 million as of December 31, 2002 and 2001, respectively.


96 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

     The total projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $2,016 million and $1,262 million, respectively, as of December 31, 2002 and $687 million and $232 million, respectively, as of December 31, 2001. The total accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,733 million and $1,243 million, respectively, as of December 31, 2002 and $583 million and $202 million, respectively, as of December 31, 2001.

   The accrued pension and other benefit costs recognized in our balance sheets are computed as follows (in millions):


---------------------------------------------------------------------------------------------------
                                                Pension Benefits                Other Benefits
                                             ----------------------          --------------------
DECEMBER 31,                                 2002              2001          2002            2001
-------------------------------------------------------------------------------------------------

Funded status                             $  (730)          $  (414)       $ (651)        $  (530)
Unrecognized net asset at transition           (1)               (5)            -               -
Unrecognized prior service cost                66                73            19              21
Unrecognized net actuarial loss               584               195           130              45
-------------------------------------------------------------------------------------------------
Net liability recognized                  $   (81)          $  (151)       $ (502)        $  (464)
=================================================================================================
Prepaid benefit cost                      $   271           $   146        $    -         $     -
Accrued benefit liability                    (747)             (387)         (502)           (464)
Accumulated other comprehensive income        335                70             -               -
Intangible asset                               60                20             -               -
-------------------------------------------------------------------------------------------------
Net liability recognized                  $   (81)          $  (151)       $ (502)        $  (464)
=================================================================================================

----------------------------------------------------------------------------------------------------



     The   weighted-average   assumptions   used  in  computing   the  preceding
information are as follows:

--------------------------------------------------------------------------------
                                                 Pension Benefits
                                        ------------------------------------
DECEMBER 31,                            2002            2001            2000
----------------------------------------------------------------------------
Discount rate                          6 1/4%          6 1/2%              7%
Rate of increase in
  compensation levels                  4 1/4%          4 1/4%          4 1/2%
Expected long-term rate of
  return on plan assets                8 1/4%          8 1/2%          8 1/2%


                                                   Other Benefits
                                        ------------------------------------
DECEMBER 31,                            2002            2001            2000
----------------------------------------------------------------------------
Discount rate                          6 3/4%          7 1/4%          7 1/2%
Rate of increase in
  compensation levels                  4 1/2%          4 1/2%          4 3/4%
Expected long-term rate of
  return on plan assets                    -               -               3%

--------------------------------------------------------------------------------

     The rate of increase in per capita costs of covered health care benefits is assumed to be 10 percent in 2003, decreasing gradually to 5 1/4 percent by the year 2008.

     A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):

--------------------------------------------------------------------------------

                                       One Percentage         One Percentage
                                       Point Increase         Point Decrease
--------------------------------------------------------------------------------
Effect on accumulated
  postretirement benefit obligation
  as of December 31, 2002                       $  68                 $  (57)
Effect on net periodic
  postretirement benefit cost in 2002           $   9                 $   (8)

--------------------------------------------------------------------------------

                                                         2002 ANNUAL REPORT - 97

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

NOTE 15: INCOME TAXES

Income Before Income Taxes and Cumulative Effect of Accounting Change consists of the following (in millions):

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
United States                        $ 2,062         $ 2,430         $ 1,497
International                          3,437           3,240           1,902
----------------------------------------------------------------------------
                                     $ 5,499         $ 5,670         $ 3,399
============================================================================

--------------------------------------------------------------------------------

     Income tax expense (benefit) consists of the following (in millions):

--------------------------------------------------------------------------------

YEAR ENDED                   United   State &        Inter-
DECEMBER 31,                 States     Local      national           Total
---------------------------------------------------------------------------
2002
----
  Current                    $  455    $   55       $   973        $  1,483
  Deferred                        2        23            15              40

2001
----
  Current                    $  552    $  102       $   981        $  1,635
  Deferred                       70       (15)            1              56

2000
----
  Current                    $   48    $   16       $ 1,155        $  1,219
  Deferred                       (9)       46           (34)              3

--------------------------------------------------------------------------------

     We made income tax payments of approximately $1,508 million, $1,496 million and $1,425 million in 2002, 2001 and 2000, respectively. During the first quarter of 2000, the U.S. and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company was established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes. The effect on our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits utilized on our U.S. income tax return.

     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                 2002            2001            2000
----------------------------------------------------------------------------
Statutory U.S. federal rate             35.0%           35.0%           35.0%
State income taxes-net of
  federal benefit                        0.9             1.0             0.8
Earnings in jurisdictions taxed
  at rates different from the
  statutory U.S. federal rate           (6.0)           (4.9)           (4.0)
Equity income or loss (1)               (2.0)           (0.9)            2.9
Other operating charges (2)                -               -             1.9
Write-down/sale of certain
  bottling investments (3)               0.7               -               -
Other-net                               (0.9)           (0.4)           (0.6)
----------------------------------------------------------------------------
Effective rates                         27.7%           29.8%           36.0%
============================================================================

(1) Includes charges by equity investees in 2002 and 2000. Refer to Note 16.
(2) Includes charges related to certain bottling, manufacturing and intangible assets for 2000. Refer to Note 16.
(3) Includes gains on the sale of Cervejarias Kaiser Brazil, Ltda and the write-down of certain bottling investments, primarily in Latin America. Refer to Note 16.

--------------------------------------------------------------------------------

     Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.

     In 2002 and 2000, management concluded that it was more likely than not that tax benefits would not be realized with respect to principally all of the items discussed in Note 16, with the exception of approximately $188 million of charges in 2000 related to the settlement terms of a class action discrimination lawsuit. Accordingly, valuation allowances were recorded to offset the future tax benefit of these items resulting in an increase in our effective tax rate. Excluding the impact of these items, the effective tax rate on operations for 2002 was 27 percent and for 2000 was slightly more than 30 percent.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $6.1 billion at December 31, 2002. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal and


98 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a portion of the U.S. liability.

     The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

--------------------------------------------------------------------------------

DECEMBER 31,                                      2002                 2001
---------------------------------------------------------------------------
Deferred tax assets:
  Property, plant and equipment               $    227             $    241
  Trademarks and other
    intangible assets                               75                    4
  Equity method investments
    (including translation adjustment)             468                  343
  Other liabilities                                123                  263
  Benefit plans                                    541                  377
  Net operating/capital loss
    carryforwards                                  663                  442
  Other                                            307                  275
--------------------------------------------------------------------------------
Gross deferred tax assets                        2,404                1,945
Valuation allowance                               (738)                (563)
--------------------------------------------------------------------------------
Total deferred tax assets (1)                 $  1,666             $  1,382
================================================================================


Deferred tax liabilities:
  Property, plant and equipment               $   (757)            $   (556)
  Trademarks and other
    intangible assets                             (208)                (118)
  Equity method investments
    (including translation adjustment)            (465)                (539)
  Other liabilities                                (55)                 (14)
  Other                                           (222)                (185)
---------------------------------------------------------------------------
Total deferred tax liabilities                $ (1,707)            $ (1,412)
===========================================================================
Net deferred tax liabilities                  $    (41)            $    (30)
===========================================================================

(1) Deferred tax assets of $358 million and $412 million have been included in the caption Other Assets at December 31, 2002 and 2001, respectively.

--------------------------------------------------------------------------------

     On December 31, 2002 and 2001, we had approximately $34 million and $240 million, respectively, of net deferred tax assets located in countries outside the United States.

     On December 31, 2002, we had $1,387 million of tax operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $614 million must be utilized within the next five years; $483 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

NOTE 16: SIGNIFICANT OPERATING AND
NONOPERATING ITEMS

In the third quarter of 2002, our Company recorded a noncash pretax charge of approximately $33 million related to our share of impairment and restructuring charges taken by certain investees in Latin America. This charge was recorded in the caption Equity Income (Loss).

     Our Company had direct and indirect ownership interests totaling approximately 18 percent in Cervejarias Kaiser S.A. (Kaiser S.A.). In March 2002, Kaiser S.A. sold its investment in Cervejarias Kaiser Brazil, Ltda to Molson Inc. (Molson) for cash of approximately $485 million and shares of Molson valued at approximately $150 million. Our Company's pretax share of the gain related to this sale was approximately $43 million, of which approximately $21 million was recorded in the caption Equity Income (Loss), and approximately $22 million was recorded in the caption Other Income (Loss)-Net.

     In the first quarter of 2002, our Company recorded a noncash pretax charge of approximately $157 million (recorded in the caption Other Income (Loss)-Net), primarily related to the write-down of certain investments in Latin America. This write-down reduced the carrying value of the investments in Latin America to fair value. The charge was primarily the result of the economic developments in Argentina during the first quarter of 2002, including the devaluation of the Argentine peso and the severity of the unfavorable economic outlook.

     In the first quarter of 2000, we recorded charges of approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Indian bottling operations. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair value was derived using cash flow analysis. The assumptions used in the cash flow analysis were consistent with those used in


                                                         2002 ANNUAL REPORT - 99

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

our internal planning. The assumptions included estimates of future growth in unit cases, estimates of gross margins, estimates of the impact of exchange rates and estimates of tax rates and incentives. The charge was primarily the result of our revised outlook for the Indian beverage market including the future expected tax environment. The remaining carrying value of long-lived assets within our Indian bottling operations, immediately after recording the impairment charge, was approximately $300 million.

     In July 2000, we recorded a tax-free noncash gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. Refer to Note 2.

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

     In 2000, the Company also recorded a charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its investment in the Philippines. In addition, Panamerican Beverages, Inc. wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were charges recorded by investees in Eurasia and the Middle East. These charges were partially offset by the impact of lower tax rates related to current and deferred taxes at CCEAG.

NOTE 17: REALIGNMENT COSTS

In January 2000, our Company initiated a major organizational realignment (the Realignment) intended to put more responsibility, accountability and resources in the hands of local business units of the Company so as to fully leverage the local capabilities of our system.

     Under the Realignment, employees were separated from almost all functional areas of the Company's operations, and certain activities were outsourced to third parties. The total number of employees separated as of December 31, 2000 was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, that included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment. We recorded total Realignment charges in 2000 of $850 million, which was included in the caption Other Operating Charges.


100 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

     The table below summarizes the balance of accrued Realignment expenses and the movement in that accrual as of and for the years ended December 31, 2001 and 2000 (in millions):



                                                                  2000          Accrued                       2001        Accrued
                                                               Noncash          Balance                    Noncash        Balance
                                        2000         2000          and     December 31,          2001          and   December 31,
REALIGNMENT SUMMARY                 Expenses     Payments     Exchange             2000      Payments     Exchange           2001
------------------------------------------------------------------------------------------------------------------------------------
Employees involuntarily separated
 Severance pay and benefits            $ 216       $ (123)       $  (2)           $  91        $  (66)       $  (8)        $  17
 Outside services--legal,
  outplacement, consulting                33          (25)           -                8            (8)           -             -
 Other--including asset
  write-downs                             81          (37)          (7)              37           (33)          (4)            -
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 330       $ (185)       $  (9)           $ 136        $ (107)       $ (12)        $  17
------------------------------------------------------------------------------------------------------------------------------------
Employees voluntarily separated
 Special retirement pay
  and benefits                         $ 353       $ (174)       $   -            $ 179        $  (26)       $ (12)        $ 141
 Outside services--legal,
  outplacement, consulting                 6           (3)           -                3            (3)           -             -
------------------------------------------------------------------------------------------------------------------------------------
                                       $ 359       $ (177)       $   -            $ 182        $  (29)       $ (12)        $ 141
====================================================================================================================================
Other direct costs                     $ 161       $  (92)       $  (9)           $  60        $  (26)       $ (11)        $  23
====================================================================================================================================
TOTAL REALIGNMENT                      $ 850       $ (454)       $ (18)           $ 378        $ (162)       $ (35)        $ 181 (1)
====================================================================================================================================


(1) As of December 31, 2001, $59 million was included in the caption Accounts
    Payable and Accrued Expenses. As of December 31, 2001, $122 million was included in the caption Other Liabilities.



     The Realignment has been completed, and all material payments associated with the Realignment have been made except for retirement pay and benefits for employees who voluntarily accepted early retirement packages, which will be paid out in accordance with the Company's defined benefit pension plans over a number of years.

NOTE 18: ACQUISITIONS AND INVESTMENTS

During  2002,  our  Company's   acquisition  and  investment   activity  totaled
approximately $1,144 million. Of this $1,144 million, our Company paid $544 million in cash.

     Effective February 2002, our Company acquired control of CCEAG. CCEAG is included in our Europe, Eurasia and Middle East operating segment. As a result of acquiring control of CCEAG, our Company expects to help focus its sales and marketing programs and assist in developing the business. This transaction was accounted for as a business combination, and the results of CCEAG's operations have been included in the Company's financial statements since February 2002. Prior to February 2002, our Company accounted for CCEAG under the equity method of accounting. As of December 31, 2002, our Company had an approximate 41 percent ownership interest in the outstanding shares of CCEAG. In accordance with the terms of a Control and Profit and Loss Transfer Agreement (CPL) with CCEAG, our Company obtained control of CCEAG for a period of up to five years. In return for control of CCEAG, the Company guaranteed annual payments, in lieu of dividends by CCEAG, to all other CCEAG share owners. These guaranteed annual payments equal .76 euro for each CCEAG share outstanding. Additionally, all other CCEAG share owners entered into either a put or put/call option agreement with the Company, exercisable at the end of the term of the CPL at agreed prices. Our Company entered into either put or put/call agreements for shares representing an approximate 59 percent interest in CCEAG. The spread in the strike prices of the put and call options is approximately 3 percent.

     As of the date of the transaction, the Company concluded that the exercise of the put and/or call agreements was a virtual certainty based on the minimal differences in the strike prices. We concluded that either the holder of the put option would require the Company to purchase the shares at the agreed-upon put strike price, or the Company would exercise its call option and require the share owner to tender its shares at the agreed-upon call strike price. The holders of the puts or calls may exercise their rights at any time up to


2002 ANNUAL REPORT - 101

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

the expiration date, which in this case is in five years. If these rights are exercised, the actual transfer of shares would not occur until the end of the term of the CPL. Coupled with the guaranteed payments in lieu of dividends for the term of the CPL, these instruments represented the financing vehicle for the transaction. As such, the Company determined that the economic substance of the transaction resulted in the acquisition of the remaining outstanding shares of CCEAG and required the Company to account for the transaction as a business combination. Furthermore, the terms of the CPL transfer control and all of the economic risks and rewards of CCEAG to the Company immediately.

     The present value of the total amount likely to be paid by our Company to all other CCEAG share owners, including the put or put/call payments and the guaranteed annual payments in lieu of dividends, is approximately $741 million at December 31, 2002. This amount has increased from the initial liability of approximately $600 million due to the accretion of the discounted value to the ultimate maturity of the liability described below, as well as approximately $95 million of translation adjustment related to this liability. This liability is included in the caption Other Liabilities. The accretion of the discounted value to its ultimate maturity value was recorded in the caption Other Income
(Loss)-Net, and this amount was approximately $38 million for the year ended December 31, 2002. As of December 31, 2002, the Company's balance sheet included property, plant and equipment with a fair value of approximately $961 million, bottler franchise rights with a fair value of approximately $576 million and goodwill with a fair value of approximately $419 million. These amounts are composed of approximately 41 percent of our historic book value of CCEAG's property, plant and equipment, franchise rights and goodwill, and approximately 59 percent of the fair value of CCEAG's property, plant and equipment, franchise rights and goodwill computed at the acquisition date. The bottler franchise rights, which authorize the bottler to manufacture and distribute designated Company trademark beverages within identified territories, were assigned an indefinite life. The goodwill, which is not currently expected to be deductible for tax purposes, is reported in the Europe, Eurasia and Middle East operating segment. As of December 31, 2002, CCEAG had outstanding debt of $843 million. The purchase price allocation is subject to refinement.

     In July 2002, our Company and Danone Waters of North America, Inc. (DWNA) formed the new company, CCDA, for the production, marketing and distribution of DWNA's bottled spring and source water business in the United States. In forming CCDA, DWNA contributed assets of its retail bottled spring and source water business in the United States. These assets include five production facilities, a license for the use of the Dannon and Sparkletts brands, as well as ownership of several value brands. Our Company made a cash payment to acquire a controlling 51 percent equity interest in CCDA and is also providing marketing, distribution and management expertise. This transaction was accounted for as a business combination, and the results of CCDA's operations have been included in our financial statements since July 2002. This business combination expanded our water brands to include a national offering in all sectors of the water category with purified, spring and source waters.

     In January 2002, our Company and CCBPI finalized the purchase of RFM Corp.'s (RFM) approximate 83 percent interest in CBC, a publicly traded Philippine beverage company. The original sale and purchase agreement with RFM was entered into in November 2001. As of the date of this sale and purchase agreement, the Company began supplying concentrate for this operation. In March 2002, a tender offer was completed with our Company and CCBPI acquiring all shares of the remaining minority share owners except for shares representing a 1 percent interest in CBC. As of December 31, 2002, our Company's direct ownership interest in CBC was approximately 61 percent, and our indirect ownership interest in CBC was approximately 13 percent. This transaction was accounted for as a business combination, and the results of CBC's operations have been included in our financial statements since January 2002. CBC is an established carbonated soft-drink business in the Philippines. Our Company's goal is to leverage our partnership with San Miguel in the Philippines, as well as leverage our sales, marketing and system resources, to expand CBC volume and profit over time. The Company and CCBPI have agreed to restructure the operations of CBC, and this restructuring will result in the Company owning all acquired trademarks and CCBPI owning all acquired bottling assets.

     Our Company acquired controlling interests in CCDA and CBC for total combined consideration of approximately


102 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

$328 million. CCDA is included in our North America operating segment, and CBC is included in our Asia operating segment. The Company has currently allocated approximately $91 million of the purchase price for these acquisitions to goodwill and $186 million to other indefinite lived intangible assets, primarily trademarks, brands and licenses. Of the $91 million for this goodwill, $63 million is allocated to our North America operating segment and $28 million is allocated to our Asia segment. As of December 31, 2002, the Company recorded minority ownership accruals of approximately $228 million related to these acquisitions in the caption Other Liabilities. The purchase price allocation for CBC was completed in 2002. The purchase price allocation for the CCDA acquisition is subject to refinement based on completion of asset valuations.

     The combined 2002 Net Operating Revenues of CCEAG, CBC and CCDA were approximately $1.3 billion.

     During 2001, our Company's acquisition and investment activity totaled approximately $651 million. In February 2001, our Company reached an agreement with Carlsberg for the dissolution of CCNB, a joint venture bottler in which our Company had a 49 percent ownership interest. At that time, CCNB had bottling operations in Sweden, Norway, Denmark, Finland and Iceland. Under this agreement with Carlsberg, our Company acquired CCNB's Sweden and Norway bottling operations in June 2001, increasing our Company's ownership in those bottlers to 100 percent. Carlsberg acquired CCNB's Denmark and Finland bottling operations, increasing Carlsberg's ownership in those bottlers to 100 percent. Pursuant to the agreement, CCNB sold its Iceland bottling operations to a third-party group of investors in May 2001.

     In March 2001, our Company signed a definitive agreement with La Tondena Distillers, Inc. (La Tondena) and San Miguel to acquire carbonated soft-drink, water and juice brands for $84 million. CCBPI acquired the related manufacturing and distribution assets from La Tondena for $63 million.

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

     In December 2001, our Company completed a cash tender offer for all outstanding shares of the common stock of Odwalla, Inc. This acquisition was valued at approximately $190 million with our Company receiving an ownership interest of 100 percent.

     During the first half of 2001, in separate transactions, our Company purchased two bottlers in Brazil: Refrescos Guararapes Ltda. and Sucovalle Sucos e Concentrados do Vale S.A. In separate transactions during the first half of 2000, our Company purchased two other bottlers in Brazil: Companhia Mineira de Refrescos, S.A. and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, following the completion of the tender offer, we owned approximately 95 percent of Paresa.

     The acquisitions and investments have been accounted for by either the purchase or equity method of accounting, as appropriate. Their results have been included in our financial statements from their respective dates of acquisition using the appropriate method of accounting. Had the results of these businesses been included in operations commencing with 2000, the reported results would not have been materially affected.

NOTE 19: SUBSEQUENT EVENTS

During the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany.

     In North America, the Company is integrating the operations of our three separate North American business units- Coca-Cola North America (including our interest in CCDA), The Minute Maid Company (including our Odwalla business) and Fountain. The integration is expected to result in a headcount reduction of approximately 1,000 people, with the identification of the individuals expected to be completed by the end of the first quarter of 2003.

     In Germany, CCEAG has taken steps to improve efficiency in sales and distribution, including the closure of three


                                                        2002 ANNUAL REPORT - 103

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

bottling plants in 2003. The streamlining initiative is expected to affect approximately 900 employees in Germany.

NOTE 20: OPERATING SEGMENTS

Our Company's  operating  structure includes the following  operating  segments:
North America (including The Minute Maid Company); Africa; Europe, Eurasia and Middle East; Latin America; Asia; and Corporate. North America includes the United States, Canada and Puerto Rico. During the first quarter of 2002, the Egypt Region was reclassified from Europe, Eurasia and Middle East to Africa. Prior period amounts have been reclassified to conform to the current period presentation.

     Effective January 1, 2001, our Company's operating segments were geographically reconfigured and renamed. Puerto Rico was added to North America from Latin America. The Middle East Division was added to Europe and Eurasia, which changed its name to Europe, Eurasia and Middle East. At the same time, Africa and Middle East, less the reclassified Middle East Division, changed its name to Africa. During the first quarter of 2001, Asia Pacific was renamed Asia. Prior period amounts have been reclassified to conform to the current period presentation.

Segment Products and Services
-----------------------------
The business of our Company is nonalcoholic beverages. Our operating segments derive substantially all of their revenues from the manufacture and sale of beverage concentrates and syrups, and in some cases, the sale of finished beverages. The Net Operating Revenues from operations excluding bottling were $17,157 million, $16,402 million and $16,448 million, respectively, for the years ended December 31, 2002, 2001 and 2000. Our consolidated bottling operations accounted for Net Operating Revenues of $2,407 million, $1,143 million and $906 million, respectively, for the years ended December 31, 2002, 2001 and 2000.

Method of Determining Segment Profit or Loss
--------------------------------------------
Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all the segment's costs of production, distribution and administration. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the Corporate segment. Our Company manages income taxes on a global basis. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment. Thus, we evaluate segment performance based on profit or loss before income taxes and cumulative effect of accounting change.


104 - THE COCA-COLA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries

Information about our Company's operations by operating segment is as follows (in millions):

--------------------------------------------------------------------------------

                                                                    Europe,
                                     North                        Eurasia &       Latin
                                   America         Africa       Middle East     America       Asia        Corporate    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
2002
----
Net operating revenues             $ 6,264         $ 684           $ 5,262 (1)  $ 2,089 (2)  $ 5,054 (3)    $   211      $ 19,564
Operating income (4)                 1,494           224             1,612        1,033 (2)    1,820           (725)        5,458
Interest income                                                                                                 209           209
Interest expense                                                                                                199           199
Depreciation and amortization          266            37               193           57          133            120           806
Equity income (loss)                    15           (25)              (18)         131           60            221           384
Income before income taxes and
  cumulative effect of accounting
  change                             1,515           187             1,540        1,081 (2)    1,848           (672)        5,499
Identifiable operating assets        4,999           565             4,576 (1)    1,205        2,370          5,795 (5)    19,510
Investments (6)                        142           115             1,211 (1)    1,352        1,150          1,021         4,991
Capital expenditures                   334            18               162           37          209             91           851
====================================================================================================================================
2001
----
Net operating revenues             $ 5,729         $ 633           $ 3,961      $ 2,181      $ 4,861 (3)    $   180      $ 17,545
Operating income                     1,480           276             1,461        1,094        1,763           (722)        5,352
Interest income                                                                                                 325           325
Interest expense                                                                                                289           289
Depreciation and amortization          249            43               118          90          144            159           803
Equity income (loss)                     2            (9)              (52)        118           68             25           152
Income before income taxes and
  cumulative effect of accounting
  change                             1,472           262             1,413        1,279        1,808           (564)(7)     5,670
Identifiable operating assets        4,738           517             2,292        1,681        2,121          5,646 (5)    16,995
Investments (6)                        140           184             1,626        1,572        1,053            847         5,422
Capital expenditures                   339            11               105           37          107            170           769
====================================================================================================================================
2000
----
Net operating revenues             $ 5,679         $ 624           $ 3,929      $ 2,024      $ 4,949 (3)    $   149      $ 17,354
Operating income (8)                 1,409           164             1,310 (9)      908          956         (1,056)(10)    3,691
Interest income                                                                                                 345           345
Interest expense                                                                                                447           447
Depreciation and amortization          244            52                66           96          211            104           773
Equity income (loss) (11)                3           (17)              (21)         (75)        (290)           111          (289)
Income before income taxes           1,413           134             1,406 (12)     859          651         (1,064)        3,399
Identifiable operating assets        4,271           549             1,481        1,545        1,953          5,270 (5)    15,069
Investments (6)                        141           191             1,904        1,767          993            769         5,765
Capital expenditures                   259             8               197           16          132            121           733
====================================================================================================================================



Intercompany transfers between operating segments are not material. Certain prior year amounts have been reclassified to conform to the current year presentation.

(1) Net operating revenues, identifiable operating assets and investments for Europe, Eurasia and Middle East were significantly impacted by the acquisition of CCEAG.

(2) Net operating revenues, operating income and income before income taxes and cumulative effect of accounting change for Latin America were negatively impacted by exchange and challenging economic conditions, primarily in Argentina, Venezuela and Brazil.

(3) Revenues in Japan represented approximately 69 percent of total Asia operating segment net operating revenues in 2002, 74 percent in 2001 and 75 percent in 2000.

(4) Operating income was reduced by $119 million for North America, $24 million for Africa, $51 million for Europe, Eurasia and Middle East, $22 million for Latin America, $51 million for Asia and $106 million for Corporate to include the impact of adopting the fair value method of accounting for stock-based compensation under SFAS No. 123.

(5)  Principally   marketable   securities,   finance  subsidiary   receivables,
     goodwill, trademarks and other intangible assets and property, plant and equipment.

(6)  Principally equity investments in bottling companies.

(7) Income before income taxes and cumulative effect of accounting change was increased by $91 million for Corporate due to a noncash gain that was recognized on the issuance of stock by Coca-Cola Enterprises, one of our equity investees.

(8) Operating income was reduced by $3 million for North America, $397 million for Asia and $5 million for Corporate related to the other operating charges recorded for asset impairments in the first quarter of 2000. Operating income was also reduced by $132 million for North America, $40 million for Africa, $198 million for Europe, Eurasia and Middle East, $59 million for Latin America, $127 million for Asia and $294 million for Corporate as a result of other operating charges associated with the Realignment.

(9) Operating income was reduced by $30 million for Europe, Eurasia and Middle East due to incremental marketing expenses in Central Europe.

(10) Operating income was reduced by $188 million for Corporate related to the settlement terms of a discrimination lawsuit, including a donation to The Coca-Cola Foundation.

(11) Equity income (loss) was reduced by $9 million for Africa, $26 million for Europe, Eurasia and Middle East, $124 million for Latin America and $306 million for Asia as a result of our Company's portion of charges recorded by equity investees.

(12) Income before income taxes was increased by $118 million for Europe, Eurasia and Middle East as a result of a gain related to the merger of Coca-Cola Beverages plc and Hellenic Bottling Company S.A.

--------------------------------------------------------------------------------

                                                        2002 ANNUAL REPORT - 105

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     The Coca-Cola Company and Subsidiaries


                                                                    Europe,
Compound Growth Rates                North                        Eurasia &       Latin
Ending 2002                        America         Africa       Middle East     America       Asia         Corporate   Consolidated
------------------------------------------------------------------------------------------------------------------------------------

Net operating revenues
  5 years                              5.4%           0.9%           0.8%         0.4%       5.8%          (0.5)%       3.3%
 10 years                              5.6%           9.9%           2.0%         4.3%       8.7%          19.7 %       5.2%
====================================================================================================================================
Operating income
  5 years                              2.8%           1.9%            0.0%        0.3%       4.7%             *         1.8%
 10 years                              7.8%           4.3%            4.2%        6.8%       7.9%             *         7.1%
====================================================================================================================================

*Calculation is not meaningful.

------------------------------------------------------------------------------------------------------------------------------------


REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS
THE COCA-COLA COMPANY

We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

     As discussed in Notes 1, 4 and 13 to the Consolidated Financial Statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets and changed its method of accounting for stock-based compensation. As discussed in Notes 1 and 10 to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.



/s/ Ernst & Young LLP

Atlanta, Georgia
January 31, 2003


106 - THE COCA-COLA COMPANY

                     The Coca-Cola Company and Subsidiaries



QUARTERLY DATA (UNAUDITED)
---------------------------------------------------------------------------------------------------
(In millions, except per
 share data)                                 First      Second       Third      Fourth         Full
YEAR ENDED DECEMBER 31,                    Quarter     Quarter     Quarter     Quarter         Year
---------------------------------------------------------------------------------------------------

2002
----
Net operating revenues                      $ 4,079     $ 5,368    $ 5,322    $ 4,795      $ 19,564
Gross profit                                  2,685       3,441      3,239      3,094        12,459
Net income before cumulative effect of
  accounting change                             732       1,223      1,091        930         3,976
Net income (loss)                           $  (194)    $ 1,223    $ 1,091    $   930      $  3,050
===================================================================================================
Basic net income (loss) per share:
  Before accounting change                  $   .29     $   .49    $   .44    $   .38      $   1.60
  Cumulative effect of accounting change       (.37)          -          -          -          (.37)
---------------------------------------------------------------------------------------------------
Total                                       $  (.08)    $   .49    $   .44    $   .38      $   1.23
===================================================================================================
Diluted net income (loss) per share:
  Before accounting change                  $   .29     $   .49    $   .44    $   .38      $   1.60
  Cumulative effect of accounting change       (.37)          -          -          -          (.37)
---------------------------------------------------------------------------------------------------
Total                                       $  (.08)    $   .49    $   .44    $   .38      $   1.23
===================================================================================================

2001
----
Net operating revenues                      $ 3,959     $ 4,653    $ 4,695    $ 4,238      $ 17,545
Gross profit                                  2,614       3,074      3,003      2,810        11,501
Net income                                      863       1,118      1,074        914         3,969
Basic net income per share                      .35         .45        .43        .37          1.60
Diluted net income per share                    .35         .45        .43        .37          1.60
---------------------------------------------------------------------------------------------------


Effective January 1, 2002, our Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." For the Company's intangible assets, the cumulative effect of this change in accounting principle was a decrease to net income after taxes in the first quarter of 2002 of approximately $367 million ($.15 per share after income taxes, basic and diluted). For the Company's proportionate share of its equity method investees, the cumulative effect of this change in accounting principle was a decrease to net income after taxes in the first quarter of 2002 of approximately $559 million ($.22 per share after income taxes, basic and diluted). Refer to Note 4.

     Effective January 1, 2002, our Company adopted the preferable fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Our Company selected the modified prospective method of adoption as described in SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." Since SFAS No. 148 was issued in December 2002, results for the quarters previously reported in our 2002 Quarterly Reports on Form 10-Q were restated to the amounts noted above for the modified prospective method of adoption. The pretax impact of adopting the provisions under the modified prospective method for the three months ended March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 was $95
million, $92 million, $95 million and $91 million, respectively. The 2002 full year impact of adopting the provisions under the modified prospective method was $.11 per share after income taxes, basic and diluted. Results for prior years have not been restated. Refer to Note 1.

     Effective January 1, 2002, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." Refer to Note 1. The adoption of the remaining items included in EITF Issue No. 01-9 resulted in the Company reducing Net Operating Revenues by $520 million, $641 million, $701 million and $685 million, respectively, for the three months ended March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001. This reclassification had no impact on Operating Income.

     The first quarter of 2002 includes a noncash pretax charge of approximately $157 million ($.06 per share after income taxes, basic and diluted) primarily related to the write-down of our investments in Latin America.

     In the first quarter of 2002, Cervejarias Kaiser S.A. sold its investment in Cervejarias Kaiser Brazil, Ltda to Molson Inc. (Molson) for cash of approximately $485 million and shares of Molson valued at approximately $150 million. Our Company's pretax share of the gain related to this sale was approximately $43 million ($.01 per share after income taxes, basic and diluted).

     The third quarter of 2002 includes a noncash pretax charge of approximately $33 million ($.01 per share after income taxes, basic and diluted) related to our proportionate share of impairment and restructuring charges taken by certain investees in Latin America.

     The third quarter of 2001 includes a noncash gain on the issuance of stock by one of our equity investees, Coca-Cola Enterprises, of approximately $91 million ($.02 per share after income taxes, basic and diluted).


108 - THE COCA-COLA COMPANY

                     The Coca-Cola Company and Subsidiaries

STOCK PRICES

Below is a summary of the New York Stock Exchange Composite high, low and closing prices of The Coca-Cola Company's stock for each quarter of 2002 and 2001.

--------------------------------------------------------------------------------

                First           Second              Third              Fourth
              Quarter          Quarter            Quarter             Quarter
-----------------------------------------------------------------------------
2002
----
High          $ 52.68          $ 57.91            $ 57.50             $ 53.10
Low             43.50            51.50              43.60               42.90
Close           52.26            56.00              47.96               43.84
=============================================================================

2001
----
High          $ 62.19          $ 49.35           $  50.70             $ 50.45
Low             43.76            42.37              43.50               44.01
Close           45.16            45.00              46.85               47.15
=============================================================================

--------------------------------------------------------------------------------




                                                        2002 ANNUAL REPORT - 109

                            SELECTED FINANCIAL DATA
                     The Coca-Cola Company and Subsidiaries


                                     COMPOUND
(In millions except per            GROWTH RATES                            YEAR ENDED DECEMBER 31,
share data, ratios and         -------------------   -----------------------------------------------------------------------------
growth rates)                  5 Years    10 Years   2002(2)(3)(4)  2001(4)(5)  2000(4)     1999(4)     1998(4)(6)      1997(4)(6)
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
---------------------
Net operating revenues         3.3 %     5.2 %     $ 19,564       $ 17,545     $ 17,354     $ 16,767      $ 16,301        $ 16,611
Cost of goods sold             3.4 %     3.5 %        7,105          6,044        6,204        6,009         5,562           6,015
----------------------------------------------------------------------------------------------------------------------------------
Gross profit                   3.3 %     6.3 %       12,459         11,501       11,150       10,758        10,739          10,596
Selling, general and
  administrative expenses      4.8 %     5.7 %        7,001          6,149        6,016        5,963         5,699           5,535
Other operating charges                                   -             -         1,443          813            73              60
----------------------------------------------------------------------------------------------------------------------------------
Operating income               1.8 %     7.1 %        5,458          5,352        3,691        3,982         4,967           5,001
Interest income                                         209            325          345          260           219             211
Interest expense                                        199            289          447          337           277             258
Equity income (loss)                                    384            152         (289)        (184)           32             155
Other income (loss)--net                               (353)            39           99           98           230             583
Gains on issuances of stock
  by equity investees                                     -             91            -            -            27             363
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
  and changes in accounting
  principles                  (1.9)%     7.2 %        5,499          5,670        3,399        3,819         5,198           6,055
Income taxes                  (4.6)%     5.8 %        1,523          1,691        1,222        1,388         1,665           1,926
----------------------------------------------------------------------------------------------------------------------------------
Net income before changes
  in accounting principles    (0.8)%     7.8 %     $  3,976       $  3,979     $  2,177     $  2,431      $  3,533        $  4,129
==================================================================================================================================
Net income                    (5.9)%     6.2 %     $  3,050       $  3,969     $  2,177     $  2,431      $  3,533        $  4,129
==================================================================================================================================
Average shares outstanding                            2,478          2,487        2,477        2,469         2,467           2,477
Average shares outstanding
  assuming dilution                                   2,483          2,487        2,487        2,487         2,496           2,515

PER SHARE DATA
--------------
Income before changes in
  accounting principles-
  basic                       (0.8)%     8.3 %     $   1.60       $   1.60     $    .88     $    .98      $   1.43        $   1.67
Income before changes in
  accounting principles-
  diluted                     (0.5)%     8.5 %         1.60           1.60          .88          .98          1.42            1.64
Basic net income              (5.9)%     6.9 %         1.23           1.60          .88          .98          1.43            1.67
Diluted net income            (5.6)%     7.1 %         1.23           1.60          .88          .98          1.42            1.64
Cash dividends                 7.4 %    11.1 %          .80            .72          .68          .64           .60             .56
Market price on December 31,  (8.0)%     7.7 %        43.84          47.15        60.94        58.25         67.00           66.69

TOTAL MARKET VALUE OF
  COMMON STOCK (1)            (8.0)%     7.1 %     $108,328       $117,226     $151,421     $143,969      $165,190        $164,766
---------------------

BALANCE SHEET AND OTHER DATA
----------------------------
Cash, cash equivalents and
  current marketable
  securities                                       $  2,345      $  1,934    $  1,892     $  1,812       $  1,807        $   1,843
Property, plant and
  equipment--net                                      5,911         4,453       4,168        4,267          3,669            3,743
Depreciation                                            614           502         465          438            381              384
Capital expenditures                                    851           769         733        1,069            863            1,093
Total assets                                         24,501        22,417      20,834       21,623         19,145           16,881
Long-term debt                                        2,701         1,219         835          854            687              801
Total debt                                            5,356         5,118       5,651        6,227          5,149            3,875
Share-owners' equity                                 11,800        11,366       9,316        9,513          8,403            7,274
Total capital (1)                                    17,156        16,484      14,967       15,740         13,552           11,149

OTHER KEY FINANCIAL MEASURES (1)
--------------------------------
Total debt-to-total capital                            31.2%         31.0%       37.8%        39.6%          38.0%            34.8%
Net debt-to-net capital                                21.1%         22.6%       29.4%        32.2%          28.1%            22.0%
Return on common equity                                34.3%         38.5%       23.1%        27.1%          45.1%            61.6%
Return on capital                                      24.5%         26.6%       16.2%        18.2%          30.2%            39.5%
Dividend payout ratio                                  65.1%         45.1%       77.4%        65.0%          41.9%            33.6%
Net cash provided by operations                    $   4,742     $  4,110    $  3,585     $  3,883       $  3,433        $   4,033
Economic profit                                    $   2,375     $  2,466    $    861     $  1,128       $  2,480        $   3,325
==================================================================================================================================



(1)  See Glossary on inside back cover.

(2) In 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Refer to Note 4 in our Consolidated Financial Statements.

(3) In 2002, we adopted the fair value method provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and we adopted SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure."

(4) In 2002, we adopted EITF Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." In 2001, we adopted EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." All prior years were reclassified to conform to the current year presentation.

(5) In 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

(6) In 1998, we adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."



110-111 - THE COCA-COLA COMPANY

                           SELECTED FINANCIAL DATA
                     The Coca-Cola Company and Subsidiaries



(In millions except per                                                            YEAR ENDED DECEMBER 31,
share data, ratios and                       ---------------------------------------------------------------------------------------
growth rates)                                   1996(4)(6)    1995(4)(6)      1994(4)(6)(7)      1993(4)(6)(8)     1992(4)(6)(9)(10)
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
---------------------
Net operating revenues                          $  16,635     $  16,283         $  14,570         $  12,527          $  11,820
Cost of goods sold                                  6,738         6,940             6,168             5,160              5,055
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                        9,897         9,343             8,402             7,367              6,765
Selling, general and
  administrative expenses                           5,597         5,231             4,765             4,218              4,018
Other operating charges                               385            86                 -                50                  -
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                    3,915         4,026             3,637             3,099              2,747
Interest income                                       238           245               181               144                164
Interest expense                                      286           272               199               168                171
Equity income (loss)                                  211           169               134                91                 65
Other income (loss)--net                               87            86               (25)                7                (59)
Gains on issuances of stock
  by equity investees                                 431            74                 -                12                  -
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  changes in accounting
  principles                                        4,596         4,328             3,728             3,185              2,746
Income taxes                                        1,104         1,342             1,174               997                863
------------------------------------------------------------------------------------------------------------------------------------
Net income before changes
  in accounting principles                      $   3,492     $   2,986         $   2,554         $   2,188          $   1,883
====================================================================================================================================
Net income                                      $   3,492     $   2,986         $   2,554         $   2,176          $   1,664
====================================================================================================================================
Average shares outstanding                          2,494         2,525             2,580             2,603              2,634
Average shares outstanding
  assuming dilution                                 2,523         2,549             2,599             2,626              2,668

PER SHARE DATA
--------------
Income before changes in
  accounting principles-
  basic                                         $    1.40     $    1.18         $     .99         $     .84          $     .72
Income before changes in
  accounting principles-
  diluted                                            1.38          1.17               .98               .83                .71
Basic net income                                     1.40          1.18               .99               .84                .63
Diluted net income                                   1.38          1.17               .98               .83                .62
Cash dividends                                        .50           .44               .39               .34                .28
Market price on December 31,                        52.63         37.13             25.75             22.31              20.94

TOTAL MARKET VALUE OF
  COMMON STOCK (1)                              $ 130,575     $  92,983         $  65,711         $  57,905          $  54,728
---------------------
BALANCE SHEET AND OTHER DATA
----------------------------
Cash, cash equivalents and
  current marketable
  securities                                    $   1,658     $   1,315         $   1,531         $   1,078          $   1,063
Property, plant and
  equipment--net                                    3,550         4,336             4,080             3,729              3,526
Depreciation                                          442           421               382               333                310
Capital expenditures                                  990           937               878               800              1,083
Total assets                                       16,112        15,004            13,863            11,998             11,040
Long-term debt                                      1,116         1,141             1,426             1,428              1,120
Total debt                                          4,513         4,064             3,509             3,100              3,207
Share-owners' equity                                6,125         5,369             5,228             4,570              3,881
Total capital (1)                                  10,638         9,433             8,737             7,670              7,088

OTHER KEY FINANCIAL MEASURES (1)
----------------------------
Total debt-to-total capital                          42.4%         43.1%             40.2%             40.4%              45.2%
Net debt-to-net capital                              31.6%         32.3%             25.5%             29.0%              33.1%
Return on common equity                              60.8%         56.4%             52.1%             51.8%              46.4%
Return on capital                                    36.8%         34.9%             32.8%             31.2%              29.4%
Dividend payout ratio                                35.7%         37.2%             39.4%             40.6%              44.3%
Net cash provided by operations                 $   3,463     $   3,328         $   3,361         $   2,508          $   2,232
Economic profit                                 $   2,718     $   2,291         $   1,896         $   1,549          $   1,300
====================================================================================================================================


(7) In 1994, we adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(8) In 1993, we adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(9) In 1992, we adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(10) In 1992, we adopted SFAS No. 109, "Accounting for Income Taxes."


                                                    2002 ANNUAL REPORT - 110-111

                            SHARE-OWNER INFORMATION

COMMON STOCK
Ticker symbol: KO
The  Coca-Cola  Company  is one of 30  companies  in the  Dow  Jones  Industrial
Average.
Share owners of record at year end: 365,189
Shares outstanding at year end: 2.47 billion

STOCK EXCHANGES
Inside the United States:
------------------------
Common stock listed and traded: New York Stock Exchange, the principal market for our common stock.
Common stock traded: Boston, Chicago, Cincinnati, Pacific and Philadelphia stock exchanges.

Outside the United States:
-------------------------
Common stock listed and traded: the German exchange in Frankfurt and the Swiss exchange in Zurich.

DIVIDENDS
At its February 2003 meeting, our Board increased our quarterly dividend to 22 cents per share, equivalent to an annual dividend of 88 cents per share. The Company has increased dividends in each of the last 41 years.

   The Coca-Cola Company normally pays dividends four times a year, usually on April 1, July 1, October 1 and December 15. The Company has paid 327 consecutive quarterly dividends, beginning in 1920.

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

     At year end, 76 percent of the Company's share owners of record were participants in the Plan. In 2002, share owners invested $36.7 million in dividends and $25.7 million in cash in the Plan.

     If your shares are held in street name by your broker and you are interested in participating in the Dividend and Cash Investment Plan, you may have your broker transfer the shares electronically to EquiServe Trust Company, N.A., through the Direct Registration System.

     For more details on the Dividend and Cash Investment Plan, please contact the Plan Administrator, EquiServe, or visit the investor section of our Company's Web site, www.coca-cola.com, for more information.

SHARE-OWNER ACCOUNT ASSISTANCE
For address changes, dividend checks, direct deposit of dividends, account consolidation, registration changes, lost stock certificates, stock holdings and information about the Dividend and Cash Investment Plan, please contact:
Registrar and Transfer Agent
EquiServe Trust Company, N.A.
P.O. Box 43069
Providence, RI  02940-3070
U.S. toll-free: (888) COKESHR (265-3747) or (781) 575-2725
For hearing impaired: (800) 490-1493 or (781) 575-2692
E-mail: cocacola@equiserve.com
Internet: www.equiserve.com

SHARE-OWNER INTERNET ACCOUNT ACCESS
Share owners of record may access their accounts via the Internet to obtain their share balance, conduct secure transactions, request printable forms and view the current market value of their investment as well as historical stock prices.

   To log on to this secure site and request your initial password, go to www.equiserve.com and click on "Account Access."

ANNUAL MEETING OF SHARE OWNERS
April 16, 2003, 10:00 a.m., local time
Four Seasons Hotel
1300 Lamar Street
Houston, Texas

CORPORATE OFFICES
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

INSTITUTIONAL INVESTOR INQUIRIES
(404) 676-5766

INFORMATION RESOURCES

Internet
--------
Our  Web  site,  www.coca-cola.com,   offers  information  about  our  financial
performance, news about the Company and brand experiences.

Publications
------------
The Company's Annual Report, Proxy Statement, Form 10-K and Form 10-Q reports are available free of charge upon request from our Industry and Consumer Affairs Department at the Company's corporate address, listed above.

Hotline
-------
The Company's hotline, (800) INVSTKO (468-7856), offers taped highlights from the most recent quarter and may be used to request the most up-to-date quarterly results news release.

Audio Annual Report
-------------------
An audiocassette version of this report is available without charge as a service to the visually impaired. To receive a copy, please contact our Industry & Consumer Affairs Department at (800) 571-2653.

Duplicate Mailings
------------------
If you are receiving duplicate or unwanted copies of our Annual Report, please contact EquiServe at (888) COKESHR (265-3747).


---------------------

Harry Potter characters, names and all related indicia are trademarks of and [copyright symbol] Warner Bros. All rights reserved.

[copyright symbol] 2003 Warner Home Video. Harry Potter Publishing Rights [copyright symbol] J.K.R.

Winnie the Pooh [copyright symbol] Disney. Based on the "Winnie the Pooh" works by A.A. Milne and E.H. Shepard.

American Idol Search For A Superstar [trademark symbol] 2002 FremantleMedia Operations, B.V. and 19 Television Ltd. All rights reserved.

[copyright symbol] 2002 FremantleMedia North America, Inc. and 19 Television Ltd. All rights reserved.

[copyright  symbol] 2003 The Coca-Cola  Company

[recycle symbol] This report is printed on recycled paper.



114 - THE COCA-COLA COMPANY

                                    GLOSSARY


BOTTLING PARTNER OR BOTTLER: businesses that buy concentrates, beverage bases or syrups from the Company, convert them into finished packaged products and sell them to customers.

CARBONATED SOFT DRINK: nonalcoholic carbonated beverage containing flavorings and sweeteners. Excludes, among others, waters and flavored waters, juices and juice drinks, sports drinks, and teas and coffees.

THE COCA-COLA SYSTEM: the Company and its bottling partners.

COMPANY:  The Coca-Cola Company together with its subsidiaries.

CONCENTRATE  OR  BEVERAGE  BASE:  material   manufactured  from  Company-defined
ingredients and sold to bottlers to prepare finished beverages through the addition of sweeteners and/or water and marketed under trademarks of the Company.

CONSUMER: person who drinks Company products.

COST OF CAPITAL: after-tax blended cost of equity and borrowed funds used to invest in operating capital required for our business.

CUSTOMER: retail outlet, restaurant or other operation that sells or serves Company products directly to consumers.

DERIVATIVES: contracts or agreements, the value of which may change based on changes in interest rates, exchange rates, prices of securities, or financial or commodity indices. The Company uses derivatives to reduce its exposure to adverse fluctuations in interest and exchange rates and other market risks.

DIVIDEND PAYOUT RATIO: calculated by dividing cash dividends on common stock by net income.

ECONOMIC PROFIT: income before changes in accounting principles after giving effect to taxes and excluding the effects of interest, in excess of a computed capital charge for average operating capital employed. Economic value added respresents growth in economic profit from year to year.

FOUNTAIN: system used by retail outlets to dispense product into cups or glasses for immediate consumption.

GALLONS: unit of measurement for concentrates, syrups, beverage bases, finished beverages and powders (in all cases, expressed in equivalent gallons of syrup) for all beverage products which are reportable as unit case volume.

GROSS MARGIN: calculated by dividing gross profit by net operating revenues.

KO: the ticker symbol for common stock of The Coca-Cola Company.

MARKET: when used in reference to geographic areas, territory in which the Company and its bottling partners do business, often defined by national boundaries.

NET CAPITAL: calculated by adding share-owners' equity to net debt.

NET DEBT: calculated by subtracting from debt the sum of cash, cash equivalents, and marketable securities, less the amount of cash determined to be necessary for operations.

NONCARBONATED BEVERAGES: nonalcoholic noncarbonated beverages including, but not limited to, waters and flavored waters, juices and juice drinks, sports drinks, and teas and coffees.

OPERATING MARGIN: calculated by dividing operating income by net operating revenues.

PER CAPITA CONSUMPTION: average number of servings consumed per person, per year in a specific market. Per capita consumption of Company products is calculated by multiplying our unit case volume by 24, and dividing by the population.

RETURN ON CAPITAL: calculated by dividing income before changes in accounting principles (adding back interest expense, net of related taxes) by average total capital.

RETURN ON COMMON EQUITY: calculated by dividing income before changes in accounting principles by average common share-owners' equity.

SERVING: eight U.S. fluid ounces of a finished beverage.

SYRUP: concentrate mixed with sweetener and water, sold to bottlers and customers who add carbonated water to produce finished carbonated soft drinks.

TOTAL CAPITAL: equals share-owners' equity plus interest-bearing debt.

TOTAL MARKET VALUE OF COMMON STOCK: stock price as of a date multiplied by the number of shares outstanding as of the same date.

UNIT CASE: unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 servings).

UNIT CASE VOLUME, OR VOLUME: the number of unit cases (or unit case equivalents) of Company trademark or licensed beverage products directly or indirectly sold by the Coca-Cola system to customers. Volume primarily consists of beverage products bearing Company trademarks. Also included in volume are certain products licensed to our Company or owned by our bottling partners, for which our Company provides marketing support and derives profit from the sales. Such products licensed to our Company or owned by our bottling partners account for a minimal portion of total unit case volume.

ENVIRONMENTAL STATEMENT: Our Company's commitment to environmental issues is guided by a simple principle: We will conduct our business in ways that protect and preserve the environment. Throughout our organization, our employees at all levels are proactively integrating our Company's environmental management system (eKOsystem) throughout all business units worldwide. We use the results of research and new technology to minimize the environmental footprint of our operations, products and packages. We seek to cooperate with public, private and governmental organizations in pursuing solutions to environmental challenges. We direct our Company's skills, energies and resources to activities and issues where we can make a positive and effective contribution.

EQUAL OPPORTUNITY POLICY: The Coca-Cola Company and its subsidiaries maintain a long-standing commitment to equal opportunity, affirmative action and valuing the diversity of our employees, share owners, customers and consumers. The Company strives to create a working environment free of discrimination and harassment with respect to race, sex, color, national origin, religion, age, sexual orientation, disability, status as a special disabled veteran, a veteran of the Vietnam era, or other covered veteran. The Company also makes reasonable accommodations in the employment of qualified individuals with disabilities. The Company maintains ongoing contact with labor and employee associations to develop relationships that foster responsive and mutually beneficial discussions pertaining to labor issues. These associations have provided a mechanism for positive industrial relations. In addition, we provide fair marketing opportunities to all suppliers and maintain programs to increase transactions with firms that are owned and operated by minorities and women.